UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Traffix, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies: Common Stock
(2)	Aggregate number of securities to which transaction applies: 15,232,431
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11
(set forth the amount on which the filing fee is calculated and state how it was determined):
$5.90 was closing price on 12/27/07

(4)	Proposed maximum aggregate value of transaction: $89,871,343
(5)	Total fee paid: $2,759.05
☐	Fee paid previously with preliminary materials.
☒	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the
Form or Schedule and the date of its filing.
(1)	Amount Previously Paid: $3,299.77
(2)	Form, Schedule or Registration Statement No.: 333-147131
(3)	Filing Party: New Motion, Inc.
(4)	Date Filed: November 2, 2007

Dear Traffix Stockholder:

Our board of directors has approved a strategic merger with New Motion, Inc., a Delaware corporation (“New Motion”), to combine the businesses of Traffix and New Motion. We believe this combination brings together the resources necessary to create a major mobile entertainment network by providing access to a wide range of digital content, exclusive premium billed mobile subscription services and broad online distribution, which will enable the combined company to compete more effectively in the rapidly evolving digital entertainment marketplace.

Under the terms of the merger agreement with New Motion, Traffix and New Motion will combine their businesses through the merger of Traffix with a wholly owned subsidiary of New Motion, as a result of which Traffix will become a wholly owned subsidiary of New Motion and each share of Traffix common stock will be converted into the right to receive shares of New Motion common stock.

In the proposed merger, our stockholders and other security holders will receive in aggregate 11,917,520 shares of New Motion common stock, including shares of New Motion common stock underlying options to purchase New Motion common stock, in exchange for their shares of Traffix common stock and options to purchase shares of Traffix common stock. Based on the currently anticipated capitalization of both companies on the closing date of the merger, our stockholders will receive approximately 0.681 shares of New Motion common stock for each share of Traffix common stock. It is the intention of the parties that the shares of New Motion common stock and other securities issued to Traffix stockholders and option holders in the proposed transaction will represent approximately 45% of the outstanding capital stock of the combined company on a fully diluted basis (calculated using the treasury stock method).

Traffix’s common stock is currently listed on the Nasdaq Global Market under the symbol “TRFX.” New Motion’s common stock is currently quoted on Nasdaq’s Over-the-Counter Bulletin Board under the symbol “NWMO”. As a condition to the obligation of the parties to consummate the merger, the common stock of the combined company must be approved for listing on The Nasdaq Stock Market. New Motion has applied to have its common stock listed on The Nasdaq Global Market. New Motion anticipates that its common stock will be approved for listing on The Nasdaq Global Market and that it will commence trading on The Nasdaq Global Market concurrently with the consummation of the merger, but there is no assurance that such approval will be granted and listing on the Nasdaq Global Market is not a condition to the parties’ obligation to consummate the merger.

After careful consideration, our board of directors has unanimously determined that the merger with New Motion and the related merger agreement is advisable, fair to and in the best interests of our stockholders and has recommended that you vote for this proposal. The financial advisor to the special committee of our board of directors, Stephens Inc., has delivered to the special committee an opinion to the effect that, as of the date of its opinion and based upon and subject to the various considerations and assumptions set forth therein, the merger consideration to be received by holders of Traffix common stock pursuant to the merger agreement was fair from a financial point of view, to those holders.

YOUR VOTE IS VERY IMPORTANT.  The merger cannot be completed unless Traffix stockholders adopt and approve the merger agreement. Traffix is holding a special meeting of stockholders to vote on the proposals necessary to complete the merger. The special meeting of stockholders will be held at 10:00 a.m., local time, on January 31, 2008 at the offices of Traffix, One Blue Hill Plaza, Pearl River, New York 10965. Information about the special meeting of Traffix stockholders, the merger and any other business to be considered by stockholders is contained in the accompanying proxy statement. We urge you to read the accompanying joint proxy statement/prospectus. You should also carefully consider the risk factors beginning on page 17.

Whether or not you plan to attend the Traffix special meeting of stockholders, please submit your proxy as soon as possible to make sure that your shares are represented at the meeting.

TO APPROVE THE MERGER AND ADOPT THE MERGER AGREEMENT, YOU MUST VOTE “FOR” THE PROPOSAL BY FOLLOWING THE INSTRUCTIONS STATED ON THE ENCLOSED PROXY CARD. IF YOU DO NOT VOTE AT ALL, IT WILL, IN EFFECT, COUNT AS A VOTE AGAINST THE PROPOSAL.

The Traffix board of directors recommends that Traffix stockholders vote FOR the proposal to adopt and approve the merger agreement.

Sincerely,

Jeffrey L. Schwartz
Chairman and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Motion securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated December 21, 2007, and was first mailed to Traffix stockholders on or about December 29, 2007.

TRAFFIX, INC.
One Blue Hill Plaza
Pearl River, New York 10965
(845) 620-1212

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JANUARY 31, 2008

To the Stockholders of Traffix, Inc.:

We will hold a special meeting of stockholders of Traffix, Inc. (“Traffix”) at 10:00 a.m., local time, on January 31, 2008 at our offices located at One Blue Hill Plaza, Pearl River, New York, for the following purposes:

(1)	To consider and vote on a proposal to approve and adopt the Agreement and Plan of Merger by and among New Motion, Inc. (“New Motion”), NM Merger Sub, Inc., a wholly owned subsidiary of New Motion (“Merger Co.”), and Traffix, Inc. (“Traffix”), dated as of September 26, 2007, which is referred to as the merger agreement in the enclosed documents.
(2)	To consider and vote upon a proposal to grant discretionary authority to management of Traffix to adjourn the special meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the special meeting to approve any of the foregoing proposals; and
(3)	To transact such other business as may properly come before the special meeting.

We describe these items of business more fully in the joint proxy statement/prospectus attached to this notice. We encourage you to read the entire document carefully.

The board of directors of Traffix fixed December 21, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. Only holders of record of shares of Traffix common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. At the close of business on the record date, Traffix had outstanding and entitled to vote 15,232,431 shares of common stock.

Your vote is important. The affirmative vote of the holders of a majority of the voting power of the shares of Traffix common stock outstanding on the record date for the Traffix special meeting is required for approval of the first proposal regarding adoption of the merger agreement. The affirmative vote of a majority of the votes cast in person or by proxy at the Traffix special meeting is required to approve the second proposal regarding an adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal. Even if you plan to attend the special meeting in person, we request that you sign and return the enclosed proxy card or vote by telephone or by using the Internet as instructed on the enclosed proxy card, and thus ensure that your shares will be represented at the special meeting if you are unable to attend. If you sign, date and mail your proxy card without indicating how you wish to vote, your proxy will be counted as a vote in favor of the adoption of the merger agreement and an adjournment of the Traffix special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the first proposal. If you fail to return your proxy card or vote by telephone or by using the Internet, the effect will be a vote against the adoption of the merger agreement and your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. You may revoke your proxy in the manner described in the accompanying joint proxy statement/prospectus at any time before it has been voted at the special meeting. If you do attend the Traffix special meeting and wish to vote in person, you may revoke your proxy and vote in person.

Please do not send any stock certificates representing Traffix common stock at this time. If the merger is consummated, you will be sent instructions regarding the surrender of your stock certificates.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the shares of New Motion common stock to be issued in the merger, or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is unlawful.

BY ORDER OF THE BOARD OF DIRECTORS

Andrew Stollman
Secretary
Pearl River, New York
December 31, 2007

i

Board Composition and Committees	164
Executive Officers and Directors	164
Compensation Committee Interlocks and Insider Participation	166
Executive Compensation	166
Narrative Disclosure to Summary Compensation Table	167
Outstanding Equity Awards at Fiscal Year-End	167
Employment Agreements of Named Executive Officers of the Combined Company	168
Related Party Transactions	170
Promoters and Control Persons	172
Security Ownership of Certain Beneficial Owners and Management	173
New Motion	173
Traffix	175
Description of New Motion Capital Stock	177
Authorized Capital Stock of New Motion	177
Common Stock	177
Warrants and Purchase Rights	178
Anti-Takeover Provisions	178
Transfer Agent and Registrar	179
Listing	179
Description of Traffix Capital Stock	180
General	180
Common Stock	180
Preferred Stock	180
Transfer Agent	180
Comparison of Certain Rights of Stockholders of New Motion and Stockholders of Traffix	181
Summary of Material Differences Between the Current Rights of Traffix Stockholders and Rights Those Stockholders Will Have As New Motion Stockholders Following the Merger	181
Legal Matters	191
Experts	191
Future Stockholder Proposals	191
Where You Can Find More Information	192

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS

The following questions and answers briefly address some commonly asked questions about the New Motion and the Traffix special meetings. They may not include all the information that is important to stockholders of New Motion and Traffix. We urge stockholders to read carefully this entire Joint Proxy Statement/Prospectus, including the annexes and the other documents referred to herein.

Q: Why am I receiving these materials?

A: We are sending you these materials to help you decide how to vote your shares of New Motion or Traffix stock with respect to their proposed merger.

The merger cannot be completed unless Traffix stockholders adopt the merger agreement, and New Motion stockholders approve the issuance of New Motion’s common stock in the merger. Each of New Motion and Traffix is holding its special meeting of stockholders to vote on the proposals necessary to complete the merger. Information about these meetings, the merger and the other business to be considered by stockholders is contained in this Joint Proxy Statement/Prospectus.

We are delivering this document to you as both a joint proxy statement of Traffix and New Motion and a prospectus of New Motion. It is a joint proxy statement because each of our boards of directors is soliciting proxies from its stockholders. It is a prospectus because New Motion will issue shares of its common stock in exchange for shares of Traffix in the merger.

Q: What will stockholders receive in the merger?

A: In the proposed merger, Traffix stockholders will receive approximately 0.681 shares of New Motion common stock for each share of Traffix common stock, based on the currently anticipated capitalization of both companies as of the closing date of the merger. This exchange ratio will not be adjusted to reflect stock price changes prior to the closing. However, the exchange ratio is subject to adjustment if additional shares or other securities of Traffix or New Motion are issued before the closing of the transaction.

New Motion’s stockholders will continue to own their existing shares, which will not be affected by the merger.

Q: What will option holders receive in the merger?

A: In the merger, all outstanding Traffix employee stock options and other stock-based awards will be converted into options and stock-based awards of New Motion, and those options and awards will entitle the holder to receive New Motion common stock. The number of shares issuable under those options and awards, and, if applicable, the exercise prices for those options and awards, will be adjusted based on the exchange ratio, which currently is approximately 0.681 assuming no change in the capitalization of Traffix or New Motion.

New Motion stock options and other equity-based awards, including restricted stock units, will remain outstanding and will not be affected by the merger.

Q: How will the merger affect the distribution of the combined company’s capital stock among stockholders and other security holders?

A: It is the intention of the parties that the shares of New Motion common stock, together with shares of New Motion common stock underlying options to purchase New Motion common stock, to be issued to stockholders and other security holders of Traffix will represent approximately 45% of the total outstanding capital stock of the combined company on a fully diluted basis, calculated using the treasury stock method. In general, the treasury stock method assumes exercise of “in-the-money” options and warrants with an intrinsic value (created by a positive difference between the market value of the underlying securities and the exercise price of the options or warrants), and further assumes that proceeds the company receives from an “in-the-money” exercise of options and warrants are used to repurchase shares of common stock in the market. The treasury stock method of calculation is used when computing diluted earnings per share in accordance with accounting principles generally accepted in the United States of America (GAAP).

Q: When do Traffix and New Motion expect to complete the merger?

v

A: Traffix and New Motion expect to complete the merger after all conditions to the merger in the merger agreement are satisfied or waived, including after stockholder approvals are received at the special meetings of Traffix and New Motion. New Motion and Traffix currently expect to complete the merger in the first quarter of 2008. However, it is possible that factors outside of either company’s control could require New Motion or Traffix to complete the merger at a later time or not to complete it at all.

Q: How do the boards of directors of New Motion and Traffix recommend that I vote?

A: The New Motion board of directors recommends that holders of New Motion common stock vote FOR the proposal to approve the issuance of New Motion’s common stock in the merger.

The Traffix board of directors recommends that Traffix stockholders vote FOR the proposal to adopt the merger agreement.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this Joint Proxy Statement/Prospectus, please vote your shares as soon as possible so that your shares will be represented at your respective company’s special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker or other nominee.

Q: Are there any risks I should consider in deciding whether to vote for the proposals described in this joint prospectus/proxy statement?

A: We have listed in the section entitled “Risk Factors” the risks, among others, that you should consider in deciding whether to vote for the proposals described in this joint proxy statement/prospectus.

Q: How do I vote?

A: You may vote before your company’s special meeting in one of the following ways:

•	use the toll-free number shown on your proxy card (this applies to Traffix Stockholders only);
•	visit the website shown on your proxy card to vote via the Internet; (this applies to Traffix Stockholders only) or
•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at your company’s special meeting.

If your shares are held in “street name”, through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.

Q: When and where are the New Motion and Traffix special meetings of stockholders?

A: The special meeting of New Motion’s stockholders will be held at the Hyatt Hotel located at 17900 Jamboree Road, Irvine, California 92614 at 10:00 a.m., local time, on January 31, 2008. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

The special meeting of Traffix stockholders will be held at the executive offices of Traffix located at One Blue Hill Plaza, Pearl River, New York 10965 at 10:00 a.m., local time, on January 31, 2008. Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration and seating will begin at 9:30 a.m., local time.

Q: What does it mean if I receive more than one proxy card or more than one email instructing me to vote?

A: If you receive more than one proxy card or more than one email instructing you to vote, your shares are registered in more than one name or are registered in different accounts. Please complete, date, sign and return each proxy card, and respond to each email, to ensure that all of your shares are voted.

Q: What does it mean if multiple members of my household are stockholders of New Motion or stockholders of Traffix but we only received one set of proxy materials?

A: If you hold shares in “street name,” in accordance with a notice sent to certain brokers, banks or other nominees, we are sending only one joint proxy statement/prospectus to an address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs.

Q: If my shares are held in “street name” by a broker or other nominee, will my broker or nominee vote my shares for me?

A: Your broker or other nominee does not have authority to vote on the proposals described in this Joint Proxy Statement/Prospectus. Your broker or other nominee will vote your shares held by it in “street name” with respect to these matters ONLY if you provide instructions to it on how to vote. You should follow the directions your broker or other nominee provides.

Q: What constitutes a quorum?

A: Stockholders who hold a majority in voting power of the New Motion common stock issued and outstanding as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the New Motion special meeting.

Stockholders who hold a majority in voting power of the Traffix common stock issued and outstanding as of the close of business on the record date and who are entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Traffix special meeting.

Q: What vote is required to approve each proposal?

A: To issue New Motion’s common stock:  the affirmative vote of the holders of a majority of New Motion’s shares voting on the proposal is required to approve the issuance of New Motion’s common stock in the merger, which is referred to in this Joint Proxy Statement/Prospectus as the Share Issuance Proposal.

To approve the merger agreement:  the affirmative vote of a majority of the outstanding shares of Traffix common stock entitled to vote is required to approve the merger agreement, which is referred to in this Joint Proxy Statement/Prospectus as the Merger Proposal.

Q: Are any stockholders already committed to vote in favor of the merger?

A: Yes. Pursuant to a voting agreement with New Motion, Traffix’s Chairman, Jeffrey L. Schwartz, and its President, Andrew Stollman, have agreed to vote all of their shares of Traffix common stock held on the record date at the special meeting in favor of the merger proposal. These shares represented approximately 14.5% of the outstanding shares of Traffix common stock as of the record date.

Pursuant to a voting agreement with Traffix, certain stockholders of New Motion, including certain directors and executive officers of New Motion, have agreed to vote all of their shares of New Motion common stock held on the record date at the special meeting in favor of the merger proposal. These shares represented approximately 29.5% of the outstanding shares of New Motion common stock as of the record date. For a more complete description of the voting agreements, see “The Voting Agreement” beginning on page 84 of this joint proxy statement/prospectus. The forms of voting agreement are also attached to this joint proxy statement/prospectus as Annex D.

Q: Other than the stockholder votes, what is required to consummate the merger?

A: In addition to the receipt of New Motion stockholder approval and Traffix stockholder approval, each of the other closing conditions set forth in the merger agreement must be satisfied or waived. For a more complete description of the closing conditions under the merger agreement, we urge you to read both the section entitled “The Merger Agreement – Conditions to the Completion of the Merger” on page 78 of this joint proxy statement/prospectus and the agreement and plan of merger attached as Annex A.

Q: What if I do not vote on the matters relating to the merger?

A: If you are a New Motion stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the Share Issuance Proposal, it will have no effect on the outcome of the vote for this proposal. Similarly, if you respond with an “abstain” vote, your proxy will have no effect on the outcome of the vote for this proposal. If you respond but do not indicate how you want to vote on the Share Issuance Proposal, your proxy will be counted as a vote in favor of the Share Issuance Proposal.

If you are a Traffix stockholder and you fail to vote or fail to instruct your broker or other nominee how to vote on the Merger Proposal, it will have the same effect as a vote against the Merger Proposal. If you respond with an “abstain” vote on the Merger Proposal, your proxy will have the same effect as a vote against the Merger Proposal. If you respond but do not indicate how you want to vote on the Merger Proposal, your proxy will be counted as a vote in favor of the Merger Proposal.

Q: What if I hold shares in both Traffix and New Motion?

A. If you are a stockholder of both Traffix and New Motion, you will receive two separate packages of proxy materials. A vote as a Traffix stockholder for the Merger Proposal will not constitute a vote as a New Motion stockholder for the Share Issuance Proposal, or vice versa. Therefore, please sign, date and return all proxy cards that you receive, whether from Traffix or New Motion, or vote as both a Traffix and New Motion stockholder by internet, telephone and/or in person as the individual meetings would allow.

Q: May I revoke or change my vote after I have delivered my proxy or voting instruction card?

A: Yes. You may revoke or change your vote at any time before your proxy is voted at your special meeting. You may do this in one of four ways:

•	by sending a notice of revocation to the corporate secretary of New Motion or Traffix, as applicable;
•	by sending a completed proxy card bearing a later date than your original proxy card;
•	by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card; or
•	by attending your special meeting and voting in person. Your attendance alone will not revoke any proxy.

If you choose any of the first three methods, you must take the described action no later than the beginning of the applicable special meeting.

If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to revoke or change your vote within a reasonable time prior to your special meeting.

Q: What are the material U.S. federal income tax consequences of the merger?

A: New Motion and Traffix expect the merger to qualify as a tax free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, which we refer to as the Code, for U.S. federal income tax purposes. Assuming the merger qualifies for such treatment, a holder of Traffix common stock generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of the holder’s shares of Traffix common stock for shares of New Motion common stock pursuant to the merger.

Q: New Motion’s common stock is currently quoted on the Over-The-Counter Bulletin Board (“OTCBB”). Will New Motion’s common stock continue to trade on the OTCBB following the Merger?

A: No. New Motion has applied to have its common stock listed on The Nasdaq Global Market. New Motion anticipates that its common stock will be approved for listing on The Nasdaq Global Market and that it will commence trading on The Nasdaq Global Market concurrently with the consummation of the Merger.

Q: Do I have appraisal rights?

A: Assuming New Motion’s common stock is approved for listing on the Nasdaq Stock Market, holders of Traffix common stock or New Motion common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Q: Should I send in my stock certificates now?

A: No. Please do not send your stock certificates with your proxy card.

If you are a holder of Traffix common stock, you will receive written instructions from the exchange agent after the merger is completed on how to exchange your stock certificates for New Motion common stock. New Motion stockholders will not be required to exchange their stock certificates in connection with the merger. New Motion stockholders holding stock certificates should keep their stock certificates both now and after the merger is completed.

Q: Who should I contact if I have any questions about the proxy materials or voting power?

A: Regardless of whether you are a stockholder of New Motion or Traffix, if you have any questions regarding information contained in this document or if you need assistance in submitting your proxy or voting your shares or need additional copies of this joint proxy statement/prospectus or the enclosed proxy card, you may call our proxy solicitor, Morrow & Co., LLC toll-free at (877) 807-8895.

SUMMARY SELECTED FINANCIAL INFORMATION

New Motion Selected Consolidated Financial Data

The following selected financial data of New Motion as of and for each of the fiscal years since inception, in the period ended December 31, 2006, have been derived from New Motion’s audited historical financial statements. New Motion was formed in March 2005 and subsequently acquired the business of RingtoneChannel Pty Limited (“RingtoneChannel”), an Australian aggregator of ringtones in June 2005. RingtoneChannel was originally incorporated on February 23, 2004. The following selected financial data of New Motion as of and for the nine months ended September 30, 2006 and 2007 have been derived from New Motion’s unaudited historical financial statements. The data below are only a summary and should be read in conjunction with New Motion’s financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which are included in this joint proxy statement/prospectus beginning on page 95.

	Year Ended December 31,			Nine Months Ended September 30,
	2004(1)	2005	2006	2006	2007
	(In Thousands, Except Per Share Data)			(Unaudited)
				(In Thousands, Except Per Share Data)
Statement of Operations Data:
Net sales	$65	$5,867	$18,721	$12,543	$23,031
Cost of sales	43	267	597	341	3,626
Gross profit	22	5,600	18,124	12,202	19,405
Expenses:
Selling and marketing	—	3,618	11,971	6,899	15,325
General and administrative	19	1,289	4,679	3,034	8,429
	19	4,907	16,650	9,993	23,754
Income (loss) from operations	3	693	1,474	2,269	(4,349)
Other expense (income)	—	36	89	228	(321)
Income (loss) before provision (benefit) for income taxes	3	657	1,385	2,041	(4,028)
Provision (benefit) for income taxes	1	270	708	967	(1,111)
Income (loss) before minority interest	2	387	677	1,074	(2,917)
Minority interest	—	—	—	—	291
Net income (loss)	$2	$387	$677	$1,074	$(3,208)
Net income (loss) per share:
Basic	$—	$0.05	$0.09	$0.15	$(0.29)
Diluted	$—	$0.05	$0.09	$0.13	$(0.29)

	December 31,			September 30,
	2004(1)	2005	2006	2006	2007
	(In thousands)			(Unaudited)
				(In thousands)
Balance Sheet Data:
Cash and cash equivalents	$3	$350	$544	$284	$12,991
Working capital	2	263	694	1,367	15,084
Total assets	27	1,896	5,494	4,337	24,790
Total liabilities	25	1,497	4,271	2,751	7,462
Stockholders' equity	2	399	1,223	1,586	17,328

Note: On February 6, 2004, we filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the “Bankruptcy Court”). In December 2005, New Motion paid a one-time dividend of $0.46 (on a pre Reverse Split basis) per eligible share of common stock as directed by the Bankruptcy Court. Aside from the aforementioned dividend, no cash dividends were declared or paid by New Motion in any of the periods presented.

(1)	Derived from the financial statements of RingtoneChannel Pty Limited, an Australian developer and aggregator of ringtones (“RingtoneChannel”). RingtoneChannel, was incorporated on February 23, 2004 and was acquired by BroadSpring, Inc., a Delaware corporation (“Broadspring”), in June 2004 as a wholly-owned subsidiary to explore mobile opportunities in the United States market. In March 2005, Broadspring stockholders formed New Motion, a Delaware corporation with common ownership with Broadspring, with the intent of exploring mobile opportunities in the USA and the eventual possibility of transferring the mobile business out of Broadspring. Beginning June 2005, RingtoneChannel continued operations as a legal subsidiary of New Motion. This transition was deemed a continuation of an existing business controlled by common ownership and the historical operating results of RingtoneChannel from its inception in February 2004 to the date of the recapitalization (as described in New Motion’s financial statement footnotes) are therefore included in the financial statements of New Motion. All expenditures by BroadSpring on behalf of RingtoneChannel during the period in which it was a subsidiary of BroadSpring were recorded in the historical operating results of RingtoneChannel and thus were included in the financial statements of the combined New Motion-Ringtone Channel entity. The assets and liabilities of RingtoneChannel were recorded at their historical cost basis at that time of the recapitalization and not marked to fair value by either BroadSpring or New Motion.

Traffix Selected Consolidated Financial Data

The following selected financial data of Traffix as of and for each of the five fiscal years in the period ended November 30, 2006, have been derived from Traffix’s audited historical financial statements. The following selected financial data of Traffix as of and for the nine months ended August 31, 2006 and 2007 have been derived from Traffix’s unaudited historical financial statements. The data below is only a summary and should be read in conjunction with Traffix’s financial statements and accompanying notes, as well as management’s discussion and analysis of financial condition and results of operations, all of which are included in this joint proxy statement/prospectus beginning on page 110.

	Year Ended November 30,					Nine Months Ended August 31,
	2002(2)(3)	2003(2)(3)	2004(1)(2)	2005(1)(2)	2006(1)(2)	2006	2007
	(In Thousands, Except Share and Per Share Data)					(Unaudited) (In Thousands, Except Share and Per Share Data)
Statement of Operations Data:
Net sales	$44,043	$32,389	$37,281	$62,857	$72,844	$55,686	$63,569
Cost of sales	12,244	13,081	22,053	41,052	47,985	35,407	44,268
Gross profit	31,799	19,308	15,228	21,805	24,859	20,279	19,301
Expenses:
Selling, general and administrative expenses	26,724	20,142	15,156	19,928	21,249	16,666	15,653
Bad debt expense (recapture)(2)	648	576	407	(403)	539	174	(90)
	27,372	20,718	15,563	19,525	21,788	16,840	15,563
Income (loss) from operations	4,427	(1,411)	(334)	2,280	3,071	3,439	3,738
Interest expense	(101)	—	—	—	—	—	—
Other income, net	202	1,684	1,753	1,191	468	311	864
Income before provision (benefit) for income taxes	4,528	273	1,419	3,471	3,539	3,750	4,602
Provision (benefit) for income taxes	1,787	(148)	405	1,043	1,636	1,848	2,311
Net income	$2,741	$421	$1,014	$2,428	$1,903	$1,902	$2,291
Net earnings per share:
Basic	$0.21	$0.03	$0.08	$0.17	$0.13	$0.13	$0.15
Diluted	$0.19	$0.03	$0.07	$0.17	$0.13	$0.13	$0.15
Weighted average shares outstanding:
Basic	13,350,794	12,776,295	13,257,869	13,973,899	14,332,598	14,286,215	14,798,507
Diluted	14,247,450	13,085,297	13,928,375	14,344,584	14,514,323	14,483,124	15,057,786
Cash dividends per common share	$—	$0.16	$0.32	$0.32	$0.32	$0.24	$0.24

	November 31,					August 31, 2007
	2002	2003	2004	2005	2006
	(In Thousands, Except Per Share Data)					(Unaudited) (In Thousands)
Balance Sheet Data:
Working capital	$39,344	$38,247	$34,558	$30,721	$31,707	$30,959
Total assets	$51,191	$50,013	$51,959	$56,263	$52,726	$55,860
Total liabilities	$7,405	$6,674	$8,436	$11,421	$9,084	$9,422
Stockholders’ equity	$43,786	$43,339	$43,522	$44,476	$43,328	$46,439

(1)	On January 21, 2005, Traffix acquired the assets of Hot Rocket Marketing, Inc. and Clockwork Advertising, Inc. (collectively “Hot Rocket”), privately-held corporations in the business of buying and selling performance-based online advertising space for third parties. Hot Rocket’s net revenues for the nine-month periods ending August 31, 2006 and 2007, were $8.9 and $8.6 million, respectively, and net revenues for the year ended November 30, 2006 and for the period from January 22, 2005 to November 20, 2005 were approximately $10.9 million and $7 million, respectively, with all revenue being after intercompany eliminations.
(2)	On June 30, 2004, Traffix acquired the assets of SendTraffic, Inc., a privately held search engine marketing company (“SendTraffic”). SendTraffic’s net revenues for the nine-month periods ending August 31, 2006 and 2007, were $12.3 and $21.4 million, respectively, and net revenues for the years ended November 30, 2006 and 2005, and for the five months ended November 30, 2004, were approximately $17.9 million, $9.6 million and $2.1 million, respectively, with all revenue being calculated after intercompany eliminations.
(3)	Effective September 1, 2001, Traffix financial statements included Montvale Management, LLC, as a consolidated majority owned subsidiary, which subsidiary was disposed of in Fiscal 2003.

SUMMARY SELECTED UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL DATA

The following selected unaudited pro forma combined condensed financial data should be read in conjunction with New Motion’s unaudited pro forma combined condensed financial statements and related notes thereto included in this joint proxy statement/prospectus. You should also refer to Traffix’s financial statements and notes thereto included in this joint proxy statement/prospectus, and to New Motion’s financial statements and notes thereto included in this joint proxy statement/prospectus.

The selected unaudited pro forma combined condensed statement of operations data give effect to New Motion’s planned acquisition of Traffix as if the merger had occurred on January 1, 2006. The selected unaudited pro forma combined condensed balance sheet data give effect to New Motion’s planned acquisition of Traffix as if the merger had occurred as of September 30, 2007.

You should read carefully the unaudited pro forma consolidated financial data included herein and the accompanying notes. New Motion and Traffix have different fiscal year end dates. However, as the difference is less than 93 days, Traffix results for the year ended November 30, 2006 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006, as permitted under Rule 11-02 of Regulation S-X. In addition, Traffix's results for the nine months ended August 31, 2007 and balance sheet as of August 31, 2007, have been used to prepare the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2007, and the unaudited pro forma condensed combined balance sheet, as of September 30, 2007.

Statement of Operations Data	Year Ended December 31, 2006	Nine Months Ended September 30, 2007
	(In Thousands, Except Share and Per Share Data)
Net sales	$91,565	$78,685
Income (loss) from operations	$2,081	$(2,362)
Net income (loss)	$1,102	$(1,969)
Net income (loss) per common and common equivalent share:
Basic	$0.06	$(0.09)
Diluted	$0.06	$(0.09)
Weighted average number of common shares outstanding:
Basic	19,181,208	23,025,637
Diluted	19,181,208	23,025,637

Balance Sheet Data	As of September 30, 2007
(In Thousands)
Working Capital	$40,778
Total Assets	$215,948
Long-term Debt	$44
Stockholders’ Equity	$186,259

UNAUDITED COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table summarizes unaudited per share information for New Motion and Traffix on a historical basis, a pro forma combined basis for New Motion and an equivalent pro forma combined basis for Traffix. It has been assumed for purposes of the unaudited pro forma financial information provided below that the merger was completed on January 1, 2006. The following information should be read in conjunction with (i) the historical audited financial statements of New Motion as of and for the year ended December 31, 2006 included in the New Motion Annual Report on Form 10-KSB, (ii) the unaudited historical financial statements as of and for the nine months ended September 30, 2007 included in the New Motion Quarterly Report on Form 10-QSB, (iii) the audited historical financial statements of Traffix as of and for the year ended November 30, 2006 included in the Traffix Annual Report on Form 10-K, (iv) the unaudited historical financial statements as of and for the nine months ended August 31, 2007, included in the Traffix Quarterly Report on Form 10-Q, and (v) the unaudited pro forma condensed combined financial information beginning on page 86.

The pro forma information below is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the period presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares of common stock outstanding at the end of the period. The pro forma income (loss) from continuing operations per share of common stock of the combined company is computed by dividing the pro forma income (loss) from continuing operations available to holders of shares of the combined company’s common stock by the pro forma weighted average number of shares outstanding over the period. The pro forma combined book value per share is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding at the end of the period.

	As of/for the Year Ended December 31, 2006	As of/for the Nine Months Ended September 30, 2007
	(Unaudited)	(Unaudited)
New Motion Historical:
Basic income per share	$0.09	$(0.29)
Diluted income per share	$0.09	$(0.29)
Dividends declared per share	$—	$—
Book value per share	$0.17	$1.43
Unaudited Pro Forma Combined(a):	—	—
Basic income (loss) per share continuing operations	$0.06	$(0.09)
Diluted income (loss) per share from continuing operations	$0.06	$(0.09)
Dividends declared per share(b)	$—	$—
Book value per share	N/A	$7.76

	As of/for the Year Ended November 30, 2006	As of/for the Nine Months Ended August 31, 2007
	(Unaudited)	(Unaudited)
Traffix Historical:
Income from continuing operations per common share-basic	$0.13	$0.15
Income from continuing operations per common share-diluted	$0.13	$0.15
Dividends declared per share	$0.32	$0.24
Book Value per share	$3.02	$3.07
Unaudited Traffix Pro Forma Equivalent(c):
Income from continuing operations per common share-basic	$0.04	$(0.06)
Income from continuing operations per common share-diluted	$0.04	$(0.06)
Dividends declared per share	$—	$—
Book Value per share	N/A	$5.28

(a)	Traffix results for the year ended November 30, 2006 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006, as permitted under

Rule 11-02 of Regulation S-X. In addition, Traffix's results for the nine months ended August 31, 2007 and balance sheet as of August 31, 2007, have been used to prepare the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2007, and the unaudited pro forma condensed combined balance sheet, as of September 30, 2007.
(b)	New Motion is not currently paying dividends on its common stock and does not anticipate paying cash dividends on its common stock in the foreseeable future.
(c)	Traffix equivalent per share data amounts are calculated by multiplying pro forma per share amounts by the currently anticipated exchange ratio of approximately 0.681.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Stock Prices

The tables below set forth, for the calendar quarters indicated, the high and low sales prices per share of New Motion common stock which trades on the Over-The-Counter Bulletin Board (OTCBB) under the symbol “NWMO” and Traffix common stock, which trades on the NASDAQ Global Market under the symbol “TRFX” and the respective average daily volume per quarter of each security. The common stock market price quotations for New Motion reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions, and have been adjusted to reflect a 1-for-300 reverse stock split of its common stock which took effect on May 2, 2007. The common stock market price quotations for Traffix reflect the closing prices for Traffix common stock as reported on the Nasdaq Global Market. On December 19, 2007, the latest practicable date before the date of this joint proxy statement/prospectus, the last sales price per share of New Motion common stock was $12.00 on the OTCBB and the last sales price per share of Traffix common stock was $6.04 on the NASDAQ Global Market.

New Motion	High	Low	Average Volume	Traffix	High	Low	Average Volume
*First Quarter ended March 31, 2007	$114.11	$15.02	59	First Quarter ended February 28, 2007	$6.12	$5.24	35,441
Second Quarter ended June 30, 2007	$39.04	$4.00	3,718	Second Quarter ended May 31, 2007	$6.01	$5.13	27,659
Third Quarter ended September 30, 2007	$18.00	$13.00	1,060	Third Quarter ended August 31, 2007	$6.49	$4.84	44,108

Year Ended December 31, 2006				Year Ended November 30, 2006
*First Quarter	$75.00	$12.00	**	First Quarter	$5.92	$5.01	41,170
*Second Quarter	$15.00	$12.00	**	Second Quarter	$6.35	$5.20	35,873
*Third Quarter	$30.00	$15.00	**	Third Quarter	$5.91	$5.09	23,380
*Fourth Quarter	$120.12	$12.01	**	Fourth Quarter	$5.46	$5.09	27,683

Year Ended December 31, 2005				Year Ended November 30, 2005
*First Quarter	$66.00	$54.00	**	First Quarter	$7.00	$5.59	57,148
*Second Quarter	$90.00	$54.00	**	Second Quarter	$5.73	$4.35	48,109
*Third Quarter	$105.00	$90.00	**	Third Quarter	$6.47	$4.58	48,198
*Fourth Quarter	$165.00	$6.00	**	Fourth Quarter	$6.20	$5.07	40,227

*	On February 12, 2007, pursuant to the closing of an Exchange Transaction, New Motion (then called MPLC, Inc) acquired all of the outstanding voting securities of New Motion Mobile, Inc. (then called New Motion), which became MPLC’s wholly owned subsidiary. The high and low prices presented for 2006 and 2005 reflect MPLC’s historical operations, and not the operations of New Motion. Therefore, care should be taken in the interpretation of the data presented.
**	Data not available.

The table below shows as of September 26, 2007, the last trading day before New Motion and Traffix announced the merger, and December 19, 2007, the last trading day before the filing date of this joint proxy statement/prospectus the market price quotations for New Motion and Traffix. The table also includes the market value of Traffix common stock on an equivalent price per share basis, as determined by reference to the value of merger consideration to be received in respect of each share of Traffix common stock in the merger. These equivalent prices per share reflect the fluctuating value of the New Motion common stock that Traffix stockholders would receive in exchange for each share of Traffix common stock if the merger was completed on either of these dates, applying the exchange ratio of 0.681 shares of New Motion common stock for each share of Traffix common stock.

	New Motion Common Stock	Traffix Common Stock	Equivalent Value of Traffix Common Stock
September 26, 2007	$15.50	$4.76	$10.56
December 19, 2007	$12.00	$6.04	$8.17

The above table shows only historical comparisons. These comparisons may not provide meaningful information to Traffix stockholders in determining whether to approve and adopt the merger agreement. Traffix stockholders are urged to obtain current market quotations for New Motion and Traffix common stock and to review carefully the other information contained in this joint proxy statement/prospectus, including historical financial information for both companies as contained within Annexes to this joint proxy statement/prospectus when considering whether to approve and adopt the merger agreement. See “Where You Can Find More Information” beginning on page 192 of this proxy statement/prospectus. Because an active trading market for New Motion’s common stock currently does not exist, the quoted price of New Motion’s common stock may not be a reliable indicator of its fair market value, or the equivalent value of the shares of Traffix common stock to be exchanged for New Motion stock.

Dividends

In December 2005, New Motion paid a one-time dividend of $0.46 (on a pre Reverse Split basis) per eligible share of common stock as directed by the Court. Aside from the aforementioned dividend, New Motion has not paid any other cash dividends on its common stock and it does not anticipate paying any dividends on its common stock for the foreseeable future. New Motion intends to retain its future earnings to re-invest in its ongoing business. The declaration of cash dividends in the future will be determined by New Motion’s board of directors based upon its earnings, financial condition, capital requirements and other relevant factors.

Traffix has paid a dividend of $0.08 per share of its common stock in each of the last eighteen fiscal quarters. The declaration of each such dividend was approved by Traffix’s board of directors upon the conclusion of each quarter. If the merger with New Motion is consummated, the board of directors of New Motion will determine its dividend policy, but it is expected that New Motion will not declare any dividends in the foreseeable future.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this joint proxy statement/prospectus. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the impact of legal, regulatory or supervisory matters on business, results of operations or financial condition. Specifically, forward looking statements may include:

•	statements relating to the benefits of the merger, including anticipated synergies and cost savings estimated to result from the merger;
•	statements relating to future business prospects, number of subscribers, revenue, income and financial condition; and
•	statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These statements reflect management judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. With respect to these forward-looking statements, each of New Motion and Traffix management has made assumptions regarding, among other things, customer growth and retention, pricing, operating costs and the economic environment.

Future performance cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors that could cause actual results to differ include:

•	the risk that the proposed transaction may not be completed in a timely manner if at all;
•	the failure of the stockholders to approve the transaction;
•	the risk that the businesses will not be integrated successfully or their integration may take longer, be more difficult or more costly to accomplish than expected;
•	expected synergies and cost savings from the merger may not be fully realized within the expected time frames or at all;
•	revenues following the merger may be lower than expected;
•	the effect of operating costs and business disruptions following the merger, including relationships with third parties, general business and economic conditions, geopolitical events and regulatory changes;
•	the performance of financial markets and interest rates and other changes in general economics and market conditions; and
•	other risks referenced from time to time in filings with the SEC and those factors listed in this joint proxy statement/prospectus under “Risk Factors” beginning on page 17.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Except as required by law, neither New Motion nor Traffix undertake any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by New Motion and Traffix.

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements” beginning on page 16 of this joint proxy statement/prospectus, you should carefully consider the following risks before deciding whether to vote for approval and adoption of the merger agreement or the share issuance proposal. In addition, you should read and consider the risks associated with each of the businesses of New Motion and Traffix because these risks will also affect the combined company.

Risks Relating to the Merger

Because the market price of New Motion’s common stock will fluctuate, Traffix stockholders cannot be sure of the market value of the New Motion common stock that they will receive.

When we complete the merger, we currently expect that shares of Traffix common stock will be converted into the right to receive approximately 0.681 shares of New Motion common stock. The exchange ratio and the number of shares that New Motion will issue or assume in the merger will not be adjusted for changes in the market price of either New Motion common stock or Traffix common stock, and the merger agreement does not provide for any price-based termination right. Accordingly, the market value of the shares of New Motion common stock that New Motion grants and Traffix stockholders will be entitled to receive when we complete the merger will depend on the market value of shares of New Motion common stock at the time that we complete the merger and could vary significantly from the market value on the date of this joint proxy statement/prospec tus or the date of the Traffix special meeting. The market value of the shares of New Motion common stock will continue to fluctuate after the completion of the merger. For example, since the start of the third calendar quarter of 2007, the market price of New Motion common stock ranged from a low of $12.00 to a high of $18.00, all as reported on the Over-The-Counter Bulletin Board. See “Comparable Per Share Market Price and Dividend Information” on page 14.

These variations could result from changes in the business, operations or prospects of Traffix or New Motion prior to or following the merger, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of New Motion or Traffix.

The issuance of shares of New Motion common stock to Traffix stockholders in the merger will substantially reduce the percentage interests of New Motion stockholders.

If the merger is completed, New Motion will issue up to approximately 11.9 million shares of New Motion common stock in the merger. Based on the number of shares of New Motion and Traffix common stock outstanding on the New Motion and Traffix record dates, Traffix stockholders before the merger will own, in the aggregate, approximately 45% of the fully diluted shares of common stock immediately after the merger. The issuance of shares of New Motion common stock to Traffix stockholders in the merger and to holders of assumed options to acquire shares of Traffix common stock will cause a significant reduction in the relative percentage interest of current New Motion stockholders in earnings, voting, liquidation value and book and market value.

Uncertainty about the merger and diversion of management could harm Traffix, New Motion or the combined company, whether or not the merger is completed.

In response to the announcement of the merger, existing customers and suppliers of Traffix or New Motion may delay or defer their purchasing or other decisions concerning Traffix or New Motion, or they may seek to change their existing business relationship. In addition, as a result of the merger, current and prospective employees could experience uncertainty about their future with Traffix or New Motion or the combined company. These uncertainties may impair each company’s ability to retain, recruit or motivate key personnel. Completion of the merger will also require a significant amount of time and attention from management. The diversion of management attention away from ongoing operations could adversely affect ongoing operations and business relationships.

Failure to complete the merger could adversely affect New Motion and Traffix stock prices and their future business and financial results.

Completion of the merger is conditioned upon the approval of New Motion and Traffix’s stockholders. There is no assurance that we will receive the necessary approvals or satisfy the other conditions to the completion of the merger. Failure to complete the proposed merger would prevent New Motion and Traffix from realizing the anticipated benefits of the merger. Each company will also remain liable for significant transaction costs at any time, including legal, accounting and financial advisory fees. In addition, the market price of each company’s common stock may reflect various market assumptions as to whether the merger will occur. Consequently, the completion of, or failure to complete, the merger could result in a significant change in the market price of New Motion’s and Traffix’s common stock.

Any delay in completion of the merger may significantly reduce the benefits expected to be obtained from the merger.

In addition to stockholder approval, the merger is subject to a number of other conditions beyond the control of Traffix and New Motion that may prevent, delay or otherwise materially adversely affect its completion. See “The Merger Agreement — Conditions to Completion of the Merger” beginning on page 78. Traffix and New Motion cannot predict whether and when these other conditions will be satisfied. Further, the requirements for obtaining the required approvals could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger may significantly reduce the synergies and other benefits that New Motion and Traffix expect to achieve if they successfully complete the merger within the expected timeframe and integrate their respective businesses.

Unlike Traffix’s historical practice of making quarterly dividend payments, New Motion is not expected to declare or pay dividends on its common stock following the merger, which could cause the respective market prices of Traffix common stock and New Motion common stock to fall.

Traffix has made quarterly dividend payments on its common stock for the last 18 fiscal quarters. Under the terms of the merger agreement, Traffix may continue to declare regular quarterly dividends until such time as the Registration Statement on Form S-4 relating to the merger is declared effective. In December 2005, New Motion paid a one-time dividend of $0.46 (on a pre Reverse Split basis) per eligible share of common stock as directed by the Court. Aside from the aforementioned dividend, New Motion has historically not made any dividend payments on its stock and New Motion is not expected to regularly declare or pay dividends on its common stock following the completion of the merger. Accordingly, the benefits associated with the receipt of dividends on the Traffix stock will terminate following the merger and Traffix stockholders, which could have a negative impact on the value or perceived value of the stock of the combined company to stockholders of Traffix who receive shares of the combined company in the merger. As a result, Traffix stockholders may seek to sell a large quantity of Traffix common stock before the closing of the merger as a result of the anticipated termination of dividend payments. Alternatively, Traffix stockholders who receive shares of New Motion in the merger may seek to sell a large quantity of the stock they receive in exchange for their Traffix shares following the merger. The sale by Traffix stockholders of a large quantity of Traffix shares before the merger, or the sale of a large quantity of New Motion shares before or after completion of the merger, could have the effect of depressing the market prices for shares of Traffix common stock and New Motion common stock.

The anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

The merger involves the integration of two companies that have previously operated independently with principal offices in two distinct locations. Due to legal restrictions, New Motion and Traffix have conducted only limited planning regarding the integration of the two companies. The combined company will be required to devote significant management attention and resources to integrating the two companies. Delays in this process could adversely affect the combined company’s business, financial results, financial condition and stock price. Even if New Motion and Traffix were able to integrate their business operations successfully, there can be no assurance that this integration will result in the realization of the full benefits of synergies, cost savings, innovation and operational efficiencies that may be possible from this integration or that these benefits will be achieved within a reasonable period of time.

Because certain directors and executive officers of Traffix and New Motion have interests in seeing the merger completed that are different than those of Traffix’s and New Motion’s other stockholders, these persons may have conflicts of interest in recommending that Traffix and New Motion stockholders vote to approve the merger agreement.

Certain directors of Traffix and New Motion have arrangements or other interests that provide them with interests in the merger that are different than those of Traffix’s or New Motion’s other stockholders. For example, Burton Katz, the CEO of New Motion, who is also a director of New Motion, will, pursuant to the merger agreement, keep that title following the consummation of the merger and will remain on the board of directors of the combined company and Andrew Stollman, the President and a director of Traffix, will become the President of New Motion and join New Motion’s Board of Directors. In addition, Mr. Schwartz will receive a severance package pursuant to which he will receive a payment of $1.5 million in connection with the termination of his employment agreement with Traffix and enter into a two-year consulting agreement providing for annual compensation of $200,000. Mr. Schwartz also will be entitled to sell a significant portion of his shares before the closing of the merger. Also, up to three current Traffix directors and up to four current New Motion directors may serve on New Motion’s board. While other New Motion and Traffix directors will not become directors of New Motion after the merger, in either case, New Motion will indemnify and maintain liability insurance for each of the directors’ services as directors before the merger. As a result of these interests, these directors and officers could be more likely to recommend a vote in favor of approval of the merger and adoption of the merger agreement than if they did not hold these interests, and may have reasons for doing so that are different than the interests of other stockholders of New Motion or Traffix. The material interests of the directors and executive officers of Traffix and New Motion in the merger that are different than those of the other Traffix and New Motion stockholders are described under “The Merger — Interests of New Motion’s and Traffix’s Officers and Directors” beginning on page 67.

The merger agreement contains provisions that could discourage a potential competing acquiror that might be willing to pay more to acquire Traffix or that may be willing to acquire New Motion.

The merger agreement contains “no shop” provisions that restrict New Motion’s and Traffix’s ability to solicit or facilitate proposals regarding a merger or similar transaction with another party. Further, there are only limited exceptions to New Motion’s or Traffix’s agreement that their respective board of directors will not withdraw or adversely qualify its recommendation regarding the merger agreement. Although each of the New Motion and Traffix boards are permitted to terminate the merger agreement in response to a superior proposal if they determine that a failure to do so would be inconsistent with their fiduciary duties, its doing so would entitle the other party to collect a termination fee of up to $4 million. We describe these provisions under “The Merger Agreement — Termination” beginning on page 81 and “ — Effect of Termination Fees and Expenses” beginning on page 81.

These provisions could discourage a potential competing acquiror from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher value than that proposed to be paid in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price than it might otherwise have proposed to pay because of the added expense of the termination fee.

Resales of shares of New Motion’s common stock following the merger and additional obligations to issue shares of New Motion common stock may cause the market price of New Motion common stock to fall.

As of September 26, 2007, New Motion had approximately 12.0 million shares of common stock outstanding and approximately 1.9 million shares of common stock subject to outstanding options and other rights to purchase or acquire its shares. New Motion currently expects that it will issue approximately 11.9 million shares of New Motion common stock in connection with the merger. The issuance of these new shares of New Motion common stock and the sale of additional shares of New Motion common stock that may become eligible for sale in the public market from time to time upon exercise of options (including a substantial number of New Motion options that will replace existing Traffix options), as well as the sale of up to 6,362,820 of shares of common stock which will become available for resale upon the effectivness of New Motion’s registration statement on Form SB-2, could have the effect of depressing the market price for shares of New Motion common stock.

The trading price of shares of New Motion common stock after the merger may be affected by factors different from those affecting the price of shares of Traffix common stock or shares of New Motion common stock before the merger.

When we complete the merger, holders of Traffix common stock will become holders of New Motion common stock. The results of operations of New Motion, as well as the trading price of New Motion common stock, after the merger may be affected by factors different from those currently affecting New Motion’s or Traffix’s results of operations and the trading price of Traffix common stock. For a discussion of the businesses of Traffix and New Motion and of certain factors to consider in connection with those businesses, see “ — Risk Related to New Motion” beginning below, “ — Risks Relating to Traffix” beginning on page 28 and “Companies” beginning on page 144.

New Motion expects to record a significant amount of goodwill and other intangible assets in connection with the merger, which may result in significant future charges against earnings if the goodwill and other intangible assets become impaired.

In connection with the accounting for the merger, New Motion expects to allocate a large portion of the purchase price paid in the merger to goodwill and other intangible assets, and so it expects to record a significant amount of goodwill and other intangible assets. Under SFAS No. 142, New Motion must assess, at least annually and potentially more frequently, whether the value of goodwill and other intangible assets has been impaired. Any reduction or impairment of the value of goodwill or other intangible assets will result in a charge against earnings, which could materially adversely affect New Motion’s results of operations in future periods.

The share prices of New Motion’s common stock during the period beginning two days before and ending two days after September 26, 2007, the day before the merger agreement was announced, were used to calculate the total purchase price and the amount of goodwill recorded in connection with the merger. Because an active trading market for New Motion’s common stock currently does not exist, the quoted prices of New Motion’s common stock on the OTC Bulletin Board may not be a reliable indicator of its fair market value. See “ — Risks Related to New Motion — The liquidity of New Motion’s common stock is affected by its limited trading market.” Following the merger, the price of New Motion’s common stock may decline significantly resulting in an impairment of goodwill and other intangible assets. This could cause New Motion to incur significant future charges against earnings, which could materially reduce New Motion’s earnings and harm its business. See the discussion concerning the calculation of the preliminary estimated purchase price allocation under “Unaudited Pro Forma Condensed Combined Financial Data — Basis of Pro Forma Presentation — Preliminary Estimated Purchase Price Allocation” beginning on page 90.

New Motion will become subject to more stringent reporting and disclosure requirements following the completion of the merger with Traffix, which could harm the combined company’s business.

Following completion of the merger, the combined company likely will qualify as an “accelerated filer” for reporting purposes under the Securities Exchange Act of 1934, which will require the company to file periodic reports and other documents on an accelerated timetable. Also, following the merger, New Motion will no longer qualify as a small business issuer in subsequent reporting periods, and will be subject to more expanded and burdensome disclosure requirements with respect to any future reports or other documents filed with the Securities and Exchange Commission. Additionally, the merger will significantly increase the complexity of the internal controls over financial reporting that the combined company will need, and significantly more resources will be required to ensure that these controls remain effective. Accordingly, following the merger, the combined company will be subject to substantially more stringent and burdensome reporting and disclosure requirements, and complying with these requirements could be expensive and time consuming and could require significant management attention, which could substantially increase the company’s expenses and harm its business.

The combined company will face uncertainties related to the effectiveness of internal controls.

Public companies in the United States are required to review their internal controls over financial reporting under Section 404 of the Sabanes-Oxley Act of 2002. Although Traffix’s management has determined that its internal controls were effective as of the end of its most recent fiscal year, New Motion has not made a determination with respect to the effectiveness of its internal controls. See “ — Risk Factors — The requirements of the Sarbanes-Oxley Act, including section 404, are burdensome, and New Motion’s failure to comply with them could have a material adverse affect on the company’s business and stock price.” We can provide no assurance that the integration of Traffix and New Motion will not result in or lead to a future material weakness in the combined company’s internal controls, or that the combined company or its independent registered public accounting firm will not identify a material weakness in the combined company’s internal controls in the future. A material weakness in internal controls over financial reporting would require management and the combined company’s independent public accounting firm to evaluate the combined company’s internal controls as ineffective. If the combined company’s internal controls over financial reporting are not considered adequate, the combined company may experience a loss of public confidence, which could have an adverse effect on its business and stock price.

Risks Relating to New Motion

New Motion has a limited operating history in an emerging market, which may make it difficult to evaluate the company’s business.

New Motion was incorporated in March 2005 and immediately began offering entertainment products and services directly to consumers through the transfer of the RingtoneChannel Pty Limited (“RingtoneChannel”) business to the company. These services and products are billed through wireless carriers to their subscribers. Accordingly, New Motion has a limited history of generating revenues, and its future revenue and income potential business is uncertain. As a result of New Motion’s short operating history in the emerging mobile entertainment industry, it has limited financial data that you can use to evaluate its business. Any evaluation of New Motion’s business and its prospects must be considered in light of its limited operating history and the risks and uncertainties often encountered by companies in New Motion’s stage of development. Some of these risks and uncertainties relate to the company’s ability to do the following:

•	maintain and develop new wireless carrier and billing aggregator relationships upon which the company’s business currently depends;
•	respond effectively to competitive pressures;
•	increase brand awareness and consumer recognition;
•	attract and retain qualified management and employees;
•	continue to upgrade its technology;
•	continue to upgrade its information processing systems;
•	continue to develop and source high-quality mobile content that achieves significant market acceptance;
•	maintain and grow its off-deck distribution, including through its web sites and third-party direct-to-consumer distributors; and
•	execute its business and marketing strategies successfully.

If New Motion is unable to address these risks, its operating results may not meet the expectations of investors, which would likely cause the price of its common stock to decline.

New Motion’s business currently relies on wireless carriers and aggregators to facilitate billing and collections in connection with its entertainment products sold and services rendered, and the loss of, or a material change in, any of these relationships could materially and adversely affect New Motion’s business, operating results and financial condition.

New Motion currently generates, and it expects to continue to generate, the majority of its revenues from the sale of its products and services directly to consumers which are billed through wireless aggregators and carriers. For the fiscal year ended December 31, 2006, New Motion billed approximately 60% of its revenue through aggregation services provided by Goldpocket Wireless, Inc. (“Goldpocket Wireless”) and 34% of its revenue through its aggregator Mobile Messenger Pty Ltd (“Mobile Messenger”). In 2005, New Motion

billed approximately 78% of its revenue with Buongiorno USA, Inc. (“Buongiorno”) and approximately 22% of its revenue through its aggregator Mobile Messenger. Through the third quarter of 2007, New Motion billed approximately 87% of its revenue through Goldpocket Wireless and approximately 8% through Mobile Messenger. New Motion expects that it will continue to generate a significant portion of its revenues through a limited number of aggregators for the foreseeable future, although these aggregators may vary from period to period.

New Motion’s aggregator agreements are not exclusive and generally have a limited term of one or two years with evergreen or automatic renewal provisions upon expiration of the initial term. These agreements set out the terms of the company’s relationships with the carriers. In addition, any party can terminate these agreements early, and in some instances, without cause.

Many other factors outside New Motion’s control could impair its carrier relationships, including a carrier’s:

•	decision to deliver New Motion’s products and services to its customer base;
•	decision to offer its own competing entertainment applications, products and services;
•	decision to offer similar entertainment applications, products and services to its subscribers for free;
•	network encountering technical problems that disrupt the delivery of or billing for the company’s applications; or
•	decision to increase the fees it charges to market and distribute the company’s applications, thereby increasing its own revenue and decreasing New Motion’s share of revenue.

If one or more of these wireless carriers decides not to offer off-deck applications, New Motion may be unable to replace the revenue source with an acceptable alternative, causing it to lose access to the subscribers covered by that wireless carrier, which could materially harm its business, operating results and financial condition. The off-deck arena refers primarily to services delivered through the Internet, which is independent of the carriers.

The markets in which New Motion operates are highly competitive and many of its competitors have greater resources than New Motion does.

The development, distribution and sale of wireless entertainment applications is a highly competitive business. New Motion competes primarily on the basis of marketing acquisition cost, brand awareness, and carrier and distribution breadth. New Motion also competes for experienced and talented employees.

Currently, New Motion considers its primary competitors to be Jamster, Buongiorno, Flycell, Playphone, Fun Mobile, Thumbplay and Dada Mobile. In the future, likely competitors may include other major media companies, traditional video game publishers, content aggregators, wireless software providers and other pure-play wireless entertainment publishers. Wireless carriers may also decide to develop and distribute their own similar wireless entertainment applications, products and services and as such they might refuse to distribute some or all of New Motion’s applications or may deny New Motion access to all or part of their networks.

Some of New Motion’s competitors’ advantages include the following:

•	substantially greater revenues and financial resources;
•	stronger brand names and consumer recognition;
•	the capacity to leverage their marketing expenditures across a broader portfolio of wireless and non-wireless products;
•	pre-existing relationships with brand holders;
•	more resources to make acquisitions; and
•	broader geographic presence.

If New Motion is not as successful as its competitors in its target markets, New Motion’s sales could decline, its margins could be negatively impacted and it could lose market share, any of which could materially harm its business.

New Motion’s success depends on its ability to develop new applications products and services that its customers will continue to buy.

New Motion’s success depends on providing applications, products and services that offer its customers a high-quality entertainment experience. New Motion must continue to invest significant resources in research and development to enhance its offering of wireless applications and introduce new applications that its customers will continue to buy. New Motion’s operating results would suffer if its applications are not responsive to the preferences of its customers or are not effectively brought to market.

The planned timing or introduction of new applications is subject to risks and uncertainties. Unexpected technical, operational, deployment, distribution, carrier approval, or other problems could delay or prevent the introduction of new applications, which could result in a loss of, or delay in, revenues or damage to New Motion’s reputation and brand. If any of New Motion’s applications are introduced with defects, errors or failures, it could experience decreased sales, loss of customers and damage to its reputation and brand. In addition, new applications may not achieve sufficient market acceptance to offset the costs of development. New Motion’s success depends, in part, on unpredictable and volatile factors beyond its control, including customer preferences, competing applications and the availability of other entertainment activities. A shift in mobile phone usage or the entertainment preferences of its customers could cause a decline in New Motion’s applications’ popularity that could materially reduce its revenues and harm its business.

New Motion continuously develops and introduces new applications for use on next-generation mobile phones. New Motion must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new mobile phone model. New mobile phone models for which the company is developing applications may be delayed, may not be commercially successful, may have a shorter life cycle than anticipated or may not be adequately promoted by wireless carriers or the mobile phone manufacturer. If the mobile phone models for which New Motion is developing applications are not released when expected or do not achieve broad market penetration, New Motion’s potential revenues will be limited and its business will suffer.

New Motion depends on a limited number of applications, products and services for a significant portion of its revenue.

New Motion derives a significant portion of its revenue from a limited number of applications. In fiscal 2005 and 2006, the company generated approximately 67% and 26%, respectively, of its revenue from its Ringtone applications and approximately 33% and 70%, respectively of its revenues from its Trivia applications. As a percentage of New Motion’s net revenue for the three months ended September 30, 2007, Bid4Prizes generated approximately 61% of the company’s net revenue, Gator Arcade 15%, RingtoneChannel and Trivia services 13%, and White Label services 6%. The remaining 5% of New Motion’s revenue for the three months ended September 30, 2007 was generated from several smaller sources. New Motion expects to continue to derive a substantial portion of its revenues from Bid4Prizes, Gator Arcade and Ringtone and Trivia applications and a limited number of other applications in the foreseeable future. Due to this dependence on a limited number of applications, the failure to achieve anticipated results with any one of these key applications may harm the company’s business. Additionally, if New Motion cannot develop new applications that are as successful as its Bid4Prizes application, its future revenues could be limited and its business will suffer.

New Motion faces challenges in managing the rapid growth of its business.

New Motion has experienced, and continues to experience, rapid growth in its business. This growth has placed, and may continue to place, significant demands on its management and its operational and financial infrastructure. To manage New Motion’s growth effectively, it must continue to improve and enhance its operational, financial and management controls in order to maintain efficiency and innovation in its growing organization. New Motion must also enhance its reporting systems and procedures to ensure timely and accurate periodic public disclosure of its operations and it will need to hire additional personnel. These system enhancements and improvements will require significant expenditures and allocation of valuable management resources. If New Motion fails to maintain the efficiency of its organization as it grows, its profit margins will decline and its earnings could be materially diminished.

In order to meet competitive challenges or take advantage of market opportunities, New Motion may expand its technology, sales, administrative and marketing organizations. Any growth in or expansion of New Motion’s business is likely to continue to place a strain on its management and administrative resources, infrastructure and systems. As with other growing businesses, New Motion expects that it will need to further refine and expand its business development capabilities, its systems and processes and its access to financing sources. New Motion also will need to hire, train, supervise and manage new employees. These processes are time consuming and expensive, will increase management responsibilities and will divert management attention.

If New Motion fails to deliver its applications to correspond with the commercial introduction of new mobile phone models, its sales may suffer.

New Motion’s business is tied, in part, to the commercial introduction of new mobile phone models with enhanced features, including color screens and greater processing power. Many new mobile phone models are released in the final quarter of the year to coincide with the holiday shopping season. New Motion cannot control the timing of these mobile phone launches. Some of New Motion’s customers download its applications soon after they purchase their new mobile phones in order to experience the new features of those phones. If New Motion misses the opportunity to sell applications when its customers upgrade to a new mobile phone due to application launch delays, its sales may suffer. In addition, if New Motion misses the key holiday selling period, either because the introduction of a new mobile phone model is delayed or New Motion does not successfully deploy its applications in time for the holiday selling season, New Motion’s sales may suffer.

New Motion’s business and growth may suffer if it is unable to hire and retain key personnel who are in high demand.

New Motion depends on the continued contributions of its senior management and other key personnel, many of whom may be difficult to replace. In particular, New Motion is dependant on the continued service of Burton Katz, its Chief Executive Officer. The loss of the services of any of its executive officers or other key employees could harm its business. New Motion’s future success also depends on its ability to identify, attract and retain highly skilled technical, managerial, finance, marketing and creative personnel. Qualified individuals are in high demand, and New Motion may incur significant costs to attract them. If New Motion is unable to attract or retain the personnel it needs to succeed, its business may suffer.

Many of New Motion’s senior management personnel and other key employees have become, or will soon become, substantially vested in their initial stock option grants. Employees may be more likely to leave if their owned shares or the shares underlying their options have significantly appreciated in value relative to the original purchase price of the shares or the option exercise price.

New Motion’s financial results could vary significantly from quarter to quarter and are difficult to predict.

New Motion’s revenues and operating results could vary significantly from quarter to quarter because of a variety of factors, many of which are outside of its control. As a result, comparing New Motion’s operating results on a period-to-period basis may not be meaningful. In addition, New Motion may not be able to predict its future revenues or results of operations. New Motion bases its current and future expense levels on its internal operating plans and sales forecasts, and its operating costs are to a large extent fixed. As a result, New Motion may not be able to reduce its costs sufficiently to compensate for an unexpected shortfall in revenues, and even a small shortfall in revenues could disproportionately and adversely affect financial results for that quarter. Products and carrier relationships may represent meaningful portions of its revenues and net income in any quarter. In addition, any payments due to New Motion from carriers may be delayed because of changes or issues with those carriers’ processes.

In addition to other risk factors discussed in this section, factors that may contribute to the variability of New Motion’s quarterly results include:

•	the timing of charges related to impairments of goodwill, intangible assets, prepaid royalties and guarantees;
•	changes in pricing policies by the company, its competitors or its carriers and other distributors;
•	changes in the mix of original and licensed content, which have varying gross margins;
•	the timing of successful mobile handset launches;
•	fluctuations in the size and rate of growth of overall consumer demand for mobile related content;
•	strategic decisions by the company or its competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments or changes in business strategy;
•	charges related to the company’s acquisition of assets;
•	accounting rules governing recognition of revenue;
•	the timing of compensation expense associated with equity compensation grants; and
•	decisions by the company to incur additional expenses, such as increases in marketing or research and development.

As a result of these and other factors, New Motion’s operating results may not meet the expectations of investors or public market analysts who choose to follow the company. Failure to meet market expectations could result in decreases in the trading price of the company’s common stock.

Wireless communications technology is changing rapidly, and New Motion may not be successful in working with these new technologies.

Wireless network and mobile phone technologies are undergoing rapid innovation. New mobile phones with more advanced processors and supporting advanced programming languages continue to be introduced in the market. New Motion has no control over the demand for, or success of, these products. However, if New Motion fails to anticipate and adapt to these and other technological changes, the company’s market share and its operating results may suffer. New Motion’s future success will depend on its ability to adapt to rapidly changing technologies, develop applications to accommodate evolving industry standards and improve the performance and reliability of its applications. In addition, the widespread adoption of networking or telecommunications technologies or other technological changes could require substantial expenditures to modify or adapt New Motion’s entertainment applications.

The markets for New Motion’s applications, products and services are also characterized by frequent new mobile phone model introductions and shortening mobile phone model life cycles. The development of new, technologically advanced applications to match the advancements in mobile phone technology is a complex process requiring significant research and development expense, as well as the accurate anticipation of technological and market trends. As the life cycle of mobile phone models and other wireless devices shortens, New Motion will be required to develop and adapt its existing applications and create new applications more quickly. These efforts may not be successful. Any failure or delay in anticipating technological advances or developing and marketing new applications that respond to any significant change in technology or customer demand could limit the available channels for New Motion’s applications and limit or reduce the company’s sales.

New Motion’s success depends on the continuing adoption of entertainment applications by wireless subscribers.

New Motion operates in a developing industry. Currently, only a limited number of wireless subscribers download entertainment applications, products and services to their mobile phones. New Motion’s success depends on growth in the number of wireless subscribers who use their mobile phones to access data services and, in particular, entertainment applications, products and services. If this market does not continue to grow or New Motion is unable to acquire new customers, its business growth, operating results and financial condition could be materially and adversely affected.

Changes in government regulation of the media and wireless communications industries may adversely affect New Motion’s business.

It is possible that a number of laws and regulations may be adopted in the United States and elsewhere which could restrict the media and wireless communications industries, including laws and regulations relating to customer privacy, taxation, content suitability, copyright, distribution and antitrust. Furthermore, the growth and development of the market for electronic commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on companies such as New Motion’s which conduct business through wireless carriers. In particular, changes in marketing guidelines and other requirements and regulations imposed by regulatory agencies, the Federal Communications Commission and industry associations, which fundamentally change the manner in which New Motion currently markets and sells its products and services, could have a material adverse effect on New Motion’s ability to acquire and retain customers. Additionally, changes in current laws or regulations or the imposition of new laws and regulations in the United States or elsewhere regarding the media and wireless communications industries may lessen the growth of wireless communications services and may materially reduce New Motion’s ability to increase or maintain sales of its products and services.

A decline in, or limitation on, the use of mobile phones would negatively impact New Motion’s business.

A number of public and private entities have begun to restrict the use of mobile phones on their premises. For example, many places of worship, restaurants, hospitals, medical offices, libraries, museums, concert halls and other private and public businesses restrict the use of mobile phones due to privacy concerns, the inconvenience caused by mobile phone users to other patrons and the disruption mobile phones may cause to other electronic equipment at these locations.

Legislation has also been proposed in the U.S. Congress and by many states and municipalities to restrict or prohibit the use of mobile phones while driving motor vehicles. Some states and municipalities in the United States have already passed laws restricting the use of mobile phones while driving, and similar laws have been enacted in other countries. These laws and other potential laws prohibiting or restricting the use of mobile phones could reduce demand for mobile phones generally and, accordingly, the demand for New Motion’s applications, which could reduce the company’s ability to increase or maintain sales of its applications.

A number of studies have examined the health effects of mobile phone use and the results of some of the studies have been interpreted as evidence that mobile phone use causes adverse health effects. The establishment of a link between the use of mobile phone services and health problems, and any media reports suggesting such a link, could reduce demand for mobile phones and, accordingly, the demand for New Motion’s applications.

New Motion’s business depends on the growth and maintenance of wireless communications infrastructure.

New Motion’s success will depend on the continued growth and maintenance of wireless communications infrastructure in the United States and around the world. This includes deployment and maintenance of reliable next-generation digital networks with the necessary speed, data capacity and security for providing reliable wireless communications services. Wireless communications infrastructure may be unable to support the demands placed on it if the number of customers continues to increase, or if existing or future customers increase their bandwidth requirements. In addition, viruses, worms and similar break-ins and disruptions from illicit code or unauthorized tampering may harm the performance of wireless communications. If a well-publicized breach of security were to occur, general mobile phone usage could decline, which could reduce the demand for and use of New Motion’s applications. Wireless communications experience a variety of outages and other delays as a result of infrastructure and equipment failures, and could face outages and delays in the future. These outages and delays could reduce the level of wireless communications usage as well as New Motion’s ability to distribute its applications successfully.

The liquidity of New Motion’s common stock is affected by its limited trading market.

Bid and ask prices for shares of New Motion’s common stock are currently quoted on the OTC Bulletin Board under the symbol NWMO. There is currently no broadly followed, established trading market for New Motion’s common stock. Active trading markets generally result in lower price volatility and more efficient execution of buy and sell orders. The absence of an active trading market reduces the liquidity of New Motion’s common stock. As a result of the lack of trading activity, the quoted price for New Motion’s common stock on the OTCBB is not necessarily a reliable indicator of its fair market value.

Substantial future sales of New Motion’s common stock in the public market could cause its stock price to fall.

Upon the effectiveness of the registration statement of which this proxy statement is a part and any others that New Motion may file with respect to the resale of shares held by certain stockholders, including New Motion’s pending Registration Statement on Form SB-2 pursuant to which up to 6,362,820 shares of New Motion common stock will become available for resale upon the effectiveness of such registration statement, a significant number of the company’s shares of common stock may become eligible for sale. Sales of a significant number of shares of the company’s common stock in the open market could harm the market price of the company’s common stock. A reduced market price for New Motion’s shares could make it more difficult to raise funds through future offering of common stock.

Moreover, as additional shares of New Motion’s common stock become available for resale in the open market (including shares issued upon the exercise of New Motion’s outstanding warrants and options), the supply of New Motion’s publicly traded shares will increase, which could decrease New Motion’s stock price.

Some of New Motion’s shares may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for New Motion’s shares. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market shares up to an amount equal to 1% of the outstanding shares.

The requirements of the Sarbanes-Oxley act, including section 404, are burdensome, and New Motion’s failure to comply with them could have a material adverse affect on the company’s business and stock price.

Effective internal control over financial reporting is necessary for New Motion to provide reliable financial reports and effectively prevent fraud. Section 404 of the Sarbanes-Oxley Act of 2002 requires New Motion to evaluate and report on its internal control over financial reporting beginning with the company’s Annual Report on Form 10-KSB for the fiscal year ending December 31, 2007. New Motion’s independent registered public accounting firm will need to annually attest to the company’s evaluation, and issue their own opinion on the company’s internal control over financial reporting beginning with the company’s Annual Report on Form 10-KSB for the fiscal year ending December 31, 2008. New Motion plans to prepare for compliance with Section 404 by strengthening, assessing and testing its systems of internal control over financial reporting to provide the basis for its report. The process of strengthening New Motion’s internal control over financial reporting and complying with Section 404 is expensive and time consuming, and requires significant management attention, especially given that New Motion has not yet undertaken any substantial efforts to comply with the requirements of Section 404. New Motion cannot be certain that the measures it will undertake will ensure that the company will maintain adequate controls over its financial processes and reporting in the future. Furthermore, if New Motion is able to rapidly grow its business, the internal controls over financial reporting that the company will need will become more complex, and significantly more resources will be required to ensure that its internal controls over financial reporting remain effective. The internal control over financial reporting that New Motion will need will become more complex, and more resources will be required to ensure that these controls remain effective, after the completion of the proposed merger with Traffix. Failure to implement required controls, or difficulties encountered in their implementation, could harm New Motion’s operating results or cause the company to fail to meet its reporting obligations. If New Motion or its auditors discover a material weakness in the company’s internal control over financial reporting, the disclosure of that fact, even if the weakness is quickly remedied, could diminish investors’ confidence in New Motion’s financial statements and harm the company’s stock price. In addition, non-compliance with Section 404 could subject the company to a variety of administrative sanctions, including the suspension of trading, ineligibility for listing on one of the Nasdaq Stock Markets or national securities exchanges, and the inability of registered broker-dealers to make a market in the company’s common stock, which would further reduce the company’s stock price.

New Motion does not expect to pay dividends for the foreseeable future, and any return on investment may be limited to potential future appreciation on the value of New Motion’s common stock.

New Motion currently intends to retain any future earnings to support the development and expansion of its business and does not anticipate paying cash dividends in the foreseeable future. New Motion’s payment of any future dividends will be at the discretion of the company’s board of directors after taking into account various factors, including without limitation, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that the company may be a party to at the time. To the extent the company does not pay dividends, its stock may be less valuable because a return on investment will only occur if and to the extent the company’s stock price appreciates, which may never occur. In addition, investors must rely on sales of their common stock after price appreciation as the only way to realize their investment, and if the price of the company’s stock does not appreciate, then there will be no return on investment. Investors seeking cash dividends should not purchase New Motion’s common stock.

New Motion’s officers, directors and principal stockholders can exert significant influence over the company and may make decisions that are not in the best interests of all stockholders.

Collectively, New Motion’s officers, directors and principal stockholders (greater than 5% stockholders) beneficially own approximately 88% of the company’s outstanding common stock. As a result, these stockholders will be able to affect the outcome of, or exert significant influence over, all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of New Motion’s common stock could have the effect of delaying or preventing a change of control of the company or otherwise discouraging or prevent a potential acquirer from attempting to obtain control of the company. This, in turn, could have a negative effect on the market price of the company’s common stock. It could also prevent New Motion’s stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with New Motion’s interests or the interests of other stockholders, and accordingly, they could cause the company to enter into transactions or agreements that it would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire New Motion, which could cause the company’s stock price to decline.

New Motion’s restated certificate of incorporation, as amended, its bylaws and Delaware law contain provisions that could discourage, delay or prevent a third party from acquiring New Motion, even if doing so may be beneficial to New Motion’s stockholders. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of New Motion’s common stock.

Risk Factors Relating to Traffix

The following risk factors will be relevant to Traffix stockholders in the event the merger is not consummated and to both the New Motion and Traffix stockholders in the event the merger is consummated.

Traffix may not continue to pay dividends on its equity securities.

Traffix has paid a dividend of $0.08 per share of its common stock in the last 18 fiscal quarters. The declaration of each such dividend was approved by its board of directors upon the conclusion of each quarter. Traffix can give you no assurances that its board will declare any dividends in future fiscal periods. Any further declarations will depend upon Traffix’s performance, the level of its then current and retained earnings and other pertinent factors relating to Traffix’s financial position. You should not rely on any prior approvals of its board as an indicator of its intent to approve the declaration of any dividends in the future.

Advertisers may be reluctant to devote a portion of their budgets to internet advertising and digital marketing solutions.

Companies doing business on the Internet must compete with traditional advertising media, including television, radio, cable and print, for a share of advertisers’ total marketing budgets. Potential customers may be reluctant to devote a significant portion of their marketing budget to Internet advertising or digital marketing if they perceive the Internet to be a limited or ineffective marketing medium. Any shift in marketing budgets away from Internet advertising spending or digital marketing solutions could materially and adversely affect Traffix’s business, results of operations and financial condition.

Traffix may not be able to comply with the adoption of newly created laws and governmental regulation of the internet industry and new restrictions for internet use may increase Traffix’s cost of doing business.

As a direct-to-consumer marketing company, Traffix is subject to a variety of federal, state and local laws and regulations designed to protect consumers that govern certain of its marketing practices, all as more fully set forth in the company’s periodic reports filed pursuant to the Securities Exchange Act of 1934 under the heading “Business — Government Regulation.”

Demand for Traffix’s services may decline due to the proliferation of “spam” and software designed to prevent its delivery.

Traffix’s business may be adversely affected by the proliferation of “spam” and other unwanted Internet solicitations. In response to such proliferation, Internet Service Providers (“ISP’s”) have been adopting technologies, and individual computer users are installing software on their computers that are designed to prevent the delivery of certain Internet advertising, including legitimate solicitations such as those delivered by Traffix. Traffix cannot assure you that the number of ISP’s and individual computer users who employ these or other similar technologies and software will not increase, thereby diminishing the efficacy of its services. In the case that one or more of these technologies are widely adopted or the software widely utilized, demand for Traffix’s services would decline. During the nine months ended August 31, 2007 Traffix recognized a decline in its email marketing revenue of approximately 58% when compared to the nine months ended August 31, 2006. Traffix believes that such decline is the result of the factors mentioned above, and may continue to decline at higher rates in future fiscal periods.

Traffix may be unable to keep up with the rapid technological changes that may occur in the internet and e-commerce arenas which would adversely affect its business operations.

To remain competitive, Traffix must enhance and continually improve the responsiveness, functionality and features of its services. The Internet and the online commerce industry are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new product and service introductions embodying new technologies, and the emergence of new industry standards and practices that could render existing technology and systems obsolete at any time. Traffix’s success will depend, in part, on its ability to license leading technologies that address the increasingly sophisticated and varied needs of prospective consumers, and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis. The development of a website and other proprietary technology entails significant technical and business risks. There can be no assurance that Traffix will use new technologies effectively or adapt existing websites and operational systems to customer requirements or emerging industry standards. If Traffix is unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, its business, prospects, financial condition and results of operations would be materially adversely affected.

Traffix depends on third-party internet and telecommunications providers, over whom it has no control, to operate its services. Interruptions in these services caused by one of the providers could have an adverse effect on revenue and securing alternate sources of these services could significantly increase expenses.

Traffix depends heavily on several third-party providers of Internet and related telecommunication services, including hosting and co-location facilities, in operating its services. These companies may not continue to provide services to Traffix without disruptions in service, at the current cost or at all. The costs associated with any transition to a new service provider would be substantial, requiring the reengineering of computer systems and telecommunications infrastructure to accommodate a new service provider. This process would be both expensive and time-consuming. In addition, failure of the Internet and related telecommunications providers to provide the data communications capacity in the time frame required by Traffix could cause interruptions in the services Traffix provides. Unanticipated problems affecting Traffix’s computer and telecommunications systems in the future could cause interruptions in the delivery of services, causing a loss of revenue and potential loss of customers, all of which could materially and adversely affect the company’s business, results of operations and financial condition.

Traffix faces intense competition in the marketing of its services and its clients’ products.

Traffix faces intense competition in the direct marketing of its services and of clients’ products and services. Many of Traffix’s competitors are well established, have reputations for success in the development and marketing of services and have significant financial, marketing, distribution, personnel and other resources. These financial and other capabilities permit such companies to implement extensive advertising and promotional campaigns, both generally and in response to efforts by additional competitors to enter into new markets and introduce new services.

Traffix’s success depends on its ability to continue forming relationships with other Internet and interactive media content, service and product providers.

The Internet includes an ever-increasing number of businesses that offer and market consumer products and services. These entities offer advertising space on their websites, as well as profit sharing arrangements for joint effort marketing programs. Traffix expects that with the increasing number of entrants into the Internet commerce arena, advertising costs and joint effort marketing programs will become extremely competitive. This competitive environment might prevent Traffix from executing profit generating advertising and joint effort marketing programs in the future. This competitive environment may also prevent Traffix from providing entertaining content and product and service providers from marketing their products and services through the company’s websites. If Traffix fails to continue establishing new, and maintain and expand existing, profitable advertising and joint marketing arrangements, Traffix may suffer substantial adverse consequences to its financial condition and results of operations.

The outcome of litigation in which Traffix has been named as a defendant is unpredictable and a materially adverse decision in any such matter could have a material adverse affect on Traffix’s financial position and results of operations.

Traffix is named as defendant in litigation matters, as described under “Legal Proceedings” in the company’s periodic reports filed pursuant to the Securities Exchange Act of 1934. The defense of these claims may divert financial and management resources that would otherwise be used to benefit the company’s operations. Although Traffix believes that it has meritorious defenses to the claims made in each and all of the litigation matters to which it has been a named party, and intend to contest each lawsuit vigorously, no assurances can be given that the results of these matters will be favorable to it. A materially adverse resolution of any of these lawsuits could have a material adverse affect on its financial position and results of operations.

Traffix is dependent on its key personnel for managing its business affairs. The loss of their services could materially and adversely affect the conduct of the company’s business.

Traffix is and will be highly dependent upon the efforts of the members of its management team, particularly those of its Chief Executive Officer, Jeffrey L. Schwartz, and its President, Andrew Stollman. The loss of the services of Messrs. Schwartz or Stollman may impede the execution of Traffix’s business strategy and the achievement of its business objectives. Traffix can give you no assurance that it will be able to attract and retain the qualified personnel necessary for the development of its business. Traffix’s failure to recruit key personnel or its failure to adequately train, motivate and supervise its existing or future personnel will adversely affect its operations.

Traffix’s business plan is subject to change and any expectations it and you may have for its successful implementation may be unrealized.

Traffix’s business plan and strategy may quickly change based upon facts or circumstances currently unforeseen. Due to the ever changing nature of the e-commerce industry and the Internet, Traffix, based upon these unforeseen facts or circumstances, may change its business plan at the discretion of its Management and board of directors with results, adverse or otherwise, that Traffix cannot now foresee.

The concentration of ownership of Traffix’s common stock will discourage purchases of its common stock by persons who might otherwise seek to gain control of Traffix.

Traffix’s executive officers and directors beneficially own 2,292,267 shares of the company’s outstanding common stock representing approximately 15.1% of the total its outstanding shares before the exercise of any outstanding options. Accordingly, such persons will be able to exercise substantial control in the election of its directors, increases in its authorized capital, its dissolution or merger, or sale of its assets, and otherwise influence the control of its affairs. As a result, potential purchasers may not seek to acquire control of Traffix through the purchase of common stock which may tend to reduce the market price of its common stock. In addition, Traffix is subject to provisions of the General Corporation Law of the State of Delaware respecting business combinations which could, under certain circumstances, also hinder or delay a change in control.

Historically High Levels of Volatility in Revenue and Cost Trends

Traffix’s revenues and profitability from operations have historically varied, both from period to period and between revenues components. Traffix’s revenues, cost of providing revenues, profit margins and overhead expenses have varied historically among its Online and Media Service components, as well as on a consolidated basis. The revenue derived from Traffix’s Online and Media Service components may likely be different in future fiscal periods due to several factors, including consumer tastes, business opportunities, and regulatory issues that may exist in future periods. Therefore, it is difficult to predict revenue and gross margin trends, and their corresponding impact on liquidity and capital resources. Actual trends may cause Traffix to adjust its operating emphasis, which could result in continued period-to-period fluctuations in its results of operations. Historically, Traffix has been able to rapidly react to changes in the business environment within which it operates. Management responds to these changes as deemed appropriate at the time of change, and as dictated by the nature of such changes. Management’s reaction to such changes could cover a broad range of business-related adjustments, ranging from product mix repositioning and staff reductions, to entire business model overhauls. Based on Traffix’s current operations and marketing methods, as well as the dynamic, ever changing status of the Internet marketing environment, it is conceivable that Traffix would institute changes to its business practices in future fiscal periods. There can be no assurance that any such potential change would be successful in its implementation, and there can be no assurance that any such implementation would benefit Traffix’s operating margins, profitability, cash flows or capital resources.

THE SPECIAL MEETINGS

General

New Motion

The New Motion special meeting is being held so that stockholders of New Motion may consider and vote upon (i) a proposal to approve the issuance of New Motion common stock in connection with the merger contemplated by the agreement and plan of merger, dated as of September 26, 2007, by and among Traffix, NM Merger Sub, Inc., or Merger Co., a wholly owned subsidiary of New Motion, and New Motion, (ii) a proposal to grant discretionary authority to management of New Motion to adjourn the special meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the special meeting to approve any of the foregoing proposals, and (iii) such other business as may properly come before the meeting or any adjournment or adjournments thereof. Under the terms of the definitive merger agreement, Merger Co. will merge with and into Traffix, with Traffix surviving the merger as a wholly owned subsidiary of New Motion. In the merger, each share of Traffix common stock held by stockholders of Traffix will be converted into approximately 0.681 shares of New Motion common stock based on the currently anticipated capitalization of both companies on the closing date of the merger.

This joint proxy statement/prospectus, together with a notice of special meeting and a form of proxy, is being provided to New Motion stockholders in connection with the solicitation of proxies by the New Motion board of directors for use at the special meeting of New Motion stockholders. The special meeting of the New Motion stockholders will be held at 10:00 a.m. local time on January 31, 2008 at 10:00 a.m., at the Hyatt Hotel, 17900 Jamboree Road, Irvine, California 92614, or at any adjournment, postponement or rescheduling of that meeting.

This joint proxy statement/prospectus and the accompanying notice of special meeting and form of proxy are first being mailed to stockholders of New Motion on or about December 29, 2007.

Traffix

The Traffix special meeting is being held so that stockholders of Traffix may consider and vote to (i) adopt and approve the agreement and plan of merger, dated as of September 26, 2007, by and among Traffix, NM Merger Sub, Inc., or Merger Co., a wholly owned subsidiary of New Motion, and New Motion, (ii) consider a proposal to grant discretionary authority to management of Traffix to adjourn the special meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the special meeting to approve any of the foregoing proposals, and (iii) transact such other business as may properly come before the special meeting. Under the terms of the definitive merger agreement, Merger Co. will merge with and into Traffix, with Traffix surviving the merger as a wholly owned subsidiary of New Motion. In the merger, each share of Traffix common stock held by stockholders of Traffix will be converted into approximately 0.681 shares of New Motion common stock based on the currently anticipated capitalization of both companies on the closing date of the merger.

This joint proxy statement/prospectus, together with a notice of special meeting and a form of proxy, is being provided to Traffix stockholders in connection with the solicitation of proxies by the Traffix board of directors for use at the special meeting of Traffix stockholders. The special meeting of the Traffix stockholders will be held at 10:00 a.m. local time on January 31, 2008 at Traffix’s offices located at One Blue Hill Plaza, Pearl River, New York, or at any adjournment, postponement or rescheduling of that meeting.

This joint proxy statement/prospectus and the accompanying notice of special meeting and form of proxy are first being mailed to stockholders of Traffix on or about December 29, 2007.

Matters to be Considered

New Motion

At the New Motion special meeting, New Motion stockholders will be asked to vote on the following proposals:

•	to approve the issuance of New Motion common stock in connection with the merger;
•	to grant discretionary authority to management of New Motion to adjourn the special meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the special meeting to approve any of the foregoing proposals; and
•	to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Traffix

At the Traffix special meeting, Traffix stockholders will be asked to vote on the following proposals:

•	to adopt and approve the merger agreement;
•	grant discretionary authority to management of Traffix to adjourn the special meeting, if necessary, to solicit additional proxies if there appear to be insufficient votes at the time of the special meeting to approve any of the foregoing proposals, and
•	to transact such other business as may properly come before the special meeting or any adjournment(s) thereof.

Recommendation of the Boards of Directors

New Motion

The New Motion board of directors unanimously approved the merger agreement, the merger, the issuance of New Motion common stock pursuant to the merger and the other transactions related to the merger and contemplated by the merger agreement. The New Motion board of directors believes that the merger is advisable to and in the best interest of New Motion.

THE NEW MOTION BOARD UNANIMOUSLY RECOMMENDS THAT NEW MOTION STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AUTHORIZE THE ISSUANCE OF NEW MOTION COMMON STOCK TO THE TRAFFIX STOCKHOLDERS PURSUANT TO THE TERMS OF THE MERGER AGREEMENT. THE NEW MOTION BOARD OF DIRECTORS ALSO UNANIMOUSLY RECOMMENDS THAT NEW MOTION STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO VOTE TO AUTHORIZE MANAGEMENT TO ADJOURN THE MEETING TO SOLICIT ADDITIONAL PROXIES, IF NECESSARY, IF THERE APPEARS TO BE INSUFFICIENT VOTES TO APPROVE ONE OR MORE OF THE OTHER PROPOSALS.

Traffix

The Traffix board of directors unanimously approved the merger agreement, the merger and the other transactions related to the merger and contemplated by the merger agreement. The Traffix board of directors believes that the merger is advisable, fair to and in the best interest of Traffix and its stockholders.

THE TRAFFIX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TRAFFIX STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT AND APPROVE THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO GRANT DISCRETIONARY AUTHORITY TO TRAFFIX MANAGEMENT TO VOTE YOUR SHARES TO ADJOURN THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE APPEARS TO BE INSUFFICIENT VOTES TO APPROVE THE MERGER PROPOSAL.

In considering such recommendations, New Motion stockholders and Traffix stockholders should be aware that New Motion and Traffix have agreed to provide certain employment, severance and indemnification arrangements to certain directors and officers of Traffix. See “The Merger — Interests of New Motion’s and Traffix’s Officers and Directors in the Merger” beginning on page 67.

Record Date and Vote Required

New Motion

The New Motion board of directors has fixed December 21, 2007 as the record date for determining the New Motion stockholders who are entitled to notice of and to vote at the New Motion special meeting. Only New Motion stockholders of record at the close of business on the record date will receive notice of, and be entitled to vote at, the special meeting of New Motion stockholders.

At the close of business on the record date, there were 12,096,284 shares of New Motion common stock outstanding and entitled to a vote, held by approximately 105 record holders. A majority of these shares must be represented, in person or by proxy, at the New Motion special meeting in order to constitute a quorum. A quorum must be present before a vote can be taken on the issuance of New Motion common stock, or any other matter, except adjournment or postponement of the meeting due to the absence of a quorum. At the New Motion special meeting, abstentions but not shares held in New Motion’s treasury, will be counted as present for purposes of determining the presence of a quorum, but will be considered not present for purposes of approving the proposal.

Each share of New Motion common stock entitles its holder to cast one vote on each matter submitted to a vote at the New Motion special meeting. In the event that stockholders are asked to vote on a proposal to adjourn or postpone the New Motion special meeting to permit solicitation of additional proxies, approval of that proposal would require the affirmative vote of holders of at least a majority of the shares of New Motion common stock present in person or represented by proxy at the meeting.

As of December 21, 2007, the record date for the New Motion special meeting, directors and executive officers of New Motion beneficially owned 4,235,196 of the outstanding shares of New Motion common stock, which represented approximately 33.2% of the shares of New Motion common stock then outstanding.

Traffix

The Traffix board of directors has fixed December 21, 2007 as the record date for determining the Traffix stockholders who are entitled to notice of and to vote at the special meeting. Only Traffix stockholders of record at the close of business on the record date will receive notice of, and be entitled to vote at, the special meeting of Traffix.

At the close of business on the record date, there were 15,232,431 shares of Traffix common stock outstanding and entitled to a vote, held by approximately 87 record holders. A majority of these shares must be represented, in person or by proxy, at the Traffix special meeting in order to constitute a quorum. A quorum must be present before a vote can be taken on the adoption and approval of the merger agreement, or any other matter except adjournment or postponement of the meeting due to the absence of a quorum. Abstentions, but not shares held in Traffix’s treasury, will be counted for purposes of determining the presence of a quorum at the Traffix special meeting.

Each share of Traffix common stock entitles its holder to cast one vote on each matter submitted to a vote at the Traffix special meeting. For the merger to be approved under Delaware law and Traffix’s certificate of incorporation, at least a majority of the outstanding shares of Traffix common stock on the record date must be voted for the merger proposal. In the event that stockholders are asked to vote on a proposal to adjourn or postpone the Traffix special meeting to permit solicitation of additional proxies, approval of that proposal would require the affirmative vote of holders of at least a majority of the shares of Traffix common stock present and voting, either in person or represented by proxy at the meeting.

Voting of Proxies

New Motion

This joint proxy statement/prospectus is being furnished to New Motion stockholders in connection with the solicitation of proxies by the New Motion board of directors for use at the special meeting of New Motion. It is accompanied by a form of proxy card.

Voting by proxy means that a New Motion stockholder authorizes the persons named in the enclosed proxy card to vote the stockholder’s shares at the New Motion special meeting in the manner it directs. A New Motion stockholder may vote by proxy or in person at the meeting. To vote by proxy, a New Motion stockholder may use one of the following methods if it is a registered holder (that is, it holds its stock in its own name):

•	Telephone voting, by dialing the toll-free number and following the instructions on the proxy card;
•	Via the Internet, by going to the web address shown on the proxy card and following the instructions on the proxy card; or
•	Mail, by completing and returning the proxy card in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

New Motion stockholders should complete, sign and return the proxy card if they will not be able to attend the special meeting in person. A New Motion stockholder who submits a proxy and later changes his or her mind as to the vote, or decides to attend the meeting in person, may revoke the proxy at any time before the vote at the New Motion special meeting by (1) notifying the corporate secretary of New Motion in writing of the revocation, either by mail, by fax or by delivering such revocation in person, or (2) completing, signing and returning a replacement proxy with a later date, either by mail, fax or delivery of such later proxy in person. In addition, a New Motion stockholder may revoke a prior proxy by attending the New Motion special meeting and voting in person. However, mere attendance alone at the special meeting by a New Motion stockholder who has signed a proxy, but has not provided a notice of revocation or request to vote in person to New Motion’s secretary is not sufficient to revoke such stockholder’s proxy.

All shares of New Motion common stock represented by properly executed proxies that New Motion receives by mail, facsimile, electronic mail or in person before or at the New Motion special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If a properly executed proxy is returned but contains no voting instructions, the shares of New Motion common stock represented by the proxy will be voted “FOR” the issuance of securities pursuant to the merger agreement. If a properly executed proxy is returned to New Motion and the stockholder has abstained from voting on the issuance of securities pursuant to the merger agreement, New Motion common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of the issuance of securities pursuant to the merger agreement.

If a New Motion stockholder holds their shares of New Motion common stock in a brokerage account, the brokers holding such shares in “street name” may vote the shares only if the stockholder provides the broker with appropriate instructions. If an executed proxy is returned to New Motion by a broker holding shares of New Motion common stock in “street name” which indicates that the broker does not have discretionary authority to vote on the issuance of securities pursuant to the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of or against the issuance of securities pursuant to the merger agreement. Your broker will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker. You are urged to mark the applicable box on the proxy to indicate how to vote your shares. In addition, please note that if the shares of a New Motion stockholder are held in “street name” by a broker, bank or other nominee, and such New Motion stockholder wishes to vote in person at the New Motion special meeting, such stockholder must bring to the special meeting a letter from their broker, bank or other nominee in order to vote their shares in person.

New Motion stockholders should address written notices of revocation of proxies and other communications relating to proxies to:

New Motion, Inc.
42 Corporate Park
Irvine, CA 92660
Attention: Allan Legator

Approval of the issuance of New Motion common stock to the Traffix stockholders requires the affirmative vote of holders of at least a majority of the shares of New Motion common stock present in person or by proxy at the New Motion special meeting. In order to ensure there is a quorum at the special meeting, the New Motion board of directors urges all New Motion stockholders to complete, date and sign the accompanying proxy and return it promptly in the pre-addressed, postage-paid envelope provided for that purpose.

New Motion does not expect that any matter other than the approval of the issuance of common stock pursuant to the merger agreement, and possibly the adjournment or postponement of the meeting, will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

Solicitation of New Motion Proxies

Expenses incurred in connection with the solicitation of proxies from New Motion stockholders are estimated to be approximately $15,000 and will be borne by New Motion. Following the original mailing of this joint proxy statement/prospectus, proxies and other soliciting materials, New Motion will request brokers, custodians, nominees and other record holders of New Motion common stock to forward copies of those materials to persons for whom they hold shares of New Motion common stock and to request authority for the exercise of proxies. In addition, documents filed with the SEC by New Motion are available free of charge by contacting New Motion, at 42 Corporate Park, Irvine, CA 92660 or via telephone at (949) 777-3700. Directors, executive officers and employees of New Motion may solicit proxies in person or by telephone, mail, facsimile, electronic mail or other means. These directors, executive officers and employees will not be separately compensated for soliciting proxies.

Traffix

This joint proxy statement/prospectus is being furnished to Traffix stockholders in connection with the solicitation of proxies by the Traffix board of directors for use at the special meeting of Traffix stockholders. It is accompanied by a form of proxy card.

Giving a proxy means that a Traffix stockholder authorizes the persons named in the enclosed proxy card to vote its shares at the Traffix special meeting in the manner the proxy card directs. A Traffix stockholder may vote by proxy or in person at the meeting. If it is a registered holder (that is, it holds its stock in its own name) a Traffix stockholder may vote by mail if their proxy card is completed and returned in the enclosed envelope. The envelope requires no additional postage if mailed in the United States.

Traffix stockholders should complete, sign and return the proxy card if they will not be able to attend the special meeting in person. A Traffix stockholder who submits a proxy and later changes his or her mind as to the vote, or decides to attend the meeting in person, may revoke the proxy at any time before the vote at the Traffix special meeting by (1) notifying the corporate secretary of Traffix in writing of the revocation, either by mail, by fax, electronic mail or by delivering such revocation in person, or (2) completing, signing and returning a replacement proxy with a later date again, either by mail, by fax, electronic mail or by delivering such later dated proxy in person. In addition, a Traffix stockholder may revoke a prior proxy by attending the Traffix special meeting and voting in person. However, mere attendance alone at the special meeting by a Traffix stockholder who has signed a proxy but was not provided a notice of revocation or request to vote in person is not sufficient to revoke such stockholder’s proxy.

All shares of Traffix common stock represented by properly executed proxies that Traffix receives by mail, facsimile, electronic mail or in person before or at the Traffix special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If a properly executed proxy is returned but contains no voting instructions, the shares of Traffix common stock represented by the proxy will be voted “FOR” approval of the merger proposal, unless such shares are held in a brokerage account. If a properly executed proxy is returned to Traffix and the stockholder has abstained from voting on approval of the merger proposal, Traffix common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of approval of the merger proposal.

If a Traffix stockholder holds his or her shares of Traffix common stock in a brokerage account, the brokers holding such shares in “street name” may vote the shares only if the stockholder provides the broker with appropriate instructions. If an executed proxy is returned to Traffix by a broker holding shares of Traffix common stock in “street name” that indicates that the broker does not have discretionary authority to vote on approval of the merger proposal, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of approval of the merger proposal and will be the equivalent of a vote against approval of the merger proposal. Your broker will vote your shares only if you provide instructions on how to vote by following the instructions provided to you by your broker. You are urged to mark the applicable box on the proxy to indicate how to vote your shares. In addition, please note that if the shares of a Traffix stockholder are held in “street name” by a broker, bank or other nominee, and such Traffix stockholder wishes to vote in person at the Traffix special meeting, such stockholder must bring to the special meeting a letter from their broker, bank or other nominee in order to vote their shares in person.

Traffix stockholders should address written notices of revocation of proxies and other communications relating to proxies to:

Traffix, Inc.
One Blue Hill Plaza
Pearl River, New York 10965
Attention: Dan Harvey

Approval of the merger proposal requires the affirmative vote of holders of at least a majority of the shares of Traffix common stock outstanding on the record date. Accordingly, abstentions and failures to vote will have the same effect as votes against approval of the merger proposal. Therefore, the Traffix board of directors urges all Traffix stockholders to complete, date and sign the accompanying proxy and return it promptly in the pre-addressed, postage-paid envelope provided for that purpose.

BECAUSE APPROVAL OF THE MERGER AGREEMENT REQUIRES THE AFFIRMATIVE VOTE OF AT LEAST A MAJORITY OF THE TRAFFIX COMMON STOCK OUTSTANDING AS OF THE RECORD DATE, ABSTENTIONS, FAILURES TO VOTE AND BROKER NON-VOTES WILL HAVE THE SAME EFFECT AS A VOTE AGAINST APPROVAL OF THE MERGER PROPOSAL.

Traffix does not expect that any matter other than approval of the merger proposal or possibly the adjournment or postponement of the meeting will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

Solicitation of Traffix Proxies

Traffix is soliciting proxies for the special meeting from Traffix stockholders. Expenses incurred in connection with the solicitation of proxies from Traffix stockholders are estimated to be approximately $15,000 and will be borne by Traffix. Following the original mailing of this joint proxy statement/prospectus, proxies and other soliciting materials, Traffix will request brokers, custodians, nominees and other record holders of Traffix common stock to forward copies of those materials to persons for whom they hold shares of Traffix common stock, and to request authority for the exercise of proxies. In these cases, if the record holders so request, Traffix will reimburse the record holders for their reasonable expenses. Directors, officers and employees of Traffix may solicit proxies in person or by telephone, mail, facsimile or other means. These directors, officers and employees will not be separately compensated for soliciting proxies. In addition, Traffix has retained the services of Morrow & Co., LLC, a proxy solicitation firm, to solicit proxies on Traffix’s behalf, and will pay $15,000 to Morrow & Co. as compensation for such proxy solicitation services and has also agreed to re-imburse Morrow & Co. for disbursements, if any, incurred by Morrow & Co. on behalf of Traffix.

YOU SHOULD NOT SEND IN ANY STOCK CERTIFICATES WITH YOUR PROXIES. A TRANSMITTAL FORM WITH INSTRUCTIONS FOR THE SURRENDER OF CERTIFICATES FOR TRAFFIX COMMON STOCK WILL BE MAILED TO YOU AS SOON AS PRACTICABLE FOLLOWING THE COMPLETION OF THE MERGER.

THE MERGER

This section of the joint proxy statement/prospectus, as well as the next section titled “The Merger Agreement” beginning on page 74, describes certain aspects of the proposed merger. These sections highlight key information about the merger agreement and the merger, but they may not include all the information that a stockholder would like to or should know. The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We urge stockholders to read the merger agreement in its entirety.

General Description of the Merger and Conversion of Traffix Common Stock

On September 26, 2007, New Motion, Traffix and Merger Co., a wholly owned subsidiary of New Motion, entered into an Agreement and Plan of Merger, referred to as the merger agreement. The merger agreement is attached to this joint proxy statement/prospectus as Annex A. Under the terms of the merger agreement and Delaware law, Merger Co. will be merged with and into Traffix and the separate existence of Merger Co will cease, leaving Traffix as the surviving entity which will be a wholly owned subsidiary of New Motion.

It is the intention of New Motion and Traffix that Traffix stockholders will own 45% of the capital stock of New Motion immediately after consummation of the merger, on a fully-diluted basis (calculated using the treasury stock method). Each issued and outstanding share of Traffix common stock will be converted into the right to receive approximately 0.681 (as adjusted from 0.683 effective at September 26, 2007) shares of New Motion common stock based on the currently anticipated capitalization of both companies on the closing date of the merger. The value, but not the number, of shares of New Motion common stock to be issued to the Traffix stockholders will vary depending upon the market price of New Motion common stock at the time of the consummation of the merger. The following table illustrates the merger consideration as of September 26, 2007, the last full trading day before the public announcement of the merger, and reflects 15,153,410 shares of Traffix common stock outstanding and 2,295,375 Traffix shares underlying common stock options:

	New Motion Common Stock	Traffix Common Stock	Equivalent Value Traffix Common Stock
Exchange ratio			0.683
September 26, 2007	$15.50	$4.76	$10.59

The above table shows only an historical price comparison as of September 26, 2007. This comparison may not provide meaningful information to Traffix stockholders in determining whether to approve and adopt the merger agreement. Traffix stockholders are urged to obtain current market quotations for New Motion and Traffix common stock and to review carefully the other information contained in this joint proxy statement/prospectus. Because an active trading market for New Motion’s common stock currently does not exist, the quoted price of New Motion’s common stock may not be a reliable indicator of its fair market value, or the equivalent value of the shares of Traffix common stock to be exchanged for New Motion stock.

New Motion will not issue any fractional shares of its common stock in the merger. Instead of a fraction of a share, Traffix’s stockholders will receive an amount of cash, without interest, equal to the product of (x) such fraction of a share, multiplied by (y) the ten day trailing average closing price for a share of New Motion common stock on its principal market or exchange.

Background of the Transaction

The terms, conditions and other provisions of the merger agreement are the result of arm’s length negotiations conducted among representatives of New Motion and Traffix. The following is a summary of the meetings, negotiations and discussions between the parties that preceded the execution of the merger agreement.

General

The following is a description of the existing and historical business relationship between New Motion and Traffix, and a description of the material aspects of the proposed merger and related transactions, including the merger agreement and certain other agreements entered into in connection therewith. This section of this joint proxy statement/prospectus also discusses additional contacts, meetings and negotiations that representatives of Traffix had with other interested parties. While New Motion and Traffix believe that the following description covers the material terms of the merger and the related transactions, the description may not contain all of the information that is important to you. You should carefully read this entire document and the other documents we refer to herein for a more complete understanding of the merger and the related transactions.

Historical Background

From time to time, New Motion has analyzed a variety of potential strategic transactions, including Traffix and other potential business combinations and acquisitions. Similarly, Traffix has regularly evaluated strategic opportunities, including New Motion and other potential acquisitions or mergers, and has a history of acquiring other companies.

New Motion and Traffix were initially introduced and formally commenced a commercial relationship in 2005. Their commercial relationship and business level has continued to expand and increase since that time, particularly during Traffix’s third fiscal quarter ended August 31, 2007 and New Motion’s most recent fiscal quarter ended September 30, 2007. For the Traffix fiscal quarter ended on August 31, 2007, New Motion accounted for approximately 21% of Traffix’s net revenue, representing a significant increase over prior fiscal periods and making New Motion the single largest customer of Traffix. Due to their extensive business relationship, the companies were very familiar with one another, from both a strategic and operational standpoint. In addition, New Motion’s CEO, Burton Katz, and Traffix’ CEO, Jeffrey Schwartz, have a pre-existing business and personal relationship dating back several years, which further added to the companies’ knowledge of one another and their respective management teams.

The parties first discussed the possibility of a business combination on March 28, 2007, when Mr. Katz met with Traffix’s President, Andrew Stollman at an industry trade show in Orlando, Florida, primarily to discuss marketing initiatives between the two companies and other matters related to the companies’ commercial business dealings. In that meeting, Mr. Katz broached the subject of a strategic transaction between the companies and the parties agreed to meet later that day to further discuss this possibility. Mr. Stollman reported the substance of his initial conversation to Mr. Jeffrey Schwartz, Traffix’s CEO, and Mr. Schwartz encouraged him to meet with Mr. Katz to obtain a better understanding of what Mr. Katz had in mind. Later that evening Mr. Stollman met with Messrs. Katz and Raymond Musci, New Motion’s President, and the parties continued with preliminary discussions concerning the possibility of a strategic transaction. The parties agreed to further reflect on the possibility of engaging in more detailed discussions regarding a potential strategic transaction, and to meet at a later point in time to further explore the opportunity.

On March 29, 2007, during a routine business call between Messrs. Schwartz, Katz and Musci, Mr. Schwartz advised Messrs. Katz and Musci that he was aware of their conversations with Mr. Stollman with respect to exploring a strategic transaction and he urged them to continue the dialogue to determine if there was a possibility of the two companies entering into a strategic transaction.

During the first weekend of April 2007, Messrs. Stollman and Katz communicated with each other, referring to their mutual desire to continue probing the possibility of a strategic transaction. During this period, Messrs. Schwartz and Stollman had informal one-on-one telephone conversations with each of the Traffix board members advising them of management’s interest in evaluating a potential strategic transaction with New Motion. New Motion’s management similarly consulted with members of New Motion’s board of directors about management’s interest in exploring a potential transaction with Traffix.

Based on the parties’ interest to evaluate a possible strategic transaction, the companies executed a mutual Non-Disclosure Agreement on April 6, 2007.

From April 4 through April 12, 2007, Messrs. Katz and Musci had a number of telephone conversations and met in Traffix’s offices with Messrs. Schwartz and Stollman to further discuss the two companies’ businesses, strategies and goals, as well as several alternatives for a potential transaction.

A series of telephone calls on April 11, 2007, between Messrs. Stollman and Katz led to a conference call later that day among Messrs. Katz, Stollman and Daniel Harvey, Traffix’s CFO. During this conference call each company’s representatives discussed the current financial situation of their respective companies since the date of their last publicly filed financial statements. Structural questions with respect to a possible transaction were discussed in broad terms such as whether the strategic transaction should be in the form of a cash purchase by New Motion of all the shares of stock of Traffix or an exchange of stock for stock.

On April 12, 2007, Mr. Schwartz had a telephone conversation with Mr. Katz in which he said that the Traffix board of directors was scheduled to meet the following day to discuss various proposals for strategic transactions. Mr. Schwartz encouraged Mr. Katz to submit a formal indication of interest no later than the following day if New Motion was still interested in pursuing a potential strategic transaction with Traffix.

On April 13, 2007, Mr. Katz sent a brief letter to Mr. Schwartz stating in general terms New Motion’s interest to acquire all of the outstanding shares of Traffix in the form of a cash tender offer in the range of $85 to $88 million dollars, subject to due diligence and board approval.

On the same day, the Traffix board held a meeting during which it discussed several possible strategic transactions, including the cash offer by New Motion. At that meeting, the Traffix board designated independent director Robert Machinist to take the lead in evaluating New Motion’s proposal on behalf of the board. At that meeting the Traffix board also discussed preliminary indications of interest that it had received from other parties but concluded that as of the date of the meeting the proposal of New Motion was the only one with any reasonable prospect of resulting in a serious offer that would be acceptable to Traffix’s board.

During the period from April 13 through April 20, 2007, members of New Motion’s management and its board of directors had various internal meetings and conversations to discuss the specifics of the proposed transaction with Traffix. The board instructed management to proceed in further evaluating a potential transaction and update the board regularly on its progress.

On April 16, 2007, Messrs. Katz, Stollman and Machinist participated in a conference call to discuss the terms of the proposed strategic transaction in greater detail. Among other things, they discussed possible structures for the proposed transaction, including a straight cash purchase or a combined cash and stock purchase consideration, which company would be the survivor in any proposed transaction structure and both companies’ need to engage investment bankers to assist them in the analysis.

Messrs. Stollman and Katz had a series of phone conversations between April 17 and April 19, 2007 to continue their discussion concerning issues relating to the proposed general form and structure of a possible transaction, as well more detailed matters such as the composition of the combined company’s management and board of directors and the location of the combined company’s corporate headquarters. During the course of these discussions, Mr. Katz informed Mr. Stollman of New Motion’s plan to hire a new chief operating officer.

On April 20, 2007 Messrs. Katz, Musci, Machinist and Stollman met in Mr. Machinist’s office in New York to discuss potential synergies between the companies, alternative structures including a stock for stock merger, the trading exchange or market for the combined company’s stock, the relative advantages of either company continuing as the surviving company as well as the relative stock valuations of the companies. In the course of their meeting and discussions that day and the following few days, the parties agreed to concentrate on pursuing a possible stock for stock merger rather than an all cash transaction.

Shortly after April 20, 2007, Messrs. Stollman and Machinist had a conversation with Mr. Schwartz and other members of Traffix’s board of directors with respect to the substance of their April 20th meeting with Messrs. Katz and Musci. Based on their discussion, the Traffix board members and management came to a general consensus to pursue a possible stock merger with New Motion.

During conversations between representatives of the two companies during which Traffix’s management expressed their serious concern about a cash deal inasmuch as New Motion did not have immediately available funds and such a transaction would have a financing condition. Thus, on April 26, 2007, Mr. Katz sent to Mr. Machinist a revised term sheet containing the proposed general terms of a potential stock merger transaction. In addition to the revised purchase consideration, the new term sheet also contained, among other standard terms, an exclusivity/no shop provision to which Traffix objected and continued to object. Issues also arose with respect to the amount and structure of the “break-up fee” included in the new term sheet.

Subsequently, on April 26, 2007, while Mr. Stollman was at New Motion’s offices, he joined Messrs. Katz and Musci in a telephone conversation with Messrs. Machinist, Schwartz and Mr. Lawrence Burstein,

another Traffix independent board member, to discuss the Term Sheet and other issues related to the proposed transaction. Later that evening, Messrs. Katz and Musci met again with Mr. Stollman to continue their discussion about a proposed transaction and other ancillary matters.

Over the course of the next ten days, management of the two companies continued to have regular conversations with respect to their ongoing business arrangements, which invariably also included some mention of the status of the parties’ discussions concerning their proposed strategic transaction. During the course of these conversations, Mr. Schwartz stated that in connection with a possible strategic transaction he would like to resign as Chairman and CEO and arrange for the sale of a substantial portion of his shares of Traffix common stock.

On May 7, 2007, Messrs. Katz, Stollman and Schwartz met in New York to discuss the progress of negotiations and Traffix’s response to New Motion’s Term Sheet.

On May 10, 2007, New Motion’s board of directors held a meeting at which Messrs. Katz and Musci led a discussion concerning potential strategic transactions that management had been exploring, including a potential merger with Traffix. Messrs. Katz and Musci summarized the status of management’s discussions with Traffix and updated the board on terms of the proposed transaction. Messrs. Katz and Musci responded to various questions from board members and stated that they would continue to update the board with their progress.

During the period from May 11 through May 14, 2007, representatives of each company’s management and board of directors held numerous meetings and conference calls internally and with the other company’s board members and management team to discuss a variety of proposals and counter-proposals with respect to the structure and terms of a proposed transaction.

On May 15, 2007, Messrs. Schwartz and Machinist had a telephone conversation to discuss the status of a proposed transaction and Traffix’s response to New Motion’s April 26th Term Sheet. Later that day, Messrs. Schwartz, Machinist and Stollman had a conference call with Traffix’s outside counsel, Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP (“Feder Kaszovitz”), to review legal issues related to various aspects of the proposed transaction. Feder Kaszovitz advised the group that Mr. Schwartz’s proposal to step down as Chairman and CEO and sell a significant portion of his shares of Traffix common stock could present a conflict of interest in negotiating any transaction, and recommended that the board establish a special committee comprised solely of independent directors to negotiate the terms of the proposed transaction with New Motion. Feder Kaszovitz also advised the group that it would be customary for the special committee to retain its own counsel and engage an independent financial advisor.

On May 21, 2007, New Motion sent to Traffix a revised Term Sheet reflecting terms of a proposed merger transaction that would result in Traffix’s stockholders receiving approximately 43% of the combined company’s capital stock on a fully diluted basis. This version of the term sheet continued to contain no-shop and break-up fee provisions that remained contentious.

At a meeting held on May 25, 2007, the Traffix board of directors established a Special Committee of the board of directors (the “Special Committee”) consisting of Messrs. Machinist, as Chairman, Lawrence Burstein and Mark Gutterman and delegated to the Special Committee authority, among other things, to review, evaluate and negotiate the terms and determine the advisability of any potential transaction, determine whether a transaction is fair to Traffix and its stockholders, and recommend to the full board any further action to be taken in connection with any potential transaction. The Special Committee was further authorized to retain legal and financial advisors and other consultants as needed to advise the committee on the benefits and risks of any potential transaction. At the meeting, the board of directors also adopted resolutions providing that the board would not approve or recommend to the stockholders any potential transaction without a favorable recommendation from the Special Committee, and authorizing compensation to the members of the Special Committee for their service in the amount of $15,000 per month for the Chair of the Special Committee, up to a maximum of $90,000 in the aggregate, and $10,000 per month for each of the two other members, up to a maximum of $60,000 in the aggregate to each, plus reimbursement of reasonable expenses for all members.

During the period from May 28 to May 31, 2007, Messrs. Schwartz and Harvey traveled to California to commence their business and financial due diligence review of New Motion. During the course of this visit with New Motion’s management, Mr. Schwartz met primarily with Messrs. Katz and Scott Walker, New Motion’s Chief Marketing Officer, and Mr. Harvey primarily met with Messrs. Musci and Allan Legator, New Motion’s Chief Financial Officer and Secretary.

On May 31, 2007, Messrs. Machinist, Schwartz, Musci and Katz met in Los Angeles to discuss their vision of the future of a combined company.

On June 5, 2007, the Traffix Special Committee interviewed in person or by telephone conference several investment banking firms for the purpose of selecting a financial advisor to assist in the proposed transaction with New Motion. After consideration and discussion of the proposals it received, the Special Committee tentatively selected Stephens Inc. (“Stephens”), subject to a final presentation and execution of a satisfactory engagement letter, including fee arrangement.

On June 8, 2007, New Motion’s outside counsel, Stubbs Alderton & Markiles LLP (“SAM”), forwarded to Wolf, Block, Schorr and Solis-Cohen LLP, counsel to the Traffix Special Committee (“Wolf Block”) and Feder Kaszovitz the first draft of a merger agreement based on the terms set forth in the May 21st Term Sheet.

On June 11, 2007, the Traffix Special Committee held a meeting at which Wolf Block and Feder Kaszovitz, reported on the status of the proposed merger. Wolf Block further reported on the status of due diligence efforts and pointed out that the initial draft merger agreement furnished by New Motion’s outside counsel contained terms providing that New Motion stockholders would own 57% of the combined company and Traffix stockholders would own 43%. The Special Committee determined to have Mr. Machinist advise New Motion that it was not prepared to proceed on the basis of a 57%/43% split and that the final determination of the exchange ratio would be fixed following the completion of due diligence by its legal team and investment bankers. The Special Committee then resumed discussion concerning the necessity of retaining an investment banking firm to assess the financial benefits and risks of the transaction and evaluate the fairness of the transaction to the stockholders of Traffix. The Special Committee authorized Mr. Machinist to notify representatives of Stephens that it had been tentatively selected to serve as financial advisor to the Special Committee and to request Stephens to perform a preliminary assessment of a possible Traffix and New Motion merger.

On June 13, 2007, the Traffix Special Committee met with Messrs. Schwartz, Stollman and Harvey, to discuss the business issues with respect to the proposed transaction.

On June 15, 2007, Messrs. Machinist and Stollman met with Messrs. Musci and Katz at the offices of New Motion’s financial advisor in Los Angeles to investigate the management, personnel, business and operations of New Motion and to determine whether Traffix and its stockholders would benefit from a proposed transaction.

Between June 15, 2007 and the early part of July, 2007, management of both companies held numerous conference calls with each other and continued to exchange information in connection with their respective due diligence efforts.

On June 18, 2007, the board of directors of New Motion held a meeting, at which Messrs. Musci and Katz and representatives of SAM updated the New Motion board on the status of the proposed transaction and the parties’ due diligence efforts. Messrs. Katz and Musci also responded to questions concerning the status of negotiations of specific terms in the merger agreement. Representatives from SAM reported on the progress of their legal due diligence efforts and discussions with legal advisors of Traffix and its Special Committee concerning the terms of the merger agreement and related matters. Following their discussion, the board authorized management to commence the process for identifying and selecting a qualified financial advisor to assist New Motion in connection with the proposed transaction with Traffix.

During the week following July 4, 2007, New Motion began interviewing investment bankers. On July 5, 2007, Mr. Musci spoke on the phone with representatives of Jefferies Broadview.

On July 9, 2007, the Special Committee held a meeting with representatives from Wolf Block and Stephens to further discuss the proposed transaction. Mr. Machinist reported generally regarding the potential transaction with New Motion, including the fact that he and Mr. Stollman had met with representatives from New Motion in California and explained that the proposed exchange ratio was subject to negotiation. The Special Committee then discussed the terms of a draft engagement letter with the representatives of Stephens and, after careful consideration, the Special Committee unanimously agreed that it would retain Stephens to evaluate the proposed transaction with New Motion for the purpose of determining if it could render an opinion that the transaction was fair from a financial point of view to Traffix stockholders.

From and after that date, Traffix established an electronic data room to facilitate the due diligence process. The Special Committee’s and Traffix’s legal and financial advisors commenced their legal and financial due diligence in order to determine the appropriate valuation and contractual terms for a potential transaction with New Motion.

During the period from July 10 through August 2007, the parties continued their due diligence efforts. In connection with these efforts, Messrs. Katz and Musci met with members of Traffix’s senior management team in New York, as well as with representatives of Stephens to review issues relating to the transaction and the progress of each company and its respective business plan.

On July 25, 2007, New Motion’s board of directors held a meeting at which Messrs. Musci and Katz led a discussion relating to the proposed transaction with Traffix. They updated the board on New Motion’s potential transaction and reviewed the qualification of several firms as possible candidates to act as New Motion’s financial advisor. Among the firms the board considered were Jefferies Broadview and Europlay Capital Advisors (“ECA”). Following a discussion concerning the advisory services required by the company, the qualifications of the candidates and the proposed compensation terms of the financial advisors, Messrs. Katz and Musci and representatives of SAM who were also present at the meeting responded to numerous questions from the board members concerning these matters as well as the terms of the draft merger agreement. At the end of the meeting, the board instructed management to keep the board informed on these issues.

On July 30, 2007, Messrs. Musci and Katz met with Mr. Machinist in New York to review the status of negotiations as well as various terms and aspects of the proposed transaction.

On August 7, 2007, New Motion’s board of directors held a board meeting at which Messrs. Katz and Musci and representatives of SAM led a discussion regarding the potential merger with Traffix. Mr. Musci gave a detailed history of the negotiations and discussed with the board the proposed terms of the transaction. Mr. Musci added that in addition to a potential deal with Traffix, the company is reviewing other potential strategic transactions. Messrs. Musci and Katz and representatives of SAM responded to numerous questions from the board members.

On August 8, 2007, the Traffix Special Committee held a meeting at which Mr. Machinist reported that Mr. Musci would be traveling to New York the following week to work with Mr. Harvey on preparing the combined pro forma financial projections and forecasts. Mr. Machinist further reported on the status of Stephens’ evaluation. The Special Committee agreed that this would be very important in assessing a possible combination of Traffix and New Motion. Wolf Block summarized the status of negotiations with New Motion’s counsel and the main open items in the latest draft of the merger agreement, including calculation of the exchange ratio and the provisions regarding termination and payment of break-up fees. The Special Committee and Wolf Block discussed these matters as well as several issues relating to due diligence matters, including the companies’ differing fiscal year ends and the confidence of the Special Committee in the financial projections provided by New Motion.

From the middle through the latter part of August the parties exchanged information and continued their respective legal, financial and business due diligence efforts. During this time, the respective legal advisors held several conference calls to discuss and resolve open items and continued to exchange information in connection with their due diligence efforts.

On August 20, 2007, New Motion’s board held a meeting to discuss and consider a variety of matters, including the proposed transaction with Traffix. Messrs. Musci and Katz and representatives of SAM updated the board on the status of the companies’ negotiations and due diligence efforts, and responded to questions from the board members regarding open issues in the draft merger agreement. The board also considered and approved the engagement of Jefferies Broadview to act as New Motion’s financial advisor in connection with the proposed transaction with Traffix, on the terms presented to the board.

On August 22, 2007, New Motion signed an engagement letter in which it retained Jefferies Broadview to act as New Motion’s financial advisor and to issue a fairness opinion in connection with the proposed transaction.

On August 29, 2007, Messrs. Musci, Burstein, Machinist and Jerome Chazen, a New Motion director, met in New York to review open issues and discuss the results of their due diligence efforts, corporate governance issues and the composition of New Motion’s board of directors following the completion of the merger.

On September 6, 2007, Messrs. Musci, Katz and a representative of ECA, Europlay Capital Advisors, met with Messrs. Machinist and Burstein in New York to further discuss open issues in the merger agreement. At that meeting, the parties agreed to include a mechanism for adjusting the exchange ratio merger consideration in connection with certain matters that were raised in the course of due diligence.

On September 7, 2007, the Special Committee held a telephonic meeting. Messrs. Machinist and Burstein reported on their meeting with Mr. Musci, Mr. Katz and a representative of ECA on the previous day. Among the business issues they discussed were continuing negotiations regarding the exchange ratio, pending the receipt by the Special Committee of financial projections and a report from Stephens, and the combined companies’ management structure.

On September 12, 2007, the Special Committee held a telephonic meeting attended by representatives from Wolf Block and Stephens. The representatives from Stephens discussed the status of its review of the proposed transaction. Members of the Special Committee and Wolf Block attorneys asked questions and received responses from Stephens as to their analysis and review until that point. The representatives of Stephens advised that they believed they would be in a position to deliver a more formal report to the Special Committee on September 18, 2007.

On September 18, 2007, the Special Committee held a meeting at the offices of Wolf Block attended by representatives from Wolf Block and Stephens. At the meeting, representatives of Stephens discussed its preliminary analysis of the proposed transaction with New Motion, including an analysis of the proposed exchange ratio calculation, market valuation, implied transaction valuation, financial data, stock performance and other factors which they considered relevant in their study. The representatives of Stephens stated that, absent any material changes in the proposed transaction from that presented at the meeting, it was likely that Stephens would be able to opine that an exchange ratio resulting in the New Motion stockholders owning 55% and Traffix stockholders owning 45% of the combined company on a fully diluted basis would be fair from a financial point of view to Traffix stockholders. After the Stephens representatives left the meeting, the Special Committee and Wolf Block had further discussions regarding the report and determined that it reflected a considerable amount of study and analysis and was convincing in its preliminary determination.

At the same meeting, representatives of Wolf Block reviewed with the Special Committee the terms of the merger agreement and led a discussion regarding the principal provisions of the merger agreement and the remaining significant open issues, including the exchange ratio calculation and proposed merger consideration adjustment to take account of certain contingent matters identified by New Motion, the method for calculating the number of outstanding shares on a fully diluted basis, the required approval of the transaction by stockholders of Traffix and New Motion, the conditions for payment and amount of “break-up” fees in the event of termination, employment and consulting agreements for Messrs. Stollman and Schwartz, respectively, and other matters.

On September 18, 2007, New Motion’s board of directors held a telephonic meeting at which the members of the board and management and members of SAM, New Motion’s outside counsel, discussed the status of the transaction and negotiations on the merger agreement.

On September 19, 2007, representatives of SAM, Wolf Block and Feder Kaszovitz held a telephonic conference call to discuss and resolve the remaining open issues in the merger agreement. This led to a call with representatives of these firms and Messrs. Musci, Katz and Schwartz later that day to discuss proposed resolutions of the remaining open issues in the draft merger agreement.

In late September, Messrs. Schwartz and Stollman retained counsel to represent their interests as employees of Traffix. As previously stated, Mr. Schwartz had decided that he wanted to sever his full-time relationship with Traffix and, through counsel, sought a severance package which would reflect his 12 years of service to Traffix and his contributions to it as its Chief Executive Officer since 1995. Following a series of discussions over a period of several days, it was agreed that Traffix would extend Mr. Schwartz’s employment contract to end on the earlier of the consummation of the merger with New Motion and November 30, 2008, and also provide Mr. Schwartz with a severance package upon consummation of the transaction with New Motion. It was also agreed that Mr. Schwartz would enter into a two-year consulting agreement with the combined company following the completion of the proposed merger. Similarly, as a result of parallel discussions during this time, it was agreed that Mr. Stollman’s employment agreement be extended to expire on the earlier of the consummation of the merger and June 30, 2008, and the parties outlined the general terms for a new employment agreement with Mr. Stollman to be entered into upon consummation of the merger with New Motion, under which he would serve as President of the combined company and receive compensation substantially similar to Mr. Katz’s compensation package following the merger.

On September 21, 2007, the Special Committee held a telephonic meeting at which representatives from Wolf Block reported on the status of negotiations on unresolved legal and business points, including the method for calculating the number of outstanding shares on a fully diluted basis and the resolution of certain contingent business issues identified by New Motion. Following the presentation by Wolf Block, the Special Committee directed Wolf Block to continue to negotiate the open business issues based upon parameters established by the Special Committee.

On September 23, 2007, New Motion’s board of directors held a meeting to discuss the status of the proposed merger with Traffix and the remaining open items in the merger agreement. At the meeting, Messrs. Musci and Katz and representatives of SAM led a discussion to summarize the remaining open items and update the board of directors on the results of their continuing negotiations with representatives of Traffix on these matters.

On September 25, 2007, the Special Committee held a telephonic meeting attended by representatives from Wolf Block and Stephens. The purpose of the meeting was for Stephens to present its final report, for the Special Committee to consider the terms of the possible transaction with New Motion that had been negotiated and, if appropriate, for the Special Committee to vote on whether to recommend to the Traffix board of directors that it proceed with the proposed transaction with New Motion. The representatives from Stephens delivered to the Special Committee and Wolf Block a document that summarized the detailed analysis upon which its fairness opinion was based. The representatives from Stephens explained their analysis with questions being asked by the Special Committee and answered at various times during their presentation. At the conclusion of the presentation, the representatives from Stephens stated that Stephens was prepared to render a fairness opinion that the exchange ratio of 0.683, subject to minor variations, which would result in the New Motion stockholders owning 55% and Traffix stockholders owning 45% of the combined company on a fully diluted basis, was fair to the stockholders of Traffix from a financial point of view. Representatives of Wolf Block noted that the exchange ratio of 0.683 might change slightly in accordance with final calculations by representatives of New Motion and Traffix of the number of outstanding shares and options of each company. The Special Committee also discussed the terms of the merger agreement providing for an exchange ratio of 0.633 if certain contingent matters were not resolved before the closing. Based on discussions with management and management’s expectation that these contingent matters would be resolved in a manner that would not trigger the lower exchange ratio, the Special Committee approved these provisions. The Special Committee deliberated at length, and after extended discussions on the analysis of the proposed merger agreement and the report given by Stephens, the Special Committee unanimously voted to: (1) recommend to the Traffix board of directors that it approve the proposed transaction with New Motion as described in the last draft of the merger agreement (and its disclosure schedules); and (2) to recommend that the Traffix board of directors recommend that its stockholders approve the proposed merger with New Motion.

Following the conclusion of the Special Committee meeting, a meeting of Traffix’s board of directors was held. Representatives from Wolf Block, Feder Kaszovitz and Stephens participated in the meeting. The Stephens representatives summarized the report it had presented to the Special Committee containing the analysis on which its fairness opinion was based, with questions being asked by the board members and answered at various times during the presentation. The board then discussed the analysis presented by Stephens, the strategic business reasons for proceeding with the proposed merger and the recommendation of the Special Committee to approve the merger. The board also reviewed with the Feder Kaszovitz and Wolf Block representatives the status of the negotiations regarding the terms of the merger agreement. The board then unanimously approved the merger and merger agreement and directed that the matter be submitted to the Traffix stockholders for their approval.

On September 25, 2007, New Motion’s board of Director held a telephonic meeting at which representatives from Jefferies Broadview made a presentation regarding their proposed fairness opinion to be delivered to the board of directors in connection with the merger. The representatives of Jefferies Broadview explained their analysis forming the basis for its fairness opinion. At the conclusion of the presentation, representatives from Jefferies Broadview stated that it was prepared to render a fairness opinion based on the terms reflected in the latest draft of the merger agreement. Following this presentation and discussion, representatives from SAM made a presentation and led a discussion regarding the latest draft of the merger agreement and the final resolution of the remaining open issues in the merger agreement. New Motion’s board deliberated at length, and after further discussions on the analysis of the proposed merger agreement and the presentations given by Jefferies Broadview and SAM, the board unanimously voted to approve the terms of the merger agreement as presented and gave management and counsel the authority to resolve any remaining open issues.

On September 25, 2007, Jefferies Broadview delivered its written opinion to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the merger consideration to be paid by New Motion pursuant to the merger agreement was fair, from a financial point of view, to New Motion.

On September 26, 2007, Stephens delivered its written opinion that, as of September 26, 2007, and based upon and subject to the assumptions, qualifications and limitations set forth in its opinion, the merger consideration was fair to Traffix and its stockholders, from a financial point of view.

Following the approval of New Motion’s and Traffix’s respective boards of directors late in the day, on September 26, 2007, the parties signed the merger agreement. A mutual public announcement was released on the morning of September 27, 2007.

Reasons for the Merger — New Motion and Traffix

Both New Motion and Traffix believe there are substantial potential benefits to the proposed merger. This section summarizes the potential benefits that both parties are expected to share in the merger. For a discussion of various factors that could prohibit or limit the parties from realizing some or all of these benefits, see “Risk Factors” beginning on page 17.

•	Contribution to the New Entity of Valuable Content from Both Companies. Both Traffix and New Motion maintain websites and other valuable digital content that provides a high quality online user experience for each company’s respective users and subscribers. New Motion’s current content includes casual games, interactive contents and digital music. Traffix’s current content includes lifestyle and consumer interest content, music downloads, games and sweepstake contests. Management of both companies believes that combining this content into a single combined company portfolio is expected to yield benefits to the combined company, including improving the overall quantity and quality of content accessed by users and subscribers, which should lead to longer subscription terms and a more attractive customer value proposition. These benefits are expected to inure to the stockholders of the combined company through improvements in the combined company’s competitive position vis-à-vis its competitors and a greater level of revenues and higher profitability than would each entity have as a standalone company.
•	The Expected Management Depth of the Combined Company. The parties considered the benefit of creating a management team comprised of experienced public company managers from both

New Motion and Traffix, thereby resulting in expanded depth and capabilities of the combined company’s management team. This combined management team is expected to be able to better react to a changing competitive landscape and to originate and implement strategic initiatives with more resources than would each company on a standalone basis. Management believes that this deeper “bench” of talent will positively impact stockholder value.
•	The Merger Agreement. The boards of directors of New Motion and Traffix considered the terms of the merger agreement and determined that they were reasonable and in the best interests of their respective shareholders. These terms included such aspects as (i) the ability of either party to, under certain circumstances, terminate the merger if an alternative transaction is deemed superior, (ii) that the size of the termination fee was considered reasonable and was a product of negotiations between the two parties and (iii) the fact that the representations, warranties and covenants of New Motion and Traffix are generally reciprocal.
•	Enhanced Stockholder Value. New Motion and Traffix believe that the combined company will provide significant, realizable revenue and cost synergies, strong future cash flows, financial strength and improved management resources, which are expected to enhance the combined company’s competitive position and provide enhanced value for stockholders.

The actual synergistic benefits from the merger and costs of integration could be different from the foregoing estimates and these differences could be material. Accordingly, there can be no assurance that any of the potential benefits described above or included in the factors considered by the New Motion board of directors described below under “— New Motion’s Reasons for the Merger” or by the Traffix’s board of directors or its special committee described below under “— Traffix’s Reasons for the Merger” will be realized. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” and beginning on pages 16 and 17, respectively.

Reasons for the Merger Specific to New Motion

•	Traffix Broad Distribution and Existing Marketing Network. New Motion considered Traffix’s broad marketing and distribution network, and its correspondingly large number of transactions and visitors, as a significant reason for the merger. Management considered the synergistic cost savings and increased profitability that is expected to be realized by the combined company, in particular, through the reduction in business development expenses and marketing expenditures that would result from eliminating the marketing mark-up Traffix has historically charged New Motion. These cost savings are expected to offer strategic benefits by reducing the combined company’s overall cost structure in relation to the revenues that the combined company is expected to generate. The money saved could be redeployed to acquire additional new customers and subscribers, further expanding the combined company’s subscriber and revenue base. The synergies realized from combining the marketing and distribution capabilities of Traffix with New Motion’s subscription business is expected to facilitate the combined company’s ability to scale New Motion’s existing business at a faster rate than New Motion would be able to achieve on its own. This will also enable diversification of revenue streams and enable expansion of the combined company’s business in the existing sectors in which New Motion and Traffix operate as well as in international markets. These costs savings and the combined company’s expanding and increasingly diversified revenue base could have a net positive impact on future earnings. In addition, a greater portion of the combined company’s revenue could be realized as cash flow.
•	Expected Financial Strength of the Combined Company. After the merger is consummated, it is anticipated that the combined entity will have more substantial financial and managerial resources than New Motion has as a stand-alone entity. The greater anticipated financial resources of the combined entity, including an expected stronger balance sheet and anticipated greater sales and operating cash flows, is expected to allow the combined entity to acquire other companies that either company on its own could not do, or to invest in new businesses or build or acquire content and mobile technology and know-how that New Motion or Traffix on a stand-alone basis would be unable to finance on favorable or economically viable terms.

•	Opinion of Financial Advisor. The New Motion board of directors considered Jefferies Broadview’s opinion, dated September 25, 2007, to New Motion’s board of directors as to the fairness to New Motion, from a financial point of view and as of the date of the opinion, of the merger consideration to be paid by New Motion pursuant to the merger agreement, as more fully described in “— Opinion of New Motion’s Financial Advisor” beginning on page 53.

Reasons for the Merger Specific to Traffix

•	New Motion’s Mobile Subscriber Business Model. Traffix considered the advantages of New Motion’s mobile subscriber business model, and the effect that this business model could have on Traffix’s existing business and base of users. The expected combined business model is expected to take advantage of the combination of New Motion’s mobile Internet subscription model, which is recurring in nature and which takes advantage of both online and mobile media, with the transaction-based revenue model of Traffix. Thus, the sustainability of Traffix’s revenue base is expected to improve through the transformation of Traffix’s transaction-based users into recurring monthly subscribers, possibly leading to greater revenue and profitability than Traffix could likely achieve as a standalone entity. The combined company’s unique business model is expected to enable the combined entity to realize competitive advantages that Traffix might not be able to achieve on its own.
•	Complementary nature of businesses. Traffix considered the complementary nature of the two businesses, including the fact that the two companies already have a pre-existing commercial relationship with each other, as well as New Motion’s substantial presence in the mobile entertainment marketplace, and the relative value that each party might contribute to the future business and prospects of the combined company. The parties also evaluated the compatibility of the businesses, services, technologies, management and the administrative, sales and marketing, technical and creative organizations of Traffix and New Motion, and determined that these attributes will significantly enhance the capabilities of the combined company and its competitive position in the mobile entertainment industry.
•	Expected Rate of Growth of the Combined Entity. Traffix considered the recent financial performance of New Motion, including the rate of growth of its revenue, as well as the anticipated future growth of New Motion’s mobile entertainment business, as a factor to determine the benefit of the merger. After the merger is consummated, it is anticipated that the combined entity’s rate of revenue and earnings growth would be greater than Traffix would have as a stand-alone entity. This expected greater rate of growth in the combined company is anticipated to benefit the combined company’s stockholders.
•	Opinion of Financial Advisor. The Traffix board of directors considered Stephens’ opinion, dated September 26, 2007, delivered to Traffix’s board of directors as to the fairness to Traffix and its stockholders, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by Traffix stockholders pursuant to the merger agreement, as more fully described in “Opinions of Financial Advisors to the Traffix board of directors” beginning on page 60.

Recommendation of the New Motion Board of Directors

At a meeting on September 25, 2007, the New Motion board of directors (i) determined that the merger and entering into the merger agreement are advisable and in the best interest of New Motion and its stockholders, (ii) approved the merger and the merger agreement and the transactions contemplated thereby, including the issuance of shares contemplated under the merger agreement, and (iii) determined to recommend that the holders of New Motion common stock vote FOR the issuance of shares in the merger.

In connection with the foregoing actions, the New Motion board of directors consulted with New Motion’s management, as well as New Motion’s financial advisor and outside legal counsel and considered the following factors and risks in addition to the specific reasons described above under “— Reasons for the Merger”:

•	The information concerning New Motion’s and Traffix’s respective historic businesses, financial results and prospects, including the result of New Motion’s due diligence review of Traffix.
•	New Motion’s assessment that the two companies can effectively and efficiently be integrated.
•	Information regarding comparable companies, including market prices of the companies’ stock, market capitalizations, revenues, ratios of revenues to market price and other results of operations, based on reported historical information and analysts’ reports, as well as information regarding reported acquisitions of other companies in the digital entertainment and Internet marketing arena and other comparable acquisitions.
•	The aggregate merger consideration of 11,917,520 shares to be issued and assumed by New Motion in the transaction, subject to certain adjustments as provided in the merger agreement.
•	The exchange ratio of 0.683 shares of New Motion common stock for each share of Traffix common stock, based on the capitalization of each company as of the date of the merger agreement, and the fact that the exchange ratio will not fluctuate based upon changes in the stock prices of New Motion and Traffix between signing and closing.
•	The expectation that Traffix stockholders and option holders, immediately after completion of the merger, would hold approximately 45.0% of the shares of common stock of the combined company on a fully diluted basis (calculated using the treasury stock method), and the expectation that this ownership percentage would be adjusted upon the occurrence of certain events as provided in the merger agreement.
•	The benefit that the merger is expected to qualify as a tax-free reorganization for United States federal income tax purposes.
•	The results of the due diligence investigations by New Motion’s management and legal and financial advisors.

The New Motion board of directors also considered the following risks and uncertainties in the connection with the above described actions:

•	The strong commitment of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement, including the no-shop obligations and the termination fees payable under certain circumstances as provided in the merger agreement.
•	The possibility that the benefits anticipated from the acquisition, including without limitation, the opportunities identified in the mobile internet business or the potential synergies from the merger, might not be achieved or might not occur as rapidly or to the extent currently anticipated.
•	The risk that integration of the technologies, organizations or other operations of the two companies might not be accomplished smoothly and might require more time, expense and management attention than anticipated.
•	The risk that, despite the efforts of the combined company, key finance, management and sales and marketing personnel might not be retained by New Motion.
•	The risk that the acquisition is not completed and the disruption in the business if the merger is abandoned.
•	The potential impact of the restrictions under the merger agreement on New Motion’s ability to take certain actions during the period before the closing of the merger (which may delay or prevent New Motion from undertaking business opportunities, including opportunities to execute other strategic transactions, that may arise, pending completion of the merger).
•	The potential for diversion of management and employee attention and for increased employee attrition during the period before the closing of the merger agreement, and the potential effect of these on New Motion’s business and relations with customers and vendors.

•	The fact that the merger agreement provides that the New Motion board of directors after the merger will initially consist of seven directors, and New Motion and Traffix will each designate three directors, two of whom will qualify as independent directors, with the remaining director being Burton Katz, New Motion’s CEO.
•	The fees and expenses associated with completing the merger.
•	The risk that anticipated cost savings will not be achieved.

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the New Motion board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

In addition, the New Motion board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the New Motion board of directors conducted an overall analysis of the factors described above, including discussions with the management team and outside legal and financial advisors. In considering the factors described above, individual members of the New Motion board of directors may have given different weight to different factors. The list of factors described in this section as having been considered by the New Motion board of directors is not intended to be the complete list of all factors considered but is believed to include all of the factors considered by the New Motion board of directors to be material.

After careful consideration, New Motion’s board of directors has unanimously determined that the merger agreement is advisable and in the best interests of New Motion and its stockholders, has unanimously determined that the merger is fair to, and in the best interests of its stockholders, and unanimously recommends that New Motion stockholders vote “FOR” the approval of the issuance of New Motion common stock in connection with the merger. Some directors of New Motion may be deemed to have a conflict of interest in the New Motion board of directors’ approval of the merger and its recommendation that the New Motion stockholders approve the merger. See “The Merger  — Interests of New Motion Directors and Officers in the Merger” on page 67.

Recommendation of the Traffix Board of Directors

Based upon the recommendation of the Special Committee of the independent members of Traffix’s board of directors, Traffix’s board of directors concluded that the merger is advisable, fair, and in the best interests of the stockholders and unanimously approved the merger and all related and necessary transactions and recommended that Traffix’s stockholders adopt the Merger Agreement and that a meeting of the stockholders be called for such purpose.

In connection with the foregoing actions, the Special Committee and the Traffix board of directors consulted with Traffix’s management, as well as Traffix’s financial advisor. The Special Committee also consulted with its legal counsel and the Traffix board of directors consulted with Traffix’s outside legal counsel. In addition, the Special Committee and the Traffix board of directors considered the following factors in addition to the specific reasons described above under “— Reasons for the Merger”:

•	An internal analysis of each company’s strengths and weaknesses, which allowed Traffix’s Special Committee and board of directors to identify several potential benefits to Traffix and its stockholders that, if realized, could increase stockholder value.
•	The information concerning Traffix’s and New Motion’s respective historic businesses, financial results and prospects.
•	The fact that the implied value of the merger consideration, based on the closing price of New Motion’s common stock on September 26, 2007 represented a premium of 221% to the closing price of Traffix’s common stock on such date.
•	The expectation that Traffix stockholders and option holders, immediately after completion of the merger, would hold approximately 45% of the shares of common stock of the combined company on a fully diluted basis (calculated using the treasury stock method), assuming full exercise of all options and warrants of the combined company outstanding immediately following the merger, subject to adjustment under certain circumstances as provided in the merger agreement.
•	The strong commitment on the part of both parties to complete the merger pursuant to their respective obligations under the terms of the merger agreement.
•	Traffix’s assessments that the two companies can effectively and efficiently be integrated.
•	The terms and provisions of the merger agreement, including the representations and warranties, the covenants and the conditions of each party to closing the merger, the right of Traffix to continue to declare dividends and the termination fee, which, in the view of the Traffix board of directors, does not preclude a proposal for an alternative transaction involving Traffix.
•	The fact that the merger agreement allows the Traffix board of directors to change or withdraw its recommendation of the merger agreement if a superior proposal is received from a third party or if the Traffix board of directors determines that the failure to change its recommendation would be inconsistent with its fiduciary duties under applicable law, subject to the payment of a termination fee upon termination under certain circumstances.
•	The benefit to its stockholders that that the merger is expected be a tax-free reorganization for United States federal income tax purposes.

The Special Committee and the Traffix board of directors also considered the following risks and uncertainties in connection with the above described actions:

•	The results of the due diligence investigations by Traffix’s management and legal and financial advisors.
•	The risk that the combined company will not be able to fully realize on the opportunities identified in the mobile internet business or the potential synergies from the merger.
•	The potential impact of the restrictions under the merger agreement on Traffix’s ability to take certain actions during the period before the closing of the merger (which may delay or prevent Traffix from undertaking business opportunities that may arise pending completion of the merger).
•	The potential for diversion of management and employee attention and for increased employee attrition during the period before the closing of the merger agreement, and the potential effect of these on Traffix’s business and relations with customers and vendors.
•	The fact that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging proposals for alternative acquisition transactions involving Traffix, including: (i) the restriction on Traffix’s ability to solicit proposals for alternative transactions; (ii) the requirement that the Traffix board of directors submit the merger agreement to the Traffix stockholders for adoption in certain circumstances, even if it withdraws its recommendation for the merger; and (iii) the requirement that Traffix pay a termination fee of up to $4 million to New Motion in certain circumstances following the termination of the merger agreement.
•	The risk that certain of Traffix’s directors and officers may have interests in the merger as individuals that are in addition to, or that may be different from, the interests of the Traffix stockholders.
•	The fees and expenses associated with completing the merger.
•	The risk that anticipated cost savings will not be achieved.
•	The risks of the type and nature described above under “Risk Factors.”

In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the special committee and the Traffix board of directors did not find it useful to and did not attempt to quantify, rank or otherwise assign relative weights to these factors.

In addition, the special committee and the Traffix board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, but rather the special committee and the Traffix board of directors conducted an overall analysis of the factors described above, including discussions with the management team and outside legal, financial and accounting advisors. In considering the factors described above, individual members of the special committee and the Traffix board of directors may have given different weight to different factors. The list of factors described in this section as having been considered by the Traffix special committee and board of directors is not intended to be the complete list of all factors considered but is believed to include all of the factors considered by the Traffix special committee and board of directors to be material.

After careful consideration, Traffix’s board of directors has unanimously determined that the merger agreement is advisable and in the best interests of Traffix and its stockholders, has unanimously determined that the merger is fair to, and in the best interests of its stockholders, and unanimously recommends that Traffix stockholders vote “FOR” the approval of the merger and the adoption of the merger agreement. Some directors of Traffix may be deemed to have a conflict of interest in the Traffix board of directors’ approval of the merger and its recommendation that the Traffix stockholders approve the merger. See “The Merger — Interests of Traffix Directors and Officers in the Merger” on page 67.

Opinion of New Motion’s Financial Advisor

Jefferies Broadview served as New Motion’s financial advisor in connection with the merger. On September 25, 2007, Jefferies Broadview delivered to the New Motion board of directors its opinion to the effect that, as of that date and based upon and subject to the various considerations and assumptions set forth in its opinion, the merger consideration to be paid by New Motion pursuant to the merger agreement was fair, from a financial point of view, to New Motion.

The full text of Jefferies Broadview’s opinion, which sets forth the assumptions made, matters considered and limitations on the scope of review undertaken by Jefferies Broadview in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex C. New Motion encourages its stockholders to read the Jefferies Broadview opinion carefully and in its entirety. Jefferies Broadview’s opinion was provided to the New Motion board of directors in connection with its consideration of the merger and addresses only the fairness, from a financial point of view and as of the date of Jefferies Broadview’s opinion, of the merger consideration to be paid by New Motion pursuant to the merger agreement and does not address any other aspect of the merger. Jefferies Broadview’s opinion does not constitute a recommendation as to how any holder of shares of New Motion common stock should vote on the merger or any matter related thereto. The summary of Jefferies Broadview’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

In connection with its opinion, Jefferies Broadview, among other things:

•	reviewed a draft of the merger agreement, dated September 25, 2007;
•	reviewed certain publicly available financial and other information about New Motion and Traffix;
•	reviewed certain information furnished to Jefferies Broadview by New Motion’s management, including financial forecasts and analyses, relating to the business, operations and prospects of New Motion;
•	reviewed certain information furnished to Jefferies Broadview by New Motion’s management, including financial forecasts and analyses relating to the business, operations and prospects of Traffix, including, among other things, certain cost savings and operating synergies projected by New Motion’s management to result from the merger (the “Synergies”);
•	held discussions with members of senior management of New Motion concerning the matters described in the prior three bullet points, and the contingent matters as defined in the merger agreement;

•	held discussions with members of senior management of Traffix concerning the matters described in the second and fourth bullet points above;
•	reviewed certain publicly available information, including share trading price history and valuation multiples, of certain publicly traded companies that Jefferies Broadview deemed comparable to Traffix;
•	compared the proposed financial terms of the merger with the financial terms of certain other transactions that Jefferies Broadview deemed relevant;
•	considered the potential pro forma impact of the merger; and
•	conducted such other financial studies, analyses and investigations as Jefferies Broadview deemed appropriate.

In Jefferies Broadview’s review and analysis and in rendering its opinion, Jefferies Broadview assumed and relied upon, but did not assume any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by New Motion or Traffix or that was publicly available to Jefferies Broadview (including, without limitation, the information described above), or that was otherwise reviewed by it. In its review, Jefferies Broadview did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did Jefferies Broadview conduct a physical inspection of any of the properties or facilities of, New Motion or Traffix, nor was Jefferies Broadview furnished with any such evaluations or appraisals of such physical inspections, nor did Jefferies Broadview assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by it, Jefferies Broadview’s opinion noted that projecting future results of any company is inherently subject to uncertainty. New Motion and Traffix informed Jefferies Broadview, however, and Jefferies Broadview assumed, that such financial forecasts, including the Synergies, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of New Motion as to the future financial performance of New Motion, and New Motion and Traffix as to the financial performance of Traffix. Jefferies Broadview expressed no opinion as to such financial forecasts or the assumptions on which they were made.

Jefferies Broadview’s opinion was based on economic, monetary, regulatory, market and other conditions existing and which could be evaluated as of the date of its opinion. Jefferies Broadview expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting Jefferies Broadview’s opinion of which Jefferies Broadview may become aware after the date of its opinion.

Jefferies Broadview made no independent investigation of any legal or accounting matters affecting New Motion or Traffix, and Jefferies Broadview assumed the correctness in all respects material to Jefferies Broadview’s analysis of all legal and accounting advice given to New Motion and the New Motion board of directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the merger agreement to New Motion and its stockholders. Jefferies Broadview also assumed a reduction to the merger consideration of approximately two percent of New Motion’s capital stock immediately after the effective time would be adequate to compensate New Motion for the failure of the contingent matters to be resolved fully in accordance with the requirements and conditions specified on the contingent matters schedule. In addition, in preparing its opinion, Jefferies Broadview did not take into account any tax consequences of the transaction to New Motion. Jefferies Broadview assumed that the final form of the merger agreement would be substantially similar to the last draft reviewed by it. In addition, Jefferies Broadview assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on New Motion, Traffix or the contemplated benefits of the merger.

Jefferies Broadview’s opinion was for the use and benefit of the New Motion board of directors in its consideration of the merger, and Jefferies Broadview’s opinion did not address the relative merits of the transactions contemplated by the merger agreement as compared to any alternative transaction or opportunity that might be available to New Motion, nor did it address the underlying business decision by New Motion to engage in the merger or the terms of the merger agreement or the documents referred to therein. In addition, Jefferies Broadview was not asked to address, and its opinion did not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of New Motion. Jefferies Broadview expressed no opinion as to the price at which shares of New Motion common stock will trade at any time.

In preparing its opinion, Jefferies Broadview performed a variety of financial and comparative analyses. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the applications of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial analysis or summary description. Jefferies Broadview believes that its analyses must be considered as a whole. Considering any portion of Jefferies Broadview’s analyses or the factors considered by Jefferies Broadview, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusion expressed in Jefferies Broadview’s opinion. In addition, Jefferies Broadview may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described below should not be taken to be Jefferies Broadview’s view of Traffix’s actual value. Accordingly, the conclusions reached by Jefferies Broadview are based on all analyses and factors taken as a whole and also on the application of Jefferies Broadview’s own experience and judgment.

In performing its analyses, Jefferies Broadview made numerous assumptions with respect to industry performance, general business, economic, monetary, regulatory, market and other conditions and other matters, many of which are beyond New Motion’s and Jefferies Broadview’s control. The analyses performed by Jefferies Broadview are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the per share value of New Motion common stock do not purport to be appraisals or to reflect the prices at which New Motion common stock may actually be sold. The analyses performed were prepared solely as part of Jefferies Broadview’s analysis of the fairness, from a financial point of view, of the merger consideration to be paid by New Motion pursuant to the merger, and were provided to the New Motion board of directors in connection with the delivery of Jefferies Broadview’s opinion.

The following is a summary of the material financial and comparative analyses performed by Jefferies Broadview in connection with Jefferies Broadview’s delivery of its opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Jefferies Broadview’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Jefferies Broadview’s financial analyses.

Transaction Overview

Based upon the approximately 15.2 million shares of Traffix common stock that were outstanding as of September 25, 2007, Jefferies Broadview noted that the consideration pursuant to the merger agreement of 10,997,836 shares to be issued, based on the treasury method, to purchase 16,102,249 diluted shares of Traffix, based on the treasury method, implied an exchange ratio of 0.6830 shares of New Motion common stock per share of Traffix common stock. Jefferies Broadview also noted that on an all-in basis, the consideration pursuant to the merger agreement of 11,917,520 shares to be issued, based on an all-in method, results in pro forma shares outstanding of 25,837,108 on an all-in basis. Based upon the closing price per share of New Motion common stock of $14.00 on September 25, 2007, the exchange ratio of 0.6830 shares of New Motion common stock per share of Traffix common stock, Jefferies Broadview observed that holders of New Motion common stock would own approximately 55% of the combined company, and noted that the implied value of the merger consideration pursuant to the merger agreement was approximately $9.56 per share of Traffix common stock, which is referred to as the “Implied Merger Consideration Value,” compared to the closing price per share of Traffix common stock of $4.81 on September 25, 2007. Jefferies Broadview also noted that the Implied Merger Consideration Value of $9.56 per share of Traffix common stock represented:

•	a premium of 98.8% over the closing price per share of Traffix common stock on September 25, 2007;
•	a premium of 82.5% over the closing price per share of Traffix common stock on August 28, 2007;
•	a premium of 43.8% over the highest price per share of Traffix common stock for the 52-weeks ending September 25, 2007; and
•	a premium of 116.8% over the lowest price per share of Traffix common stock for the 52-weeks ending September 25, 2007.

Traffix Analysis

Comparable Public Company Analysis.  Using publicly available information and information provided by Traffix’s management, Jefferies Broadview analyzed the trading multiples of Traffix and the corresponding trading multiples of the following Internet marketing solutions providers:

•	Autobytel Inc.;
•	Bankrate, Inc.;
•	Housevalues Inc.;
•	The Knot, Inc.;
•	LookSmart Ltd.;
•	Marchex, Inc.;
•	MIVA Inc.;
•	TechTarget, Inc.;
•	Think Partnership Inc.; and
•	Travelzoo Inc.

In its analysis, Jefferies Broadview derived and compared multiples for Traffix and the selected companies, calculated as follows:

•	the enterprise value divided by trailing twelve month, or TTM, revenue, which is referred to as “Total Enterprise Value/TTM Revenue;”
•	the enterprise value divided by projected revenue for calendar year 2007, which is referred to as “Total Enterprise Value/CY2007E Revenue;”
•	the enterprise value divided by projected revenue for calendar year 2008, which is referred to as “Total Enterprise Value/CY2008E Revenue;”
•	the enterprise value divided by TTM adjusted earnings before interest, taxes, depreciation and amortization, or EBITDA, which is referred to as “Total Enterprise Value/TTM EBITDA;”
•	the enterprise value divided by projected adjusted EBITDA for calendar year 2007, which is referred to as “Total Enterprise Value/CY2007E EBITDA;”
•	the enterprise value divided by projected adjusted EBITDA for calendar year 2008, which is referred to as “Total Enterprise Value/CY2008E EBITDA;”
•	the price per share divided by TTM adjusted earnings per share, or EPS, which is referred to as “TTM P/E;”
•	the price per share divided by projected adjusted EPS for calendar year 2007, which is referred to as “CY2007E P/E;” and
•	the price per share divided by projected adjusted EPS for calendar year 2008, which is referred to as “CY2008E P/E.”

In calculating the EBITDA and EPS multiples described above, Jefferies Broadview excluded from the historical and projected EBITDA and EPS for Traffix and each of the other companies, as applicable, stock-based compensation expense and other non-recurring charges, in each case when such information was available.

This analysis indicated the following:

Comparable Public Company Multiples

Benchmark	High	Low	Median
Total Enterprise Value/TTM Revenue	9.6x	0.3x	2.2x
Total Enterprise Value/CY2007E Revenue	8.4x	0.4x	2.2x
Total Enterprise Value/CY2008E Revenue	6.5x	0.4x	1.8x
Total Enterprise Value/TTM EBITDA	31.1x	9.2x	19.7x
Total Enterprise Value/CY2007E EBITDA	42.0x	9.5x	15.4x
Total Enterprise Value/CY2008E EBITDA	39.3x	5.3x	12.0x
TTM P/E	61.1x	20.3x	37.2x
CY2007E P/E	58.8x	11.5x	30.4x
CY2008E P/E	47.7x	7.5x	24.8x

Using a reference range of 1.5x to 2.5x Traffix’s TTM revenues, 1.25x to 2.25x Traffix’s CY2007E Revenue, and 1.0x to 2.0x Traffix’s CY2008E Revenue, Jefferies Broadview determined an implied enterprise value for Traffix, then subtracted total indebtedness and added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Traffix common stock of approximately $8.71 to $12.82 using TTM revenues, $8.90 to $13.98 using CY2007E Revenue, and $8.27 to $13.99 using CY2008E Revenue, compared in each case to the closing price per share of Traffix common stock of $4.81 on Sept 25, 2007 and the Implied Merger Consideration Value of $9.56 per share of Traffix common stock.

Using a reference range of 10.0x to 25.0x Traffix’s TTM EBITDA, 10.0x to 20.0x Traffix’s CY2007E EBITDA, and 10.0x to 15.0x Traffix’s CY2008E EBITDA, Jefferies Broadview determined an implied enterprise value for Traffix, then subtracted total indebtedness and added cash and cash equivalents to determine an implied equity value. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Traffix common stock of approximately $5.58 to $10.32 using TTM EBITDA, $6.72 to $10.93 using CY2007E EBITDA, and $6.57 to $8.62 using CY2008E EBITDA, compared in each case to the closing price per share of Traffix common stock of $4.81 on September 25, 2007 and the Implied Merger Consideration Value of $9.56 per share of Traffix common stock.

Using a reference range of 20.0x to 50.0x Traffix’s TTM EPS, 20.0x to 45.0x Traffix’s CY2007E EPS, and 20.0x to 35.0x Traffix’s CY2008E EPS, Jefferies Broadview determined an implied equity value for Traffix. This analysis indicated a range of implied values per share of Traffix common stock of approximately $3.21 to $8.02 using TTM EPS, $5.80 to $13.05 using CY2007E EPS, and $6.00 to $10.50 using CY2008E EPS, compared in each case to the closing price per share of Traffix common stock of $4.81 on September 25, 2007 and the Implied Merger Consideration Value of $9.56 per share of Traffix common stock.

No company utilized in the comparable company analysis is identical to Traffix. In evaluating the selected companies, Jefferies Broadview made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond Traffix’s and Jefferies Broadview’s control. Mathematical analysis, such as determining the median, is not in itself a meaningful method of using comparable company data.

Comparable Transaction Analysis

Using publicly available and other information, Jefferies Broadview examined the following ten transactions involving interactive marketing services companies with TTM revenue between $15 million and $500 million announced since January 1, 2005. The transactions considered and the month and year each transaction was announced were as follows:

Target	Acquiror	Month and Year Announced
Ask Jeeves, Inc.	IAC/Interactive Corp.	March 2005
Digital Impact	Acxiom Corp.	March 2005
PointRoll	Gannett	June 2005
Web Marketing Holdings, Inc.	ValueClick, Inc.	June 2005
Fastclick, Inc.	ValueClick, Inc.	August 2005
LinkShare Corporation	Rakuten, Inc.	September 2005
Automotive.com, Inc.	PRIMEDIA, Inc.	November 2005
Right Media, Inc. (Remaining 80%)	Yahoo! Inc.	April 2007
24/7 Real Media, Inc.	WPP Group plc	May 2007
Aptimus, Inc.	Apollo Group, Inc.	August 2007

Using publicly available estimates and other information for each of these transactions, Jefferies Broadview reviewed the transaction value as a multiple of the target company’s TTM Revenue immediately preceding announcement of the transaction, which is referred to below as “Total Enterprise Value/TTM Revenue,” and as a multiple of the target company’s TTM EBITDA immediately preceding announcement of the transaction, which is referred to below as “Total Enterprise Value/TTM EBITDA.” In each case, the price paid in the transaction was adjusted for the target’s cash and debt at the time of acquisition when such information was available. In calculating the EBITDA multiples described above, Jefferies Broadview excluded from the historical EBITDA for each of the companies, as applicable, stock-based compensation expense, when such information was available.

This analysis indicated the following:

Selected Comparable Transaction Multiples

Benchmark	High	Low	Median
Total Enterprise Value/TTM Revenue	14.2x	1.8x	2.9x
Total Enterprise Value/TTM EBITDA	104.9x	9.0x	19.0x

Using a reference range of 2.0x to 3.0x Traffix’s TTM Revenue and 15.0x to 25.0x Traffix’s TTM EBITDA, Jefferies Broadview determined an implied enterprise value for Traffix, then subtracted total indebtedness and added cash and cash equivalents to determine an implied equity value for Traffix. After accounting for the vesting of in-the-money stock options, this analysis indicated a range of implied values per share of Traffix common stock of approximately $10.77 to $14.87 using TTM Revenue and $7.21 to $10.32 using TTM EBITDA, compared in each case to the closing price per share of Traffix common stock of $4.81 on September 25, 2007 and the Implied Merger Consideration Value of $9.56 per share of Traffix common stock.

No transaction utilized as a comparison in the comparable transaction analysis is identical to the merger. In evaluating the merger, Jefferies Broadview made numerous judgments and assumptions with regard to industry performance, general business, economic, market, and financial conditions and other matters, many of which are beyond Traffix’s and Jefferies Broadview’s control. Mathematical analysis, such as determining the average or the median, is not in itself a meaningful method of using comparable transaction data.

Premiums Paid Analysis

Using publicly available information, Jefferies Broadview analyzed the premiums offered in selected North American digital media, interactive marketing services and software transactions with equity consideration between $50 million and $500 million announced since January 1, 2005. For each of these transactions, Jefferies Broadview calculated the premium represented by the offer price over the target company’s closing share price one trading day and twenty trading days prior to the transaction’s announcement. This analysis indicated the following premiums for those time periods prior to announcement:

Time Period Prior to Announcement	High Premium	75th Premium	Median Premium	25th Premium	Low Premium
1-trading day	83.3%	36.6%	23.9%	13.6%	(5.2)%
20-trading days	134.5%	46.7%	32.4%	18.3%	(7.2)%

Using the low and high premiums set forth above and the closing price per share of Traffix common stock of $4.81 on September 25, 2007, this analysis indicated a range of implied values per share of Traffix common stock of approximately $4.56 to $8.82, respectively, using the premiums 1-trading day prior to announcement, and approximately $4.99 to $12.61, respectively, using the premiums 20-trading days prior to announcement, compared in each case to the closing price per share of Traffix common stock of $4.81 on September 25, 2007 and the Implied Merger Consideration Value of $9.56 per share of Traffix common stock.

Pro Forma Relative Contribution Analysis

Based on information provided by management of each of Traffix and New Motion, Jefferies Broadview compared the contribution of each of Traffix and New Motion to the combined company expected to result from the completion of the merger. The implied contribution was based upon actual TTM revenue, EBITDA and net income, and estimates of revenue, EBITDA and net income for calendar year 2007 and 2008. In calculating EBITDA and net income, Jefferies Broadview excluded from the historical and projected EBITDA and net income for Traffix and New Motion, as applicable, stock-based compensation expense and other non-recurring charges. Jefferies Broadview also compared the equity market capitalization and enterprise value of each of Traffix and New Motion to combined equity market capitalization and enterprise value. Jefferies Broadview then compared the implied contributions resulting from the analysis to the ownership structure of the combined entity pursuant to the terms of the merger.

% Contribution
Operating Metric	New Motion	Traffix
TTM Revenue	24.5%	75.5%
CY2007E Revenue	30.1%	69.9%
CY2008E Revenue	42.1%	57.9%
TTM EBITDA	0.0%	100.0%
CY2007E EBITDA	23.3%	76.7%
CY2008E EBITDA	67.5%	32.5%
TTM Net Income	0.0%	100.0%
CY2007E Net Income	22.1%	77.9%
CY2008E Net Income	68.3%	31.7%
Equity Market Capitalization	71.5%	28.5%
Enterprise Value	79.4%	20.6%

Pro Forma Merger Analysis

Jefferies Broadview reviewed the impact of the merger on earnings by comparing the earnings per share of New Motion common stock on a standalone basis projected by New Motion’s management to the pro forma earnings per share of the combined company following the merger, using projections for Traffix and New Motion prepared by New Motion’s management and both before and after taking into account the Synergies. For purposes of this analysis, Jefferies Broadview assumed a closing date of the merger of December 31, 2007. Based on this analysis, the merger would be dilutive to New Motion’s stockholders on a GAAP and non-GAAP earnings per share basis in 2008, both before and after taking into account of the Synergies.

Jefferies Broadview’s opinion was one of many factors taken into consideration by the New Motion board of directors in its consideration of the merger and should not be considered determinative of the views of the New Motion board of directors with respect to the merger.

Jefferies Broadview was selected by New Motion based on Jefferies Broadview’s qualifications, expertise and reputation. Jefferies Broadview, a division of Jefferies & Company, Inc., is an internationally recognized investment banking and advisory firm. Jefferies Broadview, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, financial restructurings and other financial services.

Pursuant to an engagement letter between New Motion and Jefferies Broadview dated August 22, 2007, New Motion agreed to pay Jefferies Broadview a fee for its services based on a percentage of the total value of the merger, which fee is estimated to be approximately $1.1 million. Of this amount, $500,000 was payable upon delivery of Jefferies Broadview’s opinion, and the balance is payable upon consummation of the merger. In addition, New Motion has agreed to reimburse Jefferies Broadview for reasonable expenses incurred, including the reasonable fees and expenses of Jefferies Broadview’s legal counsel. New Motion also has agreed to indemnify Jefferies Broadview against liabilities arising out of or in connection with the services rendered and to be rendered by it under its engagement with New Motion. In the ordinary course of its business, Jefferies Broadview and its affiliates may trade or hold securities of New Motion and its respective affiliates for Jefferies Broadview’s own account and for the accounts of Jefferies Broadview’s customers and, accordingly, may at any time hold long or short positions in those securities. In addition, Jefferies Broadview may seek, in the future, to provide financial advisory and financing services to Traffix, New Motion or entities that are affiliated with Traffix or New Motion, for which Jefferies Broadview would expect to receive compensation.

Opinion of Financial Advisor to the Traffix Special Committee

The special committee of the board of Traffix engaged Stephens Inc. to provide an opinion on the fairness of the consideration to be received by holders of Traffix common stock in the merger. On September 26, 2007 Stephens Inc. presented its opinion to the Special Committee of Traffix, and subsequently to the board of directors of Traffix.

The full text of Stephens Inc.’s written opinion, which describes, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by Stephens Inc. in delivering its opinion, is attached as Annex B to this Statement. The board of directors of Traffix urges stockholders to read the opinion carefully and in its entirety. The following description of Stephens Inc.’s opinion is only a summary of the written opinion and is qualified in its entirety by the written opinion and is not a substitute for the written opinion.

Stephens Inc. addressed its opinion to the Special Committee in connection with its consideration of the merger. The opinion does not constitute a recommendation to the stockholders of Traffix as to how they should vote with respect to the merger. The opinion addresses only the fairness of the Transaction Consideration to the stockholders of Traffix from a financial point of view as of the date of the opinion. It does not address the relative merits of the merger in comparison with any potential alternatives to the merger. Further, it does not address the underlying decision of the board of directors of Traffix to proceed with or effect the merger, or any other aspect of the board of director’s consideration of the merger.

In connection with its opinion, Stephens Inc., among other things, has:

•	reviewed certain publicly available financial statements and reports regarding Traffix and New Motion;
•	reviewed certain internal financial statements and other financial and operating data (including financial projections) concerning Traffix and New Motion prepared by the management teams of Traffix and New Motion, respectively;
•	analyzed, on a pro forma basis, the effect of the Transaction on the balance sheet and earnings, both in the aggregate and, where applicable, on a per share basis, of Traffix and the resulting combined company;

•	reviewed the reported prices and trading activity for the common stock of Traffix and New Motion;
•	compared the financial performance of Traffix and New Motion and the prices and trading activity of the common stock of Traffix and New Motion with that of certain other comparable publicly-traded companies and their securities;
•	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;
•	reviewed the merger agreement and related documents;
•	discussed with the management teams of Traffix and New Motion the operations of and future business prospects for Traffix and New Motion and the anticipated financial consequences of the Transaction to Traffix, New Motion and the resulting combined company;
•	assumed the exchange ratio of 0.683 and the resulting 11,917,520 shares to be issued will not be altered; and
•	performed such other analyses and provided such other services as we have deemed appropriate.

In preparing its opinion, Stephens Inc. did not assume any responsibility to independently verify the foregoing information and have relied on its being accurate and complete in all material aspects. Stephens Inc. also made the following assumptions:

•	with respect to the publicly available financial statements, Stephens Inc. has relied on the accuracy and completeness of publicly available information and of the information and financial data provided to Stephens Inc. by Traffix and New Motion, upon which Stephens Inc.’s opinion is based;
•	with respect to the financial projections prepared by the managements of Traffix and New Motion, Stephens Inc. has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Traffix and New Motion as to the future financial performance of Traffix, New Motion and the resulting combined company;
•	that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement;
•	that the representations and warranties made by Traffix and New Motion in the merger agreement and the related agreements are and will be true and correct in all respects material to Stephens Inc.’s analysis; and
•	that there have been no material changes in the assets, financial condition, results of operations, business or prospects of Traffix or New Motion since the respective dates of their last financial statements made available to Stephens Inc.

Summary of Financial Analyses

The following represents a summary of the material financial analyses performed by Stephens Inc. in connection with providing its opinion to the Special Committee. Some of the summaries of financial analyses performed by Stephens Inc. include information presented in tabular format. In order to fully understand the financial analyses performed by Stephens Inc., you should read the tables together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Stephens Inc.

Traffix Inc. Valuation

Stephens Inc. analyzed the value of Traffix by examining the trading multiples of selected publicly traded comparable companies, and considered relative factors such as growth, profitability, size, customer concentration, operational diversity, and market share. Also, Stephens Inc. used management projections of cash flow for fiscal years 2007 through 2010 to perform a discounted cash flow analysis. Stephens Inc. also analyzed the relative contributions of Traffix and New Motion to the pro forma combined company with respect to estimated Net Revenue, the estimated earnings before interest, income taxes, depreciation and amortization (“EBITDA”), the estimated earnings before interest and income taxes (“EBIT”), and estimated Net Income for the 2007 and 2008 fiscal years.

Publicly Traded Comparable Company Analysis

Stephens Inc. reviewed and analyzed selected public companies in the digital marketing business that it viewed as reasonably comparable to Traffix. Stephens Inc. chose the following companies due to their various similarities to Traffix, but also noted that none of the companies had wholly the same operations, size, and combinations of businesses and risks as Traffix:

•	IAC / InterActiveCorp
•	ValueClick Inc.
•	Omniture Inc.
•	AdLink Internet Media AG
•	Marchex Inc.
•	MIVA Inc.
•	Think Partnership, Inc.

Below is a table showing the Revenue and EBITDA multiples reflected in recent trading prices of these comparable companies based upon the consensus estimated revenues and earnings of such companies for fiscal years 2007 and 2008.

	Enterprise Value / Revenue		Enterprise Value / EBITDA
Company Name	2007E	2008E	2007E	Margin (%)	2008E	Margin (%)
InterActiveCorp	1.2x	1.1x	8.6x	13.5%	7.4x	14.6%
ValueClick Inc.	3.3x	2.8x	12.3x	26.4%	10.4x	27.2%
Omniture Inc.	10.5x	7.0x	69.4x	15.2%	40.6x	17.2%
AdLink Internet Media AG	2.0x	1.6x	16.0x	12.3%	12.4x	13.3%
Marchex Inc.	2.5x	2.3x	11.5x	22.2%	8.8x	25.7%
MIVA Inc.	1.0x	0.9x	33.2x	2.9%	12.2x	7.7%
Think Partnership, Inc.	1.5x	1.2x	12.0x	12.1%	5.7x	21.3%

The estimated 2007 and 2008 revenues, EBITDA and margins for each of the selected comparable companies were based on market consensus estimates at the time the opinion was delivered. The following analysis assumes equity value to be enterprise value less net debt; and implied share price is calculated as enterprise value less net debt, plus options proceeds, divided by total shares and options outstanding. The implied offer price of $10.59 is calculated as the negotiated exchange ratio of 0.683 New Motion shares multiplied by $15.50, the closing price of the New Motion common stock on the day prior to the public announcement of the merger. The multiples chosen to apply to Traffix’ metrics were not entirely mathematical in nature, but were developed with careful consideration of the differences in the businesses and operating characteristics of Traffix and the selected companies as well as other market factors which could affect the market values of these companies.

	2007E Revenue	2008E Revenue	2007E EBITDA	2008E EBITDA
Multiple Range	0.60× – 0.75×	0.53× – 0.68×	6.0× – 8.0×	5.0× – 7.0×
Enterprise Value	$54,169 – $67,712	$54,077 – $69,527	$45,260 – $60,347	$39,479 – $55,270
Equity Value	$83,037 – $96,579	$82,944 – $98,395	$74,128 – $89,215	$68,346 – $84,138
Implied Share Price	$5.50 – $6.27	$5.49 – $6.38	$4.99 – $5.85	$4.66 – $5.56
Implied Offer Price	$10.59	$10.59	$10.59	$10.59
Offer Premium	92.5% – 68.9%	92.9% – 66.0%	112.2% – 81.0%	127.3% – 90.5%

Selected Precedent Merger and Acquisition Transactions

Stephens Inc. reviewed the following twelve selected merger and acquisition transactions involving digital marketing companies. To the extent transaction details were disclosed publicly, Stephens Inc. was able to review the transaction revenue and EBITDA multiples based on the reported revenues and EBITDA of the target companies during the twelve month period preceding their acquisitions and to develop an implied range of equity values for Traffix.

Announcement Date	Acquiror Name	Target Name	EV / Revenue	EV / EBITDA
August 7, 2007	Apollo Group Inc.	Aptimus Inc.	2.8×	—
July 24, 2007	AOL	Tacoda, Inc.	—	—
May 17, 2007	WPP Group plc	24/7 Real Media Inc.	3.0×	33.4×
May 17, 2007	Microsoft Corporation	aQuantive Inc.	10.7×	40.4×
April 13, 2007	Google, Inc.	DoubleClick, Inc.	13.8×	—
December 20, 2006	Publicis Group SA	Digitas Inc.	1.6×	17.9×
April 3, 2006	Alliance Data Systems Corp.	DoubleClick Email Solutions	2.3×	9.0×
September 30, 2005	Alliance Data Systems Corp.	Bigfoot Interactive	4.0×	12.0×
September 5, 2005	Rakuten, Inc.	LinkShare	8.9×	24.1×
August 10, 2005	ValueClick Inc.	Fastclick, Inc.	1.9×	14.1×
July 18, 2005	News Corp.	Intermix Media Inc.	6.8×	126.7×
June 10, 2005	ValueClick Inc.	Web Marketing Holdings, Inc.	2.8×	10.1×

In this analysis Stephens Inc. reviewed the transaction prices and determined the multiples of the target companies’ last twelve months’ revenues and last twelve months’ EBITDA represented by each transaction price. Stephens Inc. then developed multiples to apply to the last twelve months’ revenues and EBITDA of Traffix to estimate a range of implied enterprise values for Traffix. The multiples chosen to apply to Traffix’ metrics were not entirely mathematical in nature, but were developed with careful consideration of the differences in the businesses and operating characteristics of Traffix and the target companies as well as other market factors which could affect the market values of these companies.

The implied share price is calculated by multiplying Traffix’ last twelve months’ revenues and EBITDA by the applied multiples developed by Stephens Inc. (to get a range of implied enterprise values), subtracting Traffix’ net debt, adding the aggregate exercise price of outstanding options, and dividing that result by the total number of outstanding shares and options of Traffix.

	Enterprise Value / LTM Revenue	Enterprise Value / LTM EBITDA
Applied Multiples	0.8× – 1.1×	9.0× – 13.0×
Implied Share Price	$5.82 – $7.10	$5.83 – $4.77
Implied Offer Price	$10.59	$10.59
% Premium	82.0% – 49.2%	122.0% – 81.6%

Discounted Cash Flow Analysis

Stephens Inc. performed an analysis of the present value of projected future cash flows of Traffix based on Traffix management’s projections of the future cash flows of Traffix. The range of terminal value multiples were chosen to be 6.0x — 8.0x projected 2010 EBITDA. The cash flows were discounted using a range of discount rates, 18% — 20%, based on the company’s weighted average cost of capital of 19.8%.

	Terminal Multiple	Assumed Discount Rate
		18.0%	19.0%	20.0%
Implied Price per Share:	6.0×	$ 5.54	$5.45	$5.36
	7.0	6.00	5.90	5.80
	8.0	6.46	6.34	6.23

Stephens Inc. reviewed the implied share prices for Traffix based on comparable company analysis, the selected merger and acquisition transactions, and the discounted cash flow analysis and compared them to the actual recent trading range of Traffix common stock and to the implied value of the consideration to be received by Traffix shareholders in the merger of $10.59 based on the negotiated exchange ratio of 0.683 New Motion shares and the closing price of the New Motion common stock on the day prior to the public announcement of the merger, which was $15.50.

New Motion Valuation

Since Traffix shareholders are receiving shares of New Motion common stock as consideration in the merger, Stephens Inc. also analyzed the value of shares of common stock of New Motion by examining the trading multiples of selected publicly traded comparable companies, and considered relative factors such as growth, profitability, size, customer concentration, operational diversity, and market share. Also, Stephens Inc. used management projections of future cash flows of New Motion for fiscal years 2007 through 2010 to perform a discounted cash flow analysis of the value of shares of common stock of New Motion. For the purposes of this cash flow analysis, Stephens Inc. relied on projections prepared by New Motion’s management and supplied by Traffix to Stephens Inc.

Selected Comparable Public Companies Analysis

Stephens Inc. reviewed and analyzed selected public companies in the mobile entertainment and marketing business that it viewed as reasonably comparable to New Motion. Stephens Inc. chose the following companies due to their various similarities to New Motion, but also noted that none of the companies had wholly the same operations, size, and combinations of businesses and risks as New Motion:

•	GameLoft SA
•	Acotel Group SpA
•	DADA SpA
•	Buongiorno SpA
•	Glu Mobile, Inc.

Below is a summary of the Revenue and EBITDA multiples for fiscal year 2007 and 2008 and of market consensus estimates of future revenues and EBITDA for each of these selected comparable.

	Enterprise Value / Revenue		Enterprise Value / EBITDA
Company Name	2007E	2008E	2007E	Margin (%)	2008E	Margin (%)
GameLoft SA	4.0×	3.0×	27.5×	14.5%	14.1×	21.2%
Acotel Group SpA	—	—	—	—	—	—
DADA SpA	1.8×	1.5×	12.3×	14.6%	9.1×	16.5%
Buongiorno SpA	1.0×	0.8×	7.7×	13.0%	5.9×	14.1%
Glu Mobile, Inc.	2.7×	1.8×	—	3.2%	15.5×	11.8%

The estimated 2007 and 2008 revenues and EBITDA for each of the selected comparable companies were based on market consensus estimates at the time the opinion was delivered. The following analysis assumes equity value to be enterprise value less net debt; and implied share price is calculated as enterprise value less net debt, plus options proceeds, divided by total shares and options outstanding. The multiples chosen to apply to New Motion’s metrics were not entirely mathematical in nature, but were developed with careful consideration of the differences in the businesses and operating characteristics of New Motion and the selected companies as well as other market factors which could affect the market values of these companies.

	2007E Revenue	2008E Revenue	2007E EBITDA	2008E EBITDA
Multiple Range	3.0× – 3.5×	2.0× – 2.5×	13.0× – 15.0×	12.0× – 14.0×
Enterprise Value	$119,117 – $138,970	$151,296 – $189,120	$34,956 – $40,334	$168,761 – $196,888
Equity Value	$132,950 – $152,803	$165,129 – $202,953	$48,789 – $54,167	$182,594 – $210,721
Implied Share Price	$9.55 – $10.98	$11.86 – $14.58	$17.12 – $19.60	$13.12 – $15.14

Selected Precedent Merger and Acquisition Transactions

Stephens Inc. reviewed the following seven selected merger and acquisition transactions involving mobile entertainment and marketing companies. To the extent transaction details were disclosed publicly, Stephens Inc. was able to review the transaction revenue and EBITDA multiples based on the reported revenues and EBITDA of the target companies during the twelve month period preceding their acquisitions and to develop an implied range of equity values for New Motion.

Announcement Date	Acquiror Name	Target Name	EV / Revenue
June 21, 2007	Liberty Media Corp.	FUN Technologies Inc.	3.5×
August 7, 2007	Nokia Corp.	Loudeye Corp.	1.3×
August 3, 2006	Buongiorno USA, Inc.	Rocket Mobile, Inc.	5.4×
June 13, 2006	2waytraffic N.V.	Emexus Group B.V.	4.1×
December 8, 2005	Electronic Arts Inc.	JAMDAT	10.2×
September 26, 2005	Openwave Systems Inc.	Musiwave	5.0×
August 30, 2005	EZER, Inc.	Gravity Co., Ltd	4.4×

In this analysis Stephens Inc. reviewed the transaction prices and determined the multiples of the target companies’ last twelve months’ revenues represented by each transaction price. Stephens Inc. then developed a range of multiples to apply to the last twelve months’ revenues of New Motion to estimate a range of implied enterprise values for New Motion. The multiples chosen to apply to New Motion’s revenues were not entirely mathematical in nature, but were developed with careful consideration of the differences in the businesses and operating characteristics of New Motion and the target companies as well as other market factors which could affect the market values of these companies.

The implied share price is calculated by multiplying New Motion’s last twelve months’ revenues by the range of applied multiples developed by Stephens Inc. (to get a range of implied enterprise values), subtracting New Motion’s net debt, adding the aggregate exercise price of outstanding options, and dividing that result by the total number of outstanding shares and options of New Motion.

Enterprise Value / LTM Revenue
Applied Multiples	4.0× – 5.0x
Implied Share Price	$7.98 – $9.72

Discounted Cash Flow Analysis

Stephens Inc. performed an analysis of the present value of projected future cash flows of New Motion based on New Motion’s management’s projections of the future cash flows of New Motion that were provided to Stephens Inc. by Traffix. The range of terminal value multiples were chosen to be 11.0x — 13.0x projected 2010E EBITDA. The cash flows were discounted using a range of discount rates, 23% — 25%, based on the company’s weighted average cost of capital of 23.5%. The cost of equity calculation includes a company-specific risk premium of 5.0% to account, in part, for New Motion’s relatively short operating history and the relative newness of the markets served by its business.

	Terminal Multiple	Assumed Discount Rate
		23.0%	24.0%	25.0%
Implied Price per Share:	11.0×	$ 13.86	$ 13.52	$ 13.18
	12.0	14.90	14.53	14.17
	13.0	15.94	15.54	15.15

Accretion/Dilution Analysis

Stephens Inc. also examined the accretive/dilutive effects of the merger on GAAP earnings and cash earnings per share of Traffix common stock. Cash earnings per share is defined as GAAP Earnings Per Share excluding the after-tax impact of intangible amortization and stock-based compensation. Based on the projections prepared by the respective management teams of Traffix and New Motion for the years 2008 and 2009, the transaction appears to be accretive for shareholders of Traffix for projected fiscal years 2008 and 2009 as summarized below:

	2008E	2009E
GAAP EPS Accretion/Dilution – %	9%	43%
Cash Accretion/Dilution – %	41%	67%

Relative Valuation Analysis

Stephens performed a series of relative valuation analyses, including financial contribution, comparable company, and a discounted cash flow analysis to derive a range of implied equity ownership shares for Traffix shareholders and New Motion shareholders in the combined company. Based on the implied equity ownership shares, Stephens derived a range of implied exchange ratios, as follows.

Relative Financial Contribution Analysis

Stephens Inc. performed a relative financial contribution analysis comparing the pre-synergy Revenue, EBITDA, EBIT, and Net Income that each company is estimated to contribute to the combined pro forma results. The contribution for each of Traffix and New Motion was analyzed for the estimated 2007 and 2008 fiscal year results. Stephens Inc. utilized the respective financial contributions resulting from the analysis to calculate the implied relative ownership of the combined entity and implied exchange ratio. The following table shows the results of the relative financial contribution analysis:

	Financial Contribution		Implied Equity Ownership
	Traffix	New Motion	Traffix	New Motion
2007E:
Revenue	69.5%	30.5%	69.3%	30.7%
EBITDA	73.7%	26.3%	73.4%	26.6%
EBIT	80.9%	19.1%	80.4%	19.6%
Net Income	90.8%	9.2%	90.8%	9.2%
2007E Average:			78.5%	21.5%
2008E:
Revenue	57.7%	42.3%	58.8%	41.5%
EBITDA	36.0%	64.0%	39.8%	60.2%
EBIT	33.2%	66.8%	37.6%	62.4%
Net Income	45.9%	54.1%	45.9%	54.1%
2008E Average:			45.5%	54.5%

Relative Comparable Company Analysis

Stephens Inc. performed a comparable company relative contribution analysis by comparing Traffix and New Motion equity values implied from the application of the multiples derived from the comparable company analyses to the projected revenues and EBITDA for Traffix and New Motion for 2007 and 2008 fiscal years. An implied ownership share was calculated from the relative contribution of each company to the pro forma combined equity value. The following table shows the results of the comparable company relative contribution analysis:

	Traffix Implied Relative Ownership		New Motion Implied Relative Ownership
	Low Multiple	High Multiple	Low Multiple	High Multiple
2007E:
Revenue	38.4%	38.7%	61.6%	61.3%
EBITDA	60.3%	62.2%	39.7%	37.8%
2008E:
Revenue	33.4%	32.7%	66.6%	67.3%
EBITDA	27.2%	28.5%	72.8%	71.5%

Relative Discounted Cash Flow Analysis

Stephens Inc. performed a discounted cash flow relative contribution analysis by comparing the relative contribution of Traffix and New Motion to the equity values produced by the respective discounted cash flow analyses of Traffix and New Motion. An implied ownership share was calculated from the relative contribution, based on the discounted cash flow analyses, of each company to the pro forma combined equity value. The following table shows the results of the discounted cash flow relative contribution analysis:

Ratio of DCF Valuations	DCF Valuation		Implied Equity Ownership
	Traffix	New Motion	Traffix	New Motion
High / High	$99,894	$215,915	31.6%	68.4%
Middle / Middle	90,003	196,266	31.4%	68.6%
Low / Low	80,652	177,597	31.2%	68.8%
Low / High	80,652	215,915	27.2%	72.8%
High / Low	99,894	177,597	36.0%	64.0%
Average:			31.5%	68.5%

In rendering its opinion to the special committee, Stephens Inc. did not focus on any individual analysis in isolation or to the exclusion of other analyses to assess the fairness from a financial point of view of the consideration to be received in the merger by Traffix shareholders. Rather, all of the analyses were considered together in conjunction with all of the other analyses and with other factors relating to the markets, economic conditions, the businesses of Traffix and New Motion and with assumptions and judgments made to reach a conclusion.

Traffix agreed to pay Stephens Inc. a fee for its services in rendering an opinion as to the fairness of the merger consideration, from a financial perspective, to Traffix common shareholders; to reimburse Stephens Inc.’s expenses; to indemnify Stephens Inc. against certain claims that could arise in the future relating to the services provided by Stephens Inc.; and the Special Committee and board of directors were aware of this compensatory agreement in reviewing Stephens Inc.’s opinion and approving the merger.

Interests of New Motion’s and Traffix’s Officers and Directors in the Merger

Certain of Traffix’s directors and officers have interests in the merger that may be different from, or in addition to, their interests as Traffix stockholders. You should be aware of those interests when considering the unanimous recommendation of the Traffix board of directors that Traffix stockholders vote to adopt and approve the merger agreement at the Traffix stockholder meeting. The members of the New Motion and Traffix board of directors knew about these additional interests and considered them when they approved the merger agreement. These interests include the following:

Employment Termination and Consulting Agreement with Jeffrey Schwartz

Upon the effective time of the Merger, the employment agreement between Traffix and its Chairman and Chief Executive Officer, Jeffrey L. Schwartz, will be terminated, and New Motion and Mr. Schwartz will enter into a consulting agreement with a two year term. In consideration for terminating his employment agreement, Mr. Schwartz will receive a lump sum payment of $1,500,000 upon the effective time of the Merger. The terms of Mr. Schwartz’s consulting agreement call for him to provide New Motion with consulting services at a fee of $200,000 per annum, and continuation of health insurance and similar benefits he received under his employment agreement.

Indemnification

Traffix’s certificate of incorporation and the merger agreement contain provisions regarding indemnification of the directors and officers of Traffix. In addition, the merger agreement requires the surviving corporation to maintain directors’ and officers’ insurance for a period of six years after the effective time of the merger.

New Employment Agreement with Andrew Stollman

Upon the effective time of the Merger, the employment agreement between Traffix and its President Andrew Stollman will be terminated, and New Motion and Mr. Stollman will enter into an employment agreement under which he will serve as President of New Motion, and receive aggregate total compensation and perquisites substantially similar to that to be paid to New Motion’s Chief Executive Officer, Burton Katz following the merger. New Motion intends to enter into a new employment agreement with Mr. Katz concurrently with the close of the merger which increases Mr. Katz’s total compensation.

Other Traffix Officers’ Employment Agreements

New Motion also intends to enter into employment agreements with Dan Harvey, the Chief Financial Officer of Traffix, and Ken Auerfeld, the Chief Marketing Officer of Traffix. New Motion does not plan to offer employment to or enter into an employment agreement with any other Traffix executive.

Accounting Treatment

The merger will be accounted for as an acquisition of Traffix by New Motion under the purchase method of accounting of U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Applicable income tax effects arising from these fair value adjustments on the assets acquired and the liabilities assumed of the acquired company will be included as a component of the combined company’s deferred tax asset or liability. Financial statements of New Motion issued after the merger will reflect only the operations of Traffix after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Traffix.

All unaudited pro forma condensed combined financial statements contained in this joint proxy statement/prospectus were prepared using the purchase method of accounting. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of Traffix’s assets and liabilities. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Traffix as compared to the unaudited pro forma information included in this joint proxy statement/prospectus will have the effect of increasing the amount of the purchase price allocable to goodwill.

Material United States Federal Income Tax Consequences of the Merger

The following is a summary of the material U.S. federal income tax consequences of the merger applicable to a holder of shares of Traffix common stock. This discussion is based upon the Code, Treasury regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. holders (as defined below) that hold their shares of Traffix common stock as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the tax consequences that may be relevant to Traffix stockholders that are subject to special treatment under U.S. federal income tax laws, such as:

•	stockholders that are not U.S. holders;
•	financial institutions;
•	insurance companies;
•	tax-exempt organizations;
•	dealers in securities or currencies;
•	persons whose functional currency is not the U.S. dollar;
•	traders in securities that elect to use a mark to market method of accounting;
•	persons that hold Traffix common stock as part of a straddle, hedge, constructive sale or conversion transaction; and
•	U.S. holders who acquired their shares of Traffix common stock through the exercise of an employee stock option or otherwise as compensation.

If a partnership or other entity taxed as a partnership holds Traffix common stock, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships and partners in such a partnership should consult their tax advisers about the tax consequences of the merger to them.

This discussion does not address the tax consequences of the merger under state, local or foreign tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

Holders of Traffix common stock are urged to consult with their own tax advisors as to the tax consequences of the merger in their particular circumstances, including the applicability and effect of any state, local or foreign and other tax laws and of changes in those laws.

For purposes of this section, the term “U.S. holder” means a beneficial owner of Traffix common stock that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;
•	a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any State or the District of Columbia;
•	an estate that is subject to U.S. federal income tax on its income regardless of its source; or
•	a trust, the substantial decisions of which are controlled by one or more U.S. persons and that is subject to the primary supervision of a U.S. court, or a trust that validly has elected under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

Tax Consequences of the Merger Generally

Assuming that the merger is completed according to the terms of the merger agreement and based upon facts, factual representations and assumptions contained in the representation letters and certificates provided by New Motion and Traffix, all of which must continue to be true and accurate in all material respects as of the effective time of the merger, and subject to the assumptions and qualifications contained in their respective opinions, it is the opinion of each Stubbs, Alderton & Markiles LLP, counsel to New Motion, and Wolf, Block, Schorr and Solis-Cohen LLP, counsel to the Special Committee of the board of directors of Traffix, that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code.

As a result of the merger qualifying as a reorganization within the meaning of Section 368(a) of the Code, then, except as provided below with respect to cash received in lieu of fractional shares, a U.S. holder will not recognize any gain or loss as a result of the receipt of shares of New Motion common stock pursuant to the merger.

None of the tax opinions given in connection with the merger will be binding on the IRS. Neither New Motion nor Traffix intends to request any ruling from the IRS as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a position contrary to any of the views set forth in such tax opinions. In addition, if any of the representations or assumptions upon which those opinions are based is inconsistent with the actual facts, the U.S. federal income tax consequences of the merger could be adversely affected.

Cash Received in Lieu of Fractional Shares

A U.S. holder that receives cash in lieu of a fractional share of New Motion common stock in the merger will generally be treated as having received such fractional share and then as having received such cash in redemption of such fractional share. A U.S. holder generally will recognize gain or loss measured by the difference between the amount of cash received and the portion of the basis of the shares of Traffix common stock allocable to such fractional share. Such gain or loss generally will constitute capital gain or loss and will be long-term capital gain or loss if the U.S. holder’s holding period in the Traffix common stock exchanged was greater than one year on the date of the exchange.

Tax Basis and Holding Period

A U.S. holder’s aggregate tax basis in the New Motion common stock received in the merger will equal such stockholder’s aggregate tax basis in the Traffix common stock surrendered in the merger reduced by any amount allocable to a fractional share of New Motion common stock for which cash is received. The holding period for the shares of New Motion common stock received in the merger generally will include the holding period for the shares of Traffix common stock exchanged therefore.

Reporting Requirements

A U.S. holder who receives New Motion common stock as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder who is required to file a U.S. tax return and who is a “significant holder” that receives New Motion common stock will be required to file a statement with such holder’s U.S. federal income tax return setting forth such holder’s tax basis in its Traffix common stock and the fair market value of such stock immediately before the merger. A “significant holder” is a U.S. holder, who, immediately before the merger, owned at least 5% of the outstanding stock of Traffix.

Completion and Effectiveness of the Merger

New Motion and Traffix will complete the merger when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement and the merger by the stockholders of Traffix and approval of the issuance of New Motion securities under the merger agreement by the New Motion stockholders. The merger will become effective on the filing of the certificate of merger with the State of Delaware. Subject to stockholder approvals and other conditions, the merger is expected to be completed in the first quarter of 2008.

Board of Directors and Executive Management of New Motion after the Merger

The New Motion board of directors after the merger will initially consist of seven directors. Burton Katz, New Motion’s Chief Executive Officer, or CEO, and a member of the New Motion board of directors, who will remain CEO of New Motion and a member of the board of directors. The board of directors will also include Robert Ellin and Jerome Chazen who will each qualify as independent directors, and Raymond Musci, New Motion’s current President. The remaining directors will consist of Andrew Stollman, Traffix’s President, who will become President of New Motion, and Robert Machinist and Lawrence Burstein, who are both independent directors of Traffix and will qualify as independent directors of New Motion following the merger.

Regulatory Approvals

Other than the SEC declaring New Motion’s registration statement on Form S-4 relating to this transaction effective and the authorization of Nasdaq to quote New Motion’s common stock on The Nasdaq Stock Market, New Motion and Traffix do not believe that any additional material governmental filings are required with respect to the transaction. New Motion is also seeking approval of Nasdaq to list its common stock on the Nasdaq Global Market, but this is not a condition to the proposed effectiveness of the merger.

Approval of the Merger

Under Delaware law, the approval of the board of directors of Traffix and the affirmative vote of holders of at least a majority of the shares of Traffix common stock outstanding on the record date are required to approve and adopt the merger agreement, the merger and the transactions contemplated therein. By vote of all directors present and voting at its meeting on September 25, 2007, Traffix’s board of directors unanimously approved the merger. The affirmative vote of holders of at least a majority of the shares of New Motion common stock present in person or by proxy at a meeting at which there is a quorum is required to approve the issuance of New Motion securities pursuant to the merger agreement. Although such approval is not required by law or regulation, New Motion and Traffix agreed to condition the merger on such a vote as they are seeking to have New Motion common stock listed on the Nasdaq Stock Market, and if so listed, such a vote would be required under the Nasdaq rules because the number of shares of New Motion common stock that New Motion is obligated to issue in the merger is expected to exceed 20% of the New Motion common stock outstanding before the merger.

Appraisal Rights

Assuming New Motion’s common stock is approved for listing on The Nasdaq Stock Market, holders of Traffix common stock or New Motion common stock will not be entitled to exercise any appraisal rights in connection with the merger.

Restrictions on Resale of New Motion Common Stock by Affiliates

The issuance of New Motion securities to Traffix stockholders in connection with the merger has been registered under the Securities Act of 1933, as amended (the “Securities Act”). Such shares may be traded freely and without restriction by those Traffix stockholders who are not deemed to be an “affiliate” of New Motion or Traffix as that term is defined under the Securities Act, at the time the merger and the merger agreement is submitted for approval by the Traffix stockholders at the Traffix stockholder meeting. An affiliate of a person is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with Traffix. Any subsequent transfer of New Motion common stock issued in the merger by any Traffix affiliate will, under existing law, require one of the following:

•	registration of the transfer under the Securities Act;
•	compliance with Rule 145 under the Securities Act, which allows limited sales under specified circumstances; or
•	availability of another exemption from registration.

The registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, does not cover any resales of New Motion common stock by former Traffix stockholders, including New Motion common stock issuable upon the exercise of any assumed options or warrants to be received by Traffix stockholders upon completion of the merger. No person is authorized to make use of this joint proxy statement/prospectus in connection with any resale of New Motion securities received by them in the merger.

Anti-Dilution Adjustments

If between September 26, 2007 and the effective date of the merger, the outstanding shares of New Motion common stock or Traffix common stock are converted into a different number of shares because of any reorganization, recapitalization, stock split, reverse stock split or other like change, increase or decrease, or exchange of shares, or if any dividend payable in stock or other securities is declared on such shares with a record date within this period, the merger agreement requires that the exchange ratio be adjusted accordingly to provide the same economic effect as contemplated by the merger agreement before such reorganization, stock split, reverse stock split, change, exchange or dividend.

Exchange of Certificates

New Motion has agreed to deposit the certificates representing the New Motion common stock to be issued under the merger agreement and cash to be paid instead of fractional shares with Continental Stock Transfer & Trust Company, who will act as exchange agent in the merger for the benefit of the holders of issued and outstanding shares of Traffix common stock. New Motion has agreed to deposit such certificates and cash with its exchange agent within three business day after the closing of the merger. Additionally, New Motion will cause the exchange agent to mail a letter of transmittal to each holder of Traffix common stock as soon as reasonably practical after the closing of the merger. The letter of transmittal will contain instructions on how Traffix stockholders may surrender their Traffix stock certificates to the exchange agent in order to exchange them for new New Motion certificates.

If you are a Traffix stockholder, you should NOT return your stock certificates with the enclosed proxy, and you should NOT forward them to New Motion’s exchange agent until you receive the letter of transmittal. Following your receipt of the letter of transmittal, you should forward the certificates only in accordance with the instructions specified in the letter.

After the effective time of the merger, a Traffix stockholder, until the holder surrenders the certificates representing its Traffix common stock for exchange to New Motion’s exchange agent, will not be paid any dividends or other distributions declared after the effective time of the merger on the New Motion securities. Any such unpaid dividends or other distributions on such New Motion securities will be paid, without interest, only to those former Traffix stockholders who have properly tendered their Traffix common stock certificates for exchange. All Traffix stock certificates presented after the effective time of the merger will be canceled and exchanged for a certificate or certificates representing the applicable number of shares of New Motion common stock and cash instead of fractional shares to be received by such Traffix stockholder in the merger.

Any shares of New Motion common stock that remain undistributed one year after the effective date of the merger will be delivered to New Motion on demand. After that time, certificates representing Traffix common stock must be surrendered for exchange to New Motion, provided, however, that the failure of a Traffix stockholder to deliver its Traffix stock certificates and/or a duly executed letter of transmittal to New Motion’s exchange agent within such year period shall in no way affect such Traffix stockholder’s right to receive New Motion common stock and cash in lieu of fractional shares in exchange for such Traffix common stock in the merger. New Motion and Traffix, as the surviving corporation of the merger, will not be liable for any shares of New Motion common stock or for any cash amounts delivered to a public official under any abandoned property, escheat or similar laws.

If a certificate representing Traffix common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration payable under the merger agreement when the claimant submits an affidavit of loss, theft or destruction, and, if required by New Motion or the exchange agent in such party’s reasonable discretion, posts a reasonable bond as indemnity against any claim that may be made later with respect to the lost certificate.

Fees and Expenses

New Motion and Traffix have agreed that each company will pay its own expenses incurred in connection with the merger agreement, whether or not the merger is consummated, subject to certain exceptions described below in the section titled “The Merger Agreement — Expenses; Payment of Termination Fees” beginning on page 81.

In addition, New Motion and Traffix have agreed to reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding this joint proxy statement/prospectus and other offering materials to their customers in connection with the solicitation of proxies for the New Motion special meeting and the Traffix special meeting, respectively.

New Motion has retained Continental Stock Transfer & Trust Company as the exchange agent. New Motion has agreed to pay the exchange agent reasonable and customary compensation for its services in connection with the merger, has agreed to reimburse the exchange agent for its reasonable out-of-pocket expenses and has agreed to indemnify the exchange agent against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Traffix has retained Morrow & Co., LLC to solicit proxies on its behalf. Traffix has agreed to pay Morrow & Co. $15,000.00 in connection with its services, and has also agreed to re-imburse Morrow & Co. for disbursements, if any, incurred by Morrow & Co. on behalf of Traffix.

Except as described above, neither New Motion nor has Traffix agreed to pay any fees or commissions to any broker, dealer or other person for soliciting proxies pursuant to the merger.

Delisting and Deregistration of Traffix Common Stock after the Merger

If the merger is completed, Traffix common stock will be delisted from the Nasdaq Global Market and deregistered under the Exchange Act, and Traffix will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following description describes the material terms of the merger agreement. This description of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference. The merger agreement has been included to provide you with information regarding its terms. We encourage you to read the entire merger agreement. The merger agreement is not intended to provide any other factual information about New Motion, Inc. or Traffix, Inc. Such information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings that each of New Motion, Inc. and Traffix, Inc. make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

The Merger

The merger agreement provides that at the effective time, NM Merger Sub, Inc., or Merger Co, a wholly owned subsidiary of New Motion, will be merged with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix will continue as the surviving corporation in the merger, thus becoming a wholly owned subsidiary of New Motion.

Effective Time

The merger agreement requires the parties to consummate the merger after all of the conditions to the consummation of the merger contained in the merger agreement are satisfied or waived, including the adoption of the merger agreement by the stockholders of Traffix and the approval of the issuance of shares of New Motion common stock in the merger by the stockholders of New Motion. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed by New Motion and Traffix and specified in the certificate of merger. Because the consummation of the merger is subject to the satisfaction of a number of conditions, we cannot predict the exact timing of the consummation of the merger.

Consideration to be Received in the Merger

Traffix Common Stock

Traffix Common Stock.  At the effective time of the merger, the stockholders of Traffix will receive shares of New Motion’s common stock in exchange for all of the outstanding shares of Traffix’s common stock. As a result of the merger, each outstanding share of Traffix’s common stock will be converted into the right to receive approximately 0.681 of a share of New Motion’s common stock based on Traffix’s and New Motion’s currently anticipated capitalization on the closing date of the merger. In the aggregate, on a fully diluted basis, New Motion will issue 11,917,520 shares of its common stock. The number of shares to be issued is fixed (subject to adjustment as described below), regardless of the price of New Motion common stock or Traffix common stock. The exchange ratio is subject to adjustment in the event the number of shares of New Motion’s common stock or Traffix’s common stock outstanding shall have increased or have changed, by reason of any reclassification, subdivision, recapitalization, stock split or stock dividend prior to the closing of the transactions contemplated by the merger agreement.

Fractional Shares.  Holders of Traffix’s common stock will not receive any fractional New Motion shares in the merger. Instead, the total number of New Motion common stock that each holder of Traffix common stock will receive in the merger will be rounded down to the nearest whole number and New Motion will pay cash for any resulting fractional shares that a Traffix stockholder otherwise would be entitled to receive. The amount of cash payable for a fractional share of Traffix common stock will be determined by multiplying the fraction by the average closing price for a share of Traffix common stock during the last ten consecutive trading day period ending with (and including) the third trading day immediately preceding the completion of the merger.

Traffix Options

Under the terms of the merger agreement, options to purchase shares of Traffix’s common stock held by any employee, consultant, independent contractor and director that are outstanding immediately before the effective time of the merger will be converted into and become options to purchase shares of New Motion’s common stock on terms substantially identical to those in effect immediately prior to the effective time of the merger under the terms of the stock incentive plan or other related agreement or award pursuant to which such Traffix option was granted. The number of shares of New Motion’s common stock issuable upon exercise of each converted option will be equal to the number of shares of Traffix’s common stock that were issuable upon exercise under the corresponding Traffix option immediately prior to the effective time of the merger multiplied by the exchange ratio which is currently anticipated to be approximately 0.681 (which is subject to adjustment, as described in the previous section called “Merger Consideration”). The per share exercise price of each converted option will be determined by dividing the per share exercise price of the corresponding Traffix option immediately prior to the effective time of the merger by the exchange ratio which is currently anticipated to be approximately 0.681. All restrictions on the exercise of Traffix options immediately prior to the effective time of the merger will continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of the Traffix options will otherwise remain unchanged. New Motion is required to prepare and file a registration statement with the Securities and Exchange Commission on an appropriate form with respect to the shares of New Motion’s common stock issuable with respect to the Traffix options assumed by New Motion. New Motion is also obligated to use commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the effective time of the merger and to maintain the effectiveness of such registration statement for so long as such assumed options remain outstanding.

Procedures for Exchange of Certificates

New Motion will appoint an exchange agent for the purpose of exchanging certificates representing Traffix common stock. Promptly after the completion of the merger, Traffix, or the exchange agent, will mail transmittal materials to each holder of record of Traffix shares of common stock, advising such holders of the effectiveness of the merger and the procedure for surrendering their share certificates to the exchange agent.

Each holder of a share of Traffix capital stock that has been converted into a right to receive the applicable merger consideration (as well as cash for fractional shares, dividends or other distributions payable) will receive the applicable merger consideration upon surrender to the exchange agent of the Traffix capital stock certificate, together with a letter of transmittal covering such shares and any other documents as the exchange agent may reasonably require.

After completion of the merger, each certificate that previously represented shares of Traffix capital stock will represent only the right to receive the applicable merger consideration as described above under “ —  Consideration to be Received in the Merger,” including cash for any fractional shares of New Motion common stock as well as any dividends or other distributions declared with respect to New Motion common stock between the date of the merger agreement and the completion of the merger.

Holders of Traffix capital stock should not send in their Traffix stock certificates until they receive and complete and submit a signed letter of transmittal sent by the exchange agent with instructions for the surrender of Traffix stock certificates.

Representations and Warranties

The merger agreement contains customary representations and warranties that New Motion and Traffix made to, and solely for the benefit of each other. The representations and warranties in the merger agreement expire at the effective time of the merger. The assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that New Motion and Traffix have exchanged in connection with the signing of the merger agreement. While New Motion and Traffix do not believe that these disclosure schedules contain information securities laws require the parties to publicly disclose other than the information that has already been so disclosed, they do contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the merger agreement. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they were only made as of the date of the merger agreement and are modified in important part by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the companies’

general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in the companies’ public disclosures.

Conduct of Business Pending Merger

Under the merger agreement, each of Traffix, New Motion and each of their respective subsidiaries will carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their respective present business organization, maintain their respective rights, franchises, licenses and other authorizations issued by governmental entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them.

In addition, each of Traffix and New Motion and each of their respective subsidiaries may not, among other things and subject to certain exceptions as further detailed in the merger agreement and the disclosure schedules to the merger agreement, without the consent of the other party:

•	enter into (including via any acquisition) any new line of business which represents a material change in its operations and which is material to it;
•	make any material change to its business;
•	enter into, terminate or fail to renew any material agreement, or make any change to any existing material agreements other than in the ordinary course of business or consistent with past practice;
•	make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed certain thresholds specified in the respective disclosure schedules of the companies;
•	declare or pay any dividends on or make other distributions in respect of its capital stock;
•	split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;
•	repurchase, redeem or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock;
•	sell any shares of its capital stock, any voting debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of common stock required to be issued upon the exercise or settlement of stock awards outstanding on the date of the merger agreement in accordance with the terms of the applicable stock award;
•	amend its charter or bylaws;
•	enter into a plan of consolidation, merger or reorganization with any person;
•	acquire any business or assets, rights or properties, other than (i) internal reorganizations or consolidations involving existing subsidiaries that do not present a material risk of any delay in the receipt of any requisite regulatory approval or (ii) the creation of new subsidiaries organized to conduct or continue activities otherwise permitted by the merger agreement;
•	sell, lease, assign, encumber or otherwise dispose of any of its assets, rights or properties (including capital stock of its subsidiaries) which are material to it;
•	incur long term indebtedness for borrowed money;
•	intentionally take any action that would (a) result in (i) any of its representations and warranties being or becoming untrue, (ii) any of the conditions to the merger not being satisfied, or (iii) a violation of any provision of the merger agreement, or which would materially adversely affect the ability of the parties to obtain certain regulatory approvals per the merger agreement or (b) reasonably be expected to prevent or impede the merger from qualifying as a tax-free reorganization;
•	except as disclosed in certain SEC filings, change its methods of accounting in effect at February 12, 2007 (with respect to New Motion) and November 30, 2006 (with respect to Traffix), or change its annual tax accounting period or make any tax election having a material adverse effect;
•	other than in the ordinary course of business consistent with past practice, enter into, amend or terminate any employee benefit plan;
•	increase the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any employee benefit plan;
•	enter into or renew any arrangement providing for the payment of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of the merger;
•	provide that the vesting of any granted stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of the merger;
•	adopt a plan of liquidation or authorize a liquidation, dissolution, restructuring, recapitalization or reorganization;
•	settle or compromise any litigation in excess of specified amount;
•	enter into any long-term commitment that would limit, in any material respect, its ability to conduct its business in any geographic area; or
•	agree to or make any commitment to take or authorize any of the foregoing actions.

Traffix has also resolved certain matters detailed in the non-public disclosure schedules to the merger agreement to New Motion’s reasonable satisfaction in accordance with the requirements set forth in the disclosure schedules.

Each party has also agreed to confer with one another and advise one another regarding material changes to their respective businesses or material deficiencies in their respective internal controls. Each party will be provided the opportunity to review information relating to the other party to be used in filings to be made in connection with the merger and shall consult with the other regarding consents and approvals necessary for the merger.

Prior to the completion of the merger, each of New Motion and Traffix shall exercise, consistent with the terms and conditions of the merger agreement, complete control and supervision over its and its subsidiaries’ respective operations.

Commercially Reasonable Best Efforts; Other Agreements

Commercially Reasonable Best Efforts.  New Motion and Traffix have each agreed to use their commercially reasonable best efforts to take all actions necessary, proper or advisable under the merger agreement and applicable laws, rules and regulations to complete the merger agreement, as well as other specified actions, as soon as practicable. However, the foregoing does not require New Motion or Traffix to (i) agree to or effect any divestiture or take any other action if doing so would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the combined company after the merger, or (ii) take any such action that is not conditioned on the consummation of the merger.

Proxy Statement; Stockholders Meetings.  New Motion and Traffix have agreed to cooperate in preparing and filing with the SEC this Proxy Statement and the registration statement of which it forms a part. Each has agreed to use its commercially reasonable best efforts to have this Proxy Statement cleared and the registration statement of which it forms a part declared effective, to maintain the same effective as long as is necessary to consummate the merger and the other transactions contemplated hereby, and to mail this Proxy Statement to their respective stockholders as promptly as practicable after it is declared effective.

Affiliates.  Traffix shall use all reasonable efforts to cause each person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) to deliver to New Motion, as soon as reasonably practicable and in any event prior to the effective time of the merger, a written agreement, in form and substance reasonably satisfactory to New Motion, relating to required transfer restrictions on the New Motion common stock received by them in the merger pursuant to Rule 145 under the Securities Act.

NASDAQ Listing.  New Motion shall use all commercially reasonable efforts to cause (i) the shares of New Motion’s common stock to be issued in the merger and (ii) the shares of New Motion’s common stock reserved for issuance upon the exercise, vesting or payment under any equity award to purchase Traffix common stock which becomes an equity award to purchase New Motion’s common stock (or any award based on Traffix’s common stock which becomes an award based on New Motion’s common stock), to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the closing date.

Conditions to Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

•	receipt of the approval of the holders of capital stock of Traffix and New Motion required for the completion of the merger;
•	shares of New Motion’s common stock to be issued in the merger or reserved for issuance shall have been authorized for listing on NASDAQ;
•	certain authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, certain governmental entities are filed, have occurred or been obtained, and are in full force and effect;
•	the registration statement of which this Proxy Statement forms a part is not the subject of any stop order or proceedings seeking a stop order;
•	no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger exists;
•	no governmental entity of competent jurisdiction makes the consummation of the merger illegal;
•	there is (i) no action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the merger or the transactions contemplated by the merger agreement by any governmental entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the merger or the transactions contemplated by the merger agreement, which, in either case, imposes any term, condition, obligation or restriction upon Traffix, New Motion (after the merger) or their respective subsidiaries which, individually or the aggregate, would reasonably be expected to have a material adverse effect on the present or prospective consolidated financial condition, business or operating results of New Motion after the completion of the merger;
•	the holders of not more than one percent of the shares of Traffix common stock will have perfected dissenters rights, if any, in accordance with Delaware General Corporation Law;
•	the representations and warranties of the other being true and correct in all material respects on the date of the merger agreement and on the date on which the merger is to be completed as if made as of that date or, if these representations and warranties expressly relate to an earlier date, then as of that specified date;
•	the other party to the merger agreement having performed in all material respects all obligations, and complied in all material respects with the agreements and covenants required to be performed by or complied with by it under the merger agreement;

•	with respect to New Motion’s obligation to effect the merger, the receipt from Stubbs Alderton & Markiles LLP of an opinion to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; and
•	with respect to Traffix’s obligation to effect the merger, the receipt from Wolf, Block, Schorr and Solis-Cohen LLP of an opinion to the effect that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.
•	each parties’ receipt of (i) affiliate agreements executed by each person who could reasonably be deemed to be an “affiliate” of Traffix, (ii) a termination agreement with respect to the employment of Traffix’s current Chief Executive Officer and (iii) an employment agreement with Traffix’s current President and New Motion’s current Chief Executive Officer.

The merger agreement provides that any or all of the additional conditions described above may be waived, in whole or in part, by New Motion or Traffix, to the extent legally allowed. If either New Motion or Traffix determines to waive any condition to the merger that would result in a material adverse change in the terms of the merger to New Motion or Traffix stockholders (including any change in the tax consequences of the transaction to Traffix stockholders), proxies will be resolicited from the New Motion or Traffix stockholders.

The following shall not be deemed “material” or to have a “material adverse effect”, including any change or event caused by or resulting from:

•	changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations (except to the extent those changes have a materially disproportionate effect on such entity and its subsidiaries relative to the other party and its subsidiaries);
•	changes or events, after the date of the merger agreement, affecting the industries in which the entities operate generally (except to the extent those changes or events have a materially disproportionate effect on such entity and its subsidiaries relative to the other party and its subsidiaries);
•	changes, after the date of the merger agreement, in generally accepted accounting principles or requirements applicable to such entity and its subsidiaries (except to the extent those changes have a materially disproportionate effect on such entity and its subsidiaries relative to the other party and its subsidiaries);
•	changes, after the date of the merger agreement, in laws, rules or regulations of general applicability or interpretations thereof by any governmental entity (except to the extent those changes have a materially disproportionate effect on such entity and its subsidiaries relative to the other party and its subsidiaries);
•	the execution, delivery and performance of the merger agreement or the consummation of the transactions contemplated by the merger agreement or the announcement of such acts; or
•	any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located.

In addition, in no event will a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a material adverse effect.

No Solicitation

In the merger agreement, each of Traffix and New Motion has agreed that neither they, nor any of their respective subsidiaries, will directly or indirectly:

•	solicit, initiate, encourage or knowingly facilitate any “acquisition proposal,” as described below;
•	participate in any discussions or negotiations regarding, or furnish to any person any confidential information in connection with, or knowingly facilitate any effort or attempt to make or implement, an acquisition proposal; or

•	approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any acquisition proposal or propose or agree to do any of the foregoing.

However, if, at any time before the date that the vote required to be obtained from its stockholders in connection with the merger has been obtained, Traffix’s or New Motion’s board of directors may, in good faith:

•	to the extent applicable, and being otherwise in compliance with certain provisions of the merger agreement, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act relating to communication in connection with solicitations under the Exchange Act with regard to an acquisition proposal, or make any disclosure that the board of directors may determine (after consultation with its outside legal counsel) is required to be made under applicable law;
•	if such party’s stockholder meeting has yet to occur, change its recommendation regarding the merger if (i) there has been a development, event or occurrence as a result of which the board, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to effect a recommendation change would be inconsistent with its fiduciary duties under applicable law, (ii) the board follows certain notice provisions, and (iii) the board has engaged in reasonable, good faith negotiations with the other party to the merger agreement, and has considered in good faith, after consulting with its financial and legal advisors, any modifications to the terms and conditions of this agreement proposed by the other party; and
•	if such party’s stockholder meeting has yet to occur, engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written acquisition proposal by any such person, if the board, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such acquisition proposal constitutes or is reasonably likely to result in a “superior proposal,” as described below, and prior to providing any information or data to any person in connection with an acquisition proposal by any such person, its board receives from such person a mutually acceptable confidentiality agreement on terms no less favorable than those in the confidentiality agreement between New Motion and Traffix.

The term “acquisition proposal” means any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Traffix, New Motion or any of their respective significant subsidiaries or any purchase or sale of 25% or more of the consolidated assets of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if completed, would result in any person beneficially owning securities representing 25% or more of its total voting power.

The term “superior proposal” means a bona fide written acquisition proposal which the board of directors of New Motion or Traffix, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the stockholders of New Motion or Traffix, as the case may be, from a financial point of view, than the transactions contemplated by the merger agreement (after giving effect to any adjustments to the terms and provisions of the merger agreement committed to in writing by New Motion or Traffix, as the case may be, in response to such acquisition proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed. However, for purposes of this definition of “superior proposal,” the term “acquisition proposal” has the meaning given above, except that the reference to “25% or more” in the definition of “acquisition proposal” shall be deemed to be a reference to “a majority” and “acquisition proposal” shall only be deemed to refer to a transaction involving New Motion or Traffix, as the case may be.

The merger agreement also provides that New Motion and Traffix shall notify the other party to the merger agreement of any acquisition proposal received by, any information related to an acquisition proposal requested from, or any discussions with or negotiations by, it or any of its representatives. New Motion and Traffix will promptly keep the other party informed of the status and terms of any such acquisition proposal, the status and nature of all information requested and delivered, and the status and terms of any such discussions or negotiations.

Termination

Generally, the merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger:

•	by mutual written consent of New Motion, NM Merger Sub and Traffix; or
•	by either party, if:
•	a governmental entity that must grant a requisite regulatory approval has denied approval of the merger and the denial has become final and non-appealable, or any governmental entity issues an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and non-appealable; provided , however , this termination right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such action;
•	the merger is not consummated on or before January 14, 2008; provided however, that if the form S-4 has not been declared effective on or before November 15, 2007, such date shall be extended on a day-for-day basis for each day that the form S-4 has not been declared effective following November 15, 2007, with such extension not to extend beyond February 28, 2008; provided further that this termination right is not available to any party whose failure to comply with the merger agreement has been the cause of, or resulted in, such failure;
•	the other party breached any of the agreements or representations in the merger agreement, in a way that the related condition to closing would not be satisfied, and this breach is either incurable or not cured within 45 days;
•	the required New Motion or Traffix stockholder vote has not been obtained at the respective stockholders meeting or any adjournment or postponement thereof; or
•	the board of directors of the other party changes its recommendation that its stockholders vote in favor of the merger or has breached its obligation relating to a third party acquisition proposal or breached its obligations to call its stockholders’ meeting or mail this Proxy Statement to its stockholders. The term “acquisition proposal” has the meaning described above in “ — No Solicitation”, except that the applicable threshold is a majority instead of 25% or more of the consolidated assets.

Effect of Termination

If the merger agreement is terminated as described in “— Termination” above, the agreement will be void, and there will be no liability or obligation of any party except that:

•	each party will remain liable for its willful and material breach of the merger agreement; and
•	designated provisions of the merger agreement, including the confidential treatment of information and the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive termination.

Termination Fees and Expenses

Either party will be paid a $4 million termination fee by the other party if (i) the board of directors of the other party has, pursuant to the merger agreement, made an adverse recommendation and such party has timely elected to terminate the merger agreement; (ii) the board of directors of the other party has, pursuant to the merger agreement, made an adverse recommendation as a result of a development after September 26,

2007, and such party has additionally materially breached its obligations under the merger agreement by failing to call its stockholder meeting or prepare and mail this Proxy Statement; or (iii) the other party has effected a change in recommendation other than in accordance with the provisions of the merger agreement or approved, recommended or entered into an agreement with respect to an acquisition proposal other than in accordance with the provisions of the merger agreement.

In addition, if (i) either party terminates the merger agreement because the stockholder vote required to approve the merger has not been obtained upon a vote taken at the other party’s stockholders meeting and (ii) after March 26, 2007 and before the other party’s stockholders meeting an “acquisition proposal” is communicated to the other party, then such party will pay $1,000,000 of the termination fee within three business days following such termination; and if (iii) within twelve months of the date of the merger termination, the other party or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any acquisition proposal, then such party shall pay the remaining $3,000,000 of the termination fee upon the date of such execution or consummation; or

Furthermore, if (i) either party terminates the merger agreement because the merger is not consummated on or before January 14, 2008, or, in the event the S-4 has not been declared effective on or before November 15, 2007, if either party terminates the merger agreement because the merger has not been consummated on or before February 28, 2008, and (ii) before such termination (but after September 26, 2007) there is an “acquisition proposal” with respect to a party, then the party receiving the acquisition proposal will pay $1,000,000 to the other party within three business days following such termination and if (iv) within twelve months of the date of the merger termination, the party receiving the acquisition proposal or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any acquisition proposal, then such party shall pay the remaining $3,000,000 of the termination fee upon the date of such execution or consummation.

For the purposes of this section, the term “acquisition proposal” means any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Traffix, New Motion or any of their respective significant subsidiaries or any purchase or sale of a majority of the consolidated assets of it and its subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if completed, would result in any person beneficially owning securities representing a majority of its total voting power. If the breaching party fails to pay all amounts due to the other party on the dates specified, then the breaching party shall pay all costs and expenses (including legal fees and expenses) incurred by the other party in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by the other party.

Expenses

Whether or not the merger is completed, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those costs or expenses, except that (i) if the merger is consummated, New Motion will pay property or transfer taxes imposed on the parties in connection with the merger, (ii) New Motion and Traffix will share equally the expenses incurred in connection with printing and mailing of this Proxy Statement and (iii) New Motion and Traffix will share equally expenses incurred in connection with complying with state securities laws.

Governance Matters

By the completion of the merger, the New Motion board of directors will take such actions as are necessary to:

•	amend its by-laws to cause the number of directors that will comprise its board of directors at the completion of the merger to be 7 persons. Immediately following the completion of the merger, the board of directors of the combined company will consist of: (i) three members selected by Traffix (who shall initially be Robert Machinist, Lawrence Burstein and Andrew Stollman), two of whom shall qualify as an “independent directors” pursuant to the NASDAQ Marketplace Rules in effect from time to time at all times that New Motion common stock is listed on NASDAQ; (ii) three members selected by New Motion (who shall initially be Raymond Musci, Robert Ellin, and Jerome Chazen), two of whom shall qualify as an independent director at all times that New Motion common stock is listed on NASDAQ; and (iii) the CEO of New Motion.
•	retain Burton Katz as Chief Executive Officer of New Motion after the completion of the merger. If Mr. Katz is or will be unable to serve as CEO, either as notified in writing to the parties by Mr. Katz prior to the completion of the merger or as a result of such individual’s death or disability, then the successor to Mr. Katz will be determined by joint agreement of the parties, each of whom will cooperate in good faith with the other party and use its commercially reasonable best efforts to identify prior to the completion of the merger the appropriate successor.
•	establish three standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee shall qualify as Independent Directors. The composition of the members of the Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee, including the respective chairman of each such committee, shall be designated in substantially equal numbers by directors designated by New Motion and directors designated by Traffix.

In addition, the composition of the remaining management team and executive officers of New Motion at the effective time of the merger will be determined by joint agreement of the parties, each of which will cooperate in good faith with the other party and use its commercially reasonable best efforts to identify as promptly as practicable, and in any event prior to the effective time of the merger, the appropriate individuals to serve as management personnel and executive officers of New Motion. If the parties have been unable to identify and reach agreement with each other regarding the composition of the remaining management team and executive officers of New Motion within 30 days after the effective time of the merger, the composition of the remaining management team and executive officers of New Motion will be determined by the CEO of New Motion.

The parties expect that after the effective time of the merger, the headquarters and principal executive offices of the surviving corporation will be located in the greater New York City Metropolitan Area and that the employees of New Motion will not be required to relocate as a result of the location of headquarters of the surviving corporation.

Employee Matters

The merger agreement provides that, following completion of the merger (with certain exceptions), the New Motion and Traffix employee benefit plans will remain in effect with respect to employees covered by such plans at the completion of the merger, and the parties shall negotiate in good faith to formulate employee benefit plans that provide benefits for services on a similar basis to employees who were covered by the New Motion and Traffix employee benefit plans immediately prior to the completion of the merger. In addition, within 45 days after the effective time of the merger, New Motion will file a registration statement on Form S-8 relating to shares of New Motion’s common stock underlying Traffix options which converted into options to purchase New Motion’s common stock at the effective time of the merger, as further described in the section called “Consideration to be Received in the Merger—Traffix Options.”

Indemnification and Insurance

The merger agreement provides that, following the completion of the merger, New Motion will indemnify and hold harmless, and provide advancement of claims-related expenses to, all past and present directors, officers and employees of Traffix and its subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of the merger agreement by Traffix pursuant to Traffix’s certificate of incorporation, bylaws and indemnification agreements, if any, in existence on the date of the merger agreement with any directors, officers and employees of Traffix and its subsidiaries.

The merger agreement also provides that New Motion will cause to be maintained, for a period of six years after the completion of the merger, the current policies of directors’ and officers’ liability insurance maintained by Traffix, with respect to claims arising from facts or events which occurred at or before the effective time of the merger. New Motion will not be required to expend in any one year an amount more than 150% of the annual premiums paid by Traffix as of the date of the merger agreement for directors’ and officers’ liability insurance, and if the annual premiums of that insurance coverage exceed this amount, New Motion will be obligated to obtain a policy which, in New Motion’s good faith determination, provides the maximum coverage available at an annual premium equal to 150% of Traffix’s current premium.

Amendment; Extension and Waiver

Subject to applicable law:

•	the merger agreement may be amended by the parties in writing at any time. However, after any approval of the transactions by the stockholders of New Motion and Traffix, there may not be any amendment which by law requires further approval by New Motion stockholders or Traffix stockholders unless New Motion and Traffix obtain again stockholder approval; and
•	at any time before the completion of the merger, a party may extend the time for performance of any of the obligations or other acts of the other party to the merger agreement, waive any inaccuracies in the representations and warranties of the other party or waive compliance by the other party with any agreement or condition in the merger agreement.

Governing Law

The merger agreement is governed by and will be construed in accordance with the laws of the State of Delaware.

Related Agreements

Voting Agreements

Traffix Stockholders Voting Agreement

Jeffrey Schwartz, Traffix’s Chairman and Chief Executive Officer and Andrew Stollman Traffix’s President, each of whom is also a director of Traffix, have entered into a voting agreement with New Motion.

Each of these Traffix executive officers has agreed to vote his shares of Traffix capital stock, and any and all options, warrants and other rights to acquire shares of Traffix capital stock, (i) in favor of adoption of the merger agreement and approval of the transactions contemplated thereby, (ii) against any proposal made in opposition to or in competition with the merger, (iii) against any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of Traffix with any party, (iv) against any sale, lease or transfer of any significant part of the assets of Traffix, (v) against any reorganization, recapitalization, dissolution, liquidation or winding up Traffix, (vi) against any amendment to Traffix’s certificate of incorporation or its by-laws or any other proposal or transaction which would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement or the Merger. Messrs. Schwartz and Stollman have the right, as of December 17, 2007, to vote a total of 2,212,267 shares of Traffix capital stock, or approximately 14.5% of the outstanding shares of Traffix stock.

In connection with the voting agreement, Messrs. Schwartz and Stollman have granted an irrevocable proxy appointing New Motion as their sole and exclusive attorney and proxy to vote their shares in accordance with the terms of the voting agreement.

Transfer Restrictions

The voting agreement, subject to certain exceptions, restricts or limits the ability of each stockholder that is a party to the agreement to sell, transfer, pledge, encumber, grant an option with respect to or otherwise dispose of any of his or her shares of Traffix capital stock, or to agree to do the foregoing. Mr. Schwartz, however, has the right under his Voting Agreement to sell up to 1,233,270 of his shares of Traffix stock.

The irrevocable proxy and voting agreement will terminate upon the earlier to occur of:

•	the completion of the merger; or

•	the termination of the merger agreement in accordance with its terms, or
•	Traffix’s board has withdrawn or modified in a manner adverse to New Motion its recommendation that the stockholders of Traffix adopt the merger agreement.

New Motion Stockholders Voting Agreement

Certain stockholders of New Motion, including certain directors and executive officers of New Motion, have also entered into a voting agreement with Traffix. The New Motion stockholders who have entered into the Voting Agreement with Traffix are Burton Katz, Raymond Musci, Scott Walker, Susan Swenson, Allan Legator, and Trinad Capital Master Fund, Ltd. Robert Ellin, a Managing Director of Trinad Capital Master Fund, Ltd., is also a director of New Motion.

Each of these persons has agreed to vote his shares of New Motion capital stock, and any and all options, warrants and other rights to acquire shares of New Motion capital stock, (i) in favor of adoption of the merger agreement and approval of the transactions contemplated thereby, (ii) against any proposal made in opposition to or in competition with the merger, (iii) against any merger, consolidation, business combination, sale of assets, reorganization or recapitalization of New Motion with any party, (iv) against any sale, lease or transfer of any significant part of the assets of New Motion, (v) against any reorganization, recapitalization, dissolution, liquidation or winding up New Motion, (vi) against any amendment to New Motion’s certificate of incorporation or its by-laws or any other proposal or transaction which would in any manner impede, frustrate, prevent or nullify any provision of the merger agreement or the Merger. These persons have the right, as of September 26, 2007, to vote a total of 3,512,846 shares of New Motion capital stock, or approximately 29% of the outstanding shares of New Motion stock.

In connection with the voting agreement, these persons have granted an irrevocable proxy appointing Traffix as their sole and exclusive attorney and proxy to vote their shares in accordance with the terms of the voting agreement.

Transfer Restrictions

The voting agreement restricts or limits the ability of each stockholder that is a party to the agreement to sell, transfer, pledge, encumber, grant an option with respect to or otherwise dispose of any of his or her shares of New Motion capital stock, or to agree to do the foregoing.

The irrevocable proxy and voting agreement will terminate upon the earlier to occur of:

•	the completion of the merger; or
•	the termination of the merger agreement in accordance with its terms, or
•	New Motion’s board has withdrawn or modified in a manner adverse to Traffix its recommendation that the stockholders of New Motion adopt the merger agreement.

Traffix Officers’ Employment Agreements

Employment Termination and Consulting Agreement with Jeffrey Schwartz

Upon the effective time of the Merger, the employment agreement between Traffix and its Chairman and Chief Executive Officer Jeffrey L. Schwartz will be terminated, and New Motion and Mr. Schwartz will enter into a consulting agreement with a two year term. In consideration for terminating his employment agreement, Mr. Schwartz will receive a lump sum payment of $1,500,000 upon the effective time of the Merger. The terms of Mr. Schwartz’s consulting agreement call for him to provide New Motion with consulting services at a fee of $200,000 per annum, and continuation of health insurance and similar benefits he received under his employment agreement.

New Employment Agreement with Andrew Stollman

Upon the effective time of the Merger, the employment agreement between Traffix and its President Andrew Stollman will be terminated, and New Motion and Mr. Stollman will enter into an employment agreement under which he will serve as President of New Motion, and receive aggregate total compensation and perquisites substantially similar to that to be paid to New Motion’s Chief Executive Officer, Burton Katz following the merger. New Motion intends to enter into a new employment agreement with Mr. Katz concurrently with the close of the merger which increases Mr. Katz’s total compensation.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

New Motion will acquire all of the outstanding common shares of Traffix in accordance with the merger agreement. The following unaudited pro forma condensed combined financial statements are based on the historical consolidated financial statements of New Motion and Traffix, after giving effect to the acquisition of Traffix by New Motion, using the purchase method of accounting and applying the assumptions and adjustments described in the accompanying notes.

New Motion and Traffix have different fiscal year end dates. However, as the difference is less than 93 days, Traffix’s results for the year ended November 30, 2006 have been used to prepare the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2006, as permitted under Rule 11-02 of Regulation S-X. In addition, Traffix's results for the nine months ended August 31, 2007 and balance sheet as of August 31, 2007, have been used to prepare the unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2007, and the unaudited pro forma condensed combined balance sheet, as of September 30, 2007. In accordance with Rule 11-02 and Rule 3-01 of Regulation S-X, the most recent unaudited interim balance sheet of New Motion, which is as of September 30, 2007, is presented in this pro forma analysis. In order to present the most comparable balance sheet with the Registrant, the Traffix unaudited interim condensed balance sheet as of August 31, 2007 is presented. Also in accordance with Rule 3-01 of Regulation S-X, the interim period presented is from the Registrant’s most recent fiscal year end to the most recent interim date for which a balance sheet is required, which is September 30, 2007. In order to present the most comparable nine months of operations with the Registrant, the Traffix unaudited interim condensed statement of operations for the nine months ended August 31, 2007 is presented.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 are presented as if the acquisition had occurred on January 1, 2006. The unaudited pro forma condensed combined balance sheet is presented as if the acquisition had occurred on September 30, 2007. You should read this information in conjunction with the:

•	accompanying notes to the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus beginning on page 91; and
•	separate unaudited historical financial statements of New Motion and Traffix as of and for the three and nine month periods ended September 30, 2007 and August 31, 2007, respectively, included in the New Motion and Traffix quarterly reports on Form 10-QSB and Form 10-Q, respectively, for the nine months ended September 30, 2007 and August 31, 2007, respectively, and audited historical financial statements of New Motion as of and for the year ended December 31, 2006, included in the New Motion annual report on Form 10-KSB, and audited historical financial statements of Traffix as of and for the year ended November 30, 2006 included in the Traffix annual report on Form 10-K. These financial statements are also presented as exhibits to this Joint Proxy Statement/Prospectus.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the merger had been completed on the dates indicated, nor is it indicative of future operating results or financial position. The pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable and do not take into account anticipated operating efficiencies and costs savings resulting from the merger.

Pursuant to the purchase method of accounting, the total estimated purchase price has been preliminarily allocated to the assets acquired and liabilities assumed based on their respective fair values as of September 30, 2007. Any differences between the fair value of the total consideration issued and the fair value of the assets acquired, including a preliminary allocation for identifiable intangibles arising from the transaction, and liabilities assumed will be recorded as goodwill. Since these unaudited pro forma condensed combined financial statements have been prepared based on preliminary estimates of fair values attributable to the merger, the actual amounts recorded for the merger may differ materially from the information presented. New Motion’s management expects to engage an independent third party valuation firm to determine the fair value of the amortizable identifiable intangible assets when the merger is consummated. These current allocations are subject to change pending further review of the fair value of the assets acquired and liabilities assumed as well as the impact of potential restructuring activities and actual transaction costs. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Traffix’s operations up to the closing date of the merger.

NEW MOTION INC.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(In Thousands)

	New Motion September 30, 2007 Historical	Traffix August 31, 2007 Historical	Acquisition Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$12,991	$8,723	$—		$21,714
Marketable securities	—	20,676	—		20,676
Accounts receivable, net	6,268	10,073	—		16,341
Prepaid income tax	242	—	—		242
Deferred income taxes	1,951	266	—		2,217
Prepaid expenses and other	759	643	—		1,402
Total current assets	22,211	40,381	—		62,592
Property, plant & equipment, net	836	1,808	—		2,644
Goodwill	—	9,943	(9,943)(c)		128,967
			128,967	(c)
Other intangibles, net	904	2,577	(2,577)(b)		19,754
			18,850	(b)
Acquisition costs, net	781	—	—		781
Deferred income taxes	—	1,152	—		1,152
Deposits and other assets	58	—	—		58
Total assets	$24,790	$55,861	$135,297		$215,948
LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,417	$5,427	$2,000	(a)	$12,844
Short-term notes payable	89	—	—		89
Deferred income taxes	564	—	—		564
Income taxes payable	—	761	—		761
Accrued expenses	1,057	3,234	965	(d)	7,556
			1,500	(d)
			800	(d)
Total current liabilities	7,127	9,422	5,265		21,814
Notes payable	44	—	—		44
Deferred income taxes payable	—	—	7,540	(c)	7,540
Minority interest	291	—	—		291
Total liabilities	7,462	9,422	12,805		29,689
Stockholders' equity:
Common stock	121	15	(15)(e)		240
			119	(e)
Additional paid-in-capital	19,349	45,167	(45,167)(e)		188,161
			168,812	(e)
Accumulated deficit	(2,142)	—	—		(2,142)
Accumulated other comprehensive income	—	1,257	(1,257)(e)		—
Total stockholders' equity	17,328	46,439	122,492		186,259
Total liabilities and stockholders' equity	$24,790	$55,861	$135,297		$215,948

NEW MOTION, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands Except Share and Per Share Data)

	New Motion Year Ended December 31, 2006	Traffix Year Ended November 30, 2006	Acquisition Adjustments	Pro Forma Combined
Net sales	$18,721	$72,844	$—	$91,565
Cost of sales	597	47,985	(141)(g)	48,441
Gross profit	18,124	24,859	141	43,124
Operating expenses:
Selling and marketing	11,971	6,083	—	18,054
General & administrative	4,679	15,165	2,605 (i)	22,449
Other operating expenses	—	540	—	540
	16,650	21,788	2,605	41,043
Operating income (loss)	1,474	3,071	(2,464)	2,081
Other (income) expense:
Other (income) expense	89	41	—	130
Realized gains on marketable securities	—	(17)	—	(17)
Interest income and dividends	—	(1,069)	—	(1,069)
Income (loss) before income taxes	1,385	4,116	(2,464)	3,037
Provision (benefit) for income taxes	708	1,637	(986)(j)	1,359
Net income (loss) before minority interest	677	2,479	(1,478)	1,678
Minority interest	—	576	—	576
Net income (loss)	$677	$1,903	$(1,478)	$1,102
Pro forma earnings per share:
Basic	$0.09			$0.06
Diluted	$0.09			$0.06
Pro forma weighted average shares used in the computation of earnings per share:
Basic	7,263,688		11,917,520 (k)	19,181,208
Diluted	7,263,688		11,917,520 (k)	19,181,208

NEW MOTION, INC.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(In Thousands, Except Share and Per Share Data)

	New Motion Nine Months Ended September 30, 2007	Traffix Nine Months Ended August 31, 2007	Acquisition Adjustments	Pro Forma Combined
Net sales	$23,031	$63,569	$(7,915)(f)	$78,685
Cost of sales	3,626	44,268	(4)(g)	47,890
Gross profit	19,405	19,301	(7,911)	30,795

Operating expenses:
Selling and marketing	15,325	3,209	(7,915)(h)	10,619
General & administrative	8,429	12,444	1,755 (i)	22,628
Other operating expenses	—	(90)	—	(90)
	23,754	15,563	(6,160)	33,157

Operating income (loss)	(4,349)	3,738	(1,751)	(2,362)
Other (income) expense:
Other (income) expense	41	(19)	—	22
Realized gains on marketable securities	—	(29)	—	(29)
Interest income	(362)	(863)	—	(1,225)
Income (loss) before income taxes	(4,028)	4,649	(1,751)	(1,130)
Provision (benefit) for income taxes	(1,111)	2,311	(700)(j)	500
Net income (loss) before minority interest	(2,917)	2,338	(1,051)	(1,630)
Minority interest	291	48	—	339
Net income (loss)	$(3,208)	$2,290	$(1,051)	$(1,969)
Pro Forma (loss) earnings per share:
Basic	$(0.29)			$(0.09)
Diluted	$(0.29)			$(0.09)

Pro forma weighted average shares used in the computation of net income (loss) per share:
Basic	11,108,117		11,917,520 (k)	23,025,637
Diluted	11,108,117		11,917,520 (k)	23,025,637

Basis of Pro Forma Presentation

On September 26, 2007, New Motion and Traffix entered into a definitive merger agreement in a transaction to be accounted for using the purchase method of accounting. The total estimated purchase price of approximately $168.9 million is comprised of New Motion common shares, as further described below.

The unaudited pro forma condensed combined balance sheet is presented to give effect to New Motion’s acquisition of Traffix as if the transaction had been consummated on September 30, 2007. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and for the year ended December 31, 2006 are presented as if the transaction had been consummated on January 1, 2006. The unaudited pro forma condensed combined balance sheet provides for the issuance of 11,917,520 New Motion common shares, based upon an exchange ratio of 0.681 New Motion common shares for each outstanding share of Traffix common stock and in-the-money options as of December 19, 2007. Under the purchase method of accounting, the fair value of the total consideration was determined using an average of New Motion’s closing share prices beginning two days before and ending two days after September 26, 2007, the day before the acquisition was announced.

The total estimated purchase price of the merger is as follows (in thousands):

Fair value of New Motion common shares to be issued	$168,931
Transaction costs	2,000
Total estimated purchase price	$170,931

Preliminary Estimated Purchase Price Allocation

The preliminary allocation of the purchase price to Traffix’s tangible and intangible assets acquired and liabilities assumed was based on their estimated fair values as of September 30, 2007. The valuation of these tangible and identifiable intangible assets and liabilities is subject to further management review and may change materially between the preliminary valuation date and the closing date of the merger. Adjustments to these estimates may be included in the final allocation of the purchase price of Traffix, if the adjustment is determined within the purchase price allocation period (up to twelve months from the closing date). The excess of the purchase price over the tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill. To the extent that any future adjustments to the purchase price allocation were to increase the portion attributable to amortizable intangible assets, income from operations would be decreased. Based on the merger’s contemplated tax-free treatment, however, the associated amortization expense does not result in a corresponding tax deduction.

An allocation of the total estimated purchase price to major categories of assets in the accompanying pro forma condensed financial statements is summarized below (in thousands):

Tangible assets:
Cash and cash equivalents	$8,723
Marketable securities	20,676
Accounts receivable, net	10,073
Deferred income taxes	1,418
Property, plant and equipment, net	1,808
Other assets	643
Liabilities assumed:
Accounts payable and accrued liabilities	(5,427)
Accrued expenses	(3,234)
Other liabilities	(761)
Facilities costs and other accruals arising from the merger	(3,265)
Deferred taxes payable	(7,540)
Identified intangible assets:
Website content and source code	1,200
Software, processes and systems	2,500
Trade and Domain names	900
Customer contracts and customer relationships	3,500
User/customer lists and databases	7,000
Licenses	3,750
Goodwill	128,967
Total purchase price	$170,931

The total purchase price described above, and the allocation to goodwill of approximately $129 million, is based on the average New Motion share price beginning two days before and ending two days after September 26, 2007, the day before the merger agreement was announced. As a result of the lack of trading activity for shares of New Motion’s common stock, the quoted price for New Motion’s common stock on the OTC Bulletin Board is not necessarily a reliable indicator of its fair market value. See the discussion regarding the lack of liquidity for New Motion’s shares of common stock under “Risks Relating to the Merger —  New Motion expects to record a significant amount of goodwill and other intangible assets in connection with the merger, which may result in significant future charges against earnings if the goodwill and other intangible assets become impaired” as described on page 20, “Risks Relating to New Motion — The liquidity of New Motion’s common stock is affected by its limited trading market” as described on page 23 and the description of the historical prices for shares of stock and trading volume of New Motion under “Comparative Per Share Market Price and Dividend Information” on page 14.

If the share price of New Motion’s common stock following the effective time of the merger declines below the share price of New Motion’s common stock during the two day period before and after September 26, 2007, and if this decline is material and other than temporary, management of New Motion may be required to determine whether there has been any impairment of the portion of the purchase allocated to goodwill. Additionally, if it is determined that goodwill is impaired, then the amount of the impairment will reduce earnings and earnings per share in the period for which the impairment charge is taken. This impairment charge may have to be taken on more than one occasion, depending on the date or dates when the material decline, if any, in the share price of New Motion’s common stock occurs, and the first date on which the impairment charge is taken could occur before the end of fiscal year in which the effective time of the merger occurs.

Tangible Assets Acquired and Liabilities Assumed

New Motion has estimated the fair value of tangible assets acquired and liabilities assumed based on replacement value assumptions in the case of tangible assets, and at fair-market-settlement-values in the case of assumed liabilities, with all measurements taken as of the preliminary valuation date of September 30,

2007. Such estimated valuations are subject to further review by New Motion, which may result in material adjustments at the closing date of the merger. Furthermore, the fair values of the tangible assets acquired and liabilities assumed may be affected and materially changed by the results of Traffix’s operations up to the closing date of the merger. For purposes of the pro forma balance sheet, the liabilities assumed also include facilities costs and other costs arising out of the merger, with a component of these liabilities attributable to certain payments to be made upon the close of the merger to third parties, as described with these notes to the pro forma financial data and elsewhere in this Proxy Statement.

Identifiable Intangible Assets

New Motion has estimated the fair value of intangible assets acquired. Some of these estimates are subject to change.

The value of website content and the source code of websites is estimated at $1.2 million and was derived by considering, among other factors, the expected income and discounted cash flows to be generated, taking into account risks related to the characteristics and applications of the website content and source code and assessments of the life cycle state of the website content and source code. The value of the existing website content and source code is being amortized over a five year period.

The value of software, processes and systems of approximately $2.5 million was derived by considering, among other factors, the expected income and discounted cash flows to be generated, taking into account risks related to the characteristics and applications of the software, processes and systems and assessments of the life cycle state of the software, processes and systems. The value of the existing software, processes and systems is being amortized over a five year period.

The value of trade names and Internet domain names of approximately $900,000 was derived by considering, among other factors, the expected income and discounted cash flows to be generated, also taking into account the expected period in which the company intends to utilize the trade names and Internet domain names. The value of the trade names and Internet domain names is being amortized over a ten year period.

The value of customer contracts and customer relationships of approximately $3.5 million was derived by considering, among other factors, the expected income and discounted cash flows to be generated from such customer contracts and customer relationships. The value of the customer relationships and customer contracts is being amortized over a three year period.

The value of user/customer lists and databases of approximately $7 million was derived by considering, among other factors, the expected income and discounted cash flows to be generated from such user/customer lists and databases. The value of the user/customer lists and databases is being amortized over a three year period.

The value of licenses of approximately $3.75 million was derived by considering, among other factors, the expected income and discounted cash flows to be generated from such licenses. The value of the licenses and is being amortized over a seven year period.

Pro Forma Adjustments

The following pro forma adjustments are included in the unaudited pro forma consolidated combined statements of operations and unaudited pro forma balance sheet:

(a) Acquisition related costs (in thousands):

To record acquisition costs as accounts payable and reduction in paid-in-capital	$2,000

(b) Adjustments to intangible assets (in thousands):

To eliminate Traffix intangible assets from previous acquisitions	$(2,577)
To record intangible assets related to the merger with Traffix	18,850
Total	$16,273

(c) Adjustments to goodwill (in thousands):

To eliminate Traffix goodwill from previous acquisitions	$(9,943)
To record goodwill related to the merger with Traffix, including a $7.54 million deferred tax liability related to identifiable intangibles	131,167
Total	$121,224

(d) Adjustment to accrued liabilities (in thousands):

To reflect estimated facilities costs that are expected to occur upon consummation of the merger	$965
To reflect Mr. Schwartz’s employment contract buy-out	1,500
To reflect payments to third parties	800
Total	$3,265

(e) Adjustments to stockholders’ equity (in thousands):

To eliminate Traffix additional paid in capital	$(45,167)
To eliminate Traffix common stock-par value	(15)
To eliminate Traffix accumulated other comprehensive income	(1,257)
To record New Motion common stock-par value	119
To record New Motion common stock-additional paid in capital less transaction costs	168,812
Total	$122,492

(f) Adjustment to eliminate Traffix historical sales made to New Motion (in thousands):

	Nine Months Ended September 30, 2007	Twelve Months Ended December 31, 2006
To eliminate Traffix sales made to New Motion	$(7,915)	$—

(g) Adjustment to cost of sales (in thousands):

	Nine Months Ended September 30, 2007	Twelve Months Ended December 31, 2006
To eliminate Traffix historical amortization of intangibles	$(4)	$(141)

(h) Adjustment to selling and marketing expense (in thousands):

	Nine Months Ended September 30, 2007	Twelve Months Ended December 31, 2006
To eliminate New Motion selling and marketing expense paid to Traffix	$(7,915)	$—

(i) Adjustment to general and administrative expense (in thousands):

	Nine Months Ended September 30, 2007	Twelve Months Ended December 31, 2006
To record amortization of acquired intangibles	$2,773	$3,697
To eliminate Traffix historical amortization of intangibles	(939)	(1,200)
To adjust for Mr. Schwartz’s employment contract renegotiation	(304)	(405)
To adjust for Mr. Katz’s fiscal 2006 annual salary	—	213
To adjust for Ms. Swenson’s annual salary	225	300
	$1,755	$2,605

(j) To record the adjustment to income tax expense for the merger adjustments. Variance in the effective tax rates from the 34% federal statutory rate primarily result from the effect of state income taxes and estimated permanent differences.

(k) The pro forma number of shares used in per share calculations reflects the weighted average of New Motion's common shares for each period presented combined with the number of common shares New Motion is expected to issue to Traffix common stockholders in the merger.

NEW MOTION’S MANAGEMENT DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This discussion summarizes the significant factors affecting the operating results, financial condition and liquidity and cash flows of New Motion Mobile and its subsidiary (which includes the operating results of RingtoneChannel prior to its acquisition by New Motion Mobile, Inc. from a company with common ownership, as discussed hereafter) for the nine months ended September 30, 2006 and 2007, and for the fiscal years ended December 31, 2005 and 2006. The discussion and analysis that follows should be read together with the Financial Statements of New Motion Mobile and the notes to the Financial Statements included elsewhere in this proxy statement/prospectus. Except for historical information, the matters discussed in this Management's Discussion and Analysis of Financial Condition and Results of Operations are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond our control. Our actual results could differ materially from the results anticipated in any forward looking statements as a result of a variety of factors, including those discussed in “Risk Factors,” and elsewhere in this proxy statement/prospectus.

Overview

We are a digital entertainment company headquartered in Irvine, California. We provide a wide range of digital entertainment products and services, using the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies. Our product and service portfolio includes contests, games, ringtones, screensavers and wallpapers, trivia applications, fan clubs and voting services, blogs and information services.

Our business is focused on three strategic service lines — digital music, casual games and interactive contests. These distinct service lines consist of a broad array of properties, including Bid4Prizes, a low-bid mobile auction game, GatorArcade, a premium online and mobile gaming site, YourCrush, an astrology-driven mobile dating help site and Altnet, a mobile legal music download service featuring original artists. Other brands include MobileSidewalkTM, a U.S.-based mobile entertainment company and RingtoneChannel, a mobile storefront provider. We focus on selectively increasing our application portfolio with high-quality, innovative applications. Our growing portfolio of applications and services are based primarily on internally generated content, such as Bid4Prizes, GatorArcade and MobileSidewalk’s Music Trivia. Internally generated content generates the majority of our revenues. We also license some identifiable content, such as ringtones, wallpapers and images from third parties to whom we generally pay a licensing fee on a per-download basis.

The monthly end user subscription fees for our wireless entertainment products and services generally range from $3.99 to $9.99. Premium downloads offered on an a-la-carte basis range from $0.99 to $5.99. We generate 95% of our revenue on a subscription basis versus 5% on an a-la-carte basis.

History

New Motion, formerly known as MPLC, Inc., and prior to MPLC, Inc. as The Millbrook Press, Inc. was incorporated under the laws of the State of Delaware in 1994. Until 2004, the Company was a publisher of children’s nonfiction books for the school and library market and the consumer market under various imprints. As a result of market factors, and after an unsuccessful attempt to restructure its obligations out of court, on February 6, 2004, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the “Bankruptcy Court”). After filing for bankruptcy, the Company sold its imprints and remaining inventory and by July 31, 2004, had paid all secured creditors 100% of amounts owed. At this point in time, the Company was a “shell” company with nominal assets and no material operations. Beginning in January 2005, after the Bankruptcy Court’s approval, all pre-petition unsecured creditors had been paid 100% of the amounts owed (or agreed) and all post petition administrative claims submitted had been paid. In December 2005, $0.464 per eligible share was available for distribution and was distributed to stockholders of record as of October 31, 2005. The bankruptcy proceedings were concluded in January 2006 and no additional claims were permitted to be filed after that date.

New Motion Mobile was formed in March 2005 and subsequently acquired the business of RingtonChannel, an Australian aggregator of ringtones in June 2005. RingtoneChannel was originally incorporated on February 23, 2004. In 2004, RingtoneChannel began to sell ringtones internationally and then launched its first ringtone subscription service in the U.S. in February 2005. In August 2005, we launched our first successful text message campaign incorporating music trivia. In March of 2006, we partnered with GoldPocket Wireless, a leading provider of mobile technology solutions for media and entertainment companies, to enhance the proficiency and performance of our mobile service offering.

On October 24, 2006, New Motion (then known as MPLC, Inc.) and certain stockholders entered into a Common Stock Purchase Agreement with Trinad Capital Master Fund, Ltd. (“Trinad”), pursuant to which New Motion agreed to redeem 23,448,870 shares of the New Motion’s common stock from existing stockholders and sell an aggregate of 69,750,000 shares of New Motion’s common stock, representing 93% of the New Motion’s issued and outstanding shares of common stock, to Trinad in a private placement transaction for aggregate gross proceeds of $750,000.

On January 19, 2007, we entered into an agreement with IVG to purchase certain specified assets of Mobliss, a provider of proprietary applications, delivery systems, and platforms for wireless devices. Mobliss has direct networking and billing connectivity with carriers for executing large-scale SMS campaigns and distributing mobile content to a wide array of mobile devices across multiple carrier networks in the US and Canada. The primary strategic objective of this purchase is to allow us to more efficiently manage our business and operations by enabling us to directly bill and collect from mobile carriers, thus eliminating the fees associated with using third party billing processors and expediting the collection of open carrier receivables. This purchase will also enable us to better serve our customers and end users by expediting the time in which we react to changes in the marketplace. As of the end of the third quarter of 2007, New Motion has begun to channel some new subscriber messages traffic onto the acquired assets and developed technology, and expects to increase, at a manageable rate, the volume of messages billed through this system.

Also on January 19, 2007, we entered into an agreement with IVG to create an Asian-themed mobile entertainment portal, the first major endeavor of its kind in the North American off-deck arena. This new direct-to-consumer service provides an opportunity for us to tap into a new market with Asian-themed content, delivering sophisticated mobile products. The joint venture is to be registered under the name The Mobile Entertainment Channel Corporation and will assist us in expanding our service offerings by partnering with IVG, a leading global player in the interactive games and mobile space. As of the end of the third quarter of 2007, New Motion is evaluating services and content to be offered by MECC.

In February, 2007, we completed an exchange transaction pursuant to which we merged with a publicly traded company, MPLC, Inc., so that we (New Motion Mobile) became a publicly traded company, trading under the ticker “MPNC” on the Over-The-Counter Bulletin Board. In connection with the Exchange, we raised gross proceeds of approximately $20 million in equity financing through the sale of our Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

After receiving the requisite approval of our stockholders, on May 2, 2007, we filed a certificate of amendment to our restated certificate of incorporation with the Delaware Secretary of State to (i) increase the authorized number of shares of our common stock from 75,000,000 to 100,000,000, (ii) change our corporate name to New Motion, Inc. from MPLC, Inc., and (iii) effect a 1-for-300 reverse split. In connection with these corporate actions, we also changed our ticker symbol to “NWMO” on the Over-The-Counter Bulletin Board.

On April 1, 2007, we entered into a Binding Letter of Intent (the “LOI”) with Opera Telecom USA (“Opera”) to purchase the following identified and specified assets: (1) the domain name www.katazo.com, (2) website html code and graphics, (3) access to a content management system, (4) a subscriber list, and (5) prepaid short codes. We purchased the assets for $970,000 in cash. The closing of the asset purchase occurred on May 25, 2007. New Motion is actively operating the acquired Katazo assets and maintaining the respective websites, and is continuing to generate revenue from these assets.

In accordance with the terms of the IVG Note, on June 15, 2007, IVG converted all outstanding principal and accrued interest on the IVG Note into 172,572 shares of common stock at a conversion price of $3.44 per share, the fair market value of our stock on the date of issuance of the IVG Note.

On September 26, 2007, we executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Traffix, Inc., a Delaware corporation (“Traffix”), and NM Merger Sub, a Delaware corporation and wholly-owned subsidiary of New Motion (“Merger Sub”), pursuant to which Merger Sub will merge with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix shall continue as the surviving corporation in the merger, thus becoming a wholly-owned subsidiary of New Motion (the “Merger”). Traffix, Inc. is a premier interactive media company that develops its own content and builds Internet and mobile communities tailored to consumers specific interests and lifestyles. Traffix’s full solution marketing services delivers media, analytics and results to third parties through its four business groups: Traffix Performance Marketing, which offers marketers brand and distribution solutions via Traffix’s proprietary ad-serving optimization technology, SendTraffic, a performance focused, search engine marketing firm, Hot Rocket Marketing, an online direct-response media firm leveraging a vast online inventory across sites, networks, search engines and email, and mxFocus, a developer and distributor of content and services for mobile phones and devices.

At the effective time of the Merger, the stockholders of Traffix, and other security holders, will receive in the aggregate 11,917,520 shares of New Motion common stock, including shares underlying options to purchase shares of New Motion common stock, in exchange for their shares of Traffix common stock and options to purchase shares of Traffix common stock. Based on the currently anticipated capitalization of both companies as of the closing date of the merger,Traffix stockholders will receive approximately 0.681 shares of New Motion common stock for each share of Traffix common stock. Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of Traffix common stock will convert into and become an option to purchase common stock of New Motion upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger. It is the intent of the parties that the aggregate Merger Consideration, together with the shares of New Motion’s common stock to be issued to holders of Traffix options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of New Motion’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all of New Motion’s outstanding options and warrants. Subject to satisfaction of all closing conditions, the merger is expected to close during the first quarter of 2008.

For the three months ended September 30, 2007, approximately $5.9 million, or 75%, of our selling and marketing expense was attributable to Traffix, compared to zero in the year ago period and $2.1 million, or 47%, for the three months ended June 30, 2007. For the nine months ended September 30, 2007, approximately $8 million, or 52%, of our selling and marketing expense was attributable to Traffix, compared to zero in the year ago period.

Key Business Factors

In managing and evaluating our business, we consider, among other factors the following:

Consistent Monitoring of Operational Metrics.  Our business model, regardless of the product sold, is primarily a subscription based business. To that end, we frequently monitor a range of key metrics that have a direct impact on our ability to retain existing subscribers and our efficiency in acquiring new subscribers. These metrics include: cost per acquisition, churn rate of existing subscribers, churn rate of recurring subscribers, average revenue per user, billability of new subscribers, billability of existing subscribers and refund rates among others. Our ability to receive information on a daily, weekly, and monthly basis in order to calculate our operational metrics is critical to successfully running our business.

Composition of our Services.  Our strategy is to publish a diversified and balanced portfolio of high-quality services based primarily on New Motion brands, as well as some brands that we license from third parties. We aim to provide a range of services that leverage the fixed Internet, where U.S. consumers increasingly purchase and redeem our services (commonly referred to as the “off deck arena”), alongside mobile delivery. We believe that creating innovative Internet storefronts where online content is wrapped around mobile products provides a richer experience to the consumer and a higher retention rate.

Our third party license agreements for third-party branded content typically require that we pay a small advance or guaranteed payment. However, the majority of our licensed content deals are based on revenue share so that our exposure to high priced, up front licenses is limited. We generally recoup all of the advances we have paid from royalties earned from sales of the application before the licensor receives any further royalty payments from us. We also distribute applications for other publishers, developers and licensors. When we distribute applications, we generally do not assume the cost or responsibility associated with application development, which ultimately results in a higher royalty payment to the third party and therefore a lower gross margin for us on distributed products.

Application of Critical Accounting Policies and Estimates

We have identified the policies below as critical to our business operations and understanding of our financial results. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition and Receivables.  We recognize revenue from the sale or subscription of our applications to wireless subscribers under distribution agreements with wireless carriers and aggregators in the period in which the applications are purchased, or over the period in which the applications are subscribed, assuming that: fees are fixed and determinable; we have no significant obligations remaining; and collection of the related receivable is reasonably assured.

We principally derive revenues from the licensing of our products and services to wireless subscribers for a one-time purchase fee or a monthly subscription fee. Substantially all of these fees appear on our customers’ monthly mobile phone bill. In accordance with our third-party aggregators and carrier agreements, the aggregators and carriers, collectively, perform billing and collection functions and remit a percentage of the fees to us. We recognize the net amount of revenues due to us from the wireless carrier net of any fees or other charges. In addition, we make estimates on chargebacks and returns based on historical trends and book this amount as a reduction in gross revenue. Our customers initiate the purchase of our products and services from our website properties (www.mobilesidewalk.com, www.Bid4Prizes.com, GatorArcade.com, or www.RingtoneChannel.com), various Internet portal sites or through other delivery mechanisms. We also generate limited revenues from third-party brands who wish to leverage the mobile channel.

In accordance with Emerging Issues Task Force, EITF, No 99-19, “Reporting Revenue Gross as a Principal Versus Net As an Agent,” we recognize the net amount the wireless carrier or distributor pays to us upon the sale of applications, net of any service or other fees earned and deducted by the wireless carrier or aggregator. We have evaluated our wireless carrier and aggregator agreements and have determined that we are acting as an agent, not as principal when selling our applications through wireless carriers.

We estimate revenues from carriers and aggregators in the current period when reasonable estimates of these amounts can be made. Several carriers and aggregators provide reliable sales data within a reasonable time frame following the end of each month, both of which allow us to make reasonable estimates of revenues and therefore to recognize revenues during the reporting period when the end user subscribes to our service. Determination of the appropriate amount of revenue recognized involves judgments and estimates that we believe are reasonable, but it is possible that actual results may differ from our estimates. When we receive the final aggregator reports broken out by carrier, to the extent these reports were not received within a reasonable time frame following the end of each month, we record any differences between estimated revenues and actual revenues in the next reporting period once we determine the actual amounts.

Revenues earned from certain carriers may not be reasonably estimated. If we are unable to reasonably estimate the amount of revenue to be recognized in the current period, we recognize revenues upon the receipt of a carrier revenue report. In order to mitigate the risk of a material misstatement, our management reviews the revenues by carrier on a monthly basis and gross billings on a daily basis to identify unusual trends that could indicate operational, carrier or market issues which could lead to a material misstatement in any reporting period. Additionally, on a weekly basis, management monitors cash settlements made by carriers to our aggregators.

We make estimates for future refunds, charge backs or credits, and create reserves netted against recorded revenue, in the period for which the sale occurs based on analyses of previous rates and trends which have historically varied between zero and 17% of Gross Revenue. This reserve is reconciled once a carrier remits total payment to our aggregator, who subsequently remits payment to us usually between 60-180 days after billing.

Reserves recorded based on this estimation process for the years ended December 31, 2005 and 2006, amounted to 15% and 13% of gross revenue, respectively. Reserves recorded as of September 30, 2007 amounted to 4% of gross revenue. The improvement in our reserve is due to more accurate and timely billing information received from our aggregator customers. Historically, differences between our estimates and actual revenues have not been materially different and, as a private company, we had adequate time to adjust our estimated revenues to actual results once we receive final sales data. On a going forward basis, our quarterly revenues will include a reserve allowance based on historical trends regarding chargebacks.

Impairment of Long-Lived Assets.  We assess impairment of our long-lived assets in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-lived Assets.” An impairment review is performed whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Factors considered by us include significant underperformances relative to expected historical or projected future operating results; significant changes in the manner of use of the acquired assets or the strategy for our overall business; and significant negative industry or economic trends. When we determine that the carrying value of a long-lived asset may not be recoverable based upon the existence of one or more of the above indicators of impairment, we estimate the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected future undiscounted cash flows and eventual disposition is less than the carrying amount of the asset, we recognize an impairment loss. We report an impairment loss in the amount by which the carrying amount of the asset exceeds the fair value of the asset, based on the fair market value if available, or discounted cash flows if not. To date, we have not had an impairment of long-lived assets.

For each of the periods reported herein, the Company’s management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue which could result in impairment of long-lived assets in the future.

Intangible Assets Measurement and Recognition.  For intangible assets that we acquire, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” we recognize and measure the intangible asset acquired based on its fair value, or in the case of a group of intangible assets acquired, based on each asset’s relative fair value. We use a range of valuation methodologies, including performing discounted cash flow analysis, to value acquired intangible assets. Discounted cash flow analysis requires assumptions about the timing and amount of future cash inflows and outflows, risk, the cost of capital, and terminal values. Each of these factors can significantly affect the value of the intangible asset. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management’s judgment. Any changes in key assumptions about our businesses and their prospects, or changes in market conditions, could result in an impairment charge. Some of the more significant estimates and assumptions inherent in the intangible asset valuation process include: the timing and amount of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal or regulatory trends.

Income Taxes.  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

We provide a valuation allowance against a portion of our deferred tax assets. In assessing the realization of deferred tax assets, we weigh the positive and negative evidence to determine if it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the appropriate tax jurisdiction. A decrease in our valuation allowance would result in an immediate material income tax benefit, an increase in total assets and stockholder's equity and could have a significant impact on earnings in future periods.

Our estimate of the value of its tax reserves contains assumptions based on past experiences and judgments about the interpretation of statutes, rules and regulations by taxing jurisdictions. It is possible that the ultimate resolution of these matters may be greater or less than the amount estimated. If payment of these amounts proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which it is determined that the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

We file income tax returns with U.S. and Australian federal jurisdictions and in the state of California. We are subject to U.S. and Australia federal examinations and California state examinations by tax authorities. The statute of limitations for 2005 and 2006 in all jurisdictions remains open and are subject to examination by tax authorities.

We adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, we recognized no change in the liability for unrecognized tax benefits, which was accounted for as a reduction to the January 1, 2007, balance of retained earnings. We do not have any unrecognized tax benefits as of January 1, 2007, and September 30, 2007.

Included in the balance at January 1, 2007, are $0 of tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to taxing authorities to an earlier period. Also included in the balance at January 1, 2007, are $0 of unrecognized tax benefits that, if recognized, would impact the effective tax rate. We do not expect any adjustment to our amount of unrecognized tax benefits during 2007.

We recognize interest and penalties accrued related to unrecognized tax benefits in income tax expense. We did not have any amount accrued for the payment of interest and penalties at September 30, 2007.

Accounting for Stock-Based Compensation.  We have historically utilized the fair value method of recording stock-based compensation as contained in SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended. Compensation expense is measured at the grant dated based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company's stock, implied volatilities from traded options on the company's stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

The provisions of SFAS No. 123(R) were effective for and adopted by us as of January 1, 2006. As we were using the fair market value accounting for stock based compensation pursuant to SFAS No. 123, the adoption of SFAS No. 123(R) was under the modified prospective method. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under SFAS No. 123.

Since we had previously recorded stock compensation expense under the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 123(R) did not have a significant impact on our results of operations.

Product Development Costs.  We expense product development costs, which consist primarily of software development costs, as they are incurred. We account for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed.” We expense software development costs that we incur in the research and development of software products and enhancements to existing software products until the time when we establish technological feasibility, and we capitalize costs from that time until the product is available for general release to customers. Under our current practice of developing new applications, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model. As a result, to date, we have not capitalized any costs relating to our application development because the costs incurred after the establishment of technological feasibility of our applications have not been significant. In addition, in the future, we will consider the following factors in determining whether costs can be capitalized: the emerging nature of the wireless entertainment market; the rapid evolution of the platforms and mobile phones on which we develop; the lack of pre-orders or sales history for our applications; the uncertainty regarding an application's revenue-generating potential; our lack of control over the sales channel resulting in uncertainty as to when an application will be available for sale, if at all; and our historical practice of canceling applications throughout each stage of the development process. We do not consider the amount of our software development costs to be material for the periods presented.

Consolidation.  We have consolidated the accounts of our Mobile Entertainment Channel Corporation (“MECC”) joint venture, in accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51.” The results of MECC have been consolidated with our accounts because we (i) currently control the joint venture’s activities, (ii) will share equally in any dividends or other distributions made by the joint venture, and (iii) expect to fund the joint venture for the foreseeable future. We own a 49% stake and IVG owns a 51% stake in the joint venture.

The consolidation of MECC reflects the elimination of all intercompany transactions. MECC is reflected with the following balances in our consolidated balance sheet at June 30, 2007: current assets of $882,000 and current liabilities of $300,000. MECC’s results of operations are reflected in our consolidated statement of operations for the nine months ended September 30, 2007 as minority interest of $291,000, net of provision for income tax of $300,000 and for the three months ended September 30, 2007 as minority interest of $156,000, net of a benefit for income tax of $161,000. The minority interest reflects our joint venture partner’s portion of MECC’s net income or loss for the period.

In the future, we will consider the following factors in determining whether this joint venture entity, or other entities should be consolidated: (i) whether the variable interest entity (“VIE”) has sufficient equity investment at risk and (ii) whether equity investors in the VIE lack any of the following three characteristics of controlling financial interest: (a) participate in decision-making processes by voting their shares, (b) expect to share in returns generated by the entity and (c) absorb any losses the entity may incur.

Results of Operations

The following table presents selected combined statements of operations data, for each of the periods indicated, as a percentage of net sales.

	Years Ended December 31,		Nine Months Ended September 30,
	2006	2005	2007	2006
Net sales	100%	100%	100%	100%
Cost of sales	3	5	16	3
Gross profit	97	95	84	97
Selling and marketing	64	62	67	55
General and administrative expenses	25	22	37	24
Income from operations	—	1	(1)	2
Other (income) expense	7	11	(19)	16
Income (loss) before provision (benefit) for income taxes	8	11	(17)	10
Provision for income taxes	4	5	(5)	8
Income (loss) before minority interest	4	6	(13)	8
Other (income) expense	—	—	1	—
Net income (loss)	4%	6%	(14)%	9%

Results of Operations for the Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006.

The following analysis and discussion pertains to our results of operations for the nine months ended September 30, 2007, compared to our results of operations for the nine months ended September 30, 2006.

Net Sales

	Nine Months Ended September 30,		Percent Change
	2007	2006
Net sales	$23,031,000	$12,543,000	84%

Net sales increased 84% to $23,031,000 for the nine months ended September 30, 2007, compared to $12,543,000 for the nine months ended September 30, 2006. This increase in sales was due to a larger base of average monthly subscribers during the nine months ended September 30, 2007, which increased 81% over the nine months ended September 30, 2006. This year-over-year increase in the average billable customer base, together with a relatively flat average revenue per user (“ARPU”) over the same period, resulted in the net sales increase year-over-year.

The increase in the average billable customer base for the nine months ended September 30, 2007 is principally due to higher levels of selling and marketing expense to acquire new subscribers. The flat ARPU when compared to the year-ago period was due to the benefit of a greater proportion of higher-priced subscription services, which was canceled out by our May, 2007 acquisition of the Katazo assets. A relatively large number of Katazo-subscribers are billed at a lower monthly rate than our existing subscriber base —  which has negatively impacted firm-wide ARPU. Our service mix over the nine months ended September 30, 2007 consists of brands such as Bid4Prizes, GatorArcade, Katazo, our White Label services, where we partner with existing web properties to deliver our services, Music Trivia and RingtoneChannel. This current period service mix is much more diversified than our business in the year ago period, which consisted of only our Music Trivia and RingtoneChannel services.

Cost of Sales

	Nine Months Ended September 30,		Percent Change
	2007	2006
Cost of sales	$3,626,000	$341,000	963%

Cost of sales increased 963% to $3,626,000 for the nine months ended September 30, 2007, from $341,000 for the nine months ended September 30, 2006. The increase in cost of sales year-over-year is due to White Label sales in the nine months ended September 30, 2007, which did not exist in the prior period. White Label sales have a significant cost of sales component because they involve revenue share arrangements with our White Label partners. The increase in cost of sales is also due to other cost of sales components which we did not incur in the comparison period, including Bid4Prizes auction giveaways. Generally higher sales activity and higher subscriber volumes for the period ended September 30, 2007 also contributed to higher cost of sales as a result of higher hosting and licensing fees, when compared to the level of activity for the period ended September 30, 2006.

Gross Profit

	Nine Months Ended September 30,		Percent Change
	2007	2006
Gross profit	$19,405,000	$12,202,000	59%

Gross profit increased 59% to $19,405,000 for the nine months ended September 30, 2007, from $12,202,000 for the nine months ended September 30, 2006. Our gross margin decreased to 84% for the nine months ended September 30, 2007, from 97% for the nine months ended September 30, 2006. The decrease in our gross margin year-over-year is due to sales of our lower margin White Label services, which began in earnest in the second quarter of 2007 and has continued through the third quarter of 2007, compared to no White Label sales in the comparative period, as well as the presence of other cost of sales components in the third quarter that did not exist a year ago.

Selling and Marketing Expense

	Nine Months Ended September 30,		Percent Change
	2007	2006
Selling and marketing	$15,325,000	$6,899,000	122%

Selling and marketing expense increased 122% to $15,325,000 for the nine months ended September 30, 2007, from $6,899,000 for the nine months ended September 30, 2006. As a percentage of net sales, selling and marketing expense increased to 67% for the nine months ended September 30, 2007, compared to 55% for the nine months ended September 30, 2006. The absolute increase in selling and marketing expense on a year-over-year basis is due to our customer acquisition activities. For the nine months ended September 30, 2007, approximately $8 million, or 52%, of our selling and marketing expense was attributable to Traffix, compared to zero in the year ago period. On September 26, 2007, we entered into a merger agreement with Traffix. Please see Note 3, “Merger with Traffix,” in our Unaudited Consolidated Notes to Financial Statements for more information.

General and Administrative Expense

	Nine Months Ended September 30,		Percent Change
	2007	2006
General and administrative	$8,429,000	$3,034,000	178%

General and administrative expense increased 178% to $8,429,000 for the nine months ended September 30, 2007, from $3,034,000 for the nine months ended September 30, 2006. As a percentage of net sales, general and administrative expense increased to 37% for the nine months ended September 30, 2007 compared to 24% for the nine months ended September 30, 2006. Although all categories of general and administrative expense increased in the current period, the most prominent drivers of this year-over-year increase in general and administrative expense include a $1.3 million, or 214%, increase in consulting and professional services, and a $2 million, or 141% increase in payroll expense, excluding stock based compensation expense. These higher expenses are due to our greater level of sales and operational activity and are also the result of expenses associated with our public company status. We also recorded $884,000 of stock compensation expense, including amortization of restricted stock grants, for the nine months ended September 30, 2007.

Income (Loss) Before Provision (Benefit) for Income Taxes

	Nine Months Ended September 30,		Percent Change
	2007	2006
Income (loss) before provision (benefit) for income taxes	$(4,028,000)	$2,041,000	(297)%

Income (loss) before provision (benefit) for income taxes decreased 297% to a loss of $4,028,000 for the nine months ended September 30, 2007, from income of $2,041,000 for the nine months ended September 30, 2006. Our income (loss) before provision (benefit) for income taxes margin decreased to negative 17% for the nine months ended September 30, 2007 compared to 16% for the nine months ended September 30, 2006. The expansion in our pretax loss is a result of higher levels of selling and marketing expense and general and administrative expense, offset by an increase in net sales, as described above.

Net Income (Loss)

	Nine Months Ended September 30,		Percent Change
	2007	2006
Net income (loss)	$(3,208,000)	$1,074,000	(399)%

Net income (loss) decreased 399% to a loss of $3,208,000 for the nine months ended September 30, 2007, from net income of $1,074,000 for the nine months ended September 30, 2006. Our net income (loss) margin decreased to negative 14% for the nine months ended September 30, 2007 compared to 9% for the nine months ended September 30, 2006. Our income tax benefit was $1,111,000 for the nine months ended September 30, 2007, compared to a provision for income taxes of $967,000 for the nine months ended September 30, 2006. Minority interest of $291,000 for the nine months ended September 30, 2007 represents the change in our joint venture partner’s claim on MEC’s net tangible assets during the period ended September 30, 2007. On a per share basis, basic and diluted net income (loss) per share decreased to a loss of $0.29 per share for the nine months ended September 30, 2007, compared to basic and diluted net income of $0.15 and $0.13 per share for the nine months ended September 30, 2006, respectively.

Comparison of Years Ended December 31, 2006 and 2005

Net Sales

	Years Ended December 31,		Percent Change
	2006	2005
Net sales	$18,721,000	$5,867,000	219%

Net sales increased 219% to $18,721,000 for the year ended December 31, 2006, from $5,867,000 for the year ended December 31, 2005. The increase in sales was due to 12-months of sales of our Music Trivia application in 2006, compared to only six months in 2005, and higher average monthly marketing expense in 2006, which directly translates into a larger pool of subscribers. This sales increase was offset by a higher allowance for returns for the year ended December 31, 2006 compared to the year ended December 31, 2005. The increase in returns directly correlated with our higher sales volume for the year ended December 31, 2006. Our full year 2006 returns and allowances reserve, as a percentage of gross revenue, decreased when compared to the 2005 reserve percentage. During the year ended December 31, 2006, our average monthly billable customer base increased 103% compared to our average monthly billable customer base during the year ended December 31, 2005. Notwithstanding this increase in our billable customer base, our average revenue per customer increased by 57% for the year ended December 31, 2006 when compared to average revenue per customer for the year ended December 31, 2005. These dual benefits were the result of greater rates of customer acquisition and a change in our billing cycle, whereby we billed subscribers on a full-month subscription-basis (billing $9.99 once per month) starting in late 2005, from a partial-month subscription-basis (billing $0.99 approximately 10-times per month). Thus, for the full year of 2006, we experienced the compounding effect of a larger number of users under the full-month subscription model, compared to only nine months of activity in 2005, most of which was billed under the partial-month subscription model.

Cost of Sales

	Years Ended December 31,		Percent Change
	2006	2005
Cost of sales	$597,000	$267,000	124%

Cost of sales increased 124% to $597,000 for the year ended December 31, 2006, from $267,000 for the year ended December 31, 2005. The increase in cost of sales is primarily attributable to an increase in content licensing fees — a direct result of higher sales of licensed content — and higher managed hosting fees, a result of our comparatively larger customer base in 2006 compared to 2005.

Gross Profit

	Years Ended December 31,		Percent Change
	2006	2005
Gross profit	$18,124,000	$5,600,000	224%

Gross profit increased 224% to $18,124,000 for the year ended December 31, 2006, from $5,600,000 for the year ended December 31, 2005. Our gross profit margin increased to 97% for the year ended December 31, 2006, from 95% for the year ended December 31, 2005. This increase in gross profit margin was due to several factors, including a relatively larger subscriber base for the year ended December 31, 2006 compared to the year ended December 31, 2005, allowing us to spread our cost of sales over a larger number of subscribers and higher average revenue per customer for the year ended December 31, 2006 compared to the year ended December 31, 2005 as well as a relatively constant low level of cost of sales.

Selling and Marketing

	Years Ended December 31,		Percent Change
	2006	2005
Selling and marketing	$11,971,000	$3,618,000	231%

Total selling and marketing expense increased 231% to $11,971,000 for the year ended December 31, 2006 from $3,618,000 for the year ended December 31, 2005. We launched our U.S. text services in July of 2005 and marketed very sparingly as we evaluated our product offerings. The substantial increase was due to having a full year of concentrated marketing in 2006 versus only eight months in 2005. As a percentage of net sales, selling and marketing expense increased to 64% for the year ended December 31, 2006 compared to 62% for the year ended December 31, 2005.

General and Administrative

	Years Ended December 31,		Percent Change
	2006	2005
General and administrative	$4,679,000	$1,289,000	263%

Our total general and administrative expenses include product development, customer technical support and general expenses. General and administrative expense increased 263% to $4,679,000 for the year ended December 31, 2006 from $1,289,000 for the year ended December 31, 2005. This increase in general and administrative expense was due to our larger headcount and associated payroll and consulting fees, higher accounting and legal fees, higher travel and entertainment expense, higher telecommunications expense, and bad debt expense in 2006, compared to no bad debt expense in 2005. As a percentage of net sales, general and administrative expense increased to 25% for the year ended December 31, 2006 compared to 22% for the year ended December 31, 2005.

Income Before Provision for Income Taxes

	Years Ended December 31,		Percent Change
	2006	2005
Income before provision for income taxes	$1,385,000	$657,000	111%

Income before provision for income taxes increased 111% to $1,385,000 for the year ended December 31, 2006 from $657,000 for the year ended December 31, 2005. Our income before provision for income taxes margin decreased to 7% for the year ended December 31, 2006 compared to 11% for the year ended December 31, 2005. This decrease in pretax income as a percentage of net sales is the result of a scaling up of our operations to meet anticipated future demand for our products and meet anticipated sales growth. In particular, while our 2006 sales grew 219% over 2005, selling and marketing and general and administrative expense both grew at a faster rate over the same period.

Net Income

	Years Ended December 31,		Percent Change
	2006	2005
Net income	$677,000	$387,000	75%

Net income increased 75% to $677,000, or $0.09 per share, for the year ended December 31, 2006, compared to $387,000, or $0.05 per share, for the year ended December 31, 2005. Our net income margin decreased to 4% for the year ended December 31, 2006 compared to 7% for the year ended December 31, 2005 as a result of the combination of the factors discussed above.

We believe that as we continue to grow our sales, over time the rate of our sales growth will moderate in line with the growth in the overall U.S. mobile entertainment market. In the future, we do not expect that we will increase our sales at our historical growth rate and furthermore, there is no assurance that we will continue to meet our sales growth objectives, or those of the overall mobile entertainment market.

Liquidity and Capital Resources

As of September 30, 2007, we had cash and cash equivalents of approximately $12,991,000 and a working capital balance of approximately $15,084,000. As of December 31, 2006, we had cash and cash equivalents of approximately $544,000 and a working capital balance of approximately $694,000. Our positive cash balance results primarily from financing activities. In the first quarter of 2007, we received gross proceeds of $20 million from the sale of capital stock to institutional investors and other accredited investors.

We believe that our existing cash and cash equivalents and anticipated cash flows from our operating activities will be sufficient to fund our minimum working capital and capital expenditure needs for at least the next twelve months. In order to expand and improve our operating and management infrastructure, we expect to incur approximately $200,000 of expenses over the next twelve months relating to improving our internal controls and procedures, which includes expenses related to training and hiring additional staff, implementing a new accounting system and consulting fees relating to Sarbanes-Oxley Act compliance. The extent of our future capital requirements will depend on many factors, including our results of operations. If our cash from operations is less than anticipated or our working capital requirements or capital expenditures are greater than we expect, or if we expand our business by acquiring or investing in additional technologies, we may need to raise additional debt or equity financing. We are continually evaluating various financing strategies to be used to expand our business and fund future growth. There can be no assurance that additional debt or equity financing will be available on acceptable terms or at all. The inability to obtain additional debt or equity financing, if required, could have a material adverse effect on our operations.

Cash Flows

We currently satisfy our working capital requirements primarily through the issuance of debt and equity securities, supplemented by cash from operations. Cash flows provided by (used in) operating, investing and financing activities for the nine months ended September 30, 2006 and 2007 are summarized in the following table:

	Nine Months Ended September 30,
	2007	2006
Operating Activities	$(3,124,000)	$282,000
Investing Activities	(1,902,000)	(24,000)
Financing Activities	17,473,000	(324,000)
Net change in cash	$12,447,000	$(66,000)

Cash Provided By (Used In) Operating Activities

New Motion’s cash requirements are principally for working capital. For the nine months ended September 30, 2007, cash used in operating activities was $3,124,000, compared to cash provided by operating activities of $282,000 for the nine months ended September 30, 2006. Our operating cash flows result primarily from cash received from our aggregator customers, offset by cash payments we make for products and services, including sales and marketing expenses, employee compensation and consulting fees. Cash received from our aggregator customers generally corresponds to our net sales.

Cash Used In Investing Activities

For the nine months ended September 30, 2007, cash used in investing activities was $1,902,000, compared to $24,000 for the nine months ended September 30, 2006. Our investing cash flows correspond with purchases of fixed assets for cash and cash flows related to acquisitions. In the second quarter 2007, our purchase of the Katazo assets from Opera totaled $970,000 in cash. The purchase of the Mobliss assets during the nine months ended September 30, 2007, was financed through the issuance of the IVG Note. During the period ended September 30, 2007, we also made capital expenditures relating to investment in our technology infrastructure, computer equipment and furniture for new employees.

Cash Provided By (Used In) Financing Activities

For the nine months ended September 30, 2007, cash provided by financing activities was $17,473,000, compared to cash used in financing activities of $324,000 for the nine months ended September 30, 2006. Cash from financing activities result from issuances of stock, issuance and repayment of notes payable and payments on capital lease obligations.

On January 19, 2007, we entered into an Asset Purchase Agreement with IVG, pursuant to which we purchased from IVG certain specified assets of Mobliss. In exchange for the assets specified in the Asset Purchase Agreement, we issued IVG a convertible promissory note in the initial principal amount of $500,000, with an aggregate maximum principal amount of up to $2,320,000. The IVG Note bore interest at the rate of five percent per annum accruing from the initial issuance of the IVG Note and matured on the earlier of November 30, 2007 or 30 days after delivery by IVG of written notice to us demanding payment. As a result of the assignment of one of the cellular carrier connection contracts listed in the Asset Purchase Agreement, on January 26, 2007, we increased the principal amount of the IVG Note by $580,000 to $1,080,000. On February 26, 2007, we repaid $500,000 of the IVG Note.

In accordance with the terms of the IVG Note, on September 15, 2007, IVG converted all outstanding principal and accrued interest on the IVG Note into 172,572 shares of common stock at a conversion price of $3.44 per share, the fair market value of the Company’s stock on the date of issuance of the IVG Note. As a result of the conversion, the IVG Note has been fully extinguished and no further amount is owed to IVG.

In connection with The Mobile Entertainment Channel Corporation joint venture with IVG, we are obligated to pay the joint venture a management fee equal to the purchase price paid for hardware and software assets we acquired from IVG, or $1,080,000, for management services rendered to us by the joint venture. New Motion made an advance payment on the management fee of $500,000 on March 12, 2007, and made another, final, advance payment of $500,000 on September 4, 2007. New Motion is required to make additional quarterly management fee payments to the joint venture equal to 10% of the revenue generated from the assets New Motion acquired from IVG. As of the end of the third quarter of 2007, New Motion is evaluating services and content to be offered by MECC.

In February, 2007, New Motion Mobile completed an exchange transaction (the “Exchange”) pursuant to which it merged with a publicly traded company, MPLC, Inc., so that New Motion Mobile became a publicly traded company, trading under the ticker “MPNC” on the Over-The-Counter Bulletin Board. In connection with the Exchange, the Company raised gross proceeds of approximately $20 million in equity financing through the sale of its Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

On September 26, 2007, New Motion executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Traffix, Inc., a Delaware corporation (“Traffix”), and NM Merger Sub, a Delaware corporation and wholly-owned subsidiary of New Motion (“Merger Sub”), pursuant to which Merger Sub will merge with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix shall continue as the surviving corporation in the merger, thus becoming a wholly-owned subsidiary of New Motion (the “Merger”). Traffix, Inc. is a premier interactive media company that develops its own content and builds Internet and mobile communities tailored to consumers specific interests and lifestyles. Traffix’s full solution marketing services delivers media, analytics and results to third parties through its four business groups: Traffix Performance Marketing, which offers marketers brand and distribution solutions via Traffix’s proprietary ad-serving optimization technology, SendTraffic, a performance focused, search engine marketing firm, Hot Rocket Marketing, an online direct-response media firm leveraging a vast online inventory across sites, networks, search engines and email, and mxFocus, a developer and distributor of content and services for mobile phones and devices.

At the effective time of the Merger, the stockholders of Traffix, and other security holders, will receive in aggregate 11,917,520 shares of New Motion common stock, including shares underlying options to purchase shares of New Motion common stock, in exchange for their shares of Traffix common stock and options to purchase shares of Traffix common stock. Based on the currently anticipated capitalization of both companies on the closing date of the merger, Traffix stockholders will receive approximately 0.681 shares of New Motion common stock for each share of Traffix common stock. Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of Traffix common stock will convert into and become an option to purchase common stock of New Motion upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger. It is the intent of the parties that the aggregate Merger Consideration, together with the shares of New Motion’s common stock to be issued to holders of Traffix options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of New Motion’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all of New Motion’s outstanding options and warrants and settlement of certain contingent matters described in the Merger Agreement. Subject to satisfaction of all closing conditions, the merger is expected to close during the first quarter of 2008.

Contractual Obligations and Off Balance Sheet Arrangements

At September 30, 2007 and September 30, 2006, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. As such, we are not exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

The following table shows our future commitments for future minimum lease payments required under operating leases that have remaining noncancellable lease terms in excess of one year and future commitments under employment agreements:

	Operating Leases	Employment Agreements	Total Contractual Obligations
2007	$380,000	$1,678,000	$2,058,000
2008	277,000	1,231,000	1,508,000
2009	15,000	564,000	579,000
	$672,000	$3,473,000	4,145,000

Due to the payment terms of the carriers requiring in excess of 60 days from the date of billing or sale, New Motion utilizes factoring facilities offered by its aggregators. This factoring feature allows for payment of 70% of the prior month’s billings 15 to 20 days after the end of the month. For this feature, New Motion pays an additional fee of 2.5% to 5% of the amount factored. For the three months ended September 30, 2007, the gross amount of invoices subject to factoring totals approximately $10,465,000. The total factored amount of these invoices equals approximately $7,187,000. As of September 30, 2007, New Motion had reserves and allowances of approximately $823,000 against these factored amounts. This compares to $6,146,000 of gross invoices subject to factoring for the three months ended September 30, 2006, of which the total factored amount of these invoices equaled approximately $3,902,000, This factoring facility is offered on a recourse basis. Gross sales for each month are reported net of any of these factoring fees. We continually evaluate the best use of our cash assets relating to our factoring facility or to alternative uses of cash, such as enhancing our infrastructure and making selective acquisitions.

TRAFFIX’S MANAGEMENT DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The matters discussed in the following Management’s Discussion and Analysis of Financial Condition and Results of Operations may contain forward-looking statements and information relating to Traffix that are based on the current beliefs and expectations of Traffix’s management, as well as assumptions made by and information currently available to Traffix. When used in this Management’s Discussion and Analysis, and elsewhere in this Proxy Statement/Prospectus, the words “anticipate”, “believe”, “estimate”, and “expect” or similar expressions, as they relate to Traffix are intended to identify forward-looking statements. Such statements reflect the current views of Traffix’s management, with respect to future events and are subject to certain risks, uncertainties and assumptions, which could cause the actual results to differ materially from those reflected in the forward-looking statements.

Overview

Traffix is a leading Interactive media and marketing company that provides complete end-to-end marketing solutions for its clients who seek to increase sales and customer contact deploying the numerous facets of online marketing Traffix offers. Traffix’s clients include advertisers, direct marketers, agencies and wireless service providers. Traffix’s online marketing services include search engine marketing, search engine optimization, email marketing, affiliate marketing, lead generation, creative support, and development and hosting solutions. Traffix owns and operates customized websites, hosted and third-party web pages, and email marketing platforms to facilitate consumer interaction with, and to complete transactions for its clients. Traffix generates and records revenue primarily on a performance-based model, whereby revenue is recognized upon the successful delivery of a qualifying lead, customer, survey, completed application, ultimate sale or the delivery of some other measurable marketing benefit, as defined in the underlying marketing agreement.

In addition to generating customers, sales and leads for its advertising clients, Traffix also uses this media platform for the promotion of its own services, which include subscriptions to Traffix’s online personals websites and mobile services, under which it bills consumers directly.

Basis of Presentation, Principles of Consolidation and Significant Accounting Policies

Traffix’s policy is to prepare its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements of Traffix include the accounts of its wholly-owned and majority-owned subsidiaries, when and where applicable. Any losses arising from minority interests, when and if present in the Traffix’s operations, are limited to the amount of minority interest invested capital.

All significant intercompany accounts and transactions have been eliminated in consolidation.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires Traffix’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. Traffix’s most significant estimates relate to reserves for uncollectible receivables, recoverability of long-lived assets, and the realizability of deferred tax assets. In the determination of the Traffix worldwide provision for income taxes and the recording of the related deferred tax assets and liabilities, and currently payable tax liabilities, Traffix is required to use significant and material levels of judgment that involve many transactions and calculations. As such, the ultimate determination of its tax is uncertain, and Traffix provides for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. As a result of the application of SFAS No. 5, Traffix at times establishes reserves for the potential of additional income tax based on its best estimate of the potential for the probable loss of certain tax positions taken on its tax returns. Traffix believes that its combined tax accruals and tax reserves are adequate for all tax years open to audit. All tax accruals and tax reserves are treated as current liabilities in their balance sheet presentation.

Additionally, Traffix has potential exposure resulting from pending and/or threatened litigation, for which it reviews its potential for risk. Based on this risk assessment, no items were deemed probable, as they would relate to an adverse settlement, therefore, no provision for loss has been recorded for asserted or unasserted claims. Actual results could differ from such estimates.

Revenue Recognition, Variable Costs, Allowances and Bad Debts

Revenue

Traffix currently earns revenue from its Online Advertising and Media Services operations. This revenue primarily results from marketing agreements with Traffix’s marketing partners, corporate customers and agreements with customers within its personals business. These agreements satisfy the “existence of persuasive evidence of an arrangement” required under the current revenue recognition rules under Staff Accounting Bulletin (SAB) 101 as modified by SAB 104. The provisions of each agreement determines the (a) pricing characteristics of the revenue generating activity, the specific type of revenue activity (i.e., Online Advertising, Search Engine Marketing, Personals or Internet game development), and (b) the method of Traffix’s delivery obligations to, and acceptance obligations of its clients and customers, with (a) and (b) satisfying the criterion of SAB 101, that “sales price is fixed or determinable” and “delivery has occurred”. As a function of Traffix’s client and customer acceptance process, it reviews bank and credit references, business financial statements, personal financial statements and/or obtains corporate officer guarantees (if appropriate), all of which satisfy the SAB 101 criteria, “collectibility is reasonably assured”. Based on the revenue recognition criterion discussed above, Traffix believes it recognizes revenue when it is realizable and earned.

Deferred Revenue

Traffix’s Personals business is a membership based arrangement, with membership offerings ranging from one month subscriptions to plans with annual terms. The one-month membership plans form the bulk of the Company’s subscription revenues. Deferred revenue is recorded net of estimated cancellations and is amortized over the life of the membership as it is earned.

Contra Revenue

At the time revenue is recognized, Traffix provides for an estimate for contractually specified data qualification allowances, when required under the governing marketing agreement. Such data qualification allowances may include allowances for data duplications, invalid addresses, age and country of origin restrictions, and are recorded in the Traffix contra-revenue accounts. Traffix’s revenues are adjusted in later fiscal periods if actual allowances vary from amounts previously estimated. Historically, variances between actual allowances and previously estimated allowances have been immaterial. If events were to occur that would cause actual data qualification allowances to vary significantly from those originally estimated and reflected in the financial statements, Traffix could suffer material deterioration in future fiscal period gross margins, and, therefore, its profitability, cash flows and capital resources could be adversely affected. During the past three fiscal years, Traffix has attempted to minimize this risk by structuring the applicable marketing agreements with customers on a gross-basis eliminating the need for such data qualification allowances.

Cost of Revenues

Certain revenue related obligations are recorded at the time revenue is recognized. They include costs payable to other online, as well as off-line, media companies for generating registered users and consumer data for Traffix, database fee sharing costs under third-party database use agreements, email message delivery costs payable to third parties, contingent-based prize indemnification coverage (i.e., sweepstakes payout indemnification) and all other variable costs directly associated with completing its obligations relative to the revenue being recognized, all of which satisfy the SAB 101 criteria regarding the concept of “other than a perfunctory, or inconsequential ongoing obligation”.

Bad Debt Allowances

Revenue recognition is also subject to provisions based on the probability of collection of the related trade accounts receivable. Traffix continuously evaluates the potential of the collectibility of trade accounts receivable by reviewing such factors as deterioration in the operating results, financial condition, or bankruptcy filings of its customers. As a result of this review process, Traffix records bad debt provisions to adjust the related receivable carrying amount to an estimated realizable value. Provisions for bad debts are also recorded due to the review of other factors, including the length of time the accounts receivable are past due, historical experience and other factors obtained during the conduct of collection efforts. If circumstances change regarding our specific customers on an individual basis, or if demand for Internet direct marketing softens, or if the U.S. economy stumbles, Traffix’s estimates for bad debt provisions could be further increased, which could adversely affect its operating margins, profitability, cash flows and capital resources.

Research and Development

Traffix charges all research and development costs to site development and maintenance expense, an account component of miscellaneous general and administrative expense, as incurred. Research and development costs have historically not comprised a material component of Traffix’s general and administrative expenses.

Internal Use Software

Traffix accounts for the costs of internal use software in accordance with Statement of Position 98-01, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, costs other than reengineering costs are expensed or capitalized depending on whether they are incurred in the preliminary project stage, application development stage or the post-implementation/operation stage. As of August 31, 2007, November 30, 2006 and November 30, 2005, Traffix had $-0-, $21,000 and $59,000 respectively, in unamortized capitalized internal use software costs. Amortization of these costs was $21,000, $38,000, $38,000 and $40,000 during the nine months ended August 31, 2007, and fiscal years ended November 30, 2006, 2005 and 2004, respectively.

Earnings Per Common Share

Basic earnings per common share is based on the weighted-average number of common shares outstanding during each reporting period and excludes the dilutive effect of stock options. Diluted earnings per common share calculations reflect the assumed exercise of stock options that have an exercise price that is less than the average market price of the common shares during each reporting period, in accordance with the treasury stock method. Dilutive stock options are excluded if their effect is antidilutive.

Concentration of Credit Risk

Financial instruments that potentially subject Traffix to concentration of credit risk have historically consisted of cash and cash equivalents, marketable securities and accounts receivable. Currently, Traffix invests the majority of its excess cash in high-grade commercial paper, with maturities ranging from periods of less than one month to periods in excess of two years. Consistent with the above, Traffix maintains board of director established guidelines requiring diversification of investments yielding safety and liquidity.

Cash and cash equivalent balances are principally held at six financial institutions and may, at times, exceed insurable amounts. Traffix believes it mitigates its risks by investing in or through major financial institutions. Recoverability is dependent upon the performance of the institutions.

Cash and Cash Equivalents

All short-term investments with an original maturity of less than one month are considered to be cash equivalents, with the exception of Auction Rate Securities, which have the characteristics of marketable securities irrespective of their maturities.

Marketable Securities

Traffix’s marketable securities have historically consisted of corporate commercial paper, auction rate securities and equity securities, all of which are held for varying and indefinite periods of time, pursuant to maturity dates, market conditions and other factors. It is Traffix’s intent to maintain a liquid portfolio to take advantage of investment opportunities. Therefore, all marketable securities are considered to be available-for-sale and are classified as current assets. Accordingly, such securities are stated at fair value, with unrealized gains and losses, net of the estimated tax effects when applicable, being included in other comprehensive income (loss) as a separate component of shareholders’ equity, until realized. Actual sales of securities resulting in realized gains and losses on marketable securities are included in the statement of operations, as a component of “Other income (expense)” and are derived using the specific identification method for determining the cost of securities.

Foreign Currency Translations

Traffix’s foreign subsidiary uses its local currency as its functional currency. The related assets and liabilities are translated at exchange rates in effect at the balance sheet date, with the resulting adjustments being recorded directly to other comprehensive income (loss), as a separate component of shareholders’ equity; and income and expenses are translated using average exchange rates for the periods presented.

Transactions With Major Customers

Historically, a significant portion of Traffix’s revenue was dependent on a limited number of major customers. Traffix focuses on modifying its business methods and practices, including diversification of its revenue drivers, in an effort to diversify its customer base. There can be no assurance that Traffix will be successful in such efforts. After giving affect to Traffix’s business planning and diversification to minimize major customer reliance, for the year ended November 30, 2006 no individual customer relationship equaled, or exceeded the 10% revenue threshold for major customers. In Fiscal 2005, one customer made up 11.3%, or $7.1 million of consolidated revenues. In Fiscal 2004, one customer made up 11.1%, or $4.1 million of consolidated revenue. The three and nine-month periods ended August 31, 2007 includes two and one customer, respectively, which equaled or exceeded 10% of the Traffix’s consolidated net revenue. Traffix’s five largest customers during the three months ended August 31, 2007 accounted for 21.0%, 11.6%, 6.0%, 5.8% and 4.9% of consolidated net revenues during such period. Traffix’s five largest customers during the nine months ended August 31, 2007 accounted for 10.2%, 9.7%, 7.2%, 6.8% and 6.1% of consolidated net revenues during such period.

During the nine months ended August 31, 2007, 3.1% of Traffix’s revenue was derived from its proprietary Personals service, iMatchUp.com., as compared to 9.4% of revenue during the comparable prior year’s period.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over a three to five year useful life depending on the nature of the asset. Leasehold improvements are amortized over the life of the improvement or the term of the lease, whichever is shorter. Expenditures for maintenance and repairs are expensed as incurred while renewals and improvements are capitalized.

Upon retirement or disposal, the asset cost and related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations for the period.

Goodwill and Other Purchased Intangible Assets

Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), adopted by Traffix in Fiscal 2003, requires goodwill to be tested for impairment on an annual basis, and more frequently as events and certain circumstances warrant. Under SFAS 142, Traffix is required to perform a two-step process in its impairment assessment. Step one is to test for the potential of goodwill impairment. If the potential for impairment is identified by step one, then step two is undertaken to measure the amount of impairment loss. During the fiscal year ended November 30, 2003, Traffix had elected to make August 31 the annual impairment assessment date for all of its reporting units, and will perform more frequent impairment tests if events or circumstances appear to indicate that a reporting unit’s fair market value has fallen below its carrying amount. Traffix completed step one as of August 31, 2007, in the third quarter of our current fiscal year ending November 30, 2007, and determined there was no impairment to goodwill, nullifying the need for step-two performance.

Traffix estimates the fair value of its reporting units using internal analysis, external economic and financial data, external market valuations, capitalized earnings and discounted cash flow models, and other comparable market valuation methods deemed relevant.

Traffix first acquired goodwill in an asset acquisition transaction completed in Fiscal 2002. Therefore, Traffix had never amortized goodwill and no disclosure is required regarding a comparable exclusion of goodwill amortization expense in its supplemental historical information included elsewhere in this joint proxy statement/prospectus.

Additional purchased intangible assets, other than goodwill, continue to be carried at cost less accumulated amortization. Amortization is computed over the intangibles’ estimated periods benefited, primarily three to five years, using straight-line amortization.

Impairment of Other Long-Lived Assets

Long-lived assets and purchased intangible assets are reviewed for impairment if, or when, events or changes in circumstances indicate that their carrying amounts may not be recoverable. Determination of long-lived asset recoverability is based on estimated future cash flows expected to result from the use of such asset over its remaining useful life and the potential cash flows realizable from its possible disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived asset, an impairment loss is measured as a difference between carrying amount and the future discounted cash flows.

Income Taxes

Deferred tax assets and liabilities are based on the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Traffix’s management provides for valuation allowances against deferred tax assets, when events indicate that the deferred tax assets are more likely then not to not be realized.

Dividends

During the nine months ended August 31, 2007 and for the year ended November 30, 2006, Traffix paid dividends in excess of its retained earnings, and accordingly the excess amounts represent a return of capital, and has been reflected as a reduction to Traffix’s paid in capital in-excess-of-par on our Consolidated Statements of Shareholders’ Equity.

Advertising and Marketing Expenses

Traffix’s advertising and marketing costs, incurred in the advertising and marketing of its own offers and its clients’ products, services and promotional offers, have historically been comprised of (1) costs associated with the transmission of email marketing messages, both from internal sources and external third party vendors, (2) costs associated with the purchase of online consumer data (including registered users to Traffix’s websites), and (3) email and website program promotional and creative development costs. During the period July 1, 2004 to August 31, 2007, pursuant to the acquisition of SendTraffic.com, Inc., Traffix included the costs of its search engine marketing activities in its advertising and marketing cost accounts. During the period January 22, 2005 to August 31, 2007, pursuant to the acquisition of Hot Rocket Marketing, Inc., Traffix included the costs of its direct purchases of online advertising space, which is resold on a performance return basis. During the prior fiscal periods, Traffix incurred immaterial search engine marketing costs, and no costs of direct purchases of online advertising space. All above referenced costs are charged to operations (1) at the time of the email transmission, (2) upon receipt of the qualified consumer data, (3) at the time the promotional and creative services are provided, (4) at the time the search engine marketing media purchases are incurred, and/or (5) at the time the online advertising space is purchased, respectively, and are included as a component of cost of revenues.

Total advertising and marketing expenses included in cost of revenue for Traffix’s Online Advertising and Media Services Activities were $44.3, $48.0, $40.3 and $19.5 million for the nine months ended August 31, 2007, and for the fiscal years ended November 30, 2006, 2005 and 2004, respectively.

Comprehensive Income (Loss)

Traffix presents foreign currency translation adjustments and unrealized gains and losses on its marketable securities (net of tax, when applicable) as a component of “comprehensive income (loss)” and are presented below:

	Nine Months Ended August 31, 2007	For the Year Ended November 30,
		2006	2005	2004
Net income	$2,290,964	$1,902,843	$2,428,157	$1,014,214
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	302,738	48,738	25,274	240,167
Unrealized gain from available-for-sale securities, arising during the period, net of deferred income taxes of ($54,135), $121,373, $66,512 and $224,684 for 2007, 2006, 2005 and 2004, respectively	(73,255)	110,062	65,616	59,143
Add: reclassification adjustments for gains realized in net income, net of tax effect of $-0- and $224,684 for the years ended November 30, 2006 and 2005, respectively	—	(8,834)	(360,584)	—
Comprehensive income	$2,520,447	$2,052,809	$2,158,463	$1,313,524

Stock-Based Compensation

Effective December 1, 2005, Traffix adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective transition method and, therefore, has not restated results for prior periods. Under this transition method, stock-based compensation expense for the nine months ended August 31, 2007, and for the fiscal year ended November 30, 2006 included compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of December 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Stock-based compensation expense for all stock-based compensation awards granted after December 1, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. Traffix recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which range from immediate vesting to vesting over a three year period. Prior to the December 1, 2005 adoption of SFAS 123R, Traffix recognized stock-based compensation expense in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107 (“SAB 107”) regarding the SEC’s interpretation of SFAS 123R and the valuation of share-based payments for public companies. Traffix has applied the provisions of SAB 107 in its adoption of SFAS 123R.

Recent Accounting Pronouncements

There have been no material changes to the recent pronouncements for the period December 1, 2006 to August 31, 2007, as they relate to the Recent Accounting Pronouncements as reported below, and that were also included in Traffix’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006, as such report appears in Exhibit 99.9 of this joint proxy statement/prospectus.

In September 2006, the U.S. Securities and Exchange commission (SEC) issued Staff Accounting Bulletin No. 108, “Qualifying Financial Statement Misstatements” (SAB 108), which provides interpretive guidance on how registrants should qualify misstatements when evaluating the materiality of financial statement errors. SAB 108 also provides transition accounting disclosure guidance for situations in which a material error existed in prior period financial statements by allowing companies to restate prior period financial statements or recognize the cumulative effect of initially applying SAB 108 through an adjustment to beginning retained earnings in the year of adoption. SAB 108 is effective for Traffix in the fiscal year ending November 30, 2007. Traffix does not expect the adoption of SAB 108 will have a material impact on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. FIN 48 clarifies certain provisions of SFAS No. 109 by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A tax benefit from such uncertain tax positions may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. FIN 48 is effective for the Traffix fiscal year ending November 30, 2008. Traffix is currently assessing the impact of adopting FIN 48, and has not yet determined the related impact the adoption will have on its financial statements.

Proposed Merger with New Motion

On September 26, 2007, Traffix executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with New Motion, Inc., a Delaware corporation (“New Motion”), and NM Merger Sub, a Delaware corporation and wholly owned subsidiary of New Merger (“Merger Sub”), pursuant to which Merger Sub will merge with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix will continue as the surviving corporation in the merger, thus becoming a wholly owned subsidiary of New Motion (the “Merger”).

At the effective time of the Merger, Traffix stockholders will receive shares of New Motion’s common stock in exchange for all of Traffix’s outstanding shares of common stock (the “Merger Consideration”). As a result of the Merger, each outstanding share of Traffix common stock will be converted into the right to receive approximately 0.681 of a share of New Motion common stock based on Traffix’s and New Motion’s currently anticipated capitalization as of the closing date of the merger. In the aggregate, New Motion will issue 11,917,520 shares of its common stock.

Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of Traffix’s common stock will convert into and become an option to purchase common stock of New Motion upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger.

It is the intent of the parties that the aggregate Merger Consideration, together with the shares of New Motion’s common stock to be issued to holders of Traffix’s options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of New Motion’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all outstanding New Motion options and warrants.

The board of directors of each of Traffix and New Motion has recommended approval of the transaction by its shareholders. In addition, a special committee of Traffix’s independent directors recommended approval of the Merger to Traffix’s full board of directors. Mr. Jeffrey L. Schwartz (Traffix’s chief executive officer and chairman of the board) and Mr. Andrew Stollman (Traffix’s president), who hold an aggregate of 14.5% of our outstanding shares, have agreed to vote in favor of the transaction pursuant to the terms of certain stockholder agreements between them and New Motion entered into on September 26, 2007. Pursuant to the terms of Mr. Schwartz’s agreement he may sell up to 1,223,270 shares between the date of the Merger Agreement and the date of the stockholder’s meeting to vote on the Merger. Similarly, stockholders of New Motion holding an aggregate of 29.60% of New Motion’s outstanding shares have agreed to vote in favor of the transaction pursuant to the terms of certain stockholder agreements entered into with us on September 26, 2007. Other than with respect to Mr. Schwartz’s right to sell certain of his shares, the provisions of all of the stockholder agreements are similar.

The consummation of the Merger is subject to the receipt of any necessary governmental consents or clearances, and other customary closing conditions, including approval by shareholders of both companies. Subject to satisfaction of all closing conditions, the Merger is expected to close during the first quarter of 2008.

The Merger Agreement further contains certain termination rights for both New Motion and Traffix. If the Merger Agreement is terminated, it will be void, and there will be no liability or obligation of any party except that each party will remain liable for its willful and material breach of the Merger Agreement, and designated provisions of the Merger Agreement, including the confidential treatment of information and the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive termination.

Upon termination, the terminating party will pay a $4 million termination fee to the other party if (i) the board of directors of the terminating party has, pursuant to the Merger Agreement, made an adverse recommendation and such party has timely elected to terminate the Merger Agreement; (ii) the board of directors of the terminating party has, pursuant to the Merger Agreement, made an adverse recommendation as a result of a development after September 26, 2007, and such party has additionally materially breached its obligations under the Merger Agreement by failing to call its stockholder meeting or prepare and mail the applicable Proxy Statement; or (iii) the terminating party has effected a change in recommendation other than in accordance with the provisions of the Merger Agreement or approved, recommended or entered into an agreement with respect to an “acquisition proposal” (as defined in the Merger Agreement) other than in accordance with the provisions of the Merger Agreement.

In addition, if (i) either party terminates the Merger Agreement because the stockholder vote required to approve the Merger has not been obtained upon a vote taken at the other party’s stockholders meeting and (ii) after March 26, 2008 and before the other party’s stockholders meeting an acquisition proposal is communicated to the other party, then such party will pay $1,000,000 of the termination fee within three business days following such termination; and if (iii) within twelve months of the date of the Merger Agreement termination, the other party or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any acquisition proposal, then such party will pay the remaining $3,000,000 of the termination fee upon the date of such execution or consummation.

Furthermore, if (i) either party terminates the Merger Agreement because the Merger is not consummated on or before January 14, 2008, or, in the event the joint Registration Statement on Form S-4/Proxy Statement has not been declared effective on or before November 15, 2007, if either party terminates the Merger Agreement because the Merger has not been consummated on or before February 28, 2008, and (ii) before such termination there is an acquisition proposal with respect to a party, then the party receiving the acquisition proposal will pay $1,000,000 to the other party within three business days following such termination and if within twelve months of the date of the Merger Agreement termination, the party receiving the acquisition proposal or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any acquisition proposal, then such party will pay the remaining $3,000,000 of the termination fee upon the date of such execution or consummation.

Upon completion of the Merger, Mr. Burton Katz, the current chief executive officer of NM will lead the combined company as chief executive officer and Mr. Stollman will serve as president. Mr. Schwartz will step down as Traffix’s chairman and a director. Furthermore, the employment agreement between Mr. Schwartz and us will be terminated and New Motion and Mr. Schwartz will enter into a consulting agreement with a two year term. In consideration for terminating his employment agreement, Mr. Schwartz will receive a lump sum payment of $1.5 million upon the effective time of the Merger. The terms of Mr. Schwartz’s consulting agreement will call for him to provide New Motion with consulting services, in consideration for which he will be paid at least $200,000 per annum. In addition, Mr. Schwartz will receive health insurance and benefits similar to those he receives under his existing employment agreement with Traffix.

The board of directors of the combined company following the Merger will initially consist of seven persons, with three persons designated by New Motion, two of whom will be independent directors, three persons designated by Traffix, two of whom will be independent directors, and the chief executive officer of the combined company.

The terms of the Merger Agreement and the transactions contemplated by the Merger Agreement are qualified in their entirety by reference to the full text of the Merger Agreement, a copy of which is attached hereto as Annex A. The Merger Agreement has been included to provide investors and security holders with information regarding its terms and conditions. It is not intended to provide any other factual information about New Motion. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in our public disclosures.

New Motion was Traffix’s largest customer during the three and nine-month periods ended August 31, 2007, and accounted for 21.0% and 10.2% of revenues, respectively.

Madacy and EZ-Tracks

On March 13, 2007, Traffix entered into a Memorandum of Agreement (the “Madacy/EZ Agreement”) with Madacy Entertainment LP (“Madacy”) and EZ-Tracks, LP (“EZ LP”), to amend the terms of a Marketing and Services Agreement dated January 22, 2005, as amended (the “M&S Agreement”), by and among Madacy, EZ LP and Traffix. The M&S Agreement had provided, among other things, that EZ LP would market and promote EZTracks.com, Traffix’s Web destination consisting of downloadable songs licensed from Madacy (the “License”). Traffix’s subsidiary, EZ-Tracks.com, which owned 50.7% of EZ LP, was responsible for managing the operations of the business, including generating traffic to the website, as well as selling advertising on the site. CIK Holdings Inc. (“CIK”), an entity associated with Madacy, owned 49.3% of EZ LP and licensed to EZ LP its inventory of downloadable music, including downloadable music licensed from other parties. Pursuant to the terms of the Madacy/EZ Agreement, the M&S Agreement was amended to, among other things, (i) provide for a single fixed 10-year term commencing on January 1, 2007 and terminating on December 31, 2016; (ii) give Traffix the option to extend such term for up to five additional one-year terms; (iii) continue the sublicense from Madacy of the San Juan Songs (as defined in the M&S Agreement); and (iv) continue and establish a term to the License for ringtones, ringbacks and other telephone uses.

Concurrent with the execution of the Madacy/EZ Agreement, Traffix entered into a Memorandum of Agreement dated March 13, 2007 with CIK, pursuant to which Traffix acquired CIK’s 49.3% ownership of EZ LP (the “CIK Agreement”) (so that Traffix now owns all of the limited partnership interests of EZ LP). The purchase price consisted of 500,000 shares of Traffix common stock (valued at approximately $2,717,000, using an average share price of $5.43, in accordance with the valuation standards set forth under Statement of Financial Accounting Standards No. 141, Business Combinations, Paragraph 22) and $1,290,000 in cash, reduced by approximately $170,000 of a prior minority interest balance. In addition, Traffix agreed to pay CIK additional consideration of between $1.25 million and $2.75 million in the event of a Traffix Sales Event or an EZ-Tracks Sale, each as defined in the CIK Agreement.

By agreement dated December 21, 2007, Traffix and CIK have agreed that the merger transaction between Traffix and New Motion will be a Traffix Sales Event and that the total additional consideration payable to CIK shall consist of 69,200 shares of Traffix common stock (convertible into approximately 47,111 shares of New Motion’s common stock assuming an exchange ration of 0.681) and cash in the amount of $400,000 if the average closing price of New Motion’s common stock for the ten trading days following the closing of the merger is between $8.98 and $10.50 and $700,000 if such average closing price is greater than $10.50.

The purchase price has been tentatively allocated as follows (subject to a purchase price allocation currently being prepared by an independent third party): $2,254,000 to amortizable intangibles, with an assigned useful life of 7.5 years (the entire license term being 10 years) and the balance of the purchase price, or approximately $1,583,000 allocated to unamortizable goodwill. The CIK Agreement further provided for CIK’s warranty and guaranty that there would be no termination of the License and M&S Agreement prior to

July 1, 2012, and if for any reason (other than Traffix’s default), there is such a termination, then CIK would pay Traffix a sum certain, which amount would equal to $2.6 million should the termination occur in 2007 and which amount would decrease during each subsequent six month period. Should the termination occur during the final period (i.e., six months ending June 30, 2012), the amount payable by CIK would be reduced to $0.3 million.

Hot Rocket

In January of Fiscal 2005, Traffix, through its wholly owned subsidiary, Hot Rocket Acquisition Corp., acquired all of the intangible assets of Hot Rocket Marketing Inc. and Clockwork Advertising Inc. (collectively “Hot Rocket”), corporations in the business of buying and selling performance based online advertising space for third parties, as well as providing such services to the sales activities of Traffix. The initial purchase price for the Hot Rocket acquisition, recorded in Fiscal 2005, was approximately $3.8 million and was comprised of $3.1 million in cash, $0.7 million (or 113,821 shares) of Traffix common stock and transaction fees approximating $0.1 million. Pursuant to an independent third party valuation, the reported purchase price was allocated to approximately $2.2 million of goodwill and $1.6 million of identifiable intangibles. There were no tangible assets acquired.

In addition to the initial purchase price of the acquisition, Traffix agreed to pay Hot Rocket a contingent purchase price of up to $12.5 million if Hot Rocket generates an aggregate of $27 million in EBITDA (as quantified in the acquisition agreement) over the four year period following the closing. In accordance with the terms of the acquisition agreement, for the period February 1, 2005 to January 31, 2006, Traffix was liable for a combined additional purchase price payment of $1.467 million, which has been settled by a cash payment of approximately $0.886 million made on May 9, 2006, and an issuance of 103,354 shares issued on May 10, 2006 (then having a fair market value of approximately $0.581 million).

Additionally, in accordance with the terms of the acquisition agreement, for the period August 1, 2006 to January 31, 2007, Traffix was liable for a combined additional purchase price payment of $375,000, which was settled by a cash payment of $300,000, and the issuance of 14,620 shares, with both events occurring during the nine months ended August 31, 2007.

The terms of the acquisition agreement also provided for additional contingent payments of purchase price for the periods February 1, 2006 through July 31, 2006, and August 1, 2006 through January 31, 2007, upon the attainment of certain EBITDA thresholds as specified in the agreement. Hot Rocket did not reach either of the EBITDA thresholds for those periods. Future contingent payments made, if any, will be treated as additional purchase price and included as an addition to goodwill.

To be effective only on the closing date of the merger (“Effective Date”), Traffix has reached a tentative agreement with Mark Colacioppo, president of Hot Rocket, to terminate any obligation of Traffix to make a contingent payment for any period commencing after January 31, 2008 and to amend Mr. Colacioppo’s employment agreement to provide for: (1) an extension until the end of the month in which the third anniversary of the Effective Date occurs, (2) an annual base salary of $225,000 subject to annual cost of living adjustments, (3) an annual bonus not to exceed $150,000 for each of the initial two years following the Effective Date and not to exceed $300,000 for the third year following the Effective Date, all of which bonuses are to be based upon Hot Rocket meeting certain agreed upon EBITDA milestones, (4) receiving restricted Shares of New Motion equal to the quotient (rounded up to the nearest whole share) obtained by dividing (a) $100,000 by (b) the average closing price of New Motion common stock reported for the ten (10) trading days immediately preceding the Effective Date, and (5) receiving options to acquire 25,000 shares of New Motion stock, of which 8,334 options vest on the day prior to the first anniversary of the Effective Date, and 8,333 options vest on the day prior to each of the second and third anniversaries of the Effective Date.

Operating Leases and Employment Agreements

We are not aware of any specific factors, outside of those described in the following table, and those described above, that are reasonably likely to cause a material impact, either positive or negative, on our liquidity trends.

Additionally, we do not have off-balance sheet arrangements, other than those described in the following table, and do not engage in trading activities involving non-exchange traded contracts.

A summary table of future contractual commitments, for future minimum lease payments under non-cancelable operating leases and employment contracts, and other contractually binding agreements, as of August 31, 2007, are set forth below:

	Operating Leases		Employment Agreements		Other Domestic	Total Contractual Obligations
	Domestic	Foreign	Domestic	Foreign		Domestic	Foreign
2007	$152,471	$—	$579,849	$75,000	$—	$732,320	$75,000
2008	675,005	—	570,460	325,000	—	1,245,465	325,000
2009	688,629	—	319,542	350,000	—	1,008,171	350,000
2010	696,996	—	254,665	—	—	951,661	—
2011	666,876	—	—	—	—	666,876	—
	$2,879,977	$—	$1,724,516	$750,000	$—	$4,604,493	$750,000

Background

From its inception in 1993 (under the name “Quintel Communications, Inc.”) through 1999, Traffix generated the bulk of its revenue from direct marketing using the traditional media of television, postal mail and telemarketing.

In Fiscal 2000, Traffix repositioned its operations, focus and direct marketing business to the online media of the Web. Applying the marketing discipline honed from years of operating in the “off-line” media arena, Traffix has been able to provide enhanced response-based results in a cost-effective and scaleable manner via its online marketing strategy.

During December 1995, Traffix completed its initial public offering of common stock, which is publicly traded and is currently reported on the NASDAQ National Market under the symbol “TRFX”.

Traffix is headquartered in Pearl River, New York and its mailing address is 1 Blue Hill Plaza, Pearl River, New York, 10965. The telephone number of its executive offices is (845) 620-1212. Traffix has subsidiaries and branch offices in Canada.

Online Advertising and Media Services

Traffix owns and operates a variety of Internet websites featuring specialized content such as online personals, downloadable ring-tones, wallpaper and music, recipes, greeting cards, automobile information, DVD promotions, and other theme-based content. Traffix generates traffic to its websites from advertising on third-party Internet media (e.g., search engines, email and banner advertisements) and through cross-marketing within its own online media. Traffix’s Web properties and its marketing activities utilize proprietary technologies to generate real-time response-based marketing results for its advertising clients. When visiting its online properties, consumers are given the opportunity to purchase, sign-up for, ask to be contacted regarding, or simply indicate an interest in, hundreds of Traffix’s offers for various products and services. Specifically, through these interactive Web properties Traffix generates a variety of transactional results ranging from (a) Web traffic, (b) inbound telemarketing calls, (c) outbound telemarketing leads, (d) demographically/psycho-graphically profiled lists of consumers, (e) highly-targeted customized response-based leads, (f) completed applications for products, and (g) sales of Traffix clients’ products and services.

Online Advertising — Website Advertising

Traffix owns and operates a variety of websites with a broad range of content. Virtually all Traffix-owned websites generate revenue from client advertisements. These advertisements are served across Traffix websites using its internally developed technology that serves ads to websites using an algorithm that takes into account a number of factors including information supplied by the visitor upon registration (e.g., gender, age and zip-code), as well as the price paid by our client to serve the advertisement.

The websites feature content ranging from music downloads to sweepstakes. In Fiscal 2004, Traffix launched EZ-Tracks.com (a Canadian domiciled wholly-owned subsidiary). EZ-Tracks.com is a music destination site that features over 30,000 songs available for free and legal downloading, as well as other content such as musical greeting cards and a downloadable version of the Bible in audio format. During the nine months ended August 31, 2007, Traffix acquired the 49.3% minority interest in EZ-Tracks.com. Traffix also has a games website that offers a variety of free parlor-style games, such as backgammon and checkers. In Fiscal 2004, Traffix also launched reciperewards.com, a website that features thousands of cooking recipes.

Traffix’s PrizeDistributors, Inc. sponsored group of websites offers consumers the opportunity to win up to $1 million daily in its free, online sweepstakes. The sweepstakes prizes are indemnified by an independent, third-party agency. In order to play, each consumer must provide complete and accurate registration information and agree to receive (“opt-in”) marketing messages from Traffix and its marketing partners.

Traffix also owns and operates several other websites such as Q121, Inc., Music of Faith.com, AtlasCreditGroup.com, TheBargainSpot.com, AltasAutomotiveGroup.com, EZGreets.com, GameFiesta.com, PrizeAmerica.com and LoveFreeGames.com. Each of these sites is designed for a specific consumer interest category that Traffix matches with client promotions that appeal to such interest category.

Online Advertising — Email Marketing Programs

Each program that Traffix markets for its clients can be implemented not only through Traffix websites, but also, and often, through email marketing. Traffix currently markets to a vast database, which includes consumer data that is either owned by Traffix or is managed by Traffix under its revenue share arrangements, whereby Trafffix recognizes the gross revenue as earned and bears the payment obligation to the list owner, irrespective of receipt of payment from its clients.

Results Analysis

Subsequent to a campaign being fully implemented, Traffix continually analyzes the marketing results to gauge whether the campaigns are generating adequate results for the client, whether the media is being utilized cost-efficiently, and to determine whether new and different copy is yielding better overall results. These are traditional direct-marketing disciplines that Traffix applies, which management believes, distinguishes Traffix from many of its competitors in the online marketing industry.

Affiliate Marketing

Traffix’s affiliate marketing business commenced in late Fiscal 2005 under the name of RocketProfit.com, where publishers and advertisers can make available to themselves countless unique and exclusive deals, customized promotions, high payouts, detailed tracking capabilities and significant multi-level customer support.

Syndication

After Traffix develops a campaign that works efficiently on its own media, it will sometimes “syndicate” the program to third-party media. Typically, Traffix has expended time, media and other costs in developing certain campaigns. In exchange for this invested effort, it obtains the right to market those campaigns to other online media companies. Traffix management believes that with syndicated offers Traffix can leverage campaigns it has developed so that in future fiscal periods it can generate additional revenue with reduced costs and risks associated with such business extension. There is no guarantee that this belief will be realized in future fiscal periods.

Online Advertising — Internet Media Performance Based Sales

Pursuant to Traffix’s Fiscal 2005 acquisition of Hot Rocket Marketing, Inc., Traffix generates revenue from the resale, on a variable performance basis, of Internet Media Advertising space acquired on a fixed cost basis.

Online Advertising — Data Sales, Rentals and List Management

Traffix also generates revenues from the sales, rentals and management (for use both online and offline) of its proprietary, profiled databases. Such revenue is included in Traffix’s Online Advertising and Media Services activities revenue in the Online Advertising revenue line item component.

Search Engine Marketing

Traffix’s search engine marketing company, SendTraffic (acquired in Fiscal 2004), develops and manages search engine marketing (SEM) campaigns for Traffix’s third party advertising clients, as well as for Traffix’s own proprietary websites, promotions and offers. Using a proprietary technology called Marketing Dashboard, Traffix builds, manages and analyzes the effectiveness of hundreds of thousands of pay per click (PPC) keywords in real time across each of the major search engines, like Google, Yahoo and MSN. SendTraffic pays the search engines directly for the traffic, and generates revenue by billing its clients the search engine costs, plus a marketing services fee. Traffix also performs search engine optimization (SEO) services, for which advertising clients are billed a monthly retainer fee.

Personals

The Personals business is designed as a monthly recurring billing program, with various memberships to our Personals program, iMatchUp.com. Revenue from our Personals business is generated by directly billing consumers. In the latter part of Fiscal 2006, Traffix began managing the declining Personals customer base and had, and continue to have, a reduction in marketing efforts directed at obtaining new enrollments within the Personals program. Competition for enrollees has driven the marketing costs in excess of tolerable thresholds.

Internet Game Development

Traffix’s Canadian subsidiary, Infiknowledge, ULC, performs work-for-hire services in the production of Internet games for third party vendors, and participates in royalties related to the development, launch and successful commercialization of such Internet games.

The possible consummation of the merger, as well as Traffix’s expansion in, and dependence on, our online direct marketing efforts, coupled with the potential for state and/or federal legislation limiting our ability to contact consumers online should all be considered when referring to our current fiscal period’s results, as well as prior period’s historical results, in evaluating the potential for our future operations, cash flows, and financial position.

Transactions with Major Customers

In prior fiscal periods a significant portion of Traffix’s revenue was dependent on a limited number of major customers. Traffix focuses on modifying its business methods and practices, including diversification of its revenue drivers, in an effort to diversify its customer base. There can be no assurance that Traffix will be successful in such efforts. After giving affect to Traffix’s business planning and diversification to minimize major customer reliance, for the year ended November 30, 2006 no individual customer relationship equaled, or exceeded the 10% revenue threshold for major customers. In Fiscal 2005, one customer made up 11.3%, or $7.1 million of consolidated revenues. In Fiscal 2004, one customer made up 11.1%, or $4.1 million of consolidated revenue. The three and nine-month periods ended August 31, 2007 and 2006 include two and one customer, respectively, which equaled or exceeded 10% of the Traffix’s consolidated net revenue. Traffix’s five largest customers during the three months ended August 31, 2007 accounted for 21.0%, 11.6%, 6.0%, 5.8% and 4.9% of consolidated net revenues during such period. Traffix’s five largest customers during the nine months ended August 31, 2007 accounted for 10.2%, 9.7%, 7.2%, 6.8% and 6.1% of consolidated net revenues during such period.

During the nine months ended August 31, 2007, 3.1% of Traffix’s revenue was derived from its proprietary Personals service, iMatchUp.com., as compared to 9.4% of revenue during the comparable prior year’s period.

Segment Information

Traffix operates in one segment, Online Advertising and Media Services. In classifying the financial information for its operating activities, Traffix relies primarily upon the evaluations of its chief operating decision maker (CODM — as managed by committee) and executive management in deciding how to allocate its resources and assess its performance. Disclosure is also required about products and services, geographic areas and major customers.

Traffix sells services and not products and, correspondingly, does not carry inventory.

Traffix had Internet Game Development revenue from its Canadian-based subsidiary of approximately $645,000 and $774,000 during the nine-month periods ended August 31, 2007 and 2006, respectively. The primary role of the Canadian subsidiary is to support back office data operations and does not directly contribute significant amounts to consolidated net income. The majority of the Canadian subsidiary’s outlays are related to the generation of Traffix revenue. Correspondingly, Traffix classifies these outlays within the categories of cost of sales and selling, general and administrative expenses, where appropriate.

Segment information is set forth in Note 1 to the Consolidated Financial Statements of Traffix, presented as Exhibit 99.10.

Results of Operations

Comparison of Nine Months Ended August 31, 2007 and August 31, 2006.

The following is a discussion of our results of operations for the nine-month periods ended August 31, 2007 and August 31, 2006. It should be read in conjunction with Traffix’s Annual Report on Form 10-K as filed for the year ended November 30, 2006, the notes thereto and other financial information included elsewhere in this Proxy Statement/Prospectus report.

Net Revenue

Traffix’s net revenue, and the disclosure of its revenue components, for each of the nine months ended August 31, 2007 and August 31, 2006, are set forth below:

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	$	%
Online Advertising	$39,513,758	$37,348,813	$2,164,965	6%
Search Engine Marketing	21,427,637	12,334,262	9,093,375	74%
Personals	1,982,569	5,228,331	(3,245,762)	(62)%
Internet game development	644,735	774,421	(129,686)	(17)%
Consolidated totals	$63,568,699	$55,685,827	$7,882,872	14%

Net Revenue increased approximately $7.9 million, or 14%, to $63.6 million for the nine months ended August 31, 2007, from $55.7 million in the prior year’s comparable period. The Online Advertising and Media Service’s core business grew organically, primarily driven by increased revenues from Search Engine Marketing services ($9.1 million, or 74%) and Online Advertising services ($2.2 million, or 6%), offset by combined declines in Traffix’s Personals business and its Internet game development activities of approximately $3.2 million, or 62.0%, and $0.1 million, or 17%, respectively. Search Engine Marketing service revenue increased as a result of Traffix’s continued focus on the successful identification of new third party clients and the enhancement of existing Search client relationships. Traffix’s Online Advertising revenue principally consists of three revenue sub-sets: (a) Website Advertising sub-set revenue increased to $27.1 million from $20.7 million, for an increase of approximately $6.4 million, or 31%, and is primarily the result of increased emphasis on generating revenue via Traffix’s websites for its recently developed wireless client relationships, offset by declines in other historically traditional clientele; (b) Email Marketing sub-set revenue declined to $2.5 million from $6.0 million, for a decrease of approximately $3.5 million, or 58%, and resulted from internet service providers’ consumer contact restrictions negatively impacting Traffix’s ability to deliver commercial email to our permission based consumers; (c) revenues generated from Traffix’s Hot Rocket Marketing subsidiary, remained relatively consistent yielding a decline of $0.3 million, or 4% of revenue ($8.962 million, Fiscal 2006 compared to $8.644 million, Fiscal 2007).

Traffix’s Personals business revenue declined as a result of decreased consumer enrollments based on the unprofitable values being paid for such new enrollees. Traffix continues to generate revenues from the declining base of customers acquired in prior years, and expect this to be an immaterial contribution to operations in future fiscal periods.

Cost of Revenue

Traffix’s cost of revenue during the nine months ended August 31, 2007 and August 31, 2006 was comprised of direct and indirect marketing costs associated with the acquisition and retention of consumers for its Online Advertising and Media Service activities’ marketing programs, and includes direct response email marketing costs (including related salaries, depreciation and amortization costs), website registrations costs, the cost of customer profiles, other customer acquisition costs, search engine marketing costs, and the related contingent-based sweepstakes indemnification expense.

The cost of revenues, and the disclosure of the components, for each of the nine-month periods ended August 31, 2007 and August 31, 2006, are set forth below:

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	$	%
Online Advertising	$26,676,438	$21,178,886	$5,497,552	26%
Search Engine Marketing	17,272,989	10,281,307	6,991,682	68%
Personals	118,558	3,703,704	(3,585,146)	(97)%
Internet game development	199,531	243,177	(43,646)	(18)%
Consolidated totals	$44,267,516	$35,407,074	$8,860,442	25%

Cost of revenues on a consolidated basis increased $8.9 million, or 25%, to $44.3 million for the nine months ended August 31, 2007, from $35.4 million in the comparable prior year period.

The significant factors contributing to the increase in consolidated cost of revenue were related to an increase of $7.0 million, or 68%, in the costs incurred in conducting our increased volume of Search Engine Marketing activities and an increased relative cost of procuring marketing media in the conduct of Traffix’s Online Advertising activities. The increases in cost of revenue referenced above were offset by a decline in the cost of revenues attributable to Traffix’s Personals business of $3.6 million, or 97%, which relates to the suspension in outlays for new Personals enrollees based on the prohibitive market cost of such enrollees.

Gross Profit

Traffix’s gross profit in terms of dollars, on a component basis, and its gross profit percentage, on a component basis, for each of the nine-month periods ended August 31, 2007 and August 31, 2006, are set forth below:

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	$	%
Online Advertising	$12,837,320	$16,169,927	$(3,332,607)	(21)%
Search Engine Marketing	4,154,648	2,052,955	2,101,693	102%
Personals	1,864,011	1,524,627	339,384	22%
Internet game development	445,204	531,244	(86,040)	(16)%
Consolidated totals	$19,301,183	$20,278,753	$(977,570)	(5)%

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	%	%
Online Advertising	32.5%	43.3%	(10.8)%	(25)%
Search Engine Marketing	19.4%	16.6%	2.8%	17%
Personals	94.0%	29.2%	64.8%	222%
Internet game development	69.1%	68.6%	0.5%	1%
Consolidated totals	30.4%	36.4%	(6.0)%	(16)%

Consolidated Gross Profit (“gross margin”) as a percentage of net revenue was 30.4% during the nine months ended August 31, 2007, compared to 36.4% in the prior year’s comparable period, representing an absolute percentage point decrease of 6.0%, or a 16.5% decline on a relative basis when compared to the prior year’s comparable period.

The 16.5% relative decline in the gross profit percentage is primarily attributable to a decrease in the gross profit margin of the Online Advertising component, which due to its higher relative revenue contribution yields a higher proportionate impact on the total relative decline. Offsetting the decline are increases in the gross profit margins of Traffix’s Personals business and its Search Engine Marketing business.

Selling Expense

Traffix’s selling expenses for each of the nine-month periods ended August 31, 2007 and August 31, 2006 are set forth below:

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	$	%
Fee share commissions	$680,637	$2,336,336	$(1,655,699)	(71)%
Selling salaries and related costs	2,324,691	2,185,096	139,595	6%
Travel, entertainment, shows and other	204,055	162,033	42,022	26%
Consolidated totals	$3,209,383	$4,683,465	$(1,474,082)	(31)%

Selling expenses, on a consolidated basis, decreased approximately $1.5 million, or 31%, to $3.2 million during the nine months ended August 31, 2007 from $4.7 million during the nine months ended August 31, 2006. The decrease resulted from an approximate $1.7 million decrease in fee share commissions correlating to Traffix’s decreased email marketing revenue (as referenced above in the MD&A revenue discussion) and the correlative decrease in amounts owning to third-party database owners in the generation of such decreased revenues. Traffix is the primary obligor to the third party list owner and thus bears the responsibility of payment to the list owner regardless of whether or not our client pays. This decrease was offset by an increase of approximately $0.1 million, or 6%, in selling salaries and related costs attributable to increased selling commissions attributable to increased comparable period revenues.

General and Administrative Expense

Traffix’s general and administrative expenses (“G&A”) are principally comprised of (i) compensation costs and related expenses for executive, finance, information technology and operation systems, and general administration personnel, (ii) professional fees (which include legal; audit, accounting and tax; public relations; database management and consulting; and public company related printing and filing costs), (iii) insurance costs, (iv) occupancy and other equipment rental costs, (v) salaries, depreciation and amortization related to Traffix’s site development, maintenance and modification costs related to Traffix’s Online Advertising and Media Services activities, and (vi) all other general and miscellaneous corporate expense items.

Traffix’s general and administrative expenses for the nine months ended August 31, 2007 and August 31, 2006 are set forth below:

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	$	%
Compensation and related costs	$7,235,713	$7,432,187	$(196,474)	(3)%
Professional fees	1,489,162	1,053,807	435,355	41%
Insurance costs	693,275	719,473	(26,198)	(4)%
Occupancy and equipment costs	446,657	339,967	106,690	31%
Depreciation and amortization	1,079,427	1,132,104	(52,677)	(5)%
All other miscellaneous G&A expenses	1,499,552	1,304,469	195,083	15%
Consolidated totals	$12,443,786	$11,982,007	$461,779	4%

General and Administrative expenses (“G&A”) on a consolidated basis increased approximately $0.4 million, or 4%, when comparing G&A of $12.4 million for the nine months ended August 31, 2007 to G&A of $12.0 million for the nine months ended August 31, 2006. The net increase was attributable to combined increases in professional fees, occupancy costs and miscellaneous G&A of approximately $0.7 million or 27%, offset by combined declines in compensation and related costs, insurance costs, and depreciation and amortization of approximately $0.3 million, or 3%. The decline in compensation costs were attributable to a decrease in stock-based compensation costs of approximately $0.3 million (resulting from a decline in SFAS 123R non-cash compensation expense during the nine-month ended August 31, 2007 when compared to the nine months ended August 31, 2006). Insurance costs declined as a result of favorable terms procured on our directors and officers renewal; and depreciation and amortization costs had a net decline based on certain assets reaching their useful life, offset, to a lesser degree, by additional amortization and depreciation on current period acquisitions.

Feder, Kaszovitz, Isaacson, Weber, Skala, Bass and Rhine LLP (“FKIWSBR”) provides general legal services to Traffix in the ordinary course of business and litigation services in defense of actions arising from such business activities. Murray L. Skala, a partner in such firm, was a member of Traffix’s board of directors from inception to August 25, 2006, at which time he chose not to stand for re-election. FKIWSBR fees are billed on an arms length basis. Traffix incurred approximately $226,000 in legal fees (exclusive of disbursements) from FKIWSBR during the nine months ended August 31, 2006.

Bad Debt Expense and (Recapture)

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	$	%
Online Advertising	$(201,958)	$116,575	$(318,533)	(273)%
Search Engine Marketing	111,955	54,131	57,824	107%
Personals	—	—	—	—%
Internet game development	—	3,634	(3,634)	100%
Consolidated totals	$(90,003)	$174,340	$(264,343)	(152)%

Bad Debt expense decreased on a net basis by approximately $0.3 million, or 152%, when comparing the nine months ended August 31, 2007 with the nine months ended August 31, 2006. The net decrease is attributable to recaptures of bad debt expense provided for in prior fiscal periods that were settled in the current fiscal period for less than that originally estimated. Such bad debt recaptures were offset by increased bad debt reserves for other smaller accounts in our Online Advertising activities and net bad debt expense in Traffix’s Search Engine Marketing activities. Traffix’s allowance for bad debt results from our assessment of the risk of collection embedded in its customer base, as described below.

Traffix continuously evaluates the potential of the collectibility of trade receivables by reviewing such factors as deterioration in the operating results, financial condition or bankruptcy filings of its customers. Not all of Traffix’s customers are publicly traded, or otherwise make available financial information in significant detail. Therefore, there are limits placed on Traffix’s ability to draw information from financial filings. As a result of our review process, Traffix records adjustments to bad debt provisions/(recoveries) to reflect the related accounts receivable carrying amount to amounts that estimate their probable realizable value. Provisions for bad debts are also recorded resulting from the review of other factors, including (a) length of time the receivables are past due, and (b) historical experience, and other factors obtained during collection efforts. If circumstances related to specific customers change, Traffix’s estimates for bad debt provision/(recoveries) could be further increased or decreased in future fiscal periods.

Other Non-Operating Income (Expense)

The components of Traffix’s “Other non-operating income (expense)” are set forth below:

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	$	%
Interest income and dividends	$862,999	$774,344	$88,655	11%
Realized gains (losses) on sale of marketable securities	45,831	(5,498)	51,329	934%
Other non-operating income:
Other miscellaneous income	41,902	10,054	31,848	317%
Foreign currency exchange rate fees and interest expense	(39,255)	(35,410)	(3,845)	(11)%
Minority interest (income)	(48,000)	(432,000)	384,000	(89)%
Consolidated totals	$863,477	$311,490	$551,987	177%

Consolidated Other Non-operating Income (Expense) increased approximately $552,000, from approximately $311,000 for the nine months ended August 31, 2006, to approximately $863,000 for the nine months ended August 31, 2007.

The factors contributing to the increase are set forth in the order as shown in the above table:

•	Interest income increased approximately $89,000, or 11%, as the result of more favorable rates available during Fiscal 2007 as compared to Fiscal 2006 on slightly less cash and marketable security balances.
•	Realized gains on the sale of marketable securities increased by $51,000 when comparing the current fiscal period gains of $46,000, with the prior period’s comparable losses of $5,000.
•	Other miscellaneous income increased approximately $31,000 and primarily was the result of collections from various test marketing projects performed for Traffix’s clients.
•	Minority Interest resulting from Traffix’s EZ-Tracks partnership with Madacy Entertainment decreased from approximately $432,000 in the nine months ended August 31, 2006 to $48,000 during the nine months ended August 31, 2007, as a result of the acquisition of the related minority interest by Traffix during the first quarter of Fiscal 2007 (see “Overview”).

Minority Interest

During Fiscal 2005, Traffix entered into an agreement with Madacy Entertainment, through a newly created partnership, EZTracks LP, to market and promote EZTracks.com, Traffix’s new web destination consisting of approximately 30,000 downloadable songs covering a wide array of musical genres. Traffix, through a wholly owned subsidiary, owned 50.7% of the partnership and was responsible for managing the operations of the business, including generating traffic to the website, as well as selling advertising on the site. Madacy Entertainment, through its wholly owned subsidiary, owned 49.3% until January 1, 2007, at which time Traffix acquired the 49.3% interest in the partnership. Prior to Traffix’s acquisition of the interest, Madacy provided its inventory of music and an extensive library of music licensed from other parties. Madacy had limited involvement with certain aspects of operations. The results of operations for the nine months ended August 31, 2007, and for the nine months ended August 31, 2006, include the fully consolidated results of EZTracks LP with minority interest established to reflect Madacy’s ownership share of the partnership’s operating results, as applicable, for such periods.

	Nine Months Ended August 31,		Change Increase/(Decrease)
	2007	2006	$	%
Net sales	$895,997	$8,737,347	$(7,841,350)	(90)%
Cost of sales	790,398	7,697,968	(6,907,570)	(90)%
Gross profit	105,599	1,039,379	(933,780)	(90)%
General and administrative expenses	8,236	163,111	(154,875)	(95)%
Net income	$97,363 (1)	$876,268 (1)	$(778,905)	(89)%
Minority interest	$48,000 (3)	$432,000 (2)	$(384,000)	(89)%

(1)	All items included in Traffix’s Online Advertising and Media Service activities.
(2)	Represents Madacy Entertainment’s 49.3% minority interest.
(3)	Represents Madacy Entertainment’s 49.3% minority interest for the period December 1, 2006.
(4)	Represents minority interest operations for the period December 1, 2006 to December 31, 2006.

Provision for Income Taxes

Quarterly income taxes are calculated in accordance with the interim financial reporting requirements as set forth in the Accounting Principal Board’s Opinion 28 as amended by SFAS 109, and Financial Interpretation Number 18. The pronouncements consider interim quarterly periods as an integral part of the annual period, with interim quarterly tax periods reflecting the estimated annual effective tax rate. Management believes that Traffix has adequately provided for tax-related matters. Traffix is subject to examination by taxing authorities in various jurisdictions. Matters raised upon audit may involve substantial amounts of tax. Management considers it unlikely that future audits of any open audit year (if at all) would have a material adverse effect upon our consolidated financial statements.

Traffix’s income tax provision for the nine months ended August 31, 2007 was approximately $2,310,530, which is tax expense related to current period operations.

The current year’s estimated effective rate relationship of 50.7% differs immaterially from our annual effective rate of 46.2% recognized during the year ended November 30, 2006, after consideration of the impact on tax expense attributable to expenses incurred and expected to be incurred in connection with our activities arising out of the proposed merger.

Comparison of Years Ended November 30, 2006 and November 30, 2005

Net Revenue

Traffix’s net revenues, and disclosure of our revenue components for each of the fiscal years ended November 30, 2006 and 2005, are set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2006	2005	$	%
Online Advertising	$47,674,007	$44,177,956	$3,496,051	8%
Search Engine Marketing	17,860,887	9,599,746	8,261,141	86%
Personals	6,397,352	8,432,402	(2,035,050)	(24)%
Internet game development	911,697	646,878	264,819	41%
Consolidated totals	$72,843,943	$62,856,982	$9,986,961	16%

Net Revenue increased approximately $10.0 million, or 16%, to $72.8 million for the year ended November 30, 2006, from $62.9 million in the prior year. The Online Advertising and Media Services activities’ core business grew organically, primarily driven by increased revenues from Search Engine Marketing services (increase of $8.3 million, or 87%) and increased revenues from Online Advertising (increase of $3.5 million, or 8%). Online Advertising revenue included an increase in performance basis revenue from Internet

Media Advertising (increase of $3.9 million, or 55%), and a net-combined decline in revenue from Traffix’s Web Advertising, Email Marketing Programs, Data sales, and list management of approximately $0.5 million, or 1.5%. Internet Game Development revenues approximated $0.9 million, for an approximate $0.3 million increase, or 41%. Search Engine Marketing service revenue increased as a result of Traffix’s increased focus on its Online Advertising and Media service activities as a result of recent acquisitions. Online advertising revenue includes the revenues Traffix generates upon its resale of Internet Media, and is also the result of recent acquisitions. The above-referenced increases were offset by declines in: (a) email marketing program revenue, which declined approximately $0.2 million, or 3%, resulting from declines in the delivery rates of Traffix’s email marketing offers; and (b) data sale, rental and list management revenue declines of $1.9 million, or 50%, which resulted from the shift in Traffix’s business, where its increased reliance on Search Engine Marketing and Internet Advertising revenue generated lesser amounts of data that would otherwise become available for sale and rental purposes when compared to Traffix’s historical incentive based online web advertising focus.

Traffix’s Personals business, the iMatchUp.com dating sites, recognized a revenue decline of approximately $2.0 million, or 24%, as a result of declining customer enrollments. In the latter part of Fiscal 2006 and as expected in Fiscal 2007, Traffix experienced, and expects to continue to experience, a reduction in marketing efforts directed at obtaining new enrollments within the Personals program. Competition for enrollees has driven the marketing costs in excess of tolerable thresholds, which is the reasoning behind Traffix’s change in its customer contact strategy and resulting revenue declines.

The increase in Internet game development revenue was attributable to an increase in successful games brought to market by Traffix’s development partners in Fiscal 2006 when compared to Fiscal 2005.

Cost of Sales

Traffix’s cost of sales during the year ended November 30, 2006 and 2005, were comprised of direct and indirect marketing costs associated with the acquisition and retention of consumers for Traffix’s Online Advertising and Media Service activities’ marketing programs, and includes direct response email marketing costs (including related salaries, depreciation and amortization costs), website registration costs, the cost of customer profiles, other customer acquisition costs, search engine marketing costs, and the related contingent-based sweepstakes indemnification expense.

Cost of sales, and the disclosure of our components, for each of the fiscal years ended November 30, 2006 and 2005, are set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2006	2005	$	%
Online Advertising	$28,110,977	$26,301,370	$1,809,607	7%
Search Engine Marketing	15,155,117	7,770,651	7,384,466	95%
Personals	4,432,433	6,776,885	(2,344,452)	(35)%
Internet game development	286,600	203,354	83,246	41%
Consolidated totals	$47,985,127	$41,052,260	$6,932,867	17%

Cost of sales on a consolidated basis increased $7.0 million, or 17%, to $48.0 million for the year ended November 30, 2006, from $41 million for the year ended November 30, 2005.

The significant factor contributing to the increase in consolidated costs of sales was a net increase of approximately $7.4 million, or 95%, in costs incurred in the generation of increased Search Engine Marketing service revenues. The Online Advertising component recognized a net increase in cost of sales of approximately $1.8 million, or 7%, and was comprised of increases in purchases of performance based online advertising space of $2.6 million, or 60%, as a result of a prior year acquisition within which Traffix makes direct purchases of online advertising space that is resold on a performance basis. Such increase was offset by a combined decline in website advertising registrations and total email costs of approximately $0.8 million resulting from a shift to a greater reliance on search engine marketing to drive Online Advertising traffic, coupled with an increased focus on internal email platform mailings and a lesser reliance on third party email vendors.

In Traffix’s Personals business, costs incurred in the acquisition of new customer profiles decreased $2.3 million, or 35%. The decrease in customer profile cost correlates to Traffix’s decreased emphasis on the acquisition of new enrollments during the last six-months of Fiscal 2006. The cost of enrollment escalation, coupled with a decline in the billable life of existing customers, caused Traffix to decrease its spending budget for the Personals business. Traffix continues its focus of maximizing current customer billable lifetime.

Gross Profit

Traffix’s gross profit in terms of dollars, and our gross profit percentage, for each of the years ended November 30, 2006 and 2005, are set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2006	2005	$	%
Online Advertising	$19,563,030	$17,876,586	$1,686,444	9%
Search Engine Marketing	2,705,770	1,829,095	876,675	48%
Personals	1,964,919	1,655,517	309,402	19%
Internet game development	625,097	443,524	181,573	41%
Consolidated totals	$24,858,816	$21,804,722	$3,054,094	14%

	Year Ended November 30,		Change Increase/(Decrease)
	2006	2005	%	%
Online Advertising	41.0%	40.5%	0.5%	1%
Search Engine Marketing	15.1%	19.1%	(4.0)%	(21)%
Personals	30.7%	19.6%	11.1%	56%
Internet game development	68.6%	68.6%	—%	—%
Consolidated totals	34.1%	34.7%	(0.6)%	(2)%

Consolidated Gross Profit (“gross margin”) as a percentage of net revenue was 34.1% during the year ended November 30, 2006, compared to 34.7% in the prior year, representing an absolute percentage point decrease of 0.6%, or a 1.6% decrease on a relative basis.

The slight negative change in gross profit percentage is primarily attributable to several offsetting factors. Traffix’s Personals business, the iMatchUp.com dating sites, recognized a 56.4% relative margin increase in Fiscal 2006, and is the result of reductions in Traffix’s new Personals member acquisition budget and the benefit of the attritting billable customer base yielding a gross margin that was not encumbered by increasing acquisition costs (the overall impact on gross margin dollars is minimal based on the Fiscal 2006 decline in Personals revenue of approximately $2.3 million). Traffix’s Online Advertising activities gross margin remained relatively constant, resulting from the loss of a material customer in the third quarter of Fiscal 2006, partially offset by increased gross margins resulting from a greater reliance on Search Marketing in Traffix’s Online Advertising efforts, which replaced the prior periods greater reliance on marginally less profitable website registrations, as well as a relative decline of 20.5% in the gross margin recognized in Traffix’s Search Engine Marketing services provided to third parties. In the continued expansion of its search engine marketing services, Traffix has recognized declines in the related gross margin as a result of maintaining such growth, coupled with cost increases arising from competitive market conditions.

Selling Expense

Traffix’s Selling Expenses for each of the years ended November 30, 2006 and 2005 are presented in the table set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2006	2005	$	%
Fee share commissions	$2,917,982	$2,426,527	$491,455	20%
Selling salaries and related costs	2,944,383	2,545,218	399,165	16%
Travel, entertainment, shows and other	220,886	261,613	(40,727)	(16)%
Consolidated totals	$6,083,251	$5,233,358	$849,893	16%

Selling expenses, on a consolidated basis, increased approximately $0.8 million, or 16%, to $6.1 million during the year ended November 30, 2006 from $5.2 million during the year ended November 30, 2005. The increase resulted from an approximate $0.5 million increase in fee share commissions correlating to Traffix’s increased use of third-party databases used to generate email marketing program revenues included in our Online Advertising revenue component. Traffix is the primary obligor to the third party list owner and bear the responsibility of payment to the list owner regardless of whether or not our client pays Traffix. Additionally, selling salaries and related costs increased approximately $0.4 million, or 15%, during the year ended November 30, 2006 as a result of increased sales commissions (on total revenues of $72.3 million for the year ended November 30, 2006 compared to the year ended November 30, 2005 total revenues of $62.9 million).

General and Administrative Expense

Traffix’s general and administrative expenses (“G&A”) are principally comprised of (i) compensation costs and related expenses for executive, finance, information technology and operation systems, and general administration personnel, (ii) professional fees (which include legal; audit, accounting and tax; public relations; database management and consulting; and public company related printing and filing costs), (iii) insurance costs, (iv) occupancy and other equipment rental costs, (v) salaries, depreciation and amortization related to our site development, maintenance and modification costs related to Traffix’s Online Advertising and Media Services activities, and (vi) all other general and miscellaneous corporate expense items.

General and Administrative Expenses for the years ended November 30, 2006 and 2005 are presented in the table set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2006	2005	$	%
Compensation and related costs	$9,251,400	$8,933,727	$317,673	4%
Professional fees	1,291,921	1,647,399	(355,478)	(22)%
Insurance costs	945,810	936,385	9,425	1
Occupancy and equipment costs	457,206	406,261	50,945	13
Depreciation and amortization	1,443,704	1,525,425	(81,721)	(5)%
All other miscellaneous G&A expenses	1,775,240	1,245,378	529,862	43%
Consolidated totals	$15,165,281	$14,694,575	$470,706	3%

General and Administrative expenses (“G&A”) on a consolidated basis increased approximately $0.5 million, or 3%, when comparing G&A of $15.2 million for the year ended November 30, 2006 to G&A of $14.7 million incurred during the year ended November 30, 2005. The net increase was principally attributable to combined increases in compensation costs and miscellaneous G&A expenses of approximately $0.8 million, or 8%. Offset by a combined decline in professional fees, depreciation and amortization of $0.4 million. The significant increase in compensation costs was attributable to non-cash stock-based compensation costs of approximately $0.5 million resulting from the December 1, 2005 adoption of SFAS 123R, offset by Fiscal 2006 fourth quarter declines in contractually legislated officer bonuses based on the decline in Fiscal 2006 fourth quarter results, reducing amounts previously accrued to August 31, 2006.

Bad Debt Expense (Recapture)

	Year Ended November 30,		Change Increase/(Decrease)
	2006	2005	$	%
Online Advertising	$335,565	$(422,811)	$758,376	(179)%
Search Engine Marketing	199,947	19,625	180,322	919%
Personals	—	—	—	—%
Internet game development	3,643	—	3,643	100%
Consolidated totals	$539,155	$(403,186)	$942,341	(234)%

Bad Debt expense increased on a net basis by approximately $0.9 million when comparing the year ended November 30, 2006 with the year ended November 30, 2005. Traffix’s Fiscal 2006 bad debt expense of approximately $0.5 million includes a $0.15 million reduction attributable to a favorable litigation settlement resulting in a cash-based recapture of receivable amounts previously written-off for one particular client in a prior fiscal year. Offsetting the recapture, Traffix increased its bad debt reserves for the entire balance of the uncollected receivable related to the loss of a significant customer in the third quarter of Fiscal 2006, as well as providing for bad debt reserves for other smaller receivable balances as at November 30, 2006. Traffix’s allowance for bad debt results from our assessment of the risk of collection embedded in our customer base as described below.

Traffix continuously evaluates the potential of the collectibility of trade receivables by reviewing such factors as deterioration in the operating results, financial condition or bankruptcy filings of its customers. Not all Traffix customers are publicly traded, or otherwise make available financial information in significant detail. Therefore, there are limits placed on Traffix’s ability to draw information from financial filings. As a result of its review process, Traffix record adjustments to bad debt provisions/(recoveries) to reflect the related accounts receivable carrying amount to amounts that estimate their probable realizable value. Provisions for bad debts are also recorded resulting from the review of other factors, including (a) length of time the receivables are past due, and (b) historical experience, and other factors obtained during collection efforts. If circumstances related to specific customers change, Traffix’s estimates for bad debt provision/(recoveries) could be further increased or decreased in future fiscal periods.

Other Non-operating Income (Expense)

The components of “Other non-operating income (expense)” for the years ended November 30, 2006 and 2005 are set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2006	2005	$	%
Interest income and dividends	$1,068,538	$957,069	$111,469	12%
Realized gains (losses) on sale of marketable securities	16,835	561,359	(544,524)	(97)%
Realized gain on sale of subsidiary	—	195,000	(195,000)	(100)%
Other non-operating income:
Other miscellaneous income (expense)	23,996	(6,832)	30,828	451%
Foreign currency exchange rate fees and interest expense	(51,192)	(21,244)	(29,948)	141%
Interest and penalties — tax audits and settlements	(13,902)	—	(13,902)	100%
Minority interest (income)	(576,000)	(494,533)	(81,467)	16%
Consolidated totals	$468,275	$1,190,819	$(722,544)	(61)%

Consolidated Other Non-operating Income (Expense) decreased approximately $0.7 million, from approximately $1.2 million of other income during the year ended November 30, 2005, to approximately $0.5 million for the year ended November 30, 2006.

The material factors contributing to the net decline in other non-operating income as forth in the above table are as follows:

•	Interest income increased approximately $0.1 million, or 12%, with the increase related to more favorable interest rates available during Fiscal 2006 when compared to Fiscal 2005.
•	Realized gains on the sale of marketable securities decreased by $0.5 million when compared to the prior year’s comparable annual period. During the prior year Traffix had substantial selling activity in the equity-based portion of its marketable security portfolio, resulting from its decision to recognize unrealized capital gains to take the benefit of expiring capital loss carryforwards.
•	Fiscal 2005 included approximately $0.2 million in installment payments from a prior year’s sale of a subsidiary. The final installments were collected in Fiscal 2005 and, therefore, no such collections or income were recognized in the comparable period of Fiscal 2006.

Minority Interest

During January 2005, Traffix entered into an agreement with Madacy Entertainment, through a newly created partnership, EZTracks LP, to market and promote EZTracks.com, Traffix’s new web destination consisting of approximately 30,000 downloadable songs covering a wide array of musical genres. Traffix, through a wholly owned subsidiary, owns 50.7% of the partnership and will be responsible for managing the operations of the business, including generating traffic to the website, as well as selling advertising on the site. Madacy Entertainment, through its wholly owned subsidiary, owns 49.3% of the partnership and provides its inventory of downloadable music, including an extensive library of downloadable music licensed from other parties. Madacy has limited involvement with certain aspects of operations. The results of operations for the year ended November 30, 2006 include the fully consolidated results of EZTracks LP with minority interest established to reflect Madacy’s ownership share of the partnership’s operating results. The Fiscal 2005 period reflects the fully consolidated results of operations of EZTracks LP for the period January 12, 2005 (inception) to November 30, 2005, with the minority interest established to reflect Madacy’s ownership share for such period.

The following table set summarizes the results of EZ Tracks LP for the periods indicated:

	Year Ended November 30,				Change Increase/(Decrease)
	2006		2005		$	%
Net sales	$10,262,347		$8,369,797		$1,892,550	23%
Cost of sales	8,913,489		7,286,976		1,626,513	22%
Gross profit	1,348,858		1,082,821		266,037	25%
General and administrative expenses	180,501		79,712		100,789	126%
Net income	$1,168,357	(1)	$1,003,109	(1)	$165,248	16%
Minority interest	$576,000	(2)	$494,533	(2)	$81,467	16%
Distributions to minority interest	$628,000		$128,896

(1)	All items included in Traffix’s Online Advertising and Media Services activities;
(2)	Represents Madacy Entertainment’s 49.3% minority interest

Provision For Income Taxes

Traffix provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year. Cumulative adjustments to the tax provision are recorded in the interim period in which a change in the estimated annual effective rate is determined. A final adjustment is made to Traffix’s provision for income taxes pursuant to the computation of our annual tax provision (benefit). Traffix’s current year’s tax provision approximates $1.6 million, coupled with pre tax income of approximately $3.5 million. This effective rate relationship of 46.2%, when compared to Traffix’s historical effective rate of approximately

30% principally results from taxes incurred and expensed from Traffix’s foreign operations. Traffix settled Scientific Research and Experimental Development Credits (“SR&ED credits”) for Traffix’s Canadian (New Brunswick based) subsidiary with the Canadian Revenue Agency for the fiscal years ended November 30, 2002 through 2005. During such Fiscal 2002 to 2005 period, the related items attributable to the SR&ED credit were exhausted, therefore under Traffix’s current tax structure, its New Brunswick based Canadian subsidiary’s foreign earnings are fully taxed in Canada, and as such based on the lack of any foreign source income a foreign tax credit is not available to Traffix on the related foreign taxes, with such taxes being fully included in Traffix’s US tax provision, resulting in the effective tax rate increase. Traffix is formulating tax planning that should be in place effective December 1, 2006, whereby Traffix’s future effective tax rate should range from approximately 36% to 39%. See Traffix’s Note 9 to its Consolidated Financial Statements for the year ended November 30, 2006, as included in Exhibit 99.9 to this joint proxy statement/prospectus for further details of Traffix’s tax expense (benefit), and deferred tax assets and liabilities. Traffix is subject to examination by taxing authorities in various jurisdictions, and believes that it has adequately provided for all such tax liabilities. Matters raised upon audit from such jurisdictions may involve substantial amounts and could be material. Traffix’s management considers it unlikely that resolution of any such matters would have a material adverse effect upon our consolidated financial statements.

For the Year Ended November 30, 2005 Compared to Year Ended November 30, 2004

Net Revenue

Traffix’s net revenues, and the disclosure of its components, for each of the fiscal years ended November 30, 2005 and 2004, are detailed in the following tables:

	Year Ended November 30,		Change Increase/(Decrease)
	2005	2004	$	%
Online Advertising	$44,177,956	$28,373,640	$15,804,316	56%
Search Engine Marketing	9,599,746	2,059,722	7,540,024	366%
Personals	8,432,402	6,606,541	1,825,861	28%
Internet game development	646,878	241,311	405,567	168%
Consolidated totals	$62,856,982	$37,281,214	$25,575,768	69%

Net Revenue increased approximately $25.6 million, or 69%, to $62.8 million for the year ended November 30, 2005, from $37.3 million in the prior year. The Online Advertising and Media Services activities’ core business grew organically, primarily driven by an extension in Traffix’s customer base across the majority of its revenue components, coupled with revenues generated from a prior year acquisition, and accounted for approximately $19.8 million of the consolidated revenue increase. The prior year acquisition, Send Traffic, Inc. acquired on June 30, 2004, accounted for approximately $7.5 million of such increase, and contributed approximately $9.6 million, or 15.3% to Fiscal 2005 net revenues, compared to $2.1 million, or 5.5% in Fiscal 2004 revenues. Supplementing Traffix’s core Online Advertising and Media Service revenue growth was approximately $7.0 million in revenue earned from our January 21, 2005 Hot Rocket acquisition, with such revenue being included in the Online Advertising revenue component.

At December 1, 2005, the first month of our fiscal year ended November 30, 2006, Traffix reviewed its segment reporting and determined that it is in one segment, with that segment being the business of Online Advertising and Media Services. Traffix correspondingly has restated all financial information disclosed in the Form 10-K, for the year ended November 30, 2006, in order not to disrupt any financial statement trend analysis. In Fiscal 2005, and prior, Traffix had reported revenue from an additional segment, LEC Billed Products and Services, which was primarily inactive regarding its contribution to gross margin, income from operations and net income for the period December 1, 2002 through November 30, 2005. The revenues from this collapsed segment have been combined with the Online Advertising revenue component for all periods reported; such revenue declined approximately $1.3 million when comparing Fiscal 2005 with Fiscal 2004, based on Traffix’s intentional decline in the marketing focus and emphasis applied to this terminated business resulting from its underlying unprofitable customer base.

Cost of Sales

Traffix’s cost of sales during the year ended November 30, 2005 and 2004, were comprised of direct and indirect marketing costs associated with the acquisition and retention of consumers for Traffix’s Online Advertising and Media Service activities’ marketing programs, and includes direct response email marketing costs (including related salaries, depreciation and amortization costs), website registrations costs, the cost of customer profiles, other customer acquisition costs, search engine marketing costs, and the related contingent-based sweepstakes indemnification expense.

The cost of sales, and the disclosure of the components, for each of the years ended November 30, 2005 and 2004, are set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2005	2004	$	%
Online Advertising	$26,301,370	$15,831,138	$10,470,232	66%
Search Engine Marketing	7,770,651	1,623,691	6,146,960	379%
Personals	6,776,885	4,520,673	2,256,212	50%
Internet game development	203,354	77,108	126,246	164%
Consolidated totals	$41,052,260	$22,052,610	$18,999,650	86%

Cost of sales on a consolidated basis increased $19.0 million, or 86%, to $41 million for the year ended November 30, 2005, from $22.1 million for the year ended November 30, 2004.

The primary factor contributing to the increase in consolidated cost of sales was related to a net increase of approximately $10.5 million, or 66%, in costs incurred in the generation of Traffix’s Online Advertising revenue stream. Online Advertising costs include: (a) purchases of online advertising space, which increased $4.3 million, and was the result of the January 21, 2005 acquisition of our Hot Rocket Marketing subsidiary; (b) purchases of website advertising registrations, which increased $7.2 million, and was the result of increased website presence and expanded website based marketing efforts; (c) costs incurred from Traffix’s email marketing activities which increased $0.8 million, and was the result of the expansion and increased reliance on email delivered from internal sources; (d) costs associated with the indemnification for potential sweepstakes payouts which decreased approximately $0.1 million, and was the result of a decline in the promotion of sweepstake offers; and (e) the inclusion in Online Advertising of an approximate $1.7 million decrease in costs incurred from our collapsed LEC segment, as previously discussed, and further referenced in the notes to Taffix’s consolidated financial statements. Traffix’s Search Engine Marketing costs increased $6.1 million, or 379%, and correlates to an increased focus on growing the search engine marketing business, as well as using Traffix’s in-house search engine marketing capabilities to generate revenues for the Personals business, and other Online Advertising and Media Services activity revenue components. In Traffix’s Personals business, costs incurred in the acquisition of new customer profiles increased $2.3 million, or 50%, and was the result of unitary profile cost increases based on highly competitive market conditions encountered in profile acquisitions. The increase in Internet game development costs relates specifically to the manpower costs required for the game development activities, with such costs increasing $0.1 million, or 164%.

Gross Profit

Traffix’s gross profit in terms of dollars, on a segmental basis, and its gross profit percentage, on a segmental basis, for each of the years ended November 30, 2005 and 2004, are set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2005	2004	$	%
Online Advertising	$17,876,586	$12,542,502	$5,334,084	43%
Search Engine Marketing	1,829,095	436,031	1,393,064	319%
Personals	1,655,517	2,085,868	(430,351)	(21)%
Internet game development	443,524	164,203	279,321	170%
Consolidated totals	$21,804,722	$15,228,604	$6,576,118	43%

	Year Ended November 30,		Change Increase/(Decrease)
	2005	2004	%	%
Online Advertising	40.5%	44.2%	(3.7)%	(8)%
Search Engine Marketing	19.1%	21.2%	(2.1)%	(10)%
Personals	19.6%	31.6%	(12.0)%	(38)%
Internet game development	68.6%	68.0%	0.6%	1%
Consolidated totals	34.7%	40.8%	(6.1)%	(15)%

Consolidated Gross Profit (“gross margin”) as a percentage of net revenue was 34.7% during the year ended November 30, 2005, compared to 40.8% in the prior year, representing an absolute percentage point decrease of 6.2%, or a 15.1% decrease on a relative basis.

The decline in gross profit percentage is primarily attributable to three factors:

(1)	The impact on gross margin from the Online Advertising business, which decreased 3.7% in absolute terms, and 8.5% in relative terms, and was primarily the result of increased competitive market forces affecting the cost of acquisition of registered users that are marketed to Traffix’s services, and to Traffix’s clients’ products and services, once registered.
(2)	Search engine marketing gross margin decreased 2.1% in absolute terms, and 10% in relative terms as a result of a significant expansion of Traffix’s search engine marketing services and the related declines encountered in growing such business, coupled with cost increases arising from increased competitive market conditions.
(3)	In its Personals business, Traffix expenses customer acquisition costs during the period it acquire a free Personals membership account, while the recognition of the revenue is dependent upon whether or not the free account converts to a paying membership. The period that a free account may convert to a billable account ranges from one week after acquisition, to as long as two years, after its initial month of acquisition, based on available historical conversion to billable experience. The costs of acquiring free memberships has risen in Fiscal 2005 approximately three fold, and that conversion rates regarding first-time conversion and renewal billing retention have both declined during Fiscal 2005, with both factors having a negative impact on the future growth potential and the future fiscal period profit generating potential of the Personals business. Management believes the primary cause for the cost increase results from the market conditions regarding competition; where Traffix competitors continue to increase the cost that they accept to pay for new member data.

Selling Expense

Traffix’s Selling Expenses for each of the years ended November 30, 2005 and 2004 are presented in the table set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2005	2004	$	%
Fee share commissions	$2,426,527	$1,190,894	$1,235,633	104%
Selling salaries and related costs	2,545,218	1,072,652	1,472,566	137%
Travel, entertainment, shows and other	261,613	280,792	(19,179)	(7)%
Consolidated totals	$5,233,358	$2,544,338	$2,689,020	106%

Selling expenses, on a consolidated basis, increased approximately $2.7 million, or 106%, to $5.2 million during the year ended November 30, 2005 from $2.5 million during the year ended November 30, 2004. The increase resulted from an approximate $1.2 million increase in fee share commissions correlating to an increased use of third-party databases used to generate our email marketing program revenues included in the Online Advertising revenue component. Traffix is the primary obligor to the third party list owner and bears the responsibility of payment to the list owner regardless of whether or not our client pays us. Additionally, selling salaries and related costs increased approximately $1.5 million, or 137%, during the year ended November 30, 2005 as a result of increased sales commissions (on total revenues of $62.9 million for the year ended November 30, 2005 compared to the year ended November 30, 2005 total revenues of $37.3 million), as well as from increases in Traffix’s consolidated sales staff resulting from Fiscal 2004’s Send Traffic acquisition and Fiscal 2005’s Hot Rocket Marketing acquisition.

General and Administrative Expense

Traffix’s general and administrative expenses (“G&A”) are principally comprised of (i) compensation costs and related expenses for executive, finance, information and operation systems, and general administration personnel, (ii) professional fees (which include legal; audit, accounting and tax; public relations; database management and consulting; and public company related printing and filing costs), (iii) insurance costs, (iv) occupancy and other equipment rental costs, (v) site development, maintenance and modification costs related to Traffix’s various active segments, and (vi) all other general and miscellaneous corporate expense items.

General and Administrative Expenses for the years ended November 30, 2005 and 2004, are presented in the table set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2005	2004	$	%
Compensation and related costs	$8,933,727	$7,616,368	$1,317,359	17%
Professional fees	1,647,399	1,710,824	(63,425)	(4)%
Insurance costs	936,385	1,065,603	(129,218)	(12)%
Occupancy and equipment costs	406,261	296,494	109,767	37%
Depreciation and amortization	1,525,425	807,354	718,071	89%
All other miscellaneous G&A expenses	1,245,378	1,114,768	130,610	12%
Consolidated totals	$14,694,575	$12,611,411	$2,083,164	17%

General and Administrative expenses (“G&A”) on a consolidated basis increased approximately $2.1 million, or 17%, when comparing G&A of $14.7 million for the year ended November 30, 2005 to G&A of $12.6 million incurred during the year ended November 30, 2004. The significant portion of the net increase was attributable to an increase in compensation expense of $1.3 million, or 17%, attributable to the growth in Traffix’s employee base in Fiscal 2005 resulting from the acquisition of Hot Rocket Marketing on January 21, 2005, and the inclusion of a full year of employee cost in Fiscal 2005 when compared to Fiscal 2004 and that year’s June 30, 2004 acquisition of Send Traffic, Inc. Depreciation and amortization increased $0.7 million, or 89%, resulting from the Fiscal 2005 Hot Rocket acquisition and the Fiscal 2004 Send Traffic acquisition, and their respective amortization costs related to acquired identifiable intangible assets. Additionally, increases in occupancy costs and other miscellaneous G&A of approximately $240,000, attributable the recent acquisitions, were primarily offset by combined decreases in insurance and legal expenses, resulting from a decline in our Fiscal 2005 directors and officers insurance premium renewal.

Feder, Kaszovitz, Isaacson, Weber, Skala, Bass and Rhine LLP (“FKIWSBR”) provides general legal services to Traffix in the ordinary course of business and litigation services in defense of actions arising from such business activities. Murray L. Skala, a partner in such firm, has been a member of Traffix’s board of directors since inception to August 25, 2006. During the year ended November 30, 2005, Traffix incurred approximately $0.87 million in legal fees (exclusive of disbursements), of which $0.70 million was expensed, and $0.17 million was capitalized in the Hot Rocket acquisition. The $0.70 million of FKIWSBR expense was then reduced by $0.36 million, representing amounts recoverable from Traffix’s insurance providers under the terms of their respective coverage provisions. Traffix incurred approximately $0.3 million in legal fees (exclusive of disbursements) from FKIWSBR during the year ended November 30, 2004.

Bad Debt Expense

	Year Ended November 30,		Change Increase/(Decrease)
	2005	2004	$	%
Online Advertising	$(422,811)	$294,336	$(717,147)	(244)%
Search Engine Marketing	19,625	91,284	(71,659)	(79)%
Personals	—	—	—	—%
Internet game development	—	21,079	(21,079)	(100)%
Consolidated totals	$(403,186)	$406,699	$(809,885)	(199)%

Bad Debt expense decreased on a net basis by approximately $0.8 million, or 199%, to a net bad debt recapture of $0.4 million in the year ended November 30, 2005, as compared to bad debt expense of $0.4 million incurred in the year ended November 30, 2004.

During the year ended November 30, 2005, Traffix settled a dispute with Qwest Communications International Inc., where, in accordance with the arbitration settlement, Qwest was required to pay Traffix $600,000, plus interest. Such amount represented revenue earned in fiscal years dating back to Fiscal 2000, the year in which the agreement was wrongfully terminated, and the year Traffix commenced the arbitration. During Fiscal 2000, Traffix had not recorded the $600,000 of revenue based on the questionable nature of its receipt pursuant to the final arbitration decision, effectively recording bad debt expense in that year. Upon the Fiscal 2005 settlement of the arbitration in our favor, Traffix recorded the receipt as a bad debt recapture in accordance with the original recording in Fiscal 2000. Offsetting this bad debt recapture was approximately $197,000 in net increases in our reserves for smaller accounts. Traffix’s allowance for bad debts results from its assessment of the risk of collection embedded in its customer base as described below.

Traffix continuously evaluates the potential of the collectibility of trade receivables by reviewing such factors as deterioration in the operating results, financial condition or bankruptcy filings of our customers. Not all of Traffix’s customers are publicly traded, or otherwise make available financial information in significant detail. Therefore, there are limits placed on Traffix’s ability to draw information from financial filings. As a result of the review process, Traffix records adjustments to bad debt provisions/(recoveries) to reflect the related accounts receivable carrying amount to amounts that estimate their probable realizable value. Provisions for bad debts are also recorded resulting from the review of other factors, including (a) length of time the receivables are past due, and (b) historical experience, and other factors obtained during collection efforts. If circumstances related to specific customers change, the estimates for bad debt provision/(recoveries) could be further increased or decreased in future fiscal periods.

Other Non-operating Income (Expense)

The components of “Other non-operating income (expense)” for the years ended November 30, 2005 and 2004 are set forth below:

	Year Ended November 30,		Change Increase/(Decrease)
	2005	2004	$	%
Interest income and dividends	$957,069	$544,153	$412,916	76%
Realized gains on sale of marketable securities	561,359	25,490	535,869	2,102%
Realized gain on sale of subsidiary	195,000	784,900	(589,900)	(75)%
Other non-operating income:
Other miscellaneous income (expense)	(6,832)	104,311	(111,143)	(107)%
Vendor settlement on prior year marketing fee	—	350,000	(350,000)	(100)%
Foreign currency exchange rate fees and interest expense	(21,244)	(20,793)	(451)	2%
Interest and penalties — tax audits and settlements	—	(69,581)	69,581	100%
Reduction of prior year’s LEC reserve	—	34,181	(34,181)	100%
Minority interest (income)	(494,533)	—	(494,533)	100%
Consolidated totals	$1,190,819	$1,752,661	$(561,842)	(32)%

Consolidated Other Income (Expense) decreased approximately $0.6 million, from approximately $1.8 million during the year ended November 30, 2004, to approximately $1.2 million for the year ended November 30, 2005.

The material factors contributing to the net decrease as set forth in the above table are as follows:

•	Interest income increased approximately $0.4 million, or 76%, with the increase related to more favorable rates available during Fiscal 2005 when compared to Fiscal 2004. The general interest rate environment improved, as measured by the average 12 month treasury yield of 2.68% in Fiscal 2005, compared to 1.41% in Fiscal 2004, for a relative increase of 90% compared to an interest income increase of 76%. Additionally, interest income was positively impacted in the fourth quarter of fiscal 2005 with approximately $68,000 of interest income paid to Traffix, as a result of a settlement award secured by Traffix in an arbitration action against a vendor.
•	Realized gains on the sale of marketable securities increased by approximately $0.5 million over the comparable prior year period. This resulted from Traffix’s decision in the first quarter of Fiscal 2005 to recognize unrealized gains on its equity security portfolio enabling Traffix to utilize the federal tax benefits of capital loss carryforwards that were set to expire within the next 24 months.
•	The year ended November 30, 2004 included $0.8 million in installment payments from a prior year’s sale of a subsidiary, compared to $0.2 million in the year ended November 30, 2005. The decline was the result of the installment agreement being completed in February, 2005.
•	The prior year ended November 30, 2004 included a collection of approximately $0.4 million in settlement of a prior year’s marketing agreement dispute. No comparable amount is reflected in the year ended November 30, 2005.
•	Minority Interest resulting from the EZ Tracks partnership with Madacy Entertainment in Fiscal 2005 amounted to $0.5 million. The partnership agreement was entered into on January 12, 2005 and, as such, the prior year comparable period includes no comparable amount.

Minority Interest

On January 12, 2005, Traffix entered into an agreement with Madacy Entertainment, through a newly created partnership, EZTracks LP, to market and promote EZTracks.com, Traffix’s new web destination consisting of approximately 30,000 downloadable songs covering a wide array of musical genres. Traffix, through a wholly owned subsidiary, owns 50.7% of the partnership and will be responsible for managing the operations of the business, including generating traffic to the website, as well as selling advertising on the site. Madacy Entertainment, through its wholly owned subsidiary, owns 49.3% of the partnership and provides its inventory of downloadable music, including an extensive library of downloadable music licensed from other parties. Madacy has limited involvement with certain aspects of operations. The results of operations for the year ended November 30, 2005 include the fully consolidated results of EZTracks LP with minority interest established to reflect Madacy’s ownership share of the partnership’s operating results for the period January 12, 2005 to November 30, 2005.

The following table set forth below summarizes the results of EZ Tracks LP for the period indicated:

	January 21, 2005 to November 30, 2005
Net sales	$8,369,797
Cost of sales	7,286,976
Gross profit	1,082,821
General and administrative expenses	79,712
Net income	$1,003,109	(1)
Minority interest	$494,533	(2)
Distributions to minority interest	$128,896

(1)	All items included in Traffix’s Online Advertising and Media Services activities;
(2)	Represents Madacy Entertainment’s 49.3% minority interest

Provision For Income Taxes

Traffix provides for income taxes at the end of each interim period based on the estimated effective tax rate for the full fiscal year. Cumulative adjustments to the tax provision are recorded in the interim period in which a change in the estimated annual effective rate is determined. A final adjustment is made to Traffix’s provision for income taxes pursuant to the computation of its annual tax provision (benefit). Traffix’s current year’s tax provision approximates $1.0 million, coupled with pre tax income of approximately $3.5 million. This effective rate relationship of 30.0%, when compared to Traffix’s historical effective rate of approximately 36% results from two factors. Traffix benefited from state tax benefits partially offset by foreign income tax expense. Additionally, in the fourth quarter Traffix settled state tax audits which resulted in an approximate tax benefit of $200,000. See Note 9 of the Consolidated Financial Statements for further details of our tax expense (benefit), and deferred tax assets and liabilities. Traffix is subject to examination by taxing authorities in various jurisdictions, and Management believes that it has adequately provided for all such tax liabilities. Matters raised upon audit from such jurisdictions may involve substantial amounts and could be material. Management considers it unlikely that resolution of any such matters would have a material adverse effect upon our consolidated financial statements.

Liquidity and Capital Resources

As of August 31, 2007, Traffix had aggregate working capital of $31.0 million, compared to aggregate working capital of $31.7 million as of November 30, 2006. Traffix had available cash, cash equivalents, equities and readily available marketable debt securities of $29.4 million as of August 31, 2007, compared to available cash, cash equivalents, equities and readily available marketable debt securities of $30.4 million as of November 30, 2006. The equity component of Traffix’s marketable securities was $2.0 million at August 31, 2007 and $1.9 million at November 30, 2006.

Cash Provided By Operating Activities

Cash provided by operating activities was approximately $3.55 million for the nine months ended August 31, 2007, compared to approximately $3.14 million provided by operating activities during the nine months ended August 31, 2006, representing a net increase in cash provided by operations of approximately $0.42 million. Changes in assets and liabilities of the business, net of acquisitions, used approximately $1.53 million less in cash when comparing the nine months ended August 31, 2007, with the nine months ended August 31, 2006, contributing a corresponding approximate $1.53 million in cash provided by operations. Offsetting this increase in cash provided by changes in assets and liabilities of the business, net of acquisitions, was a decline in other cash provided by operating activities, or approximately $1.5 million, and is principally attributable to decreases in deprecation and amortization of approximately $1.0 million and a decrease in minority interest of $384,000.

Cash provided by operating activities was approximately $5.9 million for the year ended November 30, 2006, compared to approximately $1.0 million in cash provided by operating activities during the year ended November 30, 2005, representing an approximate $4.9 million increase in cash provided by operating activities. Changes in assets and liabilities of the business, net of acquisitions, provided $2.7 million more in cash when comparing the year ended November 30, 2006 with the year ended November 30, 2005. Additionally, there was an increase in stock-based compensation of approximately $0.5 million, when comparing the year ended November 30, 2006 to the year ended November 30, 2005, and was primarily the result of Traffix’s December 1, 2005 SFAS 123R adoption related to stock-based compensation, which yielded a non-cash amortization charge of approximately $0.5 million in Fiscal 2006.

Cash Used In Investing Activities

Cash used in investing activities was approximately $1.2 million during the nine months ended August 31, 2007, compared to $1.7 million of cash provided by investing activities during the prior year’s comparable period. The net use of cash in investing activities during the nine months ended August 31, 2007 related to net proceeds used for the acquisition of marketable securities being $0.7 million less than the proceeds generated from the sale of marketable securities, as compared to net proceeds from the sale of marketable securities exceeding proceeds used for the acquisition of marketable securities of approximately $0.5 million during the nine months ended August 31, 2006, contributing to a net decrease in cash flows used in investing activities of $1.1 million. Additionally, investing activity cash expended for asset acquisitions during the nine months ended August 31, 2007 was $1.6 million, which exceeded the $0.9 million in cash expended for asset acquisitions during the nine months ended August 31, 2006. Investing cash used for capital expenditures remained relatively constant at approximately $0.3 million.

Cash used in investing activities was approximately $1.1 million during the year ended November 30, 2006, compared to $3.4 million of cash provided by investing activities during the year ended November 30, 2005. The primary use of cash in investing activities during the year ended November 30, 2006 was related to approximately $0.9 million expended on the Hot Rocket contingent additional purchase price payment and $0.5 million expended on fixed asset acquisitions. During the year ended November 30, 2005, net proceeds from the sale of securities and subsidiary sales exceeded cash used in security purchases by approximately $7 million and was offset by approximately $3.1 million expended in the Hot Rocket asset acquisition and $0.4 million in cash paid for capital expenditures and licenses.

Cash Used In Financing Activities

Cash used in financing activities was approximately $2.6 million for the nine months ended August 31, 2007, compared to $3.8 million used in financing activities for the nine months ended August 31, 2006. Fiscal 2007 financing cash flows were: (a) $292,000 less than the prior comparable fiscal period with respect to distributions to a minority interest holder (whose interest was acquired effective January 1, 2007); (b) $217,000 less than the prior comparable period with respect to payments required under capital lease obligations; with both (a) and (b) further supplemented by approximately $734,000 in increased financing cash flows provided by option exercises during the nine months ended August 31, 2007. All of the above referenced increases in cash flows from financing activities were offset by a $130,000 increase in dividends paid.

Cash used for financing activities was approximately $5.2 million during the year ended November 30, 2006, compared to $2.6 million used by financing activities during the year ended November 30, 2005. Fiscal

2006 cash outflows were attributable to: (a) dividends paid of approximately $4.6 million; (b) a distribution of $0.6 million to a minority interest holder; and (c) $0.2 million in capital lease obligation payments, offset by $0.2 million in financing proceeds from stock option exercises. In Fiscal 2005 Traffix paid dividends of approximately $4.5 million and made approximately $0.1 million in distributions to a minority interest holder. Traffix offset such outflows with approximately $2.1 million in proceeds from stock options exercised.

Traffix’s days-sales-outstanding (“DSO”) in accounts receivable at August 31, 2007 was 43 days, compared to 40 days at May 31, 2007, 44 days at February 28, 2007, 45 days at November 30, 2006, and 56 days at August 31, 2006. The three day, or 7.5% increase in the current quarter’s DSO compared to the second quarter of this fiscal year relates to Traffix’s continued efforts in monitoring its clients and improving the rates of collection across all of its client relationships. Traffix’s DSO may rise above 43 days (as recognized during the nine months ended August 31, 2007) in future fiscal periods as a result of changes in the components of Traffix’s client mix or other potential factors not currently identifiable.

The majority of Traffix’s customers are extended 30-day credit terms. In limited instances, customer credit is extended in ranges exceeding 30 days, and in very limited circumstances can exceed 180 days. Traffix continually monitors customer adherence to credit terms and constantly strive to improve the effectiveness of collection efforts with the goal of attaining, and then maintaining a DSO in the 35 to 40-day range. Future fiscal periods might not reflect this DSO goal, and might exceed the 43-day DSO recognized in the nine-month period ended August 31, 2007.

Historically, Traffix’s primary cash requirements have been used to fund the cost of advertising and promotion and test-marketing new services and promotions, with additional funds having been used in the purchasing of equipment and services in connection with the commencement of new business lines, further development of businesses being test marketed and for the development of the equipment infrastructure of subsidiaries.

Aside from any impact that may arise as a result of the proposed merger with New Motion, Traffix’s future plans and business strategy may continue to call for its Internet-based Online Advertising and Media Service activities to be Traffix’s sole operating focus as it was for the nine-month period ended August 31, 2007, as well as the years ended November 30, 2006 and 2005. Traffix’s cash demands for capital expenditures and equipment lease obligations have declined to $324,662 during the nine months ended August 31, 2007 compared to $369,184 during the nine months ended August 31, 2006. Traffix’s capital expenditures and capital lease obligation payments during the fiscal years ended November 30, 2004 to 2006 were $141,052, $519,079 and $719,741, respectively. The significant portion of such capital expenditure was for email servers that substantially reduced Traffix’s reliance on and related additional costs associated with third party email delivery suppliers. All other outlays for capital expenditures were also used to support other facets of Traffix’s Online Advertising and Media Services business.

Aside from any impact that may arise as a result of the proposed merger with New Motion, Traffix may, in future fiscal periods, be required to invest significant amounts of capital into its business, far in excess for that expended as detailed above. If Traffix’s operations fail to generate sufficient revenue, it could realize a material adverse impact on Traffix’s capital and liquidity resources resulting from expenditures necessary to generate such revenue, including, but not limited to, expenditures for (a) marketing campaigns, including media costs and other costs of customer acquisition information, (b) service and/or product development costs, (c) site development and maintenance and related technology based costs, (d) potential online, and/or off-line, business acquisitions, or (e) costs associated with developing alternative means of email promotion delivery.

THE COMPANIES

New Motion, Inc.

Overview

We publish wireless entertainment applications, including games, contests and digital music and other entertainment content which is designed to appeal to a broad range of wireless subscribers. Our customers typically purchase and download our applications through one of our websites, including Mobilesidewalk.com, GatorArcade.com, Bid4Prizes.com and RingtoneChannel.com, or through their mobile handset. Our customers are charged a one-time or monthly subscription fee for the application which appears on their mobile phone bills. Typically, the carriers (such as Cingular Wireless or Verizon Wireless) keep a portion of the fee they charge to our customers, and then remit the balance to billing aggregators, who act as an intermediary between us and the carriers. The billing aggregators keep a portion of the fee for their services and then remit the balance to us, which we share with our third party content providers, if any. Generally the monthly subscription fee remitted to us through our billing aggregators, before refunds and adjustments, is between 50% and 70% of the fee charged to our end consumers. The wireless distribution of our products eliminates traditional publishing complexities, including physical production, packaging, shipping, inventory management and return processing. We are headquartered in Irvine, California and our corporate website address is www.newmotioninc.com.

Our Products and Services

We have two wholly owned subsidiaries called RingtoneChannel Pty Limited, which is inactive, and New Motion Mobile, Inc. Through New Motion Mobile, Inc., we provide a wide range of digital entertainment products and services, using the power of the Internet, the latest in mobile technology, and traditional marketing and advertising methodologies. We design our products and services to be fun and innovative. We believe product quality and diversity, customer and carrier support, and brand recognition are the key components of a publisher's success. We focus on selectively increasing our application portfolio with high-quality, innovative applications. The monthly end user subscription fees for our wireless entertainment products and services generally range from $3.99 to $9.99. Premium downloads offered on an a-la-carte basis range from $0.99 to $5.99 and represent less than 5% of our revenue. Our product and service portfolio includes games, contests, ringtones, screensavers and wallpapers, trivia applications, fan clubs and voting services, blogs and information services. Our entertainment products and services are compatible with most modern cell phone operating systems of which we are aware.

The services we offer fall under three main categories: interactive games, contests and digital music. Major sites through which we deliver our services include “Bid4Prizes”, “Gator Arcade” and “RingtoneChannel”. Our growing portfolio of applications and services are based primarily on internally generated content. We also license some identifiable content, such as ringtones, wallpapers and images from third parties to whom we generally pay a licensing fee on a per-download basis. However, the majority of our revenue is derived from internally generated content. As a percentage of our net revenue for the three months ended September 30, 2007, Bid4Prizes currently generates approximately 61% of our net revenue, Gator Arcade 15%, RingtoneChannel and Trivia services 13%, and White Label services 6%. The remaining 5% of our revenue is generated from several smaller sources. Our White Label services typically represent partnerships with well known and respected brands, where we offer a managed mobile solution through which our partners offer their content, with enhancements provided by us. The following is a brief description of our product lines:

•	Bid4Prizes. Bid4Prizes (www.bid4prizes.com) is a brand-new concept in auction games, where the lowest unique bid wins. Using their cell phone, or from their desktop, participants “bid” on a wide range of products, including automobiles, consumer electronics, apparel, trips, games and mobile content. Bidders can play for free on the web or sign up for a premium monthly plan that provides them with multiple bid opportunities. Mobile tips direct them in their bidding decisions, letting them know if their current bid is unique or the lowest, and helping them navigate their way to win cash and prizes.
•	GatorArcade. GatorArcade (www.gatorarcade.com) is an integrated online and mobile gaming site, dedicated to “Putting the fun back into your cell phone.” At GatorArcade, gamers gain access to an extensive selection of premium-quality online and mobile games as well as a large selection of ringtones, graphics, and other mobile entertainment content. Members can earn points when playing online games which can be redeemed to enter sweepstakes to win valuable prized.
•	MobileSidewalkTM. MobileSidewalk (www.mobilesidewalk.com) is a leading U.S.-based mobile entertainment company. Using state-of-the-art applications, MobileSidewalk provides highly targeted direct-to-consumer mobile content, including sports, entertainment, games, lifestyle interests, ringtones and wallpapers, as well as exclusive fan clubs, promotions and licenses. Content provided through MobileSidewalk includes content from partners, including RestaurantRow.com and TheSportsPage®.
•	RingtoneChannel. RingtoneChannel (www.ringtonechannel.com) is a storefront service for companies that want to sell their own content, and / or earn revenue from the sale of content from New Motion’s library. By leveraging New Motion’s in-house capabilities, RingtoneChannel is able to offer a customizable, turnkey solution to businesses of any size, from large private-labeled storefronts for major consumer brands to smaller niche companies that want to add additional revenue stream.
•	Mobliss Mobile Messaging Assets. The acquisition of certain of the mobile messaging assets of Mobliss provides New Motion with a proven and scalable interactive messaging platform. This expanded capability will provide New Motion with the ability to offer a broader range of interactive mobile services to media and entertainment companies.
•	Mobile Entertainment Channel. The joint venture between IVG, an Internet, mobile technology and digital media holding company, and New Motion, will form The Mobile Entertainment Channel Corporation, an Asian-themed mobile entertainment Portal. We believe this joint venture will be unique in the North American off-deck arena and will operate under a consumer brand name to be announced at a later date. This new direct-to-consumer service provides a unique opportunity for New Motion to tap into a new market with Asian-themed content, delivering some of the most sophisticated mobile products in the world.

Background

New Motion, formerly known as MPLC, Inc., and prior to MPLC, Inc. as The Millbrook Press, Inc. was incorporated under the laws of the State of Delaware in 1994. Until 2004, the company was a publisher of children’s nonfiction books for the school and library market and the consumer market under various imprints. As a result of market factors, and after an unsuccessful attempt to restructure its obligations out of court, on February 6, 2004, the company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the “Bankruptcy Court”). After filing for bankruptcy, the company sold its imprints and remaining inventory and by July 31, 2004, had paid all secured creditors 100% of amounts owed. At this point in time, the company was a “shell” company with nominal assets and no material operations. Beginning in January 2005, after the Bankruptcy Court’s approval, all pre-petition unsecured creditors had been paid 100% of the amounts owed (or agreed) and all post petition administrative claims submitted had been paid. In December 2005, $0.464 per eligible share was available for distribution and was distributed to stockholders of record as of October 31, 2005. The bankruptcy proceedings were concluded in January 2006 and no additional claims were permitted to be filed after that date.

New Motion Mobile, Inc., now a wholly owned subsidiary of New Motion, was formed in 2005 by the stockholders of BroadSpring, Inc., a Delaware corporation (“Broadspring”) with the intent of exploring mobile opportunities in the U.S. and the eventual possibility of transferring the mobile business out of BroadSpring. In June 2005, BroadSpring transferred the business of RingtoneChannel to New Motion Mobile and RingtoneChannel continued operations as a legal subsidiary of New Motion Mobile. RingtoneChannel was originally incorporated on February 23, 2004 and was acquired by BroadSpring in June 2004 as a wholly owned subsidiary to explore mobile opportunities in the United States market. This transition was deemed a continuation of an existing business controlled by common ownership and the historical operating results of RingtoneChannel from its inception in February 2004 to the date of the transition are therefore included in the financial statements of New Motion. All expenditures by BroadSpring on behalf of RingtoneChannel during the period in which it was a subsidiary of BroadSpring were recorded in the historical operating results of

RingtoneChannel and thus were included in the financial statements of the combined New Motion-RingtoneChannel entity. The assets and liabilities of RingtoneChannel were recorded at their historical cost basis at that time of the transition and not marked to fair value by either BroadSpring or New Motion Mobile. In 2004, RingtoneChannel began to sell ringtones internationally and then launched its first ringtone subscription service in the U.S. in February 2005. In August 2005, New Motion Mobile launched its first successful text message campaign incorporating music trivia. In March of 2006, New Motion Mobile partnered with GoldPocket Wireless, a leading provider of mobile technology solutions for media and entertainment companies, to enhance the proficiency and performance of New Motion Mobile’s mobile service offering.

On October 24, 2006, MPLC, Inc., and certain of its stockholders entered into a Common Stock Purchase Agreement with Trinad Capital Master Fund, Ltd. (“Trinad”), pursuant to which MPLC, Inc. agreed to redeem 23,448,870 shares of its common stock (on a pre-reverse stock split basis) from the existing stockholders of the company and sell an aggregate of 69,750,000 shares of its common stock (on a pre-reverse stock split basis), representing 93% of its issued and outstanding shares of common stock, to Trinad in a private placement transaction for aggregate gross proceeds to us of $750,000.

On November 22, 2006, MPLC, Inc. executed a letter of intent regarding the proposed acquisition of New Motion Mobile, Inc. (a Delaware company formerly known as New Motion, Inc.), whereby MPLC, Inc. would acquire all of the outstanding capital stock of New Motion Mobile, and in exchange, the stockholders of New Motion Mobile would acquire approximately 83% of MPLC, Inc.’s outstanding capital stock.

Exchange Transaction and Capitalization

On January 31, 2007, MPLC, Inc. entered into an exchange agreement (“Exchange Agreement”) with New Motion Mobile, the stockholders of New Motion Mobile and Trinad. The closing of the transactions contemplated by the Exchange Agreement (the “Exchange”) occurred on February 12, 2007. At the closing, MPLC, Inc. acquired all of the outstanding shares of the capital stock of New Motion Mobile from the stockholders in exchange for 500,000 of its Series C Convertible Preferred Stock, par value $0.10 per share (the “Series C Preferred Stock”), which was subsequently converted into 7,263,688 shares of its common stock on May 2, 2007, immediately and automatically upon the effectiveness of a 1-for-300 reverse stock split (the “Reverse Split”).

MPLC, Inc. also assumed all of the outstanding options and warrants issued by New Motion Mobile. These options and warrants now entitle their holders to purchase 1,712,778 shares of common stock and 23,534 shares of common stock, respectively. In addition, MPLC, Inc. assumed a convertible promissory note (the “IVG Note”), with a maximum principal amount of $2,320,000, issued by New Motion Mobile in favor of Index Visual & Games, Ltd., on substantially the same terms and conditions as set forth in the IVG Note. On July 11, 2007, IVG elected to convert the IVG Note into 172,572 shares of New Motion’s common stock.

As a condition to the closing of the Exchange, Trinad, MPLC, Inc’s majority stockholder immediately prior to the closing, and certain stockholders of New Motion Mobile entered into a voting agreement whereby they agreed to vote their shares of our voting securities: (i) to elect one member to our board of directors to be designated by Trinad (the “Trinad Designate”) for a period of one year following the closing and to vote for such other persons that may be designated by the stockholders to fill any vacant position on our board of directors (other than the Trinad Designate), and to approve (ii) the “Reverse Split, (iii) an increase our authorized shares of common stock from 75,000,000 shares to 100,000,000 shares, (iv) the adoption of a stock incentive plan, and (v) the change of our corporate name. On March 15, 2007, MPLC, Inc. obtained the requisite vote from its stockholders to facilitate these corporate transactions.

For accounting purposes the Exchange was treated as a recapitalization of New Motion Mobile with New Motion Mobile as the acquirer. The historical financial statements prior to the merger are those of New Motion Mobile. For purposes of the Exchange, the cost of the acquisition reflected on New Motion Mobile’s balance sheet was the value our net tangible assets. No goodwill or other intangible assets were recorded and no pro forma information is presented because the recapitalization is not considered to be a business combination.

In combination with the Exchange, on January 24, 2007, MPLC, Inc. entered into the Series A Convertible Preferred Stock Purchase Agreement with Trinad and received gross proceeds of $3.5 million in exchange for one share of MPLC, Inc.’s Series A Convertible Preferred Stock, par value $0.10 per share (the “Series A Preferred Stock”). On January 31, 2007, MPLC, Inc. entered into the Series B Convertible Preferred Stock Purchase Agreement with Watchung Road Associates, L.P., Lyrical Opportunity Partners II LP, Lyrical Opportunity Partners II Ltd. and Destar LLC and received gross proceeds of $6.5 million in exchange for 650 shares of MPLC, Inc.’s Series B Convertible Preferred Stock, par value $0.10 per share (“Series B Preferred Stock”). The closing of the purchase and sale of Series B Preferred Stock occurred on February 12, 2007. On May 2, 2007, the effective date of the Reverse Split, immediately and automatically upon the effectiveness of the Reverse Split, all issued and outstanding Series A Preferred Stock and Series B Preferred Stock converted into 1,200,000 and 1,300,000 shares of MPLC, Inc.’s common stock, respectively.

On February 28, 2007, MPLC, Inc. entered into a Securities Purchase Agreement with various accredited investors and received gross proceeds of approximately $10.0 million in exchange for 8,333 shares of its Series D 8% Convertible Preferred Stock, par value $0.10 per share (the “Series D Preferred Stock”). This financing transaction closed on March 6, 2007, when MPLC, Inc. received the net proceeds from the financing. Upon the effectiveness of the Reverse Split on May 2, 2007, all issued and outstanding Series D Preferred Stock immediately and automatically converted into 1,666,658 shares of MPLC, Inc.’s common stock.

In connection with the sale of MPLC, Inc.’s Series A and Series B Preferred Stock, the company entered into a registration rights agreement with the holders of its Series A and Series B Preferred Stock pursuant to which it granted the holders certain registration rights with respect to the shares of its common stock owned by the holders, including the common stock underlying the Series A Preferred Stock and Series B Preferred Stock sold in the offering. In addition, in connection with the sale of its Series D Preferred Stock, pursuant to a registration rights agreement with the investors in the Series D financing, MPLC, Inc. granted the investors certain registration rights with respect to the shares of its common stock issuable upon conversion of the shares of our Series D Convertible Preferred Stock and upon conversion of the shares of any other series of our preferred stock owned by the investors. MPLC, Inc. was required to prepare and file with the Securities and Exchange Commission within 75 days of the closing of the Series D offering a registration statement on Form S-3, Form SB-2, or on another appropriate form, covering the resale of all of the registerable securities. In the event that the company does not satisfy certain filing and other obligations in its registration rights agreement with the purchasers of its Series D Preferred Stock, the company is required to pay such Series D Preferred Stock purchasers liquidated damages in an aggregate amount of up to 12% of the gross proceeds of the Series D offering.

Sanders Morris Harris, Inc. acted as placement agent in connection with the sale of the company’s Series A, B and D Preferred Stock. For their services as placement agent, the company paid Sanders Morris Harris, Inc. a fee equal to 7.5%, or approximately $1,500,000, of the gross proceeds from the financing and issued a five year warrant to Sanders Morris Harris, Inc. to purchase 290,909 shares of the company’s common stock. The warrant is fully vested and has a per share exercise price of $5.50. Of the $1,500,000 fee paid to Sanders Morris Harris, Inc., $939,408 was paid in cash and $560,592 of the fee was provided to Sanders Morris Harris, Inc. through the issuance of 467.16 shares of the company’s Series D Preferred Stock.

On May 2, 2007, MPLC, Inc. amended its restated certificate of incorporation to provide for an increase in its authorized shares of common stock from 75,000,000 to 100,000,000 and to effect the Reverse Split. On the same date, immediately after the effectiveness of the Reverse Split and as described above, all of the company’s outstanding shares of preferred stock were converted into shares of common stock. Concurrent with the Reverse Split, MPLC, Inc. also changed its name to New Motion, Inc.

The Wireless Entertainment Market

The wireless entertainment market has emerged as a result of the rapid growth and significant technological advancement in the wireless communications industry. Wireless carriers are delivering new handsets to new and existing subscribers which have the capability to download rich media content. Due to the increase in advanced mobile phones with the capabilities to handle rich media downloads, the potential market for mobile entertainment services will increase significantly in the coming years.

New Motion believes that growth in the wireless entertainment market has been positively influenced by a number of key factors and trends that we expect to continue in the near future, including:

•	Growth in Wireless Subscribers. In 2005, the number of global wireless subscribers surpassed two billion and subscriber growth is expected to continue as wireless communications increase in emerging markets, including China and India. According to ITFacts Mobile Usage, the number of global wireless subscribers will grow from approximately 2.0 billion in 2005 to 2.3 billion in 2009. According to CITA, the U.S. wireless subscriber base currently exceeds 219 million. New handset delivery and adoption is expected to continue to accelerate in the U.S. market as current and new subscribers embrace newer mobile technology and media.
•	Deployment of Advanced Wireless Networks. Wireless carriers are deploying high-speed, next-generation digital networks to enhance wireless voice and data transmission. These advanced networks have enabled the provisioning and billing of data applications and have increased the ability of wireless subscribers to quickly download large amounts of data, including games, music and video.
•	Availability of Mobile Phones with Multimedia Capabilities. Annual mobile phone sales are expected to grow from 520 million units in 2003 to over one billion units in 2009, according to Gartner Inc. In recent years, the mobile phone has evolved from a voice-only device to a personal data and voice communications device that enables access to wireless content and data services. Mobile phone manufacturers are competing for consumers by designing next-generation mobile phones with enhanced features including built-in digital cameras, color screens, music and data connectivity. Manufacturers are also embedding application environments such as BREW, Java and Symbian into mobile phones to enable multimedia applications, including gaming. We believe the availability of these next-generation mobile phones is driving demand for wireless entertainment applications taking advantage of these advanced multimedia capabilities.
•	Off Portal Direct to Consumer Market Dynamics. Prior to November 2004, all U.S. carriers maintained a “walled garden” approach that prevented any direct to consumer off portal sites from succeeding, while in Europe and Asia, a large percentage of mobile entertainment revenue was generated by off deck direct to consumer portals. Witnessing the huge success of direct to consumer portals in those regions, specific U.S. carriers opened their walled gardens in late 2004 and early 2005. By allowing premium SMS billing to direct-to-consumer off portal sites, the carriers opened up a potential multi-billion dollar industry opportunity.
•	Demand for Wireless Entertainment. Wireless carriers and other off-deck content providers are increasingly launching and promoting wireless entertainment applications to differentiate their services and increase average revenue per user. The delivery of games, ringtones, images and other entertainment content to subscribers enables wireless carriers to leverage both the increasing installed base of next-generation mobile phones and their investment in high-bandwidth wireless networks. Consumers are downloading and paying for wireless entertainment content offered by the carriers and off-deck providers. According to Juniper Research, total mobile entertainment revenue in North America will grow from $1.9 billion in 2005 to $11.3 billion in 2009, representing a compound annual growth rate of 56%.
•	Growth in New Motion’s Core Market — North America. According to IDC, the wireless messaging market is forecast to grow from 54.6 billion messages in 2004 to 387.9 billion messages exchanged in 2009, and Juniper Research expects the North American user base to increase steadily with a compounded growth rate of around 28%, which is roughly twice that of Europe. Even though Asia and Europe are expected to remain the largest market for mobile entertainment, the North American market will represent the highest growth potential. According to Juniper Research, North America will represent a total of 12% of the mobile entertainment industry in 2006 and growing to 19% in 2009.

Wireless Entertainment Publisher Challenges

New Motion believes the major challenges faced by wireless entertainment publishers, like New Motion, include:

•	Dependence on Wireless Carriers. Wireless entertainment publishers are highly reliant on wireless carriers for the successful delivery, billing and revenue collection for their products and services. Many factors outside New Motion’s control could impair our ability to deliver New Motion’s applications and services through wireless carriers. Wireless carriers heavily influence and control New Motion’s ability to create, promote and price its products and services to consumers. In addition, wireless carriers directly determine the amount of revenue share and subsequent margin for alternative retail price points. Cultivating strong relationships with wireless carriers is critical to the success of a publisher's business.
•	Dependence on Aggregators. Wireless entertainment companies are frequently reliant on third-party aggregators (i.e., billing service providers) to successfully report, bill and collect revenue for their products and services.
•	Need to Create Compelling Content. Customers are demanding increasingly sophisticated and compelling applications. Publishers must be able to develop or license content that can satisfy ever-changing customer needs. To meet these demands for new and compelling content, publishers must license or acquire externally developed applications, including brands, or if they have the necessary resources, invest in research and development in order to enhance their current offerings and internally develop new applications.
•	Rapidly Evolving Market. The wireless entertainment market is evolving rapidly and publishers must have the management and technical expertise to respond adequately to the increasing technological sophistication and complexity of mobile phones and wireless networks. To succeed, publishers must possess not only technological skills but also the ability to manage large, technically complex application development, deployment and distribution efforts.
•	Intense Competition. It is critical to a publisher's ability to effectively compete in the wireless entertainment market that it establishes efficient media buying capabilities, adequate working capital and differentiated applications targeted at unique market segments.
•	Sales, Marketing and Support Requirements. The size and complexity of the global wireless entertainment market requires publishers to have sophisticated business development, marketing and customer support organizations. To succeed in this market, publishers must develop and maintain strong relationships with wireless carriers. The publisher's business development and marketing teams must have the resources to track and understand customers and competitors, and successfully reach a large customer base while ensuring the cost per acquisition is within an efficient price range to ensure profitability. In addition, off deck marketers such as us will continue to assume the majority share of the marketing cost of wireless entertainment applications to consumers.

New Motion’s Competitive Strengths

New Motion believes that its competitive strengths include:

•	In Depth Knowledge of Acquiring Customers Effectively Online. New Motion’s primary medium for acquiring customers is online. Over the past two years, the company has continued to effectively acquire customers online at what it believes is a relatively low cost per acquisition. During the year ended December 31, 2006, New Motion’s average monthly billable customer base increased 103% compared to its average monthly billable customer base during the year ended December 31, 2005, primarily as a result of New Motion’s on-line activities. During the first half of 2007, New Motion experienced a 90% increase in its average monthly billable customer base, compared to the first half of 2006, also as a result of its on-line marketing efforts. New Motion has continued to maintain what it believes is a relatively low cost per acquisition in the face of growing competition within its industry and other online media advertisers.

•	Early Stage Innovative Mobile Content. New Motion develops its applications with an emphasis on innovation, quality, and speed to market. New Motion was one of the first companies to bring mobile trivia applications to U.S. consumers.
•	Diverse Portfolio of Original and Licensed Properties. New Motion initially focused on licensing lower cost content for its subscription services. In anticipation of consumer tastes shifting towards higher quality mobile content, New Motion initiated a new strategy to develop content in house and acquire branded content. New Motion publishes a diverse portfolio of wireless entertainment applications. During the period from New Motion’s inception through June 30, 2007, New Motion derived the majority of its revenues from New Motion-branded applications, including MobileSidewalk’s Music Trivia and Scavenger Hunt. Our licensors include Music Publishers, RestaurantRow, Sigalert and TheSportsPage.
•	Existing Subscriber Base. New Motion believes that the time, complexity and working capital necessary to build a broad distribution network and large subscriber base, such as New Motion’s, forms an entry barrier for prospective competitors.
•	Experienced Management Team. New Motion’s senior management team and advisors bring deep digital experience and a history of substantial success in accelerating electronic content businesses. This broad expertise allows New Motion to design, develop and deliver increasingly advanced applications that satisfy the demands of all the key constituents in its market, including wireless carriers, brand licensors and New Motion’s customers. New Motion believes its management team's expertise and continuity is a significant competitive advantage in the increasingly complex wireless entertainment publishing market.

New Motion’s Strategy

New Motion’s business strategy involves increasing its profitability by offering a large number of diverse, segmented products through a unique distribution network in the most cost effective manner possible. To achieve this goal, New Motion plans to:

Publish High-Quality Entertainment Applications

New Motion believes that publishing a diversified portfolio of the highest quality, most innovative applications is critical to its business. New Motion intends to:

Develop Innovative Applications.  New Motion will continue to devote significant resources to the development of high-quality, innovative products, services and Internet storefronts. The U.S. consumer’s propensity to use the fixed internet to acquire, redeem and use mobile entertainment products is unique. In this regard, New Motion aims to provide complementary services between these two high-growth media channels.

Emphasize New Motion Branded Applications.  New Motion plans to emphasize the creation of New Motion branded applications which typically generate higher margins for the company. New Motion intends to develop sequels to its more successful applications, such as Music Trivia. These types of products and services differentiate New Motion from its competitors, particularly those acting as aggregators or distributors, who generally do not own or control intellectual properties.

License World Class Brands.  New Motion will continue to license well-known, third-party brands and collaborate with major media companies, professional sports leagues and other brand holders to introduce third-party branded products and services. New Motion believes that familiar titles facilitate the adoption of its products and services by wireless subscribers and wireless carriers, and create strong marketing opportunities.

Enhance New Motion’s Distribution Channel

Strengthening and expanding New Motion’s distribution channels is critical to its business. We will continue to:

Strengthen New Motion’s Wireless Carrier Relationships.  New Motion plans to strengthen its existing relationships with wireless carriers by continuing to support their strategic needs and by launching new, high-quality, innovative products and services. We also intend to build relationships with additional wireless carriers to reach a larger subscriber base. Where appropriate, New Motion intends to enter new markets to leverage its expertise, brands, product and service portfolio and technologies.

Expand Current Sales and Marketing Channels.  New Motion intends to expand its existing channels to market and sell our products and services online and explore alternative marketing mediums. New Motion’s own Internet storefronts also enable it to market and sell its applications directly to wireless customers.

Build Wholly Owned Distribution Channels.  Leveraging New Motion’s unique online affiliate management system, we intend to drive a portion of our consumer traffic directly to New Motion’s products and services without the use of third-party media outlets and media publishers.

Build New Motion Brands.  New Motion intends to build the family of New Motion properties into widely recognized brands within the wireless entertainment market. New Motion believes that the decisions of wireless carriers and our customers are influenced by brand recognition. New Motion intends to continue building our brands through product and service quality, customer and carrier support, advertising campaigns, public relations and other marketing efforts.

Gain Scale Through Select Acquisitions

New Motion believes there may be future opportunities to acquire content developers and publishers in the mobile entertainment or complementary industries and New Motion intends, where appropriate, to take advantage of these opportunities.

Distribution Channels

New Motion currently distributes the majority of its entertainment products and services directly to consumers, or “off-deck,” which is independent of the carriers, primarily through the Internet. New Motion bills and collect revenues for its products and services through third-party aggregators who are connected to the majority of U.S. wireless carriers and their customers. New Motion has agreements through multiple aggregators who have direct access to U.S. carriers for billing. New Motion’s customers download products or subscribe to services on their mobile phones and are billed monthly through their wireless carrier. Through its aggregators, the carrier agreements establish the fees to be retained by the carrier for access and billing its products and services to their customer base. New Motion’s aggregator agreements are not exclusive and generally have a limited term of one or two years, with evergreen or automatic renewal provisions upon expiration of the initial term. The agreements generally do not obligate the carriers or aggregators to market or distribute any of New Motion’s products and services. In addition, any party can terminate these agreements early and, in some instances, without cause.

For the year ended December 31, 2006, New Motion received indirectly through its aggregators approximately 30% of its revenue from subscribers of Cingular / AT&T and 25% of its revenue from subscribers of Sprint. In 2005, New Motion received approximately 52% of our revenue from subscribers of Cingular / AT&T and 16% of its revenue from subscribers of Verizon.

For the fiscal year ended December 31, 2006, New Motion billed approximately 60% of its revenue through aggregation services provided by Goldpocket Wireless, Inc. (“Goldpocket Wireless”) and 34% of our revenue through our aggregator Mobile Messenger Pty Ltd (“Mobile Messenger”). In 2005, New Motion billed approximately 78% of its revenue from a partnership with Buongiorno USA, Inc. (“Buongiorno”) and approximately 22% of its revenue through our aggregator Mobile Messenger. For the first six months of 2007, New Motion billed approximately 85% of its revenue through Goldpocket Wireless and approximately 10% through Mobile Messenger.

Pursuant to the Company’s Master Agreement for Products and Services dated December 29, 2005, between New Motion Mobile, Inc. and Goldpocket Wireless, Inc., Goldpocket provides to New Motion products and services that create, manage, and deliver digital media content to subscribers of all major U.S. wireless carriers. Under the terms of the agreement, New Motion is required to pay Goldpocket an annual license fee, payable quarterly, and 5% to 10% of the fees received from end user payments, net of carrier fees, in accordance with the agreement’s rate schedule. Unless materially breached, the agreement is effective until either party provides three weeks written notice of termination to the other party.

Sales and Marketing

New Motion’s sales and marketing organization works closely with its development and media teams to ensure the best possible product and service offering is deployed. Their primary focus is creating specific media campaigns to market and sell our offering through our network of websites and search engine channels. Further, the team is focused on creating viable alternative distribution channels for New Motion’s products and services. New Motion’s sales and marketing organization works closely with its development, creative and licensing teams to identify and evaluate wireless distribution opportunities for new products and services.

Technology

New Motion has developed a tool which allows it to monitor and analyze in real time its marketing costs associated with any advertising campaign. This allows New Motion to be more efficient and effective in its media buys. New Motion believes it has one of the lowest cost per acquisition rates in the industry in large part due to this software. The software measures, in real time, its effective buys on a per campaign basis which allows it to adjust our marketing efforts immediately towards the most effective campaigns and mediums.

Competition

The development, distribution and sale of wireless entertainment applications is a highly competitive business. New Motion competes primarily on the basis of marketing acquisition costs, brand strength, and carrier and distribution breadth. New Motion also competes for experienced and talented individuals to support its growth.

The wireless entertainment applications market is highly competitive and characterized by frequent product introductions, evolving wireless platforms and new technologies. As demand for applications continues to increase, New Motion expects new competitors to enter the market and existing competitors to allocate more resources to develop and market applications. As a result, New Motion expects competition in the wireless entertainment market to intensify.

The current and potential competition in the wireless entertainment applications market includes major media companies, traditional video game publishing companies, wireless carriers, wireless software providers and other pure-play wireless entertainment companies. Larger, more established companies are increasingly focused on developing and distributing wireless applications that directly compete with New Motion.

Currently, New Motion considers its primary competitors in the U.S. off deck mobile market to be Jamster, Buongiorno / Blinko, Flycell, Playphone, Fun Mobile, Thumbplay and Dada Mobile. New Motion believes that its extensive experience in Internet marketing, its existing subscriber base, strong relationships with wireless carriers, range of products and services and what management believes is a relatively low cost per acquisition of new customers enables New Motion to compete effectively in the mobile entertainment market.

Intellectual Property

Other than proprietary software code, New Motion does not possess any material intellectual property. During the course of operations, New Motion has filed trademark applications for the following marks: Life For Your Phone, MobileSidewalk and the RingtoneChannel.

Government Regulation

New Motion’s products and services are accessible on mobile phones and the Internet and as a result, New Motion is exposed to legal and regulatory developments affecting either Internet or telecommunications services in general. Due to the increasing popularity and use of the Internet, a number of laws and regulations have been adopted at the international, federal, state and local levels with respect to the Internet. Many of these laws cover issues such as privacy, freedom of expression, pricing, online products and services, taxation, advertising, intellectual property, information security and the convergence of traditional telecommunications services with Internet communications. Moreover, a number of laws and regulations have been proposed and are currently being considered by federal, state, local and foreign legislatures with respect to these issues. The nature of any new laws and regulations and the manner in which existing and new laws and regulations may be interpreted and enforced cannot be fully determined.

There is substantial uncertainty as to the applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, defamation, obscenity and privacy. The vast majority of these laws were adopted prior to the advent of the Internet and, as a result, did not contemplate the unique issues of the Internet. In addition, there have been various regulations and court cases relating to companies’ online business activities, including in the areas of data protection, trademark, copyright, fraud, indecency, obscenity and defamation. Future developments in the law might decrease the growth of the Internet, impose taxes or other costly technical requirements, create uncertainty in the market or in some other manner have an adverse effect on the Internet. These developments could, in turn, have a material adverse effect on New Motion’s business, prospects, financial condition and results of operations.

New Motion provides many of our services through carriers’ networks. These networks are subject to regulation by the U.S. Federal Communications Commission (“FCC”), state public utility commissions and foreign governmental authorities. However, in our capacity of providing services via the Internet, we are generally not subject to direct regulation by the FCC or any other governmental agency in the U.S., other than regulations applicable to businesses generally. Nevertheless, as Internet services and telecommunications services converge or the services New Motion offers expand, there may be increased regulation of our business including regulation by agencies having jurisdiction over telecommunications services.

Future developments in laws that govern online activities (for example, new laws that impose Internet taxes or require costly technical requirements) might inhibit the growth of the Internet and create uncertainty in the market, or in some other manner have an adverse effect on the Internet. These developments could, in turn, increasingly have a material adverse effect on New Motion’s business, prospects, financial condition and results of operations.

Employees

As of September 30, 2007, New Motion had 65 employees and full-time consultants in the United States. New Motion has never had a work stoppage and none of its employees is represented by a labor organization or under any collective bargaining arrangements. New Motion considers its employee relations to be good.

Description of Property

New Motion’s corporate headquarters is located at 42 Corporate Park, Suite 250, Irvine, California 92606, where it leases approximately 5,176 square feet under a lease that expires in September 2008. New Motion also leases approximately 2,190 square feet located in Suite 100 of the same building where it has its corporate headquarters under a sublease that expires in August 2008. In addition, New Motion leases approximately 500 square feet in Los Angeles under a short term lease agreement. New Motion believes its space is adequate for its current needs and that suitable additional or substitute space will be available to accommodate the foreseeable expansion of operations. New Motion’s telephone number is (949) 777-3700. New Motion’s corporate website address is www.newmotioninc.com.

Legal Proceedings

On August 24, 2006, New Motion and Burton Katz, its Chief Executive Officer, filed an action against Buongiorno in the Superior Court of California, County of Orange, seeking a declaration that the non-competition, non-solicitation and non-interference provisions of the Employment Agreement dated April 11, 2005, between Burton Katz and Buongiorno, are void and unenforceable under the California Business and Professions Code. The action also sought an order permanently enjoining Buongiorno from enforcing the above referenced provisions, reasonable attorneys’ fees, and other costs related to the action. Subsequent to filing, Buongiorno threatened to withhold payments due to New Motion for previous sales totaling approximately $340,000.

On October 24, 2006, New Motion filed a Demand for Arbitration with the American Arbitration Association against Buongiorno, pursuant to the terms of the Marketing Agreement dated January 10, 2006, between New Motion and Buongiorno, whereby New Motion agreed to market certain of Buongiorno’s services and the parties agreed to share revenue generated from such services. New Motion sought payment of revenues in excess of $340,000 and attorneys’ fees and other costs related to the action. Subsequently,

New Motion settled the dispute with Buongiorno for $384,000, which was received in the first quarter of 2007. In February, 2007, New Motion filed a request for dismissal of the action with the Superior Court of California and also filed a request for dismissal of the arbitration with the American Arbitration Association. New Motion is not liable for any additional costs related to this dispute.

In addition to the foregoing, from time to time New Motion may be involved in other litigation relating to claims of alleged infringement, misuse or misappropriation of intellectual property rights of third parties. New Motion may also be subject to claims arising out of our operations in the normal course of business. As of this date, New Motion is not a party to any such other litigation that would have a material adverse effect on it.

Traffix, Inc.

Overview

Traffix is a leading Interactive media and marketing company that provides complete end-to-end marketing solutions for its clients who seek to increase sales and customer contact deploying the numerous facets of online marketing Traffix offers. Traffix’s clients include advertisers, direct marketers, agencies and wireless service providers. Its online marketing offers include search engine marketing, search engine optimization, email marketing, affiliate marketing, lead generation, creative support, and development and hosting solutions. Traffix owns and operates customized websites, hosted and third-party web pages, and email marketing platforms to facilitate consumer interaction with, and ultimate transactions for, its clients. Traffix generates and records revenue primarily on a performance-based model, whereby revenue is recognized upon the successful delivery of a qualifying lead, customer, survey, completed application, ultimate sale or the delivery of some other measurable marketing benefit as defined in the underlying marketing agreement.

In addition to generating customers, sales and leads for its advertising clients, Traffix also uses this media platform for the promotion of its own services which include subscriptions to its online personals websites and its mobile services, under which Traffix bills consumers directly.

In January of Fiscal 2005, Traffix, through its wholly owned subsidiary, Hot Rocket Acquisition Corp., acquired all of the intangible assets of Hot Rocket Marketing Inc. and Clockwork Advertising Inc. (collectively “Hot Rocket”), corporations in the business of buying and selling performance based online advertising space for third parties, as well as providing such services to the sales activities of its consolidated entity. The Hot Rocket acquisition has broadened Traffix’s reach into the Internet direct marketing arena, which continues to allow for expanded client relationships and various other synergistic possibilities, such as adding value to its core operations by the enhancement of its current and developing marketing programs conducted in Traffix’s Online Advertising and Media Services activities.

The initial purchase price for the Hot Rocket acquisition, recorded in Fiscal 2005, was approximately $3.8 million and was comprised of $3.1 million in cash, $0.7 million (or 113,821 shares) of Traffix’s common stock and transaction fees approximating $0.1 million. Pursuant to an independent third party valuation, the reported purchase price was allocated to approximately $2.2 million of goodwill and $1.6 million of identifiable intangibles. There were no tangible assets acquired.

In addition to the initial purchase price of the acquisition, Traffix agreed to pay Hot Rocket a contingent purchase price of up to $12.5 million if Hot Rocket generates an aggregate of $27 million in EBITDA (as quantified in the Agreement) over the four year period following the closing. In accordance with the terms of the acquisition agreement, for the period February 1, 2005 to January 31, 2006, Traffix was liable for a combined additional purchase price payment of $1.467 million, which has been settled by a cash payment of approximately $0.886 million made on May 9, 2006, and an issuance of 103,354 shares issued on May 10, 2006 (then having a fair market value of approximately $0.581 million).

Additionally, in accordance with the terms of the acquisition agreement, for the period February 1, 2006 to January 31, 2007, we were liable for a combined additional purchase price of $375,000, which was settled by a cash payment of $300,000, and the issuance of 14,620 shares, with both events occurring during the nine months ended August 31, 2007.

The terms of the acquisition agreement also provide for additional contingent payments of purchase price for the periods February 1, 2006 through July 31, 2006, and August 1, 2006 through January 31, 2007, upon the attainment of certain EBITDA thresholds as specified in the Agreement. Hot Rocket did not reach any of the EBITDA thresholds for those periods.

Future contingent payments made, if any, will be treated as additional purchase price and included as an addition to goodwill. The contingent payments and Mr. Colacioppo’s employment agreement have been amended. See page 119 for a further discussion.

Traffix made one asset acquisition in each of Fiscal 2004 and 2005, which accounted for approximately $6.9 million and $16.6 million of its consolidated revenues during such fiscal periods, respectively, and approximated $28.85 million, or 39.5%, of consolidated revenues during the year ended November 30, 2006. Such asset acquisitions are described in further detail below and also described in the notes to the November 30, 2006 audited consolidated financial statements included herein.

Background and Available Information

From Traffix’s inception in 1993 (under the name “Quintel Communications, Inc.”) through Fiscal 1999, it generated the bulk of its revenue from direct marketing using the traditional media of television, postal mail and telemarketing.

In Fiscal 2000, Traffix repositioned its operations, focus and direct marketing business to the online media of the Web. Applying the marketing disciplines honed from its years of operating in the “off-line” media arena, Traffix has been able to provide enhanced response-based results in a cost-effective and scaleable manner via its online marketing strategy.

During December 1995, Traffix completed its initial public offering of common stock, which is publicly traded and is currently reported on the NASDAQ National Market under the symbol “TRFX”.

Traffix is headquartered in Pearl River, New York and its mailing address is 1 Blue Hill Plaza, Pearl River, New York, 10965. The telephone number of its executive offices is (845) 620-1212. Traffix has subsidiaries and branch offices in Canada.

Traffix’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and all amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 are available free of charge on its website, www.traffixinc.com, as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Securities and Exchange Commission (SEC). Any and all information found on Traffix’s website is not part of this joint registration/proxy statement or any other report it files with or furnishes to the SEC.

The public may also read and copy any materials Traffix files with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, www.sec.gov, which contains reports, proxy and information statements, and other information regarding Traffix that it files electronically with the SEC.

Unless the context otherwise requires, in this Section, the term “Traffix”, “the Company”, “we”, “us,” and “our” refer to Traffix Inc. and its subsidiaries. Traffix’s fiscal year ends on November 30 and fiscal years are referred to by the calendar year in which they end. For example, “fiscal year 2006” and “Fiscal 2006” refer to the fiscal year ended November 30, 2006.

Online Advertising and Media Services

Traffix owns and operates a variety of Internet websites featuring specialized content such as online personals, downloadable ring-tones, wallpaper and music, recipes, greeting cards, automobile information, DVD promotions, and other theme-based content. Traffix generates traffic to its websites from advertising on third-party Internet media (e.g., search engines, email and banner advertisements) and through cross-marketing within its own online media. Traffix’s Web properties and marketing activities utilize proprietary technologies to generate real-time response-based marketing results for its advertising clients. When visiting Traffix’s online properties, consumers are given the opportunity to purchase, sign-up for, ask to be contacted regarding, or simply indicate an interest in, hundreds of offers for various products and services. Specifically, through these interactive Web properties Traffix generates a variety of transactional results ranging from (a) Web traffic,

(b) inbound telemarketing calls, (c) outbound telemarketing leads, (d) demographically/psychographically profiled lists of consumers, (e) highly-targeted customized response-based leads, (f) completed applications for products, and (g) sales of its clients’ products and services.

Online Advertising — Website Advertising

Traffix owns and operates a variety of websites with a broad range of content. Virtually all of its websites generate revenue from client advertisements. The advertisements are served across all of Traffix’s websites using its internally developed technology that serves ads to websites using an algorithm that takes into account a number of factors including information supplied by the visitor upon registration (e.g., gender, age and zip code), as well as the price paid by its client to serve the advertisement.

The websites feature content ranging from music for downloads to sweepstakes. In Fiscal 2004, Traffix launched EZ-Tracks.com (a Canadian domiciled majority owned subsidiary), its music destination site that features over 30,000 songs available for free and legal downloading, as well as other content such as musical greeting cards and a downloadable version of the Bible in audio format. Traffix has a games website that offers a variety of free parlor-style games, such as backgammon and checkers. In Fiscal 2004, it also launched reciperewards.com, a website that features thousands of cooking recipes.

Traffix’s PrizeDistributors, Inc. sponsored group of websites offers consumers the opportunity to win up to $1 million daily in its free, online sweepstakes. The sweepstakes prizes are indemnified by an independent, third-party agency. In order to play, each consumer must provide complete and accurate registration information and agree to receive (“opt-in”) marketing messages from Traffix and its marketing partners.

Traffix owns and operates several other websites such as Q121, Inc., Music of Faith.com, AtlasCreditGroup.com, TheBargainSpot.com, AltasAutomotiveGroup.com, EZGreets.com, GameFiesta.com, PrizeAmerica.com and LoveFreeGames.com. Each of these sites is designed for a specific consumer interest category that Traffix matched with client promotions that appeal to such interest category.

Online Advertising — Email Marketing Programs

Each program that Traffix markets for its clients can be implemented not only through its websites, but also, and often, through email marketing. Traffix currently markets to a vast database, which includes consumer data that is either owned or is managed by Traffix under its revenue share arrangements, whereby it recognizes the gross revenue as earned and bears the payment obligation to the list owner, irrespective of receipt of payment from Traffix’s clients.

Results Analysis

Subsequent to a campaign being fully implemented, Traffix continually analyzes the marketing results to gauge whether the campaigns are generating adequate results for the client, whether the media is being utilized cost-efficiently, and to determine whether new and different copy is yielding better overall results. These are traditional direct-marketing disciplines that it applies and that, it believes, distinguishes it from many of its competitors in the online marketing industry.

Affiliate Marketing

Traffix’s affiliate marketing business commenced in late Fiscal 2005 under the name of RocketProfit.com, where publishers and advertisers can make available to themselves countless unique and exclusive deals, customized promotions, high payouts, detailed tracking capabilities and significant multi-level customer support.

Syndication

After Traffix develops a campaign that works efficiently on its own media, it sometimes “syndicates” the program to third-party media. Typically, Traffix has expended time, media and other costs in developing certain campaigns. In exchange for this invested effort, it obtains the right to market those campaigns to other online media companies. Traffix believes that with syndicated offers it can leverage campaigns it has developed so that in future fiscal periods it can generate additional revenue with reduced costs and risks associated with such business extension. There is no guarantee that this belief will be realized in future fiscal periods.

Online Advertising — Internet Media Performance Based Sales

Pursuant to Traffix’s Fiscal 2005 acquisition of Hot Rocket Marketing, Inc., it generates revenues from the resale, on a variable performance basis, of Internet Media Advertising space acquired on a fixed cost basis.

Online Advertising — Data Sales, Rentals and List Management

Traffix also generates revenues from the sales, rentals and management (for use both online and offline) of its proprietary, profiled databases. Such revenue is included in its Online Advertising and Media Services activities revenue in the Online Advertising revenue line item component.

Search Engine Marketing

Traffix’s search engine marketing company, SendTraffic (acquired in Fiscal 2004), develops and manages search engine marketing (SEM) campaigns for its third party advertising clients, as well as for its own proprietary websites, promotions and offers. Using a proprietary technology called Marketing Dashboard, Traffix builds, manages and analyzes the effectiveness of hundreds of thousands of pay per click (PPC) keywords in real time across each of the major search engines, like Google, Yahoo and MSN. SendTraffic pays the search engines directly for the traffic, and generates revenue by billing its clients the search engine costs, plus a marketing services fee. Traffix also performs search engine optimization (SEO) services, for which advertising clients are billed a monthly retainer fee.

Personals

Traffix’s Personals business is designed as a monthly recurring billing program, with various memberships to its Personals program, iMatchUp.com. Revenue from its Personals business is generated by directly billing consumers. In the latter part of Fiscal 2006, Traffix began managing the declining Personals customer base, and had, and expects to continue to have, a reduction in marketing efforts directed at obtaining new enrollments within the Personals program. Competition for enrollees has driven the marketing costs in excess of its tolerable thresholds.

Internet Game Development

Traffix’s Canadian subsidiary, Infiknowledge, ULC, performs work-for-hire services in the production of Internet games for third party vendors, and participates in royalties related to the development, launch and successful commercialization of such Internet games.

Traffix’s expansion in, and dependence on, its online direct marketing efforts, coupled with the potential for state and/or federal legislation limiting its ability to contact consumers online should all be considered when referring to its current fiscal year’s results, as well as prior year’s historical results, in evaluating the potential for Traffix’s future operations, cash flows, and financial position.

Segment Information

Traffix operates in one segment, Online Advertising and Media Services. In classifying the financial information for its operating activities, Traffix relies primarily upon the evaluations of the chief operating decision maker (CODM — as managed by committee) and executive management in deciding how to allocate its resources and assess its performance. Disclosure is also required about products and services, geographic areas and major customers.

In Fiscal 2006, Traffix’s Online Advertising revenue component of its Online Advertising and Media Service activities included $613,000 of legacy revenue from reserve releases from its prior LEC segment. Such reserve releases were actual cash received by Traffix from third party service bureaus that withheld amounts from Traffix’s legacy LEC segment in anticipation of bad debts; actual bad debts proved less than amounts originally withheld. At the point these monies were withheld in prior fiscal years, Traffix had treated them as contra revenue. The Company does not anticipate future reserve releases, if any, will represent material amounts.

Traffix sells services and not products and, correspondingly, does not carry inventory.

Traffix had revenue from its Canadian-based subsidiary of approximately $645,000 and $774,000 during the nine month periods ended August 31, 2007 and 2006, respectively, and $912,000 and $647,000 during the fiscal years ended November 30, 2006 and 2005, respectively. The primary role of the Canadian subsidiary is to support back office data operations and does not directly contribute significant amounts to consolidated net income. The majority of the Canadian subsidiary’s outlays are related to the generation of Traffix’s revenues. Correspondingly, Traffix classifies them within the categories of cost of sales and selling, general and administrative expenses, where appropriate.

Segment information is set forth in Note 1 to the Consolidated Financial Statements referred to in the Financial Statements and Supplementary Data section hereof. For a more detailed discussion of Traffix’s segment information, also see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” on page 110.

Competition

Traffix faces intense competition in the marketing of its Online Advertising and Media services. Many of its competitors in the online direct marketing arena are well established, have reputations for success in the development and marketing of services and have significant financial, marketing, distribution, personnel and other resources. Traffix also competes with numerous smaller private companies that are willing to take extremely aggressive marketing risks that are outside of the scope of its risk tolerance. These extremely aggressive marketing practices and other marketing capabilities permit Traffix competitors to implement extensive advertising and promotional campaigns, both generally and in response to efforts of other competitors, to enter into new markets and introduce new services.

Seasonality and Cyclicality

Traffix believes that the online marketing industry is subject to seasonal fluctuations, where consumers tend to spend less time at the computer during the summer months, which is apparent based on the decrease in Internet traffic during such periods. Historically, Traffix has generally recognized the fourth and first fiscal quarters of its fiscal year to be its most active. As the acceptance of the Internet as a purchasing and transacting medium continues, Traffix believes this will continue to minimize the affect of seasonality.

Insurance

Traffix may be subject to substantial liability as a result of its day-to-day operations. Accordingly, it maintains a general liability insurance policy that is subject to a per occurrence limit of $1 million with a $2 million aggregate limit and an umbrella policy covering an additional $10 million of liability. In addition, Traffix has errors and omissions insurance with a limit of $5 million. Traffix also maintains Directors and Officers liability insurance providing aggregate coverage of $20 million for legal costs and claims. Such insurance may not be sufficient to cover all potential claims and additional insurance may not be available in future fiscal periods at reasonable costs.

Government Regulation

As a direct-to-consumer marketing company Traffix is subject to a variety of federal, state and local laws and regulations designed to protect consumers that govern certain of Traffix’s marketing practices.

Federal legislation was signed into law, effective January 1, 2004, substantially pre-empting existing and pending state e-mail marketing legislation. The CAN-SPAM Act of 2003 (“CAN-SPAM”) requires that certain “opt-out” procedures, including, but not limited to, a functioning return e-mail address, be included in commercial e-mail marketing. CAN-SPAM prohibits the sending of e-mail containing false, deceptive or misleading subject lines, routing information, headers and/or return address information; however, CAN-SPAM does not permit consumers to file suit against e-mail marketers for violations of CAN-SPAM. Traffix believes that this may benefit the Company, as individuals will be more limited in their ability to file frivolous suits against Traffix, as they have in the past. If any subsequent federal regulations are enacted, including, but not limited to, those implementing regulations promulgated by the FTC that limit Traffix’s ability to market its offers, it could potentially realize a material adverse impact in future fiscal period net revenue growth, and, therefore, profitability and cash flows could be adversely affected.

In contrast to CAN-SPAM, most state deceptive marketingstatutes contain private rights of action. Such private right of action lawsuits may have an adverse impact in future fiscal period net revenue growth, as individuals may be more inclined to file frivolous state deceptive marketing suits against Traffix.

Under its rule-making authority, the Federal Communications Commission (“FCC”) in August 2004 adopted rules prohibiting sending of unsolicited commercial e-mails to wireless phones and pagers. To assist in compliance with the rules, the FCC published on February 7, 2005 a list of mail domain names associated with wireless devices. Senders were given thirty (30) days to come into compliance. Thereafter, it became illegal to send unsolicited commercial e-mail to a domain address on the list unless the subscriber gave prior express authorization. The effect of these rules is to create a ‘double opt-in’ requirement for each sender of mail (advertiser and publisher). The practical consequence of these requirements on senders of commercial e-mail is that conducting compliant campaigns will necessitate the suppression of the domains listed in the FCC's list of wireless domains. Additionally, since domain suppression is now required as a practical matter by law, any campaigns that have domain suppression lists will have those lists included with the regular e-mail suppression lists. Traffix’s publishers will be required to suppress the domain lists associated with each campaign in the same manner that they already suppress the e-mail address lists. Although these new regulations do not have a material adverse impact on Traffix’s current operations, there can be no assurance that they will not have a material adverse impact on its future operations.

Under its rule-making authority, in May 2005, the Department of Justice adopted rules that amend the record keeping and inspection requirements for producers of sexually explicit performances. Codified in 18 U.S.C. 2257 of the federal criminal code, Section 2257, as amended, went into effect on June 23, 2005 and requires a class referred to as “secondary producers” to comply with the record keeping and inspection requirements that apply to primary producers. On June 16, 2005, The Free Speech Coalition, Inc. brought an action challenging, among other things, the extent to which webmasters and/or web sites fall under the definition of “secondary producers” under the new Section 2257 regulations. In a ruling issued December 28, 2005, the U.S. District Court rejected the establishment of a class of “secondary producers” that would have to comply with the record-keeping and inspection requirements of Section 2257 and reaffirmed the decision in Sundance Associates v. Reno, which held that primary “producers” would be limited to those persons involved in the “hiring, contracting for, managing, or otherwise arranging for the participating of the depicted performer.” Secondary producers will likely still have to comply with the labeling requirements of Section 2257, which require that secondary producers obtain from the primary producer a letter or other correspondence indicating who the custodian of records is, where such records are kept and the date of production of the material. The ruling in this proceeding is limited to current or future members of The Free Speech Coalition, Inc. There is the risk that the definition of “secondary producers” may be reinstated and/or more broadly interpreted in the future. At this juncture, Section 2257 has had no material effect on Traffix’s net revenue growth, profitability and cash flows.

The states of Michigan and Utah have passed Child Protection Registry laws that bar the transmission of commercial e-mail to registered state residents under the age of eighteen (collectively, the “Statutes”). The Statutes contain provisions for fines and jail time for violators, and create a private right of action for aggrieved parties. Under the Statutes, state residents may register any e-mail address, fax number, wireless contact information or instant message identifier assigned to the account of a minor or one to which a minor has access. Unlike other e-mail marketing statutes, there are no opt-in or pre-existing business relationship exceptions. The Statutes provide that once an address of a state resident is on the registry for thirty (30) days, commercial e-mailers are prohibited from sending to that address anything containing an advertisement, or even a link to an advertisement, for a product or service that a minor is legally prohibited from accessing. Such products and/or services include, but are not limited to, alcohol, tobacco, gambling, firearms, automotive, financial, prescription drug and adult material. This prohibition remains in force even if the e-mail or other communication is otherwise solicited. The Free Speech Coalition, Inc. has brought an action that challenges certain aspects of the Utah Child Protection Registry law; no decision on this proceeding has yet been rendered. Traffix awaits the results of this action. To the extent Traffix markets these types of products and/or services, it has blocked sending such e-mail to Michigan and Utah residents. State action was initiated in 2005 and early 2006 in the respective legislative bodies in the states of Illinois, Connecticut, Georgia, Hawaii, Iowa and Wisconsin in order to pursue the enactment of legislation similar to the Statutes that will create state-level e-mail registries for minors. None of the proposed legislation has been enacted as of yet. Traffix awaits the results of the respective legislative processes associated with these proposed child e-mail registry laws. Depending on the outcome, and to the extent Traffix markets these types of products and/or services, it may have to block sending such e-mail to Illinois, Connecticut, Georgia, Hawaii and/or Iowa.

Federal legislation was signed into law, effective December 1, 2006, that makes changes to the Federal Rules of Civil Procedure (“Rules”) affecting the storing, retention and production of electronically stored information (“ESI”) in connection with discovery pursuant to litigation. As a result of the changes to the Rules, attorneys will be required to advise their adversaries, during litigation, of the details of their clients’ ESI retention and management systems and, in many instances, produce ESI including, but not limited to, e-mails. As a result of these changes to the Rules, companies should: (i) identify the various forms of ESI generated in the course of business, and where such ESI is stored; (ii) implement systems and technology capable of storing and retrieving such ESI, as necessary; and (iii) adopt a clear ESI document retention program and adhere to same at all times. The requirements imposed by the changes to the Rules as detailed above could require Traffix to change its ESI-related programs at some additional cost. In addition, any subsequent litigation could result in substantially higher costs as a result of the need to produce greater quantities of ESI, which could have a material adverse impact on profitability and cash flows.

Legislation has been passed in sixteen (16) different states that are intended to regulate “spyware” and, to a limited extent, the use of “cookies.” Of particular significance is the Revised Utah Spyware Control Act (the “Utah Act”) that bars a person or company from using a context-based trigger mechanism to display an advertisement that partially or wholly covers paid advertising or other content on a website in a way that interferes with the user's ability to view the website. The Utah Act also requires purveyors of pop-up advertising to ask whether a user is a resident of the state of Utah before downloading “spyware” software onto the user's computer and further allows a trademark owner to sue any person or company who displays a pop-up advertisement in violation of a specific trademark protection which is set forth in the Utah Act. The State of Alaska has enacted similar legislation that bars the same means of delivering advertisements as the Utah Act, and requires similar verification of residency prior to downloading “spyware” or “adware” software onto the user's computer. In practice, Traffix does not provide or use “spyware” in its marketing, but if more restrictive legislation is adopted, it may be required to develop new technology and/or methods to provide its services or discontinue services in some jurisdictions altogether. Additionally, there is a risk that state courts will broadly interpret the term “spyware” to include legitimate ad-serving software and/or cookie technology that is currently provided or used by Traffix.

At the federal level, competing bills are pending which are also intended to regulate “spyware” and, to a limited extent, the use of “cookies.” “Spyware” has not been precisely defined in existing and pending legislation, but is generally considered to include software which is installed on consumers’ computers and designed to track consumers’ activities and collect and possibly disseminate information, including personally identifiable information, about those consumers without their knowledge and consent. As stated above, Traffix does not provide or use “spyware” in its marketing practices, but there is the risk that the definition of spyware may be broadly interpreted to include legitimate ad-serving software and/or cookie technology that is currently provided or used by Traffix. Anti-spyware legislation has (1) generally included a limited exemption for the use of cookies; and (2) focused on providing consumers with notification and the option to accept or decline the installation of spyware software. However, there can be no assurance that future legislation will not incorporate more burdensome standards by which the use of cookies will not be exempted and software downloading onto consumers’ computers will not be more strictly enforced. If more restrictive legislation is adopted, Traffix may be required to develop new technology and/or methods to provide its services or discontinue services in some jurisdictions altogether.

Legislation has also been passed at the state level and competing bills are pending at the federal level which are intended to require that businesses and institutions provide notice to consumers of any potential theft or loss of sensitive consumer information then in possession of the applicable business or institution. At the state level, laws that recently took effect in the states of Arizona, Colorado, Hawaii, Idaho, Indiana, Kansas, Nebraska, Utah, Vermont and Wisconsin require companies, governmental agencies and private organizations to notify individuals in cases where their confidential information has been exposed to possible data thieves (the “New State Laws”). Upon taking effect on April 1, 2006, April 10, 2006, June 27, 2006, July 1, 2006, September 1, 2006, December 31, 2006 and January 1, 2007, as applicable, the New State Laws make customer notification mandatory in the event that personally identifiable information (including, but not limited to, social security numbers, driver's license numbers or bank and financial account numbers) has been accessed improperly by third parties. The New State Laws are in addition to similar laws previously in effect in at least twenty-four (24) other states including the states of Arkansas, California, Connecticut, Delaware, Florida, Georgia, Illinois, Louisiana, Maine, Michigan, Minnesota, Montana, Nevada, New Hampshire, New Jersey, New York, North Carolina North Dakota, Ohio, Pennsylvania, Rhode Island, Tennessee, Texas and Washington that all require consumer notification where confidential or sensitive information has been improperly accessed, lost or stolen (together with the New State Laws, the “Information Security Laws”). The Information Security Laws also impose obligations on companies that collect, store and transmit sensitive information to use secure socket and/or encryption technologies, as applicable, when performing the aforementioned tasks. To the extent that Traffix collects such personally identifiable information, the Information Security Laws may increase Traffix’s costs to protect such information.

At the Federal level, the FTC, pursuant to its enforcement authority, filed a complaint against BJ’s Wholesale Club, Inc. (“BJ's”) for violation of the FTC Act in connection with the theft of consumer credit/debit card information which was then in BJ’s possession. The FTC alleged that BJ’s failure to secure customers' sensitive information was an unfair practice under the FTC Act because it caused substantial injury that was not reasonably avoidable by consumers and not outweighed by offsetting benefits to consumers or competition. BJ’s agreed to a settlement that requires BJ’s to establish and maintain a comprehensive information security program that includes administrative, technical and physical safeguards. Although Traffix does not anticipate that this interpretation of the FTC Act, nor the Information Security Laws requiring notice of theft or loss of sensitive consumer information, will have a material adverse impact on its current operations, Traffix could potentially be subject to regulatory proceedings for past and current practices in connection with the storage and security of sensitive consumer information and notice of such sensitive consumer information's theft or loss. In addition, Traffix may be required to make changes in its future practices relating to the storage, security and provision of notice in connection with sensitive consumer information.

At present, the laws and regulations governing the Internet remain largely unsettled, even in areas where there has been legislative and/or regulatory action. It is uncertain as to how long it will take to determine the extent to which existing laws, including, but not limited to, those relating to intellectual property, advertising, sweepstakes and privacy, apply to the Internet and Internet marketing. Recently, growing public concern regarding privacy and the collection, distribution and use of Internet user information has led to increased Federal and state scrutiny, as well as regulatory activity concerning data collection, record keeping, storage, security, notification of data theft, and associated use practices. The application of existing laws or the adoption or modification of laws or regulations in the future, together with increased regulatory scrutiny, could materially and adversely affect Traffix’s business, prospects, results of operations and financial condition and could potentially expose Traffix and/or its clients to fines, litigation, cease and desist orders and civil and criminal liability.

Employees

As of October 27, 2007, Traffix employed 104 full-time employees, including 4 executive officers, and 9 part-time employees in the U.S. In Canada, Traffix employed 80 full-time employees and 1 part time employee. The Company believes that its relations with its employees are satisfactory. None of Traffix’s employees are represented by a union.

Code of Ethics and Business Conduct

Traffix has adopted a Code of Ethics and Business Conduct (the “Code”) for its principal executive and financial and accounting officers, and its directors, employees, agents, and consultants. The Code is publicly available on Traffix’s website at www.traffixinc.com under “Investor Relations” (following the links to “Corporate Governance” and “Code of Ethics”). The Code addresses various issues regarding the practice of ethical conduct applied to all levels of Traffix’s personnel in all the phases of their business activities and of their responsibility of reporting illegal or unethical behavior.

Traffix has also established an accounting ethics complaint procedure for all employees to report concerns they might have regarding accounting, internal accounting controls and auditing matters. All complaints are treated confidentially, and Traffix does not, and will not condone any retaliation of any kind against employees who come forward with complaints.

Properties

Traffix leases approximately 15,000 square feet of space at One Blue Hill Plaza, Pearl River, New York, all of which is currently used for the company’s principal executive offices. The lease for such premises expires on November 15, 2011, pursuant to a lease amendment executed on February 3, 2006. Traffix owns an office building in Dieppe, New Brunswick, Canada, acquired in fiscal 2003, which houses the operations of Traffix’s wholly-owed Canadian subsidiary, Infiknowledge, ULC. The New Brunswick, Canada property does not carry a mortgage. Additionally, Traffix leases approximately 6,000 square feet of space in Lynbrook, New York, which was occupied by Traffix’s wholly owned subsidiary, Send Traffic.com, Inc. In October 2006, pursuant to the terms of such lease, Traffix notified the landlord of its intent to terminate such lease, which termination took effect on April 7, 2007. The operations performed out of that Lynbrook, New York, space have been moved to some of Traffix’s other locations. Send Traffic.com also entered into a sub-lease agreement in fiscal 2006 for approximately 3,000 square feet of office space in New York, New York, and in fiscal 2007 entered into separate lease agreements for approximately 3,500 additional square feet at the same location. Traffix also leases approximately 2,000 square feet in Hicksville, New York, which is occupied by Traffix’s wholly owned subsidiary, Hot Rocket Marketing, Inc. This lease expires November 30, 2010.

Legal Proceedings

Traffix is subject to legal proceedings, lawsuits and other claims, brought by: (1) consumers of its products and services; (2) its clients; (3) consumers of its clients' products and services; and (4) others bringing claims that arise in the normal course of Traffix’s business. Legal proceedings are subject to numerous uncertainties rendering the prediction of their outcome difficult. As a result of such uncertainty, Traffix is unable to estimate the ultimate outcome of any of the subsequently mentioned claims, and, accordingly, no provision for loss has been recorded. Traffix believes that individually, and in the aggregate, the ultimate settlement of the subsequently mentioned claims should not have a material adverse effect on its consolidated financial position, results of operations or cash flows.

DADA USA INC. f/k/a DADAMobile Inc. v. Q121 Inc. d/b/a MXFOCUS and Banca Intesa SpA

In September 2006, DADA USA Inc. (“Dada”) filed this action in Supreme Court of the State of New York, New York County (Index No. 603365/06).

The action related to a marketing agreement between Dada and Q121 Inc., Traffix’s subsidiary. Dada alleged, inter alia, that Q121 Inc. breached the agreement by using unapproved advertisements or failing to prevent sub-publishers from using approved ads in an unapproved manner or misappropriating confidential information or diverting customers; and that it engaged in unfair competition. The complaint sought damages in an amount which the plaintiff alleged it believed to be in excess of ten million dollars.

This matter has been settled and Traffix has received a release from Dada; Traffix made no payment to Dada as part of the settlement.

Simultaneously with this settlement, Traffix also settled a claim Traffix had asserted against the parent of Dada USA with respect to a separate marketing agreement (Q121, Inc. v. Dada Mobile S.p.A., U.S. District Court, Southern District of New York, No. 06 CV. 11342). Pursuant to that settlement, we received a payment of $350,000 and exchanged releases.

Hatton v. Prize America/Prize Distributors

In or about October 2005 Brandon Hatton filed a pro se action in the U.S. District Court, Middle District of Tennessee (No. 05 CV 00073) and was also granted permission to proceed in forma pauperis. The complaint, as amended, alleges that at some time between June 2002 and July 2004 the plaintiff won a prize and that defendant failed to pay/deliver, and claims damages of $391 million. In December 2006, Traffix learned that plaintiff had attempted to serve process; Traffix’s counsel made a special appearance and moved to dismiss the action on jurisdictional grounds. That application was denied in August 2007 and plaintiff has served process. A preliminary conference has been held and the case will now proceed to discovery.

Traffix believes that there is no merit to this claim and intends vigorously to defend the action.

Nicherie v. Pellicano et al, CV 06-6434 United States District Court; Central District of California

Traffix was served with a Second Amended Complaint in this action, which alleges twenty causes of action variously directed against forty-seven individuals and entities as well as against Does 1 – 200. The plaintiff alleged that he is an inmate at the Metropolitan Detention Center in Los Angeles, that he was President and CEO of Federal Transtel, Inc. and that through a trust he owned or controlled an interest in that company. The third cause of action was directed at a number of defendants, including Traffix, and purported to state a RICO claim; plaintiff also purported to bring the twentieth cause of action on behalf of the United States of America against a number of individuals and entities including Traffix pursuant to the False Claim Act, 31 USC 3730(b), alleging, among other things, what he described as “’small increment billing’ frauds... which targeted the United States government and its employees who had authority to use government credit cards...” and sought unspecified damages and attorneys fees. In some of the other causes of action, the plaintiff purported to bring the claim against “all defendants” but failed to allege any act by Traffix.

By order of the court dated March 27, 2007 the claims against Traffix were dismissed in this matter. Traffix has not received any notice that the plaintiff has appealed that order.

Curtis J. Jackson/Shoot the Rapper Ads

In late July 2007, the rapper Curtis J. Jackson (p/k/a 50 Cent) filed a complaint against Traffix in Supreme Court, New York County (Index No. 602445/07). The complaint refers to certain banner ads published by Traffix and alleges that 50 Cent’s image was used in those ads without his permission. The complaint asserts claims under New York Civil Rights Law, for intentional and negligent infliction of emotional distress, defamation, and unjust enrichment. It seeks damages in excess of one million dollars, as well as injunctive relief. When plaintiff’s representatives originally contacted Traffix regarding this matter in May 2007, Traffix ceased using the ad copy about which they complained and replaced it. Plaintiff’s representatives have advised that their client is willing to settle the matter for a payment of $500,000. Traffix has reported the matter to its insurance carrier, which is providing a defense, although the retainage on the policy is $100,000. Currently, Traffix counsel is engaged in settlement discussions with plaintiff’s counsel. Traffix believes that there is no merit to the claim and, in the event it is not resolved amicably, Traffix intends vigorously to defend against it.

Tactara LLC

In June 2007, Tactara LLC (“Tactara”) filed a complaint in the Superior Court of California, Los Angeles, alleging that Traffix breached a service order agreement and seeking damages of $189,000 plus interest. Traffix’s contract with Tactara provides for arbitration and Traffix requested that the action be withdrawn. In September 2007, Tactara withdrew the court action without prejudice and served an arbitration demand with a claim of approximately $208,000 which appears to include some amounts unrelated to the subject contract. Traffix is currently in settlement negotiations with Tactara’s counsel. Traffix believes that there is no merit to the claim and in the event the matter is not settled, Traffix intends to vigorously defend against the claim.

MANAGEMENT

Board Composition and Committees

Immediately following the completion of the merger, the board of directors of the combined company will consist of: (i) three members selected by Traffix (who shall initially be Robert Machinist, Lawrence Burstein and Andrew Stollman), two of whom shall qualify as an “independent director” pursuant to the NASDAQ Marketplace Rules in effect from time to time at all times that New Motion common stock is listed on NASDAQ; (ii) three members selected by New Motion (who shall initially be Raymond Musci, Robert Ellin, and Jerome Chazen), two of whom shall qualify as an independent director at all times that New Motion common stock is listed on NASDAQ; and (iii) the CEO of New Motion.

Also upon completion of the merger, the board of directors of the combined company will establish three standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee shall qualify as Independent Directors. The composition of the members of the Nominating and Corporate Governance Committee, Audit Committee, and Compensation Committee, including the respective chairman of each such committee, shall be designated in substantially equal numbers by directors designated by New Motion and directors designated by Traffix.

Executive Officers and Directors

The following table sets forth the name, age and position of each of the anticipated executive officers and directors of New Motion following the completion of the merger:

Name	Age	Position Held
Burton Katz	35	Chief Executive Officer and Director
Andrew Stollman	42	President and Director
Dan Harvey	49	Chief Financial Officer
Sue Swenson	59	Chief Operating Officer
Raymond Musci	46	Executive Director
Robert S. Ellin	42	Director
Lawrence Burstein	64	Director
Robert Machinist	54	Director
Jerome Chazen	79	Director

Burton Katz.  Mr. Katz has served as Chief Executive Officer and as a Director since September 2006. Mr. Katz has been involved in the mobile industry since its inception. Since 2001, Mr. Katz was with Buongiorno S.p.A., where he was president of Buongiorno’s North American operations and past executive of its U.K. operations. Mr. Katz oversaw strategic planning and implementation of both Buongiorno’s B2B business and the successful U.S. launch of their consumer brand. Prior to joining Buongiorno in 2001, Mr. Katz was a principal in PricewaterhouseCooper’s E-Business Division, where he advised global telecom and media clients on pioneering new products and developing digital distribution channels. Mr. Katz holds a masters of business administration degree in marketing and interactive technologies from the University of Southern California.

Andrew Stollman.  Mr. Stollman has been Traffix’s President since November, 2002, Chief Operating Officer from January, 2001 to November, 2002, and Secretary and a director of Traffix since January 1995. From February 2000 until January2001, Mr. Stollman was also Traffix’s Executive Vice President and from January 1995 until February 2000, he was Senior Vice President. Mr. Stollman was Traffix’s President from September 1993 to December 1994.

Dan Harvey.  Mr. Harvey, age 49, has been Traffix’s Chief Financial Officer since January 1997. He joined Traffix in September 1996. From November 1991 to August 1996, he was a Senior Manager with the accounting firm of Feldman, Gutterman, Meinberg & Co. Mr. Harvey is a Certified Public Accountant.

Sue Swenson.  Ms. Swenson has been New Motion’s Chief Operating Officer since August 2007. From October 2006 to August 2007 she was chief operating officer at Amp’d Mobile in Los Angeles, CA, where she was directly responsible for customer operations, technology development, human resources, legal and finance. Prior to Amp’d Mobile, from February 2004 to October 2005, she was chief operating officer of T-Mobile in Seattle, WA, a $12 billion dollar company. In that position, she managed engineering, information technology, customer care, business operations and customer loyalty. From July 1999 to January 2004, Ms. Swenson was president and chief operating officer for Leap Wireless, now known as Cricket Communications and from March 1994 to July 1999, she was president and chief executive officer for Cellular One, a joint venture between AirTouch Communications and AT&T. Prior to that, she was a vice president with Pacific Bell, and she got her start in the mobile market with Pactel Cellular, beginning in 1979. Ms. Swenson is an active member on the board of directors for several organizations, including serving as director and on the audit and exam committees for MBlox and Wells Fargo. She also is a director on the board of Eltek, a telecom power company. Ms. Swenson holds a bachelor’s degree in French from San Diego State University, awarded in 1971.

Raymond Musci.  Mr. Musci has served as President and Chief Operating Officer of New Motion since August 2006. Mr. Musci was a consultant to New Motion from January through August 2006 prior to joining New Motion. Mr. Musci brings over 25 years of high tech, media, entertainment and consumer product experience to us. From 1999 to 2006, Mr. Musci was Chief Executive Officer of Bam! Entertainment, Inc., a company he founded in 1999 that published and distributed movie, sports and cartoon video games to a wide range of retailers. Prior to Bam!, from 1996 to 1999, Mr. Musci was president and chief executive officer of the U.S. subsidiary of Infograms Entertainment, Inc., now better known as Atari, Inc. In that position, he oversaw all aspects of the company's North American unit, was responsible for 250 employees, and grew global revenues from $60 million to $300 million, and U.S. revenues from $80 million to $150 million. Before joining Infograms/Atari, Mr. Musci was founder, president and chief executive officer of Ocean Of America, Inc., a publisher and distributor of entertainment software. Founded in 1990, Mr. Musci built the company to annual revenues of $50 million, and sold it to Infograms/Atari in 1996. Mr. Musci holds a degree in criminal justice with a minor in business administration from Western New Mexico University. Mr. Musci is a director of publicly traded Tag-It Pacific, Inc.

Robert S. Ellin.  Mr. Ellin is a Managing Member of Trinad, which is a hedge fund dedicated to investing in micro-cap public companies, and served as our Chief Executive Officer and President from October 24, 2006 to February 12, 2007. Mr. Ellin has served as one of New Motion’s directors since October 24, 2006. Mr. Ellin currently sits on the board of Command Security Corporation (CMMD), ProLink Holdings Corporation (PLKH), U.S. Wireless Data, Inc. (USWI) and Mediavest, Inc (MVSI). Prior to joining Trinad Capital LP in 2004, Mr. Ellin was the founder and President of Atlantis Equities, Inc., a personal investment company. Founded in 1990, Atlantis has actively managed an investment portfolio of small capitalization public company as well as select private company investments. Mr. Ellin frequently played an active role in Atlantis investee companies including board representation, management selection, corporate finance and other advisory services. Through Atlantis and related companies Mr. Ellin spearheaded investments into ThQ, Inc. (OTC:THQI), Grand Toys (OTC: GRIN), Forward Industries, Inc. (OTC: FORD) and completed a leveraged buyout of S&S Industries, Inc. where he also served as President from 1996 to 1998. Prior to founding Atlantis Equities, Mr. Ellin worked in Institutional Sales at LF Rothschild and prior to that he was the Manager of Retail Operations at Lombard Securities. Mr. Ellin received a Bachelor of Arts from Pace University.

Lawrence Burstein.  Mr. Burstein has been a director of Traffix since April 1999. Since March 1996, Mr. Burstein has been Chairman of the Board and a principal shareholder of Unity Venture Capital Associates, Ltd., a private venture capital firm. For approximately ten years prior thereto, Mr. Burstein was the President, a director and principal stockholder of Trinity Capital Corporation, a private investment banking concern. Trinity ceased operations upon the formation of Unity Venture in 1996. Mr. Burstein is a director of several companies, being, respectively, THQ, Inc., engaged in the development and marketing of games for Sony, Microsoft and Nintendo; CAS Medical Systems, Inc., engaged in the manufacture and marketing of blood pressure monitors and other disposable products, principally for the neonatal market; I.D. Systems Inc., engaged in the design, development and production of a wireless monitoring and tracking system which uses radio frequency technology; Millennium India Acquisition Corp., a public acquisition vehicle engaged in searching for an acquisition in India; and American Telecom Systems, Inc., engaged in the development and marketing of convergent telecommunication services.

Robert B. Machinist.  Mr. Machinist was appointed a director of Traffix in August 2004. Mr. Machinist is currently a managing partner of MCapital, LLC, a private equity investment firm in Rye, New York. He also runs a private family investment company. From November 1998 until December 2001, Mr. Machinist served as managing director and head of investment banking for the Bank of New York and its Capital Markets division. From 1986 through November 1998, Mr. Machinist was president and one of the principal founders of Patricof & Co. Capital Corp. (and its successor companies), a multinational investment banking business. Mr. Machinist is also a director of Dobi Medical International, Inc., a publicly-held development stage company in the business of advanced medical technology imaging.

Jerome A. Chazen.  Jerome A. Chazen has served as one of New Motion’s directors since April 2005. Mr. Chazen is also Chairman of Chazen Capital Partners, a private investment company. Prior to Chazen Capital, Mr. Chazen was one of the four founders of Liz Claiborne Inc., where he is also Chairman Emeritus. Mr. Chazen is also the founder and Benefactor of the Jerome A. Chazen Institute of International Business, the focal point of all international programs at Columbia Business School. Mr. Chazen received his Bachelor Degree from the University of Wisconsin and his MBA from Columbia Business School. Mr. Chazen has been a director of Taubman Centers, Inc., since 1992.

None of the persons who will serve as officers or directors of the company after the completion of the merger has had any bankruptcy petition filed by or against any business of which such officer or director was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time. None of the persons who will serve as officers or directors of the company after the completion of the merger have been convicted in a criminal proceeding or are subject to a pending criminal proceeding, excluding traffic violations or similar misdemeanors, nor have they been a party to any judicial or administrative proceeding during the past five years, except for matters that were dismissed without sanction or settlement, that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. There are no family relationships among persons who will serve as officers or directors of the company after the completion of the merger.

Compensation Committee Interlocks and Insider Participation

New Motion has not yet identified the members of the combined company’s compensation committee, though it is expected that those members of the compensation committee will be independent directors. None of our named executive officers has served as a director or member of a compensation committee (or other board committee performing equivalent functions) of any other entity, one of whose executive officers is expected to serve as a director or a member of the combined company’s compensation committee.

Executive Compensation

The following summary compensation table sets forth information, as to the anticipated named executive officers, information concerning all compensation paid to such named executive officers for services rendered to New Motion or to Traffix during the fiscal year ended December 31, 2006, in the case of New Motion, or during the fiscal years ended November 30, 2004, 2005 and 2006, in the case of Traffix:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(7) ($)	All Other Compensation(6) ($)	Total ($)
Burton Katz Chief Executive Officer(1)	2006	87,151	50,000	32,976	—	170,127 —
Andrew Stollman President(2)	2006 2005 2004	544,500 544,500 544,500	136,758 30,000 —	— — —	20,552 18,793 22,928	701,810 593,293 567,428
Dan Harvey Chief Financial Officer(3)	2006 2005 2004	223,000 213,000 208,667	27,000 24,000 24,000	— — —	12,000 12,000 9,000	262,000 249,000 241,667
Sue Swenson Chief Operating Officer(4)	2006	—	—	—	—	—
Raymond Musci President and Chief Operating Officer(5)	2006	307,500	—	—	—	307,500

(1)	Mr. Katz became New Motion’s Chief Executive Officer on August 28, 2006. Mr. Katz is subject to an employment agreement the terms of which are described hereafter. New Motion intends to enter into a new employment agreement with Mr. Katz concurrently with the close of the merger which increases Mr. Katz’s total compensation.
(2)	Mr. Stollman is currently Traffix’s President and Secretary. Upon the effective time of the Merger, the employment agreement between Traffix and its President Andrew Stollman will be terminated, and New Motion and Mr. Stollman will enter into an employment agreement, under which he will serve as President of New Motion, and receive aggregate total compensation and perquisites substantially similar to that to be paid to New Motion’s Chief Executive Officer, Burton Katz following the merger.
(3)	Mr. Harvey is currently Traffix’s Chief Financial Officer.
(4)	Ms. Swenson became New Motion’s Chief Operating Officer in August, 2007.
(5)	Mr. Musci became New Motion’s President and Chief Operating Officer on August 3, 2006. The compensation information reported for Mr. Musci was all paid to Mr. Musci as a consultant.
(6)	Consists of medical insurance reimbursements and auto allowance payments in the case of Mr. Stollman, and auto allowance payments in the case of Mr. Harvey.
(7)	New Motion, Inc. adopted the fair value provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004). “Share-Based Payment” (“SFAS 123R”) as of January 1, 2006, using the modified prospective transition method and therefore has not restated results for the period.

Traffix, Inc. adopted the fair value provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004). “Share-Based Payment” (“SFAS 123R”) as of December 1, 2005, using the modified prospective transition method and therefore has not restated results for the period.

Narrative Disclosure to Summary Compensation Table

As a combined company, it is expected that New Motion will compensate its executive officers through a combination of a base salary, a cash bonus, and stock-based incentive compensation, including either stock options or restricted stock. The combined company’s compensation philosophy is expected to be designed to align executive compensation with financial performance, business strategies and the company’s values and objectives in order to enhance the profitability of the combined company and enhance stockholder value. This can be achieved by linking the financial interests of executives with those of the stockholders'.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information regarding outstanding options held by the combined company’s expected named executive officers as of December 31, 2006 in the case of executives currently employed by New Motion, or as of November 30, 2006 in the case of executives currently employed by Traffix. For Traffix shares underlying options, the number of shares is multiplied by the exchange ratio of 0.683 and the exercise price is divided by the exchange ratio of 0.683 in order to present the information on a comparative basis with the information for New Motion.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
Burton Katz(1)	—	—	363,185	2.34	9/1/16
Andrew Stollman(2)	68,300	—	—	9.88	11/15/15
	30,735		—	3.38	4/9/11
	30,735		—	3.66	4/9/11
	30,735		—	4.39	4/9/11
	71,715		—	8.35	12/1/11
	201,485		75,130	10.75	6/3/14
Dan Harvey(3)	13,660	—	—	8.99	12/10/09
	13,660			8.20	11/29/10
Sue Swenson(4)	—	—	—	—	—
Raymond Musci	—	—	—	—	—

(1)	On August 3, 2006, Mr. Katz was granted an option to purchase 363,185 shares of common stock at a per share exercise price of $2.34. This option vests as follows: 33.3% of the shares subject to the option vests on August 1, 2007, and the remaining 66.7% of the shares subject to the option vest monthly over the next 24 months thereafter.
(2)	On April 9, 2001, Mr. Stollman was granted options to purchase 45,000 shares of common stock at an exercise price of $2.31 (or 30,735 shares at an exercise price of $3.38 after application of the exchange ratio), 45,000 shares of common stock at an exercise price of $2.50 (or 30,735 shares at an exercise price of $3.66 after application of the exchange ratio) and 45,000 shares of common stock at an exercise price of $3.00 (or 30,735 shares at an exercise price of $4.39 after application of the exchange ratio). Upon the commencement of his employment agreement on December 1, 2001, Mr. Stollman was issued a ten-year option to acquire 105,000 shares of Traffix Common Stock at an exercise price of $5.70 per share (71,715 shares at an exercise price of 8.35 after application of the exchange ratio). On March 8, 2000, Mr. Stollman was granted options to purchase 100,000 shares of common stock at an exercise price of $6.75 (or 68,300 shares at an exercise price of 9.88 after application of the exchange ratio). Pursuant to his employment agreement, Mr. Stollman was granted options to purchase of total of 405,000 shares of common stock at an exercise price of $7.34 per share (or 276,615 shares at an exercise price of 10.35 per share after application of the exchange ratio), subject to a vesting schedule described in Mr. Stollman’s employment agreement summary below.
(3)	On November 29, 2005, Mr. Harvey was granted options to purchase 20,000 shares of common stock at an exercise price of $5.60 (13,660 shares at an exercise price of 8.20 after application of the exchange ratio) and on December 10, 2004, Mr. Harvey was granted options to purchase 20,000 shares of common stock at an exercise price of $6.14 (13,660 shares at an exercise price of 8.99 after application of the exchange ratio).
(4)	Sue Swenson became an employee of New Motion on August 20, 2007.

Employment Agreements of Named Executive Officers of the Combined Company

Burton Katz

Burton Katz is party to an employment agreement dated August 28, 2006 with New Motion. Mr. Katz's employment agreement has a term of three years which term may be extended through December 31, 2009. Mr. Katz's employment agreement provides for an annual base salary of $300,000 with a guaranteed increase of at least 5% after each 12-month period during the term, and also provides for an advance of $30,000 for relocation expenses which amount (or a portion thereof) must be repaid by Mr. Katz in the event that Mr. Katz does not remain employed with New Motion through the entire initial term of the employment agreement and all amounts owed to Mr. Katz upon his cessation of service do not exceed the amount of the advance. Mr. Katz's employment agreement also provides that Mr. Katz will be eligible for a bonus of up to 30% (but no less than $50,000) of the amount set aside by New Motion, based on its earnings before interest and taxes (“EBIT”), for payment to executives, as determined by the board of directors. This management incentive program fund is based upon New Motion’s EBIT for each fiscal year. Mr. Katz’s EBIT bonus goal is 5% of New Motion’s annual EBIT for 2007 and 2008. Mr. Katz is also entitled to receive an allowance of $1,000 per month for costs associated with the lease or purchase, maintenance and insurance of an automobile, and an additional allowance of $300 per month for costs associated with the use of cellular equipment and mobile communication service or subscription fees. Upon the termination of Mr. Katz' employment with New Motion for good reason or without cause, Mr. Katz is entitled to receive the base salary that would have been paid to Mr. Katz from the date of termination of his service through the expiration of his employment agreement, continued healthcare coverage for the same period, and a pro-rated portion of any bonus that would have been earned by Mr. Katz during the fiscal year in which his employment terminated. Mr. Katz has agreed not to solicit New Motion's customers, suppliers, employees or licensors for a period terminating on the earlier of two years after the termination of Mr. Katz employment with New Motion or June 30, 2011. Mr. Katz's employment agreement also provides for the arbitration of disputes.

New Motion intends to enter into a new employment agreement with Mr. Katz concurrently with the close of the merger which increases Mr. Katz’s total compensation.

Andrew Stollman

Traffix entered into an employment agreement, effective December 1, 2001, with Andrew Stollman, which agreement was orally amended on June 3, 2004 (the “First Amendment”). On May 10, 2005, the First Amendment was reduced to writing and Traffix executed a second amendment to Mr. Stollman’s employment agreement (the “Second Amendment”). On September 26, 2007, Traffix executed a third amendment to Mr. Stollman’s employment agreement. The employment agreement, as amended, expires on June 30, 2008 (or such earlier date on which the merger is consummated) and further provides that Mr. Stollman (i) is employed as Traffix’s President and Secretary; (ii) was paid for the fiscal year ended November 30, 2005, and will be paid for all fiscal years remaining under the term, $544,500 per annum; (iii) will receive bonuses upon the achievement by Traffix of certain pre-tax income milestones and (as added by the Second Amendment) certain EBITDA (as defined) milestones, as well as discretionary bonuses subject to approval of Traffix’s board of directors; (iv) upon the commencement of the agreement on December 1, 2001, was issued a ten-year option to acquire 105,000 shares of Traffix Common Stock at an exercise price of $5.70 per share; (v) upon the execution of the First Amendment, was issued a ten-year option to acquire 405,000 shares of our Common Stock at an exercise price of $7.34 per share, which option vests as follows:

(a)	75,000 shares vested immediately;
(b)	110,000 shares vested upon the determination that Traffix had Operating Cash Flow (as defined in the First Amendment) for Fiscal 2005 equal to or greater than $4.0 million;
(c)	110,000 shares vested upon the determination that Traffix had Operating Cash Flow (as defined in the First Amendment) for Fiscal 2006 equal to or greater than $4.65 million; and
(d)	110,000 shares vested upon the determination that Traffix had Operating Cash Flow (as defined in the First Amendment) for Fiscal 2007 equal to or greater than $5.29 million;

(vi) agreed not to compete or engage in a business competitive with the business of Traffix during the term of the agreement and for a period of one year thereafter; (vii) if his employment is terminated other than as a result of a “For Cause Event” (as defined in the original 2001 employment agreement), will be entitled to receive additional compensation and other consideration, all as more fully described in the original 2001 employment agreement; and (viii) if his employment is terminated as a result of a “Change in Control” (as defined in the original 2001 employment agreement), will be entitled to receive a one-time payment in an amount equal to 2.99 times his “base amount” determined in accordance with the applicable provisions of the Internal Revenue Code.

Upon the effective time of the Merger, the employment agreement between Traffix and its President Andrew Stollman will be terminated, and New Motion and Mr. Stollman will enter into an employment agreement, under which he will serve as President of New Motion, and receive aggregate total compensation and perquisites substantially similar to that to be paid to New Motion’s Chief Executive Officer, Burton Katz.

Sue Swenson

On August 20, 2007, New Motion entered into and employment agreement with Ms. Swenson. The employment agreement has a term of two years which term may be extended through December 31, 2009. The Employment Agreement provides for an annual base salary of $300,000 with a guaranteed increase of at least 5% after each 12-month period during the term. Ms. Swenson’s employment agreement also provides that Ms. Swenson will be eligible to participate in a management incentive program pursuant to which New Motion will set aside a discretionary amount based on New Motion’s earnings before interest and taxes for payment to executives. Ms. Swenson’s target bonus for the fiscal years ending December 31, 2007 and 2008 will be no less than 15% of the fund. As a percentage of the fund, this target will increase at no less than 5% per year so long as Ms. Swenson remains employed by New Motion. As an inducement for Ms. Swenson to enter the employment agreement, New Motion granted Ms. Swenson 75,000 shares of restricted common stock pursuant to New Motion’s 2007 Stock Incentive Plan. The restricted stock will fully vest upon a change of control or upon the termination of Ms. Swenson’s employment other than for cause. Ms. Swenson is also entitled to receive an allowance of $700 per month for costs associated with the lease or purchase, maintenance and insurance of an automobile, and an additional allowance of $300 per month for costs associated with the use of cellular equipment and mobile communication service or subscription fees. Upon the termination of Ms. Swenson’s employment with us for good reason or without cause, Ms. Swenson is entitled to receive the base salary that would have been paid to Ms. Swenson from the date of termination of her service through the expiration of her employment agreement, continued healthcare coverage for the same period, and a pro-rated portion of any bonus that would have been earned by Ms. Swenson during the fiscal year in which her employment terminated. Ms. Swenson has agreed not to solicit New Motion’s customers, suppliers, employees or licensors for a period of two years after the termination of her employment with New Motion. Ms. Swenson’s employment agreement also provides for the arbitration of disputes.

At-Will Employment with Named Executives

Dan Harvey is currently employed by Traffix pursuant to an at-will employment arrangement. Under this arrangement, Mr. Harvey is paid an annual salary of $250,000 (effective as of December 1, 2006), is entitled to receive an auto allowance of $1,000 per month, and is also eligible for participation in Traffix’s stock-based incentive compensation plan and for discretionary bonuses as determined by chief executive officer of Traffix.

Ray Musci is currently employed by New Motion as its President, pursuant to an at-will employment arrangement. Under this arrangement, Mr. Musci is paid an annual base salary of $360,000 and is eligible for New Motion’s executive bonus pool program. Under the program, Mr. Musci is eligible to receive an annual bonus if certain goals are achieved, as set by New Motion’s chief executive officer.

Related Party Transactions

Other than the employment arrangements described above in “Executive Compensation” and the transactions described below, since January 1, 2005, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which New Motion was, or will be, a party:

•	in which the amount involved exceeds the lesser of $120,000 or 1% of the average of New Motion’s assets at year-end for the last three completed fiscal years; and
•	in which any director, executive officer, shareholder who beneficially owns 5% or more of New Motion’s common stock or any member of their immediate family had or will have a direct or indirect material interest.

New Motion, Inc.

On March 8, 2007, New Motion entered into an employment agreement with Scott Walker, our Chief Marketing Officer.

On February 28, 2007, New Motion entered into a Securities Purchase Agreement with various accredited investors as listed on the signature pages thereto pursuant to which New Motion agreed to sell to the investors in a private offering approximately 8,333 shares of its Series D Stock for an aggregate purchase price of approximately $10.0 million. Trinad has an economic interest in Destar LLC, one of the Series D Investors who purchased 188.88 shares of Series D Stock with an aggregate purchase price of $226,651. Trinad has no power to vote or dispose of such shares and, accordingly, disclaims beneficial ownership of the shares held by Destar LLC.

On February 16, 2007, New Motion granted Jerome Chazen an option to purchase 50,000 shares of common stock at an exercise price of $6.00. On the same date, New Motion granted each of Drew Larner and Barry Regenstein an option to purchase 25,000 shares of common stock at an exercise price of $6.00. Also on February 16, 2007, New Motion granted Burton Katz an option to purchase 81,250 shares of common stock at an exercise price of $6.00.

On February 12, 2007, New Motion consummated the transactions contemplated under the Series B Purchase Agreement with the Series B investors. Trinad has an economic interest in Destar LLC, one of the Series B investors who purchased 376.315 shares of Series B Preferred Stock with an aggregate purchase price of $3,763,150. Trinad has no power to vote or dispose of such shares and, accordingly, disclaims beneficial ownership of the shares held by Destar LLC.

On January 24, 2007, New Motion entered into a Series A Convertible Preferred Stock Purchase Agreement with Trinad Capital Master Fund, Ltd., New Motion’s controlling shareholder, pursuant to which

New Motion agreed to sell to Trinad in a private offering one share of its Series A Convertible Preferred Stock, par value $0.10 per share, for an aggregate purchase price of $3.5 million.

In addition, pursuant to a Registration Rights Agreement with Trinad, dated as of January 24, 2007, New Motion granted Trinad certain registration rights with respect to all of the shares of common stock owned by Trinad, including the common stock underlying the Series A Preferred Stock sold in the private placement. Pursuant to the Registration Rights Agreement, we are registering Trinad’s shares for re-sale pursuant to this prospectus.

On October 24, 2006, MPLC and certain of its stockholders entered into a common stock Purchase Agreement with Trinad, pursuant to which New Motion agreed to redeem 23,448,870 shares of common stock (on a pre-reverse stock split basis) from the stockholders and sell an aggregate of 69,750,000 shares of our common stock (on a pre-reverse stock split basis), representing 93% of our issued and outstanding shares of common stock on the closing date, to Trinad in a private placement transaction for aggregate gross proceeds to us of $750,000, $547,720 of which was used for the redemption described below, and $202,280 was used to repay all loans to New Motion from Isaac Kier, a former director and the former president, treasurer and secretary of New Motion.

Trinad Management, LLC (as the manager of Trinad Capital Master Fund, Ltd. and Trinad Capital LP), Robert S. Ellin and Jay A. Wolf (as a Managing Member and Managing Director, respectively, of Trinad Advisors GP, LLC and Trinad Management, LLC) may be deemed to be the beneficial owners of the stock held by Trinad Capital Master Fund, Ltd. Trinad Capital LP (as the owner of 96.5% of the shares of Trinad Capital Master Fund, Ltd.) and Trinad Advisors GP, LLC (as the general partner of Trinad Capital LP), each may be deemed to be the beneficial owner of 96.5% of the share of common stock of New Motion, Inc. held by Trinad Capital Master Fund, Ltd. Each of Trinad Capital LP, Trinad Management, LLC and Trinad Advisors GP, LLC disclaim beneficial ownership of the shares of common stock directly beneficially owned by Trinad Capital Master Fund, Ltd. Each of Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of common stock directly beneficially owned by Trinad Capital Master Fund, Ltd., except to the extent of their pecuniary interest therein. Robert S. Ellin and Jay A. Wolf have shared power to direct the vote and shared power to direct the disposition of these shares of common stock.

Mr. Ellin was the former Chief Executive Officer of MPLC, Inc. (now New Motion, Inc.) and resigned from these positions on February 12, 2007 upon the closing of the Exchange. Mr. Ellin’s address is c/o Trinad Management LLC, 2121 Avenue of the Stars, Suite 1650, Los Angeles, CA 90067.

Jay A. Wolf also holds 16,666 shares of common stock as an individual Mr. Wolf was the former Chief Financial Officer, Chief Operating Officer and Secretary of MPLC, Inc. (now New Motion, Inc.) and resigned from these positions on February 12, 2007 upon the closing of the Exchange.

Simultaneously with the sale of shares of common stock to Trinad, New Motion redeemed 23,448,870 shares of common stock (on a pre-reverse stock split basis) from certain stockholders of New Motion for a purchase price of $547,720. In addition, following closing, Mr. Kier or First Americas Management LLC (“First Americas”), an affiliate of Mr. Kier, was no longer obligated to provide office space or services to New Motion.

On April 26, 2005, New Motion issued 25,828,983 restricted shares of its common stock (on a pre-reverse stock split basis) to First Americas in exchange for $75,000 in cash. Mr. Kier, a former director of MPLC, is the sole member of First Americas. First Americas subsequently distributed shares to Mr. Kier who sold shares to Mr. Chazen and three other individuals.

In February 2005, MPLC paid David Allen, a former officer and director of MPLC, a $100,000 bonus for continuing with MPLC during bankruptcy proceedings. This payment was approved by the Bankruptcy Court.

New Motion had Secured Convertible Promissory Notes outstanding in the principal amounts of $15,000, $100,000 and $50,000 which were issued to Scott Walker, its Chief Executive Officer and President, on June 10, 2005, August 2, 2005, and August 24, 2005, respectively. In addition, it had Secured Convertible Notes in the principal amounts of $35,000, $50,000 and $20,000 which were issued to SGE, a corporation owned by Allan Legator, its Chief Financial Officer and Secretary, on June 10, 2005, August 2, 2005, and

August 24, 2005, respectively. The notes were convertible into securities issued in the next financing resulting in gross proceeds of at least $500,000 (“Qualified Financing”) at 80% of per share price in Qualified Financing. Pursuant to the terms of the Secured Convertible Notes, each of Scott Walker and SGE were granted a right to receive a warrant to purchase that number of shares in a Qualified Financing equal to 30% of the shares purchasable by the principal amount of the Convertible Notes held by each of Walker and SGE issuable upon consummation of Qualified Financing.

On January 26, 2007, New Motion agreed with each of Scott Walker and SGE that the warrants would entitle Scott Walker to purchase 14,384 shares of New Motion’s common stock at an exercise price of $3.44 per share and SGE to purchase 9,153 shares of New Motion Mobile's common stock at an exercise price of $3.44 per share. All notes referenced above were paid in full with interest according to the terms of the notes by September 2006.

Burton Katz is party to an Employment Agreement with New Motion dated August 28, 2006. The terms of Mr. Katz’s Employment Agreement have been disclosed under “Executive Compensation,” Mr. Katz received compensation, not including option awards, in the amount of $137,151 in fiscal 2006 pursuant to the terms of his Employment Agreement.

Raymond Musci was party to a Contractor Agreement with New Motion Mobile dated January 11, 2006. Under the terms of the Contractor Agreement, Mr. Musci was entitled to receive a fee of $30,000 per month for services rendered under the Contractor Agreement. Mr. Musci received a fee of $307,500 under the terms of the Contractor Agreement during fiscal 2006. Mr. Musci is now an at-will employee of New Motion.

Sue Swenson is party to an employment agreement with New Motion, dated August 20, 2007. The terms of Ms. Swenson’s employment agreement have been disclosed under “Executive Compensation”.

On September 25, 2007, New Motion granted Gil Klier, a member of New Motion’s board of directors, an option to purchase 25,000 shares of common stock at an exercise price of $14.00 per share, the market price of New Motion’s common stock on the date.

Promoters and Control Persons

Prior to February 12, 2007, MPLC (now called New Motion, Inc.) existed as a “shell company” with nominal assets whose sole business was to identify, evaluate and investigate various companies to acquire or with which to merge. On February 12, 2007, we consummated an exchange transaction in which we acquired all of the outstanding ownership interests of New Motion, Inc. (now called New Motion Mobile, Inc.), a Delaware corporation from its stockholders in exchange for an aggregate of 500,000 shares of our Series C Preferred Stock. At the closing of the exchange transaction, New Motion became our wholly owned subsidiary. The exchange transaction was accounted for as a reverse merger (recapitalization) with New Motion deemed to be the accounting acquirer, and MPLC the legal acquirer.

In addition, please see the description of the transactions which occurred on October 24, 2006 between MPLC and certain of its stockholders set forth above.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

New Motion

The following table presents information regarding the beneficial ownership of New Motion’s common stock as of December 19, 2007. The number of shares in the table represents the number of shares of common stock owned by:

•	each of the executive officers;
•	each of the directors;
•	all of New Motion’s directors and executive officers as a group; and
•	each shareholder known by New Motion to be the beneficial owner of more than 5% of New Motion’s common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to New Motion’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of New Motion’s common stock subject to options that are currently exercisable or exercisable within 60 days of December 19, 2007 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

The information presented in this table is based on 12,096,284 shares of our common stock outstanding on December 19, 2007. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more shareholders named below is c/o New Motion, Inc., 42 Corporate Park, Irvine, California 92606. Unless noted, the number of shares presented in the table are shares of common stock.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Class
Executive Officers and Directors:
Scott Walker(1)	1,596,407	13.1%
Robert S. Ellin(2)	1,495,000	12.3%
Raymond Musci	435,821	3.6%
Allan Legator(3)	267,417	2.2%
Burton Katz(4)	208,675	1.7%
Sue Swenson(5)	75,000	*
Drew Larner(6)	68,582	*
Jerome Chazen(7)	50,793	*
Barry I. Regenstein(8)	25,000	*
Gil Klier(9)	12,500	*
All Executive Officers and Directors as a Group (10 persons)(10)	4,235,196	33.2%
Five Percent Stockholders:
Jeffrey Akres(11)	2,773,901	22.9%
MPLC Holdings, LLC(11)	2,738,360	22.6%
Jay A. Wolf(2)
Trinad Capital Master Fund, Ltd.(2)	1,495,000	12.3%
Destar, LLC(12)	1,449,166	12.0%
Lyrical Opportunity Partners II, LP(13)
Lyrical Opportunity Partners II, Ltd(13)
Brad Greenspan(14)	763,661	6.3%
Europlay Capital Advisors, LLC(15)	726,369	6.0%

*	Less than 1%

(1)	Includes 14,382 shares of common stock that may be acquired upon the exercise of outstanding warrants at an exercise price of $3.44 per share 12,500 shares of common stock that may be acquired upon the exercise of outstanding stock options and 1,569,525 shares of common stock.
(2)	Trinad Management, LLC (as the manager of Trinad Capital Master Fund, Ltd. and Trinad Capital LP), Robert S. Ellin and Jay A. Wolf (as a Managing Member and Managing Director, respectively, of Trinad Advisors GP, LLC and Trinad Management, LLC) may be deemed to be the beneficial owners of the stock held by Trinad Capital Master Fund, Ltd. Trinad Capital LP (as the owner of 96.5% of the shares of Trinad Capital Master Fund, Ltd.) and Trinad Advisors GP, LLC (as the general partner of Trinad Capital LP), each may be deemed to be the beneficial owner of 96.5% of the share of common stock of New Motion, Inc. held by Trinad Capital Master Fund, Ltd. Each of Trinad Capital LP, Trinad Management, LLC and Trinad Advisors GP, LLC disclaim beneficial ownership of the shares of common stock directly beneficially owned by Trinad Capital Master Fund, Ltd. Each of Robert S. Ellin and Jay A. Wolf disclaim beneficial ownership of the shares of common stock directly beneficially owned by Trinad Capital Master Fund, Ltd., except to the extent of their pecuniary interest therein. Robert S. Ellin and Jay A. Wolf have shared power to direct the vote and shared power to direct the disposition of these shares of common stock.
Mr. Ellin was the former Chief Executive Officer of MPLC, Inc. (now New Motion, Inc.) and resigned from these positions on February 12, 2007 upon the closing of the Exchange. Mr. Ellin’s address is c/o Trinad Management LLC, 2121 Avenue of the Stars, Suite 1650, Los Angeles, CA 90067.
Jay A. Wolf also holds 16,666 shares of common stock as an individual, which are being registered for re-sale on this prospectus. Mr. Wolf was the former Chief Financial Officer, Chief Operating Officer and Secretary of MPLC, Inc. (now New Motion, Inc.) and resigned from these positions on February 12, 2007 upon the closing of the Exchange.
(3)	Consists of 9,152 shares of common stock that may be acquired upon the exercise of outstanding warrants at an exercise price of $3.44 per share and 258,265 shares of common stock that may be acquired upon the exercise of outstanding stock options.
(4)	Consists of 208,675 shares of common stock that may be acquired upon the exercise of outstanding stock options.
(5)	Consists of 75,000 shares of restricted stock.
(6)	Consists of 68,582 shares of common stock that may be acquired upon the exercise of outstanding stock options.
(7)	Includes 50,000 shares of common stock that may be acquired upon the exercise of outstanding stock options and 793 shares of common stock. Mr. Chazen’s address is c/o Chazen Capital Partners, 676 Fifth Avenue, New York, NY 10153.
(8)	Consists of 25,000 shares of common stock that may be acquired upon the exercise of outstanding stock options.
(9)	Consists of 12,500 shares of common stock that may be acquired upon the exercise of outstanding stock options.
(10)	Includes 23,534 shares of common stock that may be acquired upon the exercise of outstanding warrants at an exercise price of $3.44 per share, 635,022 shares of common stock that may be acquired upon the exercise of outstanding stock options and 3,576,140 shares of common stock, which includes 75,000 shares of restricted stock.
(11)	In addition to exercising voting and dispositive power over the shares owned by MPLC Holdings, LLC, Jeffrey Akres individually owns 35,541 shares of common stock. Jeffrey Akres disclaims beneficial ownership of the shares of common stock directly beneficially owned by MPLC Holdings, LLC except to the extent of his pecuniary interests therein. The address of MPLC Holdings, LLC is 15260 Ventura Boulevard, 20 th Floor, Sherman Oaks, CA 91403.
(12)	David E. Smith exercises voting and dispositive power over these shares. While Trinad Management, LLC has an economic interest in Destar, LLC, it has no power to vote or dispose of the shares held by Destar, LLC and, accordingly, disclaims beneficial ownership of the shares held by Destar, LLC except to the extent of its pecuniary interest therein. The address of Destar, LLC is 2450 Colorado Avenue, Suite 100, East Tower, Santa Monica, CA 90404.
(13)	Includes 489,655 shares of common stock held by Lyrical Opportunity Partners II, LP and 649,077 shares of common stock held by Lyrical Opportunity Partners II, Ltd. Jeffrey Keswin, as managing member of the general partners of Lyrical Opportunity Partners II, LP, and as Director of Lyrical Opportunity

Partners II, Ltd. exercises voting and dispositive power over these securities. The address of Lyrical Opportunity Partners II LP and Lyrical Opportunity Partners II Ltd. is 405 Park Avenue, 6th Floor, New York, NY 10022.
(14)	The address of Mr. Greenspan is c/o Palisades Capital, Inc., 264 South La Cienega, Suite 1218, Beverly Hills, CA 90211.
(15)	Joseph M. Miller, one of the Managing Directors of Europlay Capital Advisors, LLC, exercises voting and dispositive power over these shares. Mr. Miller disclaims beneficial ownership of the shares of common stock beneficially owned by Europlay Capital Advisors, LLC, except to the extent of his pecuniary interests therein. The address of Europlay Capital Advisors, LLC is 15260 Ventura Boulevard, 20th Floor, Sherman Oaks, CA 91403.

Traffix

The following table sets forth information, as of December 17, 2007, based upon information obtained from the persons named below, regarding beneficial ownership of Traffix Common Stock by:

•	each current director and nominee for director of our Company;
•	each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation”, below;
•	each person who is known by us to own beneficially more than 5% of the outstanding shares of our Common Stock; and
•	all of our executive officers and directors as a group.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned(2)		Percent of Class(2)
Jeffrey L. Schwartz	2,046,885	(3)	13.02%
Andrew Stollman	1,400,382	(4)	8.76
Dimensional Fund Advisors, L.P. (f/k/a Dimentional Fund Advisors, Inc.) 1299 Ocean Avenue11th Floor Santa Monica, CA 92651	1,081,186	(5)	7.10
Al Frank Asset Management, Inc. 32392 Coast Highway, Suite 260 Laguna Beach, CA, 92651	890,669	(6)	5.85
Richard Wentworth	85,000	(7)	*
Lawrence Burstein 1270 Avenue of the Americas 20th Floor New York, NY 10016	146,250	(8)	*
Mark Gutterman 115 Broadway 2nd Floor New York, NY 10006	102,500	(9)	*
Robert Machinist 825 Third Avenue 31st Floor New York, NY 10022	83,750	(10)	*
Daniel Harvey	40,000	(11)	*
All executive officers and directors as a group (7 persons)	3,904,767	(12)	23.18

*	Less than 1% of our outstanding shares
(1)	Unless otherwise provided, such person’s address is c/o Traffix, Inc., One Blue Hill Plaza, Pearl River, New York 10965.

(2)	The number of shares of Common Stock beneficially owned by each person or entity is determined under the rules promulgated by the Securities and Exchange Commission (the “Commission”). Under such rules, beneficial ownership includes any shares as to which the person or entity has sole or shared voting power or investment power. The percentage of our outstanding shares is calculated by including among the shares owned by such person any shares which such person or entity has the right to acquire within 60 days after December 17, 2007. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of such shares.
(3)	Includes 490,000 shares of Common Stock issuable upon the exercise of options held by Mr. Schwartz.
(4)	Includes 745,000 shares of Common Stock issuable upon the exercise of options held by Mr. Stollman.
(5)	All the information presented with respect to this beneficial owner was extracted solely from the Schedule 13G/A filed on February 9, 2007.
(6)	Possesses sole voting power with respect to 576,278.60 of such shares and sole dispositive power with respect to all of such shares. All the information presented with respect to this beneficial owner was extracted solely from the Schedule 13G filed on January 30, 2007.
(7)	Includes 50,000 shares of Common Stock issuable upon the exercise of options held by Mr. Wentworth.
(8)	Includes 15,000 shares of Common Stock and 131,250 shares of Common Stock issuable upon the exercise of options held by Mr. Burstein.
(9)	Includes 15,000 shares of Common Stock and 87,500 shares of Common Stock issuable upon the exercise of options held by Mr. Gutterman.
(10)	Includes 15,000 shares of Common Stock and 68,750 shares of Common Stock issuable upon the exercise of options held by Mr. Machinist.
(11)	Represents shares of Common Stock issuable upon the exercise of options held by Mr. Harvey.
(12)	Includes 1,612,500 shares of Common Stock issuable upon the exercise of options held by our executive officers and directors. See footnotes (3) and (4) and (7) through (11), above.

DESCRIPTION OF NEW MOTION CAPITAL STOCK

We have summarized below the material terms of New Motion’s capital stock that are currently in effect. The following description of the material terms of the capital stock of New Motion does not purport to be complete and is qualified in its entirety by reference to the certificate of incorporation and bylaws of New Motion, which documents are incorporated by reference as exhibits to the registration statement of which this Proxy Statement is a part, and the applicable provisions of the Delaware General Corporation Law. All references within this section to common stock mean the common stock of New Motion unless otherwise noted.

Authorized Capital Stock of New Motion

As of December 19, 2007, our authorized capital stock consisted of:

•	100,000,000 shares of common stock, par value $0.01 per share; and
•	1,000,000 shares of preferred stock, par value $0.10 per share, none of which were designated.

As of December 19, 2007, there were outstanding:

•	12,096,284 shares of common stock held by approximately 105 stockholders of record; and
•	314,443 shares of common stock issuable upon exercise of outstanding warrants.
•	1,508,861 shares of common stock issuable upon exercise of outstanding options, of which 1,029,927 are exercisable within 60 days of December 19, 2007.

Common Stock

Dividend Rights

The holders of common stock shall be entitled to receive dividends, when, as and if declared by New Motion’s board out of funds legally available for such purpose and subject to any preferential dividend rights of any then outstanding preferred stock.

Voting Rights

Except as otherwise required by law or as otherwise provided in any preferred stock designation, the holders of the common stock shall exclusively possess all voting power and each share of common stock shall have one vote.

No Preemptive or Similar Rights

Holders of New Motion common stock do not have preemptive rights, and New Motion’s common stock is not convertible or redeemable.

Right to Receive Liquidation Distributions

After distribution in full of the preferential amount, if any, to be distributed to the holders of New Motion’s preferred stock in the event of voluntary or involuntary liquidation, distribution or sale of assets, dissolution or winding-up, the holders of the common stock shall be entitled to receive all of New Motion’s remaining assets, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of common stock held by them respectively.

Authorized but Undesignated Preferred Stock

We are authorized, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions. Our board can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding, by the affirmative vote of the holders of a majority of our capital stock entitled to vote, unless a vote of any other holders is required by the articles of incorporation establishing the series. Our board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of New Motion and may adversely affect the market price of our common stock and the voting and other rights of the holders of common stock. We have no current plan to issue any shares of preferred stock, and we currently have no shares of preferred stock outstanding.

Warrants and Purchase Rights

At December 19, 2007, there were outstanding warrants exercisable to purchase 314,443 shares of common stock, as follows:

•	Warrants to purchase 23,534 shares at an exercise price of $3.44 per share, which will expire on January 26, 2012.
•	Warrants to purchase 290,909 shares at an exercise price of $5.50 per share, which will expire on February 28, 2012.

Anti-takeover Provisions

Certain provisions of New Motion’s articles of incorporation and Delaware law may have the effect of delaying, deferring or discouraging another person from acquiring control of New Motion.

Charter and Bylaw Provisions

New Motion’s restated certificate of incorporation, as amended, allows its board to issue 1,000,000 shares of preferred stock, in one or more series and with such rights and preferences including voting rights, without further stockholder approval. In the event that the board designates additional series of preferred stock with rights and preferences, including super-majority voting rights, and issues such preferred stock, the preferred stock could make the company’s acquisition by means of a tender offer, a proxy contest or otherwise, more difficult, and could also make the removal of incumbent officers and directors more difficult. As a result, these provisions may have an anti-takeover effect. The preferred stock authorized in New Motion’s restated certificate of incorporation, as amended, may inhibit changes of control that are not approved by the company’s board. These provisions could limit the price that future investors might be willing to pay in the future for New Motion’s common stock. This could have the effect of delaying, deferring or preventing a change in control. The issuance of preferred stock could also effectively limit or dilute the voting power of the company’s stockholders. Accordingly, such provisions of New Motion’s certificate of incorporation, as amended, may discourage or prevent an acquisition or disposition of the company’s business that could otherwise be in the best interest of the company’s stockholders.

Delaware Law

In addition, Delaware has enacted the following legislation that may deter or frustrate takeovers of Delaware corporations, such as New Motion:

Section 203 of the Delaware General Corporation Law.  Section 203 provides, with some exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate, or associate of the person, who is an “interested stockholder” for a period of three years from the date that the person became an interested stockholder unless: (i) the transaction resulting in a person becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder, excluding shares owned by persons who are both officers and directors of the corporation, and shares held by some employee stock ownership plans; or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation’s board of directors and by the holders of at least 66 2/3% of the corporation’s outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An “interested stockholder” is defined as any person that is (a) the owner of 15% or more of the outstanding voting stock of the corporation or (b) an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether the person is an interested stockholder.

Authorized but Unissued Stock.  The authorized but unissued shares of New Motion’s common stock are available for future issuance without stockholder approval. These additional shares may be used for a variety of corporate purposes, including future public offering to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock may enable New Motion’s board to issue shares of stock to persons friendly to existing management.

Transfer Agent and Registrar

The transfer agent and registrar for New Motion’s common stock is Continental Stock Transfer & Trust Company.

Listing

New Motion’s common stock is quoted on the Over-The-Counter Bulletin Board under the trading symbol “NWMO.” Prior to New Motion’s name change and the 1-for-300 reverse stock split, which took effect as of May 2, 2007, New Motion’s common stock was quoted on the Over-The-Counter Bulletin Board under the trading symbol “MPNC.”

DESCRIPTION OF TRAFFIX CAPITAL STOCK

We have summarized below the material terms of Traffix’s capital stock that are currently in effect. The following description of the material terms of the capital stock of Traffix does not purport to be complete and is qualified in its entirety by reference to the certificate of incorporation and bylaws of Traffix, which documents are incorporated by reference as exhibits to the registration statement of which this Proxy Statement is a part, and the applicable provisions of the Delaware General Corporation Law.

General

Traffix is authorized to issue 50,000,000 shares of common stock and 1,000,000 shares of preferred stock, each with a par value of $.001 per share. As of December 17, 2007, 15,232,431 shares of Traffix’s common stock were outstanding and an additional 2,272,375 shares of its common stock were issuable upon the exercise of currently outstanding stock options. Traffix’s common stock is listed on the NASDAQ Global Market System.

Common Stock

Holders of Traffix’s common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders, including the election of directors. Accordingly, holders of a majority of the shares of Traffix’s common stock entitled to vote in any election of directors may elect all of the directors standing for election if they choose to do so. Traffix’s Certificate of Incorporation does not provide for cumulative voting for the election of directors. Holders of Traffix’s common stock will be entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefore, and will be entitled to receive, pro rata, all of Traffix’s assets available for distribution to such holders upon liquidation. Holders of Traffix’s common stock have no preemptive, subscription, conversion or redemption rights. All outstanding shares of Traffix’s common stock are duly authorized, validly issued, fully paid and non-assessable.

Preferred Stock

Pursuant to Traffix’s Certificate of Incorporation, Traffix is authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by the company’s board of directors. The board of directors, without further approval of the stockholders, is authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of Traffix’s common stock and, under certain circumstances, make it more difficult for a third party to gain control of the company, thereby discouraging bids for Traffix’s common stock at a premium or otherwise adversely affect the market price of Traffix’s common stock.

Transfer Agent

The transfer agent for Traffix’s common stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

COMPARISON OF CERTAIN RIGHTS OF STOCKHOLDERS
OF NEW MOTION AND STOCKHOLDERS OF TRAFFIX

Upon completion of the merger, Traffix stockholders will receive shares of New Motion common stock in exchange for their shares of Traffix common stock. As a result, the rights of Traffix stockholders who become New Motion stockholders will be governed by the Delaware General Corporation Law, New Motion’s certificate of incorporation and New Motion’s bylaws (as each is defined below). Set forth below is a summary comparison of material differences between the rights of New Motion stockholders under New Motion’s amended and restated certificate of incorporation (“New Motion’s certificate of incorporation”) and bylaws (“New Motion’s bylaws”), and Traffix stockholders under Traffix’s amended and restated certificate of incorporation (“Traffix’s certificate of incorporation”) and amended and restated bylaws (“Traffix’s bylaws”). This summary is not an exhaustive or complete description of the similarities and differences between the rights of New Motion stockholders and Traffix stockholders, and is qualified in its entirety by reference to the Delaware General Corporation Law, the common law thereunder, the full text of New Motion’s certificate of incorporation and New Motion’s bylaws, and the full text of Traffix’s certificate of incorporation and Traffix’s bylaws. While New Motion and Traffix believe the description covers the material differences between the two, this summary may not contain all the information that is important to you. You should carefully review the entire documents referenced above for a more complete understanding of the differences between being a stockholder of New Motion and being a stockholder of Traffix. Copies of these documents may be obtained as described under “Where You Can Find More Information” on page 192.

Summary of Material Differences Between the Current Rights of Traffix Stockholders and Rights Those Stockholders Will Have as New Motion Stockholders Following the Merger

New Motion	Traffix
General
• New Motion is a Delaware corporation and a public company subject to the provisions of the Delaware General Corporation Law or DGCL.	• Traffix is a Delaware corporation and a public company subject to the provisions of the Delaware General Corporation Law or DGCL.
• The rights of New Motion stockholders are governed by New Motion’s certificate of incorporation and bylaws, in addition to the DGCL.	• The rights of Traffix stockholders are governed by Traffix’s certificate of incorporation and bylaws, in addition to the DGCL.
• Upon completion of the merger, the New Motion certificate of incorporation and bylaws will be the same in all respects as the present documents.	• Upon completion of the merger, Traffix stockholders will become New Motion stockholders and their rights will be governed by the DGCL, New Motion’s certificate of incorporation and bylaws.
Authorized Shares of Capital Stock
• The authorized capital stock of New Motion consists of:	• The authorized capital stock of Traffix consists of:
• 100,000,000 shares of New Motion common stock, with a par value of $0.01 per share; and	• 50,000,000 shares of Traffix common stock, with a par value of $0.001 per share; and
• 1,000,000 shares of undesignated preferred stock, with a par value of $0.10 per share.	• 1,000,000 shares of undesignated preferred stock, with a par value of $0.001 per share.
• As of December 19, 2007, 12,096,284 shares of common stock and no shares of preferred stock were issued and outstanding.	• As of December 17, 2007, 15,232,431 shares of common stock and no shares of preferred stock were issued and outstanding.

New Motion	Traffix

•

New Motion’s board of directors currently has the authority, without further action by New Motion stockholders, to issue all of the authorized shares of New Motion preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights.

•

Traffix preferred stock may be assigned such designations, preferences and relative participating, optional or other special rights, and qualifications or restrictions, including, without limitation, voting rights, as determined by the board of directors of Traffix, as provided by resolution.

•

For any wholly unissued series of preferred stock, the board of directors has the authority to fix the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, and liquidation preferences.

Voting Rights
• Each outstanding share of New Motion common stock is entitled to one vote on each matter submitted to a vote of the stockholders of New Motion.	• Each outstanding share of Traffix common stock is entitled to one vote on each matter submitted to a vote of the stockholders of Traffix.
Liquidation Preferences
• New Motion common stock has no liquidation preference.	• Traffix common stock has no liquidation preference.
Conversion Rights
• Shares of New Motion common stock are not convertible.	• Shares of Traffix common stock are not convertible.
Restrictions on Transfer
• There are no restrictions on transfer in relation to New Motion stockholders contained in New Motion’s certificate of Incorporation or in New Motion’s bylaws.	• Traffix stockholders are not subject to any restrictions on transfer.

AMENDMENT OF GOVERNING DOCUMENTS

Certificate of Incorporation

Under the DGCL, an amendment to the articles or certificate of incorporation requires approval by both the board of directors and a majority of the votes entitled to be cast. Any proposed amendment to the certificate of incorporation that would increase or decrease the authorized shares of a class of stock, increase or decrease the par value of the shares of a class of stock, or alter or change the powers, preferences or special rights of the shares of a class of stock (so as to affect them adversely) requires approval of the holders of a majority of the outstanding shares of the affected class, voting as a separate class, in addition to the approval of a majority of the shares entitled to vote on that proposed amendment. If any proposed amendment would alter or change the powers, preferences or special rights of any series of a class of stock so as to affect them adversely, but does not affect the entire class, then only the shares of the series affected by the proposed amendment is considered a separate class for purposes of the immediately preceding sentence.

• New Motion’s certificate of incorporation does not require a greater level of approval for amendment to the certificate of incorporation.	• Traffix’s certificate of incorporation does not require a greater level of approval for amendment to the certificate of incorporation.
Bylaws

•

The DGCL also states that the power to adopt, amend or repeal bylaws of a corporation is vested in the stockholders entitled to vote; provided, however, that a corporation may confer in its certificate of incorporation such power on the board of directors in addition to the stockholders.

•

New Motion’s certificate of incorporation expressly authorizes the board of directors to make, alter, amend, or repeal the New Motion bylaws, except bylaws classifying directors for election for staggered terms.

•

Traffix’s certificate of incorporation provides that the Traffix bylaws may be adopted, amended, or repealed by the board of directors of Traffix, except that any provision for the classification of directors of Traffix for staggered terms pursuant to the provisions of Section 141(d) of the DGCL shall be set forth in a bylaw adopted by the Traffix stockholders.

DIRECTORS

Under the DGCL, a majority of the directors in office can fill any vacancy or newly created directorship. A director may be removed with or without cause by a majority of the shares entitled to vote at an election of the directors.

Number of Directors
• The New Motion bylaws provide that the number of directors may be fixed from time to time by action of the stockholders or of the directors, provided that there must be at least one director.	• The Traffix bylaws provide that the number of directors may be fixed from time to time by action of the stockholders or of the directors, provided that there must be at least one director.
• The current number of directors is six.	• The current number of directors is five.
Classified Board of Directors
• New Motion’s certificate of incorporation and bylaws do not provide for a classified board of directors.	• The Traffix’s certificate of incorporation and bylaws do not provide for a classified board of directors.

Removal of Directors

•

Under New Motion’s bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided under the DGCL.

•

Under Traffix’s bylaws, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except as otherwise provided under the DGCL.

Vacancies on the Board of Directors

•

A vacancy occurring on the New Motion board of directors, including a vacancy resulting from an increase in the number of directors, may be filled by a vote of the majority of the board of directors then in office, although less than a quorum, or by the sole remaining director, at any meeting of the board or may be elected by a plurality of the votes cast by the holders of shares of capital stock entitled to vote in the election at a special meeting of stockholders called for that purpose. A director elected to fill a vacancy shall be elected to hold office until his or her successor is elected arid qualified, or until his or her earlier death, resignation or removal.

•

Newly created directorships and any vacancies in the board of directors of Traffix, including unfilled vacancies resulting from the removal of directors with or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Board Quorum and Vote Requirements
• New Motion’s bylaws state that three directors then in office shall constitute a quorum.

•

A majority of the whole board (i.e., the total number of directors that Traffix would have if there were no vacancies) constitutes a quorum, except when a vacancy or vacancies prevents such majority, in which case a majority of the directors in office shall constitute a quorum, except that such majority shall constitute at least one-third of the whole board.

•

Except as otherwise provided in the certificate of incorporation or the DGCL, the vote of the majority of the directors present at a meeting at which a quorum is present constitutes an act of the board.

Except as otherwise provided in the bylaws or the DGCL, the vote of the majority of the directors present at a meeting at which a quorum is present constitutes an act of the board.
Any action required or permitted to be taken at any meeting the board of directors or any committee of the board may be taken without a meeting if all members of the board or committee, as the case may be, consent to such action in writing, and the writing is filed with the minutes of proceedings of the board of committee.

Any action required or permitted to be taken at any meeting the board of directors or any committee of the board may be taken without a meeting if all members of the board or committee, as the case may be, consent to such action in writing, and the writing is filed with the minutes of proceedings of the board of committee.

Limitation of Personal Liability of Directors, Indemnification

Section 145 of the Delaware General Corporation Law applies to both New Motion and Traffix. Section 145 of the Delaware General Corporation Law provides in relevant part that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding had no reasonable cause to believe such person's conduct was unlawful.

In addition, Section 145 provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Delaware law further provides that nothing in the above-described provisions shall be deemed exclusive of any other rights to indemnification or advancement of expenses to which any person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

•

New Motion’s certificate of incorporation provides that a director of New Motion shall not be personally liable to New Motion or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to New Motion or its stockholders,
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived any improper personal benefit.

•

Traffix’s certificate of incorporation provides that a directors of Traffix shall not be personally liable to Traffix or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director's duty of loyalty to Traffix or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

•

New Motion’s certificate of incorporation provides that New Motion will, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person whom it has the power to indemnify under Section 145 from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such section, and the indemnification provided for under Section 145 will not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such offices. The indemnification will continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

•

Traffix’s certificate of incorporation provides that Traffix will, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person whom it has the power to indemnify under Section 145 from and against any and all of the expenses, liabilities, or other matters referred to in or covered by such section.

In addition, Article Eight of New Motion’s By-Laws states that it shall have the power to indemnify its officers, directors, employees, and agents, and any such other persons as may be designated by the board or as may be provided in its By-Laws, to the full extent permitted by the laws of the State of Delaware.
In addition to the indemnification required in New Motion’s certificate of incorporation and bylaws, New Motion may enter into indemnity agreements with each of its current officers and directors to provide for the indemnification of its directors and officers for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were New Motion’s agents. To date, the Company has not entered into any indemnification agreements with its directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to New Motion’s or Traffix’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Interested Director Transactions

•	Under the DGCL, no contract or transaction that is:
•	between a corporation and one or more of its directors or officers,
•	between a corporation and another organization in which one or more of the corporation’s directors or officers are directors or officers, or
•	between a corporation and another organization in which one or more of the corporation’s directors or officers have a material financial interest,

is void or voidable solely because of such relationship or interest, because the director or officer is present at or participates in the meeting of the board or committee that authorizes the contract or transaction or because the director’s or officer’s vote was counted for this purpose, if:

•	the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or are known to the board of directors or a committee of the board, and the board or the committee authorizes the contract or transaction by an affirmative vote of the majority of the disinterested directors (even if these directors are less than a quorum),
•	the material facts of the contract or transaction and the director’s or officer’s relationship or interest are disclosed to or are known to the stockholders entitled to vote on the matter and the stockholders specifically approve in good faith the contract or transaction, or
•	the contract or transaction is fair to the corporation at the time it is authorized, approved or ratified by the board, a committee or the stockholders.

STOCKHOLDERS

Special Meetings of Stockholders

•

New Motion’s bylaws provide that special meetings of the stockholders (other than a special meeting for the election of directors), unless otherwise prescribed by statute, may be called at any time by the board.

• Traffix’s bylaws provide that special meetings of stockholders may be called by the directors or by any officer instructed by the directors to call a special meeting.
Stockholder Inspection of Books and Records

•

The DGCL permits any stockholder, upon written demand under oath stating the purpose, to inspect the corporation’s stock ledger, a list of its stockholders, and its other books and records, for any proper purpose during the usual hours for business, and to make copies and extracts therefrom.

•

Pursuant to New Motion’s bylaws, except as otherwise provided by law, the board will determine from time to time whether, and, if allowed, when and under what conditions and regulations the accounts, books, minutes and other records of New Motion shall be open to the inspection of any stockholder or director.

• Traffix’s certificate of incorporation and bylaws contain no provisions on stockholder inspection of books and records.

Notice Requirements for Stockholder Proposals, Including Director Nominations

•

Whenever under the General Corporation Law or the Certificate of Incorporation or the
By-laws, stockholders of New Motion are required or permitted to take any action at a meeting, written notice shall be given stating the place, date and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called. A copy of the notice of any meeting shall be given, personally or by mail, not less than ten nor more than sixty days before the date of the meeting, to each stockholder entitled to notice of or to vote at such meeting. If mailed, such notice shall be deemed to be given when deposited in the United States mail, with postage prepaid, directed to the stockholder at his or her address as it appears on the records of the corporation.

• Traffix’s certificate of incorporation and bylaws contain no provisions regarding notice requirements for stockholder proposals and director nominations.
Notice of Meetings and Record Date
• New Motion’s bylaws permit the board of directors to fix a record date as follows:

•

Traffix’s bylaws require that written notice of all meetings of stockholders shall be given, stating the place, date and hour of the meeting and stating the place at which the list of stockholders of Traffix may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose of the meeting. The notice of a special meeting shall in all instances state the purpose or purposes for which meeting is called. The notice must be sent not less than 10 days or more than 60 days before the date of the meeting.

•

In the case of determination of stockholders entitled to notice of or vote at a meeting, of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting, or for the purpose of determining stockholders entitled to receive payment of any dividend or the allotment of any rights or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board may fix, in advance, a date as the record date fro any such determination of stockholders. Such date shall not be more than sixty nor less than ten days before the date of such meeting, nor more than sixty days prior to any other action.

•

Traffix’s bylaws permit the board of directors to fix, in advance, a record date, for the purpose of determining the stockholders entitled to notice of or to vote at any meeting of stockholders, which shall not be more than 60 days nor less than 10 days before the date of the meeting.

Preemptive Rights

•

As permitted by the DGCL, New Motion common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of New Motion or any other securities convertible into shares of any class of stock of New Motion under New Motion’s certificate of incorporation.

•

As permitted by the DGCL, Traffix common stock has no preemptive rights enabling a holder to subscribe for or receive shares of any class of stock of Traffix or any other securities convertible into shares of any class of stock of Traffix under Traffix’s certificate of incorporation.

Stockholder Action Without Meeting

The DGCL allows action to be taken by stockholders by written consent to be made by the holders of the minimum number of votes that would be needed to approve a matter at an annual or special meeting of stockholders, unless this right to act by written consent is denied in the certificate of incorporation.

•

New Motion’s bylaws provide that stockholder action may be taken without a meeting, and without prior notice and without a vote, if a consent in writing, describing the action to be taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all shares entitled to vote on that action were present and voted.

•

Traffix’s bylaws state that any action required by the DGCL to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting for the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Dividends

•

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no
“surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation cannot be less than the aggregate par value of all issued shares of capital stock. Net assets equals total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

• New Motion’s certificate of incorporation and bylaws do not restrict the declaration or payment of dividends.	• Traffix’s certificate of incorporation and bylaws do not restrict the declaration or payment of dividends.
Stockholder Rights Plan
• New Motion does not have a stockholder rights plan.	• Traffix does not have a stockholder rights plan.
Business Combinations; Super Majority Voting Requirements
• New Motion’s certificate of incorporation and bylaws do not exempt New Motion from the coverage of Section 203 of the DGCL.	• Traffix’s certificate of incorporation and bylaws do not exempt Traffix from the coverage of Section 203 of the DGCL.

LEGAL MATTERS

Stubbs Alderton & Markiles, LLP (“SAM LLP”), has provided legal services to New Motion in connection with its preparation of this Registration Statement. SAM LLP owns 114 shares of New Motion’s common stock, and its individual partners, in the aggregate, own 11,341 shares of New Motion’s common stock. SAM LLP has rendered a legal opinion, attached hereto as Exhibit 5.1, as to the validity of the shares of New Motion’s common stock to be registered hereby and has also passed on certain U.S. federal income tax consequences relating to the merger. Neither SAM LLP, nor any individual partner thereof, has been employed on a contingent basis. Neither SAM LLP, nor any individual partner thereof, is connected with New Motion other than in their role as outside legal counsel for the company.

Certain U.S. federal income tax consequences relating to the merger will also be passed upon for Traffix by Wolf, Block, Schorr and Solis-Cohen LLP.

EXPERTS

The financial statements of New Motion, Inc. as of December 31, 2005 and 2006 included in this prospectus have been so included in reliance of the audit report of Windes & McClaughry, independent registered public accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Traffix, Inc. as of November 30, 2005 and for each of the two years in the period ended November 30, 2005 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Traffix, Inc. as of November 30, 2006 and for the year then ended included in this prospectus have been so included in reliance of the report of Goldstein Golub Kessler LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

FUTURE STOCKHOLDER PROPOSALS

New Motion

To be eligible for inclusion in the proxy statement and form of proxy for New Motion’s 2008 annual meeting, stockholder proposals must be submitted in writing by the close of business on January 15, 2008 to Allan Legator, Chief Financial Officer of New Motion at 42 Corporate Park, Irvine, California 92606.

Nothing in this paragraph shall be deemed to require New Motion to include in its proxy statement and proxy relating to the 2008 annual meeting of New Motion stockholders any stockholder proposal which may be omitted from New Motion’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received.

Traffix

Any proposal or proposals by a stockholder intended to be included in Traffix’s proxy statement and form of proxy relating to the 2008 annual meeting of Traffix stockholders must be received by Traffix no later than March 21, 2008, pursuant to the proxy solicitation rules of the SEC. Nothing in this paragraph shall be deemed to require Traffix to include in its proxy statement and proxy relating to the 2008 annual meeting of Traffix stockholders any stockholder proposal which may be omitted from Traffix’s proxy materials pursuant to applicable regulations of the SEC in effect at the time such proposal is received. For any proposal that is not submitted for inclusion in next year’s proxy statement but is instead presented directly at the 2008 annual meeting of Traffix stockholders, notice of such proposal must be received in writing by the Chief Financial Officer of Traffix no later than June 5, 2008 provided, however, that in the event that the 2008 annual meeting is called for a date not within 30 days before or after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the annual meeting was mailed or such public disclosure was made. Failure to provide notice in this manner and within this time period means that such proposal will be considered untimely. Management will be entitled to vote proxies in its discretion with respect to any proposal that is presented at the Traffix 2008 annual meeting of stockholders but not included in the proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

New Motion and Traffix are required to file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy these reports, statements or other information in person at the following location of the SEC:

Public Reference Room
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of this information by mail from the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy statements and other information about issuers, like New Motion and Traffix that file electronically with the SEC. The address of that site is http://www.sec.gov.

New Motion has filed a registration statement on Form S-4 to register with the SEC the New Motion securities to be issued to Traffix stockholders pursuant to the merger. This joint proxy statement/prospectus is a part of that registration statement. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. You may obtain a copy of the Form S-4, and any amendments to that document, in the manner described above.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

DATED AS OF SEPTEMBER 26, 2007

BY AND AMONG

NEW MOTION, INC.

AND

TRAFFIX, INC.

NM MERGER SUB, INC.

AGREEMENT AND PLAN OF MERGER dated as of September 26, 2007 (this “Agreement”) is by and among New Motion, Inc., a Delaware corporation (“Parent”), Traffix, Inc., a Delaware corporation (“Company”), and NM Merger Sub, a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Co.”).

WITNESSETH:

WHEREAS, each of the respective Boards of Directors of Company, Parent and Merger Co. has approved, and deemed it advisable and in the best interests of its stockholders to consummate, the business combination transaction provided for herein, including the merger (the “Merger”) of Merger Co. with and into Company in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), and upon the terms and subject to the conditions set forth herein;

WHEREAS, Company and Parent intend the Merger to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”);

WHEREAS, Company and Parent desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger; and

WHEREAS, in order to induce Company to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, certain stockholders of Parent are executing voting agreements in favor of Company (the “Parent Stockholder Agreements”); and

WHEREAS, in order to induce Parent to enter into this Agreement and to consummate the Merger, concurrently with the execution and delivery of this Agreement, certain stockholders of Company are executing voting agreements in favor of Parent (the “Company Stockholder Agreements”).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 Effective Time of Merger.

Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared, executed by Company and thereafter delivered to the Secretary of State of the State of Delaware for filing, as provided in the DGCL, on the Closing Date (as defined in Section 1.2). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such time thereafter as is agreed upon in writing by Parent and Company and provided in the Certificate of Merger (the “Effective Time”).

1.2 Closing.

The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date (the “Closing Date”) that is the second business day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions), unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Stubbs Alderton & Markiles, 15260 Ventura Blvd., Sherman Oaks, California 91403, unless another place is agreed to in writing by the parties hereto.

1.3 Effects of the Merger.

At the Effective Time, Merger Co. shall be merged with and into Company and the separate existence of Merger Co. shall cease and Company shall continue as the surviving corporation in the Merger. The Merger will have the effects set forth in the DGCL. As used in this Agreement, “Constituent Corporations” shall mean each of Merger Co. and Company and “Surviving Corporation” shall mean Company, at and after the Effective Time, as the surviving corporation in the Merger.

1.4 Certificate of Incorporation.

At the Effective Time, the certificate of incorporation of Merger Co. as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law, except that Article FIRST shall be amended in its entirety to read as follows: “The name of the corporation shall be Traffix, Inc. (the “Corporation”)”.

1.5 By-Laws.

At the Effective Time, the By-laws of Merger Co. as in effect immediately prior to the Effective Time shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

1.6 Officers and Directors of Surviving Corporation; Corporate Offices.

The officers of the Company as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of the Company as of the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified.

1.7 Certain Definitions.

As used in this Agreement:

(i) the word “Subsidiary” when used with respect to any party, means any corporation or other organization or entity, whether incorporated or unincorporated, (x) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership), or (y) at least a majority of the securities or other interests of which, that have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or entity, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries;

(ii) a “Significant Subsidiary” means any Subsidiary of Company or Parent, as the case may be, that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the Securities and Exchange Commission (the “SEC”);

(iii) any reference to any event, change or effect being “material” with respect to any Person means an event, change or effect that is material in relation to the financial condition, properties, assets, liabilities, businesses or results of operations of such Person and, if an entity, such entity and its Subsidiaries taken as a whole; and

(iv) the term “material adverse effect” means, with respect to any entity, (a) a material adverse effect on the financial condition, properties, assets, liabilities, businesses, or results of operations of such entity and its Subsidiaries taken as a whole, or (b) the ability of such entity and its subsidiaries to perform its obligations under, and consummate the transactions contemplated by, this Agreement; provided that, for purposes of clause (iii) above and this clause (iv), the following shall not be deemed “material” or to have a “material adverse effect”: any change or event caused by or resulting from (A) changes in prevailing economic or market conditions in the United States or any other jurisdiction in which such entity has substantial business operations or changes affecting the securities or financial markets in general (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (B) changes or events, after the date hereof, affecting the industries in which they operate generally (except to the extent those changes or events have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (C) changes, after the date hereof, in generally accepted accounting principles or requirements applicable to such entity and its Subsidiaries (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries),

(D) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by any Governmental Entity (as defined in Section 3.1(c)(iii)) (except to the extent those changes have a materially disproportionate effect on such entity and its Subsidiaries relative to the other party and its Subsidiaries), (E) the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby or the announcement thereof, or (F) any outbreak of major hostilities in which the United States is involved or any act of terrorism within the United States or directed against its facilities or citizens wherever located; and provided, further, that in no event shall a change in the trading prices of a party’s capital stock, by itself, be considered material or constitute a material adverse effect.

ARTICLE II

EFFECTS OF THE MERGER

2.1 Effect on Capital Stock.

At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the Company Common Stock:

(a) Excluded Stock.  Each and all shares of common stock, par value $0.001 per share, of Company (the “Company Common Stock”) owned by Company or any Company Subsidiary (or held as treasury stock) or by Parent, Merger Co. or any Parent Subsidiary immediately before the Effective Time (collectively, the “Excluded Shares”) shall be canceled and shall cease to exist, and no shares of common stock, par value $0.01 per share, of Parent (the “Parent Common Stock”) or other consideration shall be delivered in exchange therefor.

(b) Conversion of the Company Common Stock.  Subject to Section 2.3, each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares to be canceled in accordance with Section 2.1(a)) shall be canceled and extinguished and automatically converted into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (as such term is defined below) (together with any cash paid in respect of fractional shares in accordance with Section 2.3, the “Merger Consideration”). Upon such conversion, all such shares of the Company Common Stock shall no longer be outstanding and shall automatically be canceled and extinguished and shall cease to exist, and each certificate previously representing any such shares shall thereafter represent only the right to receive the Merger Consideration in respect of such shares upon the surrender of the certificate representing such shares in accordance with Section 2.2 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 2.4).

(c) Merger Co. Capital Stock.  Each share of common stock, par value $0.001 per share, of Merger Co. outstanding immediately prior to the Effective Time shall be automatically converted into and become one fully paid and non-assessable share of common stock of the Surviving Corporation. Each certificate evidencing ownership of such shares of common stock of Merger Co. shall thereafter evidence ownership of shares of common stock of the Surviving Corporation.

(d) Further Adjustments.  If, between the date of this Agreement and the Effective Time, the shares of Parent Common Stock or Company Common Stock outstanding shall have changed, by reason of any reclassification, subdivision, recapitalization, stock split (including reverse stock split) or stock dividend (each an “Adjustment Event”), then the Exchange Ratio and/or the amount of the Merger Consideration that would otherwise be payable in shares of Parent Common Stock or in respect of shares of Company Common Stock and other definitions and provisions of this Agreement dependent thereon, shall be equitably adjusted to give effect to such event.

(e) Dissenting Shares.  Notwithstanding anything in this Agreement to the contrary, Parent shall not be obligated to deliver any Merger Consideration to any stockholder of the Company with respect to any shares of Company Common Stock outstanding immediately prior to the Effective Time that are held by a stockholder who is eligible to demand and perfect dissenter’s rights of appraisal in accordance with Section 262 et seq. of the DGCL and who has not effectively withdrawn or lost such holder’s right to such appraisal. To the extent that Section 262 et seq. of the DGCL provides for dissenter’s rights for any such shares of Company Common Stock in the Merger (each, a “Dissenting Share”), such Dissenting Shares shall not be converted into the right to receive the applicable Merger Consideration as provided above, unless and until such holder fails to perfect or withdraws or otherwise loses such holder’s right to appraisal and payment under Section 262 et seq. of the DGCL, but the holder thereof shall only be entitled to such rights as are granted by Section 262 et seq. of the DGCL and shall not be entitled to vote or to exercise any other rights of a stockholder of the Company except as provided by Section 262 et seq. of the DGCL. Each holder of Dissenting Shares who becomes entitled to payment therefor pursuant to Section 262 et seq. of the DGCL shall receive such payment from the Surviving Corporation in accordance with Section 262 et seq. of the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses such holder’s right to dissent, such holder’s Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Parent prompt written notice of any notices of intent to demand payment received by the Company, withdrawals of such demands, and any other instrument served pursuant to Section 262 et seq. of the DGCL and received by Company. Parent shall be entitled to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

(f) Definition of Exchange Ratio and Related Terms.  For the purposes of this Agreement, the following terms have the meanings ascribed to them below:

(i) “Exchange Ratio” means a number equal to the quotient of X divided by Y, where X is the number of shares constituting the Aggregate Number of Issuable Parent Shares (as such term is defined below) and Y equals the number of shares of Fully Diluted Company Capital Stock (as such term is defined below), as adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization, reclassification or other like change with respect to the Parent Common Stock occurring on or after the date hereof and before the Effective Time.

(ii) “Aggregate Number of Issuable Parent Shares” means: (A) eleven million nine hundred seventeen thousand five hundred twenty (11,917,520), if the Contingent Matters (as is defined below in Section 4.2(p)) shall have been resolved in accordance with the requirements and conditions specified on Section 4.2(p) of the Company Disclosure Schedule; and (B) eleven million forty-five thousand eighty-one (11,045,081), if the Contingent Matters shall not have been resolved in accordance with the requirements and conditions specified on Section 4.2(p) of the Company Disclosure Schedule.

(iii) “Fully Diluted Company Capital Stock” means those shares of Company Common Stock (A) issued and outstanding immediately before the Effective Time, (B) issuable upon full exercise of Company Options and Company Warrants that are issued and outstanding immediately before the Effective Time, and (C) issuable upon conversion and/or exercise of all other securities convertible into, or exercisable for, Company Common Stock that are issued and outstanding immediately before the Effective Time.

2.2 Surrender and Payment.

(a) Parent shall appoint an agent (the “Exchange Agent”) reasonably acceptable to Company for the purpose of exchanging certificates which immediately prior to the Effective Time evidenced shares of Company Common Stock (the “Certificates”) for the applicable Merger Consideration pursuant to an exchange agent agreement in form and substance reasonably satisfactory to Company. At or as promptly as practicable (and, in any event, within two (2) business days) after the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, the Merger Consideration to be exchanged or paid in accordance with this Article II, and Parent shall make available from time to time after the Effective Time as necessary, cash in an amount sufficient to pay any cash payable in lieu of fractional shares pursuant to Section 2.3 and any dividends or distributions to which holders of shares of Company Common Stock may be entitled pursuant to Section 2.2(c). The Surviving Corporation shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Common Stock immediately prior to the Effective Time whose shares were converted into the right to receive the applicable Merger Consideration pursuant to Section 2.1, promptly after the Effective Time, (i) a letter of transmittal for use in such exchange (which shall be in form and substance reasonably satisfactory to Parent and Company and shall specify that the delivery shall be effected, and risk of loss and title in respect of the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions to effect the surrender of the Certificates in exchange for the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c).

(b) Each holder of shares of Company Common Stock that have been converted into a right to receive the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c), upon surrender to the Exchange Agent of a Certificate or Certificates, together with a properly completed letter of transmittal covering such shares and such other documents as the Exchange Agent may reasonably require, shall be entitled to receive the applicable Merger Consideration payable in respect of such shares of Company Common Stock. The holder of such Certificate, upon its delivery thereof to the Exchange Agent, shall also receive any dividends or other distributions to which such holder is entitled pursuant to Section 2.2(c) and cash payable in respect of any fractional shares pursuant to Section 2.3. Certificates surrendered shall forthwith be canceled as of the Effective Time. Until so surrendered, each such Certificate, following the Effective Time, shall represent for all purposes only the right to receive the applicable Merger Consideration, cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions payable in respect thereof pursuant to Section 2.2(c). No interest shall be paid or accrued for the benefit of holders of the Certificates on cash amounts payable upon the surrender of such Certificates pursuant to this Section 2.2.

(c) Whenever a dividend or other distribution is declared or made after the date hereof with respect to Parent Common Stock with a record date after the Effective Time, such declaration shall include a dividend or other distribution in respect of all shares of Parent Common Stock issuable pursuant to this Agreement. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Common Stock such holder is entitled to receive until the holder of such Certificate shall surrender such Certificate in accordance with the provisions of this Section 2.2. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Parent Common Stock.

(d) If a transfer of ownership of shares of Company Common Stock is not registered in the stock transfer books or ledger of Company, or if any certificate for the applicable Merger Consideration is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such exchange shall have paid to the Exchange Agent any transfer or other taxes required as a result of the issuance of a certificate for Parent Common Stock in any name other than that of the registered holder of such shares of Company Common Stock, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. For purposes of this Agreement, “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

(e) After the Effective Time, there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, any Certificate formerly representing shares of Company Common Stock is presented to the Surviving Corporation, it shall be canceled and exchanged for the applicable Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II.

(f) None of Parent, Merger Co., Company or any of their respective Subsidiaries or affiliates shall be liable to any holder of shares of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable to any holder of shares of Company Common Stock, and from any cash dividends or other distributions that the holder is entitled to receive under Section 2.2(c), such amounts as the Exchange Agent, the Surviving Corporation or Parent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of United States (“U.S.”) federal, state or local tax law or any other non-U.S. tax law or any other applicable legal requirement. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, such amounts withheld from the Merger Consideration and other such amounts payable under Section 2.2(c) shall be treated for all purposes of this Agreement as having been received by the holder of the shares of Company Common Stock in respect of which such deduction and withholding was made by the Exchange Agent, the Surviving Corporation or Parent.

(h) Any portion of the certificates evidencing the Parent Common Stock, the cash to be paid in respect of fractional shares pursuant to Section 2.3, and the cash or other property in respect of dividends or other distributions pursuant to Section 2.2(c) supplied to the Exchange Agent which remains unclaimed by the holders of shares of Company Common Stock twelve (12) months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged such holder’s shares of Company Common Stock for the applicable Merger Consideration in accordance with this Section 2.2 prior to the time of demand shall thereafter look only to Parent for payment of the applicable Merger Consideration, and any cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or distributions with respect to Parent Common Stock to which they were entitled pursuant to Section 2.2(c), in each case, without interest.

2.3 Fractional Shares.

No certificates representing less than one share of Parent Common Stock shall be issued in exchange for shares of Company Common Stock upon the surrender for exchange of a Certificate. In lieu of any such fractional share, each holder of shares of Company Common Stock who would otherwise have been entitled to a fraction of a share of Parent Common Stock upon surrender of Certificates for exchange (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit, and bond, if required by the Exchange Agent, in the manner provided in Section 2.4) shall be paid upon such surrender (and after taking into account and aggregating shares of Company Common Stock represented by all Certificates surrendered by such holder) cash (without interest) in an amount equal to the product obtained by multiplying (a) the fractional share interest to which such holder (after taking into account and aggregating all shares of Company Common Stock represented by all Certificates surrendered by such holder) would otherwise be entitled by (b) the average closing price for a share of Parent Common Stock on its principal trading market or exchange during the ten (10) consecutive trading day period ending with (and including) the third trading day immediately preceding the Effective Time (the “Average Closing Price”).

2.4 Lost, Stolen or Destroyed Certificates.

In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration, any cash payable in respect thereof in lieu of any fractional shares pursuant to Section 2.3 and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of Company Common Stock represented by such lost, stolen or destroyed Certificates; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.5 Company Options.

(a) Prior to the Effective Time, Company and its Subsidiaries shall take all actions necessary to ensure that from and after the Effective Time, options to purchase shares of the Company Common Stock (each, a “Company Option”) held by any employee, consultant, independent contractor and director which are outstanding immediately before the Effective Time shall be converted into and become options to purchase shares of Parent Common Stock (each, a “Converted Option”), in each case, on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the stock incentive plan or other related agreement or award pursuant to which such Company Option was granted. Accordingly, from and after the Effective Time, (i) each such Converted Option may be exercised solely to purchase shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock issuable upon exercise of such Converted Option shall be equal to the number of shares of the Company Common Stock that were issuable upon exercise under the corresponding Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole share, (iii) the per share exercise price under such Converted Option shall be determined by dividing the per share exercise price of the corresponding Company Option immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole cent, (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; provided, however, that each Company Option assumed by Parent in accordance with this Section 2.5 shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction after the Effective Time; provided, further, however, that the option price, number of shares purchasable pursuant to each such so Converted Option and the terms and conditions of exercise of each such so Converted Option shall be determined in order to comply with Section 409A of the Code and for any Company Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to each such so Converted Option and the terms and conditions of exercise of each such so Converted Option shall be determined in order to comply with Section 424 of the Code.

(b) Parent shall take such actions as are necessary for the assumption of the Company Options pursuant to this Section 2.5, including the reservation, issuance and listing of Parent Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.5. Parent shall prepare and file a registration statement with the SEC on an appropriate form, or a post-effective amendment to a registration statement previously filed under the Securities Act (as defined in Section 3.1(b)(iv)), with respect to the shares of Parent Common Stock issuable with respect to the Company Options assumed by Parent in accordance with this Section 2.5 and, where applicable, shall use all commercially reasonable efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Converted Options (and to maintain the current status of the prospectus contained therein) for so long as such Converted Options remain outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the Exchange Act (as defined in Section 3.1(c)(iii)), where applicable, Parent shall use all commercially reasonable efforts to administer the Company Options assumed pursuant to this Section 2.5 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent such Company Options complied with such rule prior to the Merger.

2.6 Company Warrants.

Prior to the Effective Time, Company and its Subsidiaries shall take all actions necessary to ensure that from and after the Effective Time, each warrant to purchase shares of the Company Common Stock (each, a “Company Warrant”) which is outstanding immediately prior to the Effective Time, shall be converted into and become a warrant to purchase shares of Parent Common Stock (each, a “Converted Warrant”) on terms substantially identical to those in effect immediately prior to the Effective Time under the terms of the warrant or other related agreement or award pursuant to which such Company Warrant was granted; provided, however, that, subject to the terms of the Company Warrants, from and after the Effective Time, (i) each such Converted Warrant may be exercised solely to purchase shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock issuable upon exercise of such Converted Warrant shall be equal to the number of shares of the Company Common Stock that were issuable upon exercise under the corresponding Company Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio and rounded up to the nearest whole share and (iii) the per share exercise price under such Converted Warrant shall be determined by dividing the per share exercise price of the corresponding Company Warrant immediately prior to the Effective Time by the Exchange Ratio and rounded up to the nearest whole cent. The Converted Warrants and the Converted Options are hereinafter referred to as “Converted Equity Awards”.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Parent.

Except, with respect to any subsection of this Section 3.1, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Parent to Company concurrently herewith (the “Parent Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Parent Disclosure Schedule shall be deemed to be included in each other subsection of the Parent Disclosure Schedule in which the relevance of such information thereto would be reasonably apparent on the face thereof) or as disclosed in, and reasonably apparent on the face of the disclosure included in any report, schedule, form or other document filed with or furnished to the SEC (“Parent Filed SEC Documents”) and publicly available prior to the date of this Agreement (except in each case for the risk factors section and any forward looking statements contained in the Management’s Discussion & Analysis), provided that in no event shall any disclosure in any Parent Filed SEC Document qualify or limit the representations and warranties of the Parent set forth in Sections 3.1(b), 3.1(c), or 3.1(d), Parent represents and warrants to Company as follows:

(a) Organization, Standing and Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. The Certificate of Incorporation and By-laws of Parent, copies of which are attached to Section 3.1(a) of the Parent Disclosure Schedule, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of (A) 100,000,000 shares of Parent Common Stock, and (B) 1,000,000 shares of preferred stock, par value $.10 per share (the “Parent Preferred Stock”), none of which are designated. As of the close of business on September 25, 2007 (x) (1) 12,040,596 shares of Parent Common Stock were issued and outstanding, (2) 1,564,549 shares of Parent Common Stock were reserved for issuance upon the exercise of Parent Options outstanding on such date, and (3) 314,443 shares of Parent Common Stock were reserved for issuance upon the exercise of Parent Warrants outstanding on such date, and (y) no shares of Parent Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and, except as set forth in the DGCL, non assessable and are not subject to preemptive rights. The shares of Parent Common Stock to be issued pursuant to or as specifically contemplated by this Agreement will have been duly authorized as of the Effective Time and, if and when issued in accordance with the terms hereof or thereof, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights.

(ii) Section 3.1(b)(ii) of the Parent Disclosure Schedule sets forth a complete and accurate list as of September 25, 2007 of each Parent Option and Parent Warrant then outstanding, the name of the registered holder thereof, the number of shares of Parent Common Stock subject to such Parent Option and Parent Warrant and the exercise or purchase price (if any) and the expiration date thereof.

(iii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Parent are issued or outstanding.

(iv) Except for (A) this Agreement, (B) the outstanding Parent Options specified in paragraph (i) above, (C) the convertible securities and warrants described in paragraphs (i) and (ii) above, which represented, as of September 25, 2007, the rights to acquire up to an aggregate of 1,878,992 shares of

Parent Common Stock, and (D) agreements described in Section 3.1(b)(iv) of the Parent Disclosure Schedule, (E) agreements relating to the 6,362,820 shares of Parent Common Stock covered by Parent’s Registration Statement on Form SB-2, as initially filed with the SEC on May 16, 2007, and (F) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.1, there are no options, warrants, calls, rights, commitments or agreements of any character to which Parent or any Subsidiary of Parent is a party or by which it or any such Subsidiary is bound obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights or ownership interests of Parent or of any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Parent or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or ownership interests of Parent or any of its Subsidiaries, or (y) pursuant to which Parent or any of its Subsidiaries is or could be required to register shares of Parent Common Stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”), except any such contractual obligations entered into after the date hereof as permitted by Section 4.1 or as listed in Section 3.1(b)(iv) of the Parent Disclosure Schedule.

(v) Since September 25, 2007, except as permitted by Section 4.1 and except as set forth in Section 3.1(b)(v) of the Parent Disclosure Schedule, Parent has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock of Parent or any of its Subsidiaries, other than pursuant to and as required by the terms of Parent Options granted prior to the date hereof (or awards granted after the date hereof in compliance with Sections 4.1(c) and 4.1(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Parent Subsidiaries, any shares of capital stock of Parent or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Parent dividends or other distributions on the outstanding shares of capital stock of Parent.

(c) Authority.

(i) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.2(m)) and the approval of the issuance of shares of Parent Common Stock (including, without limitation, the issuance of shares of Parent Common Stock underlying options to be issued in exchange for Company Options) in the Merger (the “Parent Share Issuance”) by the Required Parent Vote (as defined in Section 3.1(m)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent, except for the Parent Votes. This Agreement has been duly executed and delivered by Parent and, assuming due authorization, execution and delivery by Company, constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, modification or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, cancellation, modification or acceleration, loss or creation, a “Violation”) pursuant to, any provision of the Certificate of Incorporation or By-laws of Parent or any Subsidiary of Parent, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Parent Benefit Plan (as defined in Section 3.1(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any Subsidiary of Parent or their respective properties or assets, which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Parent or (y) prevent, delay or impede Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Parent or (y) prevent, delay or impede Parent’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4 and such other reports under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of any amendment of Parent’s certificate of incorporation to make the changes reflected on Section 3.1(c) of the Parent Disclosure Schedule (the “Parent Charter Amendment”) and Certificate of Merger with the Secretary of State of the State of Delaware, (D) the approval of the listing of the Parent Common Stock to be issued in the Merger on The Nasdaq Stock Market, Inc. (“NASDAQ”) as may be required, and (E) notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable.

(d) SEC Documents; Undisclosed Liabilities.

(i) Parent has filed, or furnished, as applicable, all required reports, schedules, registration statements and other documents with the SEC since February 12, 2007 (the “Parent SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents, and none of the Parent SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and, (except, in the case of unaudited statements, as permitted by Form 10-QSB of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. Except for any comments issued on the Parent’s Registration Statement on Form SB-2 filed with the SEC on May 16, 2007, there are no outstanding comments from the Staff of the SEC with respect to any of the Parent SEC Documents.

(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Parent as of June 30, 2007 included in the financial statements of Parent included in its Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 2007, as filed with the SEC prior to the date of this Agreement (the “Parent Financial Statements”), (B) liabilities incurred since June 30, 2007 in the ordinary course of business consistent with past practice, (C) liabilities which were not required to be set forth in the last consolidated balance sheet of Parent included in the Parent Financial Statements, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (F) potential liabilities disclosed on Schedule 3.1(d)(ii) of the Parent Disclosure Schedule, Parent and its Subsidiaries do not have, and since

December 31, 2006, Parent and its Subsidiaries have not incurred (except as permitted by Section 4.1), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, matured, determined, contingent or otherwise and whether or not required to be reflected in Parent’s financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.

(i) Parent and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Parent and its Subsidiaries, taken as a whole (the “Parent Permits”) and Parent and its Subsidiaries are and have been in compliance with the terms of the Parent Permits and all applicable laws and regulations and their own privacy policies, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Parent.

(ii) The businesses of Parent and its Subsidiaries are not being and have not been conducted in violation of any material law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002).

(iii) Parent and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Parent (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Parent’s auditors and the audit committee of Parent’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.

(iv) There are no outstanding loans or other extensions of credit made by Parent or any Parent Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not, since the enactment of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(f) Legal Proceedings.  There is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Parent, threatened, against or affecting Parent or any Subsidiary of Parent as to which there is a reasonable possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Parent, nor, except as disclosed in Section 3.1(f) of the Parent Disclosure Schedule, is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of or subject to any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent. To the knowledge of Parent, no investigation by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened.

(g) Taxes.  Parent and each of its Subsidiaries have filed all material tax returns required to be filed by any of them when due in accordance with all applicable laws (and each such tax return is, or shall be at the time of filing, true and complete in all material respects) and have paid (or Parent has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Parent and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Parent or any of its

Subsidiaries that are not adequately reserved for. There is no claim, audit or suit now pending or, to the knowledge of Parent, threatened against or with respect to Parent or its Subsidiaries in respect of any federal or state income tax; additionally, no claim or suit regarding an amount of tax is now pending in connection with (x) any other tax return or (y) circumstances where no tax return has been filed. For the purpose of this Agreement, the term “tax” (including, with correlative meaning, the terms “taxes” and “taxable”) shall mean (i) all Federal, state, local and foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, (ii) liability for the payment of any amounts of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (iii) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (i) or (ii). Neither Parent nor any of its Subsidiaries or affiliates has taken or agreed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements.  Except as disclosed in or filed as exhibits to the Parent’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 or Parent SEC Documents filed subsequent to such Annual Report on Form 10-KSB and prior to the date of this Agreement and except for this Agreement and as set forth on Section 3.1(h) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the service of any directors, officers, employees, involving the payment of $50,000 or more in any 12 month period, (ii) with respect to the service of any independent contractors or consultants that are natural persons involving the payment of $50,000 or more in any 12 month period, entered into other than in the ordinary course of business, (iii) which is a “material contract” (as such term is defined below), (iv) which limits the ability of Parent or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Parent and its Subsidiaries taken as a whole, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) which is a contract, arrangement or understanding entered into other than in the ordinary course of business, with a content provider involving the payment of $50,000 or more in any 12 month period or (vi) which would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement. Parent has previously made available to Company or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.1(h) (collectively referred to herein as “Parent Contracts”). All of the Parent Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms. Neither Parent nor any of its Subsidiaries has, or is alleged to have, and to the knowledge of Parent, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Parent Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to deprive Parent and its Subsidiaries in any material respect of the benefits of such Parent Contracts subject to such violations and defaults. For purposes of this Section 3.1(h) the term “material contracts” shall mean any Parent Contract involving a value in excess of $50,000 other than any contract, arrangement, commitment or understanding (i) with respect to the service of any independent contractors or consultants that are natural persons entered into in the ordinary course of business and (ii) with a content provider entered into in the ordinary course of business.

(i) Benefit Plans.

(i) Section 3.1(i) of the Parent Disclosure Schedule sets forth a true and complete list of each material Parent Benefit Plan. A “Benefit Plan” is an employee benefit plan including, without limitation, any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any multiemployer plan within the meaning of ERISA Section 3(37)) and each stock purchase, stock option, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive or deferred compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA. A “Parent Benefit Plan” is any Benefit Plan (x) maintained, entered into or contributed to by Parent or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of Parent or any of its Subsidiaries has any present or future right to benefits or (y) under which Parent or any of its Subsidiaries could reasonably be expected to have any present or future liability. No Parent Benefit Plan is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. No Parent Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(ii) With respect to each material Parent Benefit Plan, Parent has made available to Company a current, accurate and complete copy thereof, and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and summaries of material modifications; and (D) the most recent year’s Form 5500 and attached schedules and audited financial statements. Except as would not reasonably be expected to have a material adverse effect on Parent, each Parent Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service and Parent is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Parent Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Parent Benefit Plan with such exceptions as would not be reasonable expected to have a material adverse effect on Parent. No events have occurred with respect to any Parent Benefit Plan that could result in payment or assessment by or against Parent or any Parent ERISA Affiliate (as defined in paragraph (v) below) of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code with such exceptions as would not be reasonably expected to have a material adverse effect on Parent.

(iii) With respect to the Parent Benefit Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances in connection with which Parent or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Parent under ERISA, the Code or any other applicable law.

(iv) There is no contract, plan or arrangement (whether or not written) covering any employee or former employee of Parent or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

(v) Except as would not reasonably be expected to have a material adverse effect on Parent or any of its Subsidiaries, (A) no liability under Title IV or section 302 of ERISA has been incurred by Parent, or by any trade or business, whether or not incorporated, that together with Parent would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (an “Parent ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to Parent or any Parent ERISA Affiliate of incurring any such liability.

(vi) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Parent or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(vii) All contributions and payments due under each Parent Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Parent practice.

(j) Subsidiaries.  Section 3.1(j) of the Parent Disclosure Schedule lists all the Subsidiaries of Parent which are Significant Subsidiaries. Each Subsidiary of Parent is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. All of the shares of capital stock and all ownership interests and voting securities of each of the Subsidiaries are owned by Parent or by another Parent Subsidiary free and clear of any material claim, lien or encumbrance, except for Parent Permitted Liens (as defined in Section 3.1(n) hereof), and are fully paid and nonassessable.

(k) Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.1), since December 31, 2006, (i) Parent and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Parent.

(l) Board Approval.  The Board of Directors of Parent by resolutions duly adopted at a meeting duly called and held (the “Parent Board Approval”), has (i) determined that this Agreement and the Merger are advisable and in the best interests of Parent and its stockholders and the issuance of Parent Common Stock in the Merger and the Parent Charter Amendment to be advisable, (ii) adopted a resolution approving this Agreement, (iii) recommended that the stockholders of Parent approve the issuance of Parent Common Stock in the Merger and the Parent Charter Amendment (the “Parent Recommendation”) and (iv) directed that such matters be submitted for consideration by Parent stockholders at the Parent Stockholders Meeting (as defined in Section 5.1(c)). Except for Section 203 of the DGCL (which has been rendered inapplicable to this Agreement and the Merger), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

(m) Vote Required; Additional Vote.  Other than the affirmative vote or consent to approve the Parent Share Issuance (the “Required Parent Vote”), no vote or consent of the holders of any class or series of capital stock of Parent is required to approve this Agreement or the transactions contemplated hereby (including the Merger). For the purposes of this Agreement, “Parent Votes” means the Required Parent Vote and the affirmative vote of a majority of the outstanding shares of Parent Common Stock to approve the Parent Charter Amendment.

(n) Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent, and except as set forth in Section 3.1(n) of the Parent Disclosure Schedule, Parent or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Parent Financial Statements as being owned by Parent or one of its Subsidiaries or acquired after the date thereof which are material to Parent’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due or liens which are being properly contested by Parent or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the Parent Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected in the Parent Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Parent SEC Documents), and (D) rights granted to any non-exclusive licensee of any Parent Intellectual Property in the ordinary course of business consistent with past practices (such liens, imperfections and irregularities in clauses (A), (B), (C), and (D) “Parent Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the Parent Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Parent’s knowledge, the lessor.

(o) Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent, (i) Parent or its Subsidiaries own, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Parent Permitted Liens, or have a valid license or right to use all Intellectual Property used in their business as currently conducted (the “Parent Intellectual Property”), (ii) to the knowledge of Parent, Parent and its Subsidiaries do not infringe, misappropriate, dilute, or otherwise violate (“Infringe ”) the Intellectual Property rights of any third party and the Parent Intellectual Property is not being Infringed by any third party, (iii) none of the material Parent Intellectual Property has expired or been abandoned and, to the knowledge of Parent, all such material Parent Intellectual Property is valid and enforceable and (iv) Parent and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality of any trade secrets and other confidential information included in the material Parent Intellectual Property. “Intellectual Property” means all intellectual property, including, without limitation, all United States and foreign (u) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (v) proprietary inventions, discoveries, technology and know-how, (w) copyrights and copyrightable works, including proprietary rights in software programs, (x) trademarks, service marks, domain names, trade dress, trade names, corporate names, brand names, slogans, logos and other source indicators, and the goodwill of any business symbolized thereby, (y) rights of publicity, and (z) trade secrets, and confidential or proprietary business information.

(p) Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent, (i) Parent and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all permits, licenses, registrations and other governmental authorizations required under all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders or decrees relating to contamination, pollution or protection of human health, natural resources or the environment (“Environmental Laws”) for Parent to conduct its operations (“Environmental Permits”), and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of Parent, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) Parent and its Subsidiaries have not received any written notice, claim, demand, action, suit, complaint, proceeding or other communication by any person alleging any violation of, or any actual or potential liability under, any Environmental Laws (an “Environmental Claim”), and Parent has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by Parent or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to Parent or its Subsidiaries under Environmental Laws, and (iv) Parent and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

(q) Labor and Employment Matters.  (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Parent or any of Subsidiaries and no union organizing campaign with respect to the employees of Parent or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against Parent or its Subsidiaries pending or, to the knowledge of Parent, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) no charges with respect to or relating to Parent or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (vi) neither Parent nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization and (vii) to the Parent’s knowledge, no current or former employee of Parent or its Subsidiaries is in violation of any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to Parent or to a former employer of any such employee relating (A) to the right of any such employee to be employed by Parent or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(r) Insurance.  All material insurance policies of Parent and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Parent reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither Parent nor any of its Subsidiaries is in breach or default, and neither Parent nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.

(s) Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person retained or engaged by, or representing, Parent, its affiliates or its Subsidiaries except Jefferies & Company, Inc. (“Jefferies”) and Europlay Capital Advisors, LLC (“ECA”), is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. Parent has disclosed to Company all material terms of the engagement of both Jefferies and ECA.

(t) Opinion of Parent Financial Advisor.  Parent has received the opinion of Jefferies Broadview, a division of Jefferies & Company, Inc., dated September 25, 2007, to the effect that the Merger Consideration is fair, from a financial point of view, to Parent.

3.2 Representations and Warranties of Company.

Except with respect to any subsection of this Section 3.2, as set forth in the correspondingly identified subsection of the disclosure schedule delivered by Company to Parent concurrently herewith (the “Company Disclosure Schedule”) (it being understood by the parties that the information disclosed in one subsection of the Company Disclosure Schedule shall be deemed to be included in each other subsection of the Company Disclosure Schedule in which the relevance of such information thereto would be reasonably apparent on the face thereof) or as disclosed in, and reasonably apparent on the face of the disclosure included in any report, schedule, form or other document filed with or furnished to the SEC (“Company Filed SEC Documents”) and publicly available prior to the date of this Agreement (except in each case for the risk factors section and any forward looking statements contained in the Management’s Discussion & Analysis), provided that in no event shall any disclosure in any Company Filed SEC Document qualify or limit the representations and warranties of the Company set forth in Sections 3.2(b), 3.2(c) or 3.2(d), Company represents and warrants to Parent as follows:

(a) Organization, Standing and Power.  Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such other jurisdictions where the failure so to qualify and be in such standing would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Company. The Certificate of Incorporation and By-laws of Company, copies of which are attached to Section 3.2(a) of the Company Disclosure Schedule, are true, complete and correct copies of such documents as in effect on the date of this Agreement.

(b) Capital Structure.

(i) The authorized capital stock of Company consists of 50,000,000 shares of Company Common Stock and 1,000,000 shares of preferred stock, par value $.001 per share (the “Company Preferred Stock”). As of the close of business on September 24 2007, (A)(1) 15,153,410 shares of Company Common Stock were issued and outstanding (including shares held in treasury), (2) 2,295,375 shares of

Company Common Stock were reserved for issuance upon the exercise or payment of stock options outstanding on such date, with a weighted average exercise price of $5.66 per share, and no shares of Company Common Stock were reserved for issuance upon the exercise or payment of stock units or other equity-based incentive awards granted pursuant to any plans, agreements or arrangements of Company and outstanding on such date (collectively, the “Company Stock Awards”), (3) no shares of Company Common Stock were reserved for issuance upon the conversion of any convertible notes, (4) no shares of Company Common Stock were reserved for issuance upon exercise of the Company Warrants and (5) no shares of Company Common Stock were held by Company in its treasury or by its Subsidiaries; and (B) no shares of Company Preferred Stock were outstanding or reserved for issuance. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid and non-assessable and not subject to preemptive rights.

(ii) Section 3.2(b)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list as of September 24, 2007 of each Company Option then outstanding, the name of the holder thereof, the number of shares of Company Common Stock subject to such Company Option and the exercise or purchase price (if any) and the expiration date thereof. As of September 24, 2007, Company had no Company Warrants then outstanding.

(iii) No Voting Debt of Company is issued or outstanding.

(iv) Except for (A) this Agreement, (B) outstanding Company Stock Awards described in paragraph (i) above, and (C) agreements entered into and securities and other instruments issued after the date of this Agreement as permitted by Section 4.2, there are no options, warrants, calls, rights, commitments or agreements of any character to which Company or any Subsidiary of Company is a party or by which it or any such Subsidiary is bound obligating Company or any Subsidiary of Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights or ownership interests of Company or of any Subsidiary of Company or obligating Company or any Subsidiary of Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding contractual obligations of Company or any of its Subsidiaries (x) to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or ownership interest of Company or any of its Subsidiaries or (y) pursuant to which Company or any of its Subsidiaries is or could be required to register shares of Company Common Stock or other securities under the Securities Act, except any such contractual obligations entered into after the date hereof as permitted by Section 4.2 or as listed in Section 3.2(b)(iv) of the Company Disclosure Schedule.

(v) Since September 24, 2007, except as permitted by Section 4.2, Company has not (A) issued or permitted to be issued any shares of capital stock, stock appreciation rights or securities exercisable or exchangeable for or convertible into shares of capital stock, of Company or any of its Subsidiaries, other than pursuant to and as required by the terms of Company Stock Awards granted prior to the date hereof (or awards granted after the date hereof in compliance with Sections 4.2(c) and 4.2(k)); (B) repurchased, redeemed or otherwise acquired, directly or indirectly through one or more Company Subsidiaries, any shares of capital stock of Company or any of its Subsidiaries; or (C) declared, set aside, made or paid to the stockholders of Company dividends or other distributions on the outstanding shares of capital stock of Company.

(c) Authority.

(i) Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Company Vote (as defined in Section 3.1(m). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, subject in the case of the consummation of the Merger to the Required Company Vote. This Agreement has been duly executed and delivered by Company and, assuming due authorization, execution and delivery by Parent and Merger Co., constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the Certificate of Incorporation or By-laws of Company or any Subsidiary of Company, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, Company Benefit Plan (as defined in Section 3.2(i)) or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets which Violation, in the case of clause (B), individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Company or (y) prevent, delay or impede Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Company or any Subsidiary of Company in connection with the execution and delivery of this Agreement by Company or the consummation by Company of the transactions contemplated hereby, the failure to make or obtain which, individually or in the aggregate, would reasonably be expected to (x) have a material adverse effect on Company or (y) prevent, delay or impede Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby, except for (A) the filing with the SEC of the Joint Proxy Statement/Prospectus and the Form S-4 and such other reports under the Securities Act and the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (B) such filings and approvals as are required to be made or obtained under the securities or blue sky laws of various states in connection with the transactions contemplated by this Agreement, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (D) such filings with and approvals of NASDAQ as may be required, and (E) notices or filings under the HSR Act, if applicable.

(d) SEC Documents; Undisclosed Liabilities.

(i) Company has filed all required reports, schedules, registration statements and other documents with the SEC since November 30, 2004 (the “Company SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), the Company SEC Documents complied in all material respects, with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents when filed contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company included in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and, (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) and fairly present in all material respects the consolidated financial position of Company and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies as of the dates and for the periods shown. There are no outstanding comments from the Staff of the SEC with respect to any of the Company SEC Documents.

(ii) Except for (A) those liabilities that are fully reflected or reserved for in the consolidated balance sheet of Company as of May 31, 2007 included in the financial statements of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2007, as filed with the SEC prior to the date of this Agreement (the “Company Financial Statements”), (B) liabilities incurred since May 31, 2007 in the ordinary course of business consistent with past practice, (C) liabilities which were not required to be set forth in a consolidated balance sheet of Company, (D) liabilities incurred pursuant to the transactions contemplated by this Agreement, (E) liabilities or obligations discharged or paid in full prior to the date of this Agreement in the ordinary course of business consistent with past practice, and (F) potential liabilities disclosed on Schedule 3.2(d)(ii) of the Company Disclosure Schedule, Company and its Subsidiaries do not have, and since November 30, 2006, Company and its Subsidiaries have not incurred (except as permitted by Section 4.2), any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Company’s financial statements in accordance with generally accepted accounting principles).

(e) Compliance with Applicable Laws and Reporting Requirements.

(i) Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are material to the operation of the businesses of Company and its Subsidiaries, taken as a whole (the “Company Permits”), and Company and its Subsidiaries are and have been in compliance with the terms of the Company Permits and all applicable laws and regulations and their own privacy policies, except where the failure so to comply, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on Company.

(ii) The businesses of Company and its Subsidiaries are not being and have not been conducted in violation of any material law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002).

(iii) Company and its Subsidiaries have designed and maintain a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Company (A) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Company’s management as appropriate to allow timely decisions regarding required disclosure, and (B) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to Company’s auditors and the audit committee of Company’s Board of Directors (1) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect Company’s ability to record, process, summarize and report financial information and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting.

(iv) There are no outstanding loans or other extensions of credit made by Company or any Company Subsidiary to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Company. Company has not, since the enactment of the Sarbanes-Oxley Act of 2002, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act of 2002.

(f) Legal Proceedings.  Except as set forth in Section 3.2(f) of the Company Disclosure Schedule, there is no claim, suit, action, litigation, arbitration, investigation or other demand or proceeding (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Company, threatened, against or affecting Company or any Subsidiary of Company as to which there is a reasonable possibility of an adverse outcome which would, individually or in the aggregate, have a material adverse effect on Company, nor is there any judgment, decree, injunction, rule, award, settlement, stipulation or order of or subject to any Governmental Entity or arbitrator outstanding against Company or any Subsidiary of Company. To the knowledge of Company, no investigation by any Governmental Entity with respect to Company or any of its Subsidiaries is pending or threatened.

(g) Taxes.  Company and each of its Subsidiaries have filed all material tax returns required to be filed by any of them when due in accordance with all applicable laws (and each such tax return is, or shall be at the time of filing, true and complete in all material respects) and have paid (or Company has paid on their behalf) all taxes shown as due on such returns, and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve, in accordance with generally accepted accounting principles, for all taxes payable by Company and its Subsidiaries accrued through the date of such financial statements. No material deficiencies or other claims for any taxes have been proposed, asserted or assessed against Company or any of its Subsidiaries that are not adequately reserved for. There is no claim, audit or suit now pending or, to the knowledge of Company, threatened against or with respect to Company or its Subsidiaries in respect of any federal or state income tax; additionally, no claim or suit regarding an amount of tax is now pending in connection with (x) any other tax return or (y) circumstances where no tax return has been filed. Neither Company nor any of its Subsidiaries or affiliates has taken or agreed to take any action or knows of any fact, agreement or plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(h) Certain Agreements.  Except as disclosed in or filed as exhibits to the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006 or Company SEC Documents filed subsequent to such Annual Report on Form 10-K and prior to the date of this Agreement and except for this Agreement and as set forth on Section 3.2 (h) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) with respect to the service of any directors, officers, employees, involving the payment of $50,000 or more in any 12 month period, (ii) with respect to the service of any independent contractors or consultants that are natural persons involving the payment of $50,000 or more in any 12 month period, entered into other than in the ordinary course of business, (iii) which is a “material contract” (as such term is defined below), (iv) which limits the ability of Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, or which requires referrals of business and, in each case, which limitation or requirement would reasonably be expected to be material to Company and its Subsidiaries taken as a whole, (v) with or to a labor union or guild (including any collective bargaining agreement), (vi) which is a contract, arrangement or understanding entered into other than in the ordinary course of business, with a content provider involving the payment of $50,000 or more in any 12 month period or (vi) which would prevent, delay or impede the consummation, or otherwise reduce the contemplated benefits, of any of the transactions contemplated by this Agreement. Company has previously made available to Parent or its representatives complete and accurate copies of each contract, arrangement, commitment or understanding of the type described in this Section 3.2(h) (collectively referred to herein as “Company Contracts”). All of the Company Contracts are valid and in full force and effect, except to the extent they have previously expired in accordance with their terms. Neither Company nor any of its Subsidiaries has, or is alleged to have, and to the knowledge of Company, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to deprive Company and its Subsidiaries in any material respect of the benefits of such Company Contracts subject to such violations and defaults. For purposes of this Section 3.2(h), the term “material contracts” shall mean any Company Contract involving a value in excess of $50,000 other than any contract, arrangement, commitment or understanding (i) with respect to the service of any independent contractors or consultants that are natural persons entered into in the ordinary course of business and (ii) with a content provider entered into in the ordinary course of business.

(i) Benefit Plans.

(i) Section 3.2(i) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Benefit Plan. A “Company Benefit Plan” is a Benefit Plan (x) maintained, entered into or contributed to by Company or any of its Subsidiaries under which any present or former employee, director, independent contractor or consultant of Company or any of its Subsidiaries has any present or future right to benefits or (y) under which Company or any of its Subsidiaries could reasonably be expected to have any present or future liability. No Company Benefit Plan is subject to Section 302 or

Title IV of ERISA of section 412 of the Code. No Company Benefit Plan is a multiemployer plan, as defined in Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.

(ii) With respect to each material Company Benefit Plan, Company has made available to Parent a current, accurate and complete copy thereof, and, to the extent applicable: (A) any related trust agreement or other funding instrument; (B) the most recent determination letter, if applicable; (C) any summary plan description and summaries of material modifications; and (D) the most recent year’s Form 5500 and attached schedules and audited financial statements. Except as would not reasonably be expected to have a material adverse effect on Company, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and the plan as currently in effect has received a favorable determination letter to that effect from the Internal Revenue Service and Company is not aware of any reason why any such determination letter should be revoked or not be reissued. Each Company Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan with such exceptions as would not be reasonable expected to have a material adverse effect on Company. No events have occurred with respect to any Company Benefit Plan that could result in payment or assessment by or against Company or any Company ERISA Affiliate (as defined in paragraph (v) below) of any excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code with such exceptions as would not be reasonably expected to have a material adverse effect on Company.

(iii) With respect to the Company Benefit Plans, individually and in the aggregate, no event has occurred and there exists no condition or set of circumstances in connection with which Company or any of its Subsidiaries could be subject to any liability that would reasonably be expected to have a material adverse effect on Company under ERISA, the Code or any other applicable law.

(iv) There is no contract, plan or arrangement (whether or not written) covering any employee or former employee of Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code, as a result of the transactions contemplated hereby alone or together with any other event.

(v) Except as would not reasonably be expected to have a material adverse effect on Company or any of its Subsidiaries, (A) no liability under Title IV or section 302 of ERISA has been incurred by Company, or by any trade or business, whether or not incorporated, that together with Company would be deemed a “single employer” within the meaning of section 4001(b) of ERISA (a “Company ERISA Affiliate”), that has not been satisfied in full, and (B) no condition exists that presents a risk to Company or any Company ERISA Affiliate of incurring any such liability.

(vi) There is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Company or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code.

(vii) All contributions and payments due under each Company Benefit Plan, determined in accordance with prior funding and accrual practices, as adjusted to include proportional accruals for the period ending on the Effective Time, will be discharged and paid on or prior to the Effective Time except to the extent accrued as a liability in accordance with ordinary Company practice.

(j) Subsidiaries.  Section 3.2(j) of the Company Disclosure Schedule lists all the Subsidiaries of Company which are Significant Subsidiaries. Each Subsidiary of Company is a corporation or other entity duly organized, validly existing and, in the case of corporations, in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify would not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on Company. All of the shares of capital stock and all ownership interests and voting securities of each of the Company Subsidiaries are owned by Company or by another Company Subsidiary free and clear of any material claim, lien or encumbrance, except for Company Permitted Liens, and are fully paid and nonassessable.

(k) Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents filed prior to the date of this Agreement (or, in the case of actions taken after the date hereof, except as permitted by Section 4.2), since November 30, 2006, (i) Company and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices and (ii) there has not been any change, circumstance or event (including any event involving a prospective change) which, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on Company.

(l) Board Approval.  The Board of Directors of Company, by resolutions duly adopted at a meeting duly called and held (the “Company Board Approval”), has (i) determined that this Agreement and the Merger are advisable and in the best interests of Company and its stockholders, (ii) adopted a resolution approving this Agreement and declaring its advisability pursuant to Section 251(b) of the DGCL, (iii) recommended that the stockholders of Company adopt this Agreement (the “Company Recommendation”) and (iv) directed that such matter be submitted for consideration by Company stockholders at the Company Stockholders Meeting (as defined in Section 5.1(b)). Except for Section 203 of the DGCL (which has been rendered inapplicable to this Agreement and the Merger), no “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation is applicable to this Agreement, the Merger, or the other transactions contemplated hereby.

(m) Vote Required.  The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock to adopt this Agreement (the “Required Company Vote”) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement and the transactions contemplated hereby (including the Merger).

(n) Properties.  Except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Company, Company or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the Company Financial Statements as being owned by Company or one of its Subsidiaries or acquired after the date thereof which are material to Company’s business on a consolidated basis (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever, except (A) statutory liens securing payments not yet due or liens which are being properly contested by Company or one of its Subsidiaries in good faith and by proper legal proceedings and for which adequate reserves related thereto are maintained on the Company Financial Statements, (B) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (C) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the Company Financial Statements (except such liens which have been satisfied or otherwise discharged in the ordinary course of business since the date of the Company SEC Documents), and (D) rights granted to any non-exclusive licensee of any Company Intellectual Property in the ordinary course of business consistent with past practices (such liens, imperfections and irregularities in clauses (A), (B), (C) and (D), “Company Permitted Liens”), and (ii) is the lessee of all leasehold estates reflected in the Company Financial Statements or acquired after the date thereof which are material to its business on a consolidated basis (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to Company’s knowledge, the lessor.

(o) Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect, (i) Company or its Subsidiaries own, free and clear of all claims, liens, charges, security interests or encumbrances of any nature whatsoever other than Company Permitted Liens, or have a valid license or right to use all Intellectual Property used in their business as currently conducted (the “Company Intellectual Property”), (ii) to the knowledge of Company, Company and its Subsidiaries do not Infringe the Intellectual Property rights of any third party and the Company Intellectual Property is not being Infringed by any third party, (iii) none of the material Company Intellectual Property has expired or been abandoned and to the knowledge of Company, all such material Company Intellectual Property is valid and enforceable and (iv) Company and its Subsidiaries have taken all reasonable actions to protect and maintain the confidentiality of any trade secrets and other confidential information included in the material Company Intellectual Property.

(p) Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Company, (i) Company and its Subsidiaries hold, and are currently, and at all prior times have been, in continuous compliance with all Environmental Permits, and are currently, and at all prior times have been, otherwise in continuous compliance with all applicable Environmental Laws and, to the knowledge of Company, there is no condition that would reasonably be expected to prevent or interfere with compliance with all applicable Environmental Laws and all applicable Environmental Permits in the future, (ii) Company and its Subsidiaries have not received any Environmental Claim, and Company has no knowledge of any pending or threatened Environmental Claim, (iii) no hazardous, dangerous or toxic substance, including without limitation, petroleum (including without limitation crude oil or any fraction thereof), asbestos and asbestos-containing materials, polychlorinated biphenyls, radon, fungus, mold, urea-formaldehyde insulation or any other material that is regulated pursuant to any Environmental Laws or that could result in liability under any Environmental Laws has been generated, transported, treated, stored, installed, disposed of, arranged to be disposed of, released or threatened to be released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise used by Company or its Subsidiaries, in violation of, or in a manner or to a location that could give rise to liability to Company or its Subsidiaries under Environmental Laws, and (iv) Company and its Subsidiaries have not assumed, contractually or by operation of law, any liabilities or obligations under or relating to any Environmental Laws.

(q) Labor and Employment Matters.  (i) There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the knowledge of Company, threatened against Company or any of its Subsidiaries, (ii) no union or labor organization represents, or claims to represent, any group of employees with respect to their employment by Company or any of its Subsidiaries and no union organizing campaign with respect to the employees of Company or its Subsidiaries is threatened or underway, (iii) there is no unfair labor practice charge or complaint against Company or its Subsidiaries pending or, to the knowledge of Company, threatened before the National Labor Relations Board or any similar state or foreign agency, (iv) there is no grievance pending relating to any collective bargaining agreement or other grievance procedure, (v) no charges with respect to or relating to Company or its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices, (vi) neither Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or other contract or understanding with a labor union or organization and (vii) to Company’s knowledge, no current or former employee of Company or its Subsidiaries is in violation of any term of any restrictive covenant, common law nondisclosure obligation, fiduciary duty, or other obligation to Company or to a former employer of any such employee relating (A) to the right of any such employee to be employed by Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(r) Insurance.  All material insurance policies of Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of Company reasonably has determined to be prudent in accordance with industry practices or as is required by law. Neither Company nor any of its Subsidiaries is in material breach or default, and neither Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, of any of such material insurance policies.

(s) Brokers or Finders.  No agent, broker, investment banker, financial advisor or other firm or person retained or engaged by, or representing, Company, its affiliates or its Subsidiaries except Stephens Inc. (“Stephens”)] is or will be entitled to any broker’s or finder’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement. Company has disclosed to Parent all material terms of the engagement of Stephens.

(t) Opinion of Company Financial Advisor.  Company has received the opinion of Stephens, dated September 25, 2007, to the effect that the Exchange Ratio is fair, from a financial point of view, to Company and the holders of Company Common Stock.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

4.1 Covenants of Parent.

During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Company shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course.  Parent and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Parent shall not, nor shall it permit any of its Subsidiaries to, (i) except as disclosed in Section 4.1(a) of the Parent Disclosure Schedule, enter into (including via any acquisition) any new line of business which is material to Parent and its Subsidiaries, taken as a whole, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business or consistent with past practice or (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in Section 4.1(a) of the Parent Disclosure Schedule.

(b) Dividends; Changes in Stock.  Except as set forth in Section 4.1(b) of the Parent Disclosure Schedule, Parent shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Parent, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities.  Except as set forth in Section 4.1(c) of the Parent Disclosure Schedule, and except for issuances of Parent Common Stock, restricted stock or rights or options to acquire Parent Common Stock in the ordinary course of business consistent with past practice up to an aggregate amount set forth in Section 4.1(c) of the Parent Disclosure Schedule, Parent shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights, or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Parent Common Stock required to be issued upon the exercise of Parent Options outstanding on the date hereof in accordance with the terms of the applicable Parent Options, and (ii) issuances by a wholly owned Subsidiary of its capital stock to its parent or to another wholly owned Subsidiary of Parent.

(d) Governing Documents, Etc.   Except for the Parent Charter Amendment, Parent shall not amend or propose to amend its Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.1(e) or (f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly owned Subsidiary of Parent.

(e) No Acquisitions.  Parent shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any delay in the receipt of any Requisite Regulatory Approval (as defined in Section 6.1(b)) or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions disclosed in Section 4.1(f) of the Parent Disclosure Schedule, and (iii) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in Section 4.1(f) of the Parent Disclosure Schedule, Parent shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by Parent and its Subsidiaries) which are material, individually or in the aggregate, to Parent.

(g) Indebtedness.  Parent shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of Parent or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Parent to Parent or to another Subsidiary of Parent, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.1(g) of the Parent Disclosure Schedule.

(h) Other Actions.  Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Parent or Company following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).

(i) Accounting Methods; Tax Matters.  Except as disclosed in any Parent SEC Document filed prior to the date of this Agreement, Parent shall not change its methods of accounting in effect at February 12, 2007, except as required by generally accepted accounting principles as concurred in by Parent’s independent auditors. Parent shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on Parent or Company after the Effective Time.

(j) Tax Free Qualification.  Parent shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans.  During the period from the date of this Agreement and continuing until the Effective Time, Parent agrees as to itself and its Subsidiaries that, except as set forth in Section 4.1(k) of the Parent Disclosure Schedule, it will not: (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Parent Benefit Plan, (ii) except as required by any Parent Benefit Plan as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Parent Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of an Parent Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.1(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

(l) No Liquidation.  Parent shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation.  Parent shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Parent) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.1(m) of the Parent Disclosure Schedule.

(n) No Restrictions on Business.  Parent shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Parent or any of its Subsidiaries or affiliates from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Parent or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(o) Other Agreements.  Parent shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Covenants of Company.

During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Parent shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

(a) Ordinary Course.  Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Company shall not, nor shall it permit any of its Subsidiaries to, (i) except as disclosed in Section 4.2(a) of the Company Disclosure Schedule, enter into (including via any acquisition) any new line of business which is material to Company and its Subsidiaries, taken as a whole, (ii) make any material change to its or its Subsidiaries’ businesses, except as required by applicable legal requirements, (iii) except as set forth in Section 4.2(p) of the Company Disclosure Schedule, enter into, terminate or fail to renew any material lease, contract, license or agreement, or make any change to any existing material leases, contracts, licenses or agreements other than in the ordinary course of business or consistent with past practice or (iv) make any capital expenditures, other than capital expenditures which, in the aggregate, do not exceed the aggregate amount for capital expenditures specified in Section 4.2(a) of the Company Disclosure Schedule.

(b) Dividends; Changes in Stock.  Except as set forth in Section 4.2(b) of the Company Disclosure Schedule, Company shall not, nor shall it permit any of its Subsidiaries to, or propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except for dividends by a wholly owned Subsidiary of Company, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (iii) repurchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock.

(c) Issuance of Securities.  Except as set forth in Section 4.2(c) and Section 4.2(p) of the Company Disclosure Schedule, and except for issuances of Company Common Stock, restricted stock or rights or options to acquire Company Common Stock in the ordinary course of business consistent with past practice up to an aggregate amount set forth in Section 4.2(c) of the Company Disclosure Schedule, Company shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Company Common Stock required to be issued upon the exercise or settlement of Company Stock Awards outstanding on the date hereof in accordance with the terms of the applicable Company Stock Award, and (ii) issuances by a wholly owned Subsidiary of its capital stock to its Company or to another wholly owned Subsidiary of Company.

(d) Governing Documents.  Except as contemplated in Section 5.10, Company shall not amend or propose to amend its Certificate of Incorporation or By-laws or, except as permitted pursuant to Section 4.2(e) or 4.2(f), enter into, or permit any Subsidiary to enter into, a plan of consolidation, merger or reorganization with any person other than a wholly-owned Subsidiary of Company.

(e) No Acquisitions.  Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by forming a partnership or joint venture with, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets, rights or properties; provided, however, that the foregoing shall not prohibit (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval or (ii) the creation of new Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement.

(f) No Dispositions.  Other than (i) internal reorganizations or consolidations involving existing Subsidiaries that would not present a material risk of any material delay in the receipt of any Requisite Regulatory Approval, (ii) dispositions disclosed in Section 4.2(f) of the Company Disclosure Schedule, and (iii) other dispositions of assets (including Subsidiaries) if the fair market value of the total consideration received therefrom does not exceed in the aggregate the amount set forth in Section 4.2(f) of the Company Disclosure Schedule, Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets, rights or properties (including capital stock of its Subsidiaries and indebtedness of others held by Company and its Subsidiaries) which are material, individually or in the aggregate, to Company.

(g) Indebtedness.  Company shall not, and shall not permit any of its Subsidiaries to, incur, create or assume any long term indebtedness for borrowed money (or modify any of the material terms of any such outstanding long-term indebtedness), guarantee any such long term indebtedness or issue or sell any long term debt securities or warrants or rights to acquire any long term debt securities of Company or any of its Subsidiaries or guarantee any long term debt securities of others, other than (i) in replacement of existing or maturing debt, (ii) indebtedness of any Subsidiary of Company to Company or to another Subsidiary of Company, or (iii) indebtedness that does not exceed in the aggregate the amount set forth in Section 4.2(g) of the Company Disclosure Schedule.

(h) Other Actions.  Company shall not, and shall not permit any of its Subsidiaries to, intentionally take any action that would, or reasonably might be expected to, result in any of its representations and warranties set forth in this Agreement being or becoming untrue, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Company following the Effective Time, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would materially adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without taking any action of the type referred to in Section 5.3(b)(i).

(i) Accounting Methods; Tax Matters.  Company shall not change its methods of accounting in effect at November 30, 2006, except as required by generally accepted accounting principles as concurred in by Company’s independent auditors. Company shall not (i) change its annual tax accounting period and (ii) make any tax election that, individually or in the aggregate, would reasonably be likely to have a material adverse effect on Company after the Effective Time.

(j) Tax Free Qualification.  Company shall not, and shall not permit any of its Subsidiaries to, intentionally take or cause to be taken any action, whether before or after the Effective Time, which would reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(k) Compensation and Benefit Plans.  During the period from the date of this Agreement and continuing until the Effective Time, Company agrees as to itself and its Subsidiaries that, except as set forth in Section 4.2(k) of the Company Disclosure Schedule, it will not: (i) other than in the ordinary course of business consistent with past practice, enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Company Benefit Plan, (ii) except as required by any Company Benefit Plan as in effect as of the date hereof and except for normal payments, awards and increases in the ordinary course of business consistent with past practice, increase in any manner the compensation or fringe benefits of any director, officer, employee, independent contractor or consultant or pay any benefit not required by any Company Benefit Plan as in effect as of the date hereof or enter into any contract, agreement, commitment or arrangement to do any of the foregoing, (iii) enter into or renew any contract, agreement, commitment or arrangement (other than a renewal occurring in accordance with the terms of a Company Benefit Plan) providing for the payment to any director, officer, employee, independent contractor or consultant of compensation or benefits contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement, or (iv) provide, with respect to the grant of any stock option, restricted stock, restricted stock unit or other equity-related award on or after the date hereof to the extent permitted by Section 4.2(c), that the vesting of any such stock option, restricted stock, restricted stock unit or other equity-related award shall accelerate or otherwise be affected by the occurrence of any of the transactions contemplated by this Agreement.

(l) No Liquidation.  Company shall not, and shall not permit any of its Significant Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(m) Litigation.  Company shall not, and shall not permit any of its Subsidiaries to, settle or compromise any litigation other than settlements or compromises of litigation where the amount paid (less the amount reserved for such matters by Company) in settlement or compromise, in each case, does not exceed an amount set forth in Section 4.2(m) of the Company Disclosure Schedule.

(n) No Restrictions on Business.  Company shall not, and shall not permit any of its Subsidiaries to, enter into or otherwise become party to any contract, arrangement, commitment or understanding that will restrict or limit, in any material respect, the ability of Company or any of its Subsidiaries or affiliates from conducting, from and after the Closing, any of their businesses in any geographical area, other than any contract, arrangement, commitment or understanding terminable in full (including the restrictions and limitations on conduct of business) on notice of not more than 45 days by Company or a Subsidiary thereof without the incurrence of any liability (including an incurrence of an obligation to make any payment of any amount in respect of such termination).

(o) Other Agreements.  Company shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.2.

(p) Covenant Concerning Contingent Matters.  Company shall seek to resolve the matters described on Section 4.2(p) of the Company Disclosure Schedule (the “Contingent Matters”) to Parent’s reasonable satisfaction in accordance with the requirements and conditions specified on Section 4.2(p) of the Company Disclosure Schedule.

4.3 Advice of Changes; Government Filings.

Each party shall confer on a regular and frequent basis with the other, and promptly advise the other orally and in writing of any change or event of which such party has knowledge having, or which would reasonably be expected to have, a material adverse effect on such party or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein. Each party shall promptly advise the other orally and in writing of any material deficiencies in the internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) of such party identified by such party or its auditors. Each of Company and Parent shall have the right to review in advance, and to the extent practicable, each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other party reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

4.4 Control of Other Party’s Business.

Nothing contained in this Agreement shall give Company, directly or indirectly, the right to control or direct the operations of Parent or shall give Parent, directly or indirectly, the right to control or direct the operations of Company prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Preparation of Proxy Statement; Stockholders Meetings.

(a) (i) As soon as practicable following the date of this Agreement, Parent, Merger Co. and Company shall cooperate in preparing and shall cause to be filed with the SEC mutually acceptable proxy materials which shall constitute the proxy statement/prospectus relating to the matters to be submitted to the Company stockholders at the Company Stockholders Meeting (as defined in Section 5.1(b)) and to the Parent stockholders at the Parent Stockholders Meeting (as defined in Section 5.1(c)) (such joint proxy statement/prospectus, and any amendments or supplements thereto, the “Joint Proxy Statement/Prospectus”). As soon as practicable following the date of this Agreement, Parent shall prepare, together with Company, and file with the SEC a registration statement on Form S-4 (of which the Joint Proxy Statement/Prospectus shall be a part) with respect to the issuance of Parent Common Stock in the Merger (such Form S-4, and any amendments or supplements thereto, the “Form S-4”).

(ii) Each of Parent and Company shall use commercially reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC and the Form S-4 declared effective by the SEC, to keep the Form S-4 effective as long as is necessary to consummate the Merger and the other transactions contemplated hereby, and to mail the Joint Proxy Statement/Prospectus to their respective stockholders as promptly as practicable after the Form S-4 is declared effective. Parent and Company shall, as promptly as practicable after receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to the Joint Proxy Statement/Prospectus or

Form S-4 received from the SEC. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement/Prospectus and the Form S-4 prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings made with the SEC.

(iii) None of the information supplied or to be supplied by Company or Parent for inclusion or incorporation by reference in the (A) Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the (B) Joint Proxy Statement/Prospectus will, at the date of mailing to stockholders and at the times of the meetings of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation or warranty shall be made by either such party with respect to statements made or incorporated by reference therein based on information supplied by the other party for inclusion or incorporation by reference in the Joint Proxy Statement/Prospectus or Form S-4.

(iv) Company and Parent shall make any necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the rules and regulations thereunder. Parent shall use its commercially reasonable best efforts to take any action required to be taken under any applicable state securities laws in connection with the Merger and each party shall furnish all information concerning it and the holders of its capital stock as may be reasonably requested in connection with any such action.

(v) Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to either of the parties, or their respective affiliates, officers or directors, should be discovered by either party which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of Company and Parent.

(vi) Except as otherwise set forth in this Agreement, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of Company and Parent, which approval shall not be unreasonably withheld or delayed; provided that Company, in connection with a Change in Company Recommendation, and Parent, in connection with a Change in Parent Recommendation, may amend or supplement the proxy statement for Company, the proxy statement for Parent or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect or reflect such change, and in such event, the right of approval set forth in this Section 5.1(a)(vi) shall not apply to such Qualifying Amendment; provided that the right of approval shall continue to apply with respect to such information relating to the other party or its business, financial condition or results of operations, subject to the right of each party to have its Board of Directors’ deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the proxy statement for Company, the proxy statement for Parent or the Form S-4 (including by incorporation by reference) which effects or reflects a Change in Company Recommendation or a Change in Parent Recommendation (as the case may be); provided that any such amendment or supplement is limited to (A) a Change in Company Recommendation or a Change in Parent Recommendation (as the case may be), (B) a discussion of the reasons of the Board of Directors of Company or Parent (as the case may be) for making such Change in Company Recommendation or

Change in Parent Recommendation (as the case may be) and (C) background information regarding the Company Board of Directors’ or Parent Board of Directors’ (as the case may be) deliberations and conclusions relating to the Change in Company Recommendation or Change in Parent Recommendation (as the case may be) or other factual information reasonably related thereto.

(b) Company shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “Company Stockholders Meeting”) for the purpose of obtaining the Required Company Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Company Recommendation (as defined below) pursuant to Section 5.4(b), shall use all commercially reasonable best efforts to solicit the adoption of this Agreement by its stockholders in accordance with applicable legal requirements. The Board of Directors of Company shall include the Company Recommendation in the Joint Proxy Statement/Prospectus and shall not (x) withdraw or modify in any manner adverse to Parent, the Company Recommendation or (y) publicly propose to, or publicly announce that the Board of Directors of Company has resolved to, take any such action (any of the foregoing, a “Change in Company Recommendation”), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Company Recommendation, unless earlier terminated in accordance with Section 7.1, this Agreement shall be submitted to the stockholders of Company at the Company Stockholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve Company of such obligation.

(c) Parent shall duly take all lawful action to call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, and in any event within 45 days, following the date upon which the Form S-4 becomes effective (the “Parent Stockholders Meeting” and, together with the Company Stockholders Meeting, the “Required Stockholders Meetings”) for the purpose of obtaining the Required Parent Vote with respect to the transactions contemplated by this Agreement and, unless it is permitted to make a Change in Parent Recommendation (as defined below) pursuant to Section 5.4(b), shall use all commercially reasonable best efforts to solicit the approval of its stockholders of the Parent Share Issuance and the Parent Charter Amendment in accordance with applicable legal requirements. The Board of Directors of Parent shall include the Parent Recommendation in the Joint Proxy Statement/Prospectus and shall not (x) withdraw or modify in any manner adverse to Company, the Parent Recommendation or (y) publicly propose to, or publicly announce that the Board of Directors of Parent has resolved to, take any such action (a “Change in Parent Recommendation”), except as and to the extent expressly permitted by Section 5.4(b). Notwithstanding any Change in Parent Recommendation, unless earlier terminated in accordance with Section 7.1, this Agreement shall be submitted to the stockholders of Parent at the Parent Stockholders Meeting for the purpose of approving the matters comprising the Required Parent Vote and nothing contained herein shall be deemed to relieve Parent of such obligation.

(d) Company and Parent shall each use its commercially reasonable best efforts to cause the Company Stockholders Meeting and the Parent Stockholders Meeting to be held on the same date.

5.2 Access to Information; Confidentiality.

(a) Upon reasonable notice, Company and Parent shall each (and shall cause each of their respective Subsidiaries to) afford to the representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records and officers and, during such period, each of Company and Parent shall (and shall cause each of their respective Subsidiaries to) make available to the other such information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize the attorney-client privilege of the institution in possession or control of such information or contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date of this Agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply, including adopting additional specific procedures to protect the confidentiality of certain sensitive material and to ensure compliance with applicable antitrust laws, and, if necessary, restricting review of certain sensitive material to the receiving party’s financial advisors or outside legal counsel.

(b) The parties will hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the letter agreement, dated December 13, 2006, between Parent and Company (the “Confidentiality Agreement”), which Confidentiality Agreement will remain in full force and effect.

(c) No such investigation by either Parent or Company shall affect the representations and warranties of the other.

5.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable laws, rules and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, filings and other documents and to obtain as promptly as practicable all Requisite Regulatory Approvals and all other consents, waivers, orders, approvals, permits, rulings, authorizations and clearances necessary or advisable to be obtained from any third party or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees (A) to make, as promptly as practicable, to the extent it has not already done so, an appropriate filing of a Notification and Report Form pursuant to the HSR Act, if applicable, with respect to the transactions contemplated hereby (which filing, if applicable, shall be made in any event within 15 business days of the date hereof) and (B) to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by such authorities and to use commercially reasonable best efforts to cause the expiration or termination of the applicable waiting periods under the HSR Act and the receipt of all such consents, waivers, orders, approvals, permits, rulings, authorizations and clearances under any other applicable antitrust laws or from such authorities as soon as practicable.

(b) Notwithstanding the foregoing or any other provision in this Agreement to the contrary, nothing in this Section 5.3 shall require, or be deemed to require, (i) Parent or Company (or any of their respective Subsidiaries) to take any action, agree to take any action or consent to the taking of any action (including with respect to selling, holding separate or otherwise disposing of any business or assets or conducting its (or its Subsidiaries’) business in any specified manner) if doing so would, individually or in the aggregate, reasonably be expected to result in a material adverse effect on Parent or the Surviving Corporation after the Effective Time, or (ii) Parent or Company (or any of their respective Subsidiaries) to take any such action that is not conditioned on the consummation of the Merger. Neither party shall take or agree to take any action identified in clause (i) or (ii) of the preceding sentence without the prior written consent of the other party, which consent, in the case of an action identified in clause (ii), shall not be unreasonably withheld or delayed.

(c) Each of Parent and Company shall, in connection with the efforts referenced in Section 5.3(a), use its commercially reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of the status of any of the matters contemplated hereby, including providing the other party with a copy of any written communication (or summary of oral communications) received by such party from, or given by such party to, the Antitrust Division of the Department of Justice, the Federal Trade Commission or any other Governmental Entity and of any written communication (or summary of oral communications) received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any such Governmental Entity or, in connection with any proceeding by a private party, with any such other person, and to the extent permitted by any such Governmental Entity or other person, give the other party the opportunity to attend and participate in such meetings and conferences.

(d) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, if (i) any objections are asserted with respect to the transactions contemplated hereby under any law, rule, regulation, order or decree, (ii) any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by any Governmental Entity or private party challenging the Merger or the other transactions contemplated hereby as violative of any law, rule, regulation, order or decree or which would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Merger or the other transactions contemplated hereby, or (iii) any law, rule, regulation, order or decree is enacted, entered, promulgated or enforced by a Governmental Entity which would make the Merger or the other transactions contemplated hereby illegal or would otherwise prevent, delay or impede the consummation, or otherwise materially reduce the contemplated benefits, of the Merger or the other transactions contemplated hereby, then each of Company and Parent shall use its commercially reasonable best efforts to resolve any such objections, actions or proceedings so as to permit the consummation of the transactions contemplated by this Agreement, including, subject to Section 5.3(b), selling, holding separate or otherwise disposing of or conducting its or its Subsidiaries’ business or assets in a specified manner, or agreeing to sell, hold separate or otherwise dispose of or conduct its or its Subsidiaries’ business or assets in a specified manner, which would resolve such objections, actions or proceedings.

(e) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.3, but subject to first complying with the obligations of Section 5.3(d), if any of the events specified in Section 5.3(d)(ii) or (iii) occurs, then each of Parent and Company shall cooperate in all respects with each other and use its commercially reasonable best efforts, subject to Section 5.3(b), to contest and resist any such administrative or judicial action or proceeding and to have vacated, lifted, reversed or overturned any judgment, injunction or other decree or order, whether temporary, preliminary or permanent, that is in effect and that prevents, materially delays or materially impedes the consummation, or otherwise materially reduces the contemplated benefits, of the Merger or the other transactions contemplated by this Agreement and to have such law, rule, regulation, order or decree repealed, rescinded or made inapplicable so as to permit consummation of the transactions contemplated by this Agreement, and each of Parent and Company shall use its commercially reasonable best efforts to defend, at its own cost and expense, any such administrative or judicial actions or proceedings; provided, however, that no party shall be obligated to expend any effort or expense if it receives an opinion of counsel reasonably acceptable to the other party that it is highly unlikely that such effort will be successful.

(f) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.3 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or 7.1(c) so long as such party has otherwise complied with its obligations under this Section 5.3 prior to such termination.

(g) Parent shall agree to execute and deliver, at or prior to the Effective Time, supplemental indentures, loan amendments and other instruments required for the due assumption, as determined by the parties hereto, of Company’s outstanding debt, guarantees and other securities to the extent required by the terms of such debt, guarantees and securities and the instruments and agreements relating thereto, and Company shall assist Parent in accomplishing the same.

(h) Each of Company and Parent and their respective Boards of Directors shall, if any “moratorium,” “control share,” “fair price” or other anti-takeover law or regulation becomes applicable to this Agreement, the Merger, or any other transactions contemplated hereby, use its commercially reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such law or regulation on this Agreement, the Merger and the other transactions contemplated hereby.

5.4 Acquisition Proposals.

(a) Each of Parent and Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its commercially reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, encourage or knowingly facilitate the making of any proposal or offer with respect to, or a transaction to effect, a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Significant Subsidiaries (other than any such transaction permitted by Section 4.1(e) or (f) in the case of Parent, and Section 4.2(f) in the case of Company) or any purchase or sale of 25% or more of the consolidated assets (including, without limitation, stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 25% or more of its total voting power (or of the surviving parent entity in such transaction) (any such proposal, offer or transaction (other than a proposal or offer made by the other party to this Agreement) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal or otherwise approve, endorse or recommend any Acquisition Proposal, or propose or agree to do any of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, either party to this Agreement or its respective Board of Directors shall be permitted to (A) to the extent applicable and being otherwise in compliance with this Section 5.4(b), comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, or make any disclosure that the Board of Directors may determine (after consultation with its outside legal counsel) is required to be made under applicable law, (B) effect a Change in Company Recommendation or a Change in Parent Recommendation (as applicable, a “Change in Recommendation ”), and (C) engage in any discussions or negotiations with, or provide any confidential information or data to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person first made after the date of this Agreement, if and only to the extent that,

(i) in any such case referred to in clause (B) or (C) above, (I) with respect to Company, the Required Company Vote has not been obtained or, with respect to Parent, the Required Parent Vote has not been obtained, (II) such party has complied in all material respects with this Section 5.4, and (III) its Board of Directors, after consultation with its outside legal counsel, determines in good faith that failure to take such action would be inconsistent with its fiduciary duties under applicable law;

(ii) in the case of clause (B) above, (I) there has been a development, event or occurrence after the date of this Agreement (an “Occurrence”) as a result of which the Board of Directors, after consultation with its outside legal counsel and financial advisors, determines in good faith that failure to effect a Change in Recommendation would be inconsistent with its fiduciary duties under applicable law, (II) it has notified the other party to this Agreement, at least three (3) business days in advance of a date of its consideration of a resolution to effect a Change in Recommendation, and furnished to the other party to this Agreement any material information possessed by it with respect to such Occurrence (including, if the Occurrence is the receipt of an Acquisition Proposal from a third party, the material terms and conditions of such Acquisition Proposal, the identity of the party making such Acquisition Proposal and a copy of any relevant proposed transaction agreements with the party making such Acquisition Proposal and any other material documents received by it or its representatives in connection therewith), and (III) prior to effecting such a Change in Recommendation, it has (together with its financial and legal advisors) engaged in reasonable, good faith negotiations with the other party to this Agreement, and has considered in good faith, after consulting with its financial and legal advisors, any modifications to the terms and conditions of this Agreement proposed by the other party hereto to determine whether such modifications cause the Board of Directors to conclude that such Occurrence no longer requires a Change in Recommendation; or

(iii) in the case of clause (C) above, its Board of Directors, after consultation with outside legal counsel and financial advisors, concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, its Board of Directors receives from such person an executed confidentiality agreement having provisions that are no less favorable to the party providing such information than those contained in the Confidentiality Agreement; provided that the provisions in such confidentiality agreement with respect to treatment of certain sensitive confidential information to ensure compliance with applicable antitrust laws may differ due to the nature of the person or entity making such Acquisition Proposal.

(c) Each of Parent and Company shall notify the other party to this Agreement of any Acquisition Proposal received by, any information related to an Acquisition Proposal requested from, or any discussions with or negotiations by, it or any of its representatives, indicating, in connection with such notice, the identity of such person and the material terms and conditions of any such Acquisition Proposal or request for information (including a copy thereof if in writing and any related available documentation or correspondence), and in any event each of Parent and Company shall provide written notice to the other party of any Acquisition Proposal, request for information or initiation of such discussions or negotiations within 48 hours of such event. Each of Parent and Company agrees that it will promptly keep the other party informed of the status and terms of any such Acquisition Proposal (including whether withdrawn or rejected), the status and nature of all information requested and delivered, and the status and terms of any such discussions or negotiations, and in any event each of Parent and Company shall provide the other party with written notice of any material development thereto within 48 hours thereof. Each of Parent and Company also agrees to provide the other party hereto with copies of any written information that it provides to the third party making the request therefor within 24 hours of the time it provides such information to such third party, unless the other party hereto (i) has already been provided with such information or (ii) is restricted from receiving such information to ensure compliance with applicable antitrust laws; provided that in such case, such party shall inform the other party of the type of information to be provided to the third party making the request.

(d) Each of Parent and Company agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Parent and Company agrees that it will use commercially reasonable best efforts to promptly inform its and its Subsidiaries’ respective directors, executive officers and financial and legal advisors of the obligations undertaken in this Section 5.4. Each party shall, if it has not already done so, promptly request, to the extent it has a contractual right to do so, that each person, if any, that has heretofore executed a confidentiality agreement within the six months prior to the date of this Agreement in connection with its consideration of any Acquisition Proposal to return or destroy all confidential information or data heretofore furnished to any person by or on behalf of it or any of its Subsidiaries.

(e) Nothing in this Section 5.4 shall (x) permit either party to terminate this Agreement or (y) affect any other obligation of the parties under this Agreement. Neither party shall submit to the vote of its stockholders any Acquisition Proposal other than the Merger prior to the termination of this Agreement.

(f) For purposes of this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal which the Board of Directors of Parent or Company, as the case may be, concludes in good faith, after consultation with its financial advisors and legal advisors, taking into account the legal, financial, regulatory, timing and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation): (i) is more favorable to the stockholders of Parent or Company, as the case may be, than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Parent or Company, as the case may be, in response to such Acquisition Proposal) and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “15% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority” and “Acquisition Proposal” shall only be deemed to refer to a transaction involving Parent or Company, as the case may be.

5.5 Stock Exchange Listing.

Parent shall use all commercially reasonable best efforts to cause (i) the shares of Parent Common Stock to be issued in the Merger and (ii) the shares of Parent Common Stock to be reserved for issuance upon the exercise, vesting or payment under any Converted Equity Award, to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Closing Date.

5.6 Employee Benefit Plans.

Parent and Company agree that, except as otherwise provided herein (including as set forth in Section 5.6 of the Company Disclosure Schedule or Section 5.6 of the Parent Disclosure Schedule, as applicable) and unless otherwise mutually agreed in writing, the Parent Benefit Plans and Company Benefit Plans in effect at the date of this Agreement shall remain in effect after the Effective Time with respect to employees covered by such plans at the Effective Time for a period of time to be determined by the Board of Directors of the Surviving Corporation, and the parties shall negotiate in good faith to formulate Benefit Plans for Parent and its Subsidiaries that, following the formulation of such Benefit Plans, shall provide benefits for services on a substantially similar basis, in the aggregate, to employees who were covered by the Parent Benefit Plans and Company Benefit Plans immediately prior to the Effective Time. Within forty-five (45) days after the Effective Time, Parent shall file a registration statement on Form S-8 (or other appropriate form) relating to shares of Parent Common Stock underlying Converted Options (if any) described in Section 2.5 hereof.

5.7 Section 16 Matters.

Assuming that Company delivers to Parent the Section 16 Information (as defined below) reasonably in advance of the Effective Time, the Board of Directors of Parent, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution or resolutions providing that the receipt by the Insiders (as defined below) of Parent Common Stock in exchange for shares of Company Common Stock, and the receipt of Converted Options in exchange for Company Options, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information provided by Company to Parent prior to the Effective Time, is intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act such that any such receipt shall be so exempt. “Section 16 Information” shall mean information accurate in all material respects regarding the Insiders, the number of shares of the capital stock held by each such Insider, and the number and description of options, stock appreciation rights, restricted shares and other stock-based awards held by each such Insider. “Insiders” shall mean those officers and directors of Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

5.8 Fees and Expenses.

Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 and except that (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on the parties hereto in connection with the Merger, (b) fees and expenses incurred in connection with filing, printing and mailing the Joint Proxy Statement/Prospectus and the Form S-4 shall be shared equally by Parent and Company, (c) fees and expenses incurred in connection with actions required to be taken under any applicable state securities laws in connection with the transactions contemplated by this Agreement shall be shared equally by Parent and Company and (d) any filing fees in connection with the HSR Act shall be shared equally by Parent and Company and any fees and expenses incurred in connection with any investigation or other inquiry by the Antitrust Division of the Department of Justice or the Federal Trade Commission (other than fees and expenses of each party’s financial advisors, regular counsel and independent public accountants) shall be shared equally by Parent and Company.

5.9 Governance.

(a) On or prior to the Effective Time, Parent’s Board of Directors shall take such actions as are necessary to cause the number of directors that will comprise the Board of Directors of Parent at the Effective Time to

be seven (7) persons. Immediately following the Effective Time, the Board of Directors of Parent shall consist of: (i) three (3) members selected by Company (who shall initially be Robert Machinist, Lawrence Burstein and Andrew Stollman), two (2) of whom shall qualify as an independent director pursuant to the rules of the Nasdaq Global Market (an “Independent Director”) at all times that Parent Common Stock is listed on NASDAQ; (ii) three (3) members selected by Parent (who shall initially be Raymond Musci, Robert Ellin and one other individual selected by Parent, two (2) of whom shall qualify as an Independent Director at all times that Parent Common Stock is listed on NASDAQ; and (iii) the Chief Executive Officer of Parent. Prior to the Effective Time, Parent’s Board of Directors shall approve by a vote of at least two-thirds of the directors in office at such time the composition of Parent’s Board of Directors as set forth in this Section 5.9(a), effective immediately following the Effective Time.

(b) Burton Katz shall remain as Chief Executive Officer of Parent on and immediately after the Effective Time. If Burton Katz is or will be unable to serve in his designated position beginning as of the Effective Time, either as notified in writing to the parties by such individual prior to the Effective Time or as a result of such individual’s death or disability, then the individual to replace Burton Katz (the “Successor”), shall be determined by joint agreement of the parties, each of whom shall cooperate in good faith with the other party and use its commercially reasonable best efforts to identify, as promptly as practicable and in any event prior to the Effective Time, the appropriate Successor.

(c) The composition of the remaining management team and executive officers of Parent as of the Effective Time shall be determined by joint agreement of the parties, each of whom shall cooperate in good faith with the other party and use its commercially reasonable best efforts to identify, as promptly as practicable and in any event prior to the Effective Time, the appropriate individuals to serve as management personnel and executive officers of Parent. If the parties have been unable to identify and reach agreement with each other regarding the composition of the remaining management team and executive officers of Parent within 30 days after the Effective Time, the composition of the remaining management team and executive officers of Parent will be determined by Parent’s Chief Executive Officer.

(d) [RESERVED]

(e) On or prior to the Effective Time, the Parent Board of Directors shall take such actions as are necessary to establish three standing committees: a Nominating and Corporate Governance Committee, an Audit Committee and a Compensation Committee. Members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee shall qualify as Independent Directors. The composition of the members of the Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee, including the respective chairman of each such committee, shall be designated in substantially equal numbers by directors designated by Parent and directors designated by Company.

(f) The parties presently expect that after the Effective Time the headquarters and principal executive offices of Surviving Corporation will be located in the Greater New York City Metropolitan Area and that the employees of Parent will not be required to relocate as a result of the location of the headquarters and principal executive offices of the Surviving Corporation.

5.10 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Company or any of its Subsidiaries (the “Company Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Company or any Subsidiary of Company, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Company pursuant to Company’s Certificate of Incorporation, By-laws and indemnification agreements, if any, in existence on the date hereof with such directors, officers and employees of Company and its Subsidiaries.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall purchase a “tail” prepaid policy on the current policies of directors’ and officers’ liability insurance maintained by Company with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation (and/or Parent, if applicable) shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Company for such insurance (“Company’s Current Premium”), and if such premiums for such insurance would at any time exceed 150% of Company’s Current Premium, then the Surviving Corporation (and/or Parent, if applicable) shall be obligated to obtain a “tail” policy which, in the Surviving Corporation’s (and/or Parent’s, if applicable) good faith determination, provide the maximum coverage available at an annual premium equal to 150% of Company’s Current Premium (or a single lump sum payment that is equal to the present value of six such annual payments).

(c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

(d) The provisions of this Section 5.10 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.11 Public Announcements.

Parent, Merger Co. and Company shall use commercially reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ in which it is impracticable to consult with each other as contemplated by this clause (iii), to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1 or as otherwise permitted under Section 4.3, no party shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party’s business, financial condition or results of operations without the prior review by such other party.

5.12 Affiliate Agreements.

Prior to the Effective Time, the Company shall cause to be prepared and delivered to Parent a list (reasonably satisfactory to counsel for Parent) identifying each Person who, at the time of the Company Stockholders Meeting, may be deemed to be an “affiliate” of the Company, as such term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the “Company Rule 145 Affiliates”). The Company shall use its reasonable efforts to cause each Person who is identified as a Company Rule 145 Affiliate in such list to deliver to Parent on or prior to the Effective Time a written agreement, in form previously approved by the parties hereto (“Affiliate Agreement”), that such Company Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of, or in any other way reduce such Company Rule 145 Affiliate’s risk relative to, any shares of Company Common Stock or any shares of Parent Common Stock issued to such Company Rule 145 Affiliate in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act.

5.13 Additional Agreements.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each party to this Agreement shall take all such necessary action.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation To Effect the Merger.

The respective obligation of each of the parties to effect the Merger shall be subject to the satisfaction prior to the Closing of the following conditions:

(a) Stockholder Approval.  Company shall have obtained the Required Company Vote, and Parent shall have obtained the Required Parent Vote.

(b) Requisite Regulatory Approvals.  The authorizations, consents, orders or approvals of, or declarations or filings with, and the expirations of waiting periods required from, any Governmental Entity set forth in Section 6.1(b) of each of the Company Disclosure Schedule and the Parent Disclosure Schedule shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

(c) Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

(d) No Injunctions or Restraints; Illegality.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger shall be in effect. There shall not be any action taken, or any law, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction that makes the consummation of the Merger illegal.

(e) Burdensome Condition.  There shall not be (i) any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger or the transactions contemplated by this Agreement by any Governmental Entity of competent jurisdiction, or (ii) any circumstance arising, or transaction, agreement, arrangement or instrument entered into, or which would be necessary to be entered into, in connection with the Merger or the transactions contemplated by this Agreement, which, in either case, imposes any term, condition, obligation or restriction upon Parent, the Surviving Corporation or their respective Subsidiaries which, individually or the aggregate, would reasonably be expected to have a material adverse effect on the present or prospective consolidated financial condition, business or operating results of Parent after the Effective Time.

(f) Dissenters’ Rights.  The holders of not more than one percent (1%) of the shares of Company Common Stock shall have perfected dissenters rights in accordance with the DGCL.

(g) NASDAQ Listing.  The shares of (i) Parent Common Stock to be issued in the Merger and (ii) Parent Common Stock to be reserved for issuance upon exercise, vesting or payment under any Converted Equity Awards shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(h) Agreements and Documents.  Company and Parent shall have received the following agreements and documents, each of which shall be in full force and effect:

(i) Affiliate Agreements in a form reasonably acceptable to Parent and Company, executed by each person who could reasonably be deemed to be an “affiliate” (as that term is used in Rule 145 under the Securities Act) of the Company;

(ii) Termination Agreement with respect to the Employment Agreement of Company’s current CEO (which shall include the terms set forth on Section 6.1(h)(ii) of the Company Disclosure Schedule); and

(iii) Employment Agreement with Company’s current President (which shall include the terms set forth on Section 6.1(h)(iii) of the Company Disclosure Schedule) and Parent’s current Chief Executive Officer.

6.2 Conditions to Obligations of Parent.

The obligation of Parent and Merger Co. to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by Parent:

(a) Representations and Warranties.

(i) The representation and warranties of Company set forth in Section 3.2(k)(ii) shall be true and correct and the representations and warranties of the Company set forth in Section 3.2(b) shall be true and correct (except for immaterial exceptions thereto), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii) Each of the other representations and warranties of Company set forth in this Agreement (read without any materiality or material adverse effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Company, and Parent shall have received a certificate signed on behalf of Company by an authorized executive officer of Company to such effect (including clauses (i) and (ii)).

(b) Performance of Obligations of Company.  Company shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by an authorized executive officer of Company to such effect.

(c) Tax Opinion.  Parent shall have received the opinion of Stubbs, Alderton & Markiles LLP, counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon customary representations and assumptions provided by Parent, Merger Co. and Company that counsel to Parent reasonably deems relevant.

6.3 Conditions to Obligations of Company.

The obligation of Company to effect the Merger is subject to the satisfaction prior to the Closing of the following conditions unless waived by Company:

(a) Representations and Warranties.

(i) The representation and warranties of Parent set forth in Section 3.1(k)(ii) shall be true and correct and the representations and warranties of the Company set forth in Section 3.1(b) shall be true and correct (except for immaterial exceptions thereto), as of the date hereof and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date).

(ii) Each of the other representations and warranties of Parent set forth in this Agreement (read without any materiality or material adverse effect qualifications) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct in all material respects as of the specified date), other than such failures to be true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Parent, and Company shall have received a certificate signed on behalf of Company by an authorized executive officer of Parent to such effect (including clauses (i) and (ii)).

(b) Performance of Obligations of Parent.  Parent shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate signed on behalf of Parent by an authorized executive officer of Parent to such effect.

(c) Tax Opinion.  Company shall have received the opinion of Wolf, Block, Schorr and Solis-Cohen LLP, counsel to the Special Committee of the Board of Directors of the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to rely upon customary representations and assumptions provided by Parent, Merger Co. and Company that such counsel reasonably deems relevant.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination.

This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after any Required Stockholder Vote has been obtained:

(a) by mutual consent of Parent, Merger Co. and Company in a written instrument;

(b) by either Parent or Company, upon written notice to the other party, if a Governmental Entity of competent jurisdiction that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and non-appealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Parent or Company, upon written notice to the other party, if the Merger shall not have been consummated on or before January 14, 2008; provided, however, that if the Form S-4 has not been declared effective on or before November 15, 2007, such date shall be extended on a day-for-day basis for each day that the Form S-4 has not been declared effective following November 15, 2007, with such extension not to extend beyond February 28, 2008; provided, further, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Parent, upon written notice to Company, if:

(i) (A) an Occurrence with respect to Company has occurred, (B) Company has made a Change in Recommendation, and (C) Parent has elected (by written notice to Company made prior to any withdrawal by Company of its Company Change in Recommendation) to terminate this Agreement pursuant to this Section 7.1(d);

(ii) following an Occurrence with respect to Company, Company shall have materially breached its obligations under this Agreement by reason of (A) a failure to call the Company Stockholders Meeting in accordance with Section 5.1(c) or (B) a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a); or

(iii) (A) Company shall have effected a Change in Company Recommendation other than in accordance with the terms of this Agreement or (B) Company shall have materially breached its obligations under Section 5.4;

(e) by Company, upon written notice to Parent, if:

(i) (A) an Occurrence with respect to Parent has occurred, (B) Parent has made a Change in Parent Recommendation, and (C) Company has elected (by written notice to Parent made prior to any withdrawal by Parent of its Parent Change in Recommendation) to terminate this Agreement pursuant to this Section 7.1(e);

(ii) following an Occurrence with respect to Parent, Parent shall have materially breached its obligations under this Agreement by reason of (A) a failure to call the Parent Stockholders Meeting in accordance with Section 5.1(b) or (B) a failure to prepare and mail to its stockholders the Joint Proxy Statement/Prospectus in accordance with Section 5.1(a); or

(iii) (A) Parent shall have effected a Change in Parent Recommendation other than in accordance with the terms of this Agreement or (B) Parent shall have materially breached its obligations under Section 5.4;

(f) by either Parent or Company, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in Section 6.2(a) or (b) or Section 6.3(a) or (b), as the case may be, and which breach has not been cured within 45 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; or

(g) by either Parent or Company, if the Required Parent Vote or Required Company Vote shall not have been obtained upon a vote taken thereon at the duly convened Parent Stockholders Meeting or Company Stockholders Meeting, as the case may be, or any adjournment or postponement thereof at which the applicable vote was taken.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of Parent or Company or their respective officers or directors, except with respect to Section 5.2(b) (Access to Information; Confidentiality), Section 5.9 (Fees and Expenses), this Section 7.2 (Effect of Termination), and Article VIII (General Provisions), which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its willful and material breach of this Agreement.

(b) Parent shall pay Company, by wire transfer of immediately available funds to such accounts as Company may designate, the sum of Four Million Dollars ($4,000,000) (the “Parent Termination Fee”) if this Agreement is terminated as follows:

(i) if Company shall terminate this Agreement pursuant to Section 7.1(e), then Parent shall pay the Parent Termination Fee within three business days following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Parent Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Parent Stockholders Meeting there shall have been an Acquisition Proposal with respect to Parent, then Parent shall pay $1,000,000 of the Parent Termination Fee within three business days following such termination; and if (C) within 12 months of the date of such termination of this Agreement, Parent or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Parent shall pay the remaining $3,000,000 of the Parent Termination Fee upon the date of such execution or consummation; or

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c), and (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal with respect to Parent, then Parent shall pay $1,000,000 of the Parent Termination Fee within three business days following such termination; and if (C) within 12 months of the date of such termination of this Agreement, Parent or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Parent shall pay the remaining $3,000,000 of the Parent Termination Fee upon the date of such execution or consummation.

For purposes of clauses (ii) and (iii) of this Section 7.2(b), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “25% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”. If Parent fails to pay all amounts due to Company on the dates specified, then Parent shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Company in connection with any action or proceeding

(including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Company.

(c) Company shall pay Parent, by wire transfer of immediately available funds, the sum of Four Million Dollars ($4,000,000) (the “Company Termination Fee”) if this Agreement is terminated as follows:

(i) if Parent shall terminate this Agreement pursuant to Section 7.1(d), then Company shall pay the Company Termination Fee within three business days following such termination;

(ii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Company Vote shall not have been received and (B) at any time after the date of this Agreement and at or before the date of the Company Stockholders Meeting there shall have been an Acquisition Proposal with respect to Company, then Company shall pay $1,000,000 of the Company Termination Fee within three business days following such termination; and if (C) within 12 months of the date of such termination of this Agreement, Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Company shall pay the remaining $3,000,000 of the Parent Termination Fee upon the date of such execution or consummation; or

(iii) if (A) either party shall terminate this Agreement pursuant to Section 7.1(c), and (B) at any time after the date of this Agreement and before such termination there shall have been an Acquisition Proposal with respect to Company, then Company shall pay $1,000,000 of the Company Termination Fee within three business days following such termination; and if (C) within 6 months of the date of such termination of this Agreement, Company or any of its Subsidiaries executes any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Company shall pay the remaining $3,000,000 of the Company Termination Fee upon the date of such execution or consummation.

For purposes of clauses (ii) and (iii) of this Section 7.2(c), the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 5.4(a) except that the reference to “25% or more” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority”. If Company fails to pay all amounts due to Parent on the dates specified, then Company shall pay all costs and expenses (including reasonable legal fees and expenses) incurred by Parent in connection with any action or proceeding (including the filing of any lawsuit) taken by it to collect such unpaid amounts, together with interest on such unpaid amounts at the prime lending rate prevailing at such time, as published in the Wall Street Journal, from the date such amounts were required to be paid until the date actually received by Parent.

7.3 Amendment.

This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with this Agreement by the stockholders of Company or of Parent, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4 Extension; Waiver.

At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent permitted by applicable law, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Non-survival of Representations, Warranties and Agreements.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2 Notices.

All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next day courier service, or (c) on the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a)	if to Parent or Merger Co., to

New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, California 92606
Attention: Burton Katz, CEO
Facsimile No.: 949-777-3707

with a copy to

Stubbs Alderton & Markiles, LLP
15260 Ventura Blvd., 20th Floor
Sherman Oaks, California 91403
Attention: Scott Galer, Esq.
Albert P. Asatoorian, Esq.
Facsimile No.: (818) 444-4520

(b)	if to Company, to

Traffix, Inc.
One Blue Hill Plaza
P.O. Box 1665
Pearl River, NY 10965
Attention: Jeffrey Schwartz, CEO
Facsimile No.: (845) 620-0991

with a copy to

Feder, Kaszovitz, Isaacson, Weber Skala, Bass & Rhine LLP
750 Lexington Avenue
New York, New York 10022
Attention: Geoffrey A. Bass, Esq.
Facsimile No.: (212) 888-7776

and a copy to

Wolf, Block, Schorr and Solis-Cohen LLP
250 Park Avenue
New York, New York 10177
Attention: Robert Fischer, Esq.
Facsimile No.: (212) 986-0604

8.3 Interpretation.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

The phrase “made available” in this Agreement shall mean that the information referred to has been made available by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. The word “or” shall be inclusive and not exclusive. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers. The term “affiliate” has the meaning given to it in Rule 12b-2 of the Exchange Act, and the term “person” has the meaning given to it in Sections 3(a)(9) and 13(d)(3) of the Exchange Act.

8.4 Counterparts.

This Agreement may be executed in counterparts, each of which shall be considered one and the same agreement and this Agreement shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that the parties need not sign the same counterpart.

8.5 Entire Agreement; No Third Party Beneficiaries.

This Agreement (including the documents and the instruments referred to herein) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement and (b) except as provided in Section 5.11 (which is intended for the benefit of only the persons specified therein), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6 Governing Law.

This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

8.7 Severability.

Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.8 Assignment.

Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.9 Submission to Jurisdiction.

Each party hereto irrevocably submits to the jurisdiction of any federal court located in the State of Delaware or any Delaware state court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each party hereto agrees to commence any action, suit or proceeding relating hereto either in any federal court located in the State of Delaware or any Delaware state court. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in any federal court located in the State of Delaware or any Delaware state court, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 8.9 shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 8.9 shall not constitute a general consent to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this Section. The parties hereto agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

8.10 Enforcement.

The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in the Section above, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11 WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY, IN ANY MATTERS (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH, THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, New Motion, Inc., Traffix, Inc. and NM Merger Sub, Inc. have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

NEW MOTION, INC.

By:

Name: Burton Katz
Title: Chief Executive Officer

TRAFFIX, INC.

By:

Name: Jeffrey Schwartz
Title: Chief Executive Officer

NM MERGER SUB, INC

By:

Name: Burton Katz
Title: Chief Executive Officer

ANNEX B

September 26, 2007

The Special Committee of
Board of Directors
Traffix, Inc.
One Blue Hill Plaza
Pearl River, NY 10965

Gentlemen:

We have been engaged to deliver a fairness opinion in connection with a merger of Traffix, Inc. (“Traffix”) with and into New Motion, Inc. (“New Motion”) (the “Transaction”). New Motion has proposed to acquire 100% of the issued and outstanding common stock of Traffix in an all stock merger transaction in which each outstanding share of common stock of Traffix would be exchanged for 0.683 shares of common stock of New Motion. The terms and conditions of the Transaction are more fully set forth in the merger agreement dated September 26, 2007 between New Motion and Traffix.

You have requested our opinion as to the fairness to the shareholders of Traffix from a financial point of view of the consideration to be received by such shareholders in the Transaction.

In connection with rendering our opinion we have:

(i)	analyzed certain publicly available financial statements and reports regarding Traffix and New Motion;
(ii)	analyzed certain internal financial statements and other financial and operating data (including financial projections) concerning Traffix and New Motion prepared by the management teams of Traffix and New Motion, respectively;
(iii)	analyzed, on a pro forma basis, the effect of the Transaction on the balance sheet and earnings, both in the aggregate and, where applicable, on a per share basis, of Traffix and the resulting combined company;
(iv)	reviewed the reported prices and trading activity for the common stock of Traffix and New Motion;
(v)	compared the financial performance of Traffix and New Motion and the prices and trading activity of the common stock of Traffix and New Motion with that of certain other comparable publicly-traded companies and their securities;
(vi)	reviewed the financial terms, to the extent publicly available, of certain comparable transactions;
(vii)	reviewed the merger agreement and related documents;
(viii)	discussed with the management teams of Traffix and New Motion the operations of and future business prospects for Traffix and New Motion and the anticipated financial consequences of the Transaction to Traffix, New Motion and the resulting combined company;
(ix)	assumed the exchange ratio of 0.683 and the resulting 11,917,520 shares to be issued will not be altered; and
(x)	performed such other analyses and provided such other services as we have deemed appropriate.

We have relied on the accuracy and completeness of publicly available information and of the information and financial data provided to us by Traffix and New Motion, and our opinion is based upon such information. We did not independently verify such information or financial data. We have inquired into the reliability of such information and financial data only to the limited extent necessary to provide a reasonable basis for our opinion. We have not undertaken an independent analysis or appraisal or certification of value of the assets or liabilities of Traffix or New Motion, nor have we evaluated the solvency or fair value of Traffix or New Motion under any state or federal laws relating to bankruptcy, insolvency or similar matters. With respect to the financial projections prepared by the managements of Traffix and New Motion, we have

B-1

assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Traffix and New Motion as to the future financial performance of Traffix, New Motion and the resulting combined company. We express no view as to such forecast information or the assumptions on which such forecast information was based. We have also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement. We have also assumed that the representations and warranties made by Traffix and New Motion in the merger agreement and the related agreements are and will be true and correct in all respects material to our analysis. Our opinion addresses the fairness of the consideration to be received by Traffix shareholders in the Transaction based solely on their position as shareholders and does not address any other rights or claims any of such shareholders may have arising out of any other position, situation or relationship.

As part of our investment banking business, we regularly issue fairness opinions and are continually engaged in the valuation of companies and their securities in connection with business reorganizations, private placements, negotiated underwritings, mergers and acquisitions and valuations for estate, corporate and other purposes. In the ordinary course of business, Stephens Inc. and its affiliates at any time may hold long or short positions, and may trade or otherwise effect transactions as principal or for the accounts of customers, in debt or equity securities or options on securities of Traffix or New Motion. Stephens is receiving a fee, and reimbursement of its expenses, and indemnification against certain potential future claims in connection with the issuance of this fairness opinion.

Based on the foregoing and our general experience as investment bankers, and subject to the qualifications stated herein, we are of the opinion on the date hereof that the consideration to be received by the shareholders of Traffix in the Transaction is fair to them from a financial point of view.

This opinion and a summary discussion of our underlying analyses may be included in communications to the Company’s shareholders provided that we approve of the form and content of such disclosures prior to publication.

Very truly yours,

STEPHENS INC.

B-2

ANNEX C

PRIVILEGED AND CONFIDENTIAL

September 25, 2007

Board of Directors
New Motion, Inc.
42 Corporate Park, Suite 250
Irvine, California 92606

Members of the Board of Directors:

We understand that New Motion, Inc. (the “Company”), NM Merger Sub, a wholly-owned subsidiary of the Company (“Merger Co.”), and Traffix, Inc. (“Traffix”) propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Co. will merge with and into Traffix (the “Merger”). Pursuant to the Merger, each outstanding share of common stock, par value $0.001 per share, of Traffix (other than shares of Traffix common stock owned by the Company or a subsidiary of the Company, by Traffix or a subsidiary of Traffix, or held as treasury stock, all of which shares will be canceled and shall cease to exist, or as to which dissenters rights have been properly exercised) will be converted into the right to receive a number of shares of the common stock, par value $0.01 per share, of the Company equal to the Exchange Ratio, as defined in the Merger Agreement (together with any cash paid in respect of any fractional shares, the “Merger Consideration”).

You have asked for our opinion as to whether the Merger Consideration is fair, from a financial point of view, to the Company.

In arriving at our opinion, we have, among other things:

(i)	reviewed a draft of the Merger Agreement, dated September 25, 2007;
(ii)	reviewed certain publicly available financial and other information about the Company and Traffix;
(iii)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of the Company;
(iv)	reviewed certain information furnished to us by the Company’s management, including financial forecasts and analyses, relating to the business, operations and prospects of Traffix, including, among other things, certain cost savings and operating synergies projected by the Company’s management to result from the Merger (the “Synergies”);
(v)	held discussions with members of senior management of the Company concerning the matters described in clauses (ii), (iii) and (iv) above, and the Contingent Matters as defined in the Merger Agreement;
(vi)	held discussions with members of senior management of Traffix concerning the matters described in clause (ii) and (iv) above;
(vii)	reviewed certain publicly available information, including share trading price history and valuation multiples, of certain publicly traded companies that we deemed comparable to Traffix;
(viii)	compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed relevant;
(ix)	considered the potential pro forma impact of the Merger; and
(x)	conducted such other financial studies, analyses and investigations as we deemed appropriate.

In our review and analysis and in rendering this opinion, we have assumed and relied upon, but have not assumed any responsibility to independently investigate or verify, the accuracy and completeness of all financial and other information that was supplied or otherwise made available by the Company or Traffix or that was publicly available to us (including, without limitation, the information described above), or that was otherwise reviewed by us. In our review, we did not obtain any independent evaluation or appraisal of any of the assets or liabilities of, nor did we conduct a physical inspection of any of the properties or facilities of, the Company or Traffix, nor have we been furnished with any such evaluations or appraisals of such physical inspections, nor do we assume any responsibility to obtain any such evaluations or appraisals.

With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company is inherently subject to uncertainty. The Company and Traffix have informed us, however, and we have assumed, that such financial forecasts, including the Synergies, were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company as to the future financial performance of the Company, and the Company and Traffix as to the financial performance of Traffix. We express no opinion as to such financial forecasts or the assumptions on which they are made.

Our opinion is based on economic, monetary, regulatory, market and other conditions existing and which can be evaluated as of the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have made no independent investigation of any legal or accounting matters affecting the Company or Traffix, and we have assumed the correctness in all respects material to our analysis of all legal and accounting advice given to the Company and its Board of Directors, including, without limitation, advice as to the legal, accounting and tax consequences of the terms of, and transactions contemplated by, the Merger Agreement to the Company and its stockholders. We have also assumed a reduction to the Merger Consideration of approximately two percent of the Company’s capital stock immediately after the Effective Time is adequate to compensate the Company for the failure of the Contingent Matters to be resolved fully in accordance with the requirements and conditions specified on the Contingent Matters Schedule. In addition, in preparing this opinion, we have not taken into account any tax consequences of the transaction to the Company. We have assumed that the final form of the Merger Agreement will be substantially similar to the last draft reviewed by us. In addition, we have assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Traffix or the contemplated benefits of the Merger.

It is understood that our opinion is for the use and benefit of the Board of Directors of the Company in its consideration of the Merger, and our opinion does not address the relative merits of the transactions contemplated by the Merger Agreement as compared to any alternative transaction or opportunity that might be available to the Company, nor does it address the underlying business decision by the Company to engage in the Merger or the terms of the Merger Agreement or the documents referred to therein. Our opinion does not constitute a recommendation as to how any holder of shares of Company common stock should vote on the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company.

We express no opinion as to the price at which shares of Company common stock will trade at any time.

We have been engaged by the Company to act as its financial advisor in connection with the Merger and to deliver this opinion. We will receive fees in connection with our engagement, a portion of which is payable upon delivery of this opinion and another portion of which is contingent upon consummation of the Merger. We also will be reimbursed for expenses incurred. The Company has agreed to indemnify us against liabilities arising out of or in connection with the services rendered and to be rendered by us under our engagement with the Company. In the ordinary course of our business, we and our affiliates may trade or hold securities of the Company and its affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in those securities. In addition, we may seek to, in the future, provide financial advisory and financing services to the Company or entities that are affiliated with the Company, for which we would expect to receive compensation.

Except as otherwise expressly provided in our engagement letter with the Company, our opinion may not be used or referred to by the Company, or quoted or disclosed to any person in any matter, without our prior written consent; provided, however, that this opinion may be included in its entirety in any document to be distributed to the holders of Company common stock in connection with the Merger.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Company.

Very truly yours,

JEFFERIES BROADVIEW,

A division of Jefferies & Company, Inc.

ANNEX D

STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”) is entered into as of September , 2007 among New Motion, Inc., a Delaware corporation (“Parent”), and Jeffrey L. Schwartz (the “Stockholder”).

PREAMBLE

A. Parent, NM Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Co.”), and Traffix, Inc., a Delaware corporation (the “Company”) are parties to an Agreement and Plan of Merger dated of even date herewith (such Agreement and Plan of Merger, as amended from time to time, the “Merger Agreement”). Any capitalized term used but not defined herein shall have meaning ascribed to such term in the Merger Agreement.

B. The Merger Agreement provides, among other things, that Merger Co. shall merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

C. The Stockholder owns beneficially and of record that number of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), opposite his name set forth on Exhibit 1 hereto (the “Initial Stockholder Shares”).

D. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement to it to do so, subject to the provisions of this Agreement, the Stockholder has agreed to vote all the Initial Stockholder Shares and all other shares of Company Common Stock acquired by such Stockholder in any capacity after the date hereof and prior to the termination of this Agreement in accordance with its terms, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, by means of purchase, dividend, distribution or otherwise, and that are owned by the Stockholder on the record date of the meeting of Company stockholders to approve adopt the Merger Agreement (collectively, the “Stockholder Shares” of such Stockholder), in favor of approval and adoption of the Merger Agreement.

Therefore, the parties hereby agree as follows, intending to be legally bound:

AGREEMENT

ARTICLE I

CONSENT AND VOTING

SECTION 1.1. Voting.  The Stockholder hereby revokes any and all previous proxies granted with respect to his Stockholder Shares. By entering into this Agreement, the Stockholder hereby consents to the Merger Agreement and the transactions contemplated thereby, including the Merger. So long as this Agreement is in effect and has not been terminated, the Stockholder hereby agrees (i) to vote all Stockholder Shares now or hereafter acquired by the Stockholder in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and (ii) to oppose any Acquisition Proposal and to vote all Stockholder Shares now or hereafter acquired by the Stockholder against (a) any transaction arising out of or relating to an Acquisition Proposal and against any Acquisition Proposal, (b) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (c) any amendment to the Company’s certificate of incorporation or the Company’s by-laws or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated thereby or change in any manner the voting rights of any class of the Company’s capital stock. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

SECTION 1.2 Proxy.  In order to fully implement the agreement of each Stockholder set forth in Section 1.1 above, the Stockholder hereby irrevocably appoints Parent, with full power of substitution (Parent and its substitutes being referred to herein as the “Proxy”), as the true and lawful attorney and proxy of the Stockholder to vote all Stockholder Shares of the Stockholder on matters as to which the Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which the Stockholder is entitled to express consent or dissent to corporate action in writing without a meeting, in the Proxy’s absolute, sole and binding discretion, on the matters specified in Section 1.1 above. The Stockholder agrees that the Proxy may, in such Stockholder’s name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all Stockholder Shares of the Stockholder at any such annual or special meeting as to the matters specified in Section 1.1 above, and (ii) execute with respect to all Stockholder Shares of the Stockholder any written consent to, or dissent from, corporate action respecting any matter specified in Section 1.1 above. The Stockholder agrees to refrain from (A) voting the Stockholder Shares of the Stockholder at any annual or special meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, (B) executing any written consent in lieu of a meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, (C) exercising any rights of dissent with respect to the Stockholder Shares of the Stockholder, and (D) granting any proxy or authorization to any person with respect to the voting of the Stockholder Shares of the Stockholder, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. The Stockholder agrees that this grant of proxy and appointment of attorney is irrevocable and coupled with an interest and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters.

SECTION 1.3. Transfer.  (a) Until this Agreement is terminated, the Stockholder shall not directly or indirectly (i) offer to sell, sell short, transfer (including gift), assign, pledge or otherwise dispose of or transfer (each, a “Transfer”) any interest in, or encumber with any Lien (as defined below), any of the Stockholder Shares of the Stockholder, (ii) enter into any contract, option, put, call, “collar” or other agreement or understanding with respect to any Transfer of any or all of the Stockholder Shares of the Stockholder or any interest therein; (iii) deposit the Stockholder Shares of the Stockholder into a voting trust or enter into a voting agreement or arrangement with respect thereto; or (iv) take any other action with respect to the Stockholder Shares of the Stockholder that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

(b) The Stockholder agrees to place the following legend on any and all certificates evidencing the Stockholder Shares of the Stockholder:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT STOCKHOLDER AGREEMENT BY AND BETWEEN NEW MOTION, INC. AND JEFFREY L. SCHWARTZ. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

(c) Notwithstanding any other provisions of this Agreement, including, without limitation, Sections 1.1, 1.2, 1.3(a), 1.3(b) and 4.1, the Stockholder shall have the unfettered right to Transfer those Stockholder Shares that are subject to that certain trading plan (the “10b5-1 Plan”) that complies with the requirements of Rule 10b5-1(c)(1) under the Exchange Act (as hereinafter defined) to which the Stockholder is a party on the date hereof plus up to an additional one million (1,000,000) Stockholder Shares and the provisions of this Agreement shall not apply to any such Stockholder Shares that are Transferred by the Stockholder in accordance with this paragraph (c).

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent that:

SECTION 2.1. Ownership.  The Stockholder is the sole, true, lawful record and beneficial owner of the Stockholder Shares of the Stockholder and that there are no restrictions on voting rights or rights of disposition pertaining to the Stockholder Shares of the Stockholder. The Stockholder will convey good and valid title to the Stockholder Shares owned by the Stockholder being acquired pursuant to the Merger free and clear of any and all liens, restrictions, security interests or any encumbrances whatsoever, other than restrictions under applicable securities laws (collectively, “Liens”). Except for the 10b5-1 Plan, none of the Stockholder Shares of the Stockholder is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting thereof.

SECTION 2.2. Authority and Non-Contravention.  (a) The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within the Stockholder’s power and authority, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Stockholder or to a loss of any benefit of such Stockholder under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree, or other instrument binding on the Stockholder or result in the imposition of any Lien on any assets of the Stockholder.

(b) If the Stockholder is married and the Stockholder Shares of the Stockholder constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly consented to and delivered by the Stockholder’s spouse or the person giving such approval, and is enforceable against such spouse or person in accordance with its terms.

SECTION 2.3. Binding Effect.  This Agreement has been duly executed and delivered by the Stockholder and is the valid and binding agreement of the Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

SECTION 2.4. Total Shares.  The Stockholder Shares owned by the Stockholder are the only shares of Company Common Stock beneficially owned by the Stockholder and, except as set forth in the disclosure schedule to this Agreement, the Stockholder has no option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company.

SECTION 2.5. Finder’s Fees.  No investment banker, broker or finder is entitled to a commission or fee from the Purchaser or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF PARENT

Parent represents and warrants to the Stockholder that:

SECTION 3.1. Corporate Power and Authority; Noncontravention.  Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on part of Parent, (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the Exchange Act), and (iii) do not and will not contravene or constitute a default under, the certificate of incorporation or by-laws of Parent or any provision of applicable law or regulation or any, judgment, injunction, order, decree, material agreement or other material instrument binding on Parent.

SECTION 3.2. Binding Effect.  This Agreement has been duly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.1. No Solicitation.  The Stockholder hereby covenants and agrees that: from the date of this Agreement until the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms, such Stockholder shall not (and it will not permit any of its officers, directors, agents or affiliates to) directly or indirectly (i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by such Stockholder, the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to any Acquisition Proposal, (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Acquisition Proposal by any person, other than Parent, or (iii) enter into an agreement with any person, other than Parent, relating to a possible Acquisition Proposal. The Stockholder shall promptly advise Parent orally and in writing of any proposal or inquiry made to such Stockholder with respect to or that could lead to any Acquisition Proposal, the identity of the person making such Acquisition Proposal and the material terms of any such Acquisition Proposal or inquiry. This Section 4.1 shall not limit in any way the rights of the Stockholder set forth in Section 1.3(c) hereof.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 5.2. Further Assurances.  Parent and the Stockholder will execute and deliver or cause to be executed and delivered all further documents and instruments and use its reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby and by the Merger Agreement.

SECTION 5.3. Additional Agreements.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and that may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.4. Specific Performance.  The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Parent or the Stockholder for any breach by the other party or parties of any agreement, covenant or representation hereunder.

SECTION 5.5. Notices.  All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to Parent in accordance with Section 8.2 of the Merger Agreement and to the Stockholder at its address set forth on Exhibit 1 hereto (or at such other address as shall be specified by like notice).

SECTION 5.6. Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Effective Time.

SECTION 5.7. Amendments; Termination.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, other than with respect to the liability of any party for breach hereof prior to such termination; provided, however, that Section 1.1 shall be suspended and shall have no force or effect following the time that Company has made a Change in Company Recommendation and prior to any withdrawal by Company of its Company Change in Recommendation.

SECTION 5.8. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that a party may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and any purported assignment, delegation or transfer without such consent shall be null and void.

SECTION 5.9. Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws thereof.

SECTION 5.10. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 5.11. Stockholder Capacity.  Each Stockholder signs solely in its capacity as the record holder and beneficial owner of the Stockholder Shares of such Stockholder and nothing herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer, director, partner, employee or affiliate of the Company and no such actions shall be deemed a breach of this Agreement.

SECTION 6.12. Validity; Conflict.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect. To the extent that any provision of this Agreement and the Merger Agreement conflict, the provisions of the Merger Agreement shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEW MOTION, INC.

By:
Name:
Title:

Jeffrey L. Schwartz

EXHIBIT 1

Stockholder	Stockholder Shares
Jeffrey L. Schwartz	1,556,885

Address for Notices:
Traffix, Inc.
1 Blue Hill Plaza, Fifth Floor
Pearl River, New York 10965
Telephone: (845) 620-1212
Facsimile: (845) 620-1717

STOCKHOLDER AGREEMENT

This Stockholder Agreement (this “Agreement”) is entered into as of September , 2007 among New Motion, Inc., a Delaware corporation (“Parent”), and Andrew Stollman (the “Stockholder”).

PREAMBLE

A. Parent, NM Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Co.”), and Traffix, Inc., a Delaware corporation (the “Company”) are parties to an Agreement and Plan of Merger dated of even date herewith (such Agreement and Plan of Merger, as amended from time to time, the “Merger Agreement”). Any capitalized term used but not defined herein shall have meaning ascribed to such term in the Merger Agreement.

B. The Merger Agreement provides, among other things, that Merger Co. shall merge with and into the Company (the “Merger”), upon the terms and subject to the conditions set forth in the Merger Agreement.

C. The Stockholder owns beneficially and of record that number of shares of the Company’s common stock, par value $0.001 per share (the “Company Common Stock”), opposite his name set forth on Exhibit 1 hereto (the “Initial Stockholder Shares”).

D. As a condition to the willingness of Parent to enter into the Merger Agreement, and as an inducement to it to do so, subject to the provisions of this Agreement, the Stockholder has agreed to vote all the Initial Stockholder Shares and all other shares of Company Common Stock acquired by such Stockholder in any capacity after the date hereof and prior to the termination of this Agreement in accordance with its terms, whether upon the exercise of options, warrants or rights, the conversion or exchange of convertible or exchangeable securities, by means of purchase, dividend, distribution or otherwise, and that are owned by the Stockholder on the record date of the meeting of Company stockholders to approve adopt the Merger Agreement (collectively, the “Stockholder Shares” of such Stockholder), in favor of approval and adoption of the Merger Agreement.

Therefore, the parties hereby agree as follows, intending to be legally bound:

AGREEMENT

ARTICLE I

CONSENT AND VOTING

SECTION 1.1. Voting.  The Stockholder hereby revokes any and all previous proxies granted with respect to his Stockholder Shares. By entering into this Agreement, the Stockholder hereby consents to the Merger Agreement and the transactions contemplated thereby, including the Merger. So long as this Agreement is in effect and has not been terminated, the Stockholder hereby agrees (i) to vote all Stockholder Shares now or hereafter acquired by the Stockholder in favor of adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated thereby and (ii) to oppose any Acquisition Proposal and to vote all Stockholder Shares now or hereafter acquired by the Stockholder against (a) any transaction arising out of or relating to an Acquisition Proposal and against any Acquisition Proposal, (b) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company, and (c) any amendment to the Company’s certificate of incorporation or the Company’s by-laws or other proposal or transaction involving the Company or any subsidiary of the Company, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated thereby or change in any manner the voting rights of any class of the Company’s capital stock. The Stockholder shall not commit or agree to take any action inconsistent with the foregoing.

SECTION 1.2 Proxy.  In order to fully implement the agreement of each Stockholder set forth in Section 1.1 above, the Stockholder hereby irrevocably appoints Parent, with full power of substitution (Parent and its substitutes being referred to herein as the “Proxy”), as the true and lawful attorney and proxy of the Stockholder to vote all Stockholder Shares of the Stockholder on matters as to which the Stockholder is entitled to vote at a meeting of the stockholders of the Company or to which the Stockholder is entitled to express consent or dissent to corporate action in writing without a meeting, in the Proxy’s absolute, sole and binding discretion, on the matters specified in Section 1.1 above. The Stockholder agrees that the Proxy may, in such Stockholder’s name and stead, (i) attend any annual or special meeting of the stockholders of the Company and vote all Stockholder Shares of the Stockholder at any such annual or special meeting as to the matters specified in Section 1.1 above, and (ii) execute with respect to all Stockholder Shares of the Stockholder any written consent to, or dissent from, corporate action respecting any matter specified in Section 1.1 above. The Stockholder agrees to refrain from (A) voting the Stockholder Shares of the Stockholder at any annual or special meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, (B) executing any written consent in lieu of a meeting of the stockholders of the Company in any manner inconsistent with the terms of this Agreement, (C) exercising any rights of dissent with respect to the Stockholder Shares of the Stockholder, and (D) granting any proxy or authorization to any person with respect to the voting of the Stockholder Shares of the Stockholder, except pursuant to this Agreement, or taking any action contrary to or in any manner inconsistent with the terms of this Agreement. The Stockholder agrees that this grant of proxy and appointment of attorney is irrevocable and coupled with an interest and agrees that the person designated as Proxy pursuant hereto may at any time name any other person as its substituted Proxy to act pursuant hereto, either as to a specific matter or as to all matters.

SECTION 1.3. Transfer.  (a) Until this Agreement is terminated, the Stockholder shall not directly or indirectly (i) offer to sell, sell short, transfer (including gift), assign, pledge or otherwise dispose of or transfer (each, a “Transfer”) any interest in, or encumber with any Lien (as defined below), any of the Stockholder Shares of the Stockholder, (ii) enter into any contract, option, put, call, “collar” or other agreement or understanding with respect to any Transfer of any or all of the Stockholder Shares of the Stockholder or any interest therein; (iii) deposit the Stockholder Shares of the Stockholder into a voting trust or enter into a voting agreement or arrangement with respect thereto; or (iv) take any other action with respect to the Stockholder Shares of the Stockholder that would in any way restrict, limit or interfere with the performance of its obligations hereunder.

(b) The Stockholder agrees to place the following legend on any and all certificates evidencing the Stockholder Shares of the Stockholder:

THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER PURSUANT TO THAT STOCKHOLDER AGREEMENT BY AND BETWEEN NEW MOTION, INC. AND ANDREW STOLLMAN. ANY TRANSFER OF SUCH SHARES OF COMMON STOCK IN VIOLATION OF THE TERMS OF SUCH AGREEMENT SHALL BE NULL AND VOID AND OF NO EFFECT WHATSOEVER.

ARTICLE II

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDER

The Stockholder represents and warrants to Parent that:

SECTION 2.1. Ownership.  The Stockholder is the sole, true, lawful record and beneficial owner of the Stockholder Shares of the Stockholder and that there are no restrictions on voting rights or rights of disposition pertaining to the Stockholder Shares of the Stockholder. The Stockholder will convey good and valid title to the Stockholder Shares owned by the Stockholder being acquired pursuant to the Merger free and clear of any and all liens, restrictions, security interests or any encumbrances whatsoever, other than restrictions under applicable securities laws (collectively, “Liens”). None of the Stockholder Shares of the Stockholder is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting thereof.

SECTION 2.2. Authority and Non-Contravention.  (a) The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby (i) are within the Stockholder’s power and authority, have been duly authorized by all necessary action (including any consultation, approval or other action by or with any other person), (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”)), and (iii) do not and will not contravene or constitute a default under, or give rise to a right of termination, cancellation or acceleration of any right or obligation of the Stockholder or to a loss of any benefit of such Stockholder under, any provision of applicable law or regulation or any agreement, judgment, injunction, order, decree, or other instrument binding on the Stockholder or result in the imposition of any Lien on any assets of the Stockholder.

(b) If the Stockholder is married and the Stockholder Shares of the Stockholder constitute community property or otherwise are owned or held in a manner that requires spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly consented to and delivered by the Stockholder’s spouse or the person giving such approval, and is enforceable against such spouse or person in accordance with its terms.

SECTION 2.3. Binding Effect.  This Agreement has been duly executed and delivered by the Stockholder and is the valid and binding agreement of the Stockholder, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

SECTION 2.4. Total Shares.  The Stockholder Shares owned by the Stockholder are the only shares of Company Common Stock beneficially owned by the Stockholder and, except as set forth in the disclosure schedule to this Agreement, the Stockholder has no option to purchase or right to subscribe for or otherwise acquire any securities of the Company and has no other interest in or voting rights with respect to any other securities of the Company.

SECTION 2.5. Finder’s Fees.  No investment banker, broker or finder is entitled to a commission or fee from the Purchaser or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF PARENT

Parent represents and warrants to the Stockholder that:

SECTION 3.1. Corporate Power and Authority; Noncontravention.  Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby (i) have been duly authorized by all necessary corporate action on part of Parent, (ii) require no action by or in respect of, or filing with, any governmental body (except as may be required under the Exchange Act), and (iii) do not and will not contravene or constitute a default under, the certificate of incorporation or by-laws of Parent or any provision of applicable law or regulation or any, judgment, injunction, order, decree, material agreement or other material instrument binding on Parent.

SECTION 3.2. Binding Effect.  This Agreement has been duly executed and delivered by Parent and is a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights generally.

ARTICLE IV

ADDITIONAL AGREEMENTS

SECTION 4.1. No Solicitation.  The Stockholder hereby covenants and agrees that: from the date of this Agreement until the earlier of (x) the Effective Time and (y) the termination of this Agreement in accordance with its terms, such Stockholder shall not (and it will not permit any of its officers, directors, agents or affiliates to) directly or indirectly (i) solicit, engage in discussions or negotiate with any person (whether such discussions or negotiations are initiated by such Stockholder, the Company or otherwise) or take any other action intended or designed to facilitate the efforts of any person (other than Parent) relating to any Acquisition Proposal, (ii) provide information with respect to the Company to any person, other than Parent, relating to a possible Acquisition Proposal by any person, other than Parent, or (iii) enter into an agreement with any person, other than Parent, relating to a possible Acquisition Proposal. The Stockholder shall promptly advise Parent orally and in writing of any proposal or inquiry made to such Stockholder with respect to or that could lead to any Acquisition Proposal, the identity of the person making such Acquisition Proposal and the material terms of any such Acquisition Proposal or inquiry.

ARTICLE V

MISCELLANEOUS

SECTION 5.1. Expenses.  All costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such expenses.

SECTION 5.2. Further Assurances.  Parent and the Stockholder will execute and deliver or cause to be executed and delivered all further documents and instruments and use its reasonable best efforts to secure such consents and take all such further action as may be reasonably necessary in order to consummate the transactions contemplated hereby and by the Merger Agreement.

SECTION 5.3. Additional Agreements.  Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use all reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations and that may be required under any agreements, contracts, commitments, instruments, understandings, arrangements or restrictions of any kind to which such party is a party or by which such party is governed or bound, to consummate and make effective the transactions contemplated by this Agreement.

SECTION 5.4. Specific Performance.  The parties acknowledge and agree that performance of their respective obligations hereunder will confer a unique benefit on the other and that a failure of performance will not be compensable by money damages. The parties therefore agree that this Agreement shall be specifically enforceable and that specific enforcement and injunctive relief shall be available to Parent or the Stockholder for any breach by the other party or parties of any agreement, covenant or representation hereunder.

SECTION 5.5. Notices.  All notices, requests, clauses, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by facsimile (with confirmation) or sent by overnight or same-day courier (providing proof of delivery) to Parent in accordance with Section 8.2 of the Merger Agreement and to the Stockholder at its address set forth on Exhibit 1 hereto (or at such other address as shall be specified by like notice).

SECTION 5.6. Survival of Representations and Warranties.  None of the representations and warranties contained in this Agreement shall survive the Effective Time.

SECTION 5.7. Amendments; Termination.  This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by the parties hereto. This Agreement shall terminate upon the earliest of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms, other than with respect to the liability of any party for breach hereof prior to such termination; provided, however, that Section 1.1 shall be suspended and shall have no force or effect following the time that Company has made a Change in Company Recommendation and prior to any withdrawal by Company of its Company Change in Recommendation.

SECTION 5.8. Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that a party may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto and any purported assignment, delegation or transfer without such consent shall be null and void.

SECTION 5.9. Governing Law.  This Agreement shall be construed in accordance with and governed by the internal laws of Delaware without giving effect to the principles of conflicts of laws thereof.

SECTION 5.10. Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

SECTION 5.11. Stockholder Capacity.  Each Stockholder signs solely in its capacity as the record holder and beneficial owner of the Stockholder Shares of such Stockholder and nothing herein shall limit or affect any actions taken by such Stockholder in his or her capacity as an officer, director, partner, employee or affiliate of the Company and no such actions shall be deemed a breach of this Agreement.

SECTION 6.12. Validity; Conflict.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect. To the extent that any provision of this Agreement and the Merger Agreement conflict, the provisions of the Merger Agreement shall control.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEW MOTION, INC.

By:
Name:
Title:

Andrew Stollman

EXHIBIT 1

Stockholder	Stockholder Shares
Andrew Stollman	655,382

Address for Notices:
Traffix, Inc.
1 Blue Hill Plaza, Fifth Floor
Pearl River, New York 10965
Telephone: (845) 620-1212
Facsimile: (845) 620-1717

NEW MOTION, INC. AND SUBSIDIARY
CONSOLIDATED FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
New Motion, Inc.

We have audited the accompanying consolidated balance sheet of New Motion, Inc. and subsidiary as of December 31, 2006, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2006. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of New Motion, Inc. and subsidiary as of December 31, 2006, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Windes & McClaughry
Windes & McClaughry Accountancy Corporation

Irvine, California
March 30, 2007

F-1

NEW MOTION, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

December 31, 2006
ASSETS
Current Assets
Cash	$544
Accounts receivable, net of allowance for doubtful accounts of $1,263	3,527
Prepaid income taxes	578
Prepaid expenses and other	167
Deferred income taxes	149
4,965
Property and Equipment	146
Other Assets
Acquisition costs	336
Deposits and other assets	47
383
Total Assets	$5,494
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$2,870
Accrued expenses	837
Deferred income taxes	564
4,271
Commitments and Contingencies (Note 8)
Stockholders' Equity
Common stock, par value $0.01, 75,000,000 authorized, 7,263,688 issued and outstanding	73
Additional paid-in capital	84
Retained earnings	1,066
1,223
Total Liabilities and Stockholders' Equity	$5,494

The accompanying notes are an integral part of these consolidated statements.

F-2

NEW MOTION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended December 31, 2005 and 2006
(In Thousands, Except Share and Per Share Amounts)

	2005	2006
Net Sales	$5,867	$18,721
Cost of Sales	267	597
Gross Profit	5,600	18,124
Expenses
Selling and marketing	3,618	11,971
General and administrative	1,289	4,679
	4,907	16,650
Income from Operations	693	1,474
Other Expense (Income)
Other expense, net	27	75
Interest expense	9	14
	36	89
Income Before Provision for Income Taxes	657	1,385
Provision for Income Taxes	270	708
Net Income	$387	$677
Net Income Per Share:
Basic	$0.05	$0.09
Diluted	$0.05	$0.09
Weighted Average Shares Outstanding:
Basic	7,263,688	7,263,688
Diluted	7,263,688	7,263,688

The accompanying notes are an integral part of these consolidated statements.

F-3

NEW MOTION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from January 1, 2005 to December 31, 2006
(In Thousands, Except Share Amounts)

	Common Stock		Additional Paid in Capital	Retained Earnings	Total
	Shares	Amount
Balance at January 1, 2005	7,263,688	$—	$—	$2	$2
Retroactive Share Conversion (Note 4)	—	68	(68)	—	—
Recapitalization of New Motion, Inc. (Note 4)	—	5	5	—	10
Net Income	—	—	—	387	387
Balance at December 31, 2005	7,263,688	$73	(63)	389	399
Stock-Based Compensation Expense	—	—	$147	—	147
Net Income	—	—	—	677	677
Balance at December 31, 2006	7,263,688	$73	$84	$1,066	$1,223

The accompanying notes are an integral part of these consolidated statements.

F-4

NEW MOTION, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2005 and 2006
(In Thousands)

	2005	2006
Cash Flows from Operating Activities
Net income	$387	$677
Adjustments to reconcile net income to net cash from operating activities:
Allowance for doubtful accounts	1,035	228
Depreciation and amortization	9	25
Stock-based compensation expense	—	147
Deferred income taxes	232	183
Changes in operating assets and liabilities:
Accounts receivable	(2,378)	(2,388)
Prepaid income taxes	—	(578)
Prepaid expenses	(43)	(124)
Deposits and other assets	(42)	(5)
Accounts payable	1,028	2,129
Accrued expenses	198	637
Net Cash Provided By Operating Activities	426	931
Cash Flows from Investing Activities
Expenditures for subsequent event Mobliss transaction	—	(123)
Purchase of property and equipment	(103)	(77)
Net Cash Used In Investing Activities	(103)	(200)
Cash Flows from Financing Activities
Proceeds from recapitalization	10	—
Borrowings from short-term notes payable to related parties	355	—
Expenditures for subsequent event equity financing	—	(213)
Repayment of short-term notes payable to related parties	(341)	(324)
Net Cash Provided By (Used In) Financing Activities	24	(537)
Net Change in Cash	347	194
Cash at Beginning of Period	3	350
Cash at End of Period	$350	$544

The accompanying notes are an integral part of these consolidated statements.

F-5

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies

Nature of Business

New Motion, Inc. (the “Company” or “New Motion”) is a privately held digital entertainment company headquartered in Irvine, California. The Company provides a wide range of digital entertainment products and services, using the power of the Internet, the latest in mobile technology, and traditional marketing / advertising methodologies in its three product lines: MobileSidewalkTM, RingtoneChannel and Bid4Prizes. MobileSidewalkTM is one of the largest U.S. based mobile entertainment companies, RingtoneChannel is a mobile storefront provider, and Bid4Prizes is a low-bid mobile auction game. In 2004 the Company began to sell ringtones internationally and then launched its first ringtone subscription service in the USA in February 2005. In August 2005, the Company launched its first successful text message campaign incorporating music trivia. In March of 2006, the Company partnered with Goldpocket Wireless to enhance the proficiency and performance of its mobile service offering. The Company manages its business under one entity.

History

RingtoneChannel Pty Limited, an Australian developer and aggregator of ringtones (“RingtoneChannel”), was incorporated on February 23, 2004 and was acquired by BroadSpring, Inc., a Delaware corporation (“BroadSpring”), in June 2004 as a wholly-owned subsidiary to explore mobile opportunities in the United States market. In March 2005, BroadSpring stockholders formed New Motion, a Delaware corporation with common ownership with BroadSpring, with the intent of exploring mobile opportunities in the USA and the eventual possibility of transferring the mobile business out of BroadSpring. Beginning June 2005, RingtoneChannel continued operations as a legal subsidiary of New Motion. This transition was deemed a continuation of an existing business controlled by common ownership and the historical operating results of RingtoneChannel from its inception in February 2004 to the date of the recapitalization (see Note 4) are therefore included in the financial statements of New Motion. All expenditures by BroadSpring on behalf of RingtoneChannel during the period in which it was a subsidiary of BroadSpring were recorded in the historical operating results of RingtoneChannel and thus were included in the financial statements of the combined New Motion-Ringtone Channel entity. The assets and liabilities of RingtoneChannel were recorded at their historical cost basis at that time of the recapitalization and not marked to fair value by either BroadSpring or New Motion.

On January 31, 2007, the Company entered into an exchange agreement with MPLC, Inc. a Delaware corporation (“MPLC”), and Trinad Capital Master Fund, Ltd. The closing, (“Closing”) of the transaction occurred on February 12, 2007. At the Closing, MPLC acquired all of the outstanding shares of the capital stock of the Company’s stock. Accordingly, for accounting purposes, the acquisition was treated as a “reverse acquisition” and the Company is the “accounting acquiror.” Therefore, the transaction is accounted for as a recapitalization of the Company and recorded based on MPLC’s net tangible assets acquired by the Company. No goodwill or other intangible assets is to be recorded. Effective at Closing, MPLC changed its fiscal year end to December 31. Since the Company is the surviving entity, the financial statements and other data to be reported in MPLC’s Form 10-KSB for the year ended December 31, 2006 reflects the Company’s historical results of operations prior to these transactions.

Principles of Consolidation

The consolidated financial statements include the accounts of RingtoneChannel from its inception in February 2004 and the accounts of New Motion from its inception in March 2005. All significant intercompany balances and transactions have been eliminated in consolidation.

The Company has focused its efforts on the high-growth opportunities in the United States market with less focus on the international market that was historically Ringtone Channel’s business. As such, by September 2006, the operations of RingtoneChannel were essentially blended into the operations of New Motion and the Company began the process for the eventual dissolution of the RingtoneChannel legal entity.

F-6

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies  – (continued)

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the recognition of revenue and related chargebacks and other credits, realizability of accounts receivable, recoverability of long-lived assets, valuation of stock options and deferred taxes. Actual results could materially differ from those estimates.

Risks and Uncertainties

The Company operates in industries that are subject to intense competition, government regulation and rapid technological change. The Company’s operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

Fair Value of Financial Instruments

The carrying amounts of current assets and liabilities are reasonable estimates of their fair value because of the short maturity of these items. The Company believes the fair value of its convertible short-term notes payable to related parties cannot be estimated as these transactions can not be considered to be arm’s length transactions. These balances are carried at historical value. The Company determined that it was not necessary to separately value the conversion feature within the note agreements (See Note 3).

Foreign Currency Risk

The Company has conducted a small amount of sales activity in Australia which is collected by our billing partner in Australian currency and remitted to the Company in the U.S. In addition, the Company’s subsidiary in Australia conducts its business in its local currency. The Company has experienced insignificant foreign exchange gains and losses to date without engaging in any hedging activities.

The Company’s foreign operations’ functional currency is the applicable local currency. Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are reflected in the statement of operations.

Concentration of Credit Risk

Financial instruments that subject the Company to credit risk consist primarily of cash and accounts receivable. The Company maintains cash balances in bank deposit accounts that, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation up to $100,000. The Company places its cash with high quality financial institutions and limits the amount of credit exposure to any one institution. At December 31, 2006 the Company had approximately $400,000 in excess of federally insured limits. The Company has not experienced any losses in such accounts. The Company extends credit to its customers, all on an unsecured basis, after performing certain credit analysis. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts for potential credit losses.

The Company is currently utilizing several billing partners in order to provide content and subsequent billings to its customers. These partner companies have not had long operating histories in the U.S. or operations with traditional business models. These companies face a greater business risk in the market place, due to a constant evolving business environment that stems from the infancy of the U.S. mobile content industry.

F-7

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies  – (continued)

The Company’s sales were derived entirely from two customers for the year ended December 31, 2005 and from three customers for the year ended December 31, 2006. Approximately 99% of the Company’s sales for the year ended December 31, 2005 and 2006 were within the United States.

The following table reflects the concentration of sales with these customers:

	For the Year Ended December 31,
	2005	2006
Significant Customers:
Revenues
Customer A	22%	34%
Customer B	78%	6%
Customer C	—%	60%
Accounts receivable
Customer A	91%	18%
Customer B	9%	11%
Customer C	—%	70%
Other Customers	—%	1%

For the year ended December 31, 2005, the Company’s advertising and marketing expenses were concentrated with three vendors, each of which provided more than 10% of the total and collectively accounted for 58% of total selling and marketing expenses. For the year ended December 31, 2006, the Company’s advertising and marketing expenses were concentrated with one vendor, who accounted for 54% of total selling and marketing expenses.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company makes estimates for future refunds, charge backs or credits, and provides for these probable uncollectible amounts through a credit to a valuation allowance and a reduction of recorded revenues in the period for which the sale occurs based on analyses of previous rates and trends, which have historically varied between 10% and 17% of gross revenue. This reserve is reconciled once a carrier remits total payment to the Company’s aggregator, who subsequently remits payments to the Company, usually between 90-120 days after billing. Balances that are still outstanding and deemed uncollectible after management has performed this reconciliation are written off through a charge to the valuation allowance and a credit to trade accounts receivable. The Company has an arrangement with its aggregators that allows for the collection of 70% of the outstanding receivable from the aggregator within 30 days, instead of waiting the 90-120 days for the final carrier confirmation of the receivable. The Company believes that the reserve established against the accounts receivable balance is adequate to cover any credits and charge backs from the carrier and that the Company will not be required to repay any amounts to the aggregator.

Property and Equipment

The Company provides for depreciation using the straight-line method over the estimated useful lives of its property and equipment, ranging from three to five years. Repairs and maintenance expenditures that do not significantly add value to property and equipment, or prolong its life, are charged to expense, as incurred. Gains and losses on dispositions of property and equipment are included in the operating results of the related period.

F-8

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies  – (continued)

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be disposed of, if any, would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. For each of the periods reported herein, the Company’s management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s products or services will continue which could result in impairment of long-lived assets in the future.

Stock-Based Compensation

The Company has historically utilized the fair value method of recording stock-based compensation as contained in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended, whereby, compensation expense is measured at the grant dated based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in SFAS No.123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company’s stock, implied volatilities from traded options on the company’s stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

The provisions of SFAS No. 123(R) were effective for and adopted by the Company as of January 1, 2006. As the Company was using the fair market value accounting for stock based compensation pursuant to SFAS No. 123, the adoption of SFAS No. 123(R) was made using the modified prospective method. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under SFAS No. 123.

Since the Company had previously recorded stock compensation expense under the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 123(R) did not have a significant impact on the Company’s results of operations, income taxes or earnings per share.

The Company estimates stock option forfeiture rates based on historical trends of its employees.

Revenue Recognition

The Company recognizes revenue from the sale or subscription of its applications to wireless subscribers under distribution agreements with wireless carriers and other distributors in the period in which the applications are purchased or over the period in which the applications are subscribed, assuming that: fees are fixed

F-9

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies  – (continued)

and determinable; we have no significant obligations remaining; and collection of the related receivable is reasonably assured. The Company makes estimates and creates reserves for future refunds, charge backs or credits in the period for which the sale occurs based on analyses of previous rates and trends, which have historically varied between 10% and 17% of gross revenue. This reserve is reconciled once a carrier remits total payment to the Company’s aggregator, who subsequently remits payment usually 90-180 days after billing. Management reviews the revenue by carrier on a monthly basis and gross billings on a daily basis to identify unusual trends that could indicate operational, carrier or market issues which could lead to a material misstatement in any reporting period. Additionally, on a weekly basis, management monitors cash settlements made by carriers to the aggregators. The Company’s policy is to record differences between recognized revenues and actual revenue in the next reporting period once the actual amounts are determined. To date, differences between estimates and ultimate reconciled revenues have not been significant.

Revenue earned from certain aggregators may not be reasonably estimated. In these situations, the Company’s policy is to recognize revenue upon the receipt of a carrier revenue report, which usually is received just prior to actual cash collection (i.e., on a cash basis). These revenue amounts are not significant.

In accordance with Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” the Company recognizes as revenue the net amount the wireless carrier or distributor pays to the Company upon the sale of applications, net of any service or other fees earned and deducted by the wireless carrier or distributor. The Company has evaluated its wireless carrier and distributor agreements and has determined that it is not the principal when selling its applications through wireless carriers.

Software Development Costs

The Company accounts for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Costs incurred in the research and development of software products and enhancements to existing software products are expensed until the time when technological feasibility is established. Costs incurred from that point through the point the product is available for general release to customers are capitalized. Under the Company’s current practice of developing new applications, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model. As a result, to date, the Company has not capitalized any costs relating to its application development because the costs incurred after the establishment of technological feasibility of applications have not been significant.

Advertising and Marketing Expense

The Company expenses advertising and marketing costs as incurred. For the years ended December 31, 2005 and 2006, advertising and marketing expenses were $3,618,000 and 11,971,000, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date. The Company increased it valuation allowance as of December 31, 2006 to $27,000, from $0 as of December 31, 2005.

The Company provides a valuation allowance against a portion of its deferred tax assets. In assessing the realization of deferred tax assets, management weighs the positive and negative evidence to determine if it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of

F-10

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Summary of Significant Accounting Policies  – (continued)

deferred tax assets is dependent upon the generation of future taxable income in the appropriate tax jurisdiction. A decrease in the Company’s valuation allowance would result in an immediate material income tax benefit, an increase in total assets and stockholder's equity and could have a significant impact on earnings in future periods.

The Company’s estimate of the value of its tax reserves contains assumptions based on past experiences and judgments about the interpretation of statutes, rules and regulations by taxing jurisdictions. It is possible that the ultimate resolution of these matters may be greater or less than the amount that the Company estimated. If payment of these amounts proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which it is determined that the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result. Uncertainties are recorded in accordance with SFAS No. 5, “Loss Contingencies.”

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing reported earnings by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, of the potential issuance of additional shares of common stock as a result of the exercise or conversion of dilutive securities, using the treasury stock method. Potential dilutive securities for the Company include outstanding stock options, warrants and convertible debt.

New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS No. 157 establishes a framework for measuring the fair value of assets and liabilities. This framework is intended to provide increased consistency in how fair value determinations are made under various existing accounting standards that permit, or in some cases require, estimates of fair market value. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. Earlier adoption is encouraged, provided that the reporting entity has not yet issued financial statements for that fiscal year, including any financial statements for an interim period within that fiscal year. The Company is currently in the process of evaluating the impact of this pronouncement on its financial statements.

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financials statements uncertain tax positions that it has taken or expects to take on a tax return, including a decision whether to file or not to file a return in a particular jurisdiction. Under the Interpretation, the financial statements must reflect expected future tax consequences of these positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Interpretation also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. This Interpretation is effective for fiscal years beginning after December 15, 2006. The Company will adopt this provision in the first quarter of 2007 and is currently evaluating the impact of this provision on its financial position, results of operations and cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements When Quantifying Misstatements in Current Year Financial Statements”, which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The Company will be required to adopt the provisions of SAB No. 108 in its fiscal year 2006. The Company does not believe the adoption of SAB No. 108 will have a material impact on its consolidated financial position, results of operations or cash flows.

F-11

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Property and Equipment

Property and equipment consists of the following:

December 31, 2006
Computer hardware	$71,000
Furniture and fixtures	109,000
180,000
Less: accumulated depreciation	(34,000)
$146,000

Depreciation expense for the years ended to December 31, 2005 and 2006 totaled $9,000 and $25,000, respectively.

Note 3 — Short-Term Notes Payable

During June and August 2005, the Company entered into a series of short-term notes with certain of its executives to fund general operating expenses. The notes were all twelve month notes that bore 7.5% simple interest per annum. The notes included the right to convert the notes into common stock of the Company, at the option of the Company, upon the first equity financing transaction of at least $500,000. The conversion price for these notes was to be 80% of the per share price of the equity transaction. In addition, in the event of such an equity financing transaction, under the terms of the note agreements, the Company would have been required to issue stock warrants to the note holders totaling 30% of the number of shares issuable upon conversion of the notes. The conversion price of the warrants would have been equal to the per share price of the equity transaction. The Company reviewed the terms of the conversion feature and contingent warrants within these note agreements in light of EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios,” and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” and concluded that separate accounting for these features at the date of issuance was not necessary since (i) the conversion was at the option of the Company, (ii) this option was contingent upon a future undeterminable event, and (iii) the number of shares and warrants to be issued was not determinable until the future event would have occurred. As of December 31, 2005, no such equity transaction had been consummated by the Company. The remaining balances of these notes totaled $270,000 as of December 31, 2005 and $0 as of December 31, 2006 as these notes were repaid in full.

In June 2005, in connection with the transaction with BroadSpring, the Company issued a short-term note payable to BroadSpring related to marketing expenses incurred by BroadSpring on behalf of Ringtone Channel. Under this note, the Company undertook to reimburse the marketing expenses totaling $295,000 within one year. This note carried interest at a rate of 3.4% per annum. The remaining balance of this note was $53,730 as of December 31, 2005, and as of December 31, 2006 the note was repaid in full.

Note 4 — Stockholders' Equity

Common Stock

RingtoneChannel was incorporated on February 23, 2004 with authorized common stock of 100 shares at $1 par value. New Motion was incorporated on March 21, 2005 with an authorized common stock of 10,000,000 shares at $.001 par value. As discussed in Note 1, RingtoneChannel was transferred to New Motion from BroadSpring, under common ownership with New Motion. Accordingly, New Motion from its inception was considered to be a continuation of the RingtoneChannel business. In connection with this transfer, the Company issued 1,000,000 shares to its stockholders in May 2005 in return for $100,000 in proceeds and then paid $90,000 of these proceeds back to BroadSpring for all the outstanding shares of RingtoneChannel. The change in the equity structure of the Company at the time of the transfer was a recapitalization with net proceeds of $10,000 but no change in the percentage of ownership amongst the

F-12

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Stockholders' Equity  – (continued)

stockholders. In June 2005, the Board of Directors of the Company approved a 5 for 1 stock split, thus increasing issued and outstanding common stock to 5,000,000 shares.

In November 2005, the Board of Directors approved an employee stock incentive program whereby 1,000,000 shares of common stock were reserved for issuance under the Stock Incentive Plan.

On January 31, 2007, the Company entered into an exchange agreement (“Exchange Agreement”) with MPLC, Inc., a Delaware corporation (“MPLC”), and Trinad Capital Master Fund, Ltd. The closing (the “Closing”) of the transaction contemplated by the Exchange Agreement (the “Exchange”) occurred on February 12, 2007. At the Closing, MPLC acquired all of the outstanding shares of the capital stock of the Company’s stock. In exchange for the stock, MPLC issued to the Stockholders 500,000 shares (“Series C Preferred Shares”) of MPLC’s Series C Convertible Preferred Stock, par value $0.10 per share (the “Series C Preferred Stock”), which will be convertible into 7,263,688 shares of MPLC’s common stock (on a post-Reverse Split basis). [MPLC intends to restate its certificate of incorporation, as amended, to provide for an increase in authorized shares of common stock from 75 million to 100 million and effect a 1-for-300 reverse stock split (the “Reverse Split”). These matters were approved by the requisite vote of the stockholders of the Company on March 15, 2007. As such, for comparative purposes, the 7,263,688 shares of outstanding common stock of the combined entity, after recapitalization and the 1-for-300 Reverse Split, has been retroactively applied to January 1, 2005 and consistently applied throughout all periods presented.

Note 5 — Stock Awards

Stock Incentive Plan

In 2005, the Company established the Stock Incentive Plan, (the “Plan”), for eligible employees and other directors and consultants. Under the Plan, officers, employees and non-employees may be granted options to purchase the Company’s common stock at no less than 100% of the market price at the date the option is granted. Since the Company’s stock was not publicly traded, the market price at the date of grant was historically determined by third party valuation. Incentive stock options granted to date typically vest at the rate of 33% on the anniversary of the vesting commencement date, and 1/24th of the remaining shares on the last day of each month thereafter until fully vested. The options expire ten years from the date of grant subject to cancellation upon termination of employment or in the event of certain transactions, such as a merger of the Company. In connection with the Exchange transaction discussed in Note 12, there could be a modification to the stock incentive plan.

To value awards granted, the Company uses the Black-Scholes option pricing model. The Company determines the assumptions in this pricing model at the grant date. For options granted prior to January 1, 2006, the Company used the minimum value method for volatility, as permitted by SFAS No. 123, resulting in 0% volatility. For options granted or modified after January 1, 2006, the Company bases expected volatility on the historical volatility of a peer group of publicly traded entities. The Company has limited history with its stock option grants, during which time there has been limited stock option exercise and forfeiture activity on which to base expected maturity. Management estimates that on average, options will be outstanding for approximately 7 years. The Company bases the risk-free rate for the expected term of the option on the U.S. Treasury Constant Maturity rate as of the grant date.

F-13

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Stock Awards  – (continued)

The fair value of each option award within the Plan was estimated on the date of grant or modification using a Black-Scholes valuation model that used the assumptions noted in the following table:

Grant/Modification Date	June 2005	June 2005	September 2006	September 2006
	(Grant)	(Grant)	(Modification)	(Grant)
Stock price	$0.32	$0.32	$1.70	$1.70
Strike Price	$0.70	$0.77	$0.70	$3.40
Maturity	7 years	7 years	7 years	7 years
Risk free interest rate	4%	4%	5%	5%
Volatility	0%	0%	86%	86%
Fair market value per share	None	None	$1.48	$1.19
Forfeiture rate	0%	0%	0%	0%

The Company determines stock option forfeiture rates based on the historical trends of its employees.

Stock option activity under the Plan was as follows (amounts presented on a pre-Reverse Split basis before the Exchange with MPLC):

	Number of Shares	Weighted- Average Exercise Price	Estimated Aggregate Intrinsic Value
Outstanding at January 1, 2005	None
Granted	946,500	$0.73
Outstanding at December 31, 2005	946,500	$0.73
Exercisable at December 31, 2005	30,000	$0.70
Granted	5,000	$3.40
Forfeited or cancelled	(22,500)	$0.70
Outstanding at December 31, 2006	929,000	$0.74	$892,000
Vested or expected to vest at December 31, 2006	929,000	$0.74	$892,000
Exercisable at December 31, 2006	534,319	$0.73	$518,000

In connection with the termination of an executive, the vesting of approximately 76,000 options was accelerated in September 2006. Additional compensation expense associated with these options was valued under SFAS No.123(R), resulting in $113,000 ($113,000 after tax) of compensation expense recorded immediately at the date of modification.

Grants Outside of Plan

In September 2006, the Company issued options to purchase 250,000 shares of the Company’s common stock to an executive of the Company. These options were issued outside of the Plan due to a limitation in the number of shares available under the Plan, and were issued at an exercisable price of $3.40 (pre-Reverse Split) with other terms similar to those issued under the Plan. There were no other options granted outside of the Plan.

F-14

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Stock Awards  – (continued)

Awards granted outside the Plan are valued in the same manner as options granted under the Plan, including the methods of deciding upon the assumptions used in the Black-Scholes valuation. The fair value of the option award outside the Plan was estimated on the date of grant using a Black-Scholes valuation model that used the assumptions noted in the following table:

Grant/Modification Date	September 2006
(Grant)
Stock price	$1.70
Strike Price	$3.40
Maturity	7 years
Risk free interest rate	5%
Volatility	86%
Fair market value per share	$1.19
Forfeiture rate	0%

Stock option activity outside the Plan was as follows:

	Number of Shares	Weighted- Average Exercise Price	Estimated Aggregate Intrinsic Value
Outstanding at January 1, 2006	None		None
Granted	250,000	$3.40
Outstanding at December 31, 2006	250,000	$3.40	None
Vested or expected to vest at December 31, 2006	None		None
Exercisable at December 31, 2006	None		None

The following table summarizes information concerning currently outstanding and exercisable stock options as of December 31, 2006:

Range of Exercise Prices	Options Outstanding	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
Within Plan
$0.70	524,000	8.4	$0.70	334,319	$0.70
$0.77	400,000	8.4	$0.77	200,000	$0.77
$3.40	5,000	9.4	$3.40	—	$3.40
Outside of Plan
$3.40	250,000	9.4	$3.40	—	$3.40

For the year ended December 31, 2006, $147,000 ($147,000 after tax) of compensation was recorded. As a result of the option modification discussed above, there was no other compensation expense recorded related to stock options for any of the periods presented. No stock-based compensation costs were capitalized as part of the cost of an asset for any of the periods presented. Additionally, SFAS No. 123(R) requires that the tax benefit from the tax deduction related to share-based compensation that is in excess of recognized compensation costs be reported as a financing cash flow rather than an operating cash flow. Prior to January 1, 2006,

F-15

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Stock Awards  – (continued)

the Company would have reported the entire tax benefit related to the exercise of stock options as an operating cash flow if options had been exercised. There was no tax benefit from option exercises for the period ended December 31, 2006.

Compensation cost of approximately $269,000 had not yet been recognized on nonvested awards through December 31, 2006 and is expected to be recognized as follows:

Year Ending December 31,	Compensation Cost
2007	$101,000
2008	$101,000
2009	$67,000
$269,000

Note 6 — Earnings Per Share

The computational components of basic and diluted earnings per share are as follows:

	Net Income	Weighted Average Shares Outstanding	EPS
December 31, 2005
Basic earnings per share	$387,000	7,263,688	$0.05
Effect of dilutive stock options	—	—	—
Diluted earnings per share	$387,000	7,263,688	$0.05
December 31, 2006
Basic earnings per share	$677,000	7,263,688	$0.09
Effect of dilutive stock options	—	—	—
Diluted earnings per share	$677,000	7,263,688	$0.09

For comparative purposes, the 7,263,688 shares of outstanding common stock of the Company, after the recapitalization and the 5 for 1 stock split (as discussed in Note 4), has been retroactively applied to January 1, 2005 and consistently applied throughout all periods presented for the purposes of earnings per share calculations.

Options to purchase an additional 1,012,000 and 520,000 shares of common stock were not included in the computation of diluted earnings per share for the years ended 2006 and 2005, respectively because their exercise price was greater than the market price of the common shares and therefore would be antidilutive.

F-16

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Provision for Income Taxes

The provision for income taxes consists of the following components for the periods ended as follows:

	For the Year Ended December 31,
	2005	2006
Current:
Federal	$4,000	$420,000
State	8,000	105,000
Foreign	26,000	—
	38,000	525,000
Deferred:
Federal	188,000	141,000
State	44,000	42,000
	232,000	183,000
	$270,000	$708,000

The income tax effects of significant items comprising the Company's deferred income tax liabilities are as follows:

December 31, 2006
Deferred tax assets:
Allowance for doubtful accounts	$91,000
Professional fee accrual	22,000
State taxes	36,000
Net operating loss carryforward	27,000
176,000
Valuation Allowance	(27,000)
Total deferred tax assets	149,000
Deferred tax liabilities:
Prepaid expenses	28,000
Depreciation	53,000
Accrual to cash adjustments	483,000
564,000
Net deferred tax liabilities:	$415,000

As of December 31, 2006, the Company had available approximately $90,000 of foreign net operating loss carryforward that relates to the Company’s Australian entity and may be applied against future taxable income of that entity. The foreign net operating loss carryforward will expire in 2014. The foreign net operating loss has a 100% valuation allowance as the Company does not expect to be able to utilize these losses.

F-17

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 7 — Provision for Income Taxes  – (continued)

A reconciliation of the Company’s income tax provision as compared to the tax provision for continuing operations is calculated by applying the statutory federal tax rate at 34% to the income from continuing operations before income taxes for the periods:

	For the Year Ended December 31,
	2005		2006
Computed expected income tax expense at statutory rate	$223,000	34%	$470,000	34%
Benefit for graduated federal rates	(8,000)	(1)%	—	—%
Permanent differences	9,000	1%	65,000	5%
State taxes, net of federal benefit	53,000	8%	144,000	10%
Foreign rate differential	(3,000)	—%	4,000	—%
Amortization of goodwill	(1,000)	—%	(2,000)	—%
Change in valuation allowance	(3,000)	—%	27,000	2%
	$270,000	42%	$708,000	51%

Note 8 — Commitments and Contingencies

Litigation

On August 24, 2006, New Motion and Burton Katz filed an action against Buongiorno USA, Inc. (“Buongiorno”) in the Superior Court of California, county of Orange, seeking a declaration that the non-competition, non-solicitation and non-interference provisions of that certain Employment Agreement dated April 11, 2005, between Burton Katz and Buongiorno, are void and unenforceable under the California Business and Professions Code, an order permanently enjoining Buongiorno from enforcing the above referenced provisions, reasonable attorneys’ fees and other costs related to the action. Subsequent to filing, Buongiorno threatened to withhold payments due to New Motion Inc. for previous sales totaling approximately $340,000.

On October 24, 2006, New Motion filed a Demand for Arbitration with the American Arbitration Association against Buongiorno pursuant to the terms of that certain Marketing Agreement dated January 10, 2006, between New Motion and Buongiorno, whereby New Motion agreed to market certain of Buongiorno’s services and the parties agreed to share revenue generated from such services. The Company seeks payment of $340,000 and attorneys’ fees and other costs related to the action. Subsequently, the Company has settled the dispute with Buongiorno for $384,000, which it received in the first quarter of 2007. The Company is not liable for any additional costs related to this dispute.

In the normal course of business, the Company has been involved in various disputes, which are routine and incidental to the business. In the opinion of management the results of such disputes will not have a significant adverse effect on the financial position or the results of operations of the Company.

Operating Leases

In September 2005, the Company entered into a lease agreement for office space. Prior to that the Company paid month to month rent at a monthly rate of $3,000. Rent payments are $9,969, $10,228, and $10,487 per month through September 30, 2006, 2007, and 2008, respectively. There is a separate 24 month lease which originated in September 2006, with rent payments per month of $4,818 and $5,010 for the twelve months ending August 31, 2007 and August 31, 2008, respectively. In August 2005, the Company entered into an equipment lease for twenty four months at a monthly rental rate of $687 per month.

The following is a schedule by years of future minimum lease payments required under operating leases that have remaining noncancellable lease terms in excess of one year at December 31, 2006.

F-18

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Commitments and Contingencies  – (continued)

Year Ending December 31,	Minimum Payments
2007	$298,000
2008	188,000
$486,000

Rent expense for the year ended to December 31, 2005, was approximately $39,000 for office space and approximately $2,000 for office equipment. Rent expense for the year ended to December 31, 2006, was approximately $155,000 for office space and approximately $9,000 for office equipment, respectively.

Employment Agreements

The Company has various employment agreements for members of its management. Each employment agreement states the compensation benefits and if termination occurs the Company shall continue to pay the executive's then-current base salary and bonus for the balance of the initial term. The average employment contract is two to three years. The future commitments under employment agreements are as follows:

Year Ending December 31,	Future Commitments
2007	$1,578,000
2008	1,034,000
2009	233,000
$2,845,000

Note 9 — Employee Benefit Plan

The Company’s employee benefit plan covers all eligible employees with over three months of service and includes a savings plan under Section 401(k) of the Internal Revenue Code. The savings plan allows participants to make pretax contributions up to 90% of their earnings, with the Company contributing an additional 35% of up to six percent of an employee’s compensation. During the year ended December 31, 2005 and 2006, the Company contributed approximately $1,700 and $20,000, respectively, to the plan.

Note 10 — Related Party Transactions

At various periods throughout the year ended December 31, 2005 and 2006, the Company rented a house owned by one of its officers to various Company employees visiting from out of town. For the year ended December 30, 2005 and 2006 rent payments to this officer totaled of $3,000 and $0, respectively.

The Company utilizes the legal expertise of Stubbs, Alderton & Markiles LLP law firm, which is a founding shareholder of the Company. Total legal services paid to Stubbs, Alderton & Markiles LLP during the year ended December 31, 2005 and 2006 totaled approximately $46,000 and $112,000, respectively.

See Note 3 for related party short-term notes payable.

F-19

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 11 — Supplemental Disclosure of Cash Flow Information

Additional information to the consolidated statement of cash flows is as follows:

	For the Year Ended December 31,
	2005	2006
Cash paid during the period for:
Income taxes	$—	$949,000
Interest	$3,000	$20,000
Noncash Investing and Financing Activities:
Assumption of note payable for expenses paid on behalf of the Company	$295,000

Note 12 — Subsequent Events

Purchase of Certain Mobliss® Assets

On January 19, 2007, the Company entered into an Asset Purchase Agreement with Index Visual & Games Ltd., a Japanese corporation (“IVG”), pursuant to which the Company will purchase from IVG certain mobile associated assets of Mobliss, Inc., a Washington corporation affiliated with IVG, previously purchased by IVG. These assets do not constitute substantially all of the assets or the ongoing business of Mobliss, Inc. and thus will be accounted for at cost consistent with the purchase of specific assets and not the acquisition of a business. The Company purchased the assets specified in the Asset Purchase Agreement through the issuance to IVG of a convertible promissory note (the “IVG Note”) with an aggregate principal amount of up to $2,320,000. Pursuant to the terms of the Asset Purchase Agreement, on January 19, 2007, the Company consummated the initial closing of the acquisition wherein the Company issued the IVG Note in the principal amount of $500,000 to IVG and received all of the assets to be purchased under the Asset Purchase Agreement, other than certain cellular carrier connection contracts described under the Asset Purchase Agreement. On January 26, 2007, the Company increased the principal amount of the IVG Note by $580,000 to $1,080,000 in payment of the assignment of one of the cellular carrier connection contracts listed in the Asset Purchase Agreement. On February 26, 2007, the Company repaid $500,000 of the IVG Note. The Company and IVG are continuing to use commercially reasonable efforts to facilitate an assignment of the agreements not yet assigned to the Company in the initial closing or to facilitate the issuance and execution of new agreements between the carriers and the Company. Pursuant to the terms of the Asset Purchase Agreement, the Company may pay additional sums to IVG for any new cellular carrier connection contracts assigned or issued to us, by increasing the principal amount of the IVG Note up to a maximum of $2,320,000. Unless requested by us, we have no obligation to purchase any additional cellular carrier connection contracts beyond what we had already purchased at February 28, 2007.

The IVG Note bears interest at the rate of 5% per annum accruing from the time amounts are advanced thereunder and matures on the earlier of November 30, 2007 or 30 days after delivery by IVG of written notice to the Company demanding payment. Prior to repayment, IVG may convert the IVG Note into shares of Common Stock at a conversion price of $3.44 per share (on a post-Reverse Split basis). The IVG Note automatically converts into shares of Common Stock at a conversion price of $3.44 (on a post-Reverse Split basis) upon the date that the Common Stock is listed on the New York Stock Exchange, American Stock Exchange, Nasdaq Global Market or Nasdaq Capital Market. The Company also granted IVG piggyback registration rights for the shares issuable upon conversion of the IVG Note. However, the Company is not obligated to register these shares within any specific period of time. The Company intends to account for this note as short-term debt and is currently evaluating the conversion feature and registration rights associated with this note, in accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments.”

F-20

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Subsequent Events  – (continued)

In January 2007, the Board of Directors of the Company agreed to issue 9,900 and 6,300 warrants (14,632 and 9,152 warrants post-Reverse Split, post-Exchange) to both Scott Walker and SGE, respectively. The price of the warrants was set at $5 per share ($3.44 per share post-Reverse Split, post-Exchange) based on the approximate valuation placed on the Company by the current negotiations of the IVG assets and subsequent issuance of note. We have valued the warrants granted using the Black-Scholes option pricing model, and will expense $57,000, the full value of the warrants, in the first quarter of 2007.

Mobile Entertainment Channel Joint Venture

On January 19, 2007, the Company entered into a Heads of Agreement with IVG setting forth the terms of a joint venture with IVG to distribute IVG content within North America and to manage and service the assets acquired under the Asset Purchase Agreement. The joint venture, The Mobile Entertainment Channel Corporation, is a Nevada corporation in which the Company will own a 49% stake and in which IVG will own a 51% stake. Notwithstanding the respective percentage interests of each party, IVG and the Company will share equally in any dividends or other distributions made by the joint venture. The joint venture will be managed by a board of directors consisting of three members. The Company will designate one member to serve on the board of directors, IVG will designate one member to serve on the board of directors and both parties will mutually designate the third member of the board. The Company will enter into a management services agreement with the joint venture pursuant to which the Company will pay the joint venture a management fee equal to the purchase price paid under the Asset Purchase Agreement, with a maximum fee of $2,320,000, in connection with management services rendered to the Company by the joint venture. We made an advance payment on the management fee of $500,000 on March 12, 2007 and expect to make another $500,000 advance payment on June 30, 2007, with the remainder of the management fee payable in quarterly installments, within 30 calendar days following the end of each fiscal quarter through June 30, 2008. Each quarterly payment will equal to 10% of the payments actually received by the Company during such quarter from the cellular carrier connection contracts assigned to the Company under the Asset Purchase Agreement and the advance payments, provided, however, that the Company will not be required to make quarterly payments until the advance payments has been fully accounted for. The Company will determine the impact of this joint venture as it relates to FASB Interpretation No. 46 (R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51.”

Exchange Transaction and Capitalization

On January 31, 2007, the Company entered into an exchange agreement (“Exchange Agreement”) with MPLC, Inc., a Delaware corporation (“MPLC”), and Trinad Capital Master Fund, Ltd. (“Trinad”). The closing (the “Closing”) of the transaction contemplated by the Exchange Agreement (the “Exchange”) occurred on February 12, 2007. At the Closing, MPLC acquired all of the outstanding shares of the capital stock of the Company’s stock. In exchange for the stock, MPLC issued to the Stockholders 500,000 shares (“Series C Preferred Shares”) of MPLC’s Series C Convertible Preferred Stock, par value $0.10 per share (the “Series C Preferred Stock”), which will be convertible into 7,263,688 shares of MPLC’s common stock (on a post-Reverse Split basis). On March 15, 2007, MPLC received the requisite approval from its stockholders to amend its Restate Certificate of Incorporation, as amended, to increase the authorized number of shares of its common stock from 75 million to 100 million and to effect a 1-for-300 reverse stock split (the “Reverse Split”).

After the Closing, the Company continued as a wholly-owned subsidiary of MPLC and all costs associated with this Merger up to the amount of cash received were charged to equity. Although MPLC acquired the Company as a result of the above transactions, the Company’s stockholders hold a majority of MPLC’s common stock following the transactions. Accordingly, for accounting purposes, the acquisition was accounted for as a “reverse acquisition” with the Company deemed to be the “accounting acquiror.” Therefore, the transaction was accounted for as a recapitalization of the Company and recorded based on the fair value of MPLC’s net tangible assets acquired by the Company. No goodwill or other intangible assets were recorded. Effective at Closing, MPLC changed its fiscal year end to December 31. Since the Company is the surviving entity, the financial statements and other data to be reported in MPLC’s Form 10-KSB for the year ended December 31, 2006 will reflect the Company’s historical results of operations prior to these transactions.

F-21

NEW MOTION, INC. AND SUBSIDIARY

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 12 — Subsequent Events  – (continued)

MPLC also assumed the outstanding options and warrants issued by the Company, and those options and warrants now entitle the Company’s holders to purchase 1,712,778 shares of common stock and 23,534 shares of common stock (on a post-Reverse Split basis), respectively. The Exchange represented a combined plan to capitalize MPLC, by executing the Exchange Agreement and effectuating the exchange, to implement a tax-exempt contribution of property under Section 351 of the Internal Revenue Code of 1986, as amended.

On January 24, 2007, MPLC entered into a Series A Convertible Preferred Stock Purchase Agreement with Trinad pursuant to which MPLC sold one share of Series A Preferred Stock to Trinad in a private placement transaction for aggregate gross proceeds to MPLC of $3,500,000. The Series A Preferred Stock is convertible into 1,200,000 shares of Common Stock (on a post-Reverse Slit basis). On January 30, 2007, MPLC entered into the Series B Purchase Agreement with the Series B Investors pursuant to which MPLC sold 650 shares of Series B Preferred Stock to the Series B Investors in a private placement transaction for aggregate gross proceeds to MPLC of $6,500,000. The Series B Preferred Stock is convertible into 1,300,000 shares of Common Stock (on a post-Reverse Slit basis). Both series of preferred stock have mandatory conversion features and will automatically be converted into common shares of MPLC after the Reverse Split.

On February 28, 2007, the Company received gross proceeds of approximately $10 million in a private placement with institutional and accredited investors in exchange for selling approximately 8,333 shares of Series D 8% Convertible Preferred Stock. The Series D Convertible Preferred Stock is automatically convertible into 1,666,700 shares of Common Stock after the Reverse Split.

In connection with the Series A, B and D Preferred Stock financings, Sanders Morris Harris, Inc. acted as placement agent. For their services, we paid Sanders Morris Harris a cash fee equal to 7.5% of the gross proceeds from the financing and five year warrants to purchase 290,909 shares of common stock at an average exercise price of $5.50 per share (post-Reverse Split), which was equivalent to the average per share valuation of the Company for the Series A, B and D Preferred Stock financings. We are currently evaluating our treatment of this warrant issuance to the placement agent in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and Emerging Issues Task Force EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company s Own Stock.” Based on the value of the warrants established by the Black-Scholes option pricing model, we currently expect to credit additional paid in capital in the amount of $1,126,000 with a corresponding offset to Preferred Stock.

Employment Agreement

On March 8, 2007, the Company entered into an Employment Agreement with Scott Walker. Mr. Walker’s Employment Agreement terminates on June 1, 2008. In the current year, Mr. Walker base salary is $225,000, which will increase to $250,000 on June 1, 2007. Mr. Walker’s Employment Agreement also provides that Mr. Walker will be eligible to participate in the Company’s Management Incentive Program. Mr. Walker is also entitled to receive an option to purchase 37,500 shares of the Company’s common stock at an exercise price per share of $6.60 (on a post Reverse-Split basis), however, all options to purchase equity securities of New Motion, Inc. which were previously granted to Mr. Walker were cancelled pursuant to the terms of the Employment Agreement.

2007 Stock Incentive Plan

On February 16, 2007 the Board of Directors of the Company approved the 2007 Stock Incentive Plan (the “2007 Plan”). On March 15, 2007, the Company’s 2007 Plan was adopted by the requisite vote of the stockholders of the Company. The Board of Directors approved the 2007 Plan to ensure that the Company has adequate ways in which to provide stock based compensation to its directors, officers, employees and consultants. The Board believes that the ability to grant stock-based compensation, such as stock options, is important to the Company’s future success. The grant of stock-based compensation, such as stock options, can motivate high levels of performance and provide an effective means of recognizing employee and consultant contributions to the Company’s success. In addition, stock-based compensation can be valuable in recruiting and retaining highly qualified technical and other key personnel who are in great demand, as well as rewarding and providing incentives to the Company’s current employees and consultants.

F-22

NEW MOTION, INC.
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Three and Nine Months Ended
September 30, 2006 and 2007

F-1

NEW MOTION, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share and Per Share Amounts)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$12,991	$544
Accounts receivable, net of allowance for doubtful accounts of $823 (unaudited) and $1,263, respectively	6,268	3,527
Prepaid income taxes	242	578
Prepaid expenses and other	759	167
Deferred income taxes	1,951	149
	22,211	4,965
Property and Equipment	836	146
Other Assets
Acquisition costs, net	781	336
Deposits and other assets	58	47
Intangible asset	904	—
	1,743	383
Total Assets	$24,790	$5,494
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$5,417	$2,870
Accrued expenses	1,057	837
Short-term note payable	89	—
Deferred income taxes	564	564
	7,127	4,271
Long Term Liabilities
Note payable	44	—
Minority interest in joint venture	291	—
COMMITMENTS AND CONTINGENCIES
Stockholders’ Equity
Common stock, par value $0.01, 100,000,000 authorized, 12,096,284 and 7,263,688 issued and outstanding, respectively	121	73
Additional paid-in capital	19,349	84
Retained earnings (deficit)	(2,142)	1,066
	17,328	1,223
Total Liabilities and Stockholders’ Equity	$24,790	$5,494

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

F-2

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In Thousands, Except Share and Per Share Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Net Sales	$10,495	$5,581	$23,031	$12,543
Cost of Sales	1,406	122	3,626	341
Gross Profit	9,089	5,459	19,405	12,202
Expenses
Selling and marketing	7,878	4,076	15,325	6,899
General and administrative	3,331	1,253	8,429	3,034
	11,209	5,329	23,754	9,993
Income (Loss) from Operations	(2,120)	130	(4,349)	2,269
Other Expense (Income)
Interest income	(123)	9	(362)	—
Interest expense	2	3	20	14
Other expense	—	185	21	214
	(121)	197	(321)	228
Income (Loss) Before Provision (Benefit) for Income Taxes	(1,999)	(67)	(4,028)	2,041
Provision (Benefit) for Income Taxes	(206)	370	(1,111)	967
Income (Loss) Before Minority Interest	(1,793)	(437)	(2,917)	1,074
Minority Interest, Net of Income Tax	156	—	291	—
Net Income (Loss)	(1,949)	(437)	(3,208)	1,074
Net Income (Loss) Per Share:
Basic	$(0.16)	$(0.06)	$(0.29)	$0.15
Diluted	$(0.16)	$(0.06)	$(0.29)	$0.13
Weighted Average Shares Outstanding:
Basic	12,000,167	7,263,688	11,108,117	7,263,688
Diluted	12,000,167	7,263,688	11,108,117	8,048,166

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

F-3

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)
(In Thousands)

	Nine Months Ended September 30,
	2007	2006
Cash Flows from Operating Activities
Net income (loss)	$(3,208)	$1,074
Adjustments to reconcile net income to net cash from operating activities:
Allowance for doubtful accounts	(440)	212
Depreciation and amortization	929	18
Stock-based compensation expense	884	113
Deferred income taxes	(1,802)	(104)
Minority interest in net income of consolidated joint venture, net of income tax	291	—
Changes in operating assets and liabilities:
Accounts receivable	(2,301)	(2,271)
Prepaid income taxes	336	(37)
Prepaid expenses	(582)	(41)
Deposits and other assets	(11)	(7)
Employee advance	—	(287)
Accounts payable	2,547	1,271
Accrued expenses	233	341
Net Cash (Used in) Provided by Operating Activities	(3,124)	282
Cash Flows from Investing Activities
Expenditures for Mobliss and Traffix transactions	(766)	—
Purchase of property and equipment	(166)	(24)
Acquisition of Katazo assets	(970)	—
Net Cash Used In Investing Activities	(1,902)	(24)
Cash Flows from Financing Activities
Repayment of notes payable	(575)	(324)
Expenditures for equity financing	(470)	—
Issuance of warrants	57	—
Issuance of preferred stock	18,434	—
Proceeds from exercise of stock options	27	—
Net Cash Provided by (Used in) Financing Activities	17,473	(324)
Net Change in Cash	12,447	(66)
Cash at Beginning of Period	544	350
Cash at End of Period	$12,991	$284
Supplemental Disclosures of Cash Flow Information
Cash paid for interest and taxes	$(44)	$(1,166)
Non-cash financing and investing disclosure (certain non-cash transactions are disclosed in the financial statement footnotes)
Acquisition of intangible assets by issuance of note payable	$(580)	$—
Acquisition of equipment by issuance of note payable	$(708)	$—
Extinguishment of note payable and accrued interest upon conversion of note payable into common stock	$593	$—

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

F-4

NEW MOTION, INC.
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
For the Period from January 1, 2006 to September 30, 2007
(Unaudited)
(In Thousands, Except Share Amounts)

									Additional Paid-in Capital	Retained Earnings	Total
	Series A		Series B		Series D		Common
	Shares	Amounts	Shares	Amount	Shares	Amount	Shares	Amount
Balance at January 1, 2006	—	$—	—	$—	—	$—	7,263,688	$73	$(63)	$389	$399
Stock-based compensation expense	—	—	—	—	—	—	—	—	147	—	147
Net income	—	—	—	—	—	—	—	—	—	677	677
Balance at December 31, 2006	—	—	—	—	—	—	7,263,688	73	84	1,066	1,223
Financing Costs related to reverse acquisition of MPLC	—	—	—	—	—	—	—	—	(682)	—	(682)
Issuance of Series A Preferred (Note 9)	1	—	—	—	—	—	—	—	3,500	—	3,500
MPLC Common Exchange (Note 9)	—	—	—	—	—	—	250,000	3	(3)	—	—
Issuance of Series B Preferred (Note 9)	—	—	650	—	—	—	—	—	6,500	—	6,500
Issuance of Series D Preferred (Note 9)	—	—	—	—	8,333	1	—	—	9,999	—	10,000
Equity issuance costs related to issuance of preferred stock	—	—	—	—	—	—	—	—	(1,566)	—	(1,566)
Value of warrants issued (Note 10)	—	—	—	—	—	—	—	—	57	—	57
Reverse split and conversion (Note 8)	(1)	—	(650)	—	(8,333)	(1)	4,166,658	42	(41)	—	—
Conversion of IVG Note (Note 4)	—	—	—	—	—	—	172,572	1	592	—	593
Issuance of shares for odd lot rounding after Reverse Split (Note 9)	—	—	—	—	—	—	112,678	1	(1)	—	—
Exercise of stock options	—	—	—	—	—	—	55,688	—	27	—	27
Issuance and amortization of restricted stock							75,000	1	108		109
Stock-based compensation expense	—	—	—	—	—	—	—	—	775	—	775
Net loss	—	—	—	—	—	—	—	—	—	(3,208)	(3,208)
Balance at September 30, 2007	—	$—	—	$—	—	$—	12,096,284	$121	$19,349	$(2,142)	$17,328

The accompanying notes are an integral part of these Condensed Consolidated Financial Statements.

F-5

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background and Basis of Presentation

Business

New Motion, Inc. (“New Motion” or the “Company”) and its wholly-owned operating subsidiary New Motion Mobile, Inc. (“New Motion Mobile” and collectively “New Motion” or the “Company”) is an innovative mobile entertainment and Internet media company providing a broad range of digital and mobile services to consumers. New Motion combines and applies the power of the Internet, the latest in mobile technology, and traditional marketing/advertising methodologies to its three strategic service lines — digital music, casual games and interactive contests. Each of these service lines represents unique growth opportunities — for New Motion’s existing domestic business, through the acquisition of product and distribution assets, and through future international business development. New Motion’s innovative brands includes, Bid4Prizes, a low-bid mobile auction game, GatorArcade, a premium online and mobile gaming site, YourCrush, an astrology-driven mobile dating help site, Altnet, a mobile legal music download service featuring original artists, New Motion’s MobileSidewalk,TM a mobile entertainment portal, and RingtoneChannel, a mobile storefront.

New Motion focuses on selectively increasing its services portfolio with high-quality, innovative applications. New Motion’s growing portfolio of mobile entertainment and Internet media services are based primarily on internally generated content, such as Bid4Prizes, GatorArcade and MobileSidewalk’s Music Trivia. Internally generated content generates the majority of New Motion’s revenue. New Motion also licenses some identifiable content, such as ringtones, wallpapers and images from third parties to whom it generally pays a licensing fee on a per-download basis. The monthly end user subscription fees for the Company’s wireless entertainment products and services generally range from $3.99 to $9.99. Across all of its services, the median subscription term of the Company’s users is approximately three months. Premium downloads offered on an a-la-carte basis range from $0.99 to $5.99. The Company generates 95% of its revenues on a subscription basis versus 5% on an a-la-carte basis.

History

New Motion, formerly known as MPLC, Inc., and prior to MPLC, Inc. as The Millbrook Press, Inc. was incorporated under the laws of the State of Delaware in 1994. Until 2004, the Company was a publisher of children’s nonfiction books for the school and library market and the consumer market under various imprints. As a result of market factors, and after an unsuccessful attempt to restructure its obligations out of court, on February 6, 2004, the Company filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Connecticut (the “Bankruptcy Court”). After filing for bankruptcy, the Company sold its imprints and remaining inventory and by July 31, 2004, had paid all secured creditors 100% of amounts owed. At this point in time, the Company was a “shell” company with nominal assets and no material operations. Beginning in January 2005, after the Bankruptcy Court’s approval, all pre-petition unsecured creditors had been paid 100% of the amounts owed (or agreed) and all post petition administrative claims submitted had been paid. In December 2005, $0.464 per eligible share was available for distribution and was distributed to stockholders of record as of October 31, 2005. The bankruptcy proceedings were concluded in January 2006 and no additional claims were permitted to be filed after that date.

New Motion Mobile was formed in March 2005 and subsequently acquired the business of RingtonChannel, an Australian aggregator of ringtones in June 2005. RingtoneChannel was originally incorporated on February 23, 2004. In 2004, RingtoneChannel began to sell ringtones internationally and then launched its first ringtone subscription service in the U.S. in February 2005. In August 2005, New Motion Mobile launched its first successful text message campaign incorporating music trivia. In March 2006, New Motion Mobile partnered with GoldPocket Wireless, now Motricity, a leading provider of mobile technology solutions for media and entertainment companies, to enhance the proficiency and performance of its mobile service offering.

F-6

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background and Basis of Presentation  – (continued)

On October 24, 2006, New Motion (then known as MPLC, Inc.) and certain stockholders entered into a Common Stock Purchase Agreement with Trinad Capital Master Fund, Ltd. (“Trinad”), pursuant to which New Motion agreed to redeem 23,448,870 shares of the New Motion’s common stock from existing stockholders and sell an aggregate of 69,750,000 shares of New Motion’s common stock, representing 93% of the New Motion’s issued and outstanding shares of common stock, to Trinad in a private placement transaction for aggregate gross proceeds of $750,000.

On January 19, 2007, New Motion Mobile entered into an agreement with Index Visual & Games, Ltd. (“IVG”) to purchase certain specified assets of Mobliss, a provider of proprietary applications, delivery systems, and platforms for wireless devices. In return for these assets, New Motion Mobile issued to IVG a convertible promissory note (the “IVG Note”). Mobliss has direct networking and billing connectivity with carriers for executing large-scale SMS campaigns and distributing mobile content to a wide array of mobile devices across multiple carrier networks in the U.S. and Canada. The primary strategic objective of this purchase is to allow New Motion to more efficiently manage its business and operations by enabling it to directly bill and collect from mobile carriers, thus eliminating the fees associated with using third party billing processors and expediting the collection of open carrier receivables. This purchase will also enable New Motion to better serve its customers and end users by expediting the time in which it reacts to changes in the marketplace. As of the end of the third quarter of 2007, New Motion has begun to channel some new subscriber messages traffic onto the acquired assets and developed technology, and expects to increase, at a manageable rate, the volume of messages billed through this system.

Also on January 19, 2007, New Motion Mobile entered into an agreement with IVG to create an Asian-themed mobile entertainment portal, the first major endeavor of its kind in the North American off-deck arena. This new direct-to-consumer service provides an opportunity for New Motion to tap into a new market with Asian-themed content, delivering sophisticated mobile products. The joint venture is to be registered under the name The Mobile Entertainment Channel Corporation (“MECC”) and will assist New Motion in expanding its service offerings by partnering with IVG, a leading global player in the interactive games and mobile space. As of the end of the third quarter of 2007, New Motion is evaluating services and content to be offered by MECC.

In February, 2007, New Motion Mobile completed an exchange transaction (the “Exchange”) pursuant to which it merged with a publicly traded company, MPLC, Inc., so that New Motion Mobile became a publicly traded company, trading under the ticker “MPNC” on the Over-The-Counter Bulletin Board (“OTCBB”). In connection with the Exchange, MPLC, Inc. (now called New Motion, Inc.) raised gross proceeds of approximately $20 million in equity financing through the sale of its Series A Preferred Stock, Series B Preferred Stock and Series D Preferred Stock.

After receiving approval by written consent of holders of a majority of all classes of its common and preferred stock and the approval of such holders voting together and as a single class, on May 2, 2007, MPLC, Inc. filed a certificate of amendment to its restated certificate of incorporation with the Delaware Secretary of State to effect the following corporate actions: (i) increase the authorized number of shares of its Common Stock from 75,000,000 to 100,000,000, (ii) change its corporate name to New Motion, Inc. from MPLC, Inc., and (iii) effect a 1-for-300 reverse split. In connection with these corporate actions, New Motion also changed its ticker to “NWMO” on the OTCBB.

On April 1, 2007, New Motion entered into a Binding Letter of Intent (the “LOI”) with Opera Telecom USA (“Opera”) to purchase the following identified and specified assets (the “Katazo Assets”): (1) the domain name www.katazo.com, (2) website html code and graphics, (3) access to a content management system, (4) a subscriber list, and (5) prepaid short codes. New Motion purchased the assets for $970,000 in cash. The closing of the asset purchase occurred on May 25, 2007. New Motion is actively operating the acquired Katazo assets and maintaining the respective websites, and is continuing to generate revenue from these assets.

F-7

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background and Basis of Presentation  – (continued)

In accordance with the terms of the IVG Note, on June 15, 2007, IVG converted all outstanding principal and accrued interest on the IVG Note into 172,572 shares of common stock at a conversion price of $3.44 per share, the fair market value of the Company’s stock on the date of issuance of the IVG Note.

On September 26, 2007, New Motion executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Traffix, Inc., a Delaware corporation (“Traffix”), and NM Merger Sub, a Delaware corporation and wholly-owned subsidiary of New Motion (“Merger Sub”), pursuant to which Merger Sub will merge with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix shall continue as the surviving corporation in the merger, thus becoming a wholly-owned subsidiary of New Motion (the “Merger”). Traffix, Inc. is a premier interactive media company that develops its own content and builds Internet and mobile communities tailored to consumers specific interests and lifestyles. Traffix’s full solution marketing services delivers media, analytics and results to third parties through its four business groups: Traffix Performance Marketing, which offers marketers brand and distribution solutions via Traffix’s proprietary ad-serving optimization technology, SendTraffic, a performance focused, search engine marketing firm, Hot Rocket Marketing, an online direct-response media firm leveraging a vast online inventory across sites, networks, search engines and email, and mxFocus, a developer and distributor of content and services for mobile phones and devices.

At the effective time of the Merger, the stockholders of Traffix, and other security holders, will receive in aggregate 11,917,520 shares of New Motion common stock, including shares underlying options to purchase shares of New Motion common stock, in exchange for their shares of Traffix common stock and options to purchase shares of Traffix common stock. Based on the capitalization of both companies as of September 26, 2007, the date of the merger agreement, Traffix stockholders will receive 0.683 shares of New Motion common stock for each share of Traffix common stock. The exchange ratio and the aggregate number of shares are subject to adjustment as provided in the Merger Agreement if certain contingent matters are not resolved in accordance with the requirements and conditions referenced in the Merger Agreement. Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of Traffix common stock will convert into and become an option to purchase common stock of New Motion upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger. It is the intent of the parties that the aggregate Merger Consideration, together with the shares of New Motion’s common stock to be issued to holders of Traffix options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of New Motion’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all of New Motion’s outstanding options and warrants and settlement of certain contingent matters described in the Merger Agreement. Subject to satisfaction of all closing conditions, the merger is expected to close during the first quarter of 2008.

See Note 3 of these financial statement footnotes for more information about the merger with Traffix.

Interim Financial Information

New Motion’s condensed balance sheet as of December 31, 2006 has been derived from audited financial statements and the interim condensed consolidated financial statements have been prepared from the records of New Motion without audit. New Motion’s unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to those rules and regulations, although New Motion believes that the disclosures made are adequate to make the information not misleading. In the opinion of management, all adjustments, which consist of only normal recurring adjustments to present fairly the financial position at September 30, 2007, and the results of operations and cash flows for the three- and nine-months ended September 30, 2007 and 2006, respectively, have been made. These interim consolidated financial statements should be read in conjunction with New Motion’s audited

F-8

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Background and Basis of Presentation  – (continued)

financial statements and notes thereto for each of the two years in the period ended December 31, 2006 contained in the Company’s Annual Report on Form 10-KSB filed with the SEC on April 2, 2007. The results of operations for the three- and nine-months ended September 30, 2007 are not necessarily indicative of the results to be expected for any other interim period or for the full fiscal year.

Note 2 — Summary of Significant Accounting Policies

Principles of Consolidation

The condensed consolidated financial statements include the accounts of RingtoneChannel from its inception in February 2004 and the accounts of New Motion Mobile from its inception in March 2005. All significant intercompany balances and transactions have been eliminated in consolidation. New Motion has focused its efforts on the high-growth opportunities in the United States market with less focus on the international market that was historically Ringtone Channel’s business. As such, by September 2006, the operations of RingtoneChannel were essentially blended into the operations of New Motion Mobile and New Motion began the process for the eventual dissolution of the RingtoneChannel legal entity.

Beginning in the first quarter of 2007, New Motion’s consolidated financial statements also include the accounts of its joint venture. On January 19, 2007, New Motion entered into a Heads of Agreement with IVG, setting forth the terms of the joint venture to distribute IVG content within North America and to manage and service the Mobliss assets acquired from IVG. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51,” the results of MECC have been consolidated with New Motion’s accounts because New Motion (i) currently controls the joint venture’s activities, (ii) will share equally in any dividends or other distributions made by the joint venture, and (iii) expects to fund the joint venture and absorb the expected losses for the foreseeable future. New Motion owns a 49% stake and IVG owns a 51% stake in the joint venture. As a result of the consolidation, the minority interest liability on New Motion’s balance sheet represents IVG’s interest in the operating results of the joint venture.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the recognition of revenue and related chargebacks and other credits, realizability of accounts receivable, recoverability of long-lived assets, valuation of stock options and deferred taxes. Actual results could materially differ from those estimates.

Risks and Uncertainties

New Motion operates in industries that are subject to intense competition, government regulation and rapid technological change. New Motion’s operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

Fair Value of Financial Instruments

The carrying amounts of current assets and liabilities are carried at historical value. Due to the relatively short maturity of these items, historical values are a reasonable estimate of their fair values.

Foreign Currency Risk

New Motion has conducted a small amount of sales activity in Australia which is collected by its billing partner in Australian currency and remitted to New Motion in the U.S. In addition, New Motion’s subsidiary in Australia conducts its business in its local currency. New Motion has experienced insignificant foreign exchange gains and losses to date without engaging in any hedging activities.

F-9

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

New Motion’s foreign operations’ functional currency is the applicable local currency. Assets and liabilities for these foreign operations are translated at the exchange rate in effect at the balance sheet date, and income and expenses are translated at average exchange rates prevailing during the year. Translation gains or losses are reflected in the statement of operations.

Concentration of Credit Risk

New Motion is currently utilizing several billing partners in order to provide content and subsequent billings to its customers. These billing partners, or aggregators, act as a billing interface between New Motion and the mobile phone carriers that ultimately bill New Motion’s end user subscribers. These partner companies have not had long operating histories in the U.S. or operations with traditional business models. These companies face a greater business risk in the market place, due to a constant evolving business environment that stems from the infancy of the U.S. mobile content industry.

The following table reflects the concentration of sales and accounts receivable with these billing aggregators:

	For the Nine Months Ended September 30,		For the Three Months Ended September 30,
	2007	2006	2007	2006
Revenue
Customer A	8%	43%	5%	21%
Customer B	—%	9%	—%	4%
Customer C	87%	48%	89%	74%
Other Customers	5%	—%	6%	1%

	As of September 30, 2007	As of December 31, 2006
Accounts receivable
Customer A	11%	18%
Customer B	—%	11%
Customer C	83%	70%
Other Customers	6%	1%

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. New Motion makes estimates for future refunds, charge backs or credits, and provides for these probable uncollectible amounts through a credit to a valuation allowance and a reduction of recorded revenues in the period for which the sale occurs based on analyses of previous rates and trends, which have historically varied between zero and 17% of gross revenue. This reserve is reconciled once a carrier remits total payment to the New Motion’s aggregator, who subsequently remits payments to New Motion, usually between 60 to 180 days after billing. Balances that are still outstanding and deemed uncollectible after management has performed this reconciliation are written off through a charge to the valuation allowance and a credit to trade accounts receivable.

Due to the payment terms of the carriers requiring in excess of 60 days from the date of billing or sale, New Motion utilizes factoring facilities offered by its aggregators. This factoring feature allows for payment of 70% of the prior month’s billings 15 to 20 days after the end of the month. For this feature, New Motion pays an additional fee of 2.5% to 5% of the amount factored. For the three months ended September 30, 2007, the gross amount of invoices subject to factoring totaled approximately $10,465,000. The total factored amount of these invoices equals approximately $7,187,000. As of September 30, 2007, New Motion had

F-10

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

reserves and allowances of approximately $823,000 against these factored amounts. This compares to $6,146,000 of gross invoices subject to factoring for the three months ended September 30, 2006, of which the total factored amount of these invoices equaled approximately $3,902,000. This factoring facility is offered on a recourse basis. Gross sales for each month are reported net of any of these factoring fees. New Motion believes that the reserve established against the accounts receivable balance is adequate to cover any credits and charge backs from the carrier and that New Motion will not be required to repay any amounts to the aggregator.

Property and Equipment

New Motion provides for depreciation using the straight-line method over the estimated useful lives of its property and equipment, ranging from three to five years. Repairs and maintenance expenditures that do not significantly add value to property and equipment, or prolong its life, are charged to expense, as incurred. Gains and losses on dispositions of property and equipment are included in the operating results of the related period.

Intangible Assets Measurement and Recognition

For intangible assets acquired, in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” New Motion recognizes and measures the intangible asset acquired based on its fair value, or in the case of a group of intangible assets acquired, based on each asset’s relative fair value. New Motion uses a range of valuation methodologies, including performing discounted cash flow analysis, to value acquired intangible assets. Discounted cash flow analysis requires assumptions about the timing and amount of future cash inflows and outflows, risk, the cost of capital, and terminal values. Each of these factors can significantly affect the value of the intangible asset. The estimates of future cash flows, based on reasonable and supportable assumptions and projections, require management’s judgment. Any changes in key assumptions about our businesses and their prospects, or changes in market conditions, could result in an impairment charge. Some of the more significant estimates and assumptions inherent in the intangible asset valuation process include: the timing and amount of projected future cash flows; the discount rate selected to measure the risks inherent in the future cash flows; and the assessment of the asset’s life cycle and the competitive trends impacting the asset, including consideration of any technical, legal or regulatory trends.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Assets to be disposed of, if any, would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. For each of the periods reported herein, New Motion’s management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for New Motion’s services will continue which could result in impairment of long-lived assets in the future.

Stock-Based Compensation

New Motion has historically utilized the fair value method of recording stock-based compensation as contained in Statement of Financial Accounting Standards (“SFAS”) No. 123, “Accounting for Stock-Based Compensation,” as amended, whereby, compensation expense is measured at the grant dated based on the value of the award and is recognized over the service period, which is usually the vesting period. The fair value of stock options is estimated on the grant date using the Black-Scholes option pricing model.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment,” (“SFAS No. 123(R)”), which is a revision of SFAS No. 123. SFAS No. 123(R) supersedes Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” Generally, the approach in

F-11

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

SFAS No. 123(R) is similar to the approach described in SFAS No. 123. However, SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative. SFAS No. 123(R) also establishes accounting requirements for measuring, recognizing and reporting share-based compensation, including income tax considerations. One such change was the elimination of the minimum value method, which under SFAS No. 123 permitted the use of zero volatility when performing Black-Scholes valuations. Under SFAS No. 123(R), companies are required to use expected volatilities derived from the historical volatility of the company’s stock, implied volatilities from traded options on the company’s stock and other factors. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current accounting literature.

The provisions of SFAS No. 123(R) were effective for and adopted by New Motion as of January 1, 2006. As the Company was using the fair market value accounting for stock based compensation pursuant to SFAS No. 123, the adoption of SFAS No. 123(R) was made using the modified prospective method. Under the modified prospective application, the cost of new awards and awards modified, repurchased or cancelled after the required effective date and the portion of awards for which the requisite service has not been rendered (unvested awards) that are outstanding as of the required effective date will be recognized as the requisite service is rendered on or after the required effective date. The compensation cost for that portion of awards shall be based on the grant-date fair value of those awards as calculated under SFAS No. 123.

Since New Motion had previously recorded stock compensation expense under the fair value method prescribed by SFAS No. 123, the adoption of SFAS No. 123(R) did not have a significant impact on New Motion’s results of operations, income taxes or earnings per share.

New Motion estimates stock option forfeiture rates based on historical trends of its employees.

Revenue Recognition

New Motion recognizes revenue from the sale or subscription of its applications to wireless subscribers under distribution agreements with wireless carriers and other distributors in the period in which the applications are purchased or over the period in which the applications are subscribed, assuming that: fees are fixed and determinable; we have no significant obligations remaining; and collection of the related receivable is reasonably assured. The Company makes estimates and creates reserves for future refunds, charge backs or credits in the period for which the sale occurs based on analyses of previous rates and trends, which have historically varied between zero and 17% of gross revenue. This reserve is reconciled once a carrier remits total payment to the Company’s aggregator, who subsequently remits payment usually 60 to 180 days after billing. Management reviews the revenue by carrier on a monthly basis and gross billings on a daily basis to identify unusual trends that could indicate operational, carrier or market issues which could lead to a material misstatement in any reporting period. Additionally, on a weekly basis, management monitors cash settlements made by carriers to the aggregators. New Motion’s policy is to record differences between recognized revenues and actual revenue in the next reporting period once the actual amounts are determined. To date, differences between estimates and ultimate reconciled revenues have not been significant.

Revenue earned from certain aggregators may not be reasonably estimated. In these situations, New Motion’s policy is to recognize revenue upon the receipt of a carrier revenue report, which usually is received just prior to actual cash collection (i.e., on a cash basis). These revenue amounts are not significant.

F-12

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

In accordance with Emerging Issues Task Force (“EITF”) No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” New Motion recognizes as revenue the net amount the wireless carrier or distributor pays to New Motion upon the sale of applications, net of any service or other fees earned and deducted by the wireless carrier or distributor. New Motion has evaluated its wireless carrier and distributor agreements and has determined that it is not the principal when selling its applications through wireless carriers.

Software Development Costs

New Motion accounts for software development costs in accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed.” Costs incurred in the research and development of software products and enhancements to existing software products are expensed until the time when technological feasibility is established. Costs incurred from that point through the point the product is available for general release to customers are capitalized. Under New Motion’s current practice of developing new applications, the technological feasibility of the underlying software is not established until substantially all product development is complete, which generally includes the development of a working model. As a result, to date, New Motion has not capitalized any costs relating to its application development because the costs incurred after the establishment of technological feasibility of applications have not been significant.

Advertising and Marketing Expense

New Motion expenses advertising and marketing costs as incurred. For the nine months ended September 30, 2006 and 2007, advertising and marketing expenses were $6,899,000 and $15,325,000, respectively. For the quarters ended September 30, 2006 and 2007, advertising and marketing expenses were $4,076,000 and $7,878,000, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the period that includes the enactment date.

New Motion provides a valuation allowance against a portion of its deferred tax assets. In assessing the realization of deferred tax assets, management weighs the positive and negative evidence to determine if it is more likely than not that some or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in the appropriate tax jurisdiction. A decrease in New Motion’s valuation allowance would result in an immediate material income tax benefit, an increase in total assets and stockholder's equity and could have a significant impact on earnings in future periods.

New Motion’s estimate of the value of its tax reserves contains assumptions based on past experiences and judgments about the interpretation of statutes, rules and regulations by taxing jurisdictions. It is possible that the ultimate resolution of these matters may be greater or less than the amount that New Motion estimated. If payment of these amounts proves to be unnecessary, the reversal of the liabilities would result in tax benefits being recognized in the period in which it is determined that the liabilities are no longer necessary. If the estimate of tax liabilities proves to be less than the ultimate assessment, a further charge to expense would result.

F-13

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109,” which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Income Taxes.” This Interpretation prescribes a comprehensive model for how a company should recognize, measure, present and disclose in its financials statements uncertain tax positions that it has taken or expects to take on a tax return, including a decision whether to file or not to file a return in a particular jurisdiction. Under the Interpretation, the financial statements must reflect expected future tax consequences of these positions presuming the taxing authorities’ full knowledge of the position and all relevant facts. The Interpretation also revises disclosure requirements and introduces a prescriptive, annual, tabular roll-forward of the unrecognized tax benefits. This Interpretation is effective for fiscal years beginning after December 15, 2006.

New Motion and its subsidiaries file income tax returns in the U.S. and Australian federal jurisdictions and the state of California jurisdiction. New Motion is subject to U.S. and Australia federal examinations and California state examinations by tax authorities. The statute of limitations for 2005 and 2006 in all jurisdictions remains open and are subject to examination by tax authorities.

New Motion adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. As a result of the implementation of Interpretation 48, New Motion recognized no change in the liability for unrecognized tax benefits. New Motion does not have any unrecognized tax benefits as of January 1, 2007, and June 30, 2007.

New Motion does not have any tax positions in the balance at January 1, 2007, for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to taxing authorities to an earlier period. New Motion also has no unrecognized tax benefits in the balance at January 1, 2007, that if recognized, would impact the effective tax rate. As a result, New Motion expects no adjustment to its amount of unrecognized tax benefits during 2007.

New Motion recognizes interest and penalties accrued related to unrecognized tax benefits in income tax expense. The Company had no amount accrued for the payment of interest and penalties accrued at September 30, 2007.

For the nine-months ended September 30, 2007, New Motion has a benefit for income taxes of approximately $1,111,000. This represents a current tax benefit for New Motion of $1,411,000, offset by a tax provision of $300,000 for its consolidated joint venture entity, MECC. For the three months ended September 30, 2007, New Motion has a benefit for income taxes of approximately $206,000. This represents a current tax benefit for New Motion of $367,000, offset by a tax provision of $161,000 for MECC.

Earnings per Share

Basic earnings per share (“EPS”) is computed by dividing reported earnings by the weighted average number of shares of common stock outstanding for the period. Diluted EPS includes the effect, if any, of the potential issuance of additional shares of common stock as a result of the exercise or conversion of dilutive securities, using the treasury stock method. Potential dilutive securities for the Company include outstanding stock options, warrants and convertible debt.

New Accounting Pronouncements

In February 2007, FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“FAS 159”), which gives companies the option to measure eligible financial assets, financial liabilities and firm commitments at fair value (i.e., the fair value option), on an instrument-by-instrument basis, that are otherwise not permitted to be accounted for at fair value under other accounting standards. The election to use the fair value option is available when an entity first recognizes a financial asset or liability or upon entering into a firm commitment. Subsequent changes in fair value must be recorded in earnings.

F-14

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 2 — Summary of Significant Accounting Policies  – (continued)

FAS 159 is effective for financial statements issued for fiscal year beginning after November 15, 2007. New Motion does not expect adoption of FAS 159 will have a material impact on our consolidated results of operations or financial position.

In December 2006, the FASB issued FASB Staff Position EITF 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP EITF 00-19-2”). FSP EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with SFAS No. 5, “Accounting for Contingencies.” FSP EITF 00-19-2 further clarifies that a financial instrument subject to a registration payment arrangement should be accounted for in accordance with other applicable GAAP without regard to the contingent obligation to transfer consideration pursuant to the registration payment arrangement. FSP EITF 00-19-2 is effective for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to December 21, 2006. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of FSP EITF 00-19-2, the standard is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption for interim or annual periods for which financial statements or interim reports have not been issued is permitted. New Motion does not expect adoption of FSP EITF 00-19-2 will have a material impact on its consolidated results of operations or financial position.

Note 3 — Merger with Traffix

On September 26, 2007, New Motion executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with Traffix, Inc., a Delaware corporation (“Traffix”), and NM Merger Sub, a Delaware corporation and wholly-owned subsidiary of New Motion (“Merger Sub”), pursuant to which Merger Sub will merge with and into Traffix, the separate existence of Merger Sub shall cease, and Traffix shall continue as the surviving corporation in the merger, thus becoming a wholly-owned subsidiary of New Motion (the “Merger”).

Traffix, Inc. is a premier interactive media company that develops its own content and builds Internet and mobile communities tailored to consumers specific interests and lifestyles. Traffix’s full solution marketing services delivers media, analytics and results to third parties through its four business groups: Traffix Performance Marketing, which offers marketers brand and distribution solutions via Traffix’s proprietary ad-serving optimization technology, SendTraffic, a performance focused, search engine marketing firm, Hot Rocket Marketing, an online direct-response media firm leveraging a vast online inventory across sites, networks, search engines and email, and mxFocus, a developer and distributor of content and services for mobile phones and devices.

Merger Consideration

At the effective time of the Merger, the stockholders of Traffix, and other security holders, will receive in aggregate 11,917,520 shares of New Motion common stock, including shares underlying options to purchase shares of New Motion common stock, in exchange for their shares of Traffix common stock and options to purchase shares of Traffix common stock. Based on the capitalization of both companies as of September 26, 2007, the date of the merger agreement, Traffix stockholders will receive 0.683 shares of New Motion common stock for each share of Traffix common stock. The exchange ratio and the aggregate number of shares are subject to adjustment as provided in the Merger Agreement if certain contingent matters are not resolved in accordance with the requirements and conditions referenced in the Merger Agreement. Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of Traffix common stock will convert into and become an option to purchase common stock of New Motion upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger.

F-15

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 3 — Merger with Traffix  – (continued)

It is the intent of the parties that the aggregate Merger Consideration, together with the shares of New Motion’s common stock to be issued to holders of Traffix options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of New Motion’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all of New Motion’s outstanding options and warrants and settlement of certain contingent matters described in the Merger Agreement. Subject to satisfaction of all closing conditions, the merger is expected to close during the first quarter of 2008.

Accounting Treatment

In accordance with SFAS No. 141, “Business Combinations,” the Merger will be accounted for as an acquisition of Traffix by New Motion using the purchase method of accounting under U.S. generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of the acquired company are, as of completion of the merger, recorded at their respective fair values and added to those of the reporting public issuer, including an amount for goodwill representing the difference between the purchase price and the fair value of the identifiable net assets. Applicable income tax effects arising from these fair value adjustments on the assets of the acquired company will be included as a component of the combined company’s deferred tax asset or liability.

Financial statements of New Motion issued after the merger will reflect only the operations of Traffix after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Traffix.

New Motion’s management expects to engage an independent third party valuation firm to determine the fair value of the amortizable identifiable intangible assets when the merger is consummated. The actual purchase price allocation, including allocation of the purchase price to specific identifiable intangibles and liabilities assumed, and the resulting goodwill, is dependant upon a number of factors, including the impact of potential restructuring activities, actual transaction costs and the stock price volatility of New Motion. Additionally, the fair value of assets acquired and liabilities assumed may be materially impacted by the results of Traffix’s operations up to the closing date of the merger.

Note 4 — Transactions with IVG

Purchase of Mobliss Assets and IVG Note

On January 19, 2007, New Motion entered into an Asset Purchase Agreement with IVG, pursuant to which the New Motion purchased from IVG certain mobile associated assets of Mobliss. These assets do not constitute substantially all of the assets or the ongoing business of Mobliss and thus will be accounted for at cost consistent with the purchase of specific assets and not the acquisition of a business. New Motion purchased the assets specified in the Asset Purchase Agreement through the issuance to IVG of the IVG Note with an aggregate principal amount of up to $2,320,000. Pursuant to the terms of the Asset Purchase Agreement, on January 19, 2007, New Motion consummated the initial closing of the acquisition wherein New Motion issued the IVG Note in the principal amount of $500,000 to IVG and received all of the assets to be purchased under the Asset Purchase Agreement, other than certain cellular carrier connection contracts described under the Asset Purchase Agreement. On January 26, 2007, New Motion increased the principal amount of the IVG Note by $580,000 to $1,080,000 as payment for the assignment of one of the cellular carrier connection contracts listed in the Asset Purchase Agreement. On February 26, 2007, the Company repaid $500,000 of the IVG Note.

The IVG Note bore interest at the rate of 5% per annum accruing from the time amounts were advanced thereunder and matured on the earlier of November 30, 2007 or 30 days after delivery by IVG of written notice to the Company demanding payment. Prior to repayment, IVG could convert the IVG Note into shares of common stock at a conversion price of $3.44 per share, the fair market value of New Motion’s common stock on the date of issuance of the IVG Note. The IVG Note was also automatically convertible into shares of common stock at a conversion price of $3.44 upon the date that the common stock was listed on the

F-16

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 4 — Transactions with IVG  – (continued)

New York Stock Exchange, American Stock Exchange, Nasdaq Global Market or Nasdaq Capital Market. New Motion granted IVG piggyback registration rights for the shares issuable upon conversion of the IVG Note. In accordance with EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios, and EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments,” New Motion accounted for the IVG Note as short-term debt and did not separately value the convertibility feature of the IVG Note because (i) this option was contingent upon a future undeterminable event, (ii) the number of shares to be issued was not determinable until the future event occurred and (iii) the derivative component of the IVG Note is embedded and not detachable from the IVG Note.

In accordance with the terms of the IVG Note, on June 15, 2007, IVG converted all outstanding principal and accrued interest on the IVG Note into 172,572 shares of common stock at a conversion price of $3.44 per share, the fair market value of New Motion’s stock on the date of issuance of the IVG Note. In accordance with SFAS No. 84, “Induced Conversions of Convertible Debt (An Amendment of APB Opinion No. 26),” the Company has not recognized a gain or loss upon the conversion of the IVG Note because the conversion was pursuant to original conversion terms, such that the debt was extinguished in exchange for equity pursuant to a preexisting contract that was already recognized in New Motion’s financial statements.

Mobile Entertainment Channel Corporation

Concurrent with the signing of the Asset Purchase Agreement with IVG, New Motion also entered into a Heads of Agreement with IVG, setting forth the terms of a joint venture with IVG to distribute IVG content within North America and to manage and service the assets acquired under the Asset Purchase Agreement. The joint venture, MECC, is a Nevada corporation in which New Motion owns a 49% stake and IVG owns a 51% stake. The joint venture is to be managed by a three-member board, with each party designating one member and both parties mutually designating the third member of the board. New Motion will enter into a management services agreement with the joint venture pursuant to which it will pay the joint venture a management fee equal to the purchase price paid under the Asset Purchase Agreement, or $1,080,000, for management services rendered by the joint venture. New Motion made an advance payment on the management fee of $500,000 on March 12, 2007, and made another, final, advance payment of $500,000 on September 4, 2007. New Motion is required to make additional quarterly management fee payments to the joint venture equal to 10% of the revenue generated from the assets New Motion acquired from IVG. As of the end of the third quarter of 2007, New Motion is evaluating services and content to be offered by MECC.

New Motion’s condensed consolidated financial statements include the accounts of the MECC joint venture. In accordance with FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities (revised December 2003) — an interpretation of ARB No. 51,” the results of MECC have been consolidated with New Motion’s accounts because New Motion (i) currently controls the joint venture’s activities, (ii) will share equally in any dividends or other distributions made by the joint venture, and (iii) expects to fund the joint venture for the foreseeable future. The consolidation of MECC reflects the elimination of all intercompany transactions. MECC is reflected with the following balances in New Motion’s consolidated balance sheet at September 30, 2007: current assets of $882,000 and current liabilities of $300,000. MECC’s results are reflected in New Motion’s consolidated statement of operations for the nine months ended September 30, 2007, and all intercompany transactions have been eliminated. The resulting minority interest was $291,000, net of provision for income tax of $300,000 for the nine months ended September 30, 2007. For the three months ended September 30, 2007 the resulting minority interest was $156,000, net of provision for income tax of $161,000. The minority interest reflects New Motion’s joint venture partner’s portion of MECC’s net income or loss for the period.

F-17

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 5 — Purchase of Katazo Assets

On April 1, 2007, New Motion entered into an LOI with Opera to purchase the following identified and specified assets: (1) the domain name www.katazo.com, (2) website html code and graphics, (3) access to a content management system, (4) a subscriber list, and (5) prepaid short codes. The Company purchased the assets for $970,000 in cash. The closing of the asset purchase occurred on May 25, 2007. Both parties expect to execute a more complete written agreement to supersede the LOI. According to the terms of the LOI, New Motion may terminate the LOI or final agreement in the event that the total number of billable subscribers is reduced by more than 15% during any 30-day period between April 1, 2007 and June 30, 2007 (“Termination Period”). According to the LOI, there is no limit to the time New Motion can take to assess whether to terminate the LOI or final agreement. In the event of termination, the purchase price will be refunded to New Motion, less any amounts New Motion has collected from the assets. New Motion has elected not to terminate the LOI based on an analysis of the decline in billable subscribers during the Termination Period. In accordance with APB Opinion No. 16, “Business Combinations” and EITF 98-3, “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business,” New Motion has determined that the purchase of assets was not a purchase of a business. New Motion has also evaluated the specified assets and, in accordance with SFAS 142, “Goodwill and Other intangible Assets,” has allocated the cost of the acquisition to the individual assets based on their relative fair values, without any goodwill. The $970,000 purchase price was allocated among the identified intangible assets as described in the following table. The table also shows the identifiable assets’ useful lives, over which New Motion is amortizing the purchase price.

	Allocation	Life (Months)
Domain name	$1,000	Indefinite
Website code	5,000	Indefinite
Content management system	5,000	12
Subscriber list	949,000	18
Prepaid short codes	10,000	5
	$970,000

New Motion is actively operating the acquired Katazo assets and maintaining the respective websites, and is continuing to generate revenue from these assets.

Note 6 — Intangible Assets

New Motion’s intangible assets consist of a cellular carrier connection contract acquired pursuant to the Asset Purchase Agreement with IVG and a subscriber list and certain other Katazo assets acquired from Opera. The gross carrying amount of New Motion’s intangible assets totals $1,540,000 and as of September 30, 2007 the accumulated amortization applicable to the intangible assets was $636,000, resulting in a net carrying amount of $904,000. The amortizable intangible assets acquired are being amortized over periods of five to 18 months.

Note 7 — Debt

In addition to the IVG Note, which was subsequently converted into New Motion’s common stock (see “Note 4 — Transactions with IVG”), New Motion also has a fully amortizable note payable due to Oracle for hardware and software purchases made on February 28, 2007 (“Oracle Note”). The term of the note is two years and interest charged there under is approximately 8% per annum In accordance with the terms of the Oracle Note, New Motion makes regular quarterly payments of principal and interest.

F-18

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 8 — Earnings per Share

The computational components of basic and diluted earnings per share are as follows:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2007	2006	2007	2006
EPS Denominator:
Basic weighted average shares	12,000,167	7,263,688	11,108,117	7,263,688
Effect of dilutive securities	—	—	—	784,478
Diluted weighted average shares	12,000,167	7,263,688	11,108,117	8,048,166
EPS Numerator (effect on net income):
Basic weighted average earnings	$(1,949,000)	$(437,000)	$(3,208,000)	$1,074,000
Effect of dilutive securities	—	—	—	—
Diluted weighted average earnings	$(1,949,000)	$(437,000)	$(3,208,000)	$1,074,000
Earnings per share:
Basic weighted average earnings	$(0.16)	$(0.06)	$(0.29)	$0.15
Effect of dilutive securities	—	—	—	(0.02)
Diluted weighted average earnings	$(0.16)	$(0.06)	$(0.29)	$0.13

For comparative purposes, the 7,263,688 shares of outstanding common stock of the Company, after the recapitalization in May 2007, has been retroactively and consistently applied throughout all periods presented for the purposes of earnings per share calculations.

Common stock underlying outstanding options, convertible securities and warrants were not included in the computation of diluted earnings per share for the three- and nine-months ended September 30, 2007, because their inclusion would be antidilutive when applied to the Company’s net loss per share. For the three- and nine-months ended September 30, 2007, the Company’s weighted average shares outstanding includes the effects of (i) 1,200,000 common shares as of January 19, 2007, after the conversion of the Series A Preferred Stock, (ii) 1,300,000 common shares as of February 12, 2007, after the conversion of the Series B Preferred Stock, (iii) 250,000 common shares which were issued and outstanding shares of MPLC immediately prior to the Exchange as of February 12, 2007, (iv) 1,666,658 common shares as of March 6, 2007, after the conversion of the Series D Preferred Stock, (v) 172,572 common shares as of June 15, 2007, after the conversion of the IVG Note, and (vi) 112,678 common shares issued for odd lot rounding in connection with the Reverse Split.

Under the treasury stock method, options to purchase 1,131,683 shares of common stock and notes convertible into 20,465 shares of common stock were not included in the computation of diluted earnings per share for the three- and nine-months ended September 30, 2006 because their exercise or conversion prices were greater than the then value of the common shares and therefore are antidilutive. Up until February 2007 there was no market for New Motion’s common stock because it was not a publicly traded entity. Thus, for purposes of determining the effect of dilutive securities under the treasury stock method, the value of the common stock for the three- and nine-months ended September 30, 2006 was determined to be less than the exercise and conversion prices of the options and convertible notes.

Note 9 — Stockholders’ Equity

RingtoneChannel was incorporated on February 23, 2004 with authorized common stock of 100 shares at $1 par value. New Motion Mobile was incorporated on March 21, 2005 with an authorized common stock of 10,000,000 shares at $.001 par value. As discussed in Note 1, RingtoneChannel was transferred to New Motion Mobile from BroadSpring, an entity under common ownership with New Motion Mobile. Accordingly, New Motion Mobile from its inception was considered to be a continuation of the RingtoneChannel business.

F-19

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 9 — Stockholders’ Equity  – (continued)

In connection with this transfer, New Motion Mobile issued 1,000,000 shares to its stockholders in May 2005 in return for $100,000 in proceeds and then paid $90,000 of these proceeds back to Broadspring for all the outstanding shares of RingtoneChannel. The change in the equity structure of New Motion Mobile at the time of the transfer was a recapitalization with net proceeds of $10,000 but no change in the percentage of ownership amongst the stockholders. In June 2005, the Board of Directors of New Motion Mobile approved a 5 for 1 forward stock split, thus increasing issued and outstanding common stock to 5,000,000 shares.

On January 31, 2007, New Motion Mobile entered into an exchange agreement with MPLC (now called New Motion, Inc.) and Trinad Capital Master Fund, Ltd. The closing of the Exchange occurred on February 12, 2007. At the closing, MPLC acquired all of the outstanding shares of the capital stock of New Motion Mobile. In exchange for the stock, MPLC issued to New Motion Mobile’s stockholders 500,000 shares of MPLC’s Series C Convertible Preferred Stock, par value $0.10 per share (the “Series C Preferred Stock”), which was subsequently converted into 7,263,688 shares of MPLC’s common stock on May 2, 2007. After the Exchange, the stockholders of MPLC immediately prior to the Exchange owned 250,000 post-Reverse Split common shares of the Company.

On May 2, 2007 MPLC filed an amendment to its restated certificate of incorporation with the Secretary of State of the State of Delaware, to change its corporate name to New Motion, Inc. from MPLC, Inc., to increase the authorized shares of common stock from 75 million to 100 million and to effect a 1-for-300 reverse stock split (the “Reverse Split”). These matters were approved by the requisite vote of the stockholders of the Company on March 15, 2007. As such, for comparative purposes, the 7,263,688 shares of outstanding common stock of the combined entity, after recapitalization and the 1-for-300 Reverse Split, has been retroactively applied to January 1, 2006 and consistently applied throughout all periods presented.

In conjunction with the exchange transaction, New Motion issued one share of its Series A Preferred Stock on January 19, 2007, 650 shares of its Series B Preferred Stock on February 12, 2007 and 8,333 shares of its Series D Preferred Stock on March 6, 2007 for aggregate gross proceeds to New Motion of approximately $20 million. Upon effectiveness of the Reverse Split, on May 2, 2007, the one share of Series A Preferred Stock automatically converted into 1,200,000 shares of common stock, the 650 shares of Series B Preferred Stock automatically converted into 1,300,000 shares of common stock and the 8,333 shares of Series D Preferred Stock automatically converted into 1,666,658 shares of common stock. The effect of the Reverse Split and of the conversion of all classes of preferred stock into common shares of New Motion have been retroactively applied to the financing transactions.

Pursuant to a registration rights agreement entered into on February 28, 2007, New Motion is required to file a registration statement with the SEC to register the common stock issued in connection with the conversion of the Series D Preferred Stock. New Motion is subject to payment of liquidated damages of one percent of the Series D aggregate purchase price if the registration statement is not filed within 75 days of the Series D financing, which closed on March 6, 2007, the date New Motion received the cash proceeds of the Series D financing. New Motion is subject to a further one percent liquidated damages payment for each 30-day period in which the registration statement has not been filed, up to a maximum of 12% of the Series D aggregate purchase price. New Motion filed a registration statement on Form SB-2 on May 16, 2007, to register the common stock issued in connection with the conversion of the Series D Preferred Stock along with certain other shares of common stock. Subsequently, on July 20, 2007, New Motion filed Amendment No. 1 to Form SB-2 in response to comments received from the SEC on its original filing. New Motion intends to further amend its registration statement on Form SB-2 to describe the merger agreement entered into with Traffix on September 26, 2007, in accordance with its obligations under the registration rights agreement. To date, the Company has not incurred any liquidated damages under the registration rights agreement.

F-20

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation

2005 Plan

In 2005, New Motion established the Stock Incentive Plan, (the “2005 Plan”), for eligible employees and other directors and consultants. Under the 2005 Plan, officers, employees and non-employees may be granted options to purchase New Motion’s common stock at no less than 100% of the market price at the date the option is granted. Since New Motion’s stock was not publicly traded, the market price at the date of grant was historically determined by third party valuation. Incentive stock options granted to date typically vest at the rate of 33% on the anniversary of the vesting commencement date, and 1/24th of the remaining shares on the last day of each month thereafter until fully vested. The options expire ten years from the date of grant subject to cancellation upon termination of employment or in the event of certain transactions, such as a merger of New Motion. The options granted under the 2005 Plan were assumed by MPLC in the Exchange and, at that time of the Exchange, the MPLC’s board of directors adopted a resolution to not grant any further equity awards under the 2005 Plan.

2007 Plan

On February 16, 2007, New Motion’s board of directors approved our 2007 Stock Incentive Plan (the “2007 Plan”). On March 15, 2007, New Motion received, by written consent of holders of a majority of all classes of its common and preferred stock and the consent of the holders of a majority of New Motion’s common stock and preferred stock voting together and as a single class, approval of the 2007 Plan. Under the 2007 Plan, officers, employees and non-employees may be granted options to purchase New Motion’s common stock at no less than 100% of the market price at the date the option is granted. Incentive stock options granted under the 2007 Plan typically vest at the rate of 33% on the anniversary of the vesting commencement date, and 1/24th of the remaining shares on the last day of each month thereafter until fully vested. The options expire ten years from the date of grant subject to cancellation upon termination of employment or in the event of certain transactions, such as a merger of New Motion.

Option Valuation

To value awards granted, New Motion uses the Black-Scholes option pricing model. The Company determines the assumptions in this pricing model at the grant date. For options granted prior to January 1, 2006, New Motion used the minimum value method for volatility, as permitted by SFAS No. 123, resulting in 0% volatility. For options granted or modified after January 1, 2006, New Motion bases expected volatility on the historical volatility of a peer group of publicly traded entities. New Motion has limited history with its stock option grants, during which time there has been limited stock option exercise and forfeiture activity on which to base expected maturity. Management estimates that on average, options will be outstanding for approximately 7 years. New Motion bases the risk-free rate for the expected term of the option on the U.S. Treasury Constant Maturity rate as of the grant date.

The fair value of each option award during the nine months ended September 30, 2007 was estimated on the date of grant using a Black-Scholes valuation model that used the assumptions noted in the following table:

	September 2007	February 2007
	(Grant)	(Grant)
Stock price	$14.00	$6.00
Strike Price	$14.00	$6.00
Maturity	7 years	7 years
Risk free interest rate	5%	5%
Volatility	86%	86%
Fair market value per share	$11.01	$4.72
Forfeiture rate	5%	5%

F-21

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation  – (continued)

As part of Scott Walker’s 2007 employment agreement, Mr. Walker received an option to purchase 37,500 shares of the Company’s common stock at an exercise price per share of $6.60 (on a post Reverse-Split basis) and a five year term, however, all options to purchase equity securities of New Motion, Inc. which were previously granted to Mr. Walker were cancelled pursuant to the terms of the Employment Agreement. The fair value of the option granted to Scott Walker was estimated on the date of grant using a Black-Scholes valuation model that used the assumptions noted above, except that the strike price was $6.60.

The Company determines stock option forfeiture rates based on the historical trends of its employees.

Stock Options

Stock option activity under the 2005 Plan and 2007 Plan was as follows (amounts presented on a post-Reverse Split basis):

	Number of Shares	Weighted- Average Exercise Price	Estimated Aggregate Intrinsic Value
Outstanding at January 1, 2007	1,349,594	$0.51	$18,881,000
Granted	468,700	$6.47
Exercised(a)	(55,688)	$0.48	$781,000
Forfeited or cancelled	(616,929)	$0.53
Outstanding at September 30, 2007	1,145,677	$2.94	$13,244,000
Vested or expected to vest at September 30, 2007	1,088,393	$1.01	$14,682,000
Exercisable at September 30, 2007	616,851	$1.01	$8,321,000

(a)	New Motion received approximately $27,000 upon the exercise of these options

For the nine months ended September 30 2007, there was no stock option activity outside of the 2005 Plan and 2007 Plan. Future amortization of the fair value of options outstanding as of September 30, 2007, is shown in the following table:

Fair Value to Be Amortized
2007	$1,117,000
2008	827,000
2009	615,000
$2,559,000

For the three- and nine months ended September 30, 2007, $412,000 and $775,000, respectively ($412,000 and $775,000, respectively after tax) of compensation relating to options was recorded. No stock-based compensation costs were capitalized as part of the cost of an asset for any of the periods presented. Additionally, SFAS No. 123(R) requires that the tax benefit from the tax deduction related to share-based compensation that is in excess of recognized compensation costs be reported as a financing cash flow rather than an operating cash flow. Prior to January 1, 2006, the Company would have reported the entire tax benefit related to the exercise of stock options as an operating cash flow if options had been exercised. There was no tax benefit from option exercises for the three- and nine-month periods ended September 30, 2007.

F-22

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation  – (continued)

The following table summarizes information concerning currently outstanding and exercisable stock options as of September 30, 2007:

Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
2005 Plan:
$0.48	669,713	8.3	$0.48	555,895	$0.48
$2.34	7,264	8.8	$2.34	2,623	$2.34
2007 Plan:
$6.00	406,200	9.4	$6.00	58,333	$6.00
$6.60	37,500	4.4	$6.60	—	$6.60
$14.00	25,000	4.4	$14.00	—	$14.60
Outside of Plans:
$2.34	363,184	8.9	$2.34	—	$2.34

Warrants

To value warrants granted, the Company uses the Black-Scholes option pricing model. The Company determines the assumptions in this pricing model at the grant date. For warrants granted or modified after January 1, 2006, the Company bases expected volatility on the historical volatility of a peer group of publicly traded entities. The Company bases the risk-free rate for the expected term of the option on the U.S. Treasury Constant Maturity rate as of the grant date.

The fair values of each warrant issued during the period ended September 30, 2007 were estimated on the date of grant using a Black-Scholes valuation model that used the following assumptions:

	January 2007 Walker and SGE Warrants	February 2007 SMH Warrants
	(Grant)	(Grant)
Stock price	$3.44	$6.00
Strike Price	$3.44	$5.50
Maturity	5 years	5 years
Risk free interest rate	5%	5%
Volatility	86%	86%
Fair market value per share	$2.42	$4.31

The warrants issued during the nine months ended September 30, 2007 are fully vested and exercisable on the date of grant.

In 2006, the Company issued Secured Convertible Notes to Scott Walker and SGE, a corporation owned by Allan Legator, the Company’s Chief Financial Officer. These Secured Convertible Notes were repaid in full with interest in September 2006. Pursuant to the terms of the Secured Convertible Notes, on January 26, 2007, Scott Walker was granted a right to receive a warrant to purchase, on a post-Reverse Split basis, 14,382 shares of common stock at an exercise price of $3.44 per share and SGE was granted a right to receive a warrant to purchase, on a post-Reverse Split basis, 9,152 shares of common stock at an exercise price of $3.44 per share. The per share fair market value of the Company’s common stock on January 26, 2007 was $3.44. The warrants issued to Scott Walker and SGE are freestanding instruments and exercise of the warrants requires a physical or net share settlement. Thus, in accordance with Emerging Issues Task Force EITF 00-19,

F-23

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation  – (continued)

“Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the warrants have been classified in stockholders’ equity and the Company recorded $57,000 of expense related to the issuance of the warrants to Scott Walker and SGE on January 26, 2007.

In connection with the Series A, B and D Preferred Stock financings, Sanders Morris Harris, Inc. acted as placement agent. For its services, the Company paid Sanders Morris Harris a cash fee equal to 7.5% of the gross proceeds from the financing and five year warrants to purchase 290,909 shares of common stock at an average exercise price of $5.50 per share (post-Reverse Split), which was equivalent to the average per share valuation of the Company for the Series A, B and D Preferred Stock financings. The warrants issued to Sanders Morris Harris are freestanding instruments and exercise of the warrants requires a physical or net share settlement. In addition, the warrants were issued as a fee for Sanders Morris Harris’ services as placement agent in connection with the Series A, B and D financings. Thus, in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and Emerging Issues Task Force EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock,” the Company recorded the issuance of the Sanders Morris Harris warrants based on the value of the warrants established by the Black-Scholes option pricing model and credited additional paid in capital in the amount of $1,253,000 with a corresponding offset to the net proceeds from issuance of Preferred Stock.

The following table summarizes information concerning currently outstanding and exercisable common stock warrants as of September 30, 2007:

Range of Exercise Prices	Warrants Outstanding	Weighted Average Remaining Life (Years)	Weighted Average Exercise Price	Warrants Exercisable	Weighted Average Exercise Price
$3.44	23,534	4.3	$3.44	23,534	$3.44
$5.50	290,909	4.4	$5.50	290,909	$5.50

Restricted Stock

On August 20, 2007, the Company entered into an employment agreement with Sue Swenson, pursuant to which Ms. Swenson became the Company’s Chief Operating Officer. In accordance with the terms of the employment agreement, Ms. Swenson was granted 75,000 shares of restricted stock out of the 2007 Plan. Upon her first anniversary with the Company, 40,000 of the restricted shares vest and on the second anniversary, the remaining 35,000 shares vest. The fair value of the Company’s common stock on August 20, 2007 was $16.40 per share, which was the Company’s closing stock price on the OTC Bulletin Board. The aggregate fair market value of the restricted stock grant on the date of issuance was $1,230,000. This total fair market value of the restricted stock is being amortized in accordance with its vesting schedule, and is included in the Company’s stock-based compensation expense for the periods presented.

Restricted stock activity under the 2007 Plan was as follows (amounts presented on a post-Reverse Split basis):

	Number of Shares	Weighted-Average Grant Price	Estimated Aggregate Intrinsic Value
Outstanding at January 1, 2007	—	$—	$—
Granted	75,000	$16.40	$1,230,000
Vested at September 30, 2007	—	$—	$—
Unvested at September 30, 2007	75,000	$16.40	$1,230,000

F-24

NEW MOTION, INC.
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Note 10 — Stock Based Compensation  – (continued)

Future amortization of the fair value of restricted stock outstanding as of September 30, 2007, is shown in the following table:

Fair Value to Be Amortized
2007	$273,000
2008	622,000
2009	335,000
$1,230,000

For the three- and nine months ended September 30, 2007, $109,000 ($109,000 after tax) of compensation relating to restricted stock was recorded.

Note 11 — Commitments and Contingencies

In the normal course of business, the Company has been involved in various disputes, which are routine and incidental to the business. In the opinion of management the results of such disputes will not have a significant adverse effect on the financial position or the results of operations of the Company.

Note 12 — Subsequent Events

On October 30, 2007 (the “Effective Date”), the Company entered into an Amended and Restated Advertising Agreement (“the Agreement”) with Jingle Networks, Inc. (“Jingle”). Jingle operates a free to consumer directory assistance telephone service called “Free411” and a number of informational websites, including www.free411.com. Under the terms of the agreement, Jingle will provide telephone advertising services and analysis and will provide the Company 90 million up-front advertisement impressions on the Free411 service at the rate of 7.5 million impressions per month for 12 months (the “Initial Period”). The Company may terminate the Agreement, by 30-day written notice, if Jingle does not deliver 7.5 million impressions per month up to 90 million impressions in aggregate. The Company may also terminate the Agreement if the average response rate (“Response Rate”) is less than 7.5% over any consecutive two week period, after giving Jingle a 30-day period to remedy the Response Rate to above 7.5%. The Company also has a first right of refusal to purchase available additional impressions in excess of the 7.5 million per month. The Agreement provides for either party to terminate the Agreement by 30-day written notice in the event of the other party’s default or breach of any of its obligations under the Agreement. The Agreement is to be in effect for the Initial Period, and will automatically renew for additional 30-day periods unless otherwise terminated. The Company is to pay Jingle $0.02 per impression and is to provide a $900,000 fully refundable advance pre-payment upon the Effective Date, which payment was made on November 1, 2007. The Company is to make a subsequent fully refundable advance prepayment of $450,000 on January 16, 2008, plus pay any additional amounts due in excess of the 7.5 million monthly impression minimum. The Company is also to make another final fully refundable advance prepayment of $450,000 on April 16, 2008, plus any additional amounts due in excess of the 7.5 million monthly impression minimum. According to the terms of the Agreement, any and all payments advanced and pre-paid by the Company are fully refundable, and any amounts not utilized to purchase or acquire impressions prior to termination share be returned and repaid to the Company.

As a result of the fully refundable nature of the payments, the Jingle performance requirements and the relative size of the expenditure in relation to the Company’s total marketing and advertising expenditure, the Company considers the advertising agreement with Jingle to be a small component of its regular marketing and advertising expenditure and entered into the agreement in the ordinary course of its business.

F-25

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED FINANCIAL STATEMENTS
As of November 30, 2006 and 2005 and
For Each of the Three Years in the Period Ended November 30, 2006

TRAFFIX, INC. AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
FINANCIAL STATEMENT SCHEDULE

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
Traffix, Inc.

We have audited the accompanying consolidated balance sheet of Traffix, Inc., and Subsidiaries as of November 30, 2006, and the related consolidated statements of income, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Traffix, Inc., and Subsidiaries as of November 30, 2006 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 13 to the consolidated financial statements, the Company changed the manner in which it accounts for share-based compensation effective December 1, 2005.

The information included on Schedule II is the responsibility of management, and although not considered necessary for a fair presentation of financial position, results of operations, and cash flows is presented for additional analysis and has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements. In our opinion, the information included on Schedule II relating to the year ended November 30, 2006 is fairly stated in all material respects, in relation to the basic consolidated financial statements taken as a whole. Also, such schedule presents fairly the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.

Goldstein Golub Kessler LLP

New York, New York
February 3, 2007

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
of Traffix, Inc.

In our opinion, the consolidated balance sheet as of November 30, 2005 and the related consolidated statements of income, shareholders equity and cash flows for each of two years in the period ended November 30, 2005 present fairly, in all material respects, the financial position of Traffix, Inc. and its subsidiaries at November 30, 2005, and the results of their operations and their cash flows for each of the two years in the period ended November 30, 2005, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule for each of the two years in the period ended November 30, 2005 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Florham Park, NJ
February 28, 2006 except for
the changes in segment reporting
and classifications of operating expenses
in Note 1, as to which the date is
February 27, 2007

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
As of November 30, 2006 and 2005

	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$8,972,197	$9,335,723
Marketable securities	21,433,775	18,908,064
Accounts receivable, trade, net of allowance for doubtful accounts of $1,079,661 and $1,025,661 in 2006 and 2005, respectively	8,975,402	11,137,275
Deferred income taxes	451,909	1,379,877
Prepaid expenses and other current assets	957,674	1,078,621
Total current assets	40,790,957	41,839,560
Marketable securities	—	2,662,905
Property and equipment, at cost, net of accumulated depreciation	1,965,183	2,317,690
Goodwill	7,913,007	6,426,336
Other intangibles, net	1,210,257	2,538,223
Deferred income taxes	846,223	478,050
Total assets	$52,725,627	$56,262,764
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,692,374	$5,426,797
Accrued expenses	3,831,223	4,269,995
Reserve for customer chargebacks	—	302,175
Due to related parties	90,000	110,076
Income taxes payable	470,000	1,009,880
Total current liabilities	9,083,597	11,118,923
Deferred income taxes	—	302,465
Total liabilities	9,083,597	11,421,388
Minority interest	313,637	365,637
Commitments and contingencies (Notes 2, 10, 11 and 15)
Shareholders' equity
Preferred stock — $.001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock — $.001 par value; authorized 50,000,000 shares; issued 14,365,671 shares and 14,208,486 shares, respectively	14,365	14,208
Additional paid-in capital	42,286,760	43,584,229
Retained earnings	—	—
Accumulated other comprehensive income	1,027,268	877,302
Total shareholders' equity	43,328,393	44,475,739
Total liabilities and shareholders' equity	$52,725,627	$56,262,764

See accompanying notes to consolidated financial statements.

TRAFFIX, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
For the Years Ended November 30, 2006, 2005 and 2004

	2006	2005	2004
Net revenue	$72,843,943	$62,856,982	$37,281,214
Cost of revenue	47,985,127	41,052,260	22,052,610
Gross profit	24,858,816	21,804,722	15,228,604
Selling expenses	6,083,251	5,233,358	2,544,338
General and administrative expenses	15,165,281	14,694,575	12,611,411
Bad debt expense (recovery)	539,155	(403,186)	406,699
Income (loss) from operations	3,071,129	2,279,975	(333,844)
Other income (expense):
Interest income and dividends	1,068,538	957,069	544,153
Realized gains on marketable securities	16,835	561,359	25,490
Realized gain on sale of subsidiary	—	195,000	784,900
Other non-operating (expense) income	(41,098)	(28,076)	398,118
Minority interest in income of consolidated subsidiary	(576,000)	(494,533)	—
Income before provision for income taxes	3,539,404	3,470,794	1,418,817
Provision for income taxes	1,636,561	1,042,637	404,603
Net income	$1,902,843	$2,428,157	$1,014,214
Basic earnings per share (Note 3):
Net income	$0.13	$0.17	$0.08
Weighted average shares outstanding	14,332,598	13,973,899	13,257,869
Diluted earnings per share (Note 3):
Net income	$0.13	$0.17	$0.07
Weighted average shares outstanding	14,514,232	14,344,584	13,928,374
Cash dividends per common share	$0.32	$0.32	$0.32

See accompanying notes to consolidated financial statements.

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
For the Years Ended November 30, 2006, 2005 and 2004

	Common Stock		Common Stock Issuable	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (loss)	Total Shareholders’ Equity
	Shares	Amounts
Balance, November 30, 2003	12,882,992	$12,882	$242,879	$37,916,110	$4,319,356	847,686	$43,338,913
Net income for the year					1,014,214		1,014,214
Unrealized gains on available-for-sale securities						59,143	59,143
Foreign currency translation adjustment						240,167	240,167
Comprehensive income							1,313,524
Dividends declared					(4,281,293)		(4,281,293)
Stock option exercises	411,640	412		1,737,129			1,737,541
Tax benefit from exercise of stock options				328,297			328,297
Common stock issued in connection with a current year acquisitions	215,973	216	(242,879)	1,328,116			1,085,453
Balance, November 30, 2004	13,510,605	13,510	—	41,309,652	1,052,277	1,146,996	43,522,435
Net income for the year					2,428,157		2,428,157
Unrealized gains on available-for-sale securities						65,616	65,616
Reclassification adjustment for gains realized in net income						(360,584)	(360,584)
Foreign currency translation adjustment						25,274	25,274
Comprehensive income							2,158,463
Dividends declared				(989,749)	(3,480,434)		(4,470,183)
Stock option exercises	584,060	584		2,057,826			2,058,410
Tax benefit from exercise of stock options				524,334			524,334
Common stock issued in connection with current year acquisition	113,821	114		682,166			682,280
Balance, November 30, 2005	14,208,486	14,208	—	43,584,229	—	877,302	44,475,739
Net income for the year					1,902,843		1,902,843
Unrealized gains on available-for-sale securities						110,062	110,062
Reclassification adjustment for gains realized in net income						(8,834)	(8,834)
Foreign currency translation adjustment						48,738	48,738
Comprehensive income							2,052,809
Stock-based compensation expense				517,717			517,717
Dividends declared				(2,674,102)	(1,902,843)		(4,576,945)
Stock option exercises	53,831	54		248,086			248,140
Tax benefit from exercise of stock options				30,335			30,335
Common stock issued in connection with terms of prior year acquisition	103,354	103		580,495			580,598
Balance, November 30, 2006	14,365,671	$14,365	$—	$42,286,760	$—	$1,027,268	$43,328,393

See accompanying notes to consolidated financial statements.

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended November 30, 2006, 2005 and 2004

	2006	2005	2004
Cash flows from operating activities:
Net income	$1,902,843	$2,428,157	$1,014,214
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,225,774	2,200,678	1,400,995
Stock-based compensation	517,717	—	—
Reserve for customer chargebacks	—	(358,809)	(28,817)
Provision for uncollectible accounts	539,154	(403,186)	406,699
Deferred income taxes	202,468	(210,810)	(51,257)
Net gains on sale of marketable securities	(16,835)	(561,359)	(25,490)
Gain on sale of subsidiary	—	(195,000)	(784,900)
Minority interest	576,000	494,533	—
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	1,320,544	(5,706,420)	(42,851)
Prepaid expenses and other current assets	120,947	(155,552)	163,224
Accounts payable	(734,423)	1,753,008	324,321
Income taxes payable	(539,880)	1,227,881	300,930
Due to related parties	(20,076)	(201,265)	(39,994)
Other, principally accrued expenses	(207,189)	687,359	212,070
Net cash provided by operating activities	5,887,044	999,215	2,849,144
Cash flows from investing activities:
Purchases of securities	(167,733,427)	(225,749,291)	(300,807,389)
Proceeds from sales of securities	168,043,546	232,537,892	301,137,877
Proceeds from sale of a subsidiary	—	195,000	784,900
Capital expenditures	(488,158)	(413,496)	(141,052)
Cash payment for intangible asset -license agreement	(8,916)	(52,915)	(161,499)
Payments for asset acquisition, net of cash received	(886,502)	(3,077,714)	(3,497,653)
Net cash (used in) provided by investing activities	(1,073,457)	3,439,476	(2,684,816)
Cash flows from financing activities:
Dividends paid	(4,576,945)	(4,470,183)	(4,281,293)
Distribution to minority interest holder	(628,000)	(128,896)	—
Repayment of capital lease obligation	(231,583)	(105,583)	—
Proceeds from stock options exercised	248,140	2,058,410	1,737,541
Excess tax benefits from stock-based compensation	30,335	—	—
Net cash used in financing activities	(5,158,053)	(2,646,252)	(2,543,752)
Effect of exchange rate changes on cash and cash equivalents	(19,060)	(10,001)	(6,948)
Net (decrease) increase in cash and cash equivalents	(363,526)	1,782,438	(2,386,372)
Cash and cash equivalents, beginning of year	9,335,723	7,553,285	9,939,657
Cash and cash equivalents, end of year	$8,972,197	$9,335,723	$7,553,285

See Notes 1, 2, 5, 11, and 13 for a summary of other noncash investing activities.

The Accompanying notes are an integral part of these financial statements.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies

Nature of Business

Traffix, Inc. and its consolidated subsidiaries (collectively, “Traffix” or the “Company”) provide consumer targeted direct marketing and customer acquisition services for businesses. The Company utilizes its proprietary and affiliate online databases to generate its revenue from direct marketing activities delivered by the Internet. The Company’s online databases grow through online marketing and data acquisition programs. The Company’s direct marketing activities are conducted through its Online Advertising and Media Services activities. Historically, the Company’s operations had been divided into three principle operating segments: a) E-commerce, b) LEC Billed Products and Services, and c) Off-line Marketing Services (terminated in Fiscal 2003).

The Company’s main focus and business strategy is to create compelling content and provide marketing vehicles that generate revenue for its corporate advertisers and marketing affiliates who seek access to the Company’s databases, and the databases of its affiliates under management.

The Company’s expansion in, and dependence on, online direct marketing efforts, coupled with the potential for state and/or federal legislation limiting online marketers’ consumer contact capability and the potential for seasonality within the Online Advertising and Media Services activity marketplace, should all be considered when referring to the Company’s current fiscal year results, as well as prior year historical results, in evaluating the potential for its future operations, cash flows, and financial position.

Basis of Presentation and Principles of Consolidation

It is the Company’s policy to prepare its financial statements on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America.

The consolidated financial statements of the Company include the accounts of its wholly-owned and majority-owned subsidiaries. Any losses allocated to minority interests are limited to the amount of minority interest invested capital. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company corrected the classification of selling expenses of $1,216,755 and $220,828 previously included in general and administrative expenses for the years ended November 30, 2005 and 2004, respectively.

In addition, in the Company's Fiscal 2006 fourth quarter, the Company’s Chief Operating Decision Maker — a committee consisting of executive employees and certain Audit Committee members (“CODM”), reviewed the Company’s operations with management, and determined that it currently operates in one segment, with those operations being in the business of Online Advertising and Media Service Activities. As such, the LEC Billed Product Segment, which was effectively inactive in terms of contribution to gross margin, income from operations and pre-tax income for the years ended November 30, 2006, 2005 and 2004, was collapsed into the operations of the current business for all periods presented. The collapsing of the inactive segment is the result of the LEC Segment no longer being a material component of the Company’s business, and as such it was determined that the Company’s current financial statement presentation is better situated without the immaterial LEC Segment disclosure burden. As a result of this modification, consolidated revenues, gross profit, income from operations, income before provision for income taxes, provision for income taxes and net income for the years ended November 30, 2005 and 2004 were not affected.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates. The Company's most significant estimates relate to reserves for

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

uncollectible receivables, reserves for data qualification allowances (included as a contra-asset component of reported net-accounts receivable), recoverability of long-lived assets, and the realizability of deferred tax assets. In the determination of its worldwide provision for income taxes and the recording of the related deferred tax assets and liabilities, and currently payable tax liabilities, the Company is required to use significant and material levels of judgment that involve many transactions and calculations. As such, the ultimate determination of its tax is uncertain, and the Company provides for tax contingencies in accordance with SFAS No. 5, Accounting for Contingencies. As a result of the application of SFAS No. 5, the Company at times establishes reserves for the potential of additional income tax based on its best estimate of the potential for the probable loss of certain tax positions taken on its tax returns. The Company believes that its combined tax accruals and tax reserves are adequate for all tax years open to audit. All tax accruals and tax reserves are treated as current liabilities in their balance sheet presentation.

Additionally, the Company has potential exposure resulting from pending and/or threatened litigation for which the Company currently assesses no risk. No provision for loss has been recorded for asserted or unasserted claims. Actual results could differ from estimates.

Revenue Recognition, Variable Costs, Allowances and Bad Debts

Revenue

The Company currently earns revenue from its Online Advertising and Media Services operations. This revenue primarily results from marketing agreements with the Company’s marketing partners, corporate customers and agreements with customers within its personals business. These agreements satisfy the “existence of persuasive evidence of an arrangement” required under the current revenue recognition rules under Staff Accounting Bulletin (SAB) 101 as modified by SAB 104. The provisions of each agreement determines the (a) pricing characteristics of the revenue generating activity, the specific type of revenue activity (i.e., Online Advertising, Search Engine Marketing, Personals or Internet game development), and (b) the method of the Company’s delivery obligations to, and acceptance obligations of its clients and customers, with (a) and (b) satisfying the criterion of SAB 101, that “sales price is fixed or determinable” and “delivery has occurred”. As a function of the Company’s client and customer acceptance process, the Company reviews bank and credit references, business financial statements, personal financial statements and/or obtain corporate officer guarantees (if appropriate), all of which satisfy the SAB 101 criteria, “collectibility is reasonably assured”. Based on the revenue recognition criterion discussed above, the Company believes it recognizes revenue when it is realizable and earned.

Deferred Revenue

The Company’s Personals business is a membership based arrangement, with membership offerings ranging from one month subscriptions to plans with annual terms. The one-month membership plans form the bulk of the Company’s subscription sales. Deferred revenue is recorded net of estimated cancellations and is amortized over the life of the membership as it is earned.

Contra Revenue

At the time revenue is recognized, the Company provides for an estimate for contractually specified data qualification allowances, when required under the governing marketing agreement. Such data qualification allowances may include allowances for data duplications, invalid addresses, age and country of origin restrictions, and are recorded in the Company’s contra-revenue accounts. The Company’s revenues are adjusted in later fiscal periods if actual allowances vary from amounts previously estimated. Historically, variances between actual allowances and previously estimated allowances have been immaterial. If events were to occur that would cause actual data qualification allowances to vary significantly from those originally estimated and reflected in the financial statements, the Company could suffer material deterioration in future fiscal period gross margins, and, therefore, its profitability, cash flows and capital resources could be adversely affected.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

During the past two fiscal years, the Company has attempted to minimize this risk by structuring the applicable marketing agreements with customers on a net-basis eliminating the need for such data qualification allowances.

Cost of Sales

Certain revenue related obligations are recorded at the time revenue is recognized. They include costs payable to other online, as well as off-line, media companies for generating registered users and consumer data for the Company, database fee sharing costs under third-party database use agreements, email message delivery costs payable to third parties, contingent-based prize indemnification coverage (i.e., sweepstakes payout indemnification) and all other variable costs directly associated with completing the Company’s obligations relative to the revenue being recognized, all of which satisfy the SAB 101 criteria regarding the concept of “other than a perfunctory, or inconsequential ongoing obligation”.

Bad Debt Allowances

Revenue recognition is also subject to provisions based on the probability of collection of the related trade accounts receivable. The Company continuously evaluates the potential of the collectibility of trade accounts receivable by reviewing such factors as deterioration in the operating results, financial condition, or bankruptcy filings of its customers. As a result of this review process, the Company records bad debt provisions to adjust the related receivable carrying amount to an estimated realizable value. Provisions for bad debts are also recorded due to the review of other factors, including the length of time the accounts receivable are past due, historical experience and other factors obtained during the conduct of collection efforts. If circumstances change regarding our specific customers on an individual basis, or if demand for Internet direct marketing softens, or if the U.S. economy stumbles, the Company’s estimates for bad debt provisions could be further increased, which could adversely affect our operating margins, profitability, cash flows and capital resources.

Research and Development

The Company charges all research and development costs to site development and maintenance expense, an account component of miscellaneous general and administrative expense, as incurred. Research and development costs are not a material component of our general and administrative expenses.

Internal Use Software

The Company accounts for the costs of internal use software in accordance with Statement of Position 98-01, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. Accordingly, costs other than reengineering costs are expensed or capitalized depending on whether they are incurred in the preliminary project stage, application development stage or the post-implementation/operation stage. As of November 30, 2006 and 2005, the Company had $21,000 and $59,000, respectively, in unamortized capitalized internal use software costs. Amortization of these costs was $38,000, $38,000 and $40,000 during the fiscal years ended November 30, 2006, 2005 and 2004, respectively.

Earnings per Common Share

Basic earnings per common share is based on the weighted-average number of common shares outstanding during each reporting period and excludes the dilutive effect of stock options. Diluted earnings per common share calculations reflect the assumed exercise of stock options that have an exercise price that is less than the average market price of the common shares during each reporting period, in accordance with the treasury stock method. Dilutive stock options are excluded if their effect is antidilutive.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk have historically consisted of cash and cash equivalents, marketable securities and accounts receivable. Currently, the Company invests the majority of its excess cash in high-grade commercial paper, with maturities ranging from

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

one month to three years. Consistent with the above, the Company maintains Board of Director established guidelines requiring diversification of investments yielding safety and liquidity.

Cash and cash equivalent balances are principally held at six financial institutions and may, at times, exceed insurable amounts. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability is dependent upon the performance of the institutions.

Cash and Cash Equivalents

All short-term investments with an original maturity of less than one month are considered to be cash equivalents.

Marketable Securities

The Company’s marketable securities have historically consisted of corporate commercial paper, auction rate securities and equity securities, all of which are held for varying and indefinite periods of time, pursuant to maturity dates, market conditions and other factors. It is the Company’s intent to maintain a liquid portfolio to take advantage of investment opportunities. Therefore, all marketable securities are considered to be available-for-sale and are classified as current assets. Accordingly, such securities are stated at fair value, with unrealized gains and losses, net of the estimated tax effects when applicable, being included in other comprehensive income (loss) as a separate component of shareholders’ equity, until realized. Actual sales of securities resulting in realized gains and losses on marketable securities are included in the statement of operations, as a component of “Other income (expense)” and are derived using the specific identification method for determining the cost of securities.

Foreign Currency Translations

The Company’s foreign subsidiary uses its local currency as its functional currency. The related assets and liabilities are translated at exchange rates in effect at the balance sheet date, with the resulting adjustments being recorded directly to other comprehensive income (loss), as a separate component of shareholders’ equity; and income and expenses are translated using average exchange rates for the periods presented.

Transactions with Major Customers

Historically, the significant portion of the Company’s revenue was dependent on a limited number of major customers. For the year ended November 30, 2006 no individual customer relationship equaled, or exceeded the 10% revenue threshold for major customers. In Fiscal 2005, one customer made up 11.3%, or $7.1 million of consolidated revenues. In Fiscal 2004, one customer made up 11.1%, or $4.1 million of consolidated revenue.

Property and Equipment

Property and equipment are stated at cost and are depreciated using the straight-line method over a three to five year useful life depending on the nature of the asset. Leasehold improvements are amortized over the life of the improvement or the term of the lease, whichever is shorter. Expenditures for maintenance and repairs are expensed as incurred while renewals and improvements are capitalized.

Upon retirement or disposal, the asset cost and related accumulated depreciation and amortization are eliminated from the respective accounts and the resulting gain or loss, if any, is included in the results of operations for the period.

Goodwill and Other Purchased Intangible Assets

Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets (SFAS 142), adopted by the Company in Fiscal 2003, requires goodwill to be tested for impairment on an annual basis, and more frequently as events and certain circumstances warrant. Under SFAS 142, the Company is required to

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

perform a two-step process in its impairment assessment. Step one is to test for the potential of goodwill impairment. If the potential for impairment is identified by step one, then step two is undertaken to measure the amount of impairment loss. As of the fiscal year ended November 30, 2003, August 31 is the annual impairment assessment date for all of the Company's reporting units. The Company will perform more frequent impairment tests if events or circumstances appear to indicate that a reporting unit’s fair market value has fallen below its carrying amount. The Company completed step one in the third quarter of the fiscal year ended November 30, 2006, and determined there was no impairment to goodwill, nullifying the need for step-two performance.

The Company estimates the fair value of its reporting units using internal analysis, external economic and financial data, external market valuations, capitalized earnings and discounted cash flow models, and other comparable market valuation methods deemed relevant.

The Company first acquired goodwill in an asset acquisition transaction completed in Fiscal 2002. Therefore, the Company had never amortized goodwill and no disclosure is required regarding a comparable exclusion of goodwill amortization expense.

Additional purchased intangible assets, other than goodwill, continue to be carried at cost less accumulated amortization. Amortization is computed over the intangibles’ estimated periods benefited, primarily three to five years, using straight-line amortization. See Note 4, “Goodwill and Identifiable intangible assets”.

Impairment of Other Long-lived Assets

Long-lived assets and purchased intangible assets are reviewed for impairment if, or when, events or changes in circumstances indicate that their carrying amounts may not be recoverable. Determination of long-lived asset recoverability is based on estimated future cash flows expected to result from the use of such asset over its remaining useful life and the potential cash flows realizable from its possible disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the long-lived asset, an impairment loss is measured as a difference between carrying amount and the future discounted cash flows. See Notes 4 and 5.

Income Taxes

Deferred tax assets and liabilities are based on the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Management provides for valuation allowances against deferred tax assets, when events indicate that the deferred tax assets are more likely then not to not be realized (see Note 9).

Dividends

During the year ended November 30, 2006, the Company paid dividends in excess of its retained earnings, and accordingly, the excess of $2.7 million represents a return of capital, and has been reflected as a reduction to paid in capital in excess of par on the Company's Consolidated Statements of Shareholders’ Equity.

Advertising and Marketing Expenses

The Company’s advertising and marketing costs, incurred in the advertising and marketing of the Company’s and its clients’ products, services and promotional offers, have historically been comprised of (1) costs associated with the transmission of email marketing messages, both from internal sources and external third party vendors, (2) costs associated with the purchase of online consumer data (including registered users to the Company’s websites), and (3) email and website program promotional and creative development costs. During the period July 1, 2004 to November 30, 2005, pursuant to the acquisition of

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

SendTraffic.com,Inc., the Company included the costs of its search engine marketing activities in its advertising and marketing cost accounts. During the period January 22, 2005 to November 30, 2005, pursuant to the acquisition of Hot Rocket Marketing, Inc., the Company included the costs of its direct purchases of online advertising space, which is resold on a performance return basis. During the prior fiscal periods, the Company incurred immaterial search engine marketing costs, and no costs of direct purchases of online advertising space. All above referenced costs are charged to operations (1) at the time of the email transmission, (2) upon receipt of the qualified consumer data, (3) at the time the promotional and creative services are provided, (4) at the time the search engine marketing media purchases are incurred, and/or (5) at the time the online advertising space is purchased, respectively, and are included as a component of cost of sales.

Total advertising and marketing expenses included in cost of revenue of our Online Advertising and Media Services Activities were $48.0, $40.3 and $19.5 million for fiscal years ended November 30, 2006, 2005 and 2004, respectively.

Comprehensive Income (Loss)

The Company presents foreign currency translation adjustments and unrealized gains and losses on its marketable securities (net of tax, when applicable) as a component of “comprehensive income (loss)” and are presented below:

	For the Year Ended November 30,
	2006	2005	2004
Net income	$1,902,843	$2,428,157	$1,014,214
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	48,738	25,274	240,167
Unrealized gain from available-for-sale securities, arising during the period, net of income taxes of $121,373, $66,512 and $224,684 for 2006, 2005 and 2004, respectively	110,062	65,616	59,143
Add: reclassification adjustments for gains realized in net income, net of tax effect of $-0- and $224,684 for the years ended November 30, 2006 and 2005, respectively	(8,834)	(360,584)	—
Comprehensive income	$2,052,809	$2,158,463	$1,313,524

Stock-Based Compensation

Effective December 1, 2005, the Company adopted the fair value recognition provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), using the modified prospective transition method and, therefore, has not restated results for prior periods. Under this transition method, stock-based compensation expense for the fiscal year ended November 30, 2006 included compensation expense for all stock-based compensation awards granted prior to, but not yet vested as of December 1, 2005, based on the grant date fair value estimated in accordance with the original provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”). Stock-based compensation expense for all stock-based compensation awards granted after December 1, 2005 is based on the grant-date fair value estimated in accordance with the provisions of SFAS 123R. The Company recognizes these compensation costs on a straight-line basis over the requisite service period of the award, which range from immediate vesting to vesting over a three year period. Prior to the December 1, 2005 adoption of SFAS 123R, the Company recognized stock-based compensation expense in accordance with Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”). In March 2005, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 107

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Significant Accounting Policies  – (continued)

(“SAB 107”) regarding the SEC's interpretation of SFAS 123R and the valuation of share-based payments for public companies. The Company has applied the provisions of SAB 107 in its adoption of SFAS 123R. See Note 13 to the Audited Consolidated Financial Statements for a further discussion on stock-based compensation.

Segment Information

In classifying the financial information for its operating activities, the Company relies primarily upon the evaluations of the chief operating decision maker (CODM) and executive management in deciding how to allocate its resources and assess its performance. Disclosure is also required about products and services, geographic areas and major customers. The Company operates in one segment, Online Advertising and Media Services. During the Company's Fiscal 2006 fourth quarter, the CODM - a committee consisting of executive employees and certain Audit Committee members, reviewed the Company’s operations with management, and determined that it currently operates in one segment, with those operations being in the business of Online Advertising and Media Service Activities. As such, the LEC Billed Product segment, which was effectively inactive in terms of contribution to gross margin, income from operations and pre-tax income for the years ended November 30, 2006, 2005 and 2004, was collapsed into the operations of the current business for all periods presented. The collapsing of the inactive segment is the result of the LEC segment no longer being a material component of the Company’s business, and as such it was determined that the Company’s current financial statement presentation is better situated without the immaterial LEC segment disclosure. As a result of this modification, consolidated revenues, gross profit, income from operations, income before provision for income taxes, provision for income taxes and net income for the years ended November 30, 2005 and 2004 were not affected.

The Company sells services and not products and, correspondingly, does not carry inventory.

The Company had revenue from its Canadian-based subsidiary of approximately $912,000, $647,000 and $241,000 during the fiscal years ended November 30, 2006, 2005 and 2004, respectively. The primary role of the Canadian subsidiary is to support back office data operations and does not directly contribute significant amounts to consolidated net income. The majority of the Canadian subsidiary’s outlays are related to the generation of the Company’s revenues. Correspondingly the Company classifies them within the appropriate categories of cost of revenue.

Recent Accounting Pronouncements

In September 2006, the U.S. Securities and Exchange commission (SEC) issued Staff Accounting Bulletin No. 108, “Qualifying Financial Statement Misstatements” (SAB 108), which provides interpretive guidance on how registrants should qualify misstatements when evaluating the materiality of financial statement errors. SAB 108 also provides transition accounting disclosure guidance for situations in which a material error existed in prior period financial statements by allowing companies to restate prior period financial statements or recognize the cumulative effect of initially applying SAB 108 through an adjustment to beginning retained earnings in the year of adoption. SAB 108 is effective for the Company in Fiscal 2007. The Company does not expect the adoption of SAB 108 will have a material impact on its consolidated financial statements.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes- an Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax positions. FIN 48 clarifies certain provisions of SFAS No. 109 by prescribing a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. A tax benefit from such uncertain tax positions may be recognized only if it is “more likely than not” that the position is sustainable based on its technical merits. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently assessing the impact of adopting FIN 48, with such adoption occurring in the first quarter of the fiscal year ending November 30, 2008, and has not yet determined the related impact the adoption will have on its financial statements.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Supplemental Cash Flows, Acquisitions and Disposals

Supplemental Cash Flow Disclosures

	For the Fiscal Years Ended November 30,
	2006	2005	2004
Supplemental disclosures:
Cash paid during the year for:
Income taxes paid (refunds received), net	$1,787,097	$39,141	$155,684

Non-cash Investing and Financing Activities

Non-cash investing and financing activities are excluded from the consolidated statement of cash flows. For the three years ended November 30, 2006, 2005 and 2004, non-cash activities included the following items:

Investing Activities:

Stock Issued in connection with Acquisitions (Also see notes 5 and 11)

	For the Fiscal Years Ended November 30,
	2006	2005	2004
Hot Rocket Marketing, Inc. — January 31, 2006	$580,598	$—	$—
Hot Rocket Marketing, Inc. — January 21, 2005	—	682,280	—
Send Traffic, Inc. — June 30, 2004	—	—	1,085,453

Fiscal 2005 Acquisition

On January 21, 2005, the Company, through its wholly owned subsidiary, Hot Rocket Acquisition Corp., acquired all of the intangible assets of Hot Rocket Marketing Inc. and Clockwork Advertising Inc. (collectively “Hot Rocket”), corporations in the business of buying and selling performance based online advertising space for third parties, as well as providing such services to the sales activities of the consolidated entity. The Hot Rocket acquisition has broadened the Company’s reach into the Internet direct marketing arena, which continues to allow for expanded client relationships and various other synergistic possibilities, such as adding value to the Company’s core operations by the enhancement of its current and developing marketing programs.

The initial purchase price was approximately $3.8 million and was comprised of $3.1 million in cash, $0.7 million (or 113,821 shares) of the Company’s common stock and transaction fees approximating $0.1 million. Pursuant to an independent third party valuation, the reported purchase price was allocated as follows: approximately $2.2 million of goodwill and $1.6 million of identifiable intangibles. There were no tangible assets acquired.

In addition to the initial purchase price of the acquisition, the Company agreed to pay Hot Rocket a contingent purchase price of up to $12.5 million if Hot Rocket generates an aggregate of $27 million in EBITDA (as quantified in the Agreement) over the four year period following the closing. In accordance with the terms of the acquisition agreement, for the period February 1, 2005 to January 31, 2006, the Company was liable for a combined additional purchase price payment of $1.467 million, which has been settled by a cash payment of approximately $0.886 million made on May 9, 2006, and an issuance of 103,354 shares issued on May 10, 2006 (then having a fair market value of approximately $0.581 million). Future contingent payments made, if any, will be treated as additional purchase price and included as an addition to goodwill.

The terms of the acquisition agreement also provide for additional contingent payments of purchase price for the periods February 1, 2006 through July 31, 2006, and August 1, 2006 through January 31, 2007, upon the attainment of certain EBITDA thresholds as specified in the Agreement. Hot Rocket did not reach the $1.35 million EBITDA threshold for the period ended July 31, 2006, and the possibility exists that the

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. Supplemental Cash Flows, Acquisitions and Disposals  – (continued)

EBITDA threshold will not be attained for the period ended January 31, 2007. Therefore, as of November 30, 2006, based on the lack of absolute certainty regarding the EBITDA threshold as it relates to the additional payment period ended January 31, 2007, the Company has not accrued any additional contingent payments at this time. Future contingencies, if any, will be recorded when the contingency has been satisfied and the additional consideration is issued or becomes issuable.

The identifiable intangibles acquired from Hot Rocket consist of non-compete covenants within employment agreements and internally developed software, which is being amortized on a straight-line basis over estimated useful lives of five and three years, respectively. It is expected that the entire goodwill value will be deductible for tax purposes based on the nature of the asset acquisition.

3. Related Party Transactions

The Company incurred approximately $300,000, $871,000 and $695,000 during Fiscal 2006, 2005 and 2004, respectively, in legal fees to a firm whose member was a director of the Company from inception to August 25, 2006, at which time he chose not to stand for re-election. The fees charged by such firm were at rates no less favorable to the Company than rates obtainable from other firms for similar services.

4. Marketable Securities

The carrying amount of the Company’s marketable securities is shown in the table below:

	November 30,
	2006		2005
	Cost	Market Value	Cost	Market Value
Available-for-sale securities:
Equity securities	$1,608,986	$1,965,983	$1,759,066	$1,936,022
Certificates of deposit	5,675,015	5,675,000	400,606	397,042
Annuity	2,742,792	2,742,792	2,662,905	2,662,905
Corporate commercial paper	11,050,000	11,050,000	16,575,000	16,575,000
Total	$21,076,793	$21,433,775	$21,397,577	$21,570,969
Classified as:
Current	$21,076,793	$21,433,775	$18,734,672	$18,908,064
Non-current	—	—	2,662,905	2,662,905
Total	$21,076,793	$21,433,775	$21,397,577	$21,570,969

Marketable securities shown in the above table are carried at the stated fair value. The cost basis of the marketable securities with scheduled maturities within one year was $21,076,793 and $18,734,672 for Fiscal 2006 and 2005, respectively.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4. Marketable Securities  – (continued)

Proceeds, realized/unrealized gains and realized/unrealized losses from sales of securities classified as available-for-sale for Fiscal years ended November 30, consisted of the following:

	2006	2005	2004
Proceeds from sales of securities	$168,043,546	$232,537,892	$301,137,877
Gross realized gains	51,514	600,626	35,873
Gross realized losses	(34,679)	(39,267)	(10,383)
Net realized gains	16,835	561,359	25,490
Comprehensive income gains (losses):
Unrealized gains, net of tax	235,978	331,897	200,107
Unrealized losses, net of tax	(125,916)	(266,281)	(140,964)
Total unrealized gains (losses), net of tax	$110,062	$65,616	$59,143

5. Goodwill and Identifiable Intangible Assets

The gross carrying value and accumulated amortization of goodwill and other intangibles are as follows:

	As of November 30, 2006		As of November 30, 2005
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Unamortized intangible assets:
Goodwill	$7,913,007		$6,426,336
Amortizable Intangible Assets:
GroupLotto identifiable intangibles:
GroupLotto Site Brand Recognition	$722,922	$722,922	$722,922	$630,808
GroupLotto Database	433,754	433,754	433,754	378,486
Intellectual Property Assets	289,169	289,169	289,169	252,323
Marketing Right License Fee	246,915	131,756	252,915	80,590
Infiknowledge identifiable intangibles:
Internet Game Suite	269,169	266,523	263,241	207,717
Intellectual Property Assets	201,876	199,891	197,430	155,788
Market Position Acquired	224,307	222,102	219,367	173,098
Thanksmuch identifiable intangibles:
Profiled customer data	50,000	50,000	50,000	50,000
Restrictive Covenants	10,000	10,000	10,000	8,878
SendTraffic identifiable intangibles:
Restrictive Covenants	523,109	422,609	523,109	221,609
Software	963,951	716,672	963,951	420,118
Hot Rocket identifiable intangibles:
Restrictive Covenants	569,394	212,257	569,394	98,379
Software	1,012,257	628,911	1,012,257	291,492
Total amortizable intangible assets	$5,516,823	$4,306,566	$5,507,509	$2,969,286

The Infiknowledge identifiable intangibles and unamortizable goodwill carrying value changes as a result of the effects of foreign currency exchange translation.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5. Goodwill and Identifiable Intangible Assets  – (continued)

The amortizable intangibles listed above are deemed to have a finite life of five years, or less, from the date of acquisition, with the weighted average life being 4.1 years.

The acquisition identifiable intangibles related amortization expense has been recorded from the dates of the respective acquisitions. Acquired intangibles are generally amortized on a straight-line basis over their weighted average useful lives with intangible asset amortization expense of $1.3, $1.5 and $0.6 million being recorded in fiscal 2006, 2005 and 2004, respectively.

The future intangible amortization expense for the next five fiscal years is estimated to be as follows:

	2007	2008	2009	2010	2011
GroupLotto Identifiable Intangible amortization:
Site Brand Recognition	$—	$—	$—	$—	$—
Database	—	—	—	—	—
Intellectual Property Assets	—	—	—	—	—
Licenses	59,353	45,806	10,000	—	—
Total Group's amortization	59,353	45,806	10,000	—	—
Infiknowledge Identifiable Intangible amortization:
Internet Game Suite	1,733	509	404	—	—
Intellectual Property Assets	1,300	382	303	—	—
Market Position Acquired	1,444	424	337	—	—
Total Group's amortization	4,477	1,315	1,044	—	—
SendTraffic Identifiable Intangible amortization:
Restrictive Covenants	100,500	—	—	—	—
Software	234,898	12,381	—	—	—
	335,398	12,381	—	—	—
Hot Rocket Identifiable Intangible amortization:
Restrictive Covenants	113,879	113,879	113,879	15,500	—
Software	337,419	45,927	—	—	—
	451,298	159,806	113,879	15,500	—
Summary of Identifiable Intangibles:
GroupLotto:	59,353	45,806	10,000	—	—
Infiknowledge:	4,477	1,315	1,044	—	—
SendTraffic:	335,398	12,381	—	—	—
Hot Rocket:	451,298	159,806	113,879	15,500	—
Totals	$850,526	$219,308	$124,923	$15,500	$—

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. Property and Equipment

Property and equipment as of November 30 consist of the following:

	2006	2005
Furniture and fixtures	$564,658	$448,395
Computers and equipment	5,450,211	5,110,240
Land and Building	728,612	712,566
Leasehold improvements	338,555	242,536
	7,082,036	6,513,737
Less: accumulated depreciation and amortization	5,116,853	4,196,047
	$1,965,183	$2,317,690

The Company acquired $343,000 (cost basis) computers and equipment, under capital leases, during Fiscal 2005. Depreciation and amortization expense on property, equipment and leasehold improvements for the years ended November 30, 2006, 2005 and 2004 was approximately $885,000, $733,000 and $764,000, respectively.

7. Accrued expenses

Accrued expenses as of November 30 are comprised of the following at:

	2006	2005
Accrued payroll and bonuses	$1,553,107	$972,280
Advances from customers	634,353	623,847
Accrued fee share liabilities	309,494	327,511
Capital lease obligations	6,844	237,417
Accrued marketing media costs	690,729	1,376,053
Accrued search engine marketing costs	119,153	9,411
Accrued professional fees	289,244	380,696
Accrued service bureau fees	—	85,058
Accrued property taxes	30,380	29,237
Accrued straight-line rent concession	82,705	29,660
Other accrued liabilities	115,214	198,825
Total accrued liabilities	$3,831,223	$4,269,995

The accrued expense category includes a capital lease obligation of $6,844 and $237,417 at November 30, 2006 and 2005, respectively. The consolidated statement of cash flows for Fiscal 2006 and 2005 reflects $231,583 and $105,583, respectively, as financing activities related to repayments under the capital lease obligation.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8. Other Income (expense)

Other Income (expense) consisted of the following for the fiscal years ended November 30:

	2006	2005	2004
Other income (expense):
Interest income and dividends	$1,068,538	$957,069	$544,153
Realized gains on sale of marketable securities	16,835	561,359	25,490
Realized gain on sale of subsidiary	—	195,000	784,900
Other non-operating income:
Vendor settlement on prior year marketing fee	—	—	350,000
Foreign Currency Exchange Rate Fees and interest expense	(51,192)	(21,244)	(20,793)
Interest and penalties - tax audits and settlements	(13,902)	—	(69,581)
Reduction to prior year's LEC reserve	—	—	34,181
Other miscellaneous income (expense)	23,996	(6,832)	104,311
Minority interest income	(576,000)	(494,533)	—
Total consolidated Other Income, net	$468,275	$1,190,819	$1,752,661

Minority Interest

During January 2005, the Company entered into an agreement with Madacy Entertainment, through a newly created partnership, EZTracks LP, to market and promote EZTracks.com, a web destination consisting of approximately 30,000 downloadable songs covering a wide array of musical genres. The Company, through a wholly-owned subsidiary, owns 50.7% of the partnership and is responsible for managing the operations of the business, including generating traffic to the website, as well as selling advertising on the site. Madacy Entertainment, through its wholly-owned subsidiary, owns 49.3% of the partnership and provides its inventory of music and an extensive library of music licensed from other parties. Madacy has limited involvement with certain aspects of operations. The results of operations for the year ended November 30, 2006 and for the period January 21, 2005 to November 30, 2005, include the fully consolidated results of EZTracks LP with minority interest established to reflect Madacy’s ownership share of the partnership’s operating results for such periods.

The following table summarizes the results of EZ Tracks for the periods indicated:

	Year Ended November 30, 2006	January 21, 2005 to November 30, 2005
Net Revenues	$10,262,347	$8,369,797
Cost of Sales	8,913,489	7,286,976
Gross Profit	1,348,858	1,082,821
General and Administrative Expenses	180,501	79,712
Net Income	$1,168,357 (1)	$1,003,109 (1)
Minority interest	$576,000 (2)	$494,533 (2)
Distributions to Minority Interest	$628,000	$128,896

(1)	All items included in the Company's Online Advertising and Media Services activities
(2)	Represents Madacy Entertainment's 49.3% minority interest

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Income Taxes

The provision (benefit) for income taxes consists of the following:

	Year Ended November 30,
	2006	2005	2004
Current tax provision (benefit):
U.S federal taxes	$888,732	$1,124,355	$243,732
Foreign taxes	472,057	(26,088)	191,694
U.S. state taxes	75,836	157,034	21,598
	1,436,625	1,255,301	457,024
Deferred tax provision (benefit):
U.S federal taxes	498,281	(120,766)	(40,057)
Foreign taxes	(231,436)	35,809	(20,968)
U.S. state taxes	(66,909)	(127,707)	8,604
	199,936	(212,664)	(52,421)
Total provision	$1,636,561	$1,042,637	$404,603

The domestic and foreign components of income before taxes are as follows:

	Year Ended November 30,
	2006	2005	2004
Domestic	$1,197,292	$2,598,603	$993,402
Foreign	2,342,112	872,191	425,415
Total Income before taxes	$3,539,404	$3,470,794	$1,418,817

The following is a reconciliation of the income tax expense computed using the statutory federal income tax rate to the actual income tax expense and its effective income tax rate:

	Year Ended November 30,
	2006	2005	2004
Income tax expense computed at statutory rate	$1,203,397	$1,180,070	$482,398
State income taxes, net of federal income tax benefit	5,892	19,356	19,933
Foreign tax statutory rate excess over
U.S. statutory rate	—	10,005	46,581
Foreign tax expense, net of federal tax benefit	346,895	—	—
Change in valuation allowance	(56,534)	(26,628)	(500,218)
Increase in tax contingencies	68,998	(268,271)	243,733
Nondeductible items	92,552	122,298	106,223
Net Foreign Tax Credits reclassified to expense	211,270	—	—
U.S. federal tax benefit from Foreign Tax Credit reclassification to expense	(250,168)	—	—
Other differences, net	14,259	5,807	5,953
Effective income tax expense	$1,636,561	$1,042,637	$404,603

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9. Income Taxes  – (continued)

The components of net deferred tax assets are as follows:

	November 30,
	2006	2005
Deferred tax assets:
Current:
Accrued expenses and reserves not currently deductible	$650,358	$899,639
Prepaid expenses	(198,449)	—
Marketable securities	—	(66,511)
Realized capital losses on marketable securities and long term investments	—	68,121
Valuation allowance on realized capital losses	—	(1,610)
Foreign Income Tax Credit carryforward	—	536,772
Valuation allowance — foreign tax credits	—	(56,534)
Total current assets	451,909	1,379,877
Non-current:
Stock-based compensation	176,358	—
Fixed assets and intangibles	669,865	478,050
State net operating losses	3,150,584	3,148,778
Valuation allowance	(3,150,584)	(3,148,778)
Total noncurrent assets	846,223	478,050
Total assets	1,298,132	1,857,927
Deferred tax liabilities:
Fixed assets and intangibles	—	(267,258)
Other	—	(35,207)
Total noncurrent liabilities	—	(302,465)
Net deferred tax assets	$1,298,132	$1,555,462

At November 30, 2006 and 2005, valuation allowances of $3,150,584 and $3,148,778, respectively, were established, primarily for state tax net operating losses, which can not be carried back by statute, and have reduced the deferred tax assets to an amount which the Company believes is more likely than not to be realized.

The Company has approximately $59.6 million of state net operating losses expiring through 2016.

10. Litigation

We are subject to legal proceedings, lawsuits and other claims, brought by: (1) consumers of our products and services; (2) our clients; (3) consumers of our clients' products and services; and (4) others bringing claims that arise in the normal course of our business. Legal proceedings are subject to numerous uncertainties rendering the prediction of their outcome difficult. As a result of such uncertainty, we are unable to estimate the ultimate outcome of any of the subsequently mentioned claims, and, accordingly, no provision for loss has been recorded. We believe that individually, and in the aggregate, the ultimate settlement of the subsequently mentioned claims should not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Litigation  – (continued)

DADA USA INC. f/k/a DADAMobile Inc. v. Q121 Inc. d/b/a MSFOCUS and Banca Intesa SpA

In September 2006, DADA USA Inc. (“Dada”) filed this action in Supreme Court of the State of New York, New York County (Index No. 603365/06).

The action relates to a marketing agreement between Dada and Q121 Inc., our subsidiary. Dada alleges, inter alia, that Q121 Inc. breached the agreement by using unapproved advertisements or failing to prevent sub-publishers from using approved ads in an unapproved manner or misappropriating confidential information or diverting customers; and that it engaged in unfair competition. The complaint seeks damages in an amount which the plaintiff alleges it believes to be in excess of ten million dollars.

Dada sought to enjoin Q121 Inc. from drawing down on a letter of credit which had secured Dada's performance under the agreement. The court denied Dada's application for a temporary restraining order, the issuing bank paid the full amount of the letter of credit, and Dada withdrew the request for a preliminary injunction. Limited discovery has taken place; the matter has been referred to mediation, which is expected to occur as early as March 2007.

We believe that there is no merit to Dada's claims and intend vigorously to defend the action.

Hatton v. Prize America/Prize Distributors

In or about October 2005 Brandon Hatton filed a pro se action in the U.S. District Court, Middle District of Tennessee (No. 05 CV 00073) and was also granted permission to proceed in forma pauperis. The complaint, as amended, alleges that sometime between June 2002 and July 2004 the plaintiff won a prize, that defendant failed to pay/deliver, and claims damages of $391 million.

In December, 2006 we learned that plaintiff had attempted to serve process; our counsel has made a special appearance and has moved to dismiss the action on jurisdictional grounds. That application is pending.

We believe that there is no merit to this claim and, in the event our application is denied, we intend vigorously to defend the action.

Nicherie v. Pellicano et al, CV 06-6434 United States District Court; Central District of California

We were recently served with a Second Amended Complaint in this action, which alleges twenty causes of action variously directed against forty-seven individuals and entities as well as against Does 1 – 200. The plaintiff alleges that he is an inmate at the Metropolitan Detention Center in Los Angeles, that he was President and CEO of Federal Transtel, Inc. and that through a trust he owns or controls an interest in that company. The third cause of action is directed at a number of defendants, including us, and purports to state a RICO claim; plaintiff also purports to bring the twentieth cause of action on behalf of the United States of America against a number of individuals and entities including us pursuant to the False Claim Act, 31 USC 3730(b), alleging, among other things, what he describes as “ ‘small increment billing’ frauds...which targeted the United States government and its employees who had authority to use government credit cards...” and seeks unspecified damages and attorneys fees. In some of the other causes of action, the plaintiff purports to bring the claim against “all defendants” but fails to allege any act by us.

Portions of the Second Amended Complaint, including the causes of action directed at us, were dismissed by the court on motion of some of the other defendants, and plaintiff was granted leave to replead by February 13, 2007. We are named as a defendant in the Third Amended Complaint, for the same claims, but the substantive allegations or wrongdoing, or the lack thereof, remain the same.

We believe that there is no merit to the claims and intend vigorously to defend the action.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Commitments and Contingencies

Leases

The Company is obligated under four real property lease agreements that expire through fiscal 2011. Future minimum rental payments consist of the following at November 30, 2006:

2007	$489,910
2008	450,500
2009	351,625
2010	353,001
2011	292,142
$1,937,178

The leases contain escalation clauses with respect to real estate taxes and related operating costs. The accompanying financial statements reflect rent expense on a straight-line basis over the term of the lease as required by accounting principles generally accepted in the United States of America. Rent expense for all leases was $436,000, $409,000 and $346,000 for Fiscal 2006, 2005 and 2004, respectively.

Employment Agreements

Jeffrey L. Schwartz

The Company entered into an employment agreement on March 10, 2006, effective as of December 1, 2005, with Jeffrey L. Schwartz (the “Schwartz Employment Agreement”), which expires on November 30, 2007; provided, however, that if the Company’s Pre-Tax Income (as defined in the Schwartz Employment Agreement) for the 21 months ending August 31, 2007 is at least $4.2 million, Mr. Schwartz has the right to extend the term to November 30, 2008 (provided he exercises that option no later than November 1, 2007).

Pursuant to the Schwartz Employment Agreement, (i) Mr. Schwartz is employed as Chairman and Chief Executive Officer; (ii) Mr. Schwartz will be paid a base salary of $605,000 per annum; (iii) Mr. Schwartz will receive bonuses upon the Company’s achievement of certain pre-tax income milestones, as well as discretionary bonuses subject to approval of its Board of Directors; (iv) Mr. Schwartz was issued on March 10, 2006 a 10-year option to acquire 60,000 shares of the Company’s Common Stock at an exercise price of $5.44 per share, which option vested as follows:

(x)	30,000 shares vested immediately; and
(y)	30,000 shares vested on December 1, 2006;

(vi) the Company will pay for all expenses reasonably incurred by Mr. Schwartz in connection with the performance of his duties, including paying up to $25,000 per year towards the total per annum costs of an automobile; (vii) Mr. Schwartz agreed not to compete or engage in a business competitive with the Company’s business during the term of the Schwartz Employment Agreement and for a period of one year thereafter; (viii) if Mr. Schwartz’s employment is terminated other than as a result of a “For Cause Event” (as defined in the Schwartz Employment Agreement) or if he resigns for “Good Reason” (as defined in the Schwartz Employment Agreement), he will be entitled to receive additional compensation and other consideration, all as more fully described in the Schwartz Employment Agreement; and (ix) at any time after September 2, 2006, Mr. Schwartz may terminate the Schwartz Employment Agreement, whereupon he will receive additional compensation and other consideration, as summarized below (and as more fully described in the Schwartz Employment Agreement).

The Schwartz Employment Agreement provides that, if the Schwartz Employment Agreement terminates due to the scheduled expiration of the term, or if Mr. Schwartz voluntarily terminates his employment after September 2, 2006, Mr. Schwartz will (i) in partial consideration for agreeing to assume consulting obligations for the Company (as set forth in clause (iii), below), be entitled to receive a one-time, lump-sum payment of $250,000; (ii) be entitled to receive those bonuses which he was otherwise entitled to receive for the last

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Commitments and Contingencies  – (continued)

bonus period ending before the termination of the Schwartz Employment Agreement; (iii) become a consultant to the Company for a period of three years, for which he will be paid a consulting fee of $108,334 per annum; and (iv) be entitled to receive additional consideration and compensation, all as more fully described in the Schwartz Employment Agreement.

Andrew Stollman

The Company entered into an employment agreement, effective December 1, 2001, with Andrew Stollman, which agreement was orally amended on June 3, 2004 (the “First Amendment”). On May 10, 2005, the First Amendment was reduced to writing and the Company executed a second amendment to Mr. Stollman’s employment agreement (the “Second Amendment”). The employment agreement, as amended by the First Amendment and Second Amendment, now expires on November 30, 2007 and further provides that Mr. Stollman (i) is employed as the Company’s President and Secretary; (ii) was paid for the fiscal year ended November 30, 2005, and will be paid for all fiscal years remaining under the term, $544,500 per annum; (iii) will receive bonuses upon the Company’s achievement of certain pre-tax income milestones and (as added by the Second Amendment) certain EBITDA (as defined) milestones, as well as discretionary bonuses subject to approval of the Company’s Board of Directors; (iv) upon the commencement of the agreement on December 1, 2001, was issued a ten-year option to acquire 105,000 shares of the Company’s Common Stock at an exercise price of $5.70 per share; (v) upon the execution of the First Amendment, was issued a ten-year option to acquire 405,000 shares of the Company’s Common Stock at an exercise price of $7.34 per share, the shares of which vest as follows:

(a)	75,000 shares vested immediately;
(b)	110,000 shares vested upon the determination that the Company had Operating Cash Flow (as defined in the Second Amendment) for Fiscal 2005 equal to or greater than $4.0 million;
(c)	110,000 shares vested upon the determination that the Company had Operating Cash Flow (as defined in the Second Amendment) for Fiscal 2006 equal to or greater than $4.65 million; and
(d)	110,000 shares will vest if the Company has Operating Cash Flow for Fiscal 2007 equal to or greater than $5.29 million;

(vi) agreed not to compete or engage in a business competitive with the Company’s business during the term of the agreement and for a period of one year thereafter; (vii) if his employment is terminated other than as a result of a “For Cause Event” (as defined in the original 2001 employment agreement), will be entitled to receive additional compensation and other consideration, all as more fully described in the original 2001 employment agreement; and (viii) if his employment is terminated as a result of a “Change in Control” (as defined in the original 2001 employment agreement), will be entitled to receive a one-time payment in an amount equal to 2.99 times his “base amount” determined in accordance with the applicable provisions of the Internal Revenue Code.

The foregoing is only a summary of the material terms of the employment agreements with the Named Officers. For a complete description, copies of such agreements are annexed hereto in their entirety as exhibits or are otherwise incorporated herein by reference.

Acquisition Related Additional Contingent Purchase Price Consideration

The Company is liable under certain acquisition agreements (see Note 2) regarding the potential of additional payment of purchase price consideration arising out of the attainment of post acquisition operating milestones as defined in the acquisition agreements.

Continuing Obligations under Fixed Asset and Service Agreements

During June 2005, the Company entered into a combined fixed asset acquisition and service agreement, for the purchase of computer server equipment used in its email marketing business and a service agreement related to the maintenance, storage and usage of such equipment. Under the terms of the agreement, the

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Commitments and Contingencies  – (continued)

Company was obligated to pay $63,000 per month, for twelve consecutive months, commencing on August 1, 2005. As of November 30, 2006, this obligation was fully satisfied.

12. Earnings Per Share

The following table sets forth the reconciliation of the weighted average shares used for basic and diluted earnings per share:

	Year Ended November 30,
	2006	2005	2004
Denominator:
Denominator for basic earnings per share — weighted average shares	14,332,598	13,973,899	13,257,869
Effect of dilutive securities:
Stock options	181,634	370,685	670,505
Denominator for diluted earnings per share — adjusted weighted average shares	14,514,232	14,344,584	13,928,374

Options to purchase 2,211,850, 2,083,601 and 1,344,350 shares of common stock that were outstanding at November 30, 2006, 2005 and 2004, respectively, were not included in the computation of diluted earnings per share because their effect would have been anti-dilutive.

13. Stock Option Plan and Warrants

The Company’s shareholder-approved 2006 Employee Incentive Plan (the “2006 Plan”) provides for the granting of incentive stock options, non-qualified stock options and the issuance of restricted stock for up to 1,086,564 shares of our common stock. There are also 1,087,364 shares underlying options issued under the Company’s Sixth Amended and Restated 1995 Employee Stock Option Plan (the “1995 Plan” and, with the 2006 Plan, the “Plans”). As of November 30, 2006, all Plan activity was for the granting of non-qualified stock options. To date, no incentive stock options have been granted. On December 1, 2006, restricted stock was issued to non-employee directors in accordance with the terms of the 2006 Plan. Certain grants had been issued that include performance-based vesting criteria. No performance-based awards were granted during the year ended November 30, 2006. Options have five to ten year contractual terms and generally vest based on 0 to 3 years of continuous service.

The total expense related to the Plans was $517,717 for the year ended November 30, 2006. The total related income tax benefit recognized on the income statement was $179,247.

Prior to December 1, 2005, the Company accounted for the 1995 Plan under the recognition, measurement and pro forma disclosure provisions of APB 25, the original provisions of SFAS No. 123, and SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure” (“SFAS 148”). In accordance with APB 25, the Company generally would have recognized compensation expense only when it granted options with a discounted exercise price, or modified the terms, and would have recognized the related compensation expense ratably over the associated service period, which was generally the option vesting term.

Effective December 1, 2005, the Company adopted the fair value recognition provisions of SFAS No. 123R, using the modified prospective transition method and, therefore, has not restated results for prior periods. Under this transition method, stock-based compensation expense for the year ended November 30, 2006 included compensation expense for all stock-based compensation awards granted prior to but remained unvested as of, December 1, 2005. Compensation expense was based on the grant date fair value estimated in accordance with the original provision of SFAS No. 123.

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stock Option Plan and Warrants  – (continued)

Stock-based compensation expense for all stock-based compensation awards granted after December 1, 2005 is based on the grant-date fair value estimated on that date using the Black-Scholes option-pricing model with assumptions noted on the table set forth below under the header “Stock option Valuation and Expense information under SFAS No. 123(R)”. The Company recognizes these compensation costs net of a forfeiture rate and recognizes the compensation costs for only those shares expected to vest on a straight-line basis over the requisite service period of the award, for which the Company uses the related weighted-average vesting term. The Company used an estimated forfeiture rate in the valuation model for the year ended November 30, 2006. The estimate is based on historical employee option exercise and employee termination experience. The Company has identified separate groups of optionees that exhibit similar option exercise behavior and has considered them as separate groups in the valuation model.

As a result of the Company’s December 1, 2005 adoption of SFAS 123R, the impact to the Company’s Consolidated Financial Statements for the year ended November 30, 2006 on income before income taxes and on net income were reductions of $517,717 and $338,471, respectively, when comparing what results would have been had it continued to account for stock-based compensation under APB 25. The impact on both basic and diluted earnings per share for the year ended November 30, 2006 was $0.02 per share. In addition, prior to the adoption of SFAS 123R, the Company presented the tax benefit of stock option exercises as operating cash flows. Upon the adoption of SFAS 123R, tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options are classified as financing cash flows.

Pro Forma Information under SFAS No, 123

Pro forma information regarding the effect on the net income and basic and diluted income per share for the years ended November 30, 2005 and 2004, had the Company applied the fair value recognition provisions of SFAS No. 123, are as follows:

	For the Years Ended November 30,
	2005	2004
Net income	$2,428,157	$1,014,214
Add: Total stock-based compensation expense included in reported net income, net of related tax effects	—	—
Less: Total stock-based compensation expense determined under fair value based method, net of related tax effects	(682,013)	(651,982)
Pro forma Net income, as adjusted	$1,746,144	$362,232
Basic earnings per share:
As reported	$0.17	$0.08
Pro forma	$0.12	$0.03
Diluted earnings per share:
As reported	$0.17	$0.07
Pro forma	$0.12	$0.03

Stock Option Valuation and Expense Information

The Company calculated the fair value of each option grant on the date of the grant using the Black-Scholes option-pricing model using the following assumptions:

	Year Ended November 30,
	2006(1)	2005	2004
Expected life (years)	4.82	4.00	4.00
Risk-free interest rate	4.47%	3.92%	3.18%

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stock Option Plan and Warrants  – (continued)

	Year Ended November 30,
	2006(1)	2005	2004
Expected volatility	50.25%	54.00%	54.00%
Dividend yield	6.17%	10.70%	10.70%

(1)	The fair value calculation was based on stock options granted during the period.

The volatility assumption is based on the weighted average for the expected term of the options volatility measurements of the Company’s stock. The risk-free interest rate assumption is based upon various short term U.S. Treasury rates, as of the month of the grants.

The expected life of employee and director stock options represents the weighted average of the result of the “simplified” method applied to “plain vanilla” options granted during the period December 1, 2005 to November 30, 2006, all as provided for in Staff Accounting Bulletin No. 107 (“SAB 107”).

The stock-based compensation expense recognized in the consolidated statement of operations for the year ended November 30, 2006 is based on awards ultimately expected to vest, and accordingly has been adjusted by the amount of estimated forfeitures. SFAS No. 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based partially on historical experience. In the Company’s pro forma information required under SFAS 123 for the periods prior to December 1, 2005, the Company had established estimates for forfeitures.

During the year ended November 30, 2006, stock-based compensation expense is included in general and administrative expense.

Stock Options

The status of the Plans during the three years ended November 30, 2006, 2005 and 2004 is as follows:

	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Options outstanding, beginning of year	3,140,359	$5.65	3,222,585	$5.22	2,643,640	$4.60
Granted	142,500	5.41	821,500	5.82	1,016,250	6.35
Exercised	(53,831)	4.61	(584,060)	3.52	(411,640)	4.20
Cancelled or lapsed	(51,967)	6.49	(319,666)	5.43	(25,665)	4.04
Options outstanding, end of year	3,177,061	$5.65	3,140,359	$5.65	3,222,585	$5.22
Options exercisable, end of year	2,880,548		2,572,507		2,444,758
Options available for grant, end of year	1,087,364		1,177,897		1,679,731
Weighted average fair value of options granted during the year	$1.51		$1.25		$1.46

The weighted-average remaining contractual life (in years) for options outstanding at November 30, 2006, 2005, and 2004, were 7.3, 6.0, and 5.1 years, respectively. The aggregate intrinsic value represents the difference between the Company’s closing stock price on November 30, 2006, the last trading day of Fiscal 2006, and the exercise price, multiplied by the number of in-the-money options that would have been received by the option holders had all option holders exercised their options on November 30, 2006, this amounted to $1,448,613. This amount changes based on the fair market value of the Company’s stock. Total intrinsic value of options exercised for the year ended November 30, 2006 was $67,623. Total fair value of options vested

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

13. Stock Option Plan and Warrants  – (continued)

and expensed was $338,471, net of tax, for the year ended November 30, 2006. The weighted-average grant-date fair value of options granted during the year ended November 30, 2006 was $1.51.

A summary of the status of the Company’s nonvested shares as of November 30, 2006, and changes during the year ended November 30, 2006 is set forth below:

	November 30, 2006
Nonvested Shares	Number of Shares	Weighted Average Grant-Date Fair Value
Nonvested Options outstanding, beginning of period	568,852	$1.39
Granted	142,500	1.51
Vested	(401,169)	1.82
Forfeited	(13,670)	1.36
Nonvested Options outstanding, end of period	296,513	1.74

As of November 30, 2006, there was $170,805 of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average period of 7.72 months, to be expensed through the first quarter of the fiscal year ending November 30, 2009.

The following table summarizes information for options currently outstanding and exercisable at November 30, 2006:

Range of Exercise Prices	Number of Shares Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price
$1.72-$2.50	219,797	4.2	$2.34	219,797	$2.34
$2.63-$3.85	288,083	5.1	3.15	288,083	3.15
$4.22-$6.23	1,785,181	5.1	5.62	1,615,336	5.61
$6.35-$9.38	846,500	5.6	7.12	719,832	7.10
$11.13-15.57	37,500	.5	12.67	37,500	12.67
$1.72-$15.57	3,177,061	5.1	$5.65	2,880,548	$5.58

The fair value of each stock option was estimated on the date of grant using the Black-Scholes option-pricing model with the weighed average assumptions included on the table above, under the header “Stock Based Option Valuation and Expense Information under SFAS 123(R)”.

14. Quarterly Results of Operations (Unaudited)

The following is a summary of the unaudited quarterly results of operations for Fiscal 2006 and 2005:

	Quarter Ended
2006:	November 30,	August 31,(2)	May 31,(2)	February 28,(2)
Net revenues	$17,158,116	$19,698,883	$18,964,132	$17,022,812
Gross profit	4,580,063	7,121,978	5,702,603	7,454,172
Income (loss) before income taxes	(211,027)	1,812,621	1,219,023	718,787
Net income (loss)	1,116	842,048	636,961	422,718
Basic income (loss) per share	$0.00	$0.06	$0.04	$0.03
Diluted income (loss) per share	$0.00	$0.06	$0.04	$0.03

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Quarterly Results of Operations (Unaudited)  – (continued)

2005:	November 30,(1)	August 31,(1)	May 31,(1)	February 28,(1)
Net revenues	$16,598,155	$16,372,442	$16,610,569	$13,275,816
Gross profit	5,244,557	5,614,899	6,083,820	4,861,446
Income before income taxes	639,407	578,573	1,193,277	1,059,537
Net income	780,525	316,667	707,684	623,281
Basic income per share	$0.05	$0.02	$0.05	$0.05
Diluted income per share	$0.05	$0.02	$0.05	$0.04

(1)	As described elsewhere in this Notes to Consolidated Financial Statements, the Quarterly Reports on Form 10-Q for the first and second quarters of Fiscal 2005 were filed on a different basis than that included above. The amounts as reported in our Form 10-Q’s, as filed in Fiscal 2006, are listed in the first table below (table (1)). The second table (table (2)) provides the information that agrees to the condensed information detailed above, which also agrees to the basis of presentation as included in the Form’s 10-Q, as filed in Fiscal 2005. The third table provides the variance between table (1) and table (2), effectively providing the variance between the filings. A fourth table is provided detailing the percentage variance between table (3) and table (2), effectively providing the percentage variance between the filings.
(2)	The first and second quarter of Fiscal 2006, were reported on a different basis then the third and fourth quarters, relative to account classifications as they related to our preliminary interim CODM reporting (see Note 1 to the Consolidated Financial Statements) and our final reporting determinations, and due to the correction of an immaterial allocation classification error between selling salaries and general and administrative salaries (also see Note 1 to the Consolidated Financial Statements), all of such classification adjustments had no impact on Income from Operations, Pre-tax Income, or Net-income. Table (5), included below, provides the details of the our Fiscal 2006 first, second and third quarter, three-month results, as included in our three-month sections of our consolidated statements of income, included in our Form 10-Q’s as filed. Table (6) compares the nine months, as accumulated in table (5), with the nine months as included in our Form 10-Q filed for our third quarter ended August 31, 2006. Table (6) also includes the change, expressed in dollars, and as a percentage. We again note that the classification adjustments had no impact on Income from Operations, Pre-tax Income, or Net-income, and as such have been deemed immaterial.

Table 1	As Reported In Fiscal 2006 Form 10-Q's - Quarter Ended
2005:	November 30,	August 31,	May 31,	February 28,
Net revenues	$16,598,155	$16,372,442	$16,257,112	$12,924,931
Cost of revenues	11,353,598	10,757,543	9,360,005	7,286,476
Gross profit	5,244,557	5,614,899	6,897,107	5,638,455
Selling expenses	1,576,524	1,315,640	1,281,345	817,175
General and administrative expenses	3,763,756	3,805,339	3,961,684	4,263,951
Other operating (income) expense	—	—	(189,550)	(175,805)
Amortization of intangibles	—	—	476,762	275,162
Depreciation expense	—	—	171,300	174,946
Bad debt expense	(573,427)	4,634	80,382	85,225
Income from operations	$477,704	$489,286	$1,115,184	$197,801

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Quarterly Results of Operations (Unaudited)  – (continued)

Table 2	As Reported in Fiscal 2005 Form 10-Q's - Quarter Ended
2005:	November 30,	August 31,	May 31,	February 28,
Net revenues	$16,598,155	$16,372,442	$16,610,569	$13,275,816
Cost of revenues	11,353,598	10,757,543	10,526,749	8,414,370
Gross profit	5,244,557	5,614,899	6,083,820	4,861,446
Selling expenses	1,328,611	896,697	974,120	817,175
General and administrative expenses	4,011,669	4,224,282	3,914,134	3,761,245
Other operating (income) expense	—	—	—	—
Amortization of intangibles	—	—	—	—
Depreciation expense	—	—	—	—
Bad debt expense	(573,427)	4,634	80,382	85,225
Income from operations	$477,704	$489,286	$1,115,184	$197,801

Table 3	$$$ Variance Between Reported Filings - Quarter Ended
2005:	November 30,	August 31,	May 31,	February 28,
Net revenues	$—	$—	$(353,457)	$(350,885)
Cost of revenues	—	—	(1,166,744)	(1,127,894)
Gross profit	—	—	813,287	777,009
Selling expenses	247,913	418,943	307,225	—
General and administrative expenses	(247,913)	(418,943)	47,550	502,706
Other operating (income) expense	—	—	(189,550)	(175,805)
Amortization of intangibles	—	—	476,762	275,162
Depreciation expense	—	—	171,300	174,946
Bad debt expense	—	—	—	—
Income from operations	$—	$—	$—	$—

Table 4	%%% Variance Between Reported Filings - Quarter Ended
2005:	November 30,	August 31,	May 31,	February 28,
Net revenues	0.00%	0.00%	-2.13%	-2.64%
Cost of revenues	0.00%	0.00%	-11.08%	-13.40%
Gross profit	0.00%	0.00%	13.37%	15.98%
Selling expenses	18.66%	46.72%	31.54%	0.00%
General and administrative expenses	-6.18%	-9.92%	1.21%	13.37%
Other operating (income) expense	0.00%	0.00%	100.00%	100.00%
Amortization of intangibles	0.00%	0.00%	100.00%	100.00%
Depreciation expense	0.00%	0.00%	100.00%	100.00%
Bad debt expense	0.00%	0.00%	0.00%	0.00%
Income from operations	0.00%	0.00%	0.00%	0.00%

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

14. Quarterly Results of Operations (Unaudited)  – (continued)

Table 5	As Reported in Fiscal 2006 (Three Month Reported basis) Form10-Q's - Quarter Ended
2006:	Nine Months (Per Attached|Lf) August 31,	August 31,	Three Months May 31,	February 28,
Net revenues	$55,685,827	$19,698,883	$18,964,132	$17,022,812
Cost of revenues	32,567,177	12,576,905	10,421,632	9,568,640
Gross profit	23,118,650	7,121,978	8,542,500	7,454,172
Selling expenses	4,303,604	1,473,299	1,826,296	1,004,009
General and administrative expenses	14,005,562	3,899,851	5,031,628	5,074,083
Other operating (income) expense	42,630	—	18,517	24,113
Amortization of intangibles	723,792	—	361,817	361,975
Depreciation expense	429,781	—	215,200	214,581
Bad debt expense	174,340	80,028	10,026	84,286
Income from operations	$3,438,941	$1,668,800	$1,079,016	$691,125

Table 6	Comparison of Table (5), Nine Month Column with Fiscal 2006 Nine Months as Reported in Fiscal 2006 Third Quarter Form 10-Q
2006:	Nine Months (Per Table (5)) August 31,	Nine Months Per Form 10-Q August 31,	Change Inc (Dec) $$$	Change Inc (Dec) %%%
Net revenues	$55,685,827	$55,685,827	$—	0.00%
Cost of revenues	32,567,177	35,407,074	(2,839,897)	-8.72%
Gross profit	23,118,650	20,278,753	2,839,897	12.28%
Selling expenses	4,303,604	4,683,465	(379,861)	-8.83%
General and administrative expenses	14,005,562	11,982,007	2,023,555	14.45%
Other operating (income) expense	42,630	—	42,630	100.00%
Amortization of intangibles	723,792	—	723,792	100.00%
Depreciation expense	429,781	—	429,781	100.00%
Bad debt expense	174,340	174,340	—	0.00%
Income from operations	$3,438,941	$3,438,941	$—	0.00%

During the fourth quarter of Fiscal 2006, the Company adjusted the volatility rate in its SFAS 123R Stock Based Compensation expense calculation, effectively decreasing after-tax SFAS 123R expense by $119,464, correspondingly increasing fourth quarter net income by the same amount.

During the fourth quarter of Fiscal 2005, the Company realized $600,000 in bad debt recapture and $68,000 of interest income pursuant to a settlement of an arbitration matter.

During the fourth quarter of Fiscal 2004, the Company adjusted certain accrued expenses related to year-end bonus accruals. The total of such adjustment effectively reduced fourth quarter costs and expenses by approximately $180,000, correspondingly improving fourth quarter income before income taxes by the same amount. During the fourth quarter of Fiscal 2004, the Company recorded the final purchase price allocation between goodwill and amortizable identifiable intangibles, as they related to a current year acquisition. This final allocation effectively increased fourth quarter amortization expense by approximately $130,000, pursuant to the final purchase price allocation differing from the preliminary allocation estimate recorded at August 31, 2004. This adjustment effectively reduced fourth quarter income before taxes by the same amount, and served to offset the benefit of the fourth quarter accrued year-end bonus adjustment.

15. Subsequent Events (Unaudited)

On February 26, 2007, the Company’s Board of Directors declared a dividend of $0.08 per share to shareholders of record as of March 1, 2007, payable on or about March 10, 2007.

SCHEDULE II – VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

Col. A	Col. B	Col. C			Col. D		Col. E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts		Deductions – Describe		Balance at End of Period
Year ended November 30, 2006
Reserve for customer chargebacks	$302,174	$—	$—		$302,174	(6)	$—
Allowance for doubtful accounts	$1,025,660	$—	$766,912	(4)	$712,911	(5)	$1,079,661
Allowance for data qualifications	$258,314	$—	$97,800	(1)	$114,956	(1A)	$241,158 (7)
Year ended November 30, 2005
Reserve for customer chargebacks	$377,534	$—	$208,089	(1)	$283,449	(3)	$302,174
Reserve for fulfillment costs	$48,016	$—	$—		$48,016	(2)	$—
Allowance for doubtful accounts	$691,228	$—	$196,814	(4)	$(137,618	)(5)	$1,025,660
Allowance for data qualifications	$266,644	$—	$1,347,704	(1)	$1,356,034	(1A)	$258,314
Year ended November 30, 2004
Reserve for customer chargebacks	$406,352	$—	$2,252,289	(1)	$2,281,107	(3)	$377,534
Reserve for fulfillment costs	$—	$—	$48,016	(2)	$—		$48,016
Allowance for doubtful accounts	$872,603	$—	$406,698	(4)	$588,073	(5)	$691,228
Allowance for data qualifications	$93,498	$—	$1,249,805	(1)	$1,076,659	(1A)	$266,644

(1)	Charges against revenues.
(1A)	Charges to revenues.
(2)	Charges against cost of sales.
(3)	Chargebacks refunded to consumers.
(4)	Charges to allowance.
(5)	Charges against the allowance.
(6)	Charges against accounts receivable
(7)	Netted against accounts receivable

TRAFFIX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
For the Three and Nine Months Ended
August 31, 2006 and 2007

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	August 31, 2007	November 30, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$8,722,855	$8,972,197
Marketable securities	20,676,309	21,433,775
Accounts receivable, trade, net of allowance for doubtful accounts of $813,269 at August 31, 2007 and $1,079,661 at November 30, 2006	10,072,841	8,975,402
Deferred income taxes	266,047	451,909
Prepaid expenses and other current assets	643,132	957,674
Total current assets	40,381,184	40,790,957
Property and equipment, net	1,807,988	1,965,183
Goodwill	9,942,601	7,913,007
Other intangibles, net	2,577,256	1,210,257
Deferred income taxes	1,151,446	846,223
Total assets	$55,860,475	$52,725,627
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,426,845	$4,692,374
Accrued expenses	3,234,173	3,831,223
Due to related parties	—	90,000
Income taxes payable	760,754	470,000
Total liabilities	9,421,772	9,083,597
Minority interest	—	313,637
COMMITMENTS AND CONTINGENCIES
Shareholders' equity
Preferred stock — $.001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock — $.001 par value; authorized 50,000,000 shares; issued and outstanding 15,130,910 shares and 14,365,671 shares, respectively	15,130	14,365
Additional paid-in capital	45,166,822	42,286,760
Retained earnings	—	—
Accumulated other comprehensive income	1,256,751	1,027,268
Total shareholders' equity	46,438,703	43,328,393
Total liabilities and shareholders' equity	$55,860,475	$52,725,627

The accompanying notes are an integral part of these financial statements.

F-1

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 31, 2007	August 31, 2006	August 31, 2007	August 31, 2006
Net revenue	$25,734,028	$19,698,883	$63,568,699	$55,685,827
Cost of revenue	18,807,892	12,576,905	44,267,516	35,407,074
Gross Profit	6,926,136	7,121,978	19,301,183	20,278,753
Selling expenses	947,976	1,473,299	3,209,383	4,683,465
General and administrative expenses	4,409,013	3,899,851	12,443,786	11,982,007
Bad debt (recapture) expense	(62,152)	80,028	(90,003)	174,340
Income from Operations	1,631,299	1,668,800	3,738,017	3,438,941
Other income (expense):
Interest income and dividends	288,171	277,972	862,998	774,344
Realized gains (losses) on marketable securities	(7,218)	12,854	29,436	(5,498)
Other non-operating income (expense)	18,366	(3,005)	19,043	(25,356)
Minority interest in income of consolidated subsidiary	—	(144,000)	(48,000)	(432,000)
Income before Provision for Income Taxes	1,930,618	1,812,621	4,601,494	3,750,431
Provision for income taxes	1,082,756	970,573	2,310,530	1,848,704
Net Income	$847,862	$842,048	$2,290,964	$1,901,727
Basic earnings per share (Note 3):
Net income	$0.06	$0.06	$0.15	$0.13
Weighted average shares outstanding	15,046,108	14,359,171	14,798,507	14,286,215
Diluted earnings per share (Note 3):
Net income	$0.06	$0.06	$0.15	$0.13
Weighted average shares outstanding	15,155,860	14,547,567	15,057,786	14,483,124
Cash dividends declared per common share	$0.08	$0.08	$0.24	$0.24

The accompanying notes are an integral part of these financial statements.

F-2

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	August 31, 2007	August 31, 2006
Cash flows from operating activities:
Net income	$2,290,964	$1,901,727
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,588,541	1,710,832
Stock-based compensation	241,675	589,060
Provision for uncollectible accounts	(90,003)	174,340
Deferred income taxes	(81,623)	249,781
Net (gains) losses on sale of marketable securities	(45,831)	5,498
Minority interest	48,000	432,000
Changes in assets and liabilities of business, net of acquisitions:
Accounts receivable	(1,007,436)	(785,617)
Prepaid expenses and other current assets	314,542	204,135
Accounts payable	734,471	(1,375,849)
Income taxes payable	290,954	(151,936)
Due to related parties	(90,000)	(5,076)
Other, principally accrued expenses	(639,217)	186,634
Net cash provided by operating activities	3,555,037	3,135,529
Cash flows from investing activities:
Purchases of securities	(90,871,833)	(131,536,228)
Proceeds from sales of securities	91,564,137	131,090,897
Payment for asset acquisition, net of cash received	(1,590,000)	(907,918)
Capital expenditures	(324,662)	(369,184)
Net cash used in investing activities	(1,222,358)	(1,722,433)
Cash flows from financing activities:
Dividends paid	(3,557,914)	(3,428,211)
Distribution to minority interest holder	(144,000)	(436,000)
Repayment of capital lease obligation	(5,833)	(222,833)
Proceeds from stock options exercised	953,602	219,215
Excess tax benefits from stock-based compensation	160,833	28,689
Net cash used in financing activities	(2,593,312)	(3,839,140)
Effect of exchange rate changes on cash and cash equivalents	11,491	8,111
Net decrease in cash and cash equivalents	(249,342)	(2,417,933)
Cash and cash equivalents, beginning of period	8,972,197	9,335,723
Cash and cash equivalents, end of period	$8,722,855	$6,917,790

See Notes (1), (2), (4), (6) and (11) for a summary of noncash investing and financing activities.

The accompanying notes are an integral part of these financial statements.

F-3

TRAFFIX, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
For the Nine Months Ended August 31, 2007
(Unaudited)

			Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity
	Common Stock
	Shares	Amounts
Balance, November 30, 2006	14,365,671	$14,365	$42,286,760	$—	$1,027,268	$43,328,393
Net income for the nine months ended August 31, 2007				2,290,964		2,290,964
Unrealized losses on available-for-sale securities					(73,255)	(73,255)
Foreign Currency Translation adjustment					302,738	302,738
Comprehensive Income						2,520,447
Stock-based compensation expense			241,675			241,675
Dividends declared			(1,266,950)	(2,290,964)		(3,557,914)
Stock option exercises	250,619	250	953,352			953,602
Tax benefit from exercise of stock options			160,833			160,833
Common stock issued in connection with terms of prior year acquisition	14,620	15	74,985			75,000
Common stock issued in connection with terms of current year acquisition of minority interest	500,000	500	2,716,167			2,716,667
Balance, August 31, 2007	15,130,910	$15,130	$45,166,822	$—	$1,256,751	$46,438,703

The accompanying notes are an integral part of these financial statements.

F-4

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

1. General

The accompanying consolidated financial statements are unaudited; however, in the opinion of management, these financial statements are presented in conformity with accounting principles generally accepted in the United States of America. The accompanying unaudited consolidated financial statements reflect all adjustments which are, in the opinion of management, necessary for a fair presentation of the financial position and operating results for the interim periods presented and are of a normal and recurring nature. In the preparation of these financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the interim periods reported. Actual results could differ from those estimates.

Principally, estimates are used in reserves for uncollectible receivables, recoverability of long-lived assets, and the realizability of deferred tax assets. Additionally, at times, the Company may have the potential for exposure resulting from pending and/or threatened litigation. See Note 10, infra.

Management’s estimates and assumptions are continually reviewed against actual results with the effects of any revisions being reflected in the results of operations at that time.

The accompanying unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto, together with management's discussion and analysis of financial condition and results of operations, contained in the Company's Annual Report on Form 10-K for the fiscal year ended November 30, 2006. The consolidated balance sheet at November 30, 2006 was derived from the audited financial statements, but does not include all disclosures required by generally accepted accounting principles accepted in the United States of America. The results of operations for the three and nine-month periods ended August 31, 2007 are not necessarily indicative of the results to be expected for the subsequent quarter or the full fiscal year ending November 30, 2007.

Certain prior year amounts in the unaudited consolidated financial statements have been reclassified to conform to the current and prior year’s presentation.

During the nine months ended August 31, 2007 and August 31, 2006, options for 250,619 shares and 47,331 shares of the Company’s common stock, respectively, were exercised by its employees and directors. Tax benefits of $241,675 and $28,689 in the nine months ended August 31, 2007 and August 31, 2006, respectively, resulting from the exercise of these options, were recorded as an increase to additional paid-in capital and a reduction of income taxes currently payable.

Recent Accounting Pronouncements

There have been no material changes to the recent pronouncements as previously reported in the Company’s Annual Report on Form 10-K for the fiscal year ended November 30, 2006.

2. Significant Accounting Policies

The Company’s significant accounting policies are included in its Form 10-K for the year ended November 30, 2006. During the nine months ended August 31, 2007, there were no significant changes in the Company’s accounting policies.

Transactions with Major Customers and Other Revenue Concentrations

In prior fiscal periods a significant portion of the Company’s revenue was dependent on a limited number of major customers. The Company focuses on modifying its business methods and practices, including diversification of its revenue drivers, in an effort to diversify its customer base. There can be no assurance that the Company will be successful in such efforts. After giving affect to the Company’s business planning and diversification to minimize major customer reliance, the three and nine-month periods ended August 31, 2007 and 2006 include two and one customer, respectively, which equaled or exceeded 10% of the Company’s consolidated net revenue. The Company’s five largest customers during the three months ended August 31, 2007

F-5

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2. Significant Accounting Policies  – (continued)

accounted for 21.0%, 11.6%, 6.0%, 5.8% and 4.9% of consolidated net revenues during such period. The Company’s five largest customers during the nine months ended August 31, 2007 accounted for 10.2%, 9.7%, 7.2%, 6.8% and 6.1% of consolidated net revenues during such period.

As more fully described in Note 11, “Subsequent Events”, the Company has executed a definitive Agreement and Plan of Merger with New Motion, Inc. (NASDAQ NWMO.OB). As identified above, New Motion, Inc. was the Company’s largest customer during the three and nine-month periods ended August 31, 2007, and accounted for 21.0% and 10.2% of revenues, respectively.

During the nine months ended August 31, 2007, 3.1% of the Company’s revenue was derived from its proprietary Personals service, iMatchUp.com., as compared to 9.4% of revenue during the comparable prior year’s period.

Stock-based Compensation

As a result of the adoption of the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123 (revised 2004), “Share-Based Payment” (“SFAS 123R”), effective December 1, 2005, the Company’s net income for the three and nine-month periods ended August 31, 2007 and August 31, 2006 includes $82,714 and $115,725, and $241,675 and $589,060, respectively, of compensation expense and $28,123 and $40,144, and $82,170 and $202,766, respectively, of income tax benefits related to the Company’s stock options and restricted stock grants. The compensation expense related to all of the Company’s stock-based compensation arrangements is recorded as a component of general and administrative expenses.

Income Taxes

Quarterly income taxes are calculated in accordance with the interim financial reporting requirements as set forth in the Accounting Principal Board’s Opinion 28 as amended by SFAS 109, and Financial Interpretation Number 18. The pronouncements consider interim quarterly periods as an integral part of the annual period, with interim quarterly tax periods reflecting the estimated annual effective tax rate. The Company believes that it has adequately provided for tax-related matters. The Company is subject to examination by taxing authorities in various jurisdictions. Matters raised upon audit may involve substantial amounts. Management considers it unlikely that resolution of any such matters would have a material adverse effect upon the Company’s consolidated financial statements.

	Nine Months Ended
	August 31, 2007	August 31, 2006
Supplemental Cash Flow Disclosure
Cash paid during the nine months ended for:
Income taxes paid (refunds received), net consolidated financial statements	$2,234,599	$1,352,155

F-6

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

2. Significant Accounting Policies  – (continued)

Non-cash Investing and Financing Activities

Non-cash investing and financing activities are excluded from the consolidated statement of cash flows. For the nine months ended August 31, 2007 and August 31, 2006, non-cash activities included the following items:

Investing Activities:

Nine Months Ended
Stock Issued in Connection with Acquisitions (Also see Notes 6 and 8)	August 31, 2007	August 31, 2006
Hot Rocket Marketing, Inc.	- see(1) below	- see(2) below
EZTracks, L.P.	- see(1) below	$—

(1)	The Company issued 500,000 shares of its common stock on March 8, 2007, having a fair market value of $2,716,667. The issuance of such shares related to the Company’s minority interest acquisition in EZTracks, L.P. Approximately 14,200 shares of the Company’s common stock, valued at $75,000, were issued on April 25, 2007, as those shares related to a contingent earn-out attained by the Company’s Hot Rocket Marketing, Inc. subsidiary, effective January 31, 2007 (see Note 6).
(2)	On May 10, 2006, as partial payment of contingent purchase price (see Note 6), the Company issued 103,354 shares of common stock having a fair market value of $580,690.

Non-cash investing activities for marketable securities relating to unrealized gains and (losses) were ($110,993) and $17,454, for the nine months ended August 31, 2007 and 2006, respectively.

3. Earnings Per Share

The following table sets forth the reconciliation of the weighted average shares used for basic and diluted earnings per share:

	Three Months Ended		Nine Months Ended
	August 31, 2007	August 31, 2006	August 31, 2007	August 31, 2006
Denominator:
Denominator for basic earnings per share-weighted average shares	15,046,108	14,359,171	14,798,507	14,286,215
Effect of dilutive securities:
Stock options	109,752	188,396	259,279	196,909
Denominator for diluted earnings per share-adjusted weighted average shares	15,155,860	14,547,567	15,057,786	14,483,124

Options to purchase 1,753,700 and 2,212,650 shares of common stock for the three and nine month periods ended August 31, 2007 and 2006, respectively, were outstanding but were not included in the computation of diluted earnings per share because their effect would be anti-dilutive.

F-7

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

4. Comprehensive Income (Loss)

The Company presents foreign currency translation adjustments and unrealized gains and losses on its marketable securities (net of tax, when applicable) as a component of “comprehensive income (loss)” and are presented below:

	Three Months Ended		Nine Months Ended
	August 31, 2007	August 31, 2006	August 31, 2007	August 31, 2006
Net income	$847,862	$842,048	$2,290,964	$1,901,727
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	62,382	(11,287)	302,738	145,419
Unrealized (losses) gains from available-for-sale securities, arising during the three and nine-month periods, net of deferred income taxes of ($91,487) and $($4,135) for August 31, 2007 and ($37,737) and $-0- for August 31, 2006	(177,592)	(23,910)	(73,255)	(4,463)
Add: reclassification adjustments for gains realized in net income, net of tax effect of $-0- for the nine months ended August 31, 2006	—	—	—	(8,834)
Comprehensive income	$732,652	$806,851	$2,520,447	$2,033,849

5. Advertising and Marketing

The Company’s advertising and marketing costs, incurred in the advertising and marketing of the Company’s and its clients’ products, services and promotional offers, have historically been comprised of (1) costs associated with the transmission of email marketing messages, both from internal sources and external third party vendors, (2) costs associated with the purchase of online consumer marketing data (including registered users to the Company’s websites), (3) costs associated with our search engine marketing and optimization activities, (4) costs associated with the direct purchases of online advertising space, which is resold on a performance return basis, and (5) email and website program promotional and creative development costs. All above referenced costs are charged to operations (1) at the time of the email transmission, (2) upon receipt of the qualified consumer data, (3) at the time the search engine marketing liability is incurred, (4) at the time the online advertising space is purchased, and/or (5) at the time we take receipt of the promotional and creative services, respectively, and all are included as components of the Company’s cost of revenue accounts.

Total advertising and marketing costs included in cost of revenue for the three months ended August 31, 2007 and 2006 were approximately $18.8 million and $12.6 million, respectively, and for the nine months ended August 31, 2007 and 2006 were approximately $44.3 million and $35.4 million, respectively.

6. Recent Asset Acquisitions

Fiscal 2007 Acquisition

On March 13, 2007, the Company entered into a Memorandum of Agreement (the “Madacy/EZ Agreement”) with Madacy Entertainment LP (“Madacy”) and EZ-Tracks, LP (“EZ LP”), to amend the terms of a Marketing and Services Agreement dated January 22, 2005, as amended (the “M&S Agreement”), by and among Madacy, EZ LP and the Company.

F-8

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

6. Recent Asset Acquisitions  – (continued)

The M&S Agreement had provided, among other things, that EZ LP would market and promote EZTracks.com, the Company’s web destination consisting of downloadable songs licensed from Madacy (the “License”). A subsidiary of the Company, which owned 50.7% of EZ LP, was responsible for managing the operations of the business, including generating traffic to the website, as well as selling advertising on the site. CIK Holdings Inc. (“CIK”), an entity associated with Madacy, owned 49.3% of EZ LP and licensed to EZ LP its inventory of downloadable music, including downloadable music licensed from other parties.

Pursuant to the terms of the Madacy/EZ Agreement, the M&S Agreement was amended to, among other things, (i) provide for a single fixed 10-year term commencing on January 1, 2007 and terminating on December 31, 2016; (ii) give the Company the option to extend such term for up to five (5) additional one-year terms; (iii) continue the sublicense from Madacy of the San Juan Songs (as defined in the M&S Agreement); and (iv) continue and establish a term to the License for ringtones, ringbacks and other telephone uses.

Concurrent with the execution of the Madacy/EZ Agreement, the Company entered into a Memorandum of Agreement dated March 13, 2007 with CIK, pursuant to which the Company acquired CIK’s 49.3% ownership of EZ LP (the “CIK Agreement”) (so that the Company owns all of the limited partnership interests of EZ LP).

The purchase price consisted of 500,000 shares of the Company’s common stock (valued at approximately $2,717,000, using an average share price of $5.43 in accordance with the valuation standards set forth under Statement of Financial Accounting Standards 141 (Business Combinations), Paragraph 22, and $1,290,000 in cash, reduced by approximately $170,000 of a prior minority interest balance. In addition, the Company agreed to pay CIK additional consideration of between $1.25 million and $2.75 million in the event of a Traffix Sales Event or an EZ-Tracks Sale, each as defined in the CIK Agreement. The purchase price has been tentatively allocated as follows (subject to a purchase price allocation currently being prepared by an independent third party): $2,254,000 to amortizable intangibles, with an assigned useful life of 7.5 years and the balance of approximately $1,583,000 allocated to unamortizable goodwill.

The CIK Agreement further provided for CIK’s warranty and guaranty that there would be no termination of the License and M&S Agreement prior to July 1, 2012, and, if, for any reason (other than the Company’s default), there is such a termination, then CIK would pay the Company a sum certain, which amount would equal $2.6 million should the termination occur in 2007 and which amount would decrease during each subsequent six month period. Should the termination occur during the final period (i.e. the six months ending June 30, 2012), the amount payable by CIK would have been reduced to $0.3 million.

Fiscal 2005 Acquisition with current quarter earn-out achieved

In January of Fiscal 2005, the Company, through its wholly owned subsidiary, Hot Rocket Acquisition Corp., acquired all of the intangible assets of Hot Rocket Marketing Inc. and Clockwork Advertising Inc. (collectively “Hot Rocket”), corporations in the business of buying and selling performance based online advertising space for third parties, as well as providing such services to the sales activities of our consolidated entity.

The initial purchase price for the Hot Rocket acquisition, recorded in Fiscal 2005, was approximately $3.8 million and was comprised of $3.1 million in cash, $0.7 million (or 113,821 shares) of our common stock and transaction fees approximating $0.1 million. Pursuant to an independent third party valuation, the reported purchase price was allocated to approximately $2.2 million of goodwill and $1.6 million of identifiable intangibles. There were no tangible assets acquired.

In addition to the initial purchase price of the acquisition, the Company agreed to pay Hot Rocket a contingent purchase price of up to $12.5 million if Hot Rocket generates an aggregate of $27 million in EBITDA (as quantified in the acquisition agreement) over the four year period following the closing. In accordance with the terms of the acquisition agreement, for the period February 1, 2005 to January 31, 2006,

F-9

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

6. Recent Asset Acquisitions  – (continued)

the Company was liable for a combined additional purchase price payment of $1.467 million, which has been settled by a cash payment of approximately $0.886 million made on May 9, 2006, and an issuance of 103,354 shares issued on May 10, 2006 (then having a fair market value of approximately $0.581 million).

Additionally, in accordance with the terms of the acquisition agreement, for the period August 1, 2006 to January 31, 2007, the Company was liable for a combined additional purchase price payment of $375,000, which was settled by a cash payment of $300,000 and the issuance of approximately 14,620 shares, then having an approximate fair market value of $75,000, on April 25, 2007.

The terms of the acquisition agreement also provided for additional contingent payments of purchase price for the periods February 1, 2006 through July 31, 2006, and February 1, 2006 to January 31, 2007, upon the attainment of certain EBITDA thresholds as specified in the acquisition agreement. Hot Rocket did not reach either of the EBITDA thresholds for those periods.

7. Accrued Expenses

Accrued expenses are comprised of the following at:

	August 31, 2007	November 30, 2006
	(Unaudited)
Accrued payroll and bonuses	$1,172,606	$1,553,107
Advances from customers	412,991	634,353
Accrued fee share liabilities	108,627	309,494
Capital lease obligations	—	6,844
Accrued marketing media costs	345,654	690,729
Accrued search engine marketing costs	286,391	119,153
Accrued professional fees	400,023	289,244
Minority interest income payable — December 2006	48,000	—
Accrued email costs	142,820
Accrued property taxes	23,260	30,380
Accrued straight-line rent concession	78,109	82,705
Other accrued liabilities	215,692	115,214
Total accrued liabilities	$3,234,173	$3,831,223

F-10

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

8. Goodwill and Identifiable Intangibles Assets

The gross carrying value of goodwill and the gross carrying value and accumulated amortization of other intangibles are as follows:

	As of August 31, 2007		As of November 30, 2006
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Unamortized intangible assets:
Goodwill	$9,942,601		$7,913,007
Amortizable Intangible Assets:
GroupLotto identifiable intangibles:
GroupLotto Site Brand Recognition	$722,922	$722,922	$722,922	$722,922
GroupLotto Database	433,754	433,754	433,754	433,754
Intellectual Property Assets	289,169	289,169	289,169	289,169
Marketing Right License Fee	246,915	177,943	246,915	131,756
Infiknowledge identifiable intangibles:
Internet Game Suite	290,913	289,788	269,169	266,523
Intellectual Property Assets	218,183	217,339	201,876	199,891
Market Position Acquired	242,426	241,488	224,307	222,102
Thanksmuch identifiable intangibles:
Profiled customer data	50,000	50,000	50,000	50,000
Restrictive Covenants	10,000	10,000	10,000	10,000
SendTraffic identifiable intangibles:
Restrictive Covenants	523,109	523,109	523,109	422,609
Software	963,951	914,425	963,951	716,672
Hot Rocket identifiable intangibles
Restrictive Covenants	569,394	297,667	569,394	212,257
Software	1,012,257	881,976	1,012,257	628,911
EZ Tracks identifiable intangibles
Music Licensing and trade name	2,254,218	200,375	—	—
Total amortizable intangible assets	$7,827,211	$5,249,955	$5,516,823	$4,306,566

The Infiknowledge identifiable intangibles and unamortizable goodwill carrying value changes as a result of the effects of foreign currency exchange translation.

The amortizable intangibles listed above are deemed to have finite lives ranging between five and eight years and are generally amortized on a straight-line basis, with the weighted average life being 5.1 years.

The acquisition identifiable intangibles related amortization expense has been recorded from the dates of the respective acquisitions.

F-11

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

8. Goodwill and Identifiable Intangibles Assets  – (continued)

The future Online Advertising and Media Services activities intangible amortization expense for the next five fiscal years is estimated to be as follows:

	2007	2008	2009	2010	2011
GroupLotto Identifiable
Intangible amortization:
Licenses	$13,168	$45,804	$10,000	$—	$—
Total Group's amortization	13,168	45,804	10,000	—	—
Infiknowledge Identifiable
Intangible amortization:
Internet Game Suite	132	551	443	—	—
Intellectual Property Assets	100	412	332	—	—
Market Position Acquired	113	457	367	—	—
Total Group's amortization	345	1,420	1,142	—	—
SendTraffic Identifiable
Intangible amortization:
Restrictive Covenants	—	—	—	—	—
Software	37,145	12,381	—	—	—
Total Group's amortization	37,145	12,381	—	—	—
Hot Rocket Identifiable
Intangible amortization:
Restrictive Covenants	28,470	113,878	113,879	15,500	—
Software	84,354	45,927	—	—	—
Total Group's amortization	112,824	159,805	113,879	15,500	—
EZ Tracks Identifiable
Intangible amortization:
Music Lic. and trade name	75,141	300,562	300,562	300,562	300,562
Total Group's amortization	75,141	300,562	300,562	300,562	300,562
Summary of Identifiable Intangibles:
GroupLotto:	13,168	45,804	10,000	—	—
Infiknowledge:	345	1,420	1,142	—	—
SendTraffic:	37,145	12,381	—	—	—
Hot Rocket:	112,824	159,805	113,879	15,500	—
EZ Tracks:	75,141	300,562	300,562	300,562	300,562
Totals	$238,623	$519,972	$425,583	$316,062	$300,562

F-12

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

9. Income Taxes

The Company’s income tax provision for the three and nine months ended August 31, 2007 was approximately $1,083,000 and $2,311,000, respectively, which represents expense related to current year operations.

The Company’s income tax provision for the three and nine months ended August 31, 2006 was approximately $971,000 and $1,849,000, respectively, which represents expense related to current year operations.

The effective annualized income tax rate for the three and nine months ended August 31, 2007 was 56.0% and 50.2%, respectively. This Fiscal 2007 estimated effective rate correlates with the Company’s annual effective income tax rate of 46.2% as recognized in the fiscal year ended November 30, 2006, after consideration of the impact on tax expense attributable to expenses incurred and expected to be incurred, arising out of our current merger activities.

10. Litigation

The Company is subject to legal proceedings, lawsuits and other claims, brought by: (1) consumers of our products and services; (2) our clients; (3) consumers of our clients’ products and services; and (4) others bringing claims that arise in the normal course of our business. Legal proceedings are subject to numerous uncertainties rendering the prediction of their outcome difficult. As a result of such uncertainty, we are unable to estimate the ultimate outcome of any of the subsequently mentioned claims; however, we believe that individually, and in the aggregate, the ultimate settlement of the subsequently mentioned claim(s) should not have a material adverse effect on our consolidated financial position, results of operations or cash flows.

Hatton v. Prize America/Prize Distributors

In or about October 2005 Brandon Hatton filed a pro se action in the U.S. District Court, Middle District of Tennessee (No. 05 CV 00073) and was also granted permission to proceed in forma pauperis. The complaint, as amended, alleges that at some time between June 2002 and July 2004 the plaintiff won a prize and that defendant failed to pay/deliver, and claims damages of $391 million. In December 2006, the Company learned that plaintiff had attempted to serve process; Company counsel made a special appearance and moved to dismiss the action on jurisdictional grounds. That application was denied in August 2007 and plaintiff has served process. A preliminary conference has been held and the case will now proceed to discovery. The Company believes that there is no merit to this claim and intends vigorously to defend the action.

Curtis J. Jackson/Shoot the Rapper Ads

In late July 2007, the rapper Curtis J. Jackson (p/k/a 50 Cent) filed a complaint against the Company in Supreme Court, New York County (Index No. 602445/07). The complaint refers to certain banner ads published by the Company and alleges that 50 Cent’s image was used in those ads without his permission. The complaint asserts claims under New York Civil Rights Law, for intentional and negligent infliction of emotional distress, defamation, and unjust enrichment. It seeks damages in excess of one million dollars, as well as injunctive relief. When plaintiff’s representatives originally contacted the Company regarding this matter in May 2007, the Company ceased using the ad copy about which they complained and replaced it. Plaintiff’s representatives have advised that their client is willing to settle the matter for a payment of $500,000. The Company has reported the matter to its insurance carrier, which is providing a defense, although the retainage on the policy is $100,000, with such retainage being treated as a period expense in the three and nine-month periods ended August 31, 2007. Currently, counsel to the Company is engaged in settlement discussions with plaintiff’s counsel. We believe that there is no merit to the claim and, in the event it is not resolved amicably, the Company intends vigorously to defend against it.

Tactara LLC

In June 2007, Tactara LLC (“Tactara”) filed a complaint in the Superior Court of California, Los Angeles, alleging that the Company breached a service order agreement and seeking damages of $189,000 plus interest. The Company’s contract with Tactara provides for arbitration and the Company has requested that the action be withdrawn. In September 2007, Tactara withdrew the court action without prejudice and served an

F-13

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

10. Litigation  – (continued)

arbitration demand with a claim of approximately $208,000 which appears to include some amounts unrelated to the subject contract. The Company is currently in settlement negotiations with Tactara’s counsel. The Company believes that there is no merit to the claim and in the event the matter is not settled, the Company intends vigorously to defend against it.

11. Subsequent Events

Merger with New Motion, Inc.

On September 26, 2007, the Company executed a definitive Agreement and Plan of Merger (the “Merger Agreement”) with New Motion, Inc., a Delaware corporation (“NM”), and NM Merger Sub, a Delaware corporation and wholly-owned subsidiary of NM (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company, the separate existence of Merger Sub shall cease, and the Company will continue as the surviving corporation in the merger, thus becoming a wholly-owned subsidiary of NM (the “Merger”).

At the effective time of the Merger, the Company’s stockholders will receive shares of NM’s common stock in exchange for all of its outstanding shares of common stock (the “Merger Consideration”). As a result of the Merger, each outstanding share of the Company’s common stock will be converted into the right to receive 0.683 of a share of NM common stock based on the Company’s capitalization as of September 24, 2007. In the aggregate, on a fully diluted basis, NM will issue 11,917,520 shares of its common stock. The exchange ratio and the aggregate number of shares are subject to adjustment as provided in the Merger Agreement if certain contingent matters are not resolved in accordance with the requirements and conditions referenced in the Merger Agreement.

Under the terms of the Merger Agreement, each outstanding stock option to purchase shares of the Company’s common stock will convert into and become an option to purchase common stock of NM upon the same terms and conditions as the outstanding options, except that the number of shares for which the new option may be exercised and the exercise price of the new option will be adjusted consistent with the applicable exchange ratio in the Merger.

It is the intent of the parties that the aggregate Merger Consideration, together with the shares of NM’s common stock to be issued to holders of the Company’s options upon their exercise, at the effective time of the Merger, will constitute approximately 45% of the shares of NM’s capital stock outstanding immediately after the Merger on a fully diluted basis, assuming the exercise of all outstanding NM options and warrants and settlement of certain contingent matters described in the Merger Agreement.

The board of directors of each of the Company and NM has recommended approval of the transaction by its shareholders. In addition, a special committee of the Company’s independent directors recommended approval of the Merger to the Company’s full board of directors. Mr. Jeffrey L. Schwartz (the Company’s chief executive officer and chairman of the board) and Mr. Andrew Stollman (the Company’s president), who hold an aggregate of 14.60 % of our outstanding shares, have agreed to vote in favor of the transaction pursuant to the terms of certain stockholder agreements between them and NM entered into on September 26, 2007. Pursuant to the terms of Mr. Schwartz’s agreement he may sell up to 1,223,270 shares between the date of the Merger Agreement and the date of the stockholder’s meeting to vote on the Merger. Similarly, stockholders of NM holding an aggregate of 29.60% of NM’s outstanding shares have agreed to vote in favor of the transaction pursuant to the terms of certain stockholder agreements entered into with the Company on September 26, 2007. Other than with respect to Mr. Schwartz’s right to sell certain of his shares, the provisions of all of the stockholder agreements are similar.

The consummation of the Merger is subject to the receipt of any necessary governmental consents or clearances, and other customary closing conditions, including approval by shareholders of both companies. Subject to satisfaction of all closing conditions, the Merger is expected to close by the end of 2007 or during the first quarter of 2008.

F-14

TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

11. Subsequent Events  – (continued)

The Merger Agreement further contains certain termination rights for both the Company and NM. If the Merger Agreement is terminated, it will be void, and there will be no liability or obligation of any party except that each party will remain liable for its willful and material breach of the Merger Agreement, and designated provisions of the Merger Agreement, including the confidential treatment of information and the allocation of fees and expenses, including, if applicable, the termination fees described below, will survive termination.

Upon termination, the terminating party will pay a $4 million termination fee to the other party if (i) the board of directors of the terminating party has, pursuant to the Merger Agreement, made an adverse recommendation and such party has timely elected to terminate the Merger Agreement; (ii) the board of directors of the terminating party has, pursuant to the Merger Agreement, made an adverse recommendation as a result of a development after September 26, 2007, and such party has additionally materially breached its obligations under the Merger Agreement by failing to call its stockholder meeting or prepare and mail the applicable Proxy Statement; or (iii) the terminating party has effected a change in recommendation other than in accordance with the provisions of the Merger Agreement or approved, recommended or entered into an agreement with respect to an “acquisition proposal” (as defined in the Merger Agreement) other than in accordance with the provisions of the Merger Agreement.

In addition, if (i) either party terminates the Merger Agreement because the stockholder vote required to approve the Merger has not been obtained upon a vote taken at the other party’s stockholders meeting and (ii) after March 26, 2007 and before the other party’s stockholders meeting an acquisition proposal is communicated to the other party, then such party will pay $1,000,000 of the termination fee within three business days following such termination; and if (iii) within twelve months of the date of the Merger Agreement termination, the other party or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any acquisition proposal, then such party will pay the remaining $3,000,000 of the termination fee upon the date of such execution or consummation.

Furthermore, if (i) either party terminates the Merger Agreement because the Merger is not consummated on or before January 14, 2008, or, in the event the joint Form S-4/Proxy Statement has not been declared effective on or before November 15, 2007, if either party terminates the Merger Agreement because the Merger has not been consummated on or before February 28, 2008, and (ii) before such termination there is an acquisition proposal with respect to a party, then the party receiving the acquisition proposal will pay $1,000,000 to the other party within three business days following such termination and if within twelve months of the date of the Merger Agreement termination, the party receiving the acquisition proposal or any of its subsidiaries executes any definitive agreement with respect to, or consummates, any acquisition proposal, then such party will pay the remaining $3,000,000 of the termination fee upon the date of such execution or consummation.

Upon completion of the Merger, Mr. Burton Katz, the current chief executive officer of NM will lead the combined company as chief executive officer and Mr. Stollman will serve as president. Mr. Schwartz will step down as chairman and a director of the Company. Furthermore, the employment agreement between the Company and Mr. Schwartz will be terminated and NM and Mr. Schwartz will enter into a consulting agreement with a two year term. In consideration for terminating his employment agreement, Mr. Schwartz will receive a lump sum payment of One Million Five Hundred Thousand Dollars ($1,500,000) upon the effective time of the Merger. The terms of Mr. Schwartz’s consulting agreement will call for him to provide NM with consulting services, in consideration for which he will be paid at least $200,000 per annum. In addition, Mr. Schwartz will receive health insurance and benefits similar to those he receives under his existing employment agreement with the Company.

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TRAFFIX, INC. AND SUBSIDIARIES
NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

11. Subsequent Events  – (continued)

The board of directors of the combined company following the Merger will initially consist of seven persons, with three persons designated by NM, two of whom will be independent directors, three persons designated by the Company, two of whom will be independent directors, and the chief executive officer of the combined company.

The terms of the Merger Agreement and the transactions contemplated by the Merger Agreement are qualified in their entirety by reference to the full text of the Merger Agreement, a copy of which is available as an attachment to the Company’s Form 8-K announcing the transaction, as filed on September 27, 2007. The Merger Agreement, as included in such Form 8-K, has been included to provide investors and security holders with information regarding its terms and conditions. It is not intended to provide any other factual information about NM. The Merger Agreement contains representations and warranties that the parties to the Merger Agreement made to and solely for the benefit of each other. The assertions embodied in such representations and warranties are qualified by information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Merger Agreement and are modified in important part by the underlying disclosure schedules. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

NM was the Company’s largest customer during the three and nine-month periods ended August 31, 2007, and accounted for 21.0% and 10.2% of revenues, respectively.

Third Quarter Dividend

On October 11, 2007, the Company’s Board of Directors declared a dividend of $0.08 per share on the outstanding shares of the Company’s common stock for the quarter ended August 31, 2007. Such dividend is payable on or about November 10, 2007 to holders of record of such shares at the close of business on November 1, 2007. In the event the Merger is consummated, the Company, as a wholly-owned subsidiary of NM, will terminate the issuance of its quarterly dividend. Even if the Merger is not consummated, the Company can give no assurance that its Board will declare any dividends in future fiscal periods. Any further declarations will depend upon the Company’s performance, the level of its then current and retained earnings, if any, available capital and projected capital requirements necessary for operations, and other pertinent factors. You should not rely on any prior approvals of the Company’s Board as an indicator of its intent to approve the declaration of any dividends in the future.

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